As filed with the U.S. Securities and Exchange Commission on November 12, 2026.

Registration No. 333-298907

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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LAUNCH TWO ACQUISITION CORP.*
Co-registrant is listed on the following page
(Exact name of registrant as specified in its charter)

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Cayman Islands	6770	98-1801568
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

180 Grand Avenue, Suite 1530
Oakland, CA 94612
Telephone: (510) 692-9600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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James J. McEntee
c/o Launch Two Acquisition Corp.
180 Grand Avenue, Suite 1530
Oakland, CA 94612
Telephone: (510) 692-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 Tel: (212) 370-1300	Rahul K. Patel Todd A. Hentges Celia A. Soehner Alexandra M. Good Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0060 Tel: (212) 309.6862

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

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The Registrant and Co-Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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*            Prior to the consummation of the Business Combination described in the proxy statement/prospectus forming part of this registration statement and subject to the approval of its shareholders, Launch Two Acquisition Corp. (“Launch Two”) intends to effect a deregistration under Launch Two’s amended and restated memorandum and articles of association and Part 12 of the Companies Act (Revised) of the Cayman Islands and a domestication under the applicable provisions of the General Corporation Law of the State of Delaware, pursuant to which Launch Two’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). After the Domestication, all securities being registered will be issued by the continuing entity following the Domestication, and existing shareholders of Launch Two will hold shares in a Delaware corporation rather than in a Cayman Islands company.

TABLE OF CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
NuCube Energy, Inc.	Delaware	4911	92-3935968

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(1)      The Co-registrant has the following principal executive offices:

NuCube Energy, Inc.

1684 Elk Creek Drive

Idaho Falls, Idaho 83404

(2)      The agent for service for the Co-registrant is:

National Registered Agents, Inc.

1209 Orange Street

Wilmington, Delaware 19801

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF LAUNCH TWO ACQUISITION CORP.
AND
PROSPECTUS FOR UP TO [    ] SHARES OF COMMON STOCK AND UP TO [    ] WARRANTS
OF LAUNCH TWO ACQUISITION CORP.

To the Shareholders of Launch Two Acquisition Corp.:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of Launch Two Acquisition Corp. (“Launch Two” or “SPAC”), which will be held at [    ] a.m., Eastern Time, on [    ], 2026. The board of directors of Launch Two (the “Launch Two Board”) has determined to convene and conduct the Extraordinary General Meeting in a virtual meeting format at www.cstproxy.com/[    ]. For the purposes of Launch Two’s Amended and Restated Memorandum and Articles of Association (the “Current Charter”), the Extraordinary General Meeting may also be attended physically, in person at [        ]. The accompanying proxy statement/prospectus includes instructions on how to access the Extraordinary General Meeting virtually and how to listen, participate and vote from home or any remote location with internet connectivity. You or your proxy holder will be able to attend and vote at the Extraordinary General Meeting by visiting www.cstproxy.com/[    ] and using a control number assigned by Continental Stock Transfer & Trust Company and printed on your proxy card. To register and receive access to the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of Launch Two will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

On June 25, 2026, Launch Two entered into a Business Combination Agreement (as amended by Amendment No. 1 thereto, dated as of October 19, 2026 (the “First Amendment”), and as it may be further amended or supplemented from time to time, the “Business Combination Agreement”, and the actions and transactions contemplated thereby, including, without limitation, the mergers and issuances of securities thereunder, the “Business Combination”) with NuCube Energy, Inc., a Delaware corporation (together with its successors, “NuCube” or the “Company”), Tesseract Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Launch Two (“Merger Sub”), James J. McEntee, in the capacity as the representative, from and after the effective time of the merger contemplated by the Business Combination Agreement (the “Effective Time”), for the former shareholders of Launch Two (other than the former securityholders of NuCube and their respective successors and assigns) (the “SPAC Representative”), and IdealabAZ, Inc., a Delaware corporation, in the capacity from and after the Effective Time as the representative of former NuCube securityholders entitled to receive certain earnout shares, if any such shares are issued after the Closing under the terms of the Business Combination Agreement, as further described below, and their respective successors and assignees in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”). A copy of the Business Combination Agreement, as amended, is attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2. You are being asked to vote on the Business Combination and certain other related matters.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, in connection with the consummation of the proposed Business Combination (the “Closing”, to occur on the “Closing Date”), among other things: (i) prior to the Effective Time, Launch Two shall de-register from the Register of Companies of the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation (the “Domestication”); and (ii) following the Domestication, at the Effective Time, Merger Sub will merge with and into NuCube (the “Merger”), with NuCube surviving such merger as a wholly-owned subsidiary of Launch Two (the “Surviving Entity”). It is proposed that, upon the Closing, Launch Two will change its name to “NuCube Holdings, Inc.” Launch Two, following the Domestication and the Effective Time, is referred to herein as the “Combined Company.”

The Business Combination Agreement provides that the total consideration to be delivered at the Closing to NuCube stockholders, including holders of Company options (the “NuCube Optionholders”) and holders of Company warrants (the “NuCube Warrant Holders”) in each case as of immediately prior to the Effective Time (collectively, the “Company Securityholders”), will consist of a number of Combined Company securities, including newly-issued shares of the Combined Company common stock, par value $0.0001 per share (“Combined Company Common Stock”), options to purchase the Combined Company Common Stock (the “Assumed Options”), and warrants to purchase the Combined Company Common Stock (the “Assumed Warrants”). The aggregate consideration payable to the Company Securityholders (the “Merger Consideration”) is equal to Five Hundred Million U.S. Dollars ($500,000,000), minus the excess, if any, of (i) NuCube’s expenses over (ii) the expense threshold set forth in the Business Combination Agreement (the “Purchase Price”), with each holder of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”) (each such holder, a “NuCube Stockholder”) receiving for each share of the Company Common Stock held, a number of shares of the Combined Company Common Stock equal to the quotient obtained by dividing (i) the Purchase Price divided by $10.82 (the “Reference Price”) over (ii) the Fully-Diluted Company Shares (the “Exchange Ratio”). The “Fully-Diluted Company Shares” means (a) the total number of issued and outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Preferred Conversion), plus (b) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to the conversion of Company SAFEs, plus (c) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to, the exercise of Company Options that are issued and outstanding as of immediately prior to the Effective Time, treating such outstanding Company Options as having been exercised in full (calculated on a “cashless” (i.e., net exercise) basis), plus (d) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to, the exercise of Company Warrants that are issued and outstanding as of immediately prior to the Effective Time, treating such Company Warrants as having been exercised in full (calculated on a “cashless” (i.e., net exercise) basis). “Preferred Conversion” means, on or prior to the Closing Date, the exchange or conversion of all of the issued and outstanding shares of preferred stock of NuCube for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) in accordance with the Company’s organizational documents.

The Business Combination Agreement also provides that NuCube Stockholders as of immediately prior to the Effective Time (the “Earnout Participants”) will be eligible to receive up to 12,575,000 shares of Combined Company Common Stock (the “Earnout Shares”), which will be issued into escrow at the Closing and released from escrow upon the occurrence of an Earnout Triggering Event, (as defined below) in each case in accordance with the terms of the Business Combination Agreement. The Earnout Shares will be released from escrow if, during the three-year period following the Closing (the “Earnout Period”) (i) the volume weighted average price (“VWAP”) of Launch Two Ordinary Shares equals or exceeds $18.00 per share for at least 20 trading days within any consecutive 30 trading day period (the “Share Price Target”) or (ii) the Combined Company undergoes a change of control transaction in which the implied per share consideration payable to holders of Combined Company Common Stock exceeds the Share Price Target ((i) or (ii), an “Earnout Triggering Event”), subject to adjustment as set forth in the Business Combination Agreement. If the Earnout Triggering Event is achieved, 50% of the Earnout Shares will be released 90 days following confirmation of the Earnout Triggering Event (including following the procedures for dispute resolution between the SPAC Representative and Seller Representative for such confirmation) (the “Earnout Determination Date”), and the remaining 50% of the Earnout Shares will be released 180 days after the Earnout Determination Date. If the Earnout Triggering Event is not achieved during the Earnout Period, the Earnout Shares will be forfeited to Launch Two and cancelled.

Pursuant to a support agreement (the “Sponsor Support Agreement”) entered into by Launch Two with Launch Two Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and NuCube contemporaneously with the execution of the Business Combination Agreement, the Sponsor has agreed, among other things, to (A) waive its anti-dilution rights with respect to the Class B Ordinary Shares, par value $0.0001 per share (“Class B Ordinary Shares” or, inclusive of any Class A Ordinary Shares (as defined below) into which the Class B Ordinary Shares are converted, the “Founder Shares”, and together with the Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), the “Ordinary Shares”) held by the Sponsor; and (B) vote all of the Ordinary Shares held by it in favor of (i) the Business Combination Agreement and the Business Combination and (ii) each other proposal included in this proxy statement/prospectus and against any competing transaction. In addition to the foregoing, the Sponsor Support Agreement prevents transfers of the securities of Launch Two held by the Sponsor between the date of the Sponsor Support Agreement and its termination, subject to certain limited exceptions. Additionally, the Sponsor agreed that to the extent Launch Two’s expenses less (i) any deferred underwriting fee payable to Cantor Fitzgerald & Co. (the “IPO Underwriter”), (ii) any fees payable to placement agents, investment banks, advisors, or arrangers in connection with Transaction Financings (as defined below) and (iii) 50% of all fees, costs and expenses paid or incurred by Launch Two in connection with or arising from the filing of this proxy statement/prospectus and submitting a Nasdaq (as defined below) listing application with respect to the shares of Launch Two’s common stock exceed $5,000,000, the Sponsor will immediately prior to the Closing irrevocably transfer to Launch Two, surrender and forfeit for no consideration a number of Founder Shares warrants to purchase shares of Launch Two which were issued in a private placement consummated in connection with Launch Two’s IPO (“Private Placement Warrants”) held by the Sponsor equal in value to such excess amount (with such shares warrants value based on the Reference Price).

“Transaction Financings” mean capital raising transactions in connection with the Business Combination structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into SPAC or NuCube, including, but not limited to, the AIDEA Investment (as defined below). On October 19, 2026, NuCube entered into a securities purchase agreement and a warrant agreement with the Alaska Industrial Development and Export Authority (“AIDEA”), pursuant to which AIDEA acquired 1,956,353 shares of Series A-4 preferred stock, par value $0.00001 per share (“Series A-4 Preferred Stock”) of NuCube, and warrants to purchase 978,176 shares of the Series A-4 Preferred Stock at an exercise price of $15.887 per share, for an aggregate investment of $25.0 million (the “AIDEA Investment”). “Nasdaq” means The Nasdaq Stock Market LLC.

Simultaneously with the execution of the Business Combination Agreement, Launch Two, the Sponsor, and the directors and officers of Launch Two entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated as of October 7, 2024 (the “Insider Letter”). Pursuant to the Insider Letter Amendment, the parties agreed, effective upon the Closing, to amend certain provisions of the Insider Letter to provide that the lock-up provisions applicable to the Founder Shares shall be amended such that the applicable lock-up period shall commence from the Closing and end on the date that is 180 days after the Closing Date (subject to early release on the earlier upon (x) the date on which the VWAP of the Combined Company Common Stock quoted on Nasdaq (or such other exchange on which the Combined Company Common Stock may then be listed) is greater than or equal to $12.50 for any 20 trading days within any 30 trading day period beginning after the Closing and (y) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock of SPAC, par value $0.001 per share for cash, securities, or other property), subject to certain customary transfer exceptions.

Immediately after the Closing, assuming that, after the October 2026 Redemptions, no additional Launch Two public shares (“Public Shares”) (each holder, a “Public Shareholder”) are redeemed prior to the Closing Date, and also taking into account the assumptions further described under the headings “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information” in the accompanying proxy statement/prospectus, it is anticipated that the former holders of Public Shares would own an interest of approximately 8.1% in the Combined Company, the Sponsor will own an interest of approximately 4.1% in the Combined Company, HCG Opportunity III, LLC (“HCG”) will own an interest of approximately 5.0% in the Combined Company, and NuCube Stockholders will own an interest of approximately 77.6% in the Combined Company. The NuCube Stockholders will collectively own a majority of the outstanding Combined Company Common Stock under both the “No Redemption” and “Maximum Redemption” scenarios as further described herein. No single stockholder (including members of NuCube’s management) is expected to individually hold a controlling interest in the Combined Company immediately following the Closing. If the actual facts immediately after the Closing are different from the foregoing assumptions, the percentage ownership information set forth above will also be different.

The units (“Units”) sold in Launch Two’s initial public offering (“IPO”), each consisting of one Public Share and one half of one redeemable warrant entitling the holder thereof to purchase one Class A Ordinary Share (“Public Warrants”), are traded on the Nasdaq under the symbols “LPBBU,” “LPBB” and “LPBBW,” respectively. On [        ], 2026, the closing sale prices of the Units, the Class A Ordinary Shares and the Public Warrants were $[    ], $[    ] and $[    ], respectively. In connection with the Merger, Launch Two intends to apply for the listing of shares of the Combined Company Common Stock and the Public Warrants of the Combined Company on a U.S. national securities exchange under the proposed symbols “NCUB” and “NCUBW”, respectively, to be effective at the Closing. There is no assurance that the Combined Company will be able to satisfy the listing criteria of the applicable national exchange at the Closing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. The Combined Company will not have units traded following the consummation of the Business Combination.

Only holders of record of Class A Ordinary Shares and Class B Ordinary Shares at the close of business on [        ], 2026, the record date for the Extraordinary General Meeting (the “Record Date”), are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments or postponements thereof.

Launch Two is, and immediately following the Business Combination, the Combined Company will be, an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the consummation of the Business Combination.

After careful consideration, the Launch Two Board has unanimously approved the Business Combination Agreement and the transactions comprising the proposed Business Combination and determined that each of the proposals to be presented at the Extraordinary General Meeting is fair, advisable and in the best interests of Launch Two and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the proposals.

The existence of financial and personal interests of Launch Two’s directors and officers and their affiliates may result in conflicts of interest, including a conflict between what may be in the best interests of Launch Two and its shareholders and what may be best for a director’s personal interests when determining to recommend that Launch Two shareholders vote for the proposals set forth in the accompanying proxy statement/prospectus (the “Proposals”). NuCube Stockholders, officers and directors also have interests in the Business Combination that are different from those of Launch Two’s shareholders. As a result, there may be actual or potential material conflicts of interest between, on the one hand, Launch Two’s sponsor and its affiliates, Launch Two directors and officers, and NuCube Stockholders, directors and officers, and, on the other hand, unaffiliated securityholders of Launch Two. See the sections entitled “The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors and Officers in the Business Combination”, “Beneficial Ownership of Securities” and “Questions and Answers About the Extraordinary General Meeting — What interests do NuCube directors and officers have in the Business Combination?” in the accompanying proxy statement/prospectus for a further discussion.

On June 25, 2026, the Sponsor entered into a securities purchase agreement (the “Sponsor Purchase Agreement”) with HCG pursuant to which HCG agreed to acquire, in exchange for certain value-add services and contributions, up to 2,875,000 Founder Shares and up to 2,250,000 Private Placement Warrants (the “HCG Transfer”). No cash consideration has been or will be paid by HCG to the Sponsor for such securities. The consummation of the HCG Transfer is subject to certain conditions, including the consummation of the Business Combination. Pursuant to the Sponsor Purchase Agreement, following the execution of the Business Combination Agreement, Thomas D. Hennessy was appointed as a director of Launch Two. In connection with Mr. Hennessy’s appointment, Launch Two entered into a director indemnification agreement with Mr. Hennessy and updated its directors’ and officers’ liability insurance policy to reflect such appointment. The parties also agreed, subject to certain exceptions, that any amendments, concessions, forfeitures, restrictions, transfers or other similar arrangements affecting the Founder Shares to be transferred to HCG or retained by the Sponsor, including any transfers to investors in a PIPE investment or in connection with any forward purchase agreement, non-redemption agreement or other similar financing arrangement in connection with the Business Combination, will affect HCG and the Sponsor equally on a pro rata basis. Accordingly, as of the date of this proxy statement/prospectus, upon the consummation of the transactions contemplated by the SRX Credit Agreement, the SCA Consulting Agreement and the October 2026 Non-Redemption Agreements (each as defined below), it is anticipated that HCG will be entitled to receive up to 2,550,000 Founder Shares, less 50% of the Founder Shares transferable by the Sponsor to the NRA Investors (as defined below) pursuant to the October 2026 Non-Redemption Agreements (in which case HCG would be entitled to receive 1,781,817 Founder Shares if all six monthly extensions under the October 2026 Extension (as defined below) are utilized), and 2,250,000 Private Placement Warrants upon the consummation of the HCG Transfer. For more information regarding the terms of the HCG Transfer, the SRX Credit Agreement, the SCA Consulting Agreement and the October 2026 Non-Redemption Agreements, see the sections entitled “Information about Launch Two,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Launch Two” and “Certain Relationships and Related Person Transactions — Launch Two.”

There are currently no specified circumstances or arrangements under which Launch Two securities currently held by the Sponsor or its affiliates could be transferred, or that could result in the forfeiture, surrender or cancellation of such securities, subject to certain permitted exceptions for pre-closing distributions or transfers of such securities (subject, as applicable, to contractual lock-up restrictions), except in connection with the HCG Transfer pursuant to the Sponsor Purchase Agreement, any potential default under the SRX Credit Agreement with SRX Global Inc. (“SRX”) and resulting foreclosure on the Pledged Collateral (as defined below), the SCA Consulting Agreement, the October 2026 Non-Redemption Agreements, and the possibility that, prior to the Closing, Launch Two securities held by the Sponsor may be distributed out of the Sponsor entity, provided, that it is possible that other pre-closing changes to Sponsor securities could occur in connection with Transaction Financings, should any such arrangements or transactions be identified and pursued in connection with the Business Combination. The “SCA Consulting Agreement” means the consulting services and share purchase agreement, dated as of August 17, 2026 (as amended on September 11, 2026), by and between the Sponsor and Strategic Capital Advisories (“SCA”), pursuant to which the Sponsor agreed to sell to SCA, concurrently with the Closing, 350,000 Founder Shares at a purchase price of $0.04 per share.

Because the Sponsor acquired the Founder Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing and will incur additional dilution upon any exercise of warrants held by the Sponsor. Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Launch Two’s directors and officers is contained in the accompanying proxy statement/prospectus, including in the sections entitled:

•        “Questions and Answers About the Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?”

•        “Risk Factors — Risks Related to the Business Combination and Launch Two — Since the Sponsor has interests that are different, or in addition to (and which may conflict with), the interests of our Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with NuCube is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our initial business combination is not completed by April 9, 2027 (or such other date as approved by the Launch Two shareholders).”

•        “The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors and Officers in the Business Combination.”

When Launch Two shareholders consider the Proposals presented in the accompanying proxy statement/prospectus, they should keep in mind that the Sponsor and its affiliates and Launch Two’s directors and officers have interests in the Business Combination that are different from or in addition to, and may conflict with, interests of unaffiliated holders of Launch Two shares. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to Launch Two shareholders rather than liquidating Launch Two. In such event, among other things, the value of certain interests of the Sponsor, its affiliates and Launch Two directors and officers would become worthless. Public Shareholders should take these interests into account when deciding whether to approve the Business Combination. These interests include, among other things, the fact:

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 5,750,000 Founder Shares held by the Sponsor (or any permitted distributees or transferees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. While the Founder Shares are not the same as the Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Class A Ordinary Shares, and may become worthless if Launch Two does not complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the aggregate value of the 5,750,000 Founder Shares owned by the Sponsor is estimated to be approximately $61.64 million, assuming the per share value of the Founder Shares is the same as the $10.72 closing price of the Class A Ordinary Shares on the Nasdaq on June 30, 2026;

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 4,500,000 Private Placement Warrants held by the Sponsor (or any permitted distributees or transferees thereof, as applicable) will expire worthless. The Sponsor purchased the Private Placement Warrants at an aggregate purchase price of $4,500,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private

Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 4,500,000 Private Placement Warrants held by the Sponsor is estimated to be approximately $1.04 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026. “Private Placement” means the private placement consummated simultaneously with the IPO in which Launch Two issued the Private Placement Warrants to the Sponsor and the IPO Underwriter;

•        that if the Business Combination is consummated, immediately after the Closing, the Sponsor (or, to the extent applicable, distributees of Founder Shares in the aggregate, if the Sponsor, in its discretion, determines to make such a distribution in accordance with the terms of the Sponsor governing documents) and HCG are anticipated to hold an aggregate of [•]% of the outstanding shares of the Combined Company Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 4,500,000 Private Placement Warrants;

•        that the Sponsor invested an aggregate of $4,525,000 (consisting of $25,000 for the 5,750,000 Founder Shares and $4,500,000 for the 4,500,000 Private Placement Warrants). At Closing, pursuant to the Sponsor Purchase Agreement, HCG is expected to acquire from the Sponsor, in exchange for certain value-add services and contributions and for no cash consideration, up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements, each as defined below) and 2,250,000 Private Placement Warrants. Accordingly, following the Business Combination, if consummated, the Sponsor and HCG may experience a positive rate of return on their respective investments in such securities, even if other Launch Two shareholders experience a negative rate of return on their investment. Based on the difference in the effective purchase price per share originally paid by the Sponsor for the Founder Shares and Private Placement Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and HCG may earn a positive rate of return even if the share price of the Combined Company Common Stock after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that, on June 25, 2026, the Sponsor entered into a sponsor transfer agreement with HCG, an affiliate of Hennessy (as defined below), pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

•        that, on August 17, 2026, Launch Two issued a Working Capital Promissory Note (the “Working Capital Note”) to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under a credit agreement, dated as of August 17, 2026, by and between the Sponsor and SRX (the “SRX Credit Agreement”). Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027 and Launch Two is forced to liquidate, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part;

•        that, in connection with the Sponsor’s obligations pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX (the “Pledged Collateral”). Of the Pledged Collateral, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale;

•        that if, prior to the Closing, the Sponsor provides additional working capital loans to Launch Two (none of which are outstanding as of the date of the accompanying proxy statement/prospectus), up to $1,500,000 of such working capital loans may be convertible into newly-issued Combined Company warrants with terms equivalent to existing Private Placement Warrants at the option of the Sponsor, provided, however, that such loans may not be repaid if no business combination is consummated and Launch Two is forced to liquidate;

•        that, in connection with the extension, approved by Launch Two’s shareholders at an extraordinary general meeting held on October 8, 2026 (the “Extension Meeting”), of the date by which Launch Two must consummate an initial business combination, on a monthly basis up to six times, from October 9, 2026 to April 9, 2027 (the “October 2026 Extension”), Launch Two and the Sponsor entered into non-redemption agreements (the “October 2026 Non-Redemption Agreements”) with certain Launch Two shareholders (the “NRA Investors”), pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests previously made with respect to) an aggregate of 4,481,851 Class A Ordinary Shares in connection with the Extension Meeting and to vote such shares in favor of the October 2026 Extension, and the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized, or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized. Accordingly, the longer it takes for Launch Two to consummate an initial business combination, the more Founder Shares that the Sponsor will be required to transfer to the NRA Investors, and the fewer Founder Shares that the Sponsor and HCG will retain upon the Closing;

•        that unless Launch Two consummates an initial business combination, it is possible that Launch Two’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of funds available to Launch Two not deposited in Launch Two’s Trust Account (as defined below) held for its Public Shareholders, (provided, however, that, as of the date of this proxy statement/prospectus, Launch Two’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Launch Two for reimbursement of such expenses). The “Trust Account” means the trust account established by Launch Two with the proceeds from the IPO pursuant to a trust agreement in accordance with the IPO final prospectus, dated as of October 7, 2024;

•        that if the Trust Account is liquidated, including in the event Launch Two is unable to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the Sponsor has agreed that it will be liable to Launch Two, if and to the extent any claims by a third party for services rendered or products sold to Launch Two or a prospective target business with which Launch Two has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement (except for Launch Two’s independent registered public accounting firm), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, net of taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Launch Two’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”);

•        that the Sponsor and Launch Two’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that, under the terms of an Administrative Services Agreement (as defined below) entered into at the time of the IPO, the Sponsor is entitled to $12,500 per month for office space, secretarial and administrative support services until the earlier of the completion of Launch Two’s initial business combination or its liquidation;

•        that Launch Two’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination closes and pursuant to the terms of the Business Combination Agreement; and

•        that Thomas Hennessy, Launch Two’s existing director, will become a member of the board of directors of the Combined Company after the Business Combination and as such, in the future, will receive any cash or equity compensation that the Combined Company’s Board determines to pay.

In addition, you should carefully consider the matters discussed under the heading entitled “Risk Factors” beginning on page 38 of the accompanying proxy statement/prospectus.

Consideration Received or to be Received, and Securities Issued or to be Issued, by or to the Sponsor

The Sponsor has received or may receive the following consideration from Launch Two prior to or in connection with the completion by Launch Two of an initial business combination in accordance with the terms of Launch Two’s governing documents (including upon the Closing of the proposed Business Combination with NuCube):

Interest in Securities	Other Consideration

On May 13, 2024, Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000 (or approximately $0.004 per share). At Closing, 5,750,000 shares of Combined Company Common Stock corresponding to such Founder Shares shall be issued as follows: the Sponsor (or its distributees, as applicable) will receive up to 2,700,000 shares, HCG (or its permitted transferees, as applicable) will receive up to 2,550,000 shares, SRX shall receive 150,000 shares, SCA will receive 350,000 shares, and the NRA Investors will receive an aggregate of 256,061 shares for each month past October 2026 (for up to six months) that Launch Two needs to consummate the Business Combination, or up to 1,536,366 shares total, with the shares so transferred to the NRA Investors reducing, in equal parts, the number of shares to be received by the Sponsor and by HCG.

On October 9, 2024, Sponsor purchased 4,500,000 Private Placement Warrants for an aggregate purchase price of $4,500,000 (or $1.00 per warrant). At Closing, each of the Sponsor and HCG (or their permitted distributees and transferees, as applicable) shall receive 2,250,000 warrants to purchase shares of Combined Company Common Stock corresponding to such Private Placement Warrants.

The Sponsor receives $12,500 per month for services pursuant to the Administrative Services Agreement, dated as of October 7, 2024 (the “Administrative Services Agreement”). As of June 30, 2026, approximately $225,000 has accrued or been paid under the Administrative Services Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

On June 25, 2026, the Sponsor entered into a sponsor transfer agreement with HCG, an affiliate of Hennessy, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

Interest in Securities	Other Consideration

If any working capital loans are issued by the Sponsor to Launch Two and remain unpaid prior to Closing, any portion of such unpaid loans (excluding up to $1,500,000 of such Sponsor working capital loans which may be converted at the Closing into newly-issued warrants to purchase shares of Combined Company Common Stock with terms equivalent to the Private Placement Warrants, if so converted, in the Sponsor’s discretion) would, if not so converted, be repaid (or converted) at the Closing; provided, however, that, as of the date of this proxy statement/prospectus, there are no such convertible working capital loans outstanding.

On August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations.

In connection with the Sponsor’s obligations to SRX pursuant to the SRX Credit Agreement, the Sponsor pledged the Pledged Collateral. Of such Pledged Collateral, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale.

Reimbursement for any unpaid out-of-pocket expenses related to identifying, investigating and completing an initial business combination (provided, however, that as of the date of this proxy statement/prospectus, there are no such expenses for which reimbursement at the Closing is expected).

Because the Sponsor acquired the Founder Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing and will incur additional dilution upon any exercise of the warrants held by the Sponsor. Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Launch Two’s directors and officers is contained in the accompanying proxy statement/prospectus, including in the sections entitled: “Questions and Answers About the Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?” and “The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination.”

The accompanying proxy statement/prospectus provides Launch Two shareholders with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. Launch Two urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety.

The accompanying proxy statement/prospectus may refer to important business and financial information about Launch Two reflected in documents Launch Two has filed or will file with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You may access these and other filings of Launch Two with the SEC, free of charge, by visiting the SEC’s website at www.sec.gov or by requesting them in writing or by telephone at the following address:

Launch Two Acquisition Corp.
180 Grand Avenue, Suite 1530
Oakland, California 94612
Tel: (510) 692-9600

You will not be charged for any of these documents that you request. Shareholders requesting documents should do so by [        ], 2026 in order to receive them before the Extraordinary General Meeting.

Your vote is very important. To ensure your representation at the Extraordinary General Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (either physically or virtually online) during the Extraordinary General Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

Very truly yours,

James J. McEntee

Chief Executive Officer and Chairman of the Board

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals and for the election of each of the directors proposed by Launch Two for election.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD CLASS A ORDINARY SHARES THROUGH UNITS, SEPARATE YOUR UNITS INTO THE UNDERLYING CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE DATE OF THE EXTRAORDINARY GENERAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING

PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination Agreement, the Business Combination or the transactions contemplated thereby, as described in the accompanying proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [        ], 2026, and is first being mailed to shareholders of Launch Two on or about [        ], 2026.

Launch Two Acquisition Corp.
180 Grand Avenue, Suite 1530
Oakland, California 94612

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
To Be Held On [        ], 2026 [    ] a.m. Eastern Time

[    ], 2026

TO THE SHAREHOLDERS OF LAUNCH TWO ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of Launch Two Acquisition Corp., a Cayman Islands exempted company (“Launch Two”), will be held virtually at [    ] a.m. Eastern Time on [    ], 2026. The Launch Two board of directors (the “Launch Two Board”) has determined to convene and conduct the Extraordinary General Meeting in a virtual meeting format at www.cstproxy.com/[__]. For the purposes of Launch Two’s Amended and Restated Memorandum and Articles of Association (the “Current Charter”), the Extraordinary General Meeting may also be attended physically, in person at [__]. The accompanying proxy statement/prospectus includes instructions on how to access the Extraordinary General Meeting virtually and how to listen, participate and vote from home or any remote location with internet connectivity. You or your proxy holder will be able to attend and vote at the Extraordinary General Meeting by visiting www.cstproxy.com/[    ] and using a control number assigned by Continental Stock Transfer & Trust Company. The Extraordinary General Meeting will be held for the purpose of considering and voting on the proposals (the “Proposals”) described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of Launch Two will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. At the Extraordinary General Meeting, Launch Two shareholders will be asked to:

(i)     The Business Combination Proposal (Proposal 1) — to consider and vote on a proposal to approve, by ordinary resolution, the Business Combination Agreement, dated as of June 25, 2026, as amended by Amendment No. 1 thereto, dated as of October 19, 2026 (as it may be further amended or supplemented from time to time, the “Business Combination Agreement” and the actions and transactions contemplated thereby, including, without limitation, the mergers and issuances of securities thereunder, the “Business Combination”), by and among Launch Two, NuCube Energy, Inc., a Delaware corporation (together with its successors, “NuCube” or the “Company”), and Tesseract Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Launch Two (“Merger Sub”). Launch Two, following the Domestication (as defined below) and the effective time of the merger, is referred to herein as the “Combined Company.” The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal (Proposal 1).” A copy of the Business Combination Agreement, as amended, is attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2.

(ii)    The Domestication Proposal (Proposal 2) — to consider and vote upon a proposal by special resolution of the holders of Launch Two’s Class B Ordinary Shares to (a) change the domicile of Launch Two pursuant to a deregistration and transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation (the “Domestication”); (b) adopt upon the Domestication taking effect, the certificate of incorporation (the “Interim Charter”) in the form appended to the accompanying proxy statement/prospectus as Annex B, in place of Launch Two’s Current Charter and which will remove or amend those provisions of Launch Two’s Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) file a Certificate of Corporate Domestication and the Interim Charter with the Secretary of State of Delaware, under which Launch Two will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. Only the holders of the Class B Ordinary Shares will carry the right to vote to continue Launch Two in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the adoption of organizational documents of Launch Two in such other jurisdiction). The Domestication Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Domestication Proposal (Proposal 2).”

The full text of the special resolution to be considered, and if thought fit, passed by the Launch Two Class B Shareholders is as follows:

“RESOLVED, as a special resolution, that (a) Launch Two Acquisition Corp. be de-registered as an exempted company in the Cayman Islands pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands and Article 48 of the amended and restated memorandum and articles of association of Launch Two Acquisition Corp. (the “Current Charter”) and be registered by way of continuation as a corporation in the State of Delaware, (b) conditional upon, and with effect from, the registration of Launch Two Acquisition Corp. as a corporation in the State of Delaware, the Interim Charter attached as Annex B to the proxy statement/prospectus in respect of the meeting (the “Interim Charter”), be adopted in place of the Current Charter, and (c) the Certificate of Corporate Domestication and the Interim Charter be approved for filing with the Secretary of State of Delaware.”

(iii)   The Charter Proposal (Proposal 3) — to consider and vote on a proposal to approve, by special resolution, the change of name of “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.” and the adoption of the amended and restated certificate of formation of the Combined Company (the “Proposed Charter”) in the form attached to the accompanying proxy statement/prospectus as Annex C, which will replace the Interim Charter and be effective as of the consummation of the proposed Business Combination (the “Closing”), concurrent with which the amended and restated bylaws of the Combined Company (the “Proposed Bylaws”) in the form attached to the accompanying proxy statement/prospectus as Annex D, will also be adopted. The Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Charter Proposal (Proposal 3).”

The full text of the special resolution to be considered, and if thought fit, passed by the Launch Two Class B Shareholders is as follows:

“RESOLVED, as a special resolution, that (a) Launch Two Acquisition Corp. be de-registered as an exempted company in the Cayman Islands pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands and Article 48 of the amended and restated memorandum and articles of association of Launch Two Acquisition Corp. (the “Current Charter”) and be registered by way of continuation as a corporation in the State of Delaware, (b) conditional upon, and with effect from, the registration of Launch Two Acquisition Corp. as a corporation in the State of Delaware, the Interim Charter attached as Annex B to the proxy statement/prospectus in respect of the meeting (the “Interim Charter”), be adopted in place of the Current Charter, and (c) the Certificate of Corporate Domestication and the Interim Charter be approved for filing with the Secretary of State of Delaware.”

(iv-ix)   The Advisory Organizational Documents Proposals (Proposal 4) — to consider and vote on six (6) separate non-binding advisory proposals to approve, by ordinary resolution, material differences between the Current Charter in effect prior to the Domestication and the terms and provisions to be set forth in the Proposed Organizational Documents of the Combined Company upon completion of the Business Combination in accordance with the requirements of the SEC, specifically:

•        Proposal 4A — Authorized Shares:    Under the Proposed Organizational Documents, the Combined Company would be authorized to issue 250,000,000 shares of the shares of common stock of the Combined Company (“Combined Company Common Stock”) and 10,000,000 shares of designated preferred stock of the Combined Company (“Combined Company Preferred Stock”), each par value $0.0001 per share.

•        Proposal 4B — Exclusive Forum Provision:    The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint assert a cause of action arising under the Securities Act.

•        Proposal 4C — Adoption of Majority Vote Requirement:    The Proposed Organizational Documents would require the Proposed Bylaws may be amended by the Combined Company Board or by the stockholders by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote on such amendment, voting as a single class, and that any amendment to the Proposed Charter will generally require the affirmative vote of at least a majority of the Combined Company’s then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

•        Proposal 4D — Removal of Directors:    The Proposed Organizational Documents would permit the removal of a director only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class, subject to the rights, if any, of any series of Combined Company Preferred Stock.

•        Proposal 4E — Action by Written Consent of Stockholders:    The Proposed Organizational Documents would require stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•        Proposal 4F — Other Changes in Connection with Adoption of the Proposed Organizational Documents:    The Proposed Organizational Documents would (1) change the corporate name from “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.”, (2) make the Combined Company’s corporate existence perpetual, and (3) remove certain provisions related to the Combined Company’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The Advisory Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Advisory Organizational Documents Proposals (Proposals 4A – 4F).”

(x)    The Incentive Plan Proposal (Proposal 5) — to consider and vote on a proposal to approve, by ordinary resolution, the NuCube Energy, Inc. 2026 Equity Incentive Plan (the “Incentive Plan”) in the form attached to the accompanying proxy statement/prospectus as Annex E, which, if approved by Launch Two shareholders and adopted by the Combined Company, will be available to the Combined Company on a go-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Incentive Plan Proposal (Proposal 5).”

(xi)     The Nasdaq Proposal (Proposal 6) — to consider and vote on a proposal to approve, by ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635 of The Nasdaq Stock Market LLC (the “Nasdaq”), the issuance of Combined Company Common Stock and units of the Combined Company issued in connection with the Business Combination and the additional shares of Combined Company Common Stock that will, upon Closing, be reserved for issuance (i) upon conversion of any Working Capital Loans (as defined below), (ii) in connection with any Transaction Financing (as defined below), and (iii) pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under the Nasdaq Rule 5635. The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Nasdaq Proposal (Proposal 6).” “Working Capital Loans” means funds, if any, that, in order to provide working capital or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Launch Two Sponsor LLC, a Delaware limited liability company (the “Sponsor”), or certain of Launch Two’s directors and officers may, but are not obligated to, loan to Launch Two, if any. “Transaction Financing” means, a capital raising transaction in connection with the Transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into Launch Two or NuCube, including, but not limited to, the AIDEA Investment (as defined below). On October 19, 2026, NuCube entered into a securities purchase agreement and a warrant agreement with the Alaska Industrial Development and Export Authority (“AIDEA”), pursuant to which AIDEA acquired 1,956,353 shares of Series A-4 preferred stock, par value $0.00001 per share (“Series A-4 Preferred Stock”) of NuCube, and warrants to purchase 978,176 shares of Series A-4 Preferred Stock at an exercise price of $15.887 per share, for an aggregate investment of $25.0 million (the “AIDEA Investment”).

(xii)    The Director Election Proposal (Proposal 7) — to consider and vote on a proposal, by ordinary resolution, to approve the election of seven (7) directors, effective upon the Closing, to serve on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until such directors’ earlier death, resignation or removal. The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal (Proposal 7).”

(xiii)     The Insider Letter Amendment Proposal (Proposal 8) — to consider and vote on a proposal to approve, by ordinary resolution, amendments (the “Insider Letter Amendment”) to the letter agreement, dated as of October 7, 2024, between Launch Two, the Sponsor and the other parties thereto (the “Insider Letter”), to revise the lock-up period applicable to the Class B Ordinary Shares (as defined below) held by the Sponsor (inclusive of any Class A Ordinary Shares into which such Class B Ordinary Shares have been converted, the “Founder Shares”) set forth in the Insider Letter. The Insider Letter Amendment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Insider Letter Amendment Proposal (Proposal 8).” A copy of the Insider Letter Amendment is attached to the accompanying proxy statement/prospectus as Annex F.

(xiv)     The Adjournment Proposal (Proposal 9) — to consider and vote on a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the chairman of the Extraordinary General Meeting. The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal (Proposal 9).”

The proposals being submitted for a vote at the Extraordinary General Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A-1, a copy of the Business Combination Agreement. Launch Two urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

After careful consideration, the Launch Two Board has unanimously approved the Business Combination Agreement and the transactions comprising the Business Combination and determined that each of the proposals to be presented at the Extraordinary General Meeting is fair, advisable and in the best interests of Launch Two and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of Launch Two’s directors and officers and their affiliates may result in conflicts of interest, including a conflict between what may be in the best interests of Launch Two and its shareholders and what may be best for a director’s personal interests when determining to recommend that Launch Two shareholders vote for the proposals set forth in the accompanying proxy statement/prospectus (the “Proposals”). NuCube Stockholders, officers and directors also have interests in the Business Combination that are different from those of Launch Two’s shareholders. As a result, there may be actual or potential material conflicts of interest between, on the one hand, Launch Two’s sponsor and its affiliates, Launch Two directors and officers, and NuCube Stockholders, directors and officers, and, on the other hand, unaffiliated securityholders of Launch Two. See the sections entitled “The Business Combination Proposal (Proposal 1) — Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination”, “Beneficial Ownership of Securities” and “Questions and Answers About the Extraordinary General Meeting — What interests do NuCube directors and officers have in the Business Combination?” in the accompanying proxy statement/prospectus for a further discussion.

The Record Date for the Extraordinary General Meeting is [        ], 2026 (the “Record Date”). Only holders of record of the Class A Ordinary Shares, par value $0.0001 per share, of Launch Two (the “Class A Ordinary Shares”), and the Class B Ordinary Shares, par value $0.0001 per share, of Launch Two (the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Ordinary Shares”) at the close of business on the Record Date are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

Pursuant to the Current Charter, holders (“Public Shareholders”) of Class A Ordinary Shares underlying the Units (the “Units”) issued in Launch Two’s initial public offering (the “IPO”) may elect to have Launch Two redeem, in connection with any vote on a proposed Business Combination, the Class A Ordinary Shares then held by them for cash equal to a pro rata portion of the aggregate amount on deposit in the trust account (the “Trust Account”) established at the time of the IPO as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable) (in accordance with Launch Two’s Current Charter and final prospectus dated as of October 8, 2024, in connection with the IPO), divided by the number of then issued Public Shares, subject to the limitations described in the accompanying proxy statement/prospectus. As of October 8, 2026, after giving effect to the redemption of 18,322,071 Public Shares in connection with the Extension Meeting (as defined below), based on funds in the Trust Account of approximately $50.7 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.84 per share. Public Shareholders are not required to attend or vote at the Extraordinary General Meeting in order to elect to have Launch Two redeem their Public Shares for cash. This means that Public Shareholders who hold Public Shares on or before [    ], 2026 (two (2) business days before the Extraordinary General Meeting) will be eligible to elect to have their Public Shares redeemed for cash in connection with the Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Extraordinary General Meeting. A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from electing to have shares redeemed without Launch Two’s prior consent if, in the aggregate, such shareholder’s shares or, if part of such a group, the group’s shares, for which redemption is sought exceeds 15% of the Ordinary Shares included in the Units (including overallotment securities sold to Launch Two’s underwriters in connection with the IPO). Holders of Launch Two’s outstanding warrants that were included in as part of each Unit, entitled the holder thereof to purchase one Class A Ordinary Share at a purchase price of $11.50 per share (“Public Warrants”) and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Class A Ordinary Shares and Launch Two Public Warrants prior to exercising redemption rights with respect to Public Shares. Holders of Units do not need to separate their Units into the underlying Class A Ordinary Shares and Launch Two Public Warrant prior to voting such underlying Class A Ordinary Share at the Extraordinary General Meeting if they do not wish to exercise redemption rights.

In order to exercise redemption rights, holders of Public Shares must:

•        prior to 5:00 p.m. Eastern Time on [    ], 2026 (two (2) business days before the Extraordinary General Meeting), tender shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that such Public Shares be redeemed for cash to Continental Stock Transfer & Trust Company, Launch Two’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Ordinary Shares; and

•        deliver your Public Shares either physically or electronically through DTC to Launch Two’s transfer agent at least two (2) business days before the Extraordinary General Meeting. Public Shareholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Launch Two’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Launch Two does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their Public Shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Launch Two’s consent, until the consummation of to the Business Combination, or such other date and time as may be determined by the Launch Two Board in its sole discretion. If you delivered your shares for redemption to Launch Two’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Launch Two’s transfer agent return the shares (physically or electronically). You may make such a request by contacting Launch Two’s transfer agent at the phone number or address listed above. See the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

The Sponsor has agreed to waive its redemption rights with respect to any shares of Launch Two Class A common stock, after giving effect to the Domestication (“Launch Two Class A Common Stock”) it may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per share reference price for Public Shares in connection with the consummation of the Business Combination. Currently, the Sponsor beneficially owns approximately 55.1% of the issued and outstanding Launch Two Class A Common Stock, after giving effect to the Domestication and the anticipated conversion of the remaining share of Class B common stock (after giving effect to the Domestication) (“Launch Two Class B Common Stock”) to shares of Class A Common Stock at a one-to-one ratio. The Sponsor has waived its anti-dilution rights that would otherwise allow the Sponsor to maintain ownership of 20.0% of the Combined Company, but without accounting for any potential distributions or transfers of Founder Shares that may occur in connection with the Business Combination, if any. The Sponsor has agreed to vote any Ordinary Shares owned by it on the Record Date in favor of the Business Combination and the other Proposals.

Your vote is very important, regardless of the number of Launch Two Class A Ordinary Shares that you own. The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, the Insider Letter Amendment Proposal, and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a simple majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Domestication Proposal requires a special resolution of the Launch Two Class B Shareholders under the Current Charter and Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the Launch Two Class B Shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Charter Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding Ordinary Shares, who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

If the Business Combination Proposal is not approved, the Charter Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal will not be presented to the Launch Two shareholders for a vote. The approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal are preconditions to the consummation of the Business Combination.

The Launch Two Board has adopted and approved the Business Combination Agreement and recommends that Launch Two shareholders vote “FOR” all of the Proposals presented to Launch Two shareholders at the Extraordinary General Meeting. In arriving at its recommendations, the Launch Two Board carefully considered a number of factors described in the accompanying proxy statement/prospectus. When you consider the recommendation of the Launch Two Board, you should keep in mind that directors and officers of Launch Two have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, rather than liquidating Launch Two, the Sponsor will benefit from the Business Combination and may be incentivized to complete the Business Combination, even if the transaction is unfavorable to Launch Two shareholders. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination” for a further discussion of these considerations. The Sponsor did not receive any report, opinion or appraisal from an outside party or an unaffiliated representative materially relating to (i) its determination that the Business Combination is advisable and in the best interests of Launch Two and the Launch Two shareholders, (ii) its approval of the Business Combination, (iii) the consideration or the fairness of the consideration to be offered to the NuCube Stockholders in the Business Combination or (iv) the fairness of the Business Combination to Launch Two, the Launch Two shareholders or the Sponsor. The Launch Two Board, however, received an opinion from Houlihan Capital, LLC (“Houlihan Capital”), Launch Two’s financial advisor, as to, among other things, the fairness, from a financial point of view, of the consideration to be issued or paid in the Business Combination to Launch Two and its shareholders. For additional information regarding Houlihan Capital’s opinion, see “The Business Combination Proposal — Opinion of Houlihan Capital, LLC.”

All Launch Two shareholders are cordially invited to virtually attend the Extraordinary General Meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting (or any adjournment or postponement thereof). To ensure your representation at the Extraordinary General Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee on how to vote your shares or, if you wish to virtually attend the Extraordinary General Meeting and vote, obtain a proxy from your broker, bank or other nominee.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Extraordinary General Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please contact Advantage Proxy, Inc., our proxy solicitor, using the contact information provided in the enclosed proxy statement/prospectus.

Very truly yours,

James J. McEntee
Chief Executive Officer and Chairman of the Board

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS ENTITLED “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT

This document, which forms part of the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), constitutes a prospectus of Launch Two under the Securities Act of 1933, as amended (the “Securities Act”), with respect to securities to be issued by the Combined Company in connection with the proposed Business Combination. This document also constitutes a notice of a meeting and a proxy statement of Launch Two under Section 14(a) of the Exchange Act with respect to the Extraordinary General Meeting at which Launch Two shareholders will be asked to consider and vote on a proposal to approve the Business Combination by approving and adopting the Business Combination Agreement, among other matters.

This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date on the cover hereof, or the date referenced herein, as applicable. Neither the mailing of this proxy statement/prospectus to Launch Two shareholders nor the issuance by the Combined Company of its securities in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Launch Two and its business, operations, management and other matters has been provided by Launch Two and its representatives and information contained in this proxy statement/prospectus regarding NuCube and its business, operations, management and other matters has been provided by NuCube and its representatives.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, please contact Launch Two’s proxy solicitor listed below. You will not be charged for any of the documents that you request.

In order for you to receive the timely delivery of the documents in advance of the Extraordinary General Meeting to be held on [    ], 2026, you must request the information by [    ], 2026.

You may also obtain additional information about Launch Two from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 340 of the accompanying proxy statement/prospectus.

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TRADEMARKS AND TRADE NAMES

This proxy statement/prospectus includes trademarks of NuCube such as “NuCube” and “NuSun”, and others, which are protected under applicable intellectual property laws and are the property of NuCube. This proxy statement/prospectus also includes other trademarks, trade names, service marks and trade names that are the property of their respective owners, and we do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but such references are not intended to indicate, in any way, that Launch Two, the Combined Company or NuCube do not assert, to the fullest extent under applicable law, their respective rights, or the right of the applicable licensor to these trademarks, service marks and trade names.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes estimates, industry position, forecasts, market size growth and information that Launch Two and NuCube obtained or derived from internal company reports, independent third-party reports and publications, surveys and studies by third parties. Some data are also based on good faith estimates, which are derived from internal company research or analyses, or review of internal company reports as well as the independent sources referred to above. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which NuCube operates, and the Combined Company will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts, industry information or estimates from independent third parties, Launch Two and NuCube. Although both Launch Two and NuCube believe that third-party information on which the companies have based estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and is, in any event, subject to change and has not been independently verified. Launch Two and NuCube are responsible for the disclosure contained in this proxy statement/prospectus.

Websites

Website addresses referenced in this proxy statement/prospectus are inactive textual references only, and the content on the referenced websites specifically does not constitute a part of this proxy statement/prospectus and is not incorporated by reference herein.

FREQUENTLY USED TERMS

In this document:

“80% Test” means the requirement in the Current Charter (as defined below) and Nasdaq Rules (as defined below) that any merger, amalgamation, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination involving Launch Two and one or more businesses or entities must together have a fair market value of at least 80% of fair market value of the assets held in the Trust Account (as defined below), excluding taxes payable on the income earned on the Trust Account, and deferred underwriting commissions payable to the underwriters in connection with the IPO at the time of the signing of the definitive agreement governing the terms of such business combination.

“2024 SPAC Rules” means the final rules issued by the SEC on January 24, 2024 and effective as of July 1, 2024.

“AIDEA” means the Alaska Industrial Development and Export Authority.

“AIDEA Investment” means the transactions contemplated by that certain securities purchase agreement and warrant agreement, each dated as of October 19, 2026, by and between NuCube and AIDEA, pursuant to which AIDEA acquired 1,956,353 shares of Series A-4 Preferred Stock and warrants to purchase 978,176 shares of Series A-4 Preferred Stock at an exercise price of $15.887 per share for an aggregate investment of $25.0 million.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of October 7, 2024, between Launch Two and the Sponsor, pursuant to which Launch Two agreed to pay the Sponsor a total of $12,500 per month for office space, administrative and shared personnel support services.

“Amended and Restated Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into effective as of the Closing among Launch Two, the Sponsor, and certain NuCube Stockholders.

“Ancillary Documents” means each agreement, instrument or document attached to the Business Combination Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement.

“Assumed Options” means the options to purchase shares of the Combined Company Common Stock issued at the Closing to NuCube Optionholders in exchange for NuCube options pursuant to the terms of the Business Combination Agreement.

“Business Combination” means all of the transactions associated with the proposed business combination between Launch Two and NuCube, including as contemplated by the terms of the Business Combination Agreement, the Ancillary Documents and other actions and transactions associated with the Domestication, the Merger and other transactions described therein, including, without limitation, the issuances of Combined Company securities as Merger Consideration in connection therewith.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 25, 2026, as amended by the First Amendment and as it may be further amended or supplemented from time to time, between Launch Two, NuCube and Merger Sub.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or George Town, Cayman Islands, are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York or George Town, Cayman Islands (as the case may be) are generally open for use by customers on such day.

“Cantor” means Cantor Fitzgerald & Co., Launch Two’s IPO underwriter.

“Cantor Private Placement Warrants Purchase Agreement” means the Private Placement Warrants Purchase Agreement, dated as of October 7, 2024, between Launch Two and Cantor, pursuant to which Cantor purchased 2,575,000 Private Placement Warrants in the Private Placement.

“CEO Employment Agreement” means the Employment Agreement, by and between NuCube and Cristian Rabiti, Chief Executive Officer of NuCube, dated as of June 25, 2026, which shall become effective as of the Closing of the Business Combination.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Launch Two following the Domestication.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of Launch Two following the Domestication.

“Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Launch Two.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Launch Two.

“Closing” means the consummation of the Business Combination in accordance with the terms of the Business Combination Agreement.

“Closing Date” means the date of the Closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Combination Period” means the period from date of consummation of Launch Two’s IPO to April 9, 2027, which is the period of time which Launch Two has to consummate an initial business combination, unless such time period is further extended by an amendment to the Current Charter.

“Combined Company” means Launch Two, following the Closing, the name of which shall be “NuCube Holdings, Inc.”

“Combined Company Board” means the board of directors of Combined Company immediately after the Closing.

“Combined Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Combined Company.

“Combined Company Preferred Stock” means the shares of common stock, par value $0.0001 per share, of the Combined Company.

“Combined Company Public Warrants” means the Public Warrants following the Closing.

“Combined Company Private Warrants” means the Private Placement Warrants following the Closing.

“Combined Company Units” means units of the Combined Company.

“Combined Company Warrants” means (i) Combined Company Public Warrants and (ii) Combined Company Private Warrants.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Company” means NuCube.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Current Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Equity Plan” means the NuCube Energy, Inc. 2023 Equity Incentive Plan.

“Company Options” or “NuCube Options” means the options to purchase Company Common Stock that were granted pursuant to the Company Equity Plan.

“Company SAFEs” means securities of the Company representing the right to receive a certain number of shares of Company Common Stock, upon the occurrence of particular events specified in the underlying Contract.

“Company Securities” means, collectively, the Company Common Stock, the Company Options, the Company Warrants, and any other Company convertible securities of the Company.

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“Company Stock” means, collectively, the Company Common Stock, the Pre-Seed 1 Preferred Stock, Series Seed Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, and the Series A-4 Preferred Stock.

“Company Support Agreements” means the support agreements entered into by Launch Two, NuCube and certain NuCube Stockholders simultaneously with the execution of the Business Combination Agreement.

“Company Warrant” means a warrant to purchase Company Stock.

“Conversion” means the issuance by Launch Two, on September 30, 2026, of an aggregate of 5,749,999 Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of Class B Ordinary Shares held by the Sponsor, following which one Class B Ordinary Share remained issued and outstanding.

“CST” means Continental Stock Transfer & Trust Company, a New York corporation.

“Current Charter” means Launch Two’s Amended and Restated Memorandum and Articles of Association as currently in effect or in effect from time to time.

“DGCL” means the General Corporation Law of the State of Delaware (as amended).

“Domestication” means the deregistration and transfer by way of continuation of Launch Two out of the Cayman Islands and into the State of Delaware, pursuant to Part 12 of the Companies Act and the applicable provisions of the DGCL, following which Launch Two will be re-domiciled as, and become, a Delaware corporation.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s Deposit Withdrawal At Custodian.

“Earnout Determination Date” means the date that is 90 days following the date on which the Earnout Triggering Event is confirmed in accordance with the procedures for dispute resolution between SPAC Representative and Seller Representative.

“Earnout Participants” means NuCube Stockholders as of immediately prior to the Effective Time who are entitled to receive the Earnout Shares, in each case in accordance with the terms of the Business Combination Agreement.

“Earnout Period” means the three-year period following the Closing Date.

“Earnout Shares” means the 12,575,000 shares of Combined Company Common Stock issued into escrow at Closing and subject to release upon the occurrence of an Earnout Triggering Event, as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or similar transactions occurring after the Closing.

“Earnout Triggering Event” means either (i) the achievement of the Share Price Target during the Earnout Period or (ii) the occurrence during the Earnout Period of a Change of Control transaction in which the implied per share consideration payable to holders of Combined Company Common Stock exceeds the Share Price Target.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the result of (i) the Purchase Price divided by the Reference Price over (ii) the Fully-Diluted Company Shares.

“Extension” means an action to extend, in accordance with Launch Two’s Current Charter and the IPO Prospectus, the deadline by which Launch Two must complete its initial business combination.

“Extension Amendment” means the amendment to the Current Charter approved by Launch Two’s shareholders at the Extension Meeting to effect the October 2026 Extension.

“Extension Meeting” means the extraordinary general meeting in lieu of an annual general meeting of Launch Two’s shareholders held on October 8, 2026.

“Expenses” means, with respect to a Party, all of such Party’s reasonable and documented third-party, out of pocket fees, costs and expenses, including all such fees, costs and expenses with respect to counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its respective affiliates, exchange listings, SEC filings, compliance with the Hart Scott Rodino Antitrust Improvement Act of 1976, the Transaction Financing and obtaining the Launch Two D&O Tail Insurance or NuCube D&O Tail Insurance, as applicable, incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of the Business Combination Agreement or any ancillary document related thereto and all other matters related to the consummation of the Transactions. With respect to Launch Two, Expenses shall include (in each case without duplication) any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Indebtedness of Launch Two, any guarantee or endorsement by Launch Two of any Indebtedness, Liability, or obligation of any Person, any capital expenditures of Launch Two, the costs, expenses and/or compensation of any service providers to Launch Two, and any costs and expenses (such expenses, “Extension Expenses”) necessary for an Extension (including any of the foregoing incurred by Sponsor or its affiliates or Launch Two’s directors or officers, in each case on behalf of the Launch Two and for which Launch Two is or may become liable).

“Extraordinary General Meeting” means the Extraordinary General meeting of the shareholders of Launch Two, to be held virtually at [    ] a.m., Eastern Time on [    ], 2026, and, for purposes of the Current Charter, in person at [    ].

“Fairness Opinion” means the opinion dated June 18, 2026, rendered by Houlihan Capital, LLC (“Houlihan Capital”) for the Launch Two Board regarding the consideration to be issued or paid in the Transaction is fair, from a financial point of view to Launch Two and the Launch Two shareholders and the satisfaction of the 80% Test.

“First Amendment” means Amendment No. 1 to the Business Combination Agreement, dated as of October 19, 2026, by and among Launch Two, NuCube and Merger Sub.

“Founder Shares” means the Class B Ordinary Shares initially purchased by the Sponsor in a private placement consummated prior to the IPO, including any Class A Ordinary Shares into which the Class B Ordinary Shares are converted, and following the Domestication and the Closing, the shares of Combined Company Common Stock for which such Founder Shares are exchanged.

“FINRA” means the Financial Industry Regulatory Authority (and any successor thereto, as applicable).

“Fully-Diluted Company Shares” means, without duplication, (a) the total number of issued and outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Preferred Conversion), plus (b) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to the conversion of Company SAFEs, plus (c) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to, the exercise of Company Options that are issued and outstanding as of immediately prior to the Effective Time, treating such outstanding Company Options as having been exercised in full (calculated on a “cashless” (i.e., net exercise) basis), plus (d) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to, the exercise of Company Warrants that are issued and outstanding as of immediately prior to the Effective Time, treating such Company Warrants as having been exercised in full (calculated on a “cashless” (i.e., net exercise) basis).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“HCG” means HCG Opportunity III, LLC.

“HCG Transfer” means the acquisition by HCG from the Sponsor, pursuant to and subject to the conditions set forth in the Sponsor Purchase Agreement (including the consummation of the Business Combination), of up to 2,875,000 Founder Shares and up to 2,250,000 Private Placement Warrants, as such number of Founder Shares is reduced in connection with the SRX Credit Agreement, the SCA Consulting Agreement and the October 2026 Non-Redemption Agreements as described in this proxy statement/prospectus.

“Hennessy” means Hennessy Capital Group, LLC, an affiliate of HCG, and of which Thomas Hennessy serves as President.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the NuCube Energy, Inc. 2026 Equity Incentive Plan, in the form included as Annex E to this proxy statement/prospectus.

“Initial Shareholders” means the holders of Ordinary Shares of Launch Two immediately prior to the consummation of the Business Combination, including Launch Two Sponsor LLC, any directors, officers, advisors and other affiliates of Launch Two holding founder shares or other equity interests in Launch Two prior to the Business Combination (including any such persons or entities that acquired founder shares or similar equity interests in connection with their role as a sponsor, advisor or investor in Launch Two).

“Insider Letter” means that certain letter agreement, dated as of October 7, 2024, by and among Launch Two, Sponsor, and the officers and directors of Launch Two.

“Insider Letter Amendment” means the amendment to the Insider Letter contained in the form of Insider Letter Amendment attached as Annex F to this proxy statement/prospectus.

“Interim Charter” means the certificate of incorporation of Launch Two in the form included as Annex B to this proxy statement/prospectus upon the Domestication taking effect in place of the Current Charter and which will remove or amend those provisions of the Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication.

“Interim Period” means the period between the date of execution of the Business Combination Agreement and the Closing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” or “Initial Public Offering” means the initial public offering of Launch Two’s units issued (including overallotment) consisting of one Class A Ordinary Share and one-half of one Public Unit pursuant to the IPO Prospectus.

“IPO Promissory Note” means that certain unsecured promissory note in the principal amount of up to $300,000 issued to the Sponsor on May 13, 2024.

“IPO Prospectus” means the final prospectus of Launch Two, dated as of October 7, 2024, and filed with the SEC on October 8, 2024 (File No. 333-280965).

“IPO Underwriter” means Cantor, in its capacity as the underwriter for the IPO.

“ISU” means Idaho State University.

“Launch Two Board” means the board of directors of Launch Two.

“Launch Two Class B Shareholders” means the holders of the Class B Ordinary Shares.

“Launch Two Common Stock” means, following the Domestication, the common stock, par value $0.0001 per share, of Launch Two.

“Launch Two Securities” means the Units, the Ordinary Shares, the Preference Shares and the Warrants, collectively.

“Launch Two Warrant Agreement” means the warrant agreement, dated as of October 7, 2024, by and between Launch Two and CST, in its capacity as warrant agent.

“Launch Two” means Launch Two Acquisition Corp., a Cayman Islands exempted company.

“Lock-Up Agreements” means the lock-up agreements entered into simultaneously with the execution of the Business Combination Agreement among Launch Two and certain stockholders of NuCube, pursuant to which such NuCube Stockholders agreed to certain transfer and other restrictions applicable to the shares of Combined Company Common Stock they will receive in the Merger for a period of time after the Closing.

“Lock-Up Holders” means parties subject to the Lock-Up Agreements.

“Lock-Up Shares” means shares subject to the Lock-Up Agreements.

“Meeting Redemptions” means the redemption, in connection with the Extension Meeting, of 18,322,071 Public Shares at a redemption price of approximately $10.84 per share, for an aggregate redemption amount of approximately $198.6 million.

“Merger” means the merger, in accordance with the terms of the Business Combination Agreement, of Merger Sub with and into NuCube, with NuCube continuing as a wholly-owned subsidiary of Launch Two.

“Merger Sub” means Tesseract Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Launch Two.

“Merger Consideration” means the aggregate consideration to be paid to Company securityholders as of the Effective Time pursuant to the Merger which shall consist of newly-issued securities of Launch Two determined as follows: (i) each NuCube Stockholder receiving, for each share of Company Common Stock then held (after giving effect to the Preferred Conversion), a number of shares of Combined Company Common Stock equal to the Exchange Ratio, (ii) each holder of NuCube Options receiving for such holder’s NuCube Options then held, Assumed Options, and (iii) each holder of NuCube Warrants receiving for such holder’s Company Warrants then held, the Assumed Warrants.

“Minimum Cash Condition” means the sum of (i) the aggregate cash proceeds available for release from the Trust Account (after giving effect to the completion and payment of the Redemption and payment of Launch Two’s, Merger Sub’s and the Company’s Expenses), plus (ii) the aggregate amount of any Transaction Financing minus (iii) the aggregate amount of each Party’s Expenses (the “Net Cash Proceeds”), shall equal or exceed $75,000,000.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Nasdaq Rules” means the continued listing rules of Nasdaq, as they exist as of the date of this proxy statement/prospectus.

“NuCube” means NuCube Energy, Inc., a Delaware corporation.

“NuCube Common Stock” means the common stock, par value $0.0001 per share, of NuCube.

“NuCube Option” means an option to purchase Company Common Stock that was granted pursuant to the Company Equity Plan.

“NuCube Optionholders” means the holders of NuCube Options as of immediately prior to the Effective Time.

“NuCube Stockholder” means, collectively, the holders of Company Stock. For the avoidance of doubt, NuCube Stockholders shall not include any holders of Company Options that have not exercised such Company Options at or prior to the closing of the Business Combination.

“Non-Competition and Non-Solicitation Agreement” means the non-competition and non-solicitation agreement between Launch Two, NuCube and Cristian Rabiti, entered into simultaneously with the execution of the Business Combination Agreement.

“Non-Redeemed Shares” means the aggregate of 4,481,851 Class A Ordinary Shares that the NRA Investors agreed not to redeem in connection with the Extension Meeting pursuant to the October 2026 Non-Redemption Agreements.

“NRA Investors” means the Launch Two shareholders party to the October 2026 Non-Redemption Agreements.

“October 2026 Extension” means the extension, approved by Launch Two’s shareholders at the Extension Meeting, of the date by which Launch Two must consummate an initial business combination, on a monthly basis up to six (6) times, from October 9, 2026 to April 9, 2027, or such earlier date as determined by the Launch Two Board.

“October 2026 Non-Redemption Agreements” means the non-redemption agreements entered into in connection with the Extension Meeting by and among Launch Two, the Sponsor and the NRA Investors, pursuant to which the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized (or up to 1,536,366 Founder Shares in the aggregate).

“October 2026 Redemptions” means the redemption of 18,322,071 Public Shares redeemed at a redemption price of approximately $10.84 per share, for aggregate redemption payments of approximately $198.6 million, leaving 4,677,929 Public Shares outstanding, subsequent to June 30, 2026.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares, collectively.

“OTA” means the Other Transaction Agreement that will be by and between DOE and ISU (of NOE, ISU, and NuCube) establishing the legal framework for DOE to regulate NuCube’s microreactor at ISU in connection with the Launchpad USA program.

“Outside Date” means, for purposes of, and as used in, the Business Combination Agreement, January 7, 2027, at 5:00 p.m., Eastern time, as extended pursuant to the First Amendment.

“PCAOB” means the Public Company Accounting and Oversight Board (United States).

“Person” or “person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, exempted company, association, registered trust, trustee of a trust, or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PIPE Investment” means a proposed Transaction Financing in the form of an equity financing generating net proceeds of $25,000,000 that results in the issuance of 2,500,000 shares of Combined Company Common Stock. There is no guarantee that a PIPE Investment will be secured, and actual terms of a Transaction Financing may differ materially from the assumptions used herein.

“PIPE Investor” means any investor participating in the PIPE Investment, subject to the terms and conditions thereof.

“Pledge Agreement” means the Pledge Agreement entered into by the Sponsor with SRX in connection with the SRX Credit Agreement.

“Pledged Collateral” means the 2,932,500 Founder Shares (representing approximately 51% of the Founder Shares held by the Sponsor), together with any proceeds thereof, pledged by the Sponsor to SRX pursuant to the Pledge Agreement to secure the Sponsor’s obligations under the SRX Credit Agreement.

“Preference Shares” means, prior to the Domestication, preference shares of a par value of $0.0001 per share, of Launch Two.

“Preferred Conversion” means, on or prior to the Closing Date, the exchange or conversion of all of the issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company Charter.

“Pre-Seed 1 Preferred Stock” means the Pre-Seed 1 preferred stock of the Company, par value $0.00001 per share.

“Private Placement” means the private placement consummated simultaneously with the IPO in which Launch Two issued the Private Placement Warrants to the Sponsor and the IPO Underwriter.

“Private Placement Warrants” means one whole warrant that was issued in the Private Placement that closed simultaneously with the IPO, with each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at a purchase price of $11.50 per share.

“Private Placement Warrants Purchase Agreements” means the (i) Cantor Private Placement Agreement and (ii) Sponsor Private Placement Agreement, together.

“Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Director Election Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal, each as defined in the section of this proxy statement/prospectus entitled “Questions and Answers About the Extraordinary General Meeting — What proposals are shareholders of Launch Two being asked to vote upon?”.

“Proposed Bylaws” means the amended and restated bylaws of the Combined Company in the form included as Annex D to this proxy statement/prospectus, to be adopted by the Combined Company in connection with the consummation of the Business Combination.

“Proposed Charter” means the amended and restated certificate of formation of the Combined Company in the form included as Annex C to this proxy statement/prospectus, to be adopted by the Combined Company, assuming the Charter Proposal is approved by Launch Two shareholders at the Extraordinary General Meeting.

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“Proposed Organizational Documents” means collectively, the Proposed Bylaws and the Proposed Charter.

“Public Share” means one Class A Ordinary Share that was included as part of each Public Unit.

“Public Shareholders” means holders of Public Shares.

“Public Units” means the units issued in the IPO (including overallotment units acquired by the IPO underwriters) consisting of one Launch Two Class A Ordinary Share and one-half of one Public Warrant.

“Public Warrant” means one (1) whole redeemable warrant that was included in as part of each Public Unit, entitling the holder thereof to purchase one (1) Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchase Price” means (a) $500,000,000 minus (b) the excess (if any) of (x) the Company’s Expenses over (y) $5,000,000.

“Record Date” means the close of business on [    ], 2026, which is the date as of which only holders of record of Ordinary Shares are entitled to notice of, and the opportunity to vote at, the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

“Redemption” means the right of the holders of Public Shares to have their shares redeemed in connection with the vote on, and effective upon the consummation of, the Business Combination in accordance with the procedures set forth in this proxy statement/prospectus and the Current Charter.

“Redemption Payment” means the aggregate amount to be paid to Public Shareholders, if any, that have duly requested and not withdrawn requests to redeem their Public Shares in connection with the Closing, pursuant to the Redemption.

“Redemption Price” means an amount equal to the price at which each Launch Two Public Share is redeemed, as determined in accordance with the Current Charter and the IPO Prospectus.

“Reference Price” means $10.82.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 7, 2024, among Launch Two, the Sponsor and the other persons listed thereto, entered into in connection with the IPO.

“Required Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal.

“SCA” means Strategic Capital Advisories.

“SCA Consulting Agreement” means the Consulting Services and Share Purchase Agreement, dated as of August 17, 2026 (as amended on September 11, 2026), by and between the Sponsor and SCA, pursuant to which the Sponsor agreed to sell to SCA, concurrently with the Closing, 350,000 Founder Shares at a purchase price of $0.04 per share.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-1 Preferred Stock” means the Series A-1 preferred stock of the Company, par value $0.00001 per share.

“Series A-2 Preferred Stock” means the Series A-2 preferred stock of the Company, par value $0.00001 per share.

“Series A-3 Preferred Stock” means the Series A-3 preferred stock of the Company, par value $0.00001 per share.

“Series A-4 Preferred Stock” means the Series A-4 preferred stock of the Company, par value $0.00001 per share.

“Series Seed Preferred Stock” means the Series Seed preferred stock of the Company, par value $0.00001 per share.

“Share Price Target” means the VWAP of the Combined Company Common Stock equaling or exceeding $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions after the Closing) for at least twenty (20) of thirty (30) consecutive Trading Days during the Earnout Period.

“SPAC” means special purpose acquisition company.

“Sponsor” means Launch Two Sponsor LLC, a Delaware limited liability company. Sponsor was formed for the sole purpose of investing in Launch Two and acting as the sponsor of Launch Two and conducts no other business.

“Sponsor Private Placement Agreement” means the Private Placement Warrants Purchase Agreement, dated as of October 7, 2024, between Launch Two and the Sponsor, pursuant to which the Sponsor purchased 4,500,000 Private Placement Warrants in the Private Placement.

“Sponsor Purchase Agreement” means that certain securities purchase agreement, dated as of June 25, 2026, by and between the Sponsor and HCG Opportunity III, LLC (“HCG”), pursuant to which HCG is expected to acquire from the Sponsor up to 2,875,000 Founder Shares and up to 2,250,000 Private Placement Warrants, in each case subject to the terms and conditions set forth therein, including in consideration of certain value-add services and contributions provided by HCG in connection with the Business Combination, including the negotiation and execution of the Business Combination Agreement.

“Sponsor Support Agreement” means the Sponsor Support Agreement entered into among Launch Two, NuCube and the Sponsor simultaneously with the execution of the Business Combination Agreement pursuant to which, among other things, the Sponsor waived anti-dilution protections on the Founder Shares, agreed to vote all of the Ordinary Shares held by it in favor of (i) the Business Combination Agreement and the Transactions (ii) each other proposal included in this proxy statement/prospectus for the Extraordinary General Meeting and for which Launch Two’s board of directors has recommended that Launch Two shareholders vote in favor and against any competing transaction, and agreed to amend the Insider Letter pursuant to the terms agreed in the Sponsor Support Agreement. Additionally, the Sponsor agreed that to the extent Launch Two’s expenses (less (i) any deferred underwriting fee payable to the IPO Underwriter, (ii) any fees payable to placement agents, investment banks, advisors, or arrangers in connection with Transaction Financings and (iii) 50% of all fees, costs and expenses paid or incurred by Launch Two in connection with or arising from the filing of this proxy statement/prospectus and submitting a Nasdaq listing application with respect to the shares of Launch Two’s common stock exceed $5,000,000, the Sponsor will immediately prior to the Closing irrevocably transfer to Launch Two, surrender and forfeit for no consideration a number of Founder Shares and Private Placement Warrants held by the Sponsor equal in value to such excess amount (with such shares warrants value based on the Reference Price.

“SRX” means SRX Global Inc.

“SRX Credit Agreement” means the Credit Agreement, dated as of August 17, 2026, by and between the Sponsor, as borrower, and SRX, as lender, pursuant to which SRX loaned $848,000 to the Sponsor.

“Stockholder Merger Consideration” means the total portion of the Merger Consideration amount payable to all NuCube Stockholders (excluding, for the avoidance of doubt, holders of Company Options) in accordance with the Business Combination Agreement.

“Surviving Entity” means NuCube, as the surviving corporation in the Merger.

“Transactions” means all of the actions and transactions comprising the proposed Business Combination, including all of the transactions contemplated by the Business Combination Agreement, the Ancillary Documents and any other agreements entered into in connection with the Closing, including the issuance of Combined Company securities pursuant to the foregoing.

“Transaction Financing” means, a capital raising transaction in connection with the Transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into Launch Two or NuCube, including, but not limited to, the AIDEA Investment.

“Trust Account” means the trust account established by Launch Two with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 7, 2024, as it may be amended, by and between Launch Two and the Trustee, as well as any other agreements entered into, related to, or govern the Trust Account.

“Trustee” means CST, in its capacity as Trustee under the Trust Agreement.

“Underwriting Agreement” means that certain underwriting agreement, dated as of October 7, 2024, by and between Launch Two and the IPO Underwriter.

“Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriter) consisting of one (1) Class A Ordinary Share and one-half (1/2) of one Public Warrant.

“VWAP” means the volume-weighted average price per share of Launch Two Common Stock on Nasdaq or NYSE, or another national securities exchange, as applicable, for each Business Day in such period for which such exchange is open for trading, as calculated by Bloomberg Financial LP under the function “VWAP.” VWAP shall be appropriately adjusted, if applicable, to account for any (a) equity dividend or distribution on Launch Two Common Stock, (b) subdivision or reclassification of outstanding Launch Two Common Stock into a greater number of shares or (c) combination or reclassification of Launch Two Common Stock into a smaller number of shares.

“Warrant Agent” means CST, in its capacity as Warrant Agent for purposes of the Warrant Agreement.

“Warrants” means Private Placement Warrants and Public Warrants, collectively.

“Working Capital Loans” means funds, if any, that, in order to provide working capital or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of Launch Two’s directors and officers may, but are not obligated to, loan to Launch Two, if any. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender.

“Working Capital Note” means that certain Working Capital Promissory Note issued by Launch Two on August 17, 2026, to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by SRX under a credit agreement with the Sponsor. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to holders of securities of the Combined Company as of immediately following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      That, other than the Meeting Redemptions, no Public Shareholders exercise redemption rights with respect to Public Shares prior to (in the event that, in connection with a meeting of Launch Two shareholders convened prior to the Closing Date, if any, Public Shareholders are provided an opportunity to redeem Public Shares in accordance with the terms of the Current Charter) or in connection with the Closing of the Business Combination. Please see the section entitled “The Extraordinary General Meeting — Redemption Rights.”

2.      That there are no securities issued by Launch Two prior to or at the Closing of the Business Combination except for the Class A Ordinary Shares issued to the Sponsor in the Conversion and except as Merger Consideration deliverable to NuCube Stockholders and NuCube Optionholders; that no outstanding Public Warrants or Private Placement Warrants are exercised prior to or in connection with the Closing; and that no Founder Shares are forfeited in connection with the Business Combination.

3.      That no Transaction Financing, other than the AIDEA Investment, resulting in the issuance of additional Combined Company shares prior to the Effective Time are consummated prior to the Closing, such that the aggregate Merger Consideration deliverable at the Closing to former securityholders of NuCube is comprised of newly-issued shares of Combined Company Common Stock and Assumed Options.

4.      That the number and terms of the outstanding NuCube securities are the same as of immediately prior to the Effective time as presently.

5.      That the number of the NuCube Options and NuCube Warrants that are outstanding as of the date of this proxy statement/prospectus is the same as the number of NuCube Options and NuCube Warrants outstanding as of immediately prior to the Effective Time and that, at the Closing, 46,210,720 shares of Combined Company Stock are issued as Stockholder Merger Consideration, Assumed Options to purchase 2,849,882 shares of Combined Company Common Stock are issued to NuCube Optionholders and Assumed Warrants to purchase 2,701,686 shares of Combined Company Common Stock are issued to NuCube Warrantholders.

6.      That none of the NuCube Stockholders exercises appraisal rights in connection with the Closing.

7.      For purposes of calculating estimated Redemption Payments in connection with the presentation in this proxy statement/prospectus of various illustrative examples of pro forma Combined Company ownership scenarios, except to the extent otherwise noted, a Redemption Price of $10.83 per Public Share, calculated based on $249.2 million contained in the Trust Account as of August 31, 2026, is used, solely for calculation purposes (except as otherwise noted in particular subsections of this proxy statement/prospectus).

The estimated share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Combined Company securities anticipated to be outstanding immediately after following the Business Combination is consummated do not include any shares reserved for issuance in connection with, or equity awards that may be made in connection with or following completion of the Business Combination pursuant to the Incentive Plan, and do not give effect to any other potential dilutive issuances of equity or equity-linked securities at or after the Closing. For further information regarding additional potential sources of dilution to Combined Company securityholders please read carefully the sections of this proxy statement/prospectus entitled: “Questions and answers about the Launch Two Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?” “Unaudited Pro Forma Condensed Combined Financial Information”, “Beneficial Ownership of Securities” and information contained under the heading “Risk Factors.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “forecasts,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements include, but are not limited to:

•        statements regarding estimates and forecasts and projections of market opportunity;

•        expectations and timing related to the success, cost and timing of NuCube’s and the Combined Company’s development activities;

•        financing and other business milestones;

•        potential benefits of the Business Combination; and

•        expectations relating to the Business Combination, including the proceeds of the Business Combination and the timing of the Closing of the Business Combination.

Launch Two and NuCube caution readers of this proxy statement/prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond Launch Two’s and NuCube’s control, which could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of NuCube’s and Launch Two’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions and none of Launch Two, the Combined Company or NuCube guarantees that the transactions and events described will happen as described (or that they will happen at all). These forward-looking statements are subject to a number of risks and uncertainties, including:

•        Launch Two may not be able to obtain the required shareholder approval to consummate the proposed Business Combination;

•        The Sponsor and Launch Two’s directors and officers have potential conflicts of interest in recommending that Launch Two’s shareholders vote in favor of the proposed Business Combination;

•        The Business Combination is subject to various closing conditions, including a Minimum Cash Condition, and Launch Two may be unable to complete the Business Combination if such closing conditions are not satisfied or waived;

•        The Sponsor has agreed to vote in favor of the proposed Business Combination, which will increase the likelihood that Launch Two will receive the requisite shareholder approval for the proposed Business Combination and the transactions contemplated thereby regardless of how Launch Two’s public shareholders vote;

•        The ability of Public Shareholders to exercise redemption rights with respect to a large number of Public Shares could deplete the Trust Account prior to Closing and thereby diminish the amount of capital available to the Combined Company;

•        Securities of companies formed through combinations with special purpose acquisition companies such as Launch Two may experience a material decline in price relative to the share price prior to such combinations;

•        Holders of Founder Shares, including the Sponsor, may receive a positive return on such shares, even if Public Shareholders experience a negative return on their investment after the consummation of the proposed Business Combination;

•        Launch Two cannot assure you that its due diligence review of Company’s business has identified all material issues or risks associated with their respective business or the industry in which it operates. Additional information may later arise in connection with the preparation of the registration statement and proxy materials or after the consummation of the proposed Business Combination. If Launch Two’s due diligence investigation was inadequate, then shareholders of the Combined Company could lose some or all of their investment;

•        Launch Two’s shareholders will experience significant dilution as a consequence of the proposed Business Combination and related financings;

•        The parties will incur significant transaction costs in connection with the proposed Business Combination, which may exceed current estimates and expectations, and those costs will be paid using the proceeds from the proposed Business Combination and related financings, diminishing the amount of capital available to the Combined Company following closing;

•        If, following the consummation of the proposed Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendation regarding the Combined Company’s shares adversely, then the price and trading volume of the Combined Company’s shares could decline;

•        An active trading market for the Combined Company’s securities may not be available on a consistent basis to provide shareholders with adequate liquidity. The market price of the Combined Company shares could decline significantly and trading volume could decline significantly or become volatile following the consummation of the proposed Business Combination;

•        Because there are no current plans for the Combined Company to pay cash dividends for the foreseeable future, shareholders may not receive any return on investment unless shares are sold for a price greater than that which was initially paid;

•        Future sales and issuance of shares could result in additional dilution of the percentage ownership of the Combined Company shareholders and cause the market price of the Combined Company’s shares to decline even if the business is doing well;

•        The Combined Company’s reported operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause the market price of its securities to fluctuate or decline;

•        Following the consummation of the proposed Business Combination, the Combined Company may be subject to an increased risk of securities class action litigation;

•        The Combined Company may be unable to obtain additional financing to fund its operations or growth;

•        There can be no assurance that the Combined Company will be able to meet the initial listing standards of Nasdaq, or following the closing of the proposed Business Combination, comply with the continued listing standards of Nasdaq;

•        NuCube may not be able to implement its business plans, forecasts and other expectations after completion of the Business Combination, including with respect to the development, deployment and commercialization of its products and technologies;

•        NuCube may not be able to develop, test, license, manufacture or successfully commercialize its microreactor technology or related products and services on anticipated timelines or at all;

•        NuCube may not be able to obtain or maintain the governmental approvals, authorizations, licenses and permits necessary to develop, deploy and commercialize its microreactors;

•        NuCube’s business is dependent on strategic relationships with third parties, including development partners, suppliers and manufacturers, and on the availability of critical nuclear fuel, materials and components, any of which may be delayed, disrupted or unavailable;

•        The evolution of the markets in which NuCube competes is rapidly evolving and highly competitive and may develop more slowly than anticipated or not at all;

•        Additional financing in connection with the Business Combination, or additional capital needed following the Business Combination to support NuCube’s business or operations, may not be raised on favorable terms or at all;

•        Negative developments affecting the advanced nuclear reactor industry, including safety incidents, licensing challenges, delays in commercialization, adverse regulatory developments, supply chain disruptions or the failure of other advanced reactor developers, may generate negative publicity and adversely impact investor confidence in the Combined Company, even if the Combined Company is not directly involved in any such events;

•        Future changes in U.S. or foreign laws, regulations, policies or interpretations relating to nuclear energy, advanced reactor technologies, nuclear fuel, waste management, export controls or environmental matters could adversely affect the Combined Company’s business, operating results, financial condition and growth prospects following the Business Combination; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of Launch Two’s or NuCube’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Launch Two nor NuCube presently know or that Launch Two and NuCube currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect Launch Two’s and NuCube’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. Launch Two and NuCube anticipate that subsequent events and developments may cause Launch Two’s and NuCube’s assessments to change. However, while Launch Two, the Combined Company or NuCube may elect to update these forward-looking statements at some point in the future, Launch Two, the Combined Company and NuCube specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Launch Two’s and NuCube’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Launch Two’s and NuCube’s control. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to Launch Two, the Combined Company or NuCube or a person acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

The following questions and answers below only highlight selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Launch Two shareholders. We urge you to read this entire proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Q:     Why am I receiving this proxy statement/prospectus?

A:     Launch Two shareholders are being asked to consider and vote upon a Proposal to approve and adopt the Business Combination, including the transactions contemplated by the Business Combination Agreement, among other Proposals. Upon the completion of the transactions contemplated by the Business Combination Agreement, NuCube will become a wholly-owned subsidiary of the Combined Company. A copy of the Business Combination Agreement, as amended, is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

THE VOTE OF LAUNCH TWO SHAREHOLDERS IS IMPORTANT. LAUNCH TWO SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE EXTRAORDINARY GENERAL MEETING.

Q:     What proposals are shareholders of Launch Two being asked to vote upon?

A:     Shareholders of Launch Two are being asked to vote upon the following Proposals:

The Business Combination Proposal (Proposal 1) — To consider and vote on a proposal to approve, by ordinary resolution, the Business Combination Agreement and the transactions contemplated thereby pursuant to which, at the Effective Time of the Merger:

•        All of the issued and outstanding capital stock of NuCube as of immediately prior to the Effective time shall automatically be cancelled and cease to exist, in exchange for the rights of each eligible NuCube Stockholder to receive its pro rata share of the Stockholder Merger Consideration; and

•        All outstanding Company Options to purchase shares of NuCube Common Stock as of immediately prior to the Effective time shall be assumed by the Combined Company and replaced with Assumed Options, subject to equitable adjustments to the exercise prices and number of shares for which such Assumed Options are exercisable, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

We refer to this Proposal as the “The Business Combination Proposal.” A copy of the Business Combination Agreement, as amended, is attached to the proxy statement/prospectus as Annex A-1 and Annex A-2.

In addition to the approval of the Proposals at the Extraordinary General Meeting, unless waived by the parties to the Business Combination Agreement, in accordance with the Business Combination Agreement and applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, receipt of the requisite shareholder approvals contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Conditions to Closing.”

The Business Combination Agreement may be terminated at any time prior to the Closing of the Business Combination upon agreement of NuCube and Launch Two, or by NuCube or Launch Two acting alone in specified circumstances as described in the Business Combination Agreement. For more information about the termination rights under the Business Combination Agreement, see the section entitled “The Business Combination Proposal — Termination.”

Pursuant to the Current Charter, the Public Shareholders may elect to redeem, in connection with any vote on a proposed Business Combination, Public Shares then held by them for cash equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then issued Public Shares, subject to the limitations described herein and in the Current Charter. As of October 8, 2026, after giving effect to the redemption of 18,322,071 Public Shares in connection with the Extension Meeting, based on funds in the Trust Account of approximately $50.7 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.84 per share. Public Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their Public Shares for cash. This means that Public Shareholders who hold Public Shares on or before [    ], 2026 (two (2) business days before the Extraordinary General Meeting) will be eligible to elect to have their Public Shares redeemed for cash in connection with the Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Extraordinary General Meeting. A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming, without the prior consent of the Company, in the aggregate such shareholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Ordinary Shares included in the Units. Holders of Launch Two’s outstanding public warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Class A Ordinary Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders of Units do not need to separate their Units into the underlying Public Shares and Public Warrants prior to voting such underlying Public Shares at the Extraordinary General Meeting if they do not wish to exercise redemption rights.

See the section entitled “The Extraordinary General Meeting — Redemption Rights.”

The Business Combination will be consummated only if the Required Proposals are approved at the Extraordinary General Meeting, which Required Proposals include the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal. Each of the Required Proposals is conditioned on the approval of the Business Combination Proposal and each of the other Required Proposals. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The Business Combination is not structured in a way that approval of at least a majority of unaffiliated Launch Two shareholders is required. The Business Combination Proposal may be approved by a majority of Launch Two shareholders voting on such proposal, which may include Ordinary Shares held by the Sponsor, even if a majority of unaffiliated Launch Two shareholders vote against such proposal.

The Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

The Domestication Proposal (Proposal 2) — To consider and vote upon a proposal by special resolution of the Launch Two Class B Shareholders to (a) change the domicile of Launch Two pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation; (b) adopt upon the Domestication taking effect, the Interim Charter in the form appended to this proxy statement/prospectus as Annex B, in place of the Current Charter and the Proposed Bylaws, as further described below; and (c) file a Certificate of Corporate Domestication and the Interim Charter with the Secretary of State of Delaware, under which Launch Two will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. Only the Launch Two Class B Shareholders will carry the right to vote to continue Launch Two in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Launch Two in such other jurisdiction). The Domestication Proposal is described in more detail in this proxy statement/prospectus under the heading “The Domestication Proposal (Proposal 2).”

The Charter Proposal (Proposal 3) — To consider and vote on a proposal to approve, by ordinary resolution, the Proposed Charter in the form attached to this proxy statement/prospectus as Annex C, which will replace the Interim Charter, effective as of the Closing, and the amended and restated bylaws of the Combined Company in the form attached to this proxy statement/prospectus as Annex D.

The Advisory Organizational Documents Proposals (Proposals 4A — 4F) — to consider and vote on six (6) separate non-binding advisory proposals to approve, by ordinary resolution, material differences between the Current Charter in effect prior to the Domestication and the terms and provisions to be set forth in the Proposed Charter and Proposed Bylaws of the Combined Company upon completion of the Business Combination in accordance with the requirements of the SEC, specifically:

•        Advisory Organizational Documents Proposal 4A — Under the Proposed Organizational Documents, the Combined Company would be authorized to issue (A) 250,000,000 shares of Combined Company Common Stock, par value $0.0001 per share and (B) 10,000,000 shares of Combined Company Preferred Stock.

•        Advisory Organizational Documents Proposal 4B — The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

•        Advisory Organizational Documents Proposal 4C — A proposal to amend the Current Charter to approve provisions providing that the Proposed Bylaws may be amended by the Combined Company Board or by the stockholders by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote on such amendment, voting as a single class, and that any amendment to the Proposed Charter will generally require the affirmative vote of at least a majority of the Combined Company’s then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

•        Advisory Organizational Documents Proposal 4D — The Proposed Charter would require the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class, to remove a director only for cause.

•        Advisory Organizational Documents Proposal 4E — The Proposed Charter would prohibit stockholder action by written consent in lieu of a meeting and require stockholders to take action at an annual or special meeting.

•        Advisory Organizational Documents Proposal 4F — The Proposed Charter would (1) change the corporate name from “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.”, (2) make the Combined Company’s corporate existence perpetual and (3) remove certain provisions related to Launch Two’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The Incentive Plan Proposal (Proposal 5) — To consider and vote on a proposal to approve, by ordinary resolution, the Incentive Plan in the form attached to this proxy statement/prospectus as Annex E, which, if approved by the Launch Two shareholders and adopted by the Combined Company, will be available to the Combined Company on a go-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in this proxy statement/prospectus under the heading “The Incentive Plan Proposal (Proposal 5).”

The Nasdaq Proposal (Proposal 6) — To consider and vote on a proposal to approve, by ordinary resolution and for purposes of complying with the applicable listing rules of the Nasdaq, the issuance of the shares of Combined Company Common Stock to be issued in connection with the Business Combination. The Nasdaq Proposal is described in more detail in this proxy statement/prospectus under the heading “The Nasdaq Proposal (Proposal 6).”

The Director Election Proposal (Proposal 7) — To consider and vote on a proposal to approve, by ordinary resolution, the election of seven (7) directors to serve terms on the Combined Company’s board of directors effective at the Effective Time as set forth in the Combined Company Proposed Charter or until their respective successors are duly elected and qualified. The Director Election Proposal is described in more detail in this proxy statement/prospectus under the heading “The Director Election Proposal (Proposal 7).”

The Insider Letter Amendment Proposal (Proposal 8) — To consider and vote on a proposal to approve, by ordinary resolution, amendments to the Insider Letter, attached to this proxy statement/prospectus as Annex F, to revise the lock-up period applicable to the Founder Shares held by the Sponsor set forth in the Insider Letter. The Insider Letter Amendment Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 8: The Insider Letter Amendment Proposal.”

The Adjournment Proposal (Proposal 9) — To consider and vote on a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or appropriate as determined by the chairman of the Extraordinary General Meeting.

Q:     What interests do Launch Two’s Sponsor, current officers and directors have in the Business Combination?

A:     In considering the recommendation of the Launch Two Board to vote in favor of the Business Combination, Public Shareholders should be aware that, aside from their interests as shareholders, the Sponsor, directors and officers have interests in the Business Combination that are different from, or in addition to, those of Launch Two’s other shareholders generally, including the aggregate amount at risk to the Sponsor of $4,525,000, which is the amount that the Sponsor paid for its Founder Shares and Private Placement Warrants. Launch Two’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to the Public Shareholders that they approve the Business Combination. Further, the interests of the Sponsor and current officers or directors of Launch Two may be different from or in addition to (and which may conflict with) your interests and they may be incentivized to complete a less favorable business combination rather than liquidating Launch Two. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact:

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 5,750,000 Founder Shares held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. While the Founder Shares are not the same as the Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Class A Ordinary Shares, and may become worthless if Launch Two does not complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the aggregate value of the 5,750,000 Founder Shares owned by the Sponsor is estimated to be approximately $61.64 million, assuming the per share value of the Founder Shares is the same as the $10.72 closing price of the Class A Ordinary Shares on the Nasdaq on June 30, 2026;

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 4,500,000 Private Placement Warrants held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will expire worthless. The Sponsor purchased the Private Placement Warrants at an aggregate purchase price of $4,500,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 4,500,000 Private Placement Warrants held by the Sponsor is estimated to be approximately $1.03 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026;

•        that if the Business Combination is consummated, immediately after the Closing, the Sponsor (or, to the extent applicable, distributees of Founder Shares in the aggregate, if the Sponsor, in its discretion, determines to make such a distribution in accordance with the terms of the Sponsor governing documents) and HCG are anticipated to hold an aggregate of 9.1% of the outstanding shares of the Combined Company Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 4,500,000 Private Placement Warrants;

•        that the Sponsor invested an aggregate of $4,525,000 (consisting of $25,000 for the 5,750,000 Founder Shares and $4,500,000 for the 4,500,000 Private Placement Warrants). At Closing, pursuant to the Sponsor Purchase Agreement, HCG is expected to acquire from the Sponsor, in exchange for certain value-add services and contributions and for no cash consideration, up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) and 2,250,000 Private Placement Warrants. Accordingly, following the Business Combination, if consummated, the Sponsor and HCG may experience a positive rate of return on their respective investments in such securities, even if other Launch Two shareholders experience a negative rate of return on their investment. Based on the difference in the effective purchase price per share originally paid by the Sponsor for the Founder Shares and Private Placement Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and HCG may earn a positive rate of return even if the share price of the Combined Company Common Stock after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that, on June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

•        that, on August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027 and Launch Two is forced to liquidate, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part;

•        that, in connection with the Sponsor’s obligations pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale;

•        that, in connection with the extension, approved by Launch Two’s shareholders at the Extension Meeting, of the date by which Launch Two must consummate an initial business combination, on a monthly basis up to six times, from October 9, 2026 to April 9, 2027, Launch Two and the Sponsor entered into the October 2026 Non-Redemption Agreements with certain the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests previously made with respect to) an aggregate of 4,481,851 Class A Ordinary Shares in connection with the Extension Meeting and to vote such shares in favor of the October 2026 Extension, and the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized, or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized. Accordingly, the longer it takes for Launch Two to consummate an initial business combination, the more Founder Shares that the Sponsor will be required to transfer to the NRA Investors, and the fewer Founder Shares that the Sponsor and HCG will retain upon the Closing;

•        that if, prior to the Closing, the Sponsor provides additional working capital loans to Launch Two (none of which are outstanding as of the date of the accompanying proxy statement/prospectus), up to $1,500,000 of such Working Capital Loans may be convertible into newly-issued Combined Company Warrants with terms equivalent to existing Private Placement Warrants at the option of the Sponsor, provided, however, that such loans may not be repaid if no business combination is consummated and Launch Two is forced to liquidate;

•        that unless Launch Two consummates an initial business combination, it is possible that Launch Two’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of funds available to Launch Two not deposited in the Trust Account held for its Public Shareholders, (provided, however, that, as of the date of this proxy statement/prospectus, Launch Two’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Launch Two for reimbursement of such expenses);

•        that if the Trust Account is liquidated, including in the event Launch Two is unable to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the Sponsor has agreed that it will be liable to Launch Two, if and to the extent any claims by a third party for services rendered or products sold to Launch Two or a prospective target business with which Launch Two has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement (except for Launch Two’s independent registered public accounting firm), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, net of taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Launch Two’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Launch Two’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that, under the terms of an Administrative Services Agreement entered into at the time of the IPO, the Sponsor is entitled to $12,500 per month for office space, secretarial and administrative support services until the earlier of the completion of Launch Two’s initial business combination or its liquidation;

•        that Launch Two’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination closes and pursuant to the terms of the Business Combination Agreement; and

•        that Thomas Hennessy, Launch Two’s existing director, will become a member of the board of directors of the Combined Company after the Business Combination and as such, in the future, will receive any cash or equity compensation that the Combined Company’s Board determines to pay.

In addition to the interests of the Sponsor and Launch Two’s executive officers and directors in the Business Combination, Launch Two shareholders should be aware that the IPO Underwriter may also have financial interests that are different from, or in addition to, the interests of Launch Two shareholders, including the following:

•        that pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to $10,950,000, and such fees are payable only if Launch Two completes an initial business combination; and

•        that pursuant to the terms of the Private Placement Purchase Agreement, the IPO Underwriter purchased 2,575,000 Private Placement Warrants, at an aggregate purchase price of $2,575,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 2,575,000 Private Placement Warrants held by the IPO Underwriter is estimated to be approximately $0.60 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026.

The members of the Launch Two Board were aware of and considered the foregoing interests, among other matters, when they approved the Business Combination and recommended that Launch Two shareholders approve the proposals required to effect the Business Combination. While it is possible that these interests may have influenced the Launch Two Board in making their recommendation that you vote in favor of the approval of the Business Combination, Launch Two did not rely on advice or recommendations by Cantor in its decision-making with respect to the transaction with NuCube and the Launch Two Board determined that the overall benefits expected to be received by Launch Two and its shareholders in the Business Combination outweigh any potential risk created by the conflicts stemming from Cantor’s interests in potential compensation payable to Cantor by each of Launch Two and NuCube, respectively, upon the occurrence of certain events in connection with the proposed Business Combination transaction, including the Closing of the Transaction as described above. In addition, the Launch Two Board determined that potentially disparate interests would be mitigated because (i) some of these interests would have existed with respect to a business combination by Launch Two with any other target business or businesses and (ii) these interests could be adequately disclosed to shareholders in this proxy statement/prospectus, and that shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.

Q:     Did the Launch Two Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A:     Yes. Pursuant to the Current Charter, and as provided in the IPO Prospectus, in the event that Launch Two seeks to complete an initial business combination with a target that is affiliated with the Sponsor, its affiliates or Launch Two’s directors or officers, Launch Two, or a committee of independent directors, is required to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by Launch Two in such an initial business combination is fair to Launch Two from a financial point of view. Launch Two is not required to obtain such an opinion in any other context. As such, an opinion was not required under the Current Charter. However, the Launch Two Board obtained the Fairness Opinion, which provided that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, (i) the consideration to be issued or paid pursuant to the Business Combination Agreement is fair, from a financial point of view, to Launch Two and its shareholders, and (ii) NuCube satisfies the 80% Test. The Launch Two Board obtained such fairness opinion to (1) inform itself with respect to all material information reasonably available to it and (2) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal (Proposal 1) — Opinion of Houlihan Capital, the Launch Two Board’s Financial Advisor” for additional information.

Q:     What determination was made by the Launch Two Board regarding the fairness and advisability of the transactions?

A:     Prior to Launch Two entering into the Business Combination Agreement, the Launch Two Board convened a meeting to complete its evaluation of the proposed Business Combination and the transactions. In such evaluation, the Launch Two Board considered the matters necessary or appropriate to reach an informed conclusion as to the fairness, advisability and reasonableness of the transactions, including, without limitation, whether the proposed Business Combination is fair to, and in the best interests of, Launch Two shareholders. Having affirmed the foregoing, the Launch Two Board proceeded to approve the Business Combination. As Launch Two is an exempted company under the laws of the Cayman Islands, the Launch Two Board’s review of the transactions was conducted in accordance with Cayman Islands law, based on advice from Cayman legal counsel that directors of a Cayman company have a duty to act in good faith and in the best interests of the company (generally considered to include the interests of the company’s shareholders, as a whole). Accordingly, taking into account the Launch Two Board’s view that the proposed Transactions are in the best interests of the Launch Two shareholders, the Launch Two Board approved the transactions as being fair, advisable and in the best interests of Launch Two. See the section of this proxy statement/prospectus entitled “— The Launch Two Board’s Reasons for Approval of the Business Combination” for additional information.

Q:     Are any of the proposals conditioned on one another?

A:     Yes. Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal is conditioned on one another and are referred to collectively herein as the “Required Proposals.” The remaining Proposals, consisting of the Advisory Organizational Documents Proposals and the Adjournment Proposal are not Required Proposals. Unless the Business Combination Proposal is approved, the other Required Proposals will not be presented to the shareholders of Launch Two at the Extraordinary General Meeting, because they are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that if the Required Proposals do not receive the requisite vote for approval, Launch Two will not consummate the Business Combination unless, if permitted by applicable law or Nasdaq requirements, the parties to the Business Combination Agreement waive such condition. If Launch Two does not consummate the Business Combination and fails to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will be required, in accordance with the Current Charter, to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account (net of taxes payable and up to $100,000 of interest to pay dissolution expenses) to its Public Shareholders. If Launch Two’s business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), then Launch Two’s existence will terminate, and Launch Two will distribute amounts in the Trust Account as provided in the Current Charter.

Q:     When and where will the Extraordinary General Meeting take place?

A:     The Extraordinary General Meeting will be held on [        ], 2026 at [        ] a.m. Eastern Time, in a virtual meeting format at www.cstproxy.com/[        ]. For the purposes of the Current Charter, the Extraordinary General Meeting may also be attended physically, in person at [    ].

Q:     What will happen in the Business Combination?

A:     Prior to the Effective Time of the Merger, Launch Two will transfer by way of continuation out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation.

At the Effective Time of the Merger:

•        All of the issued and outstanding capital stock of NuCube as of immediately prior to the Effective Time shall automatically be cancelled and cease to exist, in exchange for the rights of each eligible NuCube Stockholder to receive its pro rata share of the Stockholder Merger Consideration; and

•        All outstanding Company Options to purchase shares of NuCube Common Stock as of immediately prior to the Effective Time shall be assumed by the Combined Company and replaced with Assumed Options, subject to equitable adjustments to the exercise prices and number of shares for which such Assumed Options are exercisable, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

A copy of the Business Combination Agreement, as amended, is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2.

Q:     Why is Launch Two proposing the Domestication?

A:     The Launch Two Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Launch Two is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Launch Two’s corporate legal affairs following the Business Combination.

The Domestication will not occur unless the Launch Two shareholders have approved the Domestication Proposal and the Business Combination Proposal and the Business Combination Agreement is in full force and effect prior to the Domestication. The approval of the Domestication Proposal requires a special resolution of Launch Two Class B Shareholders, being the affirmative vote of holders of at least two-thirds of the Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 48.2 of the Current Charter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Adjournment Proposal.

Q:     What is involved with the Domestication?

A:     The Domestication will require Launch Two to file certain documents in the Cayman Islands and the State of Delaware. At the effective time of the Domestication, Launch Two will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The Current Charter will be replaced by the Interim Charter and, at Closing, by the Proposed Charter, and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:     How will the Domestication affect my Launch Two Securities?

A:     Pursuant to the Domestication and without further action on the part of Launch Two’s shareholders: (i) each outstanding Class A Ordinary Share of Launch Two will automatically convert into one outstanding share of Class A Common Stock and each outstanding Class B Ordinary Share of Launch Two will automatically convert into one outstanding share of Class B Common Stock, (ii) each outstanding Public Warrant will convert into a warrant to purchase the applicable number of shares of Class A Common Stock, and (iii) each outstanding Private Placement Warrants will convert into a unit consists of one share of Class A Common Stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment.

Q:     What changes are being made to Launch Two’s Current Charter in connection with the Domestication?

A:     In connection with the Domestication, Launch Two will be filing the Interim Charter with the Secretary of State of the State of Delaware prior to the Closing, which amends and removes the provisions of the Current Charter that terminate or otherwise become inapplicable because of the Domestication and otherwise provides Launch Two’s shareholders with the same or substantially the same rights as they have under the Current Charter. The Interim Charter will be replaced by the Proposed Charter at Closing.

Q:     What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?

A:     The following table sets out the share ownership of Launch Two on a pro forma basis assuming the No Additional Redemptions scenario, the 50% Redemptions Scenario, and the Maximum Redemptions scenario:

	No Additional Redemptions		50% Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
NuCube Shareholders	44,713,916	77.66%	44,713,916	7.0%	44,713,916	78.7%
Launch Two Public Shareholders(3)	4,677,929	8.1%	4,265,833	7.5%	3,853,737	6.8%
Other Launch Two shares(2)	500,000	0.9%	500,000	0.9%	500,000	0.9%
Transaction Financing shares(4)	2,500,000	4.3%	2,500,000	4.4%	2,500,000	4.4%
Launch Two Sponsor and HCG shares(1)	5,250,000	9.1%	5,250,000	9.2%	5,250,000	9.2%
Pro forma common stock outstanding at Closing, not reflecting potential sources of dilution	57,641,845	100.0%	57,229,749	100.0%	56,817,653	100.0%

Pro forma common stock outstanding at Closing, not reflecting potential sources of dilution	57,641,845	61.1%	57,229,749	60.8%	56,817,653	60.8%
Potential sources of dilution:
Launch Two Public Warrants	11,500,000	12.2%	11,500,000	12.3%	11,500,000	12.4%
Launch Two Sponsor Private Placement Warrants	2,250,000	2.4%	2,250,000	2.4%	2,250,000	2.4%
Launch Two Representative Private Placement Warrants	2,575,000	2.7%	2,575,000	2.7%	2,575,000	2.7%
Launch Two HCG Private Placement Warrants	2,250,000	2.4%	2,250,000	2.4%	2,250,000	2.4%
NuCube Earnout Shares (contingently issuable)	12,575,000	13.3%	12,575,000	13.5%	12,575,000	13.5%
NuCube Options	2,849,882	3.0%	2,849,882	3.0%	2,849,882	3.0%
NuCube Warrants	2,701,686	2.9%	2,701,686	2.9%	2,701,686	2.9%
Total diluted pro forma common stock at Closing	94,343,413	100.0%	93,931,312	100.0%	93,519,221	100.0%

____________

(1)      The number of shares presented assumes that the Launch Two transaction expenses do not exceed $5,000,000 and no founder shares are forfeited. Includes up to 1,536,366 Founder Shares to be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

(2)      Includes 350,000 Founder Shares to be transferred to SCA and 150,000 Founder Shares to be transferred to SRX upon the Closing.

(3)      Includes 23,000,000 shares of Launch Two Class A Ordinary Shares less 18,322,071 shares redeemed as part of the October 2026 Redemptions.

(4)      Assumes a Transaction Financing of $25 million for Combined Company Common Stock at a per share price equivalent to the Launch Two IPO price of $10.00.

Q:     How many votes per share is each share of Combined Company Common Stock entitled to pursuant to the Proposed Charter?

A:     Upon the Closing, each holder of record of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders are generally entitled to vote.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     In addition to the Required Proposals, there are a number of closing conditions in the Business Combination Agreement, including the approval of the Business Combination by the NuCube Stockholders and satisfaction of the Minimum Cash Condition. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement” and “Summary of the Proxy Statement/Prospectus — Proposals to be Voted on by Launch Two Shareholders.”

Q:     Why is Launch Two providing shareholders with the opportunity to vote on the Business Combination?

A:     Under the Current Charter, Launch Two must provide all holders of its Public Shares with the opportunity to redeem their Public Shares upon the consummation of Launch Two’s initial business combination either through a tender offer or in conjunction with a shareholder vote. For business and other reasons, Launch Two has elected to seek a shareholder vote, which allows its public shareholders to exercise their redemption rights in connection with that vote. Accordingly, Launch Two is asking its shareholders to vote on the Business Combination Proposal at the Extraordinary General Meeting.

Q:     How many votes do I have at the Extraordinary General Meeting?

A:     Launch Two shareholders are entitled to one vote at the Extraordinary General Meeting for each Launch Two Ordinary Share. Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all Proposals except the Domestication Proposal. As of the close of business on the Record Date, there were 10,427,928 issued and outstanding Class A Ordinary Shares (consisting of 4,677,929 Public Shares and 5,749,999 Founder Shares issued to the Sponsor in the Conversion) and one issued and outstanding Class B Ordinary Share, which is held by the Sponsor.

Q:     What vote is required to approve the Proposals to be presented at the Extraordinary General Meeting?

A:     The approval of each of the Business Combination Proposal, the Charter Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a simple majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Domestication Proposal requires a special resolution of the Launch Two Class B Shareholders under the Current Charter and Cayman Islands law, being a resolution passed by at least two-thirds (2/3) of the votes which are cast by Launch Two Class B Shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. If the Business Combination Proposal is not approved, the Domestication Proposal, the Charter Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal will not be presented to the Launch Two shareholders for a vote, although the Adjournment Proposal may be presented. The approval of the Business Combination Proposal and the other Required Proposals are preconditions to the consummation of the Business Combination. The Sponsor has agreed to vote its shares in favor of each of the Proposals.

Q:     What constitutes a quorum at the Extraordinary General Meeting?

A:     A quorum will be present at the Extraordinary General Meeting if one-third of the Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting are represented in person online or by proxy at the Extraordinary General Meeting. As of the Record Date, 3,475,977 Ordinary Shares would be required to constitute a quorum.

Q:     May the Sponsor or Launch Two’s directors or officers or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, or Launch Two’s directors, officers or their respective affiliates may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Launch

Two’s Sponsor or the other members of the Sponsor, directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgment that such a shareholder, although still the record holder of Launch Two’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or any other member of the Sponsor or Launch Two’s directors, officers or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be transacted at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account. Any such purchases would be conducted in compliance with Rule 14e-5 under the Exchange Act and published SEC interpretive guidance with respect thereto.

Q:     How will the Sponsor vote?

A:     The Sponsor entered into the Insider Letter, pursuant to which it has agreed to vote any Ordinary Shares owned by it in favor of the Business Combination, including each of the Proposals. Accordingly, because of the Insider Letter, it is more likely that the necessary shareholder approval for the Proposals will be received.

Q:     What interests do NuCube’s directors and officers have in the Business Combination?

A:     NuCube’s directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests. These interests include, among other things, the interests listed below:

•        Continuing Officer and Executive Officer Positions:    Certain officers of NuCube are expected to become officers of the Combined Company upon the consummation of the Business Combination. Specifically, the following individuals who are currently officers of NuCube are expected to become officers of the Combined Company upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Cristian Rabiti	Co-Founder, Chief Executive Officer, President, and Director
Allen Morgan	Executive Chairman and Director
Michael Green	Chief Legal Officer and Corporate Secretary
John Faieta	Senior Director of Finance and Treasury

•        Board Service and Compensation:    Additionally, each of Cristian Rabiti, Allen Morgan, Thomas D. Hennessy, Marin Katusa, Tom McGovern, John Schreiber and [•] have been identified as nominees to serve on the Combined Company Board immediately after the consummation of the Business Combination, in connection with which Thomas D. Hennessy, Marin Katusa, Tom McGovern, John Schreiber and [•] may receive compensation for such service, to the extent the Combined Company determines to provide any such compensation to its board and board committee members. See also the section of this proxy statement/prospectus entitled “Interests of Directors and Executive Officers in the Business Combination — Post-Closing Director Compensation.”

•        Treatment of Equity Awards:    As of June 30, 2026, the following NuCube directors and executive officers held the following vested and unvested NuCube Options under the Company Incentive Plan, which will be converted into Assumed Options at Closing:

Name	Vested Options	Unvested Options
Cristian Rabiti	242,212	944,887
Michael Green	—	110,000
John Faieta	—	65,000

No directors currently hold any outstanding NuCube Options.

•        Certain officers and directors of NuCube will be entitled to receive a portion of the consideration contemplated by the Business Combination Agreement upon the consummation of the Business Combination. See also the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of NuCube’s directors and officers in the Business Combination.

•        CEO Employment Agreement:    It is a condition to the consummation of the proposed Business Combination pursuant to the terms of the Company, NuCube, entered into the CEO Employment Agreement with NuCube, which agreement will be effective and contingent upon the consummation of the Business Combination. See also the section of this proxy statement/prospectus entitled “Executive Compensation of NuCube” for a further discussion of the CEO Employment Agreement.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal (Proposal 1) — Interests of NuCube’s Members, Directors, and Officers” and “Management After the Business Combination — Executive Officers and Directors After the Business Combination” and “Executive and Director Compensation of NuCube — Executive Compensation” and “Interests of Directors and Executive Officers in the Business Combination” and “The Charter Proposal (Proposal 3)” of this proxy statement/prospectus for a further discussion of these interests.

Q:     What happens if I sell my Class A Ordinary Shares before the Extraordinary General Meeting?

A:     The Record Date is earlier than the date of the Extraordinary General Meeting. If you transfer your Class A Ordinary Shares after the Record Date, but before the Extraordinary General Meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Class A Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the Extraordinary General Meeting.

Q:     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination and exercise their redemption rights?

A:     Launch Two shareholders who vote in favor of the Business Combination may nevertheless also exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders. NuCube’s obligation to consummate the Business Combination is subject to, the Minimum Cash Condition, among other things. In addition, with fewer public shares and Public Shareholders, the trading market for the Combined Company’s stock may be less liquid than the market for Ordinary Shares was prior to consummation of the Business Combination and the Combined Company may not be able to meet the listing standards of Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into NuCube’s business will be reduced. As a result, the proceeds will be greater in the event that no Public Shareholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which Public Shareholders exercise the maximum allowed redemption rights.

Q:     What happens if any of the Required Proposals (consisting of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal) are not approved?

A:     If any of the Required Proposals are not approved, the Business Combination will not be consummated. If Launch Two does not otherwise consummate an alternative business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), pursuant to the Current Charter, Launch Two will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the Public Shareholders (net of taxes payable and up to $100,000 of interest to pay dissolution expenses), unless Launch Two seeks and obtains the consent of its shareholders to amend the Current Charter to extend the date by which it must consummate its initial business combination, in which event Public Shareholders will be entitled to redemption rights in accordance with the Current Charter. If Launch Two’s business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), then Launch Two will cease all business except for the purposes of winding up, and Launch Two will redeem all Public Shares and distribute amounts in the Trust Account as provided in the Current Charter.

Q:     Do I have redemption rights in connection with the Business Combination?

A:     Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of October 8, 2026, after giving effect to the redemption of 18,322,071 Public Shares in connection with the Extension Meeting, based on funds in the Trust Account of approximately $50.7 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.84 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Class A Ordinary Shares for cash and will only have equity interests in the Combined Company pursuant to the exercise of its Public Warrants, to the extent it still holds Public Warrants. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Launch Two’s transfer agent prior to the Extraordinary General Meeting. See the section entitled “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to elect to have Launch Two redeem your shares for cash.

Q:     Will my vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you attend or vote your Ordinary Shares at the Extraordinary General Meeting, and regardless of how you vote your shares. As a result, the Business Combination Agreement and the Required Proposals can be approved by shareholders who will elect to have their shares redeemed and who will no longer remain shareholders, leaving shareholders who choose not to elect to have their shares redeemed holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability of the Combined Company to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on [    ], 2026 (two (2) business days before the date of the Extraordinary General Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, that Launch Two redeem your Public Shares for cash to CST, Launch Two’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

Please also affirmatively certify in your request to CST for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholders with respect to Ordinary Shares. A holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights, without the prior consent of the Company, with respect to an aggregate of 15% or more of the Public Shares, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash.

Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Launch Two’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Launch Two does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Launch Two’s consent, until the consummation of the Business Combination, or such other date and time as determined by the Launch Two Board. If you delivered your shares for redemption to Launch Two’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Launch Two’s transfer agent return the shares (physically or electronically). You may make such request by contacting Launch Two’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If Launch Two receives valid redemption requests from holders of Public Shares prior to the redemption deadline, Launch Two may, at its sole discretion, following the redemption deadline and until the date of Closing (or such earlier date and time, if any, as Launch Two may determine in its sole discretion), seek and permit withdrawals by one or more of such holders of their redemption requests. Launch Two may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account. If a holder of Public Shares delivered its Public Shares for redemption to the transfer agent and decides within the required timeframe not to exercise its redemption rights, it may request that the transfer agent return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     Holders of Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in their investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “U.S. Federal Income Tax Considerations for Holders of Public Shares, Launch Two Public Warrants, Combined Company Common Stock, and/or Combined Company Warrants.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     What are the U.S. federal income tax consequences of the Merger?

A:     Beneficial owners of Public Shares who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Public Shares in the Merger and will therefore not be subject to any material U.S. federal income tax consequences as a result of the Merger. NuCube and Launch Two intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger qualifies as a reorganization, then NuCube, holders of NuCube Common Stock, Launch Two and holders of Launch Two common stock should not recognize gain or loss as a result of the exchange, pursuant to the Merger, of NuCube Common Stock for shares of Combined Company Common Stock and the contingent right to receive Earnout Shares. For a more detailed discussion of the U.S. federal income tax consequences of the Merger, see the section entitled “U.S. Federal Income Tax Considerations for Holders of Public Shares, Launch Two Public Warrants, Combined Company Common Stock, and/or Combined Company Warrants — Tax Considerations of the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger for NuCube, Launch Two and Holders of NuCube Common Stock.”

Q:     What are the U.S. federal income tax consequences of the Domestication?

A:     For a description of the U.S. federal income tax consequences of the Domestication, see the description in the section entitled “U.S. Federal Income Tax Considerations for Holders of Public Shares, Launch Two Public Warrants, Combined Company Common Stock, and/or Combined Company Warrants.”

Q:     If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?

A:     No. The holders of Warrants have no redemption rights with respect to Warrants.

Q:     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:     No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to CST, our transfer agent, with written instructions to separate such Units into Public Shares, and Public Warrants. This must be completed far enough in advance to permit the mailing of the stock certificates for the Public Shares back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See the section entitled “How do I exercise my redemption rights?” above. The address of CST is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to CST, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust Company’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Launch Two shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     After completion of the Business Combination, if consummated, the funds held in the Trust Account will be used to pay holders of the Public Shares who properly exercise their redemption rights and, after paying the Redemptions, a portion is expected to be used (i) to pay Launch Two’s Expenses due as of the Closing, (ii) to pay NuCube’s Expenses due as of the Closing and (iii) by the Combined Company for working capital and general corporate purposes.

The table below summarizes the estimated cash position of the Combined Company immediately following the Business Combination under different redemption scenarios, after giving effect to the payment of estimated transaction expenses.

Redemption Scenario	Cash from Trust (Net of Redemptions)	Total Estimated Cash at Closing(1)
No Redemption	$51,332,733	$90,293,826
25% Redemption	$49,071,688	$88,032,781
50% Redemption	$46,810,643	$85,771,736
75% Redemption	$44,549,599	$83,510,692
Maximum Redemption	$42,288,552	$81,249,645

____________

(1)      Reflects the payment of $10,950,000 of deferred underwriter fees incurred during the Launch Two initial public offering due upon completion of the Business Combination, and an estimated $6,524,500 of acquisition-related transaction costs. The remaining estimated transaction costs of $2,000,000 incurred or expected to be incurred by NuCube are assumed to be settled in cash subsequent to the Closing and consists of the success fee to be paid to Fusion Park LLC (“Fusion Park”). The table does not give effect to any Transaction Financing (including PIPE, forward purchase agreements or other capital raising arrangements), which may be entered into in connection with the Business Combination. If consummated, such financing would increase the Combined Company’s cash at Closing on a dollar-for-dollar basis, prior to payment of transaction expenses.

If the Business Combination is consummated, the funds remaining in the Trust Account after payment of the foregoing and any additional transaction expenses, if any (“Remaining Proceeds”), are expected to be used by the Combined Company for working capital and general corporate purposes.

Despite the receipt of the Remaining Proceeds, the Combined Company may still require other available sources of liquidity to fund its operations, including any funds on hand, any funds generated through business operations and any funds that may be available to the Combined Company through financing or other means, if and to the extent available.

As of the date of this proxy statement/prospectus, NuCube cannot predict with certainty all of the particular uses of the funds held in the Trust Account. The amounts and timing of the Combined Company’s actual expenditures may vary significantly depending on numerous factors, including the amount of Remaining Proceeds realized from the Business Combination, if any, cash flows from operations and the anticipated growth of the Combined Company’s business. The Combined Company’s management will retain broad discretion over the allocation of the proceeds from the Business Combination.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Launch Two is unable to complete the Business Combination or another business combination transaction by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the Current Charter provides that Launch Two will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as Launch Two shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Launch Two’s remaining shareholders and the Launch Two Board, liquidate and dissolve, subject in each case to Launch Two’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to Launch Two.

Launch Two expects that the amount of any distribution its Public Shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Launch Two’s obligations under the Companies Act to provide for claims of creditors and other requirements of applicable law. The Sponsor has waived any right to any liquidation distribution from the Trust Account with respect to Founder Shares.

In the event of liquidation, there will be no liquidating distributions with respect to Launch Two’s outstanding Warrants. Accordingly, the Warrants will expire worthless in the event of liquidation.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place (i) as promptly as practicable, but in no event later than the third business day following the satisfaction or waiver of the conditions described below under the section entitled “The Business Combination Proposal (Proposal 1) — Conditions to Closing” or (ii) on such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Business Combination Agreement may be terminated by Launch Two and/or NuCube if the Closing has not occurred by January 7, 2027, at 5:00 p.m., Eastern time (the Outside Date, as extended pursuant to the First Amendment).

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1).”

Q:     Are there financing transactions being entered into in connection with the Business Combination?

A:     In connection with execution of the Business Combination Agreement, Launch Two and NuCube agreed to use reasonable best efforts during the Interim Period to enter into written agreements for Transaction Financings with aggregate proceeds of at least $100 million (the “Financing Agreements”). To date, Launch Two has not entered into any Financing Agreements. As of the date of this proxy statement/prospectus, no Transaction Financing other than the AIDEA Investment has been identified, though it remains possible that such transactions may be identified and consummated by NuCube prior to the Closing.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then submit a proxy to vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, submit your voting instructions on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a shareholder of record of Launch Two as of [    ], 2026, the Record Date, you may submit your proxy before the Extraordinary General Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Shareholders who choose to participate in the Extraordinary General Meeting can vote their shares electronically during the meeting via live audio webcast by visiting www.cstproxy.com/[    ]. You will need the control number that is printed on your proxy card to enter the Extraordinary General Meeting. Launch Two recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Extraordinary General Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Extraordinary General Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:     If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by Launch Two’s shareholders and consummated, you will become a shareholder of the Combined Company. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of Launch Two. However, if you fail to vote at the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the vote on the Business Combination, provided you follow the instructions in this proxy statement/prospectus to redeem your shares.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Launch Two without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxy holders may use their discretion to vote on any other matter which properly comes before the Extraordinary General Meeting.

Q:     If I am not going to attend the Extraordinary General Meeting virtually or in person, should I return my proxy card instead?

A:     Yes. Whether or not you plan to attend the Extraordinary General Meeting, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. Each of the Proposals is non-discretionary. Launch Two believes that each of the Proposals presented to the shareholders (other than the Adjournment Proposal) will be considered non-routine and therefore your broker, bank or other nominee will be unable to vote your shares without your instruction on any of such Proposals presented at the Extraordinary General Meeting. Your bank, broker or other nominee will therefore be able to vote your shares only if you provide it with instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with the instructions you provide. However, Launch Two expects that the Adjournment Proposal will be treated as a routine proposal. Accordingly, your broker, bank or other nominee may vote your shares with respect to the Adjournment Proposal without receiving voting instructions.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. If you are a holder of record of Ordinary Shares as of the close of business on the Record Date, and submit a proxy by mail or otherwise, you can change your vote or revoke your proxy before it is voted at the Extraordinary General Meeting by sending a later-dated, signed proxy card to Launch Two’s secretary at the address listed below so that it is received by Launch Two’s secretary prior to the Extraordinary General Meeting or attend the Extraordinary General Meeting in person online and vote (although attending the Extraordinary General Meeting will not, by itself, revoke a proxy). You also may revoke your proxy by sending a notice of revocation to Launch Two’s secretary, which must be received by Launch Two’s secretary prior to the Extraordinary General Meeting. If you are a beneficial owner of Ordinary Shares as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Launch Two will pay the cost of soliciting proxies for the Extraordinary General Meeting. Launch Two has engaged Advantage Proxy, Inc. (“Advantage Proxy”) to assist in the solicitation of proxies for the Extraordinary General Meeting. Launch Two has agreed to pay Advantage Proxy a fee of $12,500, plus disbursements of its expenses in connection with the services relating to the Extraordinary General Meeting. Launch Two will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Launch Two will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the Ordinary Shares and in obtaining voting instructions from those owners. Launch Two’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person online. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

To obtain timely delivery, Launch Two shareholders must request the materials no later than [    ], 2026.

You may also obtain additional information about Launch Two from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to Launch Two’s transfer agent prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?”. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled “Questions and Answers about the Extraordinary General Meeting” highlights certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Extraordinary General Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references in this summary to “Launch Two” refer to Launch Two Acquisition Corp., and references to “NuCube” refer to NuCube Energy, Inc. prior to the Business Combination. References to “Combined Company” refer to NuCube Holdings, Inc., and include NuCube and any other direct or indirect subsidiaries of NuCube, (to the extent applicable) after giving effect to the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by Launch Two’s public shareholders and do not include any shares issuable upon the exercise of the Warrants.

Parties to the Business Combination

Launch Two Acquisition Corp.

Launch Two is a special purpose acquisition company incorporated as an exempted company under the laws of the Cayman Islands on May 13, 2024, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Class A Ordinary Shares, Units and Public Warrants are currently listed on the Nasdaq under the symbols “LPBB,” “LPBBU” and “LPBBW,” respectively.

On October 8, 2026, Launch Two held the Extension Meeting. At the Extension Meeting, the Launch Two shareholders approved, among other things, the Extension Amendment to extend the date by which Launch Two must consummate a business combination on a monthly basis up to six (6) times, from October 9, 2026 through April 9, 2027, or such earlier date as determined by the Launch Two Board. In connection with the Extension Meeting, Launch Two and the Sponsor entered into the October 2026 Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem an aggregate of 4,481,851 Class A Ordinary Shares and the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized, or up to 1,536,366 Founder Shares in the aggregate. In connection with the Extension Meeting, the holders of 18,322,071 Public Shares properly exercised their right to redeem such shares for cash at a redemption price of approximately $10.84 per share, for an aggregate redemption amount of approximately $198.6 million. Following the Meeting Redemptions, there are 4,677,929 Public Shares currently issued and outstanding.

As of October 8, 2026, after giving effect to the Meeting Redemptions, the Trust Account balance was approximately $50.7 million. On September 30, 2026, Launch Two issued an aggregate of 5,749,999 Class A Ordinary Shares to the Sponsor in the Conversion, following which there are 10,427,928 Class A Ordinary Shares and one Class B Ordinary Share issued and outstanding. Since Launch Two’s IPO, Launch Two’s activity has been limited to efforts toward locating and completing a suitable business combination.

The mailing address of Launch Two’s principal executive office is 180 Grand Avenue, Suite 1530, Oakland, California 94612, and its telephone number is (510) 692-9600.

Merger Sub

Tesseract Merger Sub Inc. was formed as a Delaware corporation on May 18, 2026, and is currently a wholly-owned subsidiary of Launch Two. Merger Sub was formed for the purpose of effectuating the Merger described herein and it has not conducted, and prior to the Effective Time will not conduct, any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Merger Sub will be the surviving company in the Merger, as contemplated by the Business Combination Agreement and described herein, and remain a wholly-owned subsidiary of Launch Two, which will be renamed upon consummation of the Transactions.

The mailing address of Merger Sub’s principal executive office is 180 Grand Avenue, Suite 1530, Oakland CA 94612 and its telephone number is (510) 692-9600.

NuCube

NuCube Energy, Inc. is a Delaware corporation formed on April 24, 2023. NuCube is an advanced-nuclear technology company productizing factory-built microreactors.

The mailing address of NuCube’s principal executive office is 1684 Elk Creek Drive, Idaho Falls, Idaho 83404 and its telephone number is (208) 266-9909.

Proposals to be Voted on by Launch Two Shareholders

The Business Combination Proposal (Proposal 1)

Launch Two, NuCube and Merger Sub have agreed to the Business Combination under the terms of the Business Combination Agreement, dated as of June 25, 2026 and as amended by the First Amendment. Pursuant to the terms and subject to the conditions of the Business Combination Agreement, at the Effective Times of the Merger, among other things:

•        All of the issued and outstanding capital stock of NuCube as of immediately prior to the Effective time shall automatically be cancelled and cease to exist, in exchange for the rights of each eligible NuCube Stockholder to receive its pro rata share of the Stockholder Merger Consideration;

•        All outstanding Company Options to purchase shares of NuCube Common Stock as of immediately prior to the Effective time shall be assumed by the Combined Company and replaced with Assumed Options, subject to equitable adjustments to the exercise prices and number of shares for which such Assumed Options are exercisable, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law; and

•        All outstanding Company Warrants to purchase shares of NuCube Common Stock as of immediately prior to the Effective Time shall be assumed by the Combined Company and converted into warrants to purchase shares of Combined Company Common Stock (the “Assumed Warrants”), subject to equitable adjustments to the exercise price and the number of shares subject thereto, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

Assuming the other Required Proposals are approved, Launch Two is asking its shareholders to vote upon a proposal to approve and adopt the Business Combination Agreement.

Dilution

Launch Two issued shares in the Launch Two IPO at $10 per share and there are 10,427,929 ordinary shares issued and outstanding after giving effect to the 18,322,071 Launch Two ordinary shares redeemed in October 2026. In connection with the Business Combination, there will be 44,713,916 shares issued to the NuCube equity holders, and 2,500,000 shares issued to the PIPE Investors. Redemption levels of no additional redemptions, 25%, 50%, 75% and maximum redemptions have been disclosed in the table below as required by Item 1604(c).

For purposes of Item 1604(c)(1) of Regulation S-K, Launch Two would have 57,641,845 total shares of common stock outstanding after giving effect to the Business Combination and the Domestication under the no additional redemptions scenario. Where there are no additional redemptions, the company valuation is based on Launch Two’s IPO price of $10.00 and is therefore calculated as: $10.00 (Launch Two’s per share IPO price) times 57,641,845 shares, or $576,418,450.

The following table illustrates the valuation at the offering price of the securities at the Launch Two IPO price of $10.00 per share for each redemption scenario:

	Assuming No Additional Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Launch Two shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$46,779,290	$44,718,810	$42,658,330	$40,597,850	$38,537,370
Launch Two public stockholders’ shares outstanding post Business Combination	4,677,929	4,471,881	4,265,833	4,059,785	3,853,737
NuCube shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$447,139,160	$447,139,160	$447,139,160	$447,139,160	$447,139,160
NuCube stockholders’ shares outstanding post Business Combination	44,713,916	44,713,916	44,713,916	44,713,916	44,713,916
Transaction Financing shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$25,000,000	$25,000,000	$25,000,000	$25,000,000	$25,000,000
Transaction Financing shares outstanding post Business Combination	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000
Sponsor and HCG shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$52,500,000	$52,500,000	$52,500,000	$52,500,000	$52,500,000
Sponsor and HCG shares outstanding post Business Combination(1)	5,250,000	5,250,000	5,250,000	5,250,000	5,250,000
Launch Two other shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$5,000,000	$5,000,000	$5,000,000	$5,000,000	$5,000,000
Launch Two other shares outstanding post Business Combination(2)	500,000	500,000	500,000	500,000	500,000
Total valuation based on offering price of the securities in Launch Two IPO of $10.00 per share	$576,418,450	$574,357,970	$572,297,490	$570,237,010	$568,176,530
Total shares outstanding post Business Combination(3)	57,641,845	57,435,797	57,229,749	57,023,701	56,817,653

____________

          The required disclosure is not a guarantee that the trading price of the Combined Company will not be below the offering price in the Launch Two IPO, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

(1)      The number of shares presented assumes that the Launch Two transaction expenses do not exceed $5,000,000 and no founder shares are forfeited. Includes up to 1,536,366 Founder Shares to be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

(2)      Includes 350,000 Founder Shares to be transferred to SCA and 150,000 Founder Shares to be transferred to SRX upon the Closing.

(3)      Excludes the dilutive effect of 36,701,568 shares representing 11,500,000 outstanding Launch Two Public Warrants, 7,075,000 outstanding Launch Two Private Placement Warrants, 2,701,686 outstanding NuCube Warrants, 2,849,882 NuCube options and 12,575,000 Earnout Shares.

Organizational Structure

The diagrams below depict a simplified version of the current organizational structures of Launch Two and NuCube prior to, and after, the consummation of the proposed Business Combination, taking into account various assumptions, as further described below and under the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages” and as described under the presentation described as the “Assuming No Additional Redemptions” in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Launch Two Pre-Closing Structure Chart

NuCube Pre-Closing Structure Chart

NuCube
Stockholders
NuCube Energy, Inc.
(Delaware)

The diagram below depicts a simplified version of the Combined Company’s organizational structure immediately following the completion of the Business Combination, taking into account the assumptions identified in the caption above.

Combined Company Post-Closing Structure Chart

The Domestication Proposal (Proposal 2)

Launch Two is asking its shareholders to consider and vote on a proposal to approve, by special resolution of the Launch Two Class B Shareholders, (a) to change the domicile of Launch Two pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation; (b) the adoption upon the Domestication taking effect, the certificate of incorporation, in the form appended to this proxy statement/prospectus as Annex B, in place of Launch Two’s Current Charter and the Proposed Bylaws, as further described below; and (c) the filing of a Certificate of Corporate Domestication and the Interim Charter with the Secretary of State of Delaware, under which Launch Two will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. Only the Launch Two Class B Shareholders will carry the right to vote to transfer Launch Two by way of continuation in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Launch Two in such other jurisdiction). The Domestication Proposal is described in more detail in this proxy statement/prospectus under the heading “The Domestication Proposal (Proposal 2).”

The Charter Proposal (Proposal 3)

Launch Two is asking its shareholders to consider and vote on a proposal to approve, by ordinary resolution, the Proposed Charter, as attached to this proxy statement/prospectus as Annex C. The Proposed Charter, which will be effective as of the Closing, will, among other things, increase the authorized shares of capital stock of the Combined Company to 260,000,000 shares of capital stock, consisting of 250,000,000 shares of Combined Company Common Stock and 10,000,000 shares of undesignated Combined Company Preferred Stock. Concurrent with the adoption of the Proposed Charter, the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex D will also be adopted.

A summary of these provisions is set forth in the “The Charter Proposal (Proposal 3)” section of this proxy statement/prospectus and a copy of these provisions is attached hereto as Annex C. You are encouraged to read them in their entirety.

The Advisory Organizational Documents Proposals (Proposals 4A – 4F)

Launch Two is asking its shareholders to consider and vote upon proposals to approve, by ordinary resolution and on a non-binding advisory basis, certain material differences between the Current Charter in effect prior to the Domestication and the terms and provisions to be set forth in the Proposed Charter of the Combined Company upon completion of the Business Combination. In accordance with SEC guidance, each of the Advisory Organizational Documents Proposals is being presented separately and will be voted upon on a non-binding advisory basis.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

•        Proposal 4A — Authorized Shares:    Under the Proposed Organizational Documents, the Combined Company would be authorized to issue 250,000,000 shares of the Combined Company Common Stock, par value $0.0001 per share, and 10,000,000 shares of designated Combined Company Preferred Stock, par value $0.0001 per share.

•        Proposal 4B — Exclusive Forum Provision:    A proposal to amend the Current Charter to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•        Proposal 4C — Adoption of Majority Vote Requirement:    The Proposed Organizational Documents would require the Proposed Bylaws may be amended by the Combined Company Board or by the stockholders by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote on such amendment, voting as a single class, and that any amendment to the Proposed Charter will generally require the affirmative vote of at least a majority of the Combined Company’s then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

•        Proposal 4D — Removal of Directors:    The Proposed Organizational Documents would permit the removal of a director only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class, subject to the rights, if any, of any series of Combined Company Preferred Stock.

•        Proposal 4E — Action by Written Consent of Stockholders:    The Proposed Organizational Documents would require stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•        Proposal 4F — Other Changes in Connection with Adoption of the proposed the Proposed Organizational Documents:    The Proposed Organizational Documents would (1) change the corporate name from “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.”, (2) make the Combined Company’s corporate existence perpetual, and (3) remove certain provisions related to the Combined Company’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

A summary of these provisions is set forth in the “The Advisory Organizational Documents Proposals (Proposals 4A – 4F)” section of this proxy statement/prospectus. You are encouraged to read them in their entirety.

The Incentive Plan Proposal (Proposal 5)

Launch Two is asking its shareholders to consider and vote on a proposal to approve, by ordinary resolution and the material terms thereunder.

If approved by the Launch Two shareholders and adopted by the Combined Company, the Incentive Plan will be available to the Combined Company on a go-forward basis from the Closing. The initial aggregate number of shares of Combined Company Common Stock available for issuance under the Incentive Plan will be equal to approximately 10% of the total number of shares of issued and outstanding Combined Company Common Stock as of immediately following the Closing of the Business Combination on a fully diluted basis.

A summary of the Incentive Plan is set forth in the “The Incentive Plan Proposal (Proposal 5)” section of this proxy statement/prospectus and the form of the Incentive Plan is attached to this proxy statement/prospectus as Annex E.

The Nasdaq Proposal (Proposal 6)

Launch Two is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable provisions of the Nasdaq Listing Rules, the issuance of the shares of Combined Company Common Stock and the Combined Company Units to be issued in the Business Combination and the additional shares of Combined Company Common Stock that will, upon Closing, be reserved for issuance (i) upon conversion of any Working Capital Loans, (ii) in connection with any Transaction Financing, and (iii) pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Listing Rule 5635.

The Director Election Proposal (Proposal 7)

Launch Two is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, the election of seven (7) directors, effective upon the Closing, to serve on the Combined Company Board until their respective successors are duly elected and qualified, or until such directors’ earlier death, resignation or removal.

The Insider Letter Amendment Proposal (Proposal 8)

Launch Two is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, amendments to the Insider Letter, attached to this proxy statement/prospectus as Annex F, to revise the lock-up period applicable to the Founder Shares set forth in the Insider Letter. The Insider Letter Amendment Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 8: The Insider Letter Amendment Proposal.”

The Adjournment Proposal (Proposal 9)

Launch Two is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or time, if necessary or appropriate as determined by the chairman of the Extraordinary General Meeting, at the determination of the chairman of the Extraordinary General Meeting.

Conditionality of Proposals

The Required Proposals are conditioned on the approval of the Business Combination Proposal and each of the other Required Proposals. Unless the Business Combination Proposal is approved, the other Required Proposals will not be presented to the shareholders of Launch Two at the Extraordinary General Meeting. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned on any other proposal. It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal) do not receive the requisite vote for approval, then Launch Two will not consummate the Business Combination unless, with respect to any Required Proposal not required by law or applicable Nasdaq rules, the parties agree to waive such condition. If Launch Two does not consummate the Business Combination and fails to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its public shareholders (net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Extraordinary General Meeting

Date, Time and Place of the Extraordinary General Meeting

The Extraordinary General Meeting will be held virtually at [        ] a.m. Eastern Time on [        ], 2026 or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. For the purposes of the Current Charter (as defined below), the Extraordinary General Meeting may also be attended physically, in person at [        ].

Registering for the Extraordinary General Meeting

As a Launch Two shareholder, you received a proxy card from CST. The form contains instructions on how to attend the meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact CST at the phone number or e-mail address below. CST’s support contact information is as follows: (917) 262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the meeting starting [        ], 2026 at [        ] a.m. Eastern Time. Enter the URL address www.cstproxy.com/[        ] into your browser and enter your control number, name, and email address. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

A Launch Two shareholder that holds such shareholder’s shares in “street name,” which means such shareholder’s shares are held of record by a broker, bank or other nominee, may need to contact CST to receive a control number. If you plan to vote shares you hold in “street name” at the meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, CST will issue you a guest control number with proof of ownership. Either way, you must contact CST for specific instructions on how to receive the control number. They can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing [1 800-450-7155] within the U.S. and Canada (toll-free), or [+1 857-999-9155] outside the U.S. and Canada (standard rates apply) when prompted enter the pin number [        ]#. This is listen-only and is being provided as a courtesy, and you will not be able to vote, be deemed present at the meeting or enter or ask questions during the meeting via telephone.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Launch Two is asking its shareholders to consider and vote upon:

•        The Business Combination Proposal. The Business Combination Agreement, as amended, is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2.

•        The Domestication Proposal. The Interim Charter is attached to this proxy statement/prospectus as Annex B.

•        The Charter Proposal. The Proposed Charter is attached to this proxy statement/prospectus as Annex C, and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex D.

•        The Advisory Organizational Documents Proposals.

•        The Incentive Plan Proposal. The Incentive Plan is attached to this proxy statement/prospectus as Annex E.

•        The Nasdaq Proposal.

•        The Director Election Proposal.

•        The Insider Letter Amendment Proposal. The Insider Letter Amendment is attached to this proxy/prospectus as Annex F.

•        The Adjournment Proposal, if presented at the Extraordinary General Meeting.

Voting Power and Record Date

You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned Ordinary Shares at the close of business on [        ], 2026, which is the Record Date. You are entitled to one vote for each Launch Two Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 10,427,929 Ordinary Shares outstanding, of which 4,677,929 are Public Shares and 5,750,000 are Founder Shares.

Vote of the Sponsor

In connection with the IPO, Launch Two entered into an agreement with the Sponsor pursuant to which the Sponsor agreed to vote any Ordinary Shares owned by it in favor of a proposed business combination. This agreement applies to the Business Combination Proposal and for all other Proposals presented to Launch Two shareholders in this proxy statement/prospectus.

The Sponsor has waived any redemption rights, including with respect to Class A Ordinary Shares purchased in the open market, in connection with Business Combination. No consideration was provided in exchange for the Sponsor’s waiver of its redemption rights. The Founder Shares have no redemption rights upon Launch Two’s liquidation and will be worthless if no business combination is effected by Launch Two by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders). If Launch Two’s business combination is not consummated by April 9, 2027 (or such other date as may be approved by Launch Two shareholders), then Launch Two’s existence will terminate, and Launch Two will distribute amounts in the Trust Account as provided in the Current Charter.

Quorum and Required Vote for Shareholder Proposals

A quorum of Launch Two shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one-third (1/3) of the Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting are represented in person online or by proxy at the Extraordinary General Meeting.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Domestication Proposal requires a special resolution of the Launch Two Class B Shareholders under the Current Charter and Cayman Islands law, being a resolution passed by at least two-thirds (2/3) of the votes which are cast by the Launch Two Class B Shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Charter Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding Ordinary Shares, who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

The Required Proposals are conditioned on the approval of the Business Combination Proposal and each of the other Required Proposals. Unless the Business Combination Proposal is approved, the other Required Proposals will not be presented to the shareholders of Launch Two at the Extraordinary General Meeting. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned on any other proposal. It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal) do not receive the requisite vote for approval, then Launch Two will not consummate the Business Combination unless, with respect to any Required Proposal not required by law or applicable Nasdaq rules, the parties agree to waive such condition. If Launch Two does not consummate the Business Combination and fails to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its public shareholders (net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

In accordance with the Insider Letter entered into concurrently with the IPO, all of the Ordinary Shares owned by the Sponsor, equal to approximately 55.1% of the issued and outstanding Ordinary Shares, will be voted in favor of each of the Proposals. Accordingly, assuming all of the outstanding Ordinary Shares vote on each Proposal, the Ordinary Shares held by the Sponsor are sufficient to approve each of the Proposals that requires an ordinary resolution without the affirmative vote of any Public Shares, and the Charter Proposal, which requires a special resolution, requires the affirmative vote of an additional 1,201,953 Public Shares, or approximately 25.7% of the Public Shares, in order to be approved, where the Class A Ordinary Shares vote together with the Class B Ordinary Share as a single class. The Sponsor, as the holder of the sole issued and outstanding Class B Ordinary Share, holds sufficient votes to approve the Domestication Proposal.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “The Extraordinary General Meeting — Quorum and Required Vote for Proposals.”

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person online (which will have the effect of revoking any prior proxy given before the Extraordinary General Meeting). A shareholder may also change its vote by submitting a later-dated proxy or written revocation, as described in the section entitled “Extraordinary General Meeting — Revoking Your Proxy; Changing Your Vote.”

Redemption Rights

Pursuant to the Current Charter, holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, net of taxes payable and up to $100,000 of interest to pay dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made in accordance with the procedures reflected in this proxy statement/prospectus and the Current Charter and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable). For illustrative purposes, based on funds in the Trust Account of approximately $50.7 million on October 8, 2026 (after giving effect to the Meeting Redemptions), the estimated per share Redemption Price at the Closing would have been approximately $10.84. A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of Exchange Act) will be restricted from redeeming, without the prior consent of the Company, in the aggregate such shareholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Public Shares included in the Units (including overallotment securities sold to Launch Two’s underwriters in connection with the IPO). Holders of Launch Two’s outstanding Public Warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of Outstanding Units must separate the underlying Class A Ordinary Shares and Public Warrants included in the Units prior to exercising redemption rights with respect to Public Shares.

In order to exercise redemption rights, holders of Public Shares must:

•        prior to 5:00 p.m. Eastern Time on [        ], 2026 (two (2) business days before the Extraordinary General Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that such Public Shares be redeemed for cash to CST, Launch Two’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        In your request to CST for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Ordinary Shares; and

•        deliver your Public Shares either physically or electronically through DTC to Launch Two’s transfer agent at least two (2) business days before the Extraordinary General Meeting. Public Shareholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Launch Two’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Launch Two does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their Public Shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Launch Two’s consent, until the consummation of the Business Combination, or such other date and time as may be determined by the Launch Two

Board in its sole discretion. If you delivered your shares for redemption to Launch Two’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Launch Two’s transfer agent return the shares (physically or electronically). You may make such a request by contacting Launch Two’s transfer agent at the phone number or address listed above.

If Launch Two receives valid redemption requests from holders of Public Shares prior to the redemption deadline, Launch Two may, at its sole discretion, following the redemption deadline and until the date of Closing (or such earlier date and time, if any, as Launch Two may determine in its sole discretion), seek and permit withdrawals by one or more of such holders of their redemption requests. Launch Two may select which holders to seek such withdrawals of redemption requests from based on any factors Launch Two may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account. If a holder of Public Shares delivered its Public Shares for redemption to the transfer agent and decides within the required timeframe not to exercise its redemption rights, it may request that the transfer agent return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Launch Two otherwise does not consummate a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will be required to redeem all Public Shares and dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the Public Shareholders and the Warrants will expire worthless.

Appraisal Rights

Launch Two shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

Launch Two Board’s Reasons for the Approval of the Business Combination

The Launch Two Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Launch Two Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weight to different factors. The Launch Two Board viewed its decision as being a business judgment that was based on all of the information available to, and the factors presented to and considered by it. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Prior to Launch Two entering into the Business Combination Agreement, the Launch Two Board convened a meeting to complete its evaluation of the proposed Business Combination and the Transactions. In such evaluation, the Launch Two Board considered the matters necessary or appropriate for the Launch Two Board to reach an informed conclusion as to the fairness and advisability of the Transactions, including, without limitation, whether the proposed Business Combination is in the best interests of Launch Two’s shareholders. The Launch Two Board unanimously approved the Transactions as being fair to and in the best interests of Launch Two and its shareholders as a whole, and determined to recommend the Business Combination to the Launch Two shareholders. Prior to reaching these conclusions and determinations, the Launch Two Board consulted with Launch Two’s advisors and reviewed in detail information and analyses provided to the Launch Two Board by Launch Two management, as further described below. Additionally, the Launch Two Board obtained a fairness opinion from Houlihan Capital regarding the consideration to be issued or paid in the Business Combination. As Launch Two management and the members of the Launch Two Board have substantial experience evaluating the financial merits of companies across a variety of industries, including asset management, financial services, real estate, energy, technology, industrial, and business and consumer services sectors, the Launch Two Board concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the proposed Business Combination and its terms.

The Launch Two Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        NuCube’s business, technology platform and market opportunity.    Launch Two Board considered NuCube’s development of high-temperature modular microreactors designed to provide reliable, scalable and low-carbon energy solutions, including for potential applications involving energy-intensive industries, remote communities and data centers. The Launch Two Board considered the potential market opportunity for advanced nuclear technologies and the increasing demand for reliable energy solutions.

•        NuCube’s technology and competitive position.    Launch Two Board considered NuCube’s proprietary technology, engineering capabilities, use of advanced nuclear fuel technologies and development approach, including its efforts toward commercialization of its microreactor systems. The Launch Two Board considered NuCube’s potential competitive advantages relative to other energy solutions and advanced reactor technologies, including its solid-state microreactor design with no moving parts, its expected ability to provide continuous, high-temperature, carbon-free power for energy-intensive applications, its focus on supplying reliable, high-temperature power for artificial intelligence (“AI”) data centers, industrial facilities and remote applications, its modular reactor design intended to facilitate manufacturing and deployment, its use of TRISO fuel, and the expected operational and safety characteristics of its solid-state reactor architecture.

•        Experienced management team and technical expertise.    Launch Two Board considered the experience of NuCube’s management team, technical personnel and advisors in nuclear technology development, engineering, fuel qualification, regulatory matters and commercialization efforts. In particular, the Launch Two Board considered the management team’s collective experience in advanced reactor design and commercialization, nuclear fuels development, nuclear operations, engineering and project execution, as well as the backgrounds of key executives who previously held leadership and technical roles at organizations such as the Idaho National Laboratory, Battelle Energy Alliance, the Tennessee Valley Authority and Ultra Safe Nuclear Corporation.

•        Fairness Opinion.    The Houlihan Capital opinion, dated June 18, 2026, to the Launch Two Board to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by Launch Two in the Business Combination is fair, from a financial point of view, to Launch Two, as more fully described below in the section of this proxy statement/prospectus entitled “— Opinion of Houlihan Capital, LLC.”

The Launch Two Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following material factors:

•        Shareholder Redemptions.    Public shareholders of Launch Two have the right to redeem their public shares in connection with the shareholder vote to approve the Business Combination. The Launch Two Board considered the risk that significant redemptions could reduce the cash available to the combined company and make it more difficult to satisfy the $75 million Minimum Cash Condition or otherwise complete the Business Combination.

•        Sponsor Incentives and Potential Conflicts of Interest.    The Launch Two Board considered that the Sponsor and Launch Two’s directors and officers may have interests in the Business Combination that differ from, or are in addition to, the interests of Launch Two’s public shareholders, including because the Sponsor’s founder shares, private placement warrants and other interests would have value only if an initial business combination is completed. As a result, the Sponsor and Launch Two’s directors and officers may have conflicts of interest in evaluating and determining whether to pursue and consummate the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Launch Two’s Directors and Officers in the Business Combination.”

•        Fees and Expenses.    The Launch Two Board considered the fees and expenses expected to be incurred in connection with the Business Combination and the potential impact of such expenses on the combined company and the cash available at Closing.

•        Execution and commercialization risk.    The Launch Two Board considered the risks associated with NuCube’s ability to successfully develop, commercialize and scale its advanced nuclear technology, execute its business plan and achieve its anticipated growth objectives.

•        Regulatory and industry risk.    The Launch Two Board considered the significant regulatory, licensing and permitting requirements applicable to NuCube’s business, together with the uncertainties inherent in the advanced nuclear industry and the timing of regulatory approvals.

•        Financing and operating risk.    The Launch Two Board considered NuCube’s anticipated future capital requirements, its pre-revenue stage of development and the risks associated with obtaining sufficient financing to support its operations and commercialization strategy.

•        General transaction and public company risks.    The Launch Two Board considered the risks associated with completing the Business Combination, operating as a public company and the other risks described under the section entitled “Risk Factors.”

After considering the foregoing factors, together with the other information available to it, the Launch Two Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of Launch Two and its shareholders.

At the conclusion of this process, the Launch Two Board determined that while, like all business deals, the acquisition of NuCube presents potential risks, nevertheless pursuing a business combination with NuCube would overall be an attractive opportunity for Launch Two and its shareholders. Based on its review of information about NuCube and its business plans, together with the results of Launch Two management’s financial analyses, as further described below, the factors considered by the Launch Two Board that supported its decision that the Transactions are in the best interests of Launch Two and its shareholders included, but were not limited to, the following:

•        Experienced Management Team.    The Launch Two Board believed NuCube’s management possesses significant technical, commercial and industry experience necessary to execute its business strategy.

•        Large Addressable Market.    The Launch Two Board believed NuCube is positioned to capitalize on increasing demand for reliable, carbon-free baseload electricity, particularly from AI data centers, industrial customers and other energy-intensive applications.

•        Differentiated Technology Platform.    The Launch Two Board considered NuCube’s advanced microreactor technology, intellectual property portfolio and commercialization strategy as providing meaningful competitive differentiation.

•        Growth Opportunity.    The Launch Two Board believed the Business Combination would provide NuCube with enhanced access to capital markets to support commercialization and future growth initiatives.

•        Public Company Platform.    The transaction would provide NuCube with access to the public capital markets while providing Launch Two shareholders the opportunity to participate in NuCube’s anticipated future growth.

•        Transaction Terms.    The Launch Two Board considered the negotiated valuation, transaction structure, governance arrangements, closing conditions, representations, warranties and covenants contained in the Business Combination Agreement.

•        Due Diligence Results.    The Launch Two Board considered the results of the legal, financial, accounting, tax, regulatory and business diligence performed by Launch Two and its advisors.

•        Fairness Opinion.    Receipt of the fairness opinion from Houlihan Capital that, as of its date and subject to the assumptions and limitations contained therein, the consideration to be issued or paid in the Business Combination was fair, from a financial point of view, to Launch Two.

•        Ability to Complete Launch Two’s Business Objective.    The transaction provides Launch Two with an opportunity to complete its initial business combination within the required timeframe.

In the course of its deliberations, in addition to the various other risks associated with the business of NuCube, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Launch Two Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Execution and Commercialization Risk:    NuCube’s ability to successfully develop, commercialize and deploy its microreactor technology and execute its business plan.

•        Regulatory, Licensing and Permitting Risk:    The risks associated with obtaining required governmental, regulatory and licensing approvals, including NRC licensing and interactions with the DOE, and the potential impact that regulatory delays or changes could have on NuCube’s development and commercialization efforts.

•        Fuel Supply Risk (HALEU):    The availability and timing of commercial HALEU fuel supply and the potential impact of supply constraints or delays on commercialization.

•        Availability of Transaction Financing:    The risk that the amount of cash available at Closing could be affected by shareholder redemptions, financing conditions or the failure to satisfy the transaction’s minimum cash condition, which could require the parties to obtain additional financing or otherwise affect the timing or consummation of the Business Combination.

•        Technology Development Risk:    The risks associated with the successful development, testing and commercialization of NuCube’s technology, including the possibility of technical challenges, delays in development or deployment, or that the technology may not perform as anticipated.

•        Public Company/Transaction Risk:    The risks associated with completing the Business Combination and operating as a public company, including increased compliance, governance and reporting obligations, integration challenges, continued Nasdaq listing requirements and the additional costs associated with being a public company.

In addition to considering the factors described above, the Launch Two Board also considered that the Sponsor and certain officers and directors of Launch Two may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Launch Two shareholders (see section entitled “The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination”). In evaluating the conflicts of interest referenced above, the Launch Two Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Launch Two with any other target business or businesses, and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of the Combined Company’s stock.

After considering the foregoing, the Launch Two Board concluded, in its business judgment, that the potential benefits to Launch Two and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

NuCube’s Reasons for the Business Combination

After careful consideration and consultation with NuCube’s management and NuCube’s financial and legal advisors, NuCube’s board of directors (the “NuCube Board”) determined that the Business Combination contemplated by the Business Combination Agreement was advisable and in the best interests of NuCube and its stockholders. In reaching its determination, the NuCube Board considered numerous factors in evaluating the Business Combination, including, among others, the optimal path to support NuCube’s growth, the terms and conditions of the Business Combination Agreement, the current economic, industry and market conditions affecting NuCube, NuCube’s potential path to becoming a public company, the potential liquidity opportunity for NuCube’s long-term stockholders and the risks and uncertainties associated with the Business Combination. The NuCube Board also considered the potential detriments of the Business Combination to NuCube and its affiliates, including, among other factors, the possibility that the Business Combination might not be completed in a timely manner or at all, the costs involved in connection with completing the Business Combination, the time and effort of NuCube management required to complete the Business Combination and the interests of NuCube’s directors and officers. The NuCube Board concluded that the potential benefits of the Business Combination outweighed the associated risks and uncertainties. For a more detailed discussion of the material factors considered by the NuCube Board in approving the Business Combination, see the section entitled “The Business Combination — NuCube’s Reasons for the Business Combination.”

Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination

When you consider the recommendation of the Launch Two Board to vote in favor of approval of the Business Combination Proposal and the other Proposals, Launch Two shareholders should keep in mind that Launch Two’s Sponsor, directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a shareholder and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Launch Two. These interests include, among other things, the fact:

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 5,750,000 Founder Shares held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. While the Founder Shares are not the same as the Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Class A Ordinary Shares, and may become worthless if Launch Two does not complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the aggregate value of the 5,750,000 Founder Shares owned by the Sponsor is estimated to be approximately $61.64 million, assuming the per share value of the Founder Shares is the same as the $10.72 closing price of the Class A Ordinary Shares on the Nasdaq on June 30, 2026;

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 4,500,000 Private Placement Warrants held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will expire worthless. The Sponsor purchased the Private Placement Warrants at an aggregate purchase price of $4,500,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 4,500,000 Private Placement Warrants held by the Sponsor is estimated to be approximately $1.04 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026;

•        that if the Business Combination is consummated, immediately after the Closing, the Sponsor (or, to the extent applicable, distributees of Founder Shares in the aggregate, if the Sponsor, in its discretion, determines to make such a distribution in accordance with the terms of the Sponsor governing documents) and HCG are anticipated to hold an aggregate of 9.1% of the outstanding shares of the Combined Company Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 4,500,000 Private Placement Warrants;

•        that the Sponsor invested an aggregate of $4,525,000 (consisting of $25,000 for the 5,750,000 Founder Shares and $4,500,000 for the 4,500,000 Private Placement Warrants). At Closing, pursuant to the Sponsor Purchase Agreement, HCG is expected to acquire from the Sponsor, in exchange for certain value-add services and contributions and for no cash consideration, up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) and 2,250,000 Private Placement Warrants. Accordingly, following the Business Combination, if consummated, the Sponsor and HCG may experience a positive rate of return on their respective investments in such securities, even if other Launch Two shareholders experience a negative rate of return on their investment. Based on the difference in the effective purchase price per share originally paid by the Sponsor for the Founder Shares and Private Placement Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and HCG may earn a positive rate of return even if the share price of the Combined Company Common Stock after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that, on June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

•        that, on August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part;

•        that, in connection with the Sponsor’s obligations pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale;

•        that, in connection with the extension, approved by Launch Two’s shareholders at the Extension Meeting, of the date by which Launch Two must consummate an initial business combination, on a monthly basis up to six times, from October 9, 2026 to April 9, 2027, Launch Two and the Sponsor entered into the October 2026 Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests previously made with respect to) an aggregate of 4,481,851 Class A Ordinary Shares in connection with the Extension Meeting and to vote such shares in favor of the October 2026 Extension, and the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized, or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized. Accordingly, the longer it takes for Launch Two to consummate an initial business combination, the more Founder Shares that the Sponsor will be required to transfer to the NRA Investors, and the fewer Founder Shares that the Sponsor and HCG will retain upon the Closing;

•        that if, prior to the Closing, the Sponsor provides additional working capital loans to Launch Two (none of which are outstanding as of the date of the accompanying proxy statement/prospectus), up to $1,500,000 of such working capital loans may be convertible into newly-issued Combined Company warrants with terms equivalent to existing Private Placement Warrants at the option of the Sponsor, provided, however, that such loans may not be repaid if no business combination is consummated and Launch Two is forced to liquidate;

•        that unless Launch Two consummates an initial business combination, it is possible that Launch Two’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of funds available to Launch Two not deposited in the Trust Account (as defined below) held for its Public Shareholders, (provided, however, that, as of the date of this proxy statement/prospectus, Launch Two’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Launch Two for reimbursement of such expenses);

•        that if the Trust Account is liquidated, including in the event Launch Two is unable to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the Sponsor has agreed that it will be liable to Launch Two, if and to the extent any claims by a third-party for services rendered or products sold to Launch Two or a prospective target business with which Launch Two has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement (except for Launch Two’s independent registered public accounting firm), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, net of taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Launch Two’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Launch Two’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that, under the terms of an Administrative Services Agreement entered into at the time of the IPO, the Sponsor is entitled to $12,500 per month for office space, secretarial and administrative support services until the earlier of the completion of Launch Two’s initial business combination or its liquidation;

•        that Launch Two’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination closes and pursuant to the terms of the Business Combination Agreement; and

•        that Thomas Hennessy, Launch Two’s existing director, will become a member of the board of directors of the Combined Company after the Business Combination and as such, in the future, will receive any cash or equity compensation that the Combined Company’s Board determines to pay.

In addition to the interests of the Sponsor and Launch Two’s executive officers and directors in the Business Combination, Launch Two shareholders should be aware that the IPO Underwriter may also have financial interests that are different from, or in addition to, the interests of Launch Two shareholders, including the following:

•        that pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to $10,950,000, and such fees are payable only if Launch Two completes an initial business combination; and

•        that pursuant to the terms of the Private Placement Purchase Agreement, the IPO Underwriter purchased 2,575,000 Private Placement Warrants, at an aggregate purchase price of $2,575,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 2,575,000 Private Placement Warrants held by the IPO Underwriter is estimated to be approximately $0.60 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026.

In addition, Launch Two’s executive officers and directors currently have fiduciary duties or contractual obligations to the following other entities. Launch Two does not believe that the pre-existing fiduciary duties or contractual obligations of its executive officers and directors materially impacted its decision to enter into the proposed Business Combination with NuCube:

Individual	Entity	Entity’s Business	Affiliation
James J. McEntee	The Bancorp, Inc.	Banking	Chairman
	Institutional Financial Markets, Inc. T-REX Group, Inc	Finance Finance	Managing Partner Director
Jurgen van de Vyver	Launchpad Capital Launch One Acquisition Corp.	Investment firm Blank check company	Partner CFO
Lynn Eisenhart	Bill & Melinda Gates Foundation	Investment firm	Deputy Director
Jeffrey M. Shanahan	ParkHub	Software and Payment Company	CEO
Alfred J. Pierce III	SEI Investments	Financial Services	Managing Director
Thomas D. Hennessy	Hennessy Capital Group, LLC Hennessy Capital Investment Corp VIII Hennessy Capital Investment Corp VII Compass Digital Acquisition Corp	Finance SPAC SPAC SPAC	President President & Director President, COO & Director CEO & Director

Except as set forth above, no compensation was paid to the Sponsor, or to Launch Two executive officers or directors, for services rendered to or in connection with the Business Combination. However, these persons may be reimbursed for out-of-pocket expenses (if any) incurred in connection with activities on Launch Two’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Further, the Sponsor will receive Combined Company shares in exchange of Launch Two shares that it owns and Combined Company Units in respect of the Private Placement Warrants the Sponsor owns at the Closing of the Business Combination. The issuance of these securities may result in material dilution of the equity interests of non-redeeming Public Shareholders. See the section entitled “Questions and Answers about the Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?”

Other than arising out of the proposed Business Combination and related transactions and as described under “Involvement or past performance by Persons associated with any of NuCube, the Combined Company, or any other businesses, entities or persons affiliated or associated with any of them, does not guarantee that the Business Combination, NuCube or the Combined Company will be successful, and you should be prepared to lose your entire investment” in the section of this proxy statement/prospectus entitled “Risk Factors”, none of Launch Two, the Sponsor, or their respective affiliates had any interest in, or affiliation with, NuCube. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of Launch Two’s officers and directors to enter into the Business Combination Agreement and Launch Two’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize Launch Two’s officers and directors to complete an initial business combination, even if on terms less favorable to Launch Two Public Shareholders compared to liquidating Launch Two, because, among other things, if Launch Two is liquidated without completing an initial business combination, the Founder Shares and Private Placement Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $62.68 million based on the closing price of Class A Ordinary Shares and Launch Two Public Warrants on June 30, 2026), unreimbursed out-of-pocket expenses advanced by the Sponsor and any loans made by the Sponsor to Launch Two, to the extent applicable, would not be repaid to the extent such amounts exceed cash held by Launch Two outside of the Trust Account (none of which such expenses or loans have been incurred or are outstanding, as of the date of this proxy statement/prospectus). Upon completion of the Business Combination, it is not anticipated that any member of Launch Two management or the Launch Two Board will be employed by or provide services to the Combined Company other than as an independent director, and there have been no conversations regarding the same.

Consideration Received or to be Received, and Securities Issued or to be Issued, by or to the Sponsor

The Sponsor has received or may receive the following consideration from Launch Two prior to or in connection with the completion by Launch Two of an initial business combination in accordance with the terms of Launch Two’s governing documents (including upon the Closing of the proposed Business Combination with NuCube):

Interest in Securities	Other Consideration

On May 13, 2024 Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000 (or approximately $0.004 per share). At Closing, 5,750,000 shares of Combined Company Common Stock corresponding to such Founder Shares shall be issued as follows: the Sponsor (or its distributees, as applicable) will receive up to 2,700,000 shares, HCG (or its permitted transferees, as applicable) will receive up to 2,550,000 shares, SRX shall receive 150,000 shares, SCA will receive 350,000 shares, and the NRA Investors will receive an aggregate of 256,061 shares for each month past October 2026 (for up to six months) that Launch Two needs to consummate the Business Combination, or up to 1,536,366 shares total, with the shares so transferred to the NRA Investors reducing, in equal parts, the number of shares to be received by the Sponsor and by HCG.

On October 9, 2024, Sponsor purchased 4,500,000 Private Placement Warrants for an aggregate purchase price of $4,500,000 (or $1.00 per warrant). At Closing, each of the Sponsor and HCG (or their permitted distributees and transferees, as applicable) shall receive 2,250,000 warrants to purchase shares of Combined Company Common Stock corresponding to such Private Placement Warrants.

If any working capital loans are issued by the Sponsor to Launch Two and remain unpaid prior to Closing, any portion of such unpaid loans (excluding up to $1,500,000 of such Sponsor working capital loans which may be converted at the Closing into newly-issued warrants to purchase shares of Combined Company Common Stock with terms equivalent to the Private Placement Warrants, if so converted, in the Sponsor’s discretion) would, if not so converted, be repaid (or converted) at the Closing; provided, however, that, as of the date of this proxy statement/prospectus, there are no such convertible working capital loans outstanding.

The Sponsor, receives $12,500 per month for services pursuant to the Administrative Services Agreement, dated as of October 7, 2024. As of June 30, 2026, approximately $225,000 has accrued or been paid under the Administrative Services Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

On June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire up to 2,875,000 (subject to reduction as described herein) Founder Shares and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

On August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations.

Interest in Securities	Other Consideration

In connection with the Sponsor’s obligations to SRX pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale.

Reimbursement for any unpaid out-of-pocket expenses related to identifying, investigating and completing an initial business combination (provided, however, that as of the date of this proxy statement/prospectus, there are no such expenses for which reimbursement at the Closing is expected).

Because the Sponsor acquired the Founder Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing and will incur additional dilution upon any exercise of the warrants held by the Sponsor, Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Launch Two’s directors and officers is contained in this proxy statement/prospectus, including in the sections entitled: “Questions and Answers About the Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?” and “The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination.”

Recommendation to Launch Two Shareholders

After careful consideration, the Launch Two Board has unanimously approved the Business Combination Agreement and the transactions comprising the Business Combination and determined that each of the proposals to be presented at the Extraordinary General Meeting is fair, advisable and in the best interests of Launch Two and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

For a description of various factors considered by the Launch Two Board in reaching its decision to recommend in favor of voting for each of the Proposals to be presented at the Extraordinary General Meeting, see the section herein titled “Launch Two Board’s Reasons for the Approval of the Business Combination.”

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the related agreements; a copy of the Business Combination Agreement, as amended, is attached as Annex A-1 and Annex A-2 hereto, which is incorporated herein by reference. Launch Two shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in the section “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Launch Two does not believe that the disclosure schedules contain information that is material to an investment decision.

On June 25, 2026, Launch Two entered into the Business Combination Agreement with NuCube and Merger Sub.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, in connection with the Closing, among other things: (i) prior to the Effective Time of the Merger, Launch Two shall de-register from the Register of Companies of the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation; and (ii) following the Domestication, at the Effective Time, Merger Sub will merge with and into NuCube with NuCube surviving such merger as a wholly-owned subsidiary of Launch Two. It is proposed that, upon the Closing, Launch Two will change its name to “NuCube Holdings, Inc.” Launch Two, following the Domestication and the Effective Time, is referred to herein as the Combined Company.

The Business Combination Agreement provides that the total consideration to be delivered at the Closing to NuCube stockholders, including the NuCube Optionholders and NuCube Warrant Holders in each case as of immediately prior to the Effective Time (collectively, the “Company Securityholders”), will consist of a number of Combined Company securities, including the Combined Company Common Stock, the Assumed Options, and the Assumed Warrants. The aggregate consideration payable to the Company Securityholders is equal to Five Hundred Million U.S. Dollars ($500,000,000), minus the excess, if any, of (i) NuCube’s expenses over (ii) the Purchase Price, with each holder of common stock of the Company Common Stock receiving for each share of the Company Common Stock held, a number of shares of the Combined Company Common Stock equal to the quotient obtained by dividing (i) the Purchase Price divided by the Reference Price, by (ii) the Fully-Diluted Company Shares.

The Business Combination Agreement also provides Earnout Participants will be eligible to receive the Earnout Shares, which will be issued into escrow at the Closing and released from escrow upon the occurrence of an Earnout Triggering Event, (as defined below) in each case in accordance with the terms of the Business Combination Agreement. The Earnout Shares will be released from escrow if, during the Earnout Period (i) the VWAP of Launch Two Ordinary Shares equals or exceeds the Share Price Target (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and similar transactions after the Closing) for at least 20 trading days within any consecutive 30 trading day period or (ii) the Combined Company undergoes a change of control transaction in which the implied per share consideration payable to holders of Combined Company Common Stock exceeds the Share Price Target, subject to adjustment as set forth in the Business Combination Agreement. If the Earnout Triggering Event is achieved, 50% of the Earnout by Shares will be released the Earnout Determination Date, and the remaining 50% of the Earnout Shares will be released 180 days after the Earnout Determination Date. If the Earnout Triggering Event is not achieved during the Earnout Period, the Earnout Shares will be forfeited to Launch Two and cancelled.

As a result of the Merger, and upon the Closing pursuant to the terms of the Business Combination Agreement, among other things:

•        All of the issued and outstanding capital stock of NuCube as of immediately prior to the Effective Time shall automatically be cancelled and cease to exist, in exchange for the rights of each eligible NuCube Stockholder to receive its pro rata share of the Stockholder Merger Consideration;

•        All outstanding Company Options to purchase shares of NuCube Common Stock as of immediately prior to the Effective Time shall be assumed by the Combined Company and replaced with Assumed Options, subject to equitable adjustments to the exercise prices and number of shares for which such Assumed Options are exercisable, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law; and

•        All outstanding Company Warrants to purchase shares of NuCube Common Stock as of immediately prior to the Effective Time shall be assumed by the Combined Company and automatically converted into warrants to purchase shares of Combined Company Common Stock, subject to equitable adjustments to the exercise price and the number of shares for which such Assumed Warrants are exercisable, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

On October 19, 2026, Launch Two, NuCube and Merger Sub entered into the First Amendment to (i) extend the Outside Date to January 7, 2027, at 5:00 p.m., Eastern time, subject to the limitations on termination set forth in the Business Combination Agreement, (ii) permit NuCube to enter into securities purchase agreements with investors prior to the Closing for the sale of a new series of NuCube preferred stock designated as Series A-4 Preferred Stock (the “NuCube Financings”), on terms substantially similar to, and not materially more favorable to investors in the aggregate than, the financing terms set forth in the First Amendment, which provide for a purchase price of $12.779 per share, a one-for-one conversion ratio and 50% warrant coverage at an exercise price of $15.887 per warrant share, (iii) amend the definition of Fully-Diluted Company Shares with the result that the issuance of the Series A-4 Preferred Stock will not reduce the aggregate Merger Consideration to be received by holders of NuCube securities before giving effect to such issuance, (iv) increase the share reserve under the Incentive Plan from 10% to 12.5% of the outstanding shares of Launch Two after giving effect to the Closing, and (v) require Launch Two to adopt a new employee stock purchase plan with a share reserve equal to 2% of the fully diluted equity of Launch Two after giving effect to the Closing. The First Amendment further confirms that the NuCube Financings constitute Transaction Financings for all purposes under the Business Combination Agreement. Except as amended by the First Amendment, the Business Combination Agreement remains in full force and effect.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties made by each of Launch Two and NuCube. Certain of the representations and warranties are qualified by materiality or Material Adverse Effect, as well as information provided in the disclosure schedules to the Business Combination Agreement. As used in the Business Combination Agreement, “Material Adverse Effect” means, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (i) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity or any of its subsidiaries, taken as a whole, or (ii) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the Merger, subject to customary exceptions with respect to clause (i) above.

No Survival

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the Interim Period, including those relating to: (i) the provision of access to the applicable party’s properties, books and personnel; (ii) the operation of the parties’ respective businesses in the ordinary course of business; (iii) the current and timely filing of Launch Two’s public filings; (iv) no insider trading; (v) notifications to the other parties of certain breaches, consent requirements and other matters; (vi) obtaining third party and regulatory approvals; (vii) tax matters; (viii) further assurances; (ix) public announcements; and (x) confidentiality.

Each party also agreed during the Interim Period not to solicit or enter into a competing alternative transaction in accordance with customary terms and provisions set forth in the Business Combination Agreement.

The Business Combination Agreement also contains certain customary post-Closing covenants regarding (a) maintenance of books and records; (b) indemnification of directors and officers and the purchase of directors’ and officers’ tail liability insurance; and (c) tax matters.

The parties made customary covenants regarding the registration statement on Form S-4 to be filed by Launch Two and NuCube (the “Registration Statement”) with the SEC under the Securities Act, to register the securities of Launch Two to be issued pursuant to the Business Combination. The Registration Statement also will contain Launch Two’s proxy statement to solicit proxies from Launch Two’s shareholders to approve, among other things, (i) the Business Combination Agreement and the Business Combination, including the Merger and the Domestication; (ii) to the extent required by Nasdaq, the issuance of any shares in connection with the Transaction Financing (as defined below), including the approval of the issuance of more than 20% of the outstanding Launch Two common stock; (iii) the effecting of the Domestication, including adoption of the new organizational documents of Launch Two after the Domestication; (iv) the change of name of Launch Two to “NuCube Holdings, Inc.” and the adoption and approval of the new amended and restated organizational documents of Launch Two; (v) the adoption and approval of the Incentive Plan a new equity incentive plan for Launch Two in a form satisfactory to Launch Two and NuCube; (vi) the appointment of the post-Closing board of directors; and (vii) the approval of the Insider Letter Amendment.

In addition, NuCube agreed that, as promptly as practicable after the Registration Statement has become effective (and in all cases within ten (10) days following such date), NuCube will either call a meeting of its stockholders or use its reasonable best effort to obtain a written consent of the Company’s stockholders in order to approve the Business Combination Agreement and each of the ancillary documents to which the Company is or is required to be a party or bound and the consummation of the transactions contemplated thereby (the “Company Stockholder Approval”). At the request of Launch Two, NuCube shall make the members of its management reasonably available to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of Launch Two shareholders, any “share recycling” efforts by Launch Two and the obtaining of any debt or equity financing, ratings or governmental or other third-party approvals.

The parties agreed that the post-Closing board of directors will consist of at least seven directors, at least a majority of which will qualify as “independent directors” under the listing rules of Nasdaq. Two directors will be designated by Launch Two prior to the Closing, and five directors will be designated by NuCube, at least three of whom will qualify as “independent directors” under the listing rules of NasdaqNuCube agreed to deliver PCAOB-audited financial statements (the “Audited Company Financials”) to Launch Two within forty-five (45) days following the date of the Business Combination Agreement (the “Audit Delivery Date”).

Conditions to Closing

The Business Combination Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) the approval of the Business Combination Agreement and the Business Combination and related matters by the requisite vote of each of Launch Two’s shareholders and NuCube’s stockholders; (ii) the expiration or termination of any waiting period applicable to the consummation of the Business Combination Agreement under any antitrust laws; (iii) obtaining material regulatory approvals; (iv) no law or order preventing or prohibiting the Business Combination; (v) appointment of the post-Closing Board of directors consistent with the requirements of the Business Combination Agreement; (vi) the effectiveness of the Registration Statement; (vii) Launch Two shall have amended and restated the Current Charter in a form satisfactory to Launch Two and NuCube; (viii) the Combined Company Common Stock shall have been approved for listing on Nasdaq upon the Closing; and (ix) Launch Two shall have adopted, on or prior to the Closing, the Incentive Plan.

In addition, unless waived by NuCube, the obligations of NuCube to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations of Launch Two relating to organization and standing, authorization, non-contravention, capitalization (other than certain portions of such representation in the Business Combination Agreement) and finders and brokers being true and correct in all material respects on and as of the date of the Business Combination Agreement and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of Launch Two set forth in certain portions of the capitalization representation being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except for de minimis inaccuracies) as of such earlier date; (iii) all other representations and warranties of Launch Two being true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects on and as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect; (iv) Launch Two having performed in all material respects its obligations and complied in all material respects with the covenants and agreements under the Business Combination Agreement required to be performed or complied with by Launch Two on or prior to the Closing Date; (v) the Net Cash Proceeds, shall equal or exceed $75,000,000 (as defined in the Business Combination Agreement); (vi) each of the Sponsor Support Agreement, the Insider Letter Amendment, and the Amended and Restated Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing; and (vii) Launch Two shall have delivered certain other documents as set forth in the Business Combination Agreement.

Unless waived by Launch Two, the obligations of Launch Two to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations of NuCube relating to organization and standing, authorization, non-contravention, capitalization (other than the certain portions of such representation in the Business Combination Agreement) and finders and brokers being true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects on and as of the date of the Business Combination Agreement and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties set forth in certain portions of the capitalization representation being true and correct in all respects on and as of the date of the Business Combination Agreement and as of the Closing Date; (iii) all other representations and warranties of NuCube being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect; (iv) NuCube having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement required to be performed or complied with on or prior to the Closing Date; (v) absence of any Material Adverse Effect with respect to NuCube since the date of the Business Combination Agreement; (vi) the Ancillary Documents being in full force and effect as of the Closing; (vii) certain loans issued by the Company to its officers and directors having been repaid or cancelled; (viii) Launch Two having received an employment agreement, effective as of the Closing, in form and substance reasonably acceptable to Launch Two, between Cristian Rabiti and Launch Two, and such employment agreement duly executed by the parties thereto; (ix) the Preferred Conversion shall have been completed; and (x) NuCube shall have delivered to Launch Two evidence that consents from certain specified third parties have been received.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of Launch Two and NuCube; (ii) by either Launch Two or NuCube, if any of the conditions to Closing have not been satisfied or waived by the Outside Date (which, pursuant to the First Amendment, is January 7, 2027, at 5:00 p.m., Eastern Time); provided that this termination right shall not be available to any party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; (iii) by either Launch Two or NuCube, if a governmental authority of competent jurisdiction has issued, enforced, adopted or entered an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable (and so long as the terminating party is not the primary cause of, or resulted in, such order or action); (iv) by NuCube for Launch Two’s uncured material breach of the Business Combination Agreement, such that the related closing condition would not be met; (v) by Launch Two for NuCube’s uncured material breach of the Business Combination Agreement, such that the related closing condition would not be met; (vi) by Launch Two, if there shall have been a Material Adverse Effect on NuCube following the date of the Business Combination Agreement which is (or are) not cured or cannot be cured prior to twenty (20) business days after written notice thereof is delivered to NuCube; (vii) by either NuCube or Launch Two, if Launch Two holds the extraordinary general meeting of its shareholders to approve the Business Combination Agreement and the Business Combination, and the required shareholder approval is not obtained; (viii) by either NuCube or Launch Two, if NuCube’s stockholders have duly voted and the Company Stockholder Approval is not obtained; and (ix) by written notice at any time within 60 days after the Audit Delivery Date from Launch Two to NuCube if NuCube has not delivered the Audited Company Financials after Audit Delivery Date.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to publicity, confidentiality, fees and expenses, trust account waiver, no recourse, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto, except for liability for fraud or for willful breach of any covenant, obligation or agreement in the Business Combination Agreement prior to termination.

Trust Account Waiver

NuCube agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Launch Two’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Governing Law

The Business Combination Agreement is governed by the laws of the State of New York and the parties are subject to exclusive jurisdiction of federal and state courts located in the State of New York (and any appellate courts thereof). Notwithstanding the foregoing, the provisions related to the matters set forth in the Business Combination Agreement that relate to the Domestication, and all other provisions therein that are expressly or otherwise required to be governed by the Laws of the Cayman Islands, shall be exclusively governed by and construed in accordance with the Laws of the Cayman Islands.

Regulatory Matters

Neither Launch Two nor NuCube is aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal (Proposal 1) — Business Combination Agreement — Conditions to Closing”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

U.S. Federal Income Tax Consequences

Holders of Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in their investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “U.S. Federal Income Tax Considerations for Holders of Public Shares, Launch Two Public Warrants, Combined Company Common Stock, and/or Combined Company Warrants.”

Beneficial owners of Public Shares who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Public Shares in the Merger and will therefore not be subject to any material U.S. federal income tax consequences as a result of the Merger. NuCube and Launch Two intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger qualifies as a reorganization, then NuCube, holders of NuCube Common Stock, Launch Two and holders of Launch Two common stock should not recognize gain or loss as a result of the exchange, pursuant to the Merger, of NuCube Common Stock for shares of Combined Company Common Stock and a contingent right to receive Earnout Shares other than income, if any, with respect to imputed interest. For a more detailed discussion of the U.S. federal income tax consequences of the Merger, see the section entitled “U.S. Federal Income Tax Considerations for Holders of Public Shares, Launch Two Public

Warrants, Combined Company Common Stock, and/or Combined Company Warrants — Tax Considerations of the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger for NuCube, Launch Two and Holders of NuCube Common Stock.”

Background of the Business Combination

Following the IPO, Launch Two conducted a search for an initial business combination using the relationships and experience of its management team, board of directors, sponsor and their affiliates. Launch Two evaluated prospective targets based on factors including growth prospects, management, competitive position, technology, market opportunity, capital needs, public-company readiness and transaction feasibility. Launch Two identified and evaluated 12 potential targets other than NuCube, engaged in substantive discussions with 12 such targets, entered into or exchanged drafts of confidentiality agreements with 11 such targets, and conducted approximately nine due-diligence investigations. Launch Two did not continue with these other opportunities due to factors that included valuation, financing, transaction structure and timing, public-company readiness, business-model considerations and the pursuit of alternative transactions by certain targets.

In March 2026, Hennessy Capital Group, LLC (“Hennessy”) introduced Launch Two to NuCube. After entering into a confidentiality agreement and conducting preliminary diligence, the parties negotiated a non-binding letter of intent, which they executed on March 31, 2026. The letter of intent contemplated a business combination at a $500 million pre-money equity valuation, approximately $100 million of transaction financing, a $75 million minimum-cash condition and an earnout upon achievement of specified post-closing share-price milestones. Following further commercial, technical, regulatory, financial, legal and accounting diligence, including an on-site visit to NuCube’s Idaho Falls facility, Launch Two’s board unanimously approved the Business Combination on June 18, 2026 after considering the material transaction terms, diligence results and Houlihan Capital’s financial analysis and fairness conclusion. The parties executed the Business Combination Agreement and related agreements on June 25, 2026. For a more detailed background, see the section entitled “Background of the Business Combination.”

SUMMARY OF RISK FACTORS

In evaluating the Proposals to be presented at the Extraordinary General Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Some of the risks related to NuCube’s business are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” refer to NuCube.

Risks Related to NuCube’s Business and Operations

•        We are a pre-revenue company in an emerging market with an unproven business model, new and unproven technologies, and a short operating history.

•        We have incurred losses and have not generated any significant revenue since our inception. We anticipate that we will continue to incur losses, and expect that we will not generate significant revenue, for the foreseeable future, and at least until our reactors become commercially viable, which may never occur.

•        The market for our products and services is still in the early stages of growth and may not continue to grow, may grow more slowly than we expect, or may fail to grow to the size we anticipate, our business, financial condition, operating results and future prospects may be adversely affected.

•        We have not yet delivered our NuSun microreactor and may not attract customers to our microreactor technology as quickly as we expect, or at all, and acquiring customers may be more expensive than we currently anticipate.

•        Our inability to demonstrate our planned thermophotovoltaic (“TPV”) energy conversion efficiency improvements or realize reduced manufacturing costs could have a material adverse effect on the commercial viability of our NuSun microreactor.

•        We may not generate sufficient revenues or liquidity to operate our business, and a successful transition to attaining profitable operations depends upon achieving a level of revenue adequate to support us.

•        Our cost estimates are highly sensitive to broader economic factors, and our ability to control or manage our costs may be limited.

•        We are highly dependent on our partnership with ISU for the successful and timely installation of the first NuSun microreactor.

•        Although our microreactors are capable of operating on LEU+-based fuel to maximize potential opportunity, they are expected to rely on HALEU-based fuels that are not currently available at scale. Access to a domestic supply of HALEU-based fuel requires regulatory approval and may require additional third-party development and investment and/or significant government assistance.

•        There is limited precedent for independent developer construction and operation and behind-the-meter or off-grid business models relating to deployment of nuclear power plants.

•        There is limited commercial operating experience for our planned microreactors and facilities, configuration, and scale, which may result in greater than expected construction cost, deployment timelines, maintenance requirements, differing power output and greater operating expense.

•        Unsatisfactory safety performance or security incidents at our customers’ facilities — or any nuclear energy facility around the world — could have a material adverse effect on our business, financial condition and results of operations.

•        We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

•        We must complete nuclear grade material qualifications and obtain regulatory approvals for the use of various materials in our reactor designs. This could include long lead time testing and analyses, which may require redesign or use of alternative suppliers if testing results are unsatisfactory. Further, certain key nuclear grade materials and components, such as graphite, are only produced in limited quantity and predominantly outside of the U.S. Cultivating expanded foreign or domestic U.S. supply chain manufacturing capacity for key materials and components depends on cooperation from government and supply chain partners that may result in shortages and delays if not accomplished within assumed timelines or costs.

•        Operating a nuclear power plant in a non-traditional environment whether due to unusual siting or in an industrial application has additional risks and costs compared to conventional electric power and heat applications.

•        If we fail to manage our growth effectively, we may be unable to execute our business plan, and our business, results of operations, and financial condition could be harmed.

•        We and our third-party providers are subject to information technology and cyber security risks which could result in material adverse effects to our business, financial condition, operating results and future prospects, including damage to our reputation, material financial penalties, and legal liability.

•        We depend on key executives, management, and other highly skilled personnel to execute our business plan and conduct our operations. A departure of key personnel could have a material adverse effect on our business.

•        Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise. Were we not to be able to successfully recruit and retain experienced and qualified personnel, it could have a material adverse effect on our business.

•        Some of our management team have limited experience in operating a public company.

•        Our compensatory arrangements are complex and NuCube, its executive officers, and management team, may each be exposed to liabilities if it is determined that NuCube’s compensation arrangements or loans do not comply with, or are not exempt from, Section 409A (“Section 409A”) of the Code or if we are determined not to have complied with withholding or other tax obligations related to our present or historical compensation arrangements and practices.

•        We may experience a disproportionately larger impact from inflation and rising costs.

•        Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, results of operations, financial condition, and cash flows.

•        In order to fulfill our business plan, we will require additional funding. Such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

•        Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of our business or information system resulting from these events could adversely affect our operating results.

•        We have identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, if we experience additional material weaknesses, or if we otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.

•        Our ability to pay dividends may be limited and the level of future dividends is subject to change.

Risks Related to NuCube’s Industry, Competition and General Economic Conditions

•        The market for Generation IV microreactor designs generating electric power and high-temperature heat is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

•        Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

•        Substantial governmental support for competing technologies or their fuel supply may reduce our competitive advantages.

•        Changes in the availability and cost of electricity, natural gas, oil and other forms of energy are subject to volatile market conditions that could adversely affect our business.

•        The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

•        We and our customers operate in a politically sensitive environment, and negative public and political perceptions of us, or more generally, of nuclear energy and radioactive materials could materially and adversely affect us, our customers, and the markets in which we operate.

•        Our business is, and the markets in which we compete are, rapidly evolving, including with respect to the power demands from AI products, which make it difficult to forecast demand for our power.

•        If the market for technologies using AI does not grow at the rate some parties expect, our customers or prospective customers may reduce their projected needs for power and/or heat, which may impact the market for our offerings.

•        Technological changes could render our technology and products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Risks Related to NuCube’s Intellectual Property Rights

•        We rely heavily on our intellectual property portfolio. Our ability to protect our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

•        We currently enjoy only limited geographical protection with respect to certain issued patents and may not be able to protect our intellectual property rights throughout the world.

•        We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

•        We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

Risks Related to Compliance with Law, Government Regulation and Litigation

•        The NuSun microreactor design has not yet been approved or licensed for use at any site by the U.S. Department of Energy (“DOE”) or Nuclear Regulatory Commission (“NRC”), and approval or licensing of our design is not guaranteed.

•        Our business is subject to the policies, priorities, regulations and mandates of multiple governmental entities and may be negatively or positively impacted by any change thereto.

•        The reduction or elimination of favorable tax treatment for certain clean energy projects and technologies under the Inflation Reduction Act of 2022, as amended by the One Big Beautiful Bill Act of 2025, (i.e., qualifying advance energy project credits, Section 48E investment tax credits, and Section 45Y production tax credits) could adversely affect our business and reduce the demand for our NuSun microreactor.

•        Changes in governmental agency budgets as well as staffing shortages at national laboratories and other governmental agencies may lengthen our estimated timelines for regulatory approval and construction.

•        The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget or appropriations process for any government fiscal year could have an adverse impact on our business, results of operations, and financial condition.

•        We and our suppliers are subject to stringent U.S. export and import control laws and regulations and analogous laws and regulations in other jurisdictions. Unfavorable changes in these laws and regulations or U.S. government or other relevant government licensing policies, our failure to secure timely U.S. government or other relevant government authorizations under such laws and regulations, or our failure to comply with such laws and regulations could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

•        Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.

•        Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

•        Unresolved spent nuclear fuel storage and disposal issues and associated costs could have a significant negative impact on NuCube’s business operations if potential NuSun customers view the risks associated with these issues and costs as unacceptably high. Additionally, U.S. policy related to storage and disposal of used fuel from our reactors and/or negative customer perception of risks relating to these policies could have a significant negative impact on our business prospects, financial condition, results of operations and cash flows.

•        We may pursue government awards involving cost-share related to our research and products, which could be affected by our failure to comply with certain laws and regulations.

•        Our microreactors may not qualify as low-emissions or emissions-free pursuant to regulatory or incentive frameworks that consider emissions on a lifecycle basis or that otherwise account for fuel cycle emissions or energy consumption.

•        Our business plan includes the use of investment tax credits, production tax credits, and other forms of government funding to finance the commercial development of our microreactors, and there is no guarantee that our projects will qualify for these credits or that government funding will be available in the future.

•        In addition to the clean-energy federal income tax credit programs discussed above, our business plan includes the use of other forms of government funding to finance the commercial development of our microreactors, and there is no guarantee that our projects will qualify for such programs or that government funding will be available in the future.

•        We could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

Risks Related to the Business Combination and Launch Two

•        Since the Sponsor has interests that are different, or in addition to (and which may conflict with), the interests of our Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with NuCube is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our initial business combination is not completed by April 9, 2027 (or such other date as approved by the Launch Two shareholders).

•        Launch Two and NuCube will incur significant transaction and transition costs in connection with the Business Combination.

•        The announcement of the proposed Business Combination could disrupt NuCube’s relationships with its business partners and others, as well as its operating results and business generally.

•        Subsequent to consummation of the Business Combination, the Combined Company may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the Combined Company’s share price, which could cause you to lose some or all of your investment.

•        The historical financial results of NuCube and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

•        Nasdaq may not list the Combined Company’s securities on its exchange, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

•        Neither Launch Two nor its shareholders will have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Merger Consideration in the event that any of the representations and warranties made by NuCube in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

Risks Related to Combined Company Common Stock Following the Transaction

•        The market price of Combined Company Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•        Future sales of shares of Combined Company Common Stock may depress its stock price.

Risks Related to Redemption

•        There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

SELECTED HISTORICAL FINANCIAL DATA OF LAUNCH TWO

The following tables present Launch Two’s selected historical financial information derived from (i) Launch Two’s unaudited condensed financial statements as of June 30, 2026 and (ii) Launch Two’s audited financial statements as of and for the year ended December 31, 2025 and for the period from May 13, 2024 (inception) through December 31, 2024 and from Launch Two’s unaudited financial statements as of and for the six months ended June 30, 2026 and 2025.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Launch Two’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Launch Two’s financial statements are prepared and presented in accordance with GAAP.

	For the Six Months Ended June 30,		For the Year Ended December 31,	For the Period from May 13, 2024 (Inception) through December 31,
	2026	2025	2025	2024
Income Statement Data:
Loss from operations	$(1,206,332)	$(383,373)	$(909,063)	$(173,185)
Interest earned on bank account	19	411	672	394
Interest earned on cash and marketable securities held in Trust Account	4,323,947	4,940,148	9,819,897	2,281,141
Unrealized gain on cash and marketable securities held in Trust account	—	25,679	—	107,198
Net income	$3,117,634	$4,582,865	$8,911,506	$2,215,548
Basic and diluted weighted average shares outstanding of redeemable Class A Ordinary Shares	23,000,000	23,000,000	23,000,000	8,291,845
Basic and diluted net income per ordinary share, redeemable Class A Ordinary Shares	$0.11	$0.16	$0.31	$0.16
Basic weighted average shares outstanding of non-redeemable Class B Ordinary Shares	5,750,000	5,750,000	5,750,000	5,270,386
Basic net income per share, non-redeemable Class B Ordinary Shares	$0.11	$0.16	$0.31	$0.16
Diluted weighted average shares outstanding of non-redeemable Class B Ordinary Shares	5,750,000	5,750,000	5,750,000	5,296,137
Diluted net income per share, non-redeemable Class B Ordinary Shares	$0.11	$0.16	$0.31	$0.16
	June 30, 2026	December 31, 2025	December 31, 2024
Balance Sheet Data:
Cash and marketable securities held in Trust Account	$247,682,183	$243,358,236	$233,538,339
Total assets	$247,800,027	$243,717,770	$234,741,199
Total liabilities	$12,070,824	$11,106,201	$11,041,136
Class A ordinary shares subject to possible redemption	$247,682,183	$243,358,236	$233,538,339
Total shareholders’ deficit	$(11,952,980)	$(10,746,667)	$(9,838,276)

SELECTED HISTORICAL FINANCIAL INFORMATION OF NUCUBE

You should read the following selected historical financial data of NuCube together with NuCube’s financial statements and the related notes included elsewhere in this proxy statement/prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NuCube” section of this prospectus. NuCube has derived the statements of operations data for the year ended December 31, 2025 and the balance sheet data as of December 31, 2025 from NuCube audited financial statements included elsewhere in this proxy statement/prospectus and the statement of operations data for the six months ended June 30, 2026 and 2025 and the balance sheet data as of June 30, 2026 from NuCube unaudited financial statements included elsewhere in this proxy statement/prospectus. NuCube’s historical results are not necessarily indicative of the results that may be expected in the future.

Statement of Operations Data:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2026	2025	2025	2024
Operating Expenses
General and administrative	$2,283,082	$936,443	$1,832,063	$2,237,180
Marketing	31,826	16,685	17,589	1,937
Research and development	257,029	8,191	63,255	20,624
Capital raising advisory services	—	—	25,406	28,373
Loss from operations	(2,571,937)	(961,319)	(1,938,313)	(2,288,114)
Other (income) expense:
Interest income	190,070	9,405	92,168	68,775
Other income	62,500	31,250	62,500	—
Loss on issuance of SAFE	—	—	—	(325,000)
Change in fair value of SAFE liabilities	(61,228,163)	(9,361)	341,244	1,257
Total other income (expense), net	(60,975,593)	31,294	495,912	(254,968)
Net loss before income tax (benefit) provision	(63,547,530)	(930,025)	(1,442,401)	(2,543,082)
Income tax (benefit) provision	—	—	(10)	820
Net loss	$(63,547,530)	$(930,025)	$(1,442,391)	$(2,543,902)
Weighted number of shares of common stock outstanding, basic and diluted	1,604,250	1,597,227	1,600,767	1,593,000
Net loss per common stock, basic and diluted	$(39.61)	$(0.58)	$(0.90)	$(1.60)

Balance Sheet Data:

	June 30, 2026	For the Years Ended December 31,
		2025	2024
Cash and cash equivalents	$6,324,448	$12,150,396	$1,159,042
Held-to-maturity investments, current	$6,538,130	$—	$—
Total assets	$14,625,092	$12,267,804	$1,187,191
SAFE liabilities	$—	$13,237,999	$858,743
Total liabilities	$1,732,055	$13,459,998	$1,029,888
Total (deficit) equity	$12,893,037	$(1,192,194)	$157,303

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and presents the combination of the financial information of Launch Two and NuCube, as adjusted to give effect to the terms of the Business Combination Agreement.

Launch Two is a blank check company incorporated as a Cayman Islands exempted company on May 13, 2024. Launch Two was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. As of December 31, 2025 and 2024, there was approximately $243.7 million and $234.7 million, respectively, held in the Trust Account.

NuCube was formed in April 2023 in advance of a planned merger with a SPAC.

The Unaudited Condensed Combined Pro Forma Financial Statements

The following unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical unaudited balance sheet of Launch Two as of June 30, 2026 with the historical unaudited balance sheet of NuCube as of June 30, 2026, with such adjustments as are necessary to properly understand Launch Two’s financial position and results of operations upon consummation of the Business Combination — all in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 ”Amendments to Financial Disclosures About Acquired and Disposed Businesses” (collectively, the “Pro Forma Adjustments”) — giving effect to the Business Combination as if it had been consummated as of June 30, 2026.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026, combines the historical unaudited statement of operations of Launch Two for the six months ended June 30, 2026 with the historical unaudited statement of operations of NuCube for six months ended June 30, 2026, subject to the Pro Forma Adjustments, giving effect to the Business Combination had occurred on January 1, 2025, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 combines the historical audited statement of operations of Launch Two for the year ended December 31, 2025 with the historical audited statement of operations of NuCube for year ended December 31, 2025, subject to the Pro Forma Adjustments, giving effect to the Business Combination had occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Pro Forma Adjustments are based on currently available information and certain assumptions and estimates that Launch Two believes are reasonable under the circumstances. Management performed a comprehensive review of the accounting policies between Launch Two and NuCube. Management is not aware of any significant accounting policy differences and has therefore not made any adjustments to the pro forma condensed combined financial information related to any potential differences.

The unaudited pro forma condensed combined financial information, has been derived from and should be read in conjunction with:

•        The accompanying notes to the unaudited pro forma condensed combined financial information.

•        The historical audited financial statements of Launch Two as of and for the year ended December 31, 2025, and the historical unaudited financial statements of Launch Two as of and for the three and six months ended June 30, 2026, and the related notes thereto included elsewhere in this proxy statement/prospectus.

•        The historical audited financial statements of NuCube as of and for the year ended December 31, 2025, and the historical unaudited financial statements of NuCube as of and for the six months ended June 30, 2026, and the related notes thereto included elsewhere in this proxy statement/prospectus.

This information should be read together with the financial statements and related notes, as applicable, of each of Launch Two and NuCube included in this proxy statement/prospectus and the sections “Launch Two’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “NuCube’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The historical financial statements of Launch Two have been prepared in accordance with GAAP and in its functional and presentation currency of USD. The historical financial statements of NuCube have been prepared in accordance with GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Public Shares into cash:

•        Assuming No Additional Redemptions:    This presentation assumes that, after the October 2026 Redemptions, no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming 50% Redemptions:    This presentation assumes, after the October 2026 Redemptions, that Public Shareholders holding 412,096 Public Shares exercise their redemption rights for $4.5 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.97 per share as of September 30, 2026.

•        Assuming Maximum Redemptions:    This presentation assumes that, after the October 2026 Redemptions, Public Shareholders holding 824,192 Public Shares exercise their redemption rights for $9.0 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.97 per share as of September 30, 2026. The “Maximum Redemptions” scenario reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the Net Cash Proceeds at the Closing are equal to or exceed $75.0 million and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

The following table sets out the share ownership of Launch Two on a pro forma basis assuming the No Additional Redemptions scenario, the 50% Redemptions scenario and the Maximum Redemptions scenario:

	No Additional Redemptions		50% Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
NuCube Shareholders	44,713,916	77.6%	44,713,916	78.0%	44,713,916	78.7%
Launch Two Public Shareholders(3)	4,677,929	8.1%	4,265,833	7.5%	3,853,737	6.8%
Other Launch Two shares(1)	500,000	0.9%	500,000	0.9%	500,000	0.9%
Transaction Financing shares(4)	2,500,000	4.3%	2,500,000	4.4%	2,500,000	4.4%
Launch Two Sponsor and HCG shares(2)	5,250,000	9.1%	5,250,000	9.2%	5,250,000	9.2%
Pro forma common stock outstanding	57,641,845		57,229,749		56,817,653

____________

(1)      Includes 350,000 Founder Shares to be transferred to SCA and 150,000 Founder Shares to be transferred to SRX upon the Closing.

(2)      The number of shares presented assumes that the Launch Two transaction expenses do not exceed $5,000,000 and no founder shares are forfeited. Includes up to 1,536,366 Founder Shares to be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

(3)      Includes 23,000,000 shares of Launch Two ordinary shares less 18,322,071 shares redeemed as part of the October 2026 Redemptions.

(4)      Assumes a Transaction Financing of $25 million for Combined Company Common Stock at a per share price equivalent to the Launch Two IPO price of $10.00.

The following table sets out summary data derived from the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2026, gives effect to the Business Combination as if it had occurred on June 30, 2026. The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025, gives effect to the Business Combination as if it had occurred on January 1, 2025, the beginning of the earliest period presented.

	Pro Forma Combined
	No Additional Redemptions Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2026
Net loss	$(3,536,055)	$(3,536,055)	$(3,536,055)
Net loss per share – basic and diluted	$(0.06)	$(0.06)	$(0.06)
Weighted average shares outstanding – basic and diluted	57,641,845	57,229,749	56,817,653
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2025
Net loss	$(7,636,526)	$(7,636,526)	$(7,636,526)
Net loss per share – basic and diluted	$(0.13)	$(0.13)	$(0.13)
Weighted average shares outstanding – basic and diluted	57,641,845	57,229,749	56,817,653
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2026
Total assets	$98,169,497	$93,647,407	$89,125,316
Total liabilities	$2,784,622	$2,784,622	$2,784,622
Total equity	$95,384,875	$90,862,785	$86,340,694

MARKET PRICE AND DIVIDEND INFORMATION

Launch Two

Holders

As of [    ], 2026, there were [    ] holders of record of Units, [    ] holders of record of Class A Ordinary Shares and [    ] holders of record of the Public Warrants.

Ticker Symbol and Market Price

The Units, the Class A Ordinary Shares and the Public Warrants are currently listed on the Nasdaq under the symbols “LPBBU,” “LPBB” and “LPBBW,” respectively. The closing price of the Units, the Class A Ordinary Shares and the Public Warrants on June 24, 2026, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.73, $10.72 and $0.24 respectively. As of [    ], 2026, the Class A Ordinary Shares and the Public Warrants was $[    ], $[    ] and $[    ], respectively.

Dividend Policy

Launch Two has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of its initial business combination.

NuCube

Currently, there is no public market for NuCube’s securities.

Dividend Policy of the Combined Company Following the Business Combination

The payment of cash dividends in the future will be dependent upon the Combined Company’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board, subject to compliance with corporate law and any contractual restrictions.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, the Combined Company’s business, financial condition or results of operations. You should carefully consider the risks described below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the merger proposal. If any of the events described below occur, the Combined Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Combined Company’s securities and you therefore may lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including the consolidated financial statements of Launch Two and NuCube and the accompanying notes. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Launch Two and NuCube. This section includes the material factors that make an investment in this transaction speculative or risky. You should carefully consider these risks, together with all of the other information contained in this proxy statement/prospectus, before deciding whether to vote for the proposals presented herein and/or whether to exercise your redemption rights. The business, financial condition or results of operations of each of Launch Two and NuCube could be affected materially and adversely by any of the risks discussed below. Any reference in this “Risk Factors” section to the “surviving entity” will mean the Combined Company.

Risks Related to NuCube’s Business and Operations

We are a pre-revenue company in an emerging market with an unproven business model, new and unproven technologies, and a short operating history.

We only have a limited operating history upon which to base an evaluation of our current and future business prospects. We were founded in April 2023 and are currently in the process of developing our nuclear microreactors as more fully described in the “Information About NuCube” section of this proxy statement/prospectus. We anticipate that it will take several years for us to commence generating meaningful revenues. Moreover, we will be required to make significant expenditures over the near and long term just to achieve meaningful revenues.

We estimate that the development, construction, testing and licensing of our first microreactors may extend through 2029 or later. Our expectation regarding timing is subject to significant uncertainty, including funding availability, regulatory approvals, engineering challenges, supply chain constraints, and other factors outside our control. There can be no assurance that we will achieve authorization, construction, or deployment within this timeframe, or at all.

We have incurred losses and have not generated any significant revenue since our inception. We anticipate that we will continue to incur losses, and expect that we will not generate significant revenue for the foreseeable future, and at least until our reactors become commercially viable, which may never occur.

We have incurred operating losses since our inception, including net losses of $63,547,530 for the six months ended June 30, 2026 and $1,442,391 for the year ended December 31, 2025. As of June 30, 2026 and December 31, 2025, we had cash of $6,324,448 and $12,150,396, respectively and stockholders’ equity (deficit) of $12,893,037 and $(1,192,194), respectively; and for the six months ended June 30, 2026 and the year ended December 31, 2025, negative cash flows from operations of $2,390,995 and $1,716,409, respectively. Since inception, we have incurred and expect to continue to incur net losses and negative operating cash flow. We are still in our early stages of development and expect to continue to incur significant expenses, operating losses, and negative operating cash flows for the foreseeable future due to increases in expenses from historical levels related to additional costs and expenses related to the development of our microreactors. To date, we have not generated any significant revenue. We do not expect to generate any significant revenue unless and until we are able to commercialize our reactors and/or other lines of business. Moreover, we may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The magnitude of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate and grow revenue. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our microreactor development, to successfully market our microreactors and to achieve commerciality for our microreactors. Our prior losses and expected future losses have had and may continue to have adverse effects on our stockholders’ equity (deficit) and working capital and may lead to the failure of our business.

The market for our products and services is still in the early stages of growth and may not continue to grow, may grow more slowly than we expect, or may fail to grow to the size we anticipate, our business, financial condition, operating results and future prospects may be adversely affected.

Our success depends substantially on the willingness of customers to widely adopt and continue to use our products and services and to pay associated prices for our products and services sufficient to meet our revenue and margin targets in terms of percentage and gross receipts. To be successful, we will have to educate customers about our products and services through significant investment and provide quality products that are cost competitive and superior to the products provided by our competitors. It is difficult to predict the future growth rates, if any, and size of our market. We cannot assure you that our market will develop or that our products and services will be widely adopted. If our market does not develop, develops more slowly than expected, or becomes saturated with competitors, or if our products and services do not achieve market acceptance, our business, financial condition, operating results and future prospects could be adversely affected.

We have not yet delivered our NuSun microreactors and may not attract customers to our microreactor technology as quickly as we expect, or at all, and acquiring customers may be more expensive than we currently anticipate.

The success of our business will depend in large part on our ability to successfully deliver our NuSun microreactors to customers on time and on budget at anticipated performance levels. There is no guarantee that our planned deployments of our NuSun microreactors will be successful, on schedule, or on budget. We are in the design phase of the NuSun microreactor, and as a result our cost and schedule estimates are subject to significant uncertainty and change. Our current cost model and estimates are subject to significant assumptions and may prove inaccurate, which could result in material cost growth, schedule extensions, or scope changes that adversely affect project economics, final investment decisions and customer commitments.

Moreover, because the NuSun microreactor will be considered a first-of-a-kind technology, there can be no assurance that we will not experience operational or process failures and other problems during our first commercial deployment or any planned deployment thereafter. The nuclear industry has historically experienced significant cost overruns, schedule delays and cancellations on first-of-a-kind and follow-on projects, which have, in many cases, rendered projects uneconomical; similar dynamics could affect our projects notwithstanding our planning, risk management and contracting strategies. In the event that we fail to develop and successfully commercialize our technology, if we fail to develop such first-of-a-kind technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business and financial condition could be materially and adversely impacted. Any failures, delays or setbacks, particularly on our first commercial deployments, would likely harm our reputation and have a material adverse effect on our business prospects, financial condition, results of operation and cash flows.

Additionally, adoption of the NuSun microreactor among our potential customers may progress more slowly than we anticipate or it may be more expensive to bring potential customers into our pipeline. Any delay or failure to attract potential customers to our reactors or microreactor technology may have a material and adverse impact on our business and financial condition.

Our inability to demonstrate our planned TPV energy conversion efficiency improvements or realize reduced manufacturing costs could have a material adverse effect on the commercial viability of our NuSun microreactor.

We differentiate our NuSun microreactors from other small modular reactors and microreactors based on our solid-state TPV energy conversion technology. Our business plan and illustrative unit economics are based in part on assumptions regarding anticipated improvements in TPV energy conversion efficiency and reductions in TPV manufacturing costs as the technology matures and production volumes increase. TPV technology has no commercial operating history in nuclear applications, and there can be no assurance that we or our suppliers will achieve anticipated improvements in efficiency, reliability, durability, manufacturing yields, or operating life.

In addition, our anticipated cost structure assumes that TPV manufacturing costs will decline as production volumes increase and manufacturing processes improve. There can be no assurance that such cost reductions will occur within anticipated timeframes or at all. In addition, cost reductions may be offset by competition from other industries that use TPV feedstock or semi-finished TPV products for non-energy conversion purposes. If actual TPV performance falls short of expectations or if manufacturing costs remain higher than anticipated, our microreactors may be less cost competitive than currently expected. Any failure to achieve anticipated TPV performance or cost targets could materially and adversely affect the competitiveness, commercialization, and future prospects of our NuSun microreactor and our business.

We may not generate sufficient revenues or liquidity to operate our business, and a successful transition to attaining profitable operations depends upon achieving a level of revenue adequate to support us.

We expect that working capital requirements will need to continue to be funded through a combination of cash on hand, issuances of securities, and other capital raises. In addition, we will need to generate increased revenues sufficient to meet long-term operating requirements.

Our revenue growth may be adversely affected by factors including: our inability to maintain, grow and develop our products; weakness in the industry generally; general economic conditions, including as a result of tariffs, high interest rates and inflation; terrorism, sanctions or other geopolitical events globally; global pandemics and other public health emergencies; increasing competition; and the other risks described in this “Risk Factors” section.

Our future capital requirements will depend on many factors, including the ability to meet (or continue to meet, as the case may be) the listing requirements of Nasdaq or any other exchange, future credit losses, the ability to obtain the necessary financing to meet obligations and repay liabilities arising from business operations when they come due, the ability to generate and maintain sufficient cash, and the ability to generate profitable operations in the future. There can be no assurance that our liquidity will be sufficient to achieve our long-term objectives, grow and develop our products, operate our business, or comply with the terms of our indebtedness.

If we are not able to generate sufficient revenues or liquidity to operate our business, and to support our long-term business plan, it would materially and adversely affect our business, financial condition, operating results, and future prospects.

Our cost estimates are highly sensitive to broader economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the deployment of a first-of-a-kind microreactor are based on our expert judgment but are difficult to project, inherently variable and are subject to significant change based on a variety of factors, including site specific factors, customer off-take requirements, regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions with subsequent deployments are similarly uncertain. To the extent cost reductions are not achieved within the expected timeframe or magnitude, our microreactor may not be cost competitive with alternative technologies, which could materially and adversely affect our expected revenues, gross margins and financial performance.

We are highly dependent on our partnership with ISU for the successful and timely installation of the first NuSun microreactor.

Our partnership with ISU for authorization and deployment of the first NuSun microreactor pursuant to the DOE Launchpad USA Program is subject to ISU’s and DOE’s ongoing support and approval. As such, we are reliant on ISU’s continued partnership to develop and finalize the project selected for the Launchpad USA Program.

Our strategic plan contemplates the ISU project serving as a cornerstone reference facility to validate our technology and execution capabilities. There is no guarantee that this project will proceed as planned, on schedule or on budget. As a first-of-a-kind facility, the ISU facility is subject to significant uncertainties, including permitting and regulatory approvals, engineering and design changes, supply chain constraints, contractor performance, labor availability, site access and infrastructure, safety or environmental incidents, community opposition, financing availability, force majeure and other factors beyond our control. We also depend on ISU and other counterparties to perform their obligations; we do not control their decisions, priorities or operations. If ISU were to terminate our agreement and no other potential near-term customer enters into similar agreements with us, our initial deployment of the NuSun microreactor and ongoing services associated with such deployment could be significantly delayed. This could adversely affect our business, financial condition, results of operations and cash flows.

Any slowdown, suspension or termination of work on the ISU facility due to technical challenges, regulatory or legal proceedings, funding constraints, counterparty defaults or termination or other disruptions could materially and adversely affect our ability to commercialize our technology, limit revenue generation, increase cash burn, require additional capital on unfavorable terms, and reduce investor confidence. Such events, particularly because of the project’s prominence and first-of-a-kind nature, could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows, and could result in significant volatility in, or a decline of, our stock price.

Although our microreactors are capable of operating on LEU+-based fuel to maximize economic potential opportunity, they are expected to rely on HALEU-based fuels that are not currently available at scale. Access to a domestic supply of HALEU-based fuel requires regulatory approval and may require additional third-party development and investment and/or significant government assistance.

Existing commercial nuclear infrastructure, including enrichment facilities and fuel fabrication facilities, in most cases were designed and are currently licensed to produce uranium in pellet and rod form, with enrichment of the isotope Uranium 235 up to 5%. Our microreactors are expected to rely on HALEU-based fuels that are not currently available at scale domestically.

Supplying fresh HALEU, as defined below, to our microreactors could require continued modifications to, and NRC licensing of, existing commercial uranium enrichment, HALEU deconversion, and fuel fabrication facilities, none of which are currently owned or operated by us nor are operating in the U.S. Currently, HALEU for our commercial microreactors is available only in limited quantities globally (e.g., from Russia). In the U.S., HALEU can be sourced in small amounts from the DOE, and a small but growing supply is being produced domestically and made available at high prices by Centrus Energy Corp. (“Centrus”).

The availability and cost of HALEU may be influenced by the market conditions for the supply of enriched uranium which is affected by numerous factors beyond our control, including the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium production levels and costs of production. Supply restrictions and major cost increases in the international market for natural uranium, uranium conversion services, and/or uranium enrichment services, could have a material adverse effect on our business, financial condition, and results of operations.

Despite U.S. government initiatives, DOE’s domestic HALEU Availability Program is still in its early stages, and significant progress is required to achieve reliable and scalable production. Potential release by the U.S. government of highly enriched uranium that could be down-blended to HALEU for commercial use would provide only limited relief because the process of downblending HEU into HALEU is currently limited to a few licensed third parties in the U.S., and these entities do not yet produce commercial-scale HALEU. Additionally, these third parties may require regulatory approvals, infrastructure modifications, and process changes to scale up their operations. Further, some industry participants may be slow to implement required infrastructure upgrades or to obtain NRC licenses or other regulatory approvals needed to enable the enrichment and fabrication of HALEU. These challenges could impair our ability to secure adequate HALEU supplies on a predictable schedule and at an acceptable cost.

There is limited precedent for independent developer construction and operation and behind-the-meter or off-grid business models relating to deployment of nuclear power plants.

The deployment of nuclear power plants by independent developers, as well as the utilization of behind-the-meter or off-grid business models, is relatively novel in the energy industry. In some states, behind-the-meter off-grid energy for generators of our NuSun platform size is significantly regulated, if not prohibited. As a result, our business faces certain risks and challenges due to the novelty of our business model. The absence of prior experiences may introduce uncertainties that could impact our business projections and subsequent performance. Additionally, the novelty of this business approach, or the perception thereof, might lead to higher perceived risks and, consequently, less favorable financing terms, commercial terms, or higher uncertainty in risk assessments, which may increase the potential for cost overruns and deployment delays.

The unfamiliarity of independent developer nuclear power plants and alternative business models could affect market acceptance. Potential customers and stakeholders may hesitate to adopt our approach, which could slow market penetration and revenue growth.

Some of our microreactors may rely on interconnections to distribution and transmission facilities owned and operated by third parties, meaning that those specific deployments are exposed to interconnection and transmission facility development and curtailment risks. Such curtailment risks could impede delivery of our electricity, have a material adverse effect on our revenue and operational performance, occur without compensation, and reduce our ability to fully capitalize on the potential of certain deployments.

Insurers may perceive higher risks associated with limited precedent projects, potentially leading to increased insurance premiums or difficulties in obtaining adequate coverage.

There is limited commercial operating experience for our planned microreactors and facilities, configuration, and scale, which may result in greater than expected construction cost, deployment timelines, maintenance requirements, differing power output and greater operating expense.

While our microreactor designs will be actively managed through design reviews, prototyping, testing, involvement of external partners with subject matter expertise, and application of approaches utilized in the operation of our NuSun microreactor, we could still fail to identify latent design, manufacturing, construction, and operations issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of the NuSun microreactor and related technologies, or we may encounter unexpected regulatory issues. Where these issues arise at later stages of deployment, deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business. Although nearly all of the cost to construct the NuSun microreactor is borne by our customers, such costs incurred by our customers could significantly exceed their and our expectations, including for reasons outside of their and our control, which could make existing or prospective customers less likely to contract with us and use our microreactor design in the future, which could have a material adverse effect on our business, results of operations and financial prospects.

Unsatisfactory safety performance or security incidents at our customers’ facilities — or any nuclear energy facility around the world — could have a material adverse effect on our business, financial condition and results of operations.

We design and will manufacture highly sophisticated microreactors that depend on complex technology. Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues with our microreactors, facilities, or customer safety could result in delaying or cancelling delivery of microreactors to our customers, increased regulation or other systemic consequences. Our inability to meet our safety standards or address adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

In the nuclear industry, in particular, an accident or incident involving the mishandling of nuclear materials at any nuclear facility in the world can have an impact on other nuclear facilities around the world in terms of public acceptance, political pressures, and regulatory requirements and scrutiny. For example, the March 2011 accident at the Fukushima Daiichi plant in Japan resulted in millions of dollars in additional regulatory reviews and requirements for U.S. nuclear power plants. If a safety incident occurs at any nuclear facility in the world, it could delay licensing and/or drive up costs to license or own our microreactors and negatively impact our business or financial condition.

We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Initially, we do not intend to directly manufacture any of the components of our microreactors. Our ability to manufacture our microreactors is dependent upon sufficient availability of raw materials and supplied components, including many highly technical components that are still under design, are being designed for first-of-a-kind or sole use in the NuSun microreactor and have not yet been qualified for use, are only produced by a limited number of suppliers and may be particularly susceptible to cost increases, supply chain disruptions or inflationary pressures. Certain components, including TPV energy conversion components used in our NuSun microreactor design, may also face increased demand from other industries and applications. Any unanticipated increase in competition for the supply of TPV components could reduce availability, increase costs, extend lead times, or otherwise impair our ability to obtain such components on commercially reasonable terms. Any supply chain disruption incurred by our third party suppliers or degradation in the quality and processes of our manufacturer partners, may result in delays, cost overruns or impairments to the development of our reactors.

We are dependent on our ability to negotiate and execute commercially favorable contracts with our key supplier partners and the suppliers’ ability to scale their production output to meet the requirements of our forecast. If we cannot negotiate and execute commercially favorable contracts, or our supplier partners cannot increase their production capacity to meet the demand, it could result in delays in our ability to manufacture our reactors at the rates required.

We must complete nuclear grade material qualifications and obtain regulatory approvals for the use of various materials in our reactor designs. This could include long lead time testing and analyses, which may require redesign or use of alternative suppliers if testing results are unsatisfactory. Further, certain key nuclear grade materials and components, such as graphite, are only produced in limited quantity and predominantly outside of the U.S. Cultivating expanded foreign or domestic U.S. supply chain manufacturing capacity for key materials and components depends on cooperation from government and supply chain partners and may not be achieved within anticipated timelines or cost assumptions, which could result in shortages and delays.

Some equipment, components, and materials used in a nuclear power plant are subject to a heightened level of manufacturing and quality assurance scrutiny, in compliance with NRC regulations, applicable codes and nuclear industry standards. Moreover, it is critical to demonstrate in facility design and development that the materials used in the reactor facility, which will be exposed to radioactive materials, perform in accordance with necessary design parameters. The heightened manufacturing and quality assurance requirements and regulatory oversight limit the number of potential suppliers from whom we can procure certain types of equipment, components, and materials used in our reactors, as well as the types of facilities where we can test certain materials. We compete with other advanced nuclear developers for the limited supply of nuclear grade equipment, components, and materials, which creates the risk of increased costs and delivery times of such nuclear grade equipment, components, and materials. In addition, the cost of nuclear grade equipment is typically higher than non-nuclear grade equipment due to the heightened level of manufacturing and quality assurance scrutiny. Because of the effects of heighted competition and level of manufacturing and quality assurance scrutiny, we may not be able to obtain sufficient materials or components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production. Additionally, we cannot guarantee the level of quality of these third-party supplies. Any supply chain disruptions incurred by our third-party suppliers or degradation in the quality and processes of our manufacturing partners may result in delays, cost overruns or impairments.

Operating a nuclear power plant in a non-traditional environment whether due to unusual siting or in an industrial application presents additional risks and costs compared to conventional electric power and heat applications.

We focused on a technology with inherent safety characteristics and have designed microreactors such that we anticipate being able to serve customers in unusual environments, which we believe is a key gap in current U.S. energy infrastructure. For example, these unusual environments may include areas that are far away from typical urban infrastructure or resources, experience permafrost or higher seismic activity, or are in closer proximity to population centers. Additionally, remote environments are often in harsh climates and can be difficult to transport and travel to when required during operations. As such, deployments in unusual environments could bear additional risks and costs that may exceed our business projections or have surprising or unpredicted impacts on costs and schedules for deployment, operation and/or maintenance of our microreactors, including costs associated with the licensing process, configuration control of the plant, minimum operating staff, training, security infrastructure, radiation protection, government reporting, and nuclear insurance, all of which may be cost prohibitive or reduce the competitiveness of technology.

If we fail to manage our growth effectively, we may be unable to execute our business plan, and our business, results of operations, and financial condition could be harmed.

In order to achieve future revenue growth, we must finalize our reactor design, receive regulatory approvals, and continue to develop and market new products and services to traditional and non-traditional end-users. We intend to expand our operations as we develop and deploy our products and services in the future, and will need to hire and retain additional personnel, upgrade our existing operational, management and financial controls, compliance programs and reporting systems, and improve our business processes and controls. Our future expansion will include:

•        hiring and training new personnel;

•        completing the designs, licensing, construction, and commissioning of our NuSun microreactor;

•        finalizing our reactor design and developing new technologies and services (e.g., training, maintenance, procurement);

•        optimizing applications of our reactors to serve both traditional utility and electric power customers and a broad base of non-traditional industrial customers interested in utilizing the efficient high-temperature heat produced by our design;

•        controlling expenses and investments in anticipation of expanded operations and rising costs;

•        upgrading the existing operational, management and financial controls, compliance programs and reporting systems and team to comply with requirements as a public company; and

•        implementing and enhancing administrative infrastructure, systems and processes.

We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing functions. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We will also need to develop and implement our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business as currently planned or within the planned timeframe. The continued expansion of our business will require manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities.

Our growth will increase the strain on our human and capital resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to produce our microreactors and related equipment, delays in production, challenges in scaling-up fuel and component fabrication capacity and difficulty sourcing adequate raw material for our reactors. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

We and our third-party providers are subject to information technology and cyber security risks which could result in material adverse effects to our business, financial condition, operating results and future prospects, including damage to our reputation, material financial penalties, and legal liability.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business (collectively “IT Systems”). We own and manage some of these IT Systems but also rely on third parties for a range of IT Systems and related products and services. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information) through our IT Systems. It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party contractors who have access to our confidential information.

The IT Systems and those of our contractors and consultants face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of our IT Systems and confidential information, including breakdown or other damage or disruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyberattacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information).

Cyberattacks are expected to accelerate on a global basis in frequency and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools, including AI, that circumvent security controls, evade detection and remove forensic evidence. As a result, we may be unable to detect, investigate, remediate or recover from future attacks or incidents, or to avoid a material adverse impact to our IT Systems, confidential information or business. There can also be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our IT Systems and confidential information. Furthermore, given the nature of complex systems, software and services like ours, and the scanning tools that we deploy across our networks and products, we regularly identify and track security including potential risk level and severity. We may be unable to comprehensively apply patches or confirm that measures are in place to mitigate all such vulnerabilities, or that patches will be applied before vulnerabilities are exploited by a threat actor.

While we have not experienced any material cyberattacks or other incidents to date, we cannot assure you that such incidents will not occur in the future, which could have a material adverse effect on our reputation, business, financial condition and results of operations. For example, we maintain databases comprised of our NuSun microreactor nuclear design technical engineering information and operations information, which have been and will continue to be used to design the NuSun microreactor and will be utilized in “digital twin” construction and operations environments to allow for highly efficient construction and operations of these designs. If this database were to be lost or compromised, our ability to efficiently deploy and operate our reactors could be significantly impaired.

Furthermore, any adverse impact to the availability, integrity, or confidentiality of our IT Systems or confidential information could result in financial, legal, business, and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of confidential information, including personal information related to our employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business. Finally, we cannot guarantee that any costs and liabilities incurred in relation to an attack or incident will be covered by our existing insurance policies or that applicable insurance will be available to us in the future on economically reasonable terms or at all.

We depend on key executives, management, and other highly skilled personnel to execute our business plan and conduct our operations. A departure of key personnel could have a material adverse effect on our business.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop, and retain a sufficient number of other highly skilled personnel, including engineering, science, manufacturing and quality assurance, regulatory affairs, finance, marketing and sales personnel. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.

Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise. Were we not to be able to successfully recruit and retain experienced and qualified personnel, it could have a material adverse effect on our business.

Our future success depends in part on our ability to contract with, hire, integrate, and retain highly competent nuclear reactor and fuels focused engineers and scientists, and other qualified personnel. Competition for the limited number of these skilled professionals is intense. If we are unable to adequately anticipate our needs for certain key competencies and implement human resource solutions to recruit or improve these competencies, our business, results of operations and financial condition would suffer. If we are unable to recruit and retain highly skilled personnel, especially personnel with sufficient technical expertise to develop our reactors and fuel, we may experience delays, increased costs and reputational harm.

Some of our management team have limited experience in operating a public company.

Some of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. We will be required to expand our employee base and hire additional employees to support its operations as a public company, which will increase our operating costs in future periods.

Our compensatory arrangements are complex and NuCube, its executive officers, and management team, may each be exposed to liabilities if it is determined that NuCube’s compensation arrangements or loans do not comply with, or are not exempt from, Section 409A (“Section 409A”) of the Code or if we are determined not to have complied with withholding or other tax obligations related to our present or historical compensation arrangements and practices.

Section 409A of the Code sets forth the rules governing non-qualified deferred compensation arrangements. Section 409A contains many technical, complicated and ambiguous rules and regulations, including proposed but not yet finalized regulations that do not currently have the force of law, all of which make compliance with Section 409A difficult to assess and to ensure. While we believe we have structured our compensation arrangements (including our equity incentive awards) so that they either comply with, or are exempt from, Section 409A, it is possible that some of these compensation arrangements will be later determined to be not exempt or non-compliant. If it is determined that any of our compensation arrangements are not compliant with, or not exempt from, Section 409A or other applicable regulations, we may be subject to significant liabilities and costs, including penalties for failing to properly report deferred compensation arrangements under Section 409A and to withhold taxes payable by our service providers, including our employees, and we may be required to pay to the applicable governmental authorities the amount of taxes we should have withheld and related interest and penalties. In addition, our service providers, including our employees, that participate in such arrangements may experience significant adverse tax consequences under Section 409A, including a 20% federal penalty tax imposed on the amount of compensation involved (plus, as applicable, similar excise taxes under state law or foreign law). These liabilities may be significant, and the imposition of such liabilities may materially affect our employee relations. In addition, in the event any such liabilities were imposed on our service providers, including our employees, we could decide to take remedial action, including making cash payments to adversely affected service providers, including our employees.

Similarly, aspects of our compensatory arrangements with executive officers/members of our management team are complex and involve payments to non-U.S. entities. Some of these arrangements have only recently been established, and our analyses of associated tax, withholding, reporting obligations, as well as our efforts to establish internal practices and protocols sufficient to satisfy relevant obligations, are still ongoing. While we have structured our arrangements with the intention of complying, and facilitating compliance by relevant individuals, with applicable tax, withholding and reporting obligations in relevant jurisdictions, additional facts and requirements may emerge that may require us to, among other things, revise the structure of our arrangements going forward and/or engage additional resources to help us analyze, verify and satisfy relevant requirements, pay applicable governmental authorities the amount of taxes that should have been withheld in respect of such arrangements (together, potentially, with related interest and penalties) or take or refrain from taking other actions relative to our past, present or historical compensatory arrangements. If it is determined that any of our compensatory arrangements are not compliant with relevant tax, withholding or other requirements in any applicable jurisdiction, we, and the relevant individuals participating in such arrangements, may be exposed to liability, be required to make additional payments (including, potentially, related interest and penalties) or take (or refrain from taking) other related actions and we may incur additional expenses in connection with any or all of the foregoing. Any amounts so paid by us could materially and adversely affect our results of operations, financial condition, business and prospects.

We may experience a disproportionately larger impact from inflation and rising costs.

Inflation has resulted in, and may continue to result in, higher interest rates and capital costs, higher shipping costs, higher material costs (including fuel costs), supply shortages, increased costs of labor, and other similar effects. Although the impact of material cost, labor, or other inflationary or economically driven factors will impact the entire nuclear and energy transition industry (including renewable sources of electricity, like solar and wind), the relative impact will not be the same across the industry, and the particular effects within the industry will depend on a number of factors, including material use, technology, design, structure of supply agreements, project management, and others. Such inflation could significantly affect the competitiveness of our technology and our ability to construct and operate our microreactors, and the ability of our suppliers to construct and operate their fuel fabrication facilities, which could have a material adverse effect on our business, results of operations, and financial condition.

Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, results of operations, financial condition, and cash flows.

Our results of operations could be materially affected by economic and political conditions in the U.S. and internationally, including inflation, deflation, fluctuations in interest rates, fluctuations in exchange rates, availability of capital, energy and commodity prices, trade laws, and the effects of governmental initiatives to manage economic conditions.

Potential customers may delay or decrease spending on our microreactors and related services as their business and budgets are impacted by economic conditions. The inability of potential customers to pay us for power produced by our microreactors and related services may adversely affect our earnings and cash flows.

Disruptions such as military conflicts, sanctions, and other countermeasures between nations, as well as any escalation in tension between nations, may result in delays in equipment deliveries and cost escalations that could adversely affect our business, results of operations, and financial condition.

The ongoing military conflict in Ukraine has escalated tensions between the U.S., and its North Atlantic Treaty Organization (“NATO”) allies on one hand, and Russia on the other. The U.S. and other NATO member states, as well as some non-member states, have imposed sanctions against Russia and certain Russian banks, enterprises, and individuals. Now that there are sanctions on Russian companies supplying HALEU, sourcing HALEU presents a supply chain risk. These circumstances have significantly impacted the commercial availability of HALEU and could potentially increase the adverse impact on the price of enrichment services and on our future operations.

The sanctions and related countermeasures by NATO states, including the U.S., and other countries have led to, and are likely to continue to lead to, additional market disruptions, including significant volatility in commodity prices, credit, and capital markets, as well as supply chain interruptions for equipment. These disruptions could have an adverse impact on our operations and financial performance. Global supply chain disruptions have increasingly affected the availability and cost of materials, component manufacturing, and deliveries.

Further, U.S. trade relations with the People’s Republic of China have impacted and may continue to impact the supply of rare earth elements from China. We rely on predictable and stable supplies of a certain rare earth element in our nuclear fuel.

In order to fulfill our business plan, we will require additional funding. Such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

Our business is capital intensive. We expect that significant additional capital will be needed in the future to continue our planned operations, including expanded research and development activities, commercialization efforts, investment in our customers’ projects, risk-sharing arrangements, and costs associated with operating as a public company. To raise capital, we may enter into financing arrangements that may be costly or impose certain restrictive covenants or otherwise restrict our ability to seek additional leverage or financing. We may also seek to sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of our business or information system resulting from these events could adversely affect our operating results.

We are vulnerable to damage from catastrophic events, such as natural disasters, power loss, and similar unforeseen events beyond our control, which could disrupt our business operations, reduce or restrict our supply of products and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may adversely affect our operation results, including for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We cannot assure you that we are adequately protected from the effects of earthquakes, fire, floods, typhoons, earthquakes, global pandemics, power loss, telecommunications failures, break-ins, war, riots, network security breaches, computer viruses, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of our systems as well as adversely affect our business, financial condition, and results of operations.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, damaged critical infrastructure, or otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place are unlikely to provide adequate protection in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

We have identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, if we experience additional material weaknesses, or if we otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.

Effective internal control over financial reporting and disclosure controls and procedures are critical to our success as a public company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable accounting principles. Similarly, disclosure controls and procedures are designed to ensure that information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure.

In connection with the audit of our financial statements as of December 31, 2025, we identified a material weakness as defined under the Exchange Act, and by the PCAOB in internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. We identified a material weakness in that we did not design and maintain effective controls over the financial reporting process, including segregation of duties related to journal entries and account reconciliations. We are working to remediate this material weakness and are taking steps to strengthen our internal control over financial reporting. We plan to hire qualified staff as well as develop and implement formal policies, processes and documentation procedures relating to financial reporting, including the oversight of third-party service providers.

The actions that we are taking are subject to ongoing executive management review. If we are unable to successfully remediate the material weakness, or if in the future, they identify further material weaknesses in internal controls over financial reporting, we may not detect errors on a timely basis, and financial statements may be materially misstated. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in reported financial information and cause the trading price of Combined Company Common Stock to fall. In addition, as a public company, we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of shares from Nasdaq or other adverse consequences that could materially harm our business. In addition, we could become subject to investigations by Nasdaq, the SEC and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition, or divert financial and management resources from our core business.

We intend to remediate the material weakness through formalizing and enhancing policies and procedures regarding the financial reporting process to support the effective deployment of management’s directives and control activities. This includes our plan to design and implement control activities in response to the risks posed as a result of the lack of segregation of duties related to journal entries and account reconciliations.

While we will work to remediate the material weakness as quickly and efficiently as possible, we cannot at this time provide an expected timeline in connection with any remediation plan, and our initiatives may not prove to be successful in remediating the material weakness or preventing additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. These remediation measures may be time consuming and costly, and might place significant demands on our financial and operational resources. In the future, we may identify additional material weaknesses or significant deficiencies in our internal control over financial reporting. In addition, our current internal control over financial reporting and disclosure controls and procedures, and any new internal control over financial reporting and disclosure controls and procedures that we develop, may become inadequate because of changes in our business, operations and other factors, some of which may be beyond our control.

As a private company, we were not required to assess and conclude on the effectiveness of our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a). Our management has not completed a comprehensive assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. We will not be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. At that time, our management may conclude that our internal control over financial reporting remains not effective. In addition, once we cease to qualify as an “emerging growth company,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment and may issue a report that contains an adverse opinion if, in their evaluation, there are deficiencies that, individually or in combination, result in one or more material weaknesses.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. Moreover, our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. During the course of implementing, documenting and testing our internal control over financial reporting, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting and disclosure controls and procedures. Further, despite our efforts to implement and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to detect or prevent all errors or instances of fraud and additional weaknesses in our internal control over financial reporting may be identified in the future.

A material weakness in our internal control over financial reporting, failure to maintain effective disclosure controls and procedures or any difficulties encountered in their implementation or improvement could lead to errors in our annual or interim financial statements or restatements of previously issued financial statements or could cause us to fail to meet our financial reporting obligations, any of which could adversely affect our business, results of operations, financial condition and future prospects. Such failures could also lead to a loss of investor confidence in the accuracy and completeness of our financial reports, which in turn could have a negative impact on the market price of our Combined Company Common Stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under U.S. securities laws and subject us to potential delisting from Nasdaq to regulatory investigations and to civil or criminal sanctions. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our ability to pay dividends may be limited and the level of future dividends is subject to change.

We do not expect to pay dividends for the foreseeable future. Payment of dividends on our shares in the future will be subject to business conditions, financial conditions, earnings, cash balances, commitments, strategic plans and other factors that our Board of Directors may deem relevant at the time it recommends approval of the dividend. Any dividend policy, once adopted, will be subject to change based on changes in statutory requirements, market trends, strategic developments, capital requirements and a number of other factors. Further, we may not have sufficient cash to pay dividends in cash on our shares.

Risks Related to NuCube’s Industry, Competition and General Economic Conditions

The market for Generation IV microreactor designs generating electric power and high-temperature heat is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for Generation IV advanced nuclear reactor designs, and microreactors in particular, has not yet been established. Microreactors utilizing advanced nuclear technologies have limited operational history and have not been proven at scale. Our expectations for the size of our market and growth potential are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers who have expressed interest in our microreactors, assumed prices and production and regulatory costs for our microreactors, assumptions regarding our technology and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, reducing the predictive accuracy of these underlying factors. As a result, our expected performance as indicated by the illustrative unit economics provided in this proxy statement/prospectus, our estimates of the annual total addressable market and serviceable addressable market for our services, as well as the expected growth rate for the total addressable market and serviceable addressable market for our services, may prove to be incorrect.

In addition, our reactors, financial models and the illustrative unit economics included in this proxy statement/prospectus assume an anticipated plant life of 40 years, which is the initial term for an NRC operating license. The NRC has issued renewed operating licenses for 98 reactors (licensees of five of these reactors subsequently decided to permanently shut down), which authorizes operation for 60 years. The NRC has also issued several subsequent license renewals for reactors at multiple sites, which authorizes operation for 80 years; a number of other licensees have also filed subsequent license renewal applications or formally expressed their intent to the NRC file subsequent license renewal applications. There is no assurance that we will be able to obtain license renewals or extensions, and if we are unable to do so, our reactors may be required to cease operations before the end of their useful lives, which could reduce the economic return of our projects, adversely affect customer demand, and negatively impact our business, financial condition, operating results and future prospects.

Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

We operate in highly competitive markets and are subject to competition based upon product design, performance, pricing, quality, and services, from competing nuclear suppliers as well as from alternative means of producing electricity and/or heat. There are a number of advanced reactor designs, and some advanced reactor projects, under development in the United States. Many of these designs are involved in pre-application review with the NRC. Our advanced design, projected product design performance, engineering expertise, and quality control have been important factors in our growth; nonetheless other companies providing competing technologies could capture customers or market share from us, which could have a material adverse effect on our business or financial condition.

For sales and/or deployments outside of the U.S., market opportunities are limited by the existence of a currently effective treaty between the U.S. and the country of any particular potential non-U.S. sales/deployments (i.e., 42 U.S.C. § 2153, commonly referred as “Section 123 Agreement”). For sales and/or deployments outside of jurisdictions with highly-developed nuclear regulatory frameworks, some of our foreign competitors currently benefit from, and others may benefit in the future from, permissive regulatory and licensing regimes and/or from protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies.

We believe our ability to compete successfully in designing, engineering and manufacturing our products and services at attractive costs to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations would be adversely affected.

Substantial governmental support for competing technologies or their fuel supply may reduce our competitive advantages.

The U.S. government has announced initiatives to support a variety of Generation IV advanced reactor technologies, including our microreactor technology and competing technologies. Among other programs, the DOE has implemented a Congressionally-authorized program designed to support the creation of a U.S. supply chain for HALEU (i.e., the HALEU Availability Program). Should DOE succeed in developing its HALEU Availability Program, all Generation IV advanced reactors using HALEU will benefit; if the U.S. government selectively awards HALEU to competing nuclear technologies, particularly in connection with U.S. government sponsored programs such as the Defense Innovation Unit Janus Program, we may experience a loss in competitive position in our sector. Although our microreactors are capable of operating on LEU+-based fuel, they are expected to rely on HALEU-based fuels, which is the more cost-effective type of fuel.

Changes in the availability and cost of electricity, natural gas, oil and other forms of energy are subject to volatile market conditions that could adversely affect our business.

The prices for and availability of electricity, oil and other energy resources are subject to volatile market conditions. These markets are often affected by political and economic factors beyond our control. For example, the ongoing military conflict involving Iran, including actions by the United States and Israel (i.e., Operation Epic Fury, the kinetic military operations described by the President as actions to destroy Iran’s offensive missiles and missile production, destroy Iran’s navy and other security infrastructure, and dismantle and eliminate Iran’s ability to possess nuclear weapons (“Operation Epic Fury”)), could adversely affect our business, results operations, financial condition. The continuation, escalation or expansion of Operation Epic Fury could lead to retaliatory actions, the imposition or lifting of international sanctions and embargo regulations, possible shocks to global energy supplies and oil prices due to tensions in the Strait of Hormuz and the Middle East region, shortages of goods and supply chain challenges, and the international and U.S. domestic inflationary results of the conflict with Iran and related spending by the United States and international governments. These developments could, among other things, impact the attractiveness of other forms of energy.

These developments could also impact our operating and manufacturing costs (including energy, freight and certain vendor costs), impair the availability, pricing or lead times of components and services used in our products, and result in delays, cancellations or reductions in customer orders as customers adjust capital spending in response to geopolitical uncertainty and macroeconomic volatility, including in the markets in which we operate. Decreases in energy prices, or changes in nuclear energy costs relative to other forms of energy, may adversely affect our business. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive or to adjust their business plans and operations, decreased energy prices may have an adverse effect on our results of operations and financial condition.

The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Many U.S. electricity markets price electric energy, capacity, and/or ancillary services on a competitive basis, with market prices subject to substantial fluctuations. Other markets remain heavily regulated by state or local utility regulatory authorities, with power purchase decisions by electric utilities subject to various competitiveness or prudence tests. As a result of competitive pressures, some electricity markets experience low marginal energy prices at certain times due to a combination of subsidized generating resources, competitors with low-cost or no-cost fuel sources, or market-design features that create incentives for certain attributes or deliver revenue in unpredictable ways over time, and NuCube may not be able to compete effectively unless customers for our power reactors sufficiently value the low-carbon, reliable and/or resilient energy generation provided by our microreactors relative to alternative sources of electricity and heat.

Moreover, our microreactors will likely serve a specific market segment of smaller distributed generation, remote application or industrial customers, who may have lower cost power/heat alternatives available to them, especially in the near-term. Failure of our microreactors to provide competitively priced electricity or heat could materially and adversely affect our business.

We and our customers operate in a politically sensitive environment, and negative public and political perceptions of us, or more generally, of nuclear energy and radioactive materials could materially and adversely affect us, our customers, and the markets in which we operate.

Nuclear energy is closely tied to government policies and regulations due to its potential risks and benefits, including risks and benefits relating to issues such as waste disposal, radiation exposure, non-proliferation (particularly as it relates to plutonium), and national security. Governments often play a central role in the approval, regulation, and funding of nuclear projects. Changes in political leadership or shifts in public sentiment can lead to shifts in nuclear energy policies, which can affect the viability and profitability of nuclear businesses. The regulatory framework for nuclear energy is stringent and subject to public scrutiny. Regulatory decisions can influence the cost, timeline, and feasibility of nuclear projects. Public concerns and political pressure can lead to tighter regulations or stricter enforcement of existing ones. Government policies and incentives, often influenced by public opinion and political considerations, can directly impact the growth and competitiveness of nuclear energy. Favorable policies such as subsidies, tax credits, or incentives for clean energy can attract more customers to the nuclear energy sector.

Changing political environments in the U.S. and abroad may amplify the media and political scrutiny we face. Negative publicity about us, including about our management, the efficacy and reliability of our technologies, and our product offerings, even if inaccurate, may adversely affect our reputation and brand. Additionally, the nature and complexity of our business could make us susceptible to various claims, including government investigations, due to changes in the political environment in the U.S. and the increased regulatory scrutiny affecting the nuclear energy industry.

Additionally, while the nuclear industry has made intentional efforts to work with legislators, policymakers, and politicians from across the political spectrum, there may be an external perception that NuCube or the nuclear industry in general are solely or primarily associated with one political party. In a highly partisan era, that perception can lead to undue and unexpected scrutiny, can subject us to litigation or governmental investigations, and can otherwise cause us to expend significant resources and attention that we might otherwise use on our business operations. Further, actions we take in response to the activities of certain political leaders, government agencies, and customers could harm our brand and reputation. The resulting harm to our reputation could cause certain customers to cease doing business with us, impair our ability to attract new customers or to expand our relationships with existing customers, diminish our ability to recruit, hire, or retain employees, or undermine our standing in professional communities to which we contribute and from which we receive expert knowledge. Any of these factors could adversely impact our business, results of operations, and financial condition.

Successful execution of our business model is dependent upon public support for nuclear power in the U.S. and other countries. The risks associated with the uses of radioactive materials in our nuclear facilities and the public perception of those risks can affect our business. Opposition by third parties can delay or prevent the licensing and construction of new nuclear facilities and, in some cases, can limit the operation of nuclear facilities. Adverse public reaction to developments in the use of nuclear power could directly affect our business and indirectly affect our customers’ businesses. In addition, journalists, trade press, and other third parties, potentially including one or more of the agencies with regulatory jurisdiction over us, may publish statements that negatively affect the public or political perception of us.

We may also face adverse public or political perception due to a variety of environmental and social factors, including as relevant standards continue to evolve. Stakeholder and policymaker expectations on such matters are not uniform, and any failure to successfully navigate such expectations may result in various adverse impacts. Adverse public opinion or political perceptions could result in increased regulatory requirements and costs or increased likelihood that our operations are subject to liabilities or adverse claims. In the past, adverse public reaction, increased regulatory scrutiny, and related litigation contributed to extended licensing and construction periods for new nuclear power plants, sometimes delaying construction schedules by decades or longer or even shutting down operations at already-constructed nuclear power facilities.

Our business is, and the markets in which we compete are, rapidly evolving, including with respect to the power demands from AI products, which make it difficult to forecast demand for our power.

The markets in which we compete are rapidly evolving, accordingly our future financial performance will depend in large part on our ability to adapt to new market demands. In recent years, an increasing number of customers and potential customers have been allocating their spending toward AI capabilities. The market to provide power for AI, machine learning, and generative AI workloads is expected to be an intensely competitive and rapidly evolving market, and our future financial performance may depend on our ability to adapt to, and capture new spending, in this market. Our estimates of the market opportunity, including forecasts of the demand for our power and our ability to capture new spending, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. In addition, if the markets in which we compete experience a shift in customer demand, or if customers in these markets focus their new spending on, or shift their existing spending to, other energy solutions, our solutions may not compete as effectively, if at all.

If the market for technologies using AI does not grow at the rate some parties expect, our customers or prospective customers may reduce their projected needs for power and/or heat, which may impact the market for our offerings.

Some of our customers and prospective customers operate or otherwise rely on data centers and other similar infrastructure that can support, among other things, the growing demand for technologies that use AI. Their business plans, including their construction of or expansion of infrastructure facilities that they intend to power or heat using our offerings, may rely in part on assumptions around the growth of AI technologies, which may prove to be unwarranted. If these assumptions prove incorrect, it may impact the business plans of these customers or prospective customers, which may reduce their need for our products or services, and may even lead to them canceling or renegotiating contracts with us. Such market disruptions could adversely affect our business, results of operations, and financial condition.

Technological changes could render our technology and products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine or advance our microreactor technology could cause such technology to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. We may need to invest significant financial resources in research and product development to keep pace with technological advances in the industry and to compete in the future; we may be unable to secure such financing. A variety of competing alternative technologies may be in development by other companies that could result in lower manufacturing or operating costs and/or higher performance than those expected for our technology. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for commercialization.

Risks Related to NuCube’s Intellectual Property Rights

We rely heavily on our intellectual property portfolio. Our ability to protect our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks, copyrights and trade secret laws in the United States and other jurisdictions, as well as commercial agreements such as confidentiality agreements, and license agreements to establish, maintain and enforce rights associated with our microreactors and related proprietary technologies. These measures are aimed at preventing third parties from using, practicing, selling, manufacturing, or otherwise commercially exploiting our microreactors and related technologies, which would erode our competitive position in our market. Our success depends in large part on our ability to obtain and enforce patent protection for our microreactors, as well as our ability to operate without infringing or violating the proprietary rights of others. We either own or have significant license rights to certain intellectual property applicable to our microreactors, including patent rights and pending patent applications on the same, and we will continue to file patent applications claiming new technologies directed to our microreactors in the United States and in other jurisdictions based on several factors including, but not limited to, commercial viability. Monitoring unauthorized use of our intellectual property rights is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient.

The patent position of our nuclear power reactors is not a guarantee of protection of our rights. During the patent prosecution process, patent applications remain subject to rejection, restriction requirements, double patenting issues, inventorship disputes, written description challenges, enablement requirements, and patent eligibility determinations that may significantly reduce claim scope. Patent offices may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications. This may limit the scope of patent protection and our or our licensors’ ability to assert patent infringement if the patent is subsequently issued. In some cases, a patent may not issue if we or our licensors are unable to overcome rejections from a patent office. By pursuing patent rights by filing a patent, we or our licensors may lose trade secrets that would have otherwise been protected had a patent not been sought and third parties may be able to exploit such published information in our patent application. Additionally, even if we obtain a patent in one jurisdiction (e.g., the United States), we cannot guarantee that we will obtain a corresponding patent in another jurisdiction (e.g., Canada) as patent laws differ from jurisdiction to jurisdiction. Additionally, maintaining and enforcing patent rights can involve complex legal and factual questions and may be subject to litigation in some cases. For example, third parties may challenge the validity of our or our licensors’ patents based on prior art at a tribunal such as the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office and in a federal court. Because we cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found, third parties may prevail in invalidating a patent or preventing a patent application from being issued as a patent. If we or our licensors are able to maintain valid patents or prevail in patent challenges instituted by third parties, we or our licensors may still bear the risk of third parties “designing around” our technologies to avoid an intellectual property infringement claim.

As noted above, we also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and help maintain our business and competitive position. Trade secret protection depends upon maintaining reasonable measures to preserve secrecy, including cybersecurity, physical security, access controls, employee training, data classification, and contractual restrictions. Any failure to maintain such protections could result in permanent loss of trade secret protection. However, we seek to protect our proprietary technology, in part, by entering into confidentiality agreements with our suppliers, subcontractors, venture partners, employees and consultants, and other third parties. However, we may not be able to prevent the unauthorized disclosure or use of information which we consider to be confidential, our technical know-how or other trade secrets by the parties to these agreements, despite the existence generally of confidentiality provisions and other contractual restrictions. If any of the suppliers, subcontractors, venture partners, employees and consultants, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, despite our efforts to protect our proprietary technology, our trade secrets could otherwise become known or be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products protected by our patents. The status of patents involves complex legal and factual questions and the breadth of allowed claims can be uncertain until properly construed by a court of law. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors. Numerous patents, published pending patent applications and unpublished pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to the risk of infringing those patents, those patents may also be used as a basis to invalidate our patents or prevent our patent applications from issuing as patents. Our patents may also be challenged as invalid under other prior art and/or be challenged as unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will themselves be issued or, if issued, that the scope of the claims will be the same as in related U.S. Patents.

We currently enjoy only limited geographical protection with respect to certain issued patents and may not be able to protect our intellectual property rights throughout the world.

We do not have worldwide patent rights for our microreactors and related proprietary technologies because patent rights are geographically limited by jurisdiction and there is no such thing as a single worldwide or “international patent rights.” Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions. Filing, prosecuting and defending patents on our microreactors worldwide can pose several challenges.

First, procuring patent rights in multiple jurisdictions would be cost prohibitive because individual patent offices in different jurisdictions will have to examine each patent application separately. Therefore, costs such as examination fees, translation fees and attorneys’ fees are considerable. We or our licensors will also have the continued obligation of paying annuities/maintenance fees periodically to avoid patent applications/patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties if the patent is not worked by the patent owner. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

Companies, organizations or individuals, including our existing and future competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer to sell or sell our microreactors and related technology, which could make it more difficult for us to operate our company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses.

In addition, if we are determined to have infringed a third party’s intellectual property rights, we may be required to do, among other things, one or more of the following: (i) cease selling, incorporating or using microreactors that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We may also license patents and other intellectual property from third parties, and we may face claims that the use of this intellectual property infringes the rights of other third parties. In such cases, we may seek indemnification from the licensors under our license contracts with those licensors or other damages. However, our rights to indemnification or damages may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Collaborative research with universities, governmental agencies, and national laboratories may result in disputes regarding ownership, licensing, commercialization, publication, or protection of intellectual property. Specifically, our collaborations with ISU, DOE, national laboratories, and other research institutions may result in the joint development of intellectual property. Research conducted using federal funding or under agreements with the DOE, national laboratories, or other governmental agencies may be subject to the Bayh-Dole Act or similar statutory and contractual requirements. These arrangements may provide the U.S. Government with non-exclusive licenses, march-in rights, manufacturing preferences, reporting obligations, or other rights that could reduce the exclusivity or commercial value of our intellectual property portfolio. Unless ownership, inventorship, prosecution, licensing, commercialization, and enforcement rights are clearly allocated by contract, disputes may arise regarding ownership or exploitation of inventions, improvements, software, data, know-how, or other intellectual property developed during such collaborations. Any such disputes could delay commercialization, increase costs, limit our exclusive rights, or materially adversely affect our business, financial condition, and future prospects.

Risks Related to Compliance with Law, Government Regulation and Litigation

The NuSun microreactor design has not yet been approved or licensed for use at any site by the DOE or NRC, and approval or licensing of our design is not guaranteed.

Our NuSun microreactor has been chosen by the DOE as the technology to be authorized by DOE pursuant to the Launchpad USA program to be deployed by our development partner ISU at its Pocatello, Idaho, campus. The Launchpad USA program is expected to involve negotiation and execution of an OTA between DOE and

ISU, with input from NuCube; the OTA establishes the legal framework for DOE to regulate our NuSun microreactor at ISU. Thereafter, ISU/NuCube would submit, and DOE would have to approve, a nuclear safety design agreement, preliminary documented safety analysis, and final documented safety analysis in order for ISU to accept unirradiated nuclear fuel at the ISU reactor site, perform and complete readiness for start up activities, start up the NuSun microreactor, and execute the NuSun microreactor research and test mission at ISU.

There is no guarantee that the parties will successfully negotiate the OTA, or that DOE will approve the ISU/NuCube safety submittals. Additionally, our NuSun microreactor has not been licensed, certified or approved by the NRC, and there are currently no commercial microreactors that have been fully licensed by the NRC. Our business strategy involves regulatory licensing of our NuSun platform for remote monitoring and operation to reduce operating costs associated with full-time on-site operating staff. There is no guarantee that the NRC will license our NuSun platform for remote operation, which may decrease our cost competitiveness.

Our business is subject to the policies, priorities, regulations and mandates of multiple governmental entities and may be negatively or positively impacted by any change thereto.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to use and possession of radioactive materials; design, manufacture, operations, marketing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; health and safety; zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change and are often interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers, who are also subject to extensive governmental regulation. Our efforts to comply with new and changing laws and regulations may result in increased general and administrative expenses and a diversion of management time and attention.

Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows, financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, approvals, and/or certifications from regulatory agencies.

All of our facilities are also subject to regulations regarding human health and safety, wastewater, stormwater, air emissions and storage of materials including petroleum and other hazardous substances. If we fail to comply with these laws and regulations, we could be subject to fines or penalties from local, state, and federal regulators.

The reduction or elimination of favorable tax treatment for certain clean energy projects and technologies under the Inflation Reduction Act of 2022, as amended by the One Big Beautiful Bill Act of 2025, (i.e., Section 48C qualifying advance energy project credits, Section 48E investment tax credits, and Section 45Y production tax credits) could adversely affect our business and reduce the demand for our NuSun microreactor.

Our business model and financial performance (including economics of customer projects, supplier expansions, and financing structures) are impacted by the availability, amount, timing, and monetization of the tax incentives available under Sections of 48C, 48E, and 45Y of the Code. The reduction, denial, delay, recapture, or adverse modification of these federal income tax incentives for clean energy, could adversely affect our business and reduce demand for our NuSun microreactors.

Our counterparties may rely on the receipt and monetization of incentives available under Sections 48C, 48E, or 45Y of the Code to finance or price projects involving our microreactors. If these parties do not receive, cannot monetize, or later lose expected credits — due to changes in law, allocation caps, eligibility requirements, compliance failures, or market conditions — they may delay, renegotiate, or terminate contracts, reduce order sizes, or default on obligations to us. In addition, changes in transferability, direct pay rules, or market liquidity for these credits could further diminish project returns and impair demand.

Any reduction or unavailability of these incentives, or counterparties’ inability to obtain or monetize them as anticipated, could reduce the demand for our microreactors and nuclear energy solutions in general, which would have a material, adverse impact on our business, financial condition, operating results and future prospects.

Changes in governmental agency budgets as well as staffing shortages at national laboratories and other governmental agencies may lengthen our estimated timelines for regulatory approval and construction.

Certain of our NuSun microreactor design, development, and deployment strategies are dependent upon collaborations with national laboratories and/or various regulatory approvals. Government agency budgets and staffing are driven by the priorities of leadership at federal agencies as well as policy makers. Changes in government agency budgets, personnel, and any resulting staffing shortages may delay operating of our NuSun microreactors and delay or prevent the issuance of required regulatory approvals (e.g., permits or licenses) for our nuclear facilities.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget or appropriations process for any government fiscal year could have an adverse impact on our business, results of operations, and financial condition.

The U.S. government’s budget deficit and the national debt, along with any negotiated resolution to increase or suspend the so-called debt ceiling, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows. Uncertainty will continue to exist regarding how future budget and program decisions will unfold, including the energy spending priorities of the U.S. government, what challenges budget reductions will present for the energy industry and whether annual appropriations bills for all agencies will be enacted for any government fiscal year. Some of the changes in the political environment include a change to the leadership within the current administration and any resulting uncertainty or changes in policy or priorities and resultant funding. There can be no assurance that increases in funding we may currently experience will continue, and any plateau or reduction in funding for our programs could adversely affect our ability to execute our strategy, meet milestones, and achieve projected financial results.

The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:

•        the U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate, or fail to increase funding as anticipated;

•        U.S. government spending could be impacted by arrangements similar in effect to sequestration, which increases the uncertainty as to U.S. government spending priorities and levels; and

•        we may experience declines in revenue, profitability and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state and local governments.

Other contributing factors that could impact our financial situation are rising interest rates as more U.S. government spending must be appropriated to servicing the national debt or the potential impact of tariffs on our supply chain as we begin to long lead procurements on certain materials and systems. Budget and program decisions made in this environment would have long-term implications for us and the entire nuclear energy industry.

We and our suppliers are subject to stringent U.S. export and import control laws and regulations and analogous laws and regulations in other jurisdictions. Unfavorable changes in these laws and regulations or U.S. government or other relevant government licensing policies, our failure to secure timely U.S. government or other relevant government authorizations under such laws and regulations, or our failure to comply with such laws and regulations could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

Our and our suppliers’ inability to secure and maintain required export or import licenses or authorizations in applicable jurisdictions could negatively impact our ability to compete successfully or develop or market our microreactor technology for commercial applications in the United States. Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the U.S. or other relevant government. Any changes in export control regulations or U.S. or other government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.

Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.

We plan to rely on global supply chains to source components and materials essential for our business, including for our microreactors and other facilities. The imposition of new or increased tariffs, trade restrictions, or other changes in trade policy by the U.S. or other countries could increase our costs of materials and components, require us to find alternative suppliers, or force adjustments to our pricing structure. These changes could reduce our profit margins, may impact our licenses or may require additional regulatory approval, or could otherwise disrupt our business operations.

In particular, recent global trade tensions and policy shifts have created an unpredictable environment for businesses operating across international borders. Changes in trade agreements, sanctions, export controls, and customs regulations may limit our ability to source materials from certain countries or entities, potentially forcing rapid and costly adjustments to our supply chain. Trade policies can change with limited notice, making long-term planning difficult and increasing operational costs.

While we attempt to mitigate these risks through diversification of our supplier base, inventory management strategies, and contractual protections, there can be no assurance that these measures will be effective. Any significant disruption to our supply chain resulting from tariffs or trade policy changes could have a material adverse effect on our business, financial condition, and ability to meet projected deadlines and milestones.

Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

Our operations involve the use, transportation, and disposal of toxic, hazardous and radioactive materials. A release of these materials could pose a health risk to humans, plants and animals or the environment. If an accident were to occur, its severity would depend on the volume and location of the release and the speed of corrective action taken by emergency response personnel, as well as other factors beyond our control, such as weather and wind conditions.

While we do not currently own any property in the U.S., if, in the future we do, under federal, state and local laws and regulations, a current or former owner or operator of real property may be liable for costs to remediate contamination resulting from the presence or release of hazardous substances, wastes or petroleum products. These costs could be substantial and liability under such laws is strict and may attach whether or not the owner or operator knew of or caused such contamination. Moreover, the presence of contamination may expose us to third-party claims for property damage or bodily injury, subject our properties to liens in favor of the government for damages and cleanup costs, impose restrictions on the manner in which we use our properties, and materially adversely affect our ability to sell, lease, insure, or develop our properties. We also may be liable for costs of remediating third-party disposal sites to which we arranged for the disposal or treatment of hazardous substances without regard to whether such disposal occurred in compliance with environmental laws. These matters could have an adverse effect on our financial condition.

Additionally, we may be responsible for decontamination or decommissioning of facilities where we conduct, or previously conducted, operations. Activities of our contractors, suppliers or other counterparties similarly may involve toxic, hazardous, and radioactive materials and we may be liable contractually, or under applicable law, to contribute to remedy damages or other costs arising from such activities, including the decontamination or decommission of third-party facilities.

With respect to potential liability arising from possession or use of radioactive materials, particularly special nuclear material (i.e., TRISO fuel), the nuclear liability law in the U.S., codified at 42 U.S.C. § 2210 (along with subsequent amendments, the “Price-Anderson Act”) and applicable NRC regulations and corresponding insurance requirements channel liability to certain licensees (such as operators of nuclear reactors) for third-party offsite damages caused by a nuclear incident or a precautionary evacuation due to a possible or actual nuclear incident.

The Price-Anderson Act requires NRC reactor licensees and certain DOE contractors to enter into indemnification agreements with the NRC or DOE, respectively, to cover personal injury and property damage, for example, to those harmed by a nuclear or radiological incident, including incidents in the course of the operation of research, test, and power reactors, DOE nuclear and radiological facilities, and transportation of nuclear fuel to and from a covered facility. U.S. law is substantially similar in effect to global nuclear liability regimes wherein licensed operators are subject to robust financial protection regimes, such as required insurance policies or government indemnification, to cover the operator’s financial risk in the event of a nuclear incident that gives rise to third-party offsite liability. If, however, an incident or precautionary evacuation is not covered under such a nuclear liability regime, we could be financially liable for damages arising from such incident or evacuation, which could have an adverse effect on our results of operations and financial condition.

The NRC’s nuclear indemnity under the Price-Anderson Act does not, however, cover on-site loss or damage to property due to a nuclear incident. Rather, the NRC requires nuclear operators to maintain on-site property damage insurance. DOE can require the same. If an incident resulting in onsite property damage is not otherwise covered by the mandatory insurance policy maintained at the facility, then we could be potentially liable for damages arising from such incident, which could have an adverse effect on our results of operations and financial condition.

In our contracts, we seek to protect ourselves from liability, but there is no assurance that such contractual limitations on liability will be effective in all cases or in all jurisdictions. The costs of defending against a claim arising out of a nuclear incident or precautionary evacuation not otherwise covered by insurance, and any damages awarded as a result of such claim, could adversely affect our results of operations and financial condition.

Unresolved spent nuclear fuel storage and disposal issues and associated costs could have a significant negative impact on NuCube’s business operations if potential NuSun customers view the risks associated with these issues and costs as unacceptably high. Additionally, U.S. policy related to storage and disposal of used fuel from our reactors and/or negative customer perception of risks relating to these policies could have a significant negative impact on our business prospects, financial condition, results of operations and cash flows.

During the licensing process, a nuclear power plant operator must indicate how it will decommission its power plant and must have a “Standard Contract” or other agreement with the DOE related to the storage and disposal of the fuel waste created during its operating life. Therefore, the requirement for our customers’ facilities to establish the disposal of fuel may create challenges related to timeline and optimal use of our nuclear fuel. The Nuclear Waste Policy Act (“NWPA”) of 1982 requires the DOE to take title to, and to provide for the permanent geologic disposal of, spent nuclear fuel (“SNF”) and associated high-level nuclear radioactive waste (“HLW”) generated by domestic nuclear reactors. In 1987, Congress amended the NWPA to designate Yucca Mountain, in Nevada, as the only site that the DOE could consider for a permanent repository. The DOE has suspended the Yucca Mountain licensing process due to lack of congressional appropriations, but the site remains designated in federal law.

Under the NWPA and the Standard Contracts DOE has entered into with electric utilities that are NRC-licensed operators, DOE remains obligated to provide for permanent disposal of all SNF and HLW. Interim storage of SNF and HLW is authorized under the NWPA and NRC regulations and requires the construction and maintenance of NRC licensed SNF/HLW storage facilities. While the costs of developing and maintaining these interim storage facilities can have a significant effect on the costs associated with waste storage and disposal for nuclear reactors, including NuCube’s reactors, these costs could themselves be impacted by the timing of the opening of a disposal facility, as well as any possible future changes to the interim storage or transportation requirements for SNF and other forms of HLW, and the extent to which operators are able to continue to successfully recover costs from DOE through breach-of-contract litigation for the DOE’s continued failure to provide for permanent disposal.

There are currently two consolidated interim storage (“CIS”) facilities that have been proposed for development in the U.S. for the interim storage of SNF/HLW. Both facilities — Holtec International’s HI-STORE CIS in New Mexico and Interim Storage Partners’ facility in Texas — have been issued licenses by the NRC for construction and operation. These licenses were challenged in federal court, and in June 2025, the U.S. Supreme Court upheld the NRC’s authority to issue the licenses. In October 2025, Holtec released a statement announcing that it has cancelled its land purchase agreement with the landowner of the potential New Mexico CIS to enable Holtec to engage with other communities and states that have interest in hosting a CIS facility. The NRC licensee of the Interim Storage Partners’ Texas facility in Texas will require further engagement with the state of Texas and DOE to construct its project. It is possible that SNF/HLW generated at a NuCube microreactor could be stored at the Texas CIS facility; however, it is also possible that the Texas CIS facility is never built or becomes operational, or is unable to store such waste from a NuCube microreactor, in which case, the waste would need to be stored onsite or at another interim SNF storage facility until another disposal option became available, such as a U.S. government-determined permanent national repository or other government storage facility.

The establishment of a national repository for the storage and/or permanent disposal of SNF, such as the one previously considered at Yucca Mountain, Nevada, the timing of such a facility’s opening and the ability of such a facility to accept waste from a NuCube microreactor, and any related regulatory action, could impact the costs associated with our customers’ storage and/or disposal of SNF/HLW. Likewise, the establishment of a CIS for the storage of SNF/HLW, the timing of such a facility’s opening and being able to accept waste from a NuCube microreactor, and any related regulatory action, could impact our customers’ costs associated with storage of SNF/HLW. These waste storage issues, and changes to the current waste disposal practices or changes to reactor operators’ ability to recover storage costs from DOE through litigation, could be material to NuCube’s operations if potential customers view waste disposal as problematic, detrimental or a negative factor when considering an investment in a NuCube microreactor.

We may pursue government awards involving cost-share related to our research and products work, which could be affected by our failure to comply with certain laws and regulations.

From time to time, we may pursue federal funds under grants and cooperative agreements, in which case we would be required to comply with various statutes and regulations applicable to entities that perform awards in support of government entities. We must also comply with various national policy requirements that are prescribed by statute, Executive Order, policy guidance issued by the Executive Office of the President, or other regulations. Our performance under our U.S. government awards and our compliance with the terms of those awards and applicable laws and regulations would be subject to periodic audit, review, and investigation by various agencies of the U.S. government. Compliance with these laws and regulations may affect how we do business and may impose added costs on our business. Failure to comply may also lead to civil or criminal penalties, including whole or partial suspension or termination of our U.S. government awards, and/or suspension or debarment from contracting with federal agencies.

Our microreactors may not qualify as low-emissions or emissions-free pursuant to regulatory or incentive frameworks that consider emissions on a lifecycle basis or that otherwise account for fuel cycle emissions or energy consumption.

While our microreactors directly generate virtually no air emissions, including greenhouse gas emissions, during operations, our microreactors may nonetheless not qualify as providers of emissions-free, carbon-free, low-carbon or similar generating resources under emissions-limitation schemes that assess emissions on a lifecycle basis or that otherwise consider emissions from energy consumed in our fuel cycle because of the use of carbon in our fuel production and because our fuel and its feedstocks require substantial amounts of energy to produce. Our fuel fabrication facilities and our suppliers’ facilities may rely on the local electric grid and its mix of generating sources for electricity or may rely on contracted supply that does not provide a choice among electric generation sources. We cannot control the generation and electricity purchasing decisions of local electric utilities and their suppliers or of electric suppliers to our third-party partners. Certain regimes, such as various sustainability “taxonomies,” may also consider eligibility based on a wider array of environmental objectives, which we cannot guarantee we or our customers will be able to meet. The failure of our microreactors to qualify for inclusion in emissions reduction or climate change related emissions control schemes, or emissions-based incentive programs may result in higher costs or lower revenues for us or our customers, as well as reduced eligibility for financing from capital providers that apply certain sustainability criteria, and may adversely impact the demand for our products from our customers, which could materially and adversely affect our business, financial condition, operating results and future prospects.

In addition to the clean-energy federal income tax credit programs discussed above, our business plan includes the use of other forms of government funding to finance the commercial development of our microreactors, and there is no guarantee that our projects will qualify for such programs or that government funding will be available in the future.

Our business plan depends in part on federal, state, and local government policies and incentives that support the development, financing, ownership, and operation of renewable energy generation projects. In addition to the clean-energy federal income tax credit programs discussed above, these policies and incentives include accelerated depreciation, renewable portfolio standards, feed-in-tariffs and similar programs, renewable energy credit mechanisms, and tax exemptions. If these policies and incentives are changed or eliminated, or we are unable to use them, it could result in a material adverse impact on our business, results of operations, and financial condition.

In addition, in connection with the availability of such policies and incentives, or for any other reason, the U.S. government may stipulate conditions or make certain requests of us in return. Any such conditions or requests, whether or not we agree to them, could have a material adverse impact on our relationship with the U.S. government or could have a material adverse effect on our business, financial condition, operating results and future prospects.

We could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Although our business is to design and sell technology rather than to construct and own or operate power plants, we must design our technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products or demand for our products from our customers, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to the Business Combination and Launch Two

Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” and “the Company” refer to Launch Two.

Launch Two has no operating history and its future results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

Launch Two is a blank check company, and it has no operating history or results.

This proxy statement/prospectus includes unaudited pro forma combined financial statements for Launch Two and NuCube. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical condensed consolidated balance sheet of Launch Two as of December 31, 2025, the historical condensed consolidated balance sheet of NuCube as of December 31, 2025 on a pro forma basis as if the Business Combination and Other Related Events (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus), had been consummated on December 31, 2025. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 combines the historical statements of operations of Launch Two, the historical statements of operations of NuCube on a pro forma basis as if each of the Business Combination, Other Related Events and Other Financing and Reorganization Events (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus) had been consummated on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma combined financial information is based upon, and should be read together with the accompanying notes to the unaudited pro forma combined financial statements, the audited financial statements of Launch Two and related notes, the NuCube audited consolidated financial statements and related notes, the sections of this proxy statement/prospectus entitled “Launch Two Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NuCube” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the Combined Company following the consummation of the Business Combination. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Launch Two may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case Launch Two would cease all operations, except for the purpose of winding up, and Launch Two would redeem the Launch Two Class A Ordinary Shares and liquidate.

We may not be able to complete the Business Combination or any other business combination within 24 months from the closing of our IPO. Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If we have not completed our initial business combination within such time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our Public Shareholders may only receive $10.05 per share, or possibly less, and our warrants will expire without value to the holder. In certain circumstances, our Public Shareholders may receive less than $10.05 per share on the redemption of their shares.

The Business Combination is subject to various closing conditions, including a Minimum Cash Condition, and Launch Two may be unable to complete the Business Combination if such conditions are not satisfied or waived.

Consummation of the Business Combination is subject to the satisfaction or waiver of a number of customary closing conditions, including, among others, the receipt of required approvals from the shareholders of each of Launch Two and NuCube, the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the approval for listing of the Combined Company’s securities on Nasdaq, and the satisfaction of certain other closing conditions set forth in the Business Combination Agreement. In addition, the completion of the Business Combination is subject to the satisfaction of a Minimum Cash Condition, which may be affected by shareholder redemptions of SPAC public shares and the availability of any third-party financing. There can be no assurance that all of the conditions to the closing of the Business Combination will be satisfied or waived in a timely manner or at all. If any closing condition, including the Minimum Cash Condition, is not satisfied or waived, the Business Combination may not be completed. In such circumstances, Launch Two may be required to seek alternative financing sources, renegotiate transaction terms, or terminate the Business Combination Agreement, any of which could have a material adverse effect on Launch Two and its shareholders.

Since the Sponsor has interests that are different, or in addition to (and which may conflict with), the interests of our Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with NuCube is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our initial business combination is not completed by April 9, 2027 (or such other date as approved by the Launch Two shareholders).

When you consider the recommendation of the Launch Two Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Launch Two’s directors and officers have interests in such proposal that are different from, or in addition to, those of Launch Two shareholders and warrant holders generally. The members of the Launch Two Board were aware of and considered these interests when approving the Business Combination Agreement and recommending that Launch Two shareholders approve the Business Combination. The members of the Launch Two Board determined that the overall benefits expected to be received by Launch Two and its shareholders outweighed any potential risk created by the conflicts stemming from these interests. Additionally, the members of the Launch Two Board determined that these interests could be adequately disclosed to shareholders in this proxy statement/prospectus and that Launch Two shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.

Prior to Launch Two’s IPO, the Sponsor purchased 5,750,000 Launch Two Class B Ordinary Shares, or Founder Shares, for an aggregate purchase price of $25,000, or approximately $0.004 per share, 5,749,999 of which were converted into Class A Ordinary Shares in the Conversion and which will automatically convert into Launch Two Class A

Common Stock or Launch Two Class B Common Stock, as applicable, upon the Domestication and will subsequently automatically convert into Class A Common Stock prior to Closing in accordance with the Interim Charter. All Class A Common Stock will automatically convert into Combined Company Common Stock concurrently with or immediately following the consummation of our initial Business Combination, subject to anti-dilution adjustments. On June 25, 2026, pursuant to the Sponsor Purchase Agreement, HCG agreed to acquire from the Sponsor, in exchange for certain value-added services and other contributions, up to 2,875,000 Founder Shares. Because these Founder Shares were acquired at a nominal price, the Sponsor could realize significant value even if the trading price of our shares following the Business Combination is substantially below the IPO price, and such Founder Shares would be worthless upon a liquidation if we do not complete a Business Combination within the required period, except for any distributions from assets outside the Trust Account. Simultaneously with the IPO, the Sponsor committed $4,500,000 to purchase 4,500,000 Private Placement Warrants at $1.00 per warrant. On June 25, 2026, pursuant to the Sponsor Purchase Agreement, HCG also agreed to acquire from the Sponsor, in exchange for certain value-added services and other contributions, 2,250,000 Private Placement Warrants. These Private Placement Warrants will also expire worthless if we do not complete an initial Business Combination within the Combination Period. Accordingly, if we do not complete an initial Business Combination, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk would be $4,525,000, representing the $25,000 paid for Founder Shares and $4,500,000 paid for the Private Placement Warrants.

As a result of the low initial purchase price for the Founder Shares and the Private Placement Warrants, the Sponsor, its affiliates and Launch Two’s management team and advisors may earn a positive rate of return on their investment even if Public Shareholders experience a negative rate of return because the post-business combination company subsequently declines in value. In addition, HCG may realize a positive rate of return on the Founder Shares and Private Placement Warrants it agreed to acquire from the Sponsor even if Public Shareholders experience a negative rate of return. Thus, the Sponsor, HCG, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial Business Combination within the Combination Period, enter into an initial business combination on terms that may be less favorable, including with a riskier, weaker-performing or less-established business, than would be the case if such parties had paid the same price per share as public investors. In addition, our Sponsor and each of our officers and directors have agreed to waive redemption rights with respect to their Founder Shares and any Public Shares they may acquire, and to waive liquidating distributions from the Trust Account with respect to their Founder Shares, which increases the likelihood of completing an initial business combination relative to liquidation. Our Sponsor, officers and directors have also agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of our initial Business Combination, which may increase the likelihood of approval relative to the interests of Public Shareholders who do not have similar holdings or agreements.

Launch Two’s officers and directors presently have, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Our Current Charter provides, to the fullest extent permitted by law, that no individual serving as a director or an officer has any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer and for us. Accordingly, conflicts may not be resolved in Launch Two’s favor and potential business opportunities may be presented to other entities prior to their presentation to Launch Two, subject to applicable fiduciary duties under Cayman Islands law.

Launch Two’s existing directors and officers will be eligible for continued indemnification and continued coverage under Launch Two’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement. In order to protect the amounts held in our Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, in each case, net of taxes payable and up to $100,000 of interest to pay dissolution expenses, however, we have not asked our Sponsor to reserve for such indemnity obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its obligations, and we believe the Sponsor’s only assets are securities of our company, so there can be no assurance that this indemnity will be available.

Commencing on the date on which our securities were listed on Nasdaq, we agreed to reimburse an affiliate of our Sponsor $12,500 per month for office space, administrative and shared personnel support services. We may also repay up to $300,000 of loans made by our Sponsor to cover offering-related and organizational expenses and, if we obtain working capital loans from our Sponsor or its affiliates to finance transaction costs in connection with our initial Business Combination, up to $1,500,000 of such loans may be convertible at the option of the lender into additional Combined Company warrants at a price of $1.00 per warrant, which would further dilute Public Shareholders. In addition, prior to or in connection with the completion of our initial Business Combination, we may pay consulting, success or finder fees to our Sponsor or a member of our management team or advisor, or their respective affiliates, and we may engage our Sponsor or an affiliate as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such person or entity a market-standard fee; none of these amounts would be payable if no business combination occurs. Pursuant to a Registration Rights Agreement, the Sponsor and certain other holders will have demand and piggyback registration rights with respect to Founder Shares and Private Placement Warrants (and the underlying Class A Ordinary Shares), and, assuming $1,500,000 of working capital loans are converted, we would be obligated to register up to 14,325,000 shares of the Combined Company Common Stock and 8,575,000 Private Placement Warrants at our expense.

In addition, Launch Two’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Launch Two’s behalf, such as identifying and investigating possible acquisition targets and business combinations. These expenses will be repaid upon completion of the Business Combination. However, if Launch Two fails to consummate the Business Combination or another initial business combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, Launch Two may not be able to repay or reimburse these amounts if the Business Combination is not completed.

The existence of these financial and personal interests of the Sponsor, directors and officers may have influenced their motivation in identifying and selecting a business combination target, negotiating and recommending the Business Combination and influencing the operation of the business following the Business Combination. In considering the recommendation of the Launch Two Board to vote for the proposals, shareholders should consider these interests.

The exercise of Launch Two’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Launch Two’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Launch Two to agree to amend the Business Combination Agreement, to consent to certain actions taken by NuCube or to waive rights to which Launch Two is entitled under the Business Combination Agreement. Such events could arise because of changes in the course of NuCube’s business or a request by NuCube to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at Launch Two’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Launch Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Launch Two does not believe there will be any changes or waivers that Launch Two’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, to the extent that the Launch Two Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, Launch Two will notify its shareholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/prospectus.

Launch Two and NuCube will incur significant transaction and transition costs in connection with the Business Combination.

Launch Two and NuCube have both incurred and expect to incur significant costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Launch Two and NuCube may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination Agreement (including the Business Combination), including legal, accounting, consulting, investment banking and other fees, expenses and costs related to the Business Combination Agreement, will be paid by the Combined Company following the closing of the Business Combination. We estimate transaction expenses (including deferred underwriting fees) incurred by Launch Two and NuCube will be $17.5 million.

Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require NuCube and Launch Two to incur significant costs and draw the attention of NuCube’s and Launch Two’s management teams away from the consummation of the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the Combined Company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from being consummated within the expected timeframe.

The announcement of the proposed Business Combination could disrupt NuCube’s relationships with its business partners and others, as well as its operating results and business generally.

Risks relating to the impact of the announcement of the Business Combination on NuCube’s and its subsidiaries’ businesses include the following:

•        their employees may experience uncertainty about their future roles, which might adversely affect NuCube and its subsidiaries’ ability to retain and hire key personnel and other employees;

•        business partners and other parties with which NuCube and its subsidiaries maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with NuCube and its subsidiaries or fail to extend an existing relationship with NuCube and its subsidiaries; and

•        NuCube has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the Combined Company’s results of operations and cash available to fund its business.

Subsequent to consummation of the Business Combination, the Combined Company may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the Combined Company’s share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to NuCube and its subsidiaries has identified all material issues or risks associated with NuCube and its subsidiaries or the industries in which they compete.

Furthermore, Launch Two cannot assure you that factors outside of NuCube’s and Launch Two’s control will not later arise. As a result of these factors, the Combined Company may be exposed to liabilities and incur additional costs and expenses and the Combined Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Company’s reporting losses. Even if Launch Two’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Launch Two’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Company’s financial condition and results of operations and could contribute to negative market perceptions about our securities or the Combined Company. Additionally, Launch Two has no indemnification rights under the Business Combination Agreement.

Accordingly, any shareholders or warrant holders of Launch Two who choose to remain the Combined Company Stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Launch Two’s directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

We may not be able to complete an initial business combination because such initial business combination may be subject to regulatory review and approval requirements, including foreign investment regulations and review by government entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.

Our initial business combination may be subject to regulatory review and approval requirements by governmental entities or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved.

Our sponsor is a limited liability company formed in Delaware. Ryan Gilbert, an advisor to Launch Two and a U.S. citizen, is sole managing member of the Sponsor. While our sponsor is not controlled by a non-U.S. person and, to the best of our knowledge, other than the members holding a minority interest in the sponsor, the sponsor does not have substantial ties with any non-U.S. persons, investments that result in “control” of a U.S. business by a foreign person are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020 further includes investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

If a particular proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay our proposed initial business combination, impose conditions with respect to such initial business combination or request the President of the United States to order us to divest all or a portion of the U.S. target business of our initial business combination that we acquired without first obtaining CFIUS approval, which may limit the attractiveness of, delay or prevent us from pursuing certain target companies that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have any foreign ownership issues. In addition, certain federally licensed businesses may be subject to rules or regulations that limit foreign ownership.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate our initial business combination within the applicable time period required under our amended and restated memorandum and articles of association, including as a result of extended regulatory review of a potential initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment. Additionally, our warrants may be worthless. Holders of our warrants will not receive any distribution from the Trust Account or other liquidation proceeds in respect of their warrants, and the warrants will expire worthless.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

The completion of the Business Combination is conditioned on there being no orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction in effect that would prohibit or make illegal the completion of the Business Combination. Launch Two and NuCube believe that the Business Combination should not raise significant regulatory concerns and that Launch Two and NuCube will be able to obtain all requisite regulatory approvals in a timely manner. However, Launch Two and NuCube cannot be certain when or if regulatory approvals will be obtained or, if obtained, the conditions that may be imposed. In addition, neither Launch Two nor NuCube can provide assurance that any such conditions, terms, obligations or restrictions will not result in delay. See the section entitled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Closing Conditions.”

Investors may not have the same benefits as an investor in an underwritten public offering.

Launch Two is already a publicly traded company. Therefore, the Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Launch Two’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the due diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. Launch Two’s investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination transaction undertake a certain level of due diligence, and financial advisors or placement agents engaged in connection with the Business Combination or any Financing Transaction may conduct due diligence and receive comfort letters or other customary deliverables, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering. Therefore, there could be a heightened risk of an incorrect valuation of NuCube’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten IPO. Also, in the case of a SPAC transaction, the value of the target company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the Business Combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing.

Moreover, there will be no underwriters assuming risk in connection with an initial resale of our securities or helping to stabilize, maintain or affect the public price of our securities following the Closing. We will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our securities that will be outstanding immediately following the Closing. In addition, since we will become public through a merger, securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf. All of these differences from an underwritten public offering of our securities could result in a more volatile price for our securities.

Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the securities or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the securities.

In addition, the Sponsor, certain members of the Launch Two Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of our securities following completion of the Business Combination, and that would not be present in an underwritten public offering of our securities. Such interests may have influenced Launch Two Board in making their recommendation that Launch Two shareholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus. See the section entitled “Shareholder Proposal 1 — The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors, Officers and Advisors in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten IPO instead of upon completion of the Business Combination.

The historical financial results of NuCube and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The historical financial results of NuCube included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those the Combined Company will achieve in the future. This is primarily the result of the following factors: (i) the Combined Company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the Combined Company’s capital structure will be different from that reflected in such historical financial statements. The Combined Company’s financial condition and future results of operations may be materially different from amounts reflected in Launch Two’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Launch Two being treated as the “acquired” company for financial reporting purposes in the Business Combination and the number of Launch Two Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Company’s future operating or financial performance and the Combined Company’s actual financial condition and results of operations may vary materially from the Combined Company’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The calculation of the number of shares of the Combined Company to be issued to NuCube Stockholders in the Transactions will not be adjusted if there is a change in the value of NuCube before the Closing.

The number of shares of Combined Company Common Stock to be issued to NuCube Stockholders in the Transactions will not be adjusted if there is a change in the value of NuCube before the Closing. As a result, the actual value of Combined Company Common Stock to be received by NuCube Stockholders in the Transactions will depend on the value of such shares at and after the Closing.

Neither NuCube Stockholders nor Launch Two shareholders will be entitled to appraisal rights in connection with the Business Combination.

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. NuCube shareholders are not entitled to appraisal rights in connection with the Business Combination. Launch Two’s shareholders are not entitled to appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act. As a result, shareholders will not have recourse to a court to challenge the fairness of the consideration to be received in the Business Combination.

The Business Combination is subject to the satisfaction or waiver of certain conditions, which may not be satisfied or waived on a timely basis, if at all.

The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, any one or more of which may be waived (subject to compliance with applicable law), including, among others:

•        no governmental authority of competent jurisdiction shall have enacted, issued or granted any law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transaction;

•        Combined Company Common Stock issuable pursuant to the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance;

•        the parties shall each have performed and complied in all material respects with the obligations, covenants and agreements required by the Business Combination Agreement to be performed or complied with by it at or prior to filing, or a later date as agreed to by the parties;

•        customary bring-down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the Business Combination Agreement;

•        the Combined Company’s Registration Statement to be filed with the United States Securities and Exchange Commission shall have become effective; and

•        Launch Two’s shareholder approval

To the extent that the Launch Two Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, Launch Two will notify its shareholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/prospectus.

See the section entitled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Conditions to Closing” for additional information.

Following the consummation of the Business Combination, the Combined Company’s only significant asset will be its ownership interest in NuCube, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Combined Company Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, the Combined Company will have no direct operations and no significant assets other than its ownership of NuCube. Launch Two Public Shareholders and NuCube Stockholders immediately prior to the Business Combination will become stockholders of the Combined Company. We will depend on NuCube for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Combined Company Common Stock. The financial condition and operating requirements of NuCube may limit our ability to obtain cash from NuCube. The earnings from, or other available assets of, NuCube may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Combined Company Common Stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon our financial condition and results of operations.

The Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time prior to the Extraordinary General Meeting, subject to applicable securities laws (including with respect to material non-public information and guidance with respect to the application of Rule 14e-5 under the Exchange Act), the Sponsor and Launch Two’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market or provide third parties with incentives to acquire Public Shares or Public Warrants, vote their Public Shares in favor of the Business Combination or not redeem their Public Shares or Public Warrants. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgment that such shareholder, although still the record holder of Launch Two’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or Launch Two’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases could be to increase the likelihood of obtaining shareholder approval of the Business Combination, subject to the limitations on voting contained in applicable SEC staff interpretations of Rule 14e-5 under the Exchange Act or to increase the proceeds from the Trust Account released to the Combined Company, including where it appears that the Minimum Cash Condition would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Launch Two Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and Launch Two’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or Launch Two’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Launch Two Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or Launch Two’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their intention to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting or such vote or redemption remains revocable under the applicable proxy and redemption procedures. The Sponsor and Launch Two’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or Launch Two’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the extraordinary general meeting, Launch Two will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the securityholders (e.g., 5% securityholders) who sold their securities in any such purchases; and (5) the number of securities for which Launch Two has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or Launch Two’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and Launch Two’s officers, directors and/or their affiliates will not make purchases of Launch Two Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

During the pendency of the Business Combination, Launch Two and NuCube may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses. Further, certain provisions of the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of Launch Two and NuCube to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during the interim period prior to Closing. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, which transactions, if any materialized and were pursued, could have been or could be favorable to such party’s shareholders.

If third parties bring claims against Launch Two, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.05 per share (which was the amount per unit initially held in the Trust Account following our IPO).

Launch Two’s placing of funds in the Trust Account may not protect those funds from third-party claims against Launch Two. Although Launch Two has sought and will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with Launch Two waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Launch Two’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Launch Two Management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to Launch Two than any alternative.

Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of Launch Two’s Public Shares, if Launch Two has not completed a business combination within the required time period, or upon the exercise of a redemption right in connection with Launch Two’s business combination, Launch Two will be required to provide for payment of claims of creditors that were not waived that may be brought against Launch Two within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.05 per public share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Launch Two if and to the extent any claims by a third-party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which Launch Two has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.05 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the IPO Underwriter against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Launch Two has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Launch Two’s company. The Sponsor may not have sufficient funds available to satisfy those obligations. Launch Two has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Launch Two’s business combination and redemptions could be reduced to less than $10.05 per public share. In such event, Launch Two may not be able to complete the business combination, and shareholders would receive such lesser amount per share in connection with any redemption of the Public Shares. None of Launch Two’s directors or officers will indemnify Launch Two for claims by third parties including, without limitation, claims by vendors.

If, after Launch Two distributes the proceeds in the Trust Account to its Public Shareholders, Launch Two files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Launch Two that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Launch Two and the Launch Two Board may be exposed to claims of punitive damages.

If, after Launch Two distributes the proceeds in the Trust Account to the Public Shareholders, Launch Two files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Launch Two that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover some or all amounts received by Launch Two’s Public Shareholders. In addition, the Launch Two Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and Launch Two to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Launch Two cannot assure you that claims will not be brought against Launch Two for these reasons. Launch Two and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while Launch Two was unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,293 and imprisonment for five years in the Cayman Islands.

If, before distributing the proceeds in the Trust Account to our public shareholders, Launch Two files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Launch Two that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by Launch Two’s shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Launch Two’s Public Shareholders, Launch Two files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against Launch Two that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Launch Two’s liquidation estate and subject to the claims of third parties with priority over the claims of Launch Two’s Public Shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by Launch Two’s shareholders in connection with Launch Two’s liquidation may be reduced.

Launch Two’s Public Shareholders may be held liable for claims by third parties against Launch Two to the extent of distributions received by them upon redemption of their Public Shares.

If Launch Two is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Launch Two was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Launch Two’s Public Shareholders. Furthermore, Launch Two’s directors may be viewed as having breached their fiduciary duties to Launch Two or Launch Two’s creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Launch Two cannot assure you that claims will not be brought against Launch Two for these reasons.

Launch Two’s Public Shareholders will experience immediate dilution as a consequence of the issuance of Combined Company Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Incentive Plan. Having a minority share position may reduce the influence that Launch Two’s current shareholders have on the management of the Combined Company.

It is anticipated that, immediately following the Business Combination, on a fully-diluted basis, (1) our Public Shareholders are expected to own approximately 21.1% (assuming the no redemptions scenario) and 9.0% (assuming the maximum redemption scenario) of the outstanding Combined Company Common Stock, (2) NuCube equity holders are expected to collectively own approximately 56.5% (assuming the no redemptions scenario) or 65.3% (assuming the maximum redemption scenario) of the outstanding Combined Company Common Stock, the Sponsor and HCG are expected to collectively own approximately 7.0% (assuming the no redemptions scenario) or 5.5% (assuming the maximum redemption scenario) of the outstanding Combined Company Common Stock, (3) directors and executive officers of Launch Two are expected to own approximately [    ]% (assuming the no redemptions scenario) or [    ]% (assuming the maximum redemption scenario), (4) Launch Two Public Warrants are expected to represent an ownership interest of approximately 10.5% (assuming the no redemptions scenario) or 12.1% (assuming the maximum redemption scenario), in each case upon exercise thereof, (5) Launch Two Private Placement Warrants are expected to represent an ownership interest of approximately 4.5% (assuming the no redemptions scenario) or 5.1% (assuming the maximum redemption scenario), in each case upon exercise thereof. These percentages assume that the Combined Company issues 46,210,720 shares of Combined Company Common Stock to former stockholders of NuCube as of immediately prior to the Closing, (ii) include the impact of the exercise of all the Combined Company Warrants that will be outstanding following the Business Combination and (iii) assume the Closing occurs on [    ]. If the actual facts are different from these assumptions, the percentage ownership retained by Launch Two’s existing Public Shareholders in the Combined Company will be different.

In addition, NuCube employees, consultants and non-employee directors are expected to be granted equity awards under the Incentive Plan following the Business Combination. You will experience additional dilution when those equity awards become vested and settled or exercisable, as applicable, for shares of Combined Company Common Stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of Launch Two Securities and may adversely affect prevailing market prices for our Public Shares or Public Warrants.

Upon completion of the Business Combination, the Sponsor will beneficially own a significant equity interest in the Combined Company and may take actions that conflict with the interests of Launch Two’s Public Shareholders. The interests of the Sponsor may not align with the interests of Launch Two’s Public Shareholders in the future. The Sponsor and its affiliates are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with the Combined Company. The Sponsor and its affiliates may also pursue acquisition opportunities that may be complementary to the Combined Company’s business and, as a result, those acquisition opportunities may not be available to the Combined Company. In addition, the Sponsor may have an interest in the Combined Company pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to the Combined Company and its stockholders.

The net cash available to the Combined Company from the Trust Account and any Financing Transaction in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the Combined Company Common Stock to be issued to NuCube Stockholders.

In recent litigation following the closing of other “deSPAC” transactions, plaintiffs have alleged that it was a material omission for the SPAC not to have disclosed in its proxy statement/prospectus that the “net cash per public share” of the SPAC was materially below the price per share ascribed to the combined company’s shares to be issued to the target shareholders in the business combination. While such litigation has been brought against Delaware SPACs in Delaware courts (and Launch Two is a Cayman Islands exempted company), and without acknowledging the relevance of the net cash per share information or the merits of any such claim, Public Shareholders should be aware that the net cash available to the Combined Company from the Trust Account and any Financing Transaction in respect of each Public Share that is not redeemed will be materially less than the assumed approximately $10.82 per share ascribed in the Business Combination Agreement to the Combined Company Common Stock to be issued to NuCube Stockholders (which is equal to the assumed Redemption Price for the Public Shares estimated using an assumed Closing Date of [•]) due to expenses attributable to Launch Two and NuCube and dilution from the Founder Shares that will remain outstanding upon the Closing.

For illustrative purposes, using an assumed Redemption Price of approximately $10.97 per share per the Trust balance as of September 30, 2026, after the effect of the October 2026 Redemptions, (1) under the No Redemptions Scenario, such amount would be equal to $3.05 per share, which is the quotient of (a) $51.3 million, including (i) approximately $51.3 million in cash from the Trust Account (as of September 30, 2026, after the effect of the October 2026 Redemptions, assuming no additional redemptions at $10.97 per share), less (ii) the amount of estimated transaction expenses of $6.3 million, divided by (b) 14,752,929, which is the sum of (i) 4,677,929 (which is the number of Public Shares outstanding assuming no additional redemptions), plus (ii) 5,250,000 (which is the number of Founder Shares that will remain outstanding upon the Closing, held by Launch Two’s initial shareholders), plus (iii) 4,825,000 (which is the number of shares underlying the Private Placement Warrants held by Launch Two’s initial shareholders), and (2) under the maximum redemption scenario, such amount would be equal to $2.58 per share, which is the quotient of (a) $42.3 million, including (i) approximately $42.3 million in cash remaining in the Trust Account (after the effect of the October 2026 Redemptions and redemptions of $9.0 million under the maximum redemption scenario at $10.97 per share), less (ii) the amount of estimated transaction expenses of $6.3 million, divided by (b) 13,928,737, which is the sum of (i) 3,853,737 (which is the number of Public Shares that remain outstanding after the effect of the October 2026 Redemptions and assuming the maximum redemption scenario), plus (ii) 5,250,000 (which is the number of Founder Shares that will remain outstanding upon the Closing, held by Launch Two’s initial shareholders), plus (iii) 4,825,000 (which is the number of shares underlying the Private Placement Warrants held by Launch Two’s initial shareholders). In either case, such “net cash per public share” would be less than the assumed approximately $10.82 price per share ascribed to the Combined Company Common Stock to be issued to NuCube Stockholders in the Business Combination Agreement. This calculation does not take into account that, upon the Closing, NuCube will be part of the Combined Company along with the cash from the Trust Account and any Financing Transaction, and all stockholders of the Combined Company — not just the Public Shareholders — will bear the dilutive impact of the transaction expenses, the Founder Shares and the Private Placement Warrants.

Launch Two Warrants will become exercisable for Combined Company Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the Combined Company’s stockholders.

We will have 11,500,000 Public Warrants outstanding and 7,075,000 Private Placement Warrants (plus up to 1,500,000 additional private placement-equivalent warrants upon conversion of working capital loans, if any). Each whole warrant entitles the holder to purchase one Class A Ordinary Share at $11.50 per share, will become exercisable

30 days after our initial business combination, and will expire five years thereafter or earlier upon redemption or our liquidation. Exercises will dilute holders and increase the number of shares eligible for resale, which could adversely affect the market price of the Combined Company Common Stock. We will receive proceeds only from cash exercises; if a registration statement covering the underlying shares is not effective or a current prospectus is not available, or if our shares are not “covered securities,” holders may be required or entitled to exercise on a cashless basis, resulting in fewer shares issued and reduced or no cash proceeds to us.

We may redeem the Public Warrants for $0.01 per warrant, in whole and not in part, on 30 days’ prior notice after they become exercisable if the closing price of the Combined Company Common Stock equals or exceeds $18.00 for any 20 trading days within a 30-trading day period, which could force holders to exercise, sell at the then-current market price, or accept the nominal redemption price; we will not redeem on this basis unless a registration statement covering the underlying shares is then effective and a current prospectus is available throughout the measurement period. The terms of the public warrants may be amended adversely to holders with the approval of at least 50% of the then-outstanding Public Warrants (and, for Private Placement Warrants or working capital warrants, with the approval of at least 50% of the applicable class), which could, among other things, increase the exercise price, decrease the number of shares purchasable, shorten the exercise period, or convert the warrants into cash or other securities. There is no guarantee the Public Warrants will ever be in the money and they may expire worthless; moreover, if we issue additional shares or equity-linked securities in connection with our initial business combination at an effective price of less than $9.20 per share and certain other conditions are met, the warrant exercise price and the $18.00 redemption trigger may be adjusted upward, which could affect the value of the Warrants.

The exercise price of the Launch Two Warrants is subject to potential adjustment in the event Launch Two issues additional ordinary shares or equity-linked securities for capital-raising purposes in connection with the closing of a business combination at a price of less than $9.20 per share.

The Launch Two Warrant Agreement governing the Launch Two Warrants provides that if (x) Launch Two issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with its business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Launch Two Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of Launch Two’s Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price in the Launch Two Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Whether or not this provision would result in anti-dilution adjustments to the Launch Two Warrants cannot be determined until after the consummation of the Business Combination. However, in the event that this provision were expected to be triggered, it could: (i) have an adverse impact on the trading price of Combined Company Common Stock, (ii) lead to an increase in the number of redemptions of Launch Two Class A Ordinary Shares and (iii) make it more difficult to consummate the Business Combination.

Launch Two’s shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Launch Two’s shareholders may therefore be forced to redeem or sell their Launch Two Class A Ordinary Shares or Launch Two Public Warrants in order to liquidate their investment, potentially at a loss.

Launch Two’s shareholders will be entitled to receive funds from the Trust Account only: (i) in the event of the redemption of Launch Two Class A Ordinary Shares if we do not complete the Business Combination within the completion window, (ii) in connection with a shareholder vote to amend our Current Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial Business

Combination, subject to applicable law and any limitations (including but not limited to cash requirements) created by the terms of the Business Combination. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Launch Two — Redemption Rights.”

Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

The Public Warrants were issued in registered form under a Warrant Agreement, dated October 7, 2024, by and between CST, as warrant agent, and Launch Two. The Launch Two Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any other change that affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

Although Launch Two’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Combined Company Common Stock purchasable upon exercise of a warrant.

Launch Two may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Once the warrants become exercisable, we may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption if, and only if, the last reported sale price of the Combined Company Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 30 days after the completion of our initial Business Combination and ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Combined Company Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the measurement period. In addition, if and when the warrants become redeemable by us, we may be unable to exercise our redemption right if the issuance of Class A ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws and we are unable to effect such registration or qualification.

Redemption of the outstanding warrants as described above could force you to exercise your warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, to sell your warrants at the then-current market price when you might otherwise wish to hold them, or to accept the nominal redemption price of $0.01 per warrant, which is likely to be substantially less than the market value of your warrants at the time of redemption. The price of the Combined Company Common Stock may fall below both the $18.00 redemption trigger and the $11.50 exercise price after we issue a redemption notice, in which case you would be forced to accept the nominal redemption price unless you exercised before the redemption date.

Holders may exercise the warrants only if a registration statement covering the Combined Company Common Stock issuable upon exercise is then effective and a current prospectus relating to those shares is available, or if we permit cashless exercise under the circumstances specified in the warrant agreement. If a registration statement is not effective by the applicable deadline or we are otherwise unable to maintain a current prospectus, holders may be unable to exercise their warrants for cash and, in certain circumstances, may be limited to a “cashless” exercise, which would result in the receipt of fewer shares upon exercise than would be received upon a cash exercise. In no event will we be required to net cash settle any warrant.

There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial business combination within the prescribed time period. Moreover, the issuance of a substantial number of Class A ordinary shares upon exercise of the warrants could increase the number of issued and outstanding shares and may make us a less attractive business combination partner, and the potential dilutive effect of the warrants could adversely affect the market price of the Combined Company Common Stock.

Nasdaq may not list the Combined Company’s securities on its exchange, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

In connection with the Business Combination, the Combined Company will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which may be more rigorous than the Nasdaq’s continued listing requirements which Launch Two is listed on. Launch Two will apply to have the Combined Company’s securities listed on Nasdaq upon consummation of the Business Combination. Launch Two cannot assure you that the Combined Company will be able to meet all initial listing requirements. Even if the Combined Company’s securities are listed on Nasdaq, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, neither Launch Two nor NuCube would be required to consummate the Business Combination. In the event that Launch Two and NuCube elected to waive this condition, and the Business Combination was consummated without the Combined Company’s securities being listed on the Nasdaq, or on another national securities exchange, the Combined Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for Launch Two’s securities;

•        reduced liquidity for the Combined Company’s securities;

•        a determination that Combined Company Common Stock is a “penny stock” which will require brokers trading in Combined Company Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities;

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If the Combined Company’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

The market price of shares of Combined Company Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of the Ordinary Shares.

The market value of Combined Company securities at the effective time of the Business Combination may vary significantly from their respective values on the date the Business Combination Agreement was executed or at other dates. Because the exchange ratio with respect to the shares of Combined Company Common Stock to be issued in the Business Combination is fixed and will not be adjusted to reflect any changes in the market value of shares of Launch Two Class A Ordinary Shares, the market value of the shares of Combined Company Common Stock issued in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Launch Two, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of Launch Two.

Additionally, upon completion of the Business Combination, NuCube Stockholders will become holders of shares of Combined Company Common Stock. Prior to the Business Combination, Launch Two has had limited operations. Upon completion of the Business Combination, the Combined Company’s results of operations will depend upon the performance of NuCube, which is affected by factors that are different from those currently affecting the results of operations of Launch Two.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of Combined Company Common Stock may decline.

The market price of Combined Company Common Stock may decline as a result of the Business Combination if the Combined Company does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on the Combined Company’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Launch Two Securities may experience a loss as a result of a decline in the market price of Combined Company Common Stock. In addition, a decline in the market price of Combined Company Common Stock could adversely affect the Combined Company’s ability to issue additional securities and to obtain additional financing in the future.

If securities or industry analysts do not publish research or reports about the Combined Company’s business, if they change their recommendations regarding the Combined Company Common Stock or if the Combined Company’s operating results do not meet their expectations, the Combined Company Common Stock price and trading volume could decline.

The trading market for the Combined Company Common Stock will depend in part on the research and reports that securities or industry analysts publish about the Combined Company or its businesses. If no securities or industry analysts commence coverage of the Combined Company, the trading price for the Combined Company Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Combined Company downgrade its securities or publish unfavorable research about its businesses, or if the Combined Company’s operating results do not meet analyst expectations, the trading price of the Combined Company Common Stock would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on the Combined Company regularly, demand for the Combined Company Common Stock could decrease, which might cause the Combined Company Common Stock price and trading volume to decline.

Termination of the Business Combination Agreement could negatively impact Launch Two.

If the Business Combination is not completed for any reason, including as a result of Launch Two shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Launch Two may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Launch Two would be subject to a number of risks, including the following:

•        Launch Two may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        Launch Two will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of Launch Two’s businesses prior to completion of the Business Combination, Launch Two may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Covenants” of this proxy statement/prospectus for a description of the restrictive covenants applicable to Launch Two).

If the Business Combination Agreement is terminated and the Launch Two Board seeks another business combination target, Launch Two shareholders cannot be certain that Launch Two will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See the section entitled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Termination.”

Launch Two’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Launch Two’s ability to continue as a “going concern.”

As of June 30, 2026 (prior to the October 2026 Redemptions), Launch Two had cash and marketable securities held in the Trust Account of $247,681,325 and cash of $858 and a working capital deficit of $1,002,980. Further, Launch Two has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Launch Two intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its business combination. To the extent that Launch Two’s share capital or debt is used, in whole or in part, as consideration to complete a business combination, the Remaining Proceeds will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. If Launch Two does not complete the Business Combination with NuCube, it intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. Launch Two cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about Launch Two’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Launch Two’s inability to continue as a going concern.

Neither Launch Two nor its shareholders will have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Merger Consideration in the event that any of the representations and warranties made by NuCube in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties contained in the Business Combination Agreement will not survive the completion of the Business Combination, and only the covenants and agreements that by their terms survive such time will do so. As a result, Launch Two and its shareholders will not have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Merger Consideration if any representation or warranty made by NuCube in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, our financial condition or results of operations could be adversely affected.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination or continue our operations at all.

The SEC’s adopting release with respect to the 2024 SPAC Rules provided guidance relating to the potential status of SPACs as investment companies subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company is dependent on specific facts and circumstances and we can give no assurance that a claim will not be made that we have been operating as an unregistered investment company.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including (i) restrictions on the nature of our investments; and (ii) restrictions on the issuance of securities, each of which may make it difficult for us to complete our initial business combination. Furthermore, we may be required to change our operations, wind down our operations, or register as an investment company under the Investment Company Act.

In addition, we may have imposed upon us burdensome requirements, including: (i) registration as an investment company; (ii) adoption of a specific form of corporate structure; and (iii) reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We are mindful of the SEC’s investment company definition and guidance and intend to complete an initial business combination with an operating business, and not with an investment company, or to acquire minority interests in other businesses exceeding the permitted threshold.

We do not believe that our business activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account were initially invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that we hold investments in the Trust Account, we may, at any time, instruct CST, as trustee of the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank.

Pursuant to the Trust Agreement, CST is not permitted to invest the funds in the Trust Account in securities or assets other than as described above. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intended to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Our initial public offering was not intended for persons who were seeking a return on investments in government securities or investment securities. The Trust Account is intended solely as a temporary depository for funds pending the earliest to occur of: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our Current Charter (x) in a manner that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period; or (y) with respect to any other provision relating to the rights of holders of our Public Shares or pre-initial business combination activity; or (iii) absent an initial business combination within the Combination Period, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares.

We are aware of litigation claiming that certain SPACs should be considered investment companies. Although we believe that these claims are without merit, we cannot guarantee that we will not be deemed to be an investment company and thus subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete an initial business combination or may result in our liquidation.

To mitigate the risk that Launch Two might be deemed to be an investment company for purposes of the Investment Company Act, Launch Two may, at any time, instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of the consummation of a business combination or Launch Two’s liquidation. As a result, Launch Two may receive less interest on the funds held in the Trust Account than the interest Launch Two would have received pursuant to Launch Two’s original Trust Account investments, which could reduce the dollar amount Launch Two’s Public Shareholders would receive upon any redemption or Launch Two’s liquidation.

The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of Launch Two being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Launch Two may, at any time, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a bank until the earlier of the consummation of a business combination or the liquidation of Launch Two. Launch Two intends to take such steps in the event that the proposed Business Combination with NuCube is not consummated or, in the event that Launch Two, in its sole discretion, determines there to be a reasonable likelihood of a material delay to the consummation of the proposed Business Combination with NuCube. However, the risks described herein exist even if no such material delay occurs or is determined to be reasonably likely to occur. Following such liquidation, Launch Two may receive less interest on the funds held in the Trust Account than the interest Launch Two would have received pursuant to its original Trust Account investments. However, interest previously earned on the funds held in the Trust Account still may be released to Launch Two to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the investments held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account could reduce the dollar amount the Public Shareholders would receive upon any redemption or Launch Two’s liquidation.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations, the greater the risk that Launch Two may be deemed to be an unregistered investment company, in which case Launch Two may be required to liquidate. Accordingly, Launch Two may determine, in its discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in an interest-bearing demand deposit account, which could further reduce the dollar amount the Public Shareholders would receive upon any redemption or Launch Two’s liquidation, and Launch Two expects to proceed with such steps in the event that that proposed Business Combination with NuCube is not consummated or in the event that Launch Two, in its sole discretion, determines there to be a reasonable likelihood of a material delay to the consummation of the proposed Business Combination with NuCube. Were Launch Two to liquidate, Launch Two Warrants would expire worthless, and Launch Two’s securityholders would lose the investment opportunity associated with an investment in the Combined Company, including any potential price appreciation of Launch Two’s securities.

The ability of Launch Two shareholders to exercise redemption rights with respect to a large number of Public Shares, the terms of the proposed Business Combination or other factors may not allow Launch Two to complete the Business Combination or optimize its capital structure.

Under the terms of the Business Combination Agreement, it is a condition to Launch Two’s and NuCube’s respective obligations to consummate the Business Combination, waivable by both parties, that, at the Closing, the Combined Company will receive cash and cash equivalents, of at least $75.0 million, after satisfaction of all unpaid Expenses of Launch Two and unpaid Expenses of NuCube, including funds remaining in the Trust Account (after satisfaction of required redemption payments) and net proceeds from Financing Transactions, if any such transactions are identified and consummated in connection with the proposed Business Combination in accordance with the terms and provisions contained in the Business Combination Agreement.

In addition, Launch Two shareholders may have an economic incentive to exercise their redemption rights in connection with the Business Combination. Public Shareholders are entitled to redeem their shares for a pro rata portion of the funds held in the Trust Account, which is expected to be approximately $[•] per share at the time of the shareholder vote. This redemption price may exceed the market value of Launch Two Class A Ordinary Shares prior to the vote and may also exceed the value that Public Shareholders attribute to the shares of the Combined Company following the Business Combination. As a result, public shareholders may elect to redeem their shares rather than continue to hold shares in the Combined Company.

If redemptions reduce the funds available from the Trust Account to the point that the Minimum Cash Condition is not satisfied, Launch Two may need to seek to restructure the Transactions to reserve a greater portion of the cash in the Trust Account, arrange for third-party financing or otherwise. Third-party financing may not be available on acceptable terms or at all. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until Launch Two liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Current Charter. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time Launch Two Ordinary Shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Launch Two’s redemption until Launch Two liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Current Charter or you are able to sell your shares in the open market.

Past performance by any member of the Launch Two Management or Launch Two Board, the Sponsor or any of their respective affiliates, may not be indicative of future performance of an investment in Launch Two or the Combined Company.

Past performance by any member of Launch Two Management or the Launch Two Board, the Sponsor, or any of their respective current or former affiliates or entities related to one or more of them, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member of Launch Two Management or the Launch Two Board or any of their respective current or former affiliates or entities related to one or more of them, or any of the investment performance of any of the foregoing, as indicative of the future performance of an investment in Launch Two or the Combined Company or the returns Launch Two or the Combined Company may (or may not), generate going forward. You are urged to read carefully, and consider independently, all of the information contained in this proxy statement/prospectus and in the Combined Company’s public filings after the Closing, including the financial statements and other information incorporated herein and therein, including, without limitation, under the headings “Risk Factors” and “The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors, Officers and Advisors in the Business Combination.” You are advised, in your sole discretion, to consult with your own financial and other advisors before you make investment decisions about buying or selling Launch Two’s or the Combined Company’s securities or investing in the business of NuCube. Involvement or past performance by Persons associated with any of NuCube, the Combined Company, or any other businesses, entities or persons affiliated or associated with any of them, does not guarantee that the Business Combination, NuCube or the Combined Company will be successful, and you should be prepared to lose your entire investment.

Launch Two may issue preferred stock or additional ordinary shares to complete the Business Combination, which would dilute the interest of Launch Two shareholders and likely present other risks.

The Current Charter authorizes the issuance of up to 500,000,000 Launch Two Class A Ordinary Shares, 50,000,000 Launch Two Class B Ordinary Shares, and 5,000,000 Launch Two Preference Shares. There are currently 473,900,000 authorized but unissued Launch Two Class A Ordinary Shares available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding Launch Two Warrants. There are currently 44,250,000 authorized but unissued Launch Two Class B Ordinary Shares available for issuance. There are currently no shares of Launch Two Preference Shares issued and outstanding.

Launch Two may issue preference shares or a substantial number of additional ordinary shares to complete the initial Business Combination or under an employee incentive plan after completion of the Business Combination. However, the Current Charter provides, among other things, that prior to Launch Two’s initial business combination, Launch Two may not issue additional shares or any other securities that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with Public Shares on an initial business combination. These provisions of the Current Charter may be amended with a shareholder vote. The Sponsor agreed, pursuant to a written agreement with Launch Two, that it will not propose any amendment to the Current Charter that would affect the substance or timing of Launch Two’s obligation to redeem 100% of its Public Shares if Launch Two does not complete the initial business combination by April 9, 2027 (or such other date as approved by the Launch Two Public Shareholders), unless Launch Two provides its Public Shareholders with the opportunity to redeem their Launch Two Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding Public Shares. The issuance of additional shares:

•        may significantly dilute the equity interest of existing investors;

•        may subordinate the rights of shareholders if preferred stock is issued with rights senior to those afforded the Launch Two Ordinary Shares;

•        could cause a change of control if a substantial number of ordinary shares are issued, which may affect, among other things, Launch Two’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Launch Two’s present officers and directors; and

•        may adversely affect prevailing market prices for Launch Two Units, Public Shares, and/or Warrants.

Launch Two is dependent upon its executive officers and directors and their departure could adversely affect Launch Two’s ability to operate and to consummate the initial Business Combination. Additionally, Launch Two’s executive officers and directors also allocate their time to other businesses and may be involved in litigation, investigations or other proceedings, thereby causing potential conflicts of interest and other distractions that could have a negative impact on Launch Two’s ability to complete the initial Business Combination.

Launch Two’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Launch Two believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. The unexpected loss of the services of one or more of Launch Two’s directors or executive officers could have a detrimental effect on Launch Two and the ability to consummate the Business Combination. In addition, Launch Two’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, may have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Launch Two’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation, and Launch Two’s directors also serve as officers and board members for other entities. If Launch Two’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Launch Two’s affairs, which may have a negative impact on Launch Two’s ability to consummate the Business Combination.

In addition, as a result of their involvement and positions in these companies, certain of those persons, as well as certain of Launch Two’s affiliates, have been, may be or may in the future become involved in litigation, investigations or other proceedings, including relating to the business affairs of such companies, transactions entered into by such companies, or otherwise. Individual members of Launch Two’s management team and the Launch Two Board also may become involved in litigation, investigations or other proceedings involving claims or allegations related to or as a result of their personal conduct, either in their capacity as a corporate officer or director or otherwise, and may be personally named in such actions and potentially subject to personal liability. Any liability from such proceedings may or may not be covered by insurance and/or indemnification, depending on the facts and circumstances. The defense or prosecution of these matters could be time-consuming. Any litigation, investigations or other proceedings and the potential outcomes of such actions may divert the attention and resources of Launch Two’s management team and the Launch Two Board away from the Business Combination and may negatively affect Launch Two’s reputation. Launch Two and NuCube are not aware of any litigation, investigations or other proceedings that may have a material impact on the parties’ ability to consummate the Business Combination.

The Combined Company’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Company Board and key personnel, and the loss of such persons could negatively impact the operations and profitability of the Combined Company’s post-Business Combination business.

The Combined Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Company Board and key personnel of the Combined Company. Launch Two cannot assure you that the Combined Company Board and key personnel will be effective or successful or remain with the Combined Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Company’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Business Combination Agreement, assuming no additional redemptions prior to or in connection with the proposed Business Combination, Launch Two’s Public Shareholders will own approximately 8.1% of the equity interests or assets of the Combined Company after the Closing and Launch Two Management will not be engaged in the management of the Combined Company’s business. Accordingly, the future performance of the Combined Company will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Combined Company.

Launch Two’s non-redeeming shareholders and Company stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Launch Two Public Shareholders and Company stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company and NuCube are able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

Launch Two Public Shareholders who redeem their Launch Two Class A Ordinary Shares may continue to hold any Launch Two Public Warrants that they own, which will result in dilution to non-redeeming Launch Two shareholders upon exercise of such Launch Two Public Warrants.

Launch Two Public Shareholders who redeem their Launch Two Class A Ordinary Shares may continue to hold any Launch Two Public Warrants that they own at such time, which will result in additional dilution to non-redeeming holders upon exercise of such Launch Two Public Warrants into shares of the Combined Company Common Stock if the Business Combination is consummated. Assuming (a) all redeeming Launch Two Public Shareholders that acquired Launch Two Units in the IPO continue to hold the Launch Two Public Warrants that were included in such

Launch Two Units, and (b) maximum redemption of Launch Two Class A Ordinary Shares held by the redeeming Launch Two Public Shareholders, 11,500,000 Launch Two Public Warrants would be retained by redeeming Launch Two Public Shareholders. As a result, the redeeming Launch Two Public Shareholders would hold Launch Two Public Warrants with an aggregate market value of approximately $[_] million, assuming a closing price of $[_] as reported by the Nasdaq on [_], 2026, while non-redeeming Launch Two Public Shareholders would suffer additional dilution in their percentage ownership of the Combined Company upon exercise of the Launch Two Public Warrants held by redeeming Launch Two Public Shareholders.

If Launch Two requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.

If Launch Two requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, Launch Two will promptly return such certificates to the applicable Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Launch Two has returned their securities to them. The market price for Launch Two’s shares may decline during this time and Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

Risks Related to Combined Company Common Stock Following the Transaction

The market price of Combined Company Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of Combined Company Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond the Combined Company’s control, including those factors discussed in this “Risk Factors” section and many others, such as:

•        actual or anticipated fluctuations in the Combined Company’s financial condition and operating results, including fluctuations in its quarterly and annual results;

•        developments involving NuCube’s competitors;

•        changes in laws and regulations affecting NuCube’s business;

•        variations in the Combined Company’s operating performance and the performance of its competitors in general;

•        the public’s reaction to the Combined Company’s press releases, its other public announcements and its filings with the SEC;

•        additions and departures of key personnel;

•        announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the Combined Company or its competitors;

•        the Combined Company’s failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;

•        publication of research reports about the Combined Company or NuCube’s industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        changes in the market valuations of similar companies;

•        overall performance of the equity markets;

•        sales of Combined Company Common Stock by the Combined Company or its stockholders in the future;

•        trading volume of Combined Company Common Stock;

•        significant lawsuits, including shareholder litigation;

•        failure to comply with the requirements of applicable laws and regulations;

•        general economic, industry and market conditions, other events or factors, many of which are beyond the Combined Company’s control; and

•        changes in accounting standards, policies, guidelines, interpretations or principles.

The Combined Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could result in significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Combined Company Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Combined Company Board’s attention and resources from the Combined Company’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to the Combined Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Combined Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Recently, there have been significant declines in the market values of companies formed through mergers involving SPACs. Securities of companies such as the Combined Company that formed through business combinations with special purpose acquisition companies such as Launch Two may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to such business combinations. As a result, securities of companies such as the Combined Company may be more volatile than other securities and may involve special risks.

Recently, companies that have gone public through mergers with special purpose acquisition companies have experienced significant declines in their market values, often trading below the price of the SPAC’s shares prior to the business combination. These declines have been attributed to a number of factors, including include inflationary pressures, increases in interest rates and other adverse economic and market forces, challenges in meeting financial projections, limited operating histories as public companies, difficulties establishing or scaling business operations, increased redemption levels at the time of the business combination, limited liquidity and reduced analyst coverage compared to traditional IPO companies, and heightened scrutiny by regulators and investors of SPAC transactions and post-business combination companies. If there are substantial redemptions by Public Shareholders in connection with the Business Combination, there will be a lower public float of the Combined Company Stock following the Closing, which may cause volatility in the price of the Combined Company securities and adversely impact the Combined Company’s ability to secure financing following the Closing.

Therefore, investors in the Combined Company may experience a material decline in the value of their investment following the Business Combination. The securities of companies formed through SPAC mergers may also be subject to greater volatility and unique risks compared to other public companies, including increased scrutiny from regulators and investors. There can be no assurance that the Combined Company will be able to avoid similar outcomes. Investors in the Combined Company may therefore experience a material decline in the value of their investment following the Business Combination, and the trading price of the Combined Company’s securities could be subject to significant fluctuations and downward pressure.

Securities of companies formed through mergers with SPACs such as the Combined Company may experience a material decline in price relative to the share price of the SPACs prior to such merger.

Launch Two issued Public Shares included as part of Units for $10.00 per Unit upon the closing of the Launch Two IPO. As with other SPACs, each Public Share issued in the Launch Two IPO carries a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing. As of October 8, 2026, the redemption price per Public Share was $10.84, which is the approximate redemption amount per Public Share based on the Trust Account balance as of October 8, 2026. Following the Closing, the shares of the Combined Company Stock outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of the Combined Company, as well as other relevant factors such as market conditions and trading multiples, and may be significantly less than $10.84 per share. Litigation relating to the Business Combination could result in an injunction preventing completion of the Business Combination, substantial costs to NuCube, the Combined Company and Launch Two, and/or may adversely affect the Combined Company’s business, financial condition or results of operations following the Business Combination.

Legal proceedings may be initiated in connection with the Business Combination, including claims challenging the transaction or seeking to enjoin its completion. Any such litigation could result in substantial costs, divert management’s attention and resources, and, if successful, could prevent or delay the completion of the Business Combination. Even if the Business Combination is completed, litigation could adversely affect the Combined Company’s business, financial condition, or results of operations.

Future sales of shares of Combined Company Common Stock may depress its stock price.

Subject to certain exceptions, certain NuCube stockholders entered into a Lock-Up Agreement, which imposes a transfer restrictions beginning on the Closing and ending on the earliest of (i) the one hundred eightieth (180) day anniversary of the Closing Date, (ii) the date on which the volume-weighted average trading price of shares of Combined Company Common Stock quoted on Nasdaq (or such other exchange on which the shares of Combined Company Common Stock are then listed) equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing after the Closing, or (iii) subsequent to the Closing, the date on which the Combined Company consummates a liquidation, merger, stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Combined Company’s shareholders having the right to exchange their equity holdings in the Combined Company for cash, securities or other property.

In connection with the Business Combination Agreement, the Insider Letter Amendment revised the lock-up applicable to the Founder Shares. Under the amended terms, the Founder Shares will be subject to a lock-up period beginning on the Closing and ending on the earliest of (i) the eighteen (18) month anniversary of the Closing Date, (ii) the date on which the volume-weighted average trading price of shares of Combined Company Common Stock quoted on Nasdaq (or such other exchange on which the shares of Combined Company Common Stock are then listed) equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing after the Closing, or (iii) subsequent to the Closing, the date on which the Combined Company consummates a liquidation, merger, stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Combined Company’s shareholders having the right to exchange their equity holdings in the Combined Company for cash, securities or other property.

However, following the expiration of the applicable lock-up period, such equity holders will not be restricted from selling shares of Combined Company Common Stock held by them, other than by applicable securities laws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Combined Company’s share price or the market price of Combined Company Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Provisions in the Proposed Charter and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

The Proposed Charter and Proposed Bylaws that will be in effect immediately prior to the Business Combination will contain provisions that could significantly reduce the value of Combined Company Common Stock to a potential acquiror or delay or prevent changes in control or changes in its management without the consent of the Combined Company Board. The provisions in the Combined Company’s charter documents will include the following:

•        a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the Combined Company Board;

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the exclusive right of the Combined Company Board, unless the board of directors grants such a right to the holders of any series of preferred stock, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Combined Company’s board of directors;

•        the prohibition on removal of directors without cause;

•        the ability of the Combined Company Board to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•        the ability of the Combined Company Board to alter the Combined Company’s amended and restated bylaws without obtaining stockholder approval;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of the Combined Company’s stockholders;

•        an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

•        the requirement that a special meeting of stockholders may be called only by the Combined Company Board, the Combined Company’s chief executive officer, or the chairman of the Combined Company Board, which may delay the ability of its stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        advance notice procedures that stockholders must comply with in order to nominate candidates to the Combined Company Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the Combined Company; and

•        the Combined Company may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the Combined Company Board approved in advanced the transaction which resulted in the stockholder becoming an interested stockholder or such business combination is approved by the Combined Company Board and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

The Combined Company will be an emerging growth company and smaller reporting company, and the Combined Company cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.

After the completion of the Business Combination, the Combined Company will be an emerging growth company, as defined in the JOBS Act. For as long as the Combined Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which the Combined Company has total annual gross revenue of at least $1.235 billion or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of shares of Combined Company Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (2) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Combined Company may use this extended transition period for complying with new or revised accounting standards and, therefore, the Combined Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Following the Business Combination, the Combined Company will also be a smaller reporting company as defined in the Exchange Act. Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and the Combined Company’s periodic reports and proxy statements.

The Combined Company will be able to take advantage of these scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

The Combined Company cannot predict if investors will find its common stock less attractive because the Combined Company may rely on these exemptions. If some investors find Combined Company Common Stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

If the Combined Company’s estimates or judgments relating to its critical accounting estimates prove to be incorrect or financial reporting standards or interpretations change, the Combined Company’s results of operations could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Combined Company will base its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NuCube — Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates may be used in preparing the Combined Company’s financial statements. The Combined Company’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of its common stock.

Additionally, the Combined Company will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards and changes in their interpretation, the Combined Company might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or the Combined Company may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on its reputation, business, financial position, and profit.

The exclusive forum provisions in the Proposed Charter could limit the Combined Company’s stockholders’ ability to choose their preferred judicial forum for disputes with the Combined Company or its directors, officers, or employees.

The Proposed Charter provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, another court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware), will be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Combined Company to the Combined Company or its stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers, or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, or (iv) any action asserting a claim against the Combined Company, its directors, officers, or employees governed by the internal affairs doctrine (the “DE Exclusive Forum Provision”). The Proposed Charter further provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (the “Federal Exclusive Forum Provision” and, together with the DE Exclusive Forum Provision, the “Exclusive Forum Provisions”). The Proposed Charter specifies that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Combined Company is deemed to have notice of and consented to the Exclusive Forum Provisions. Notwithstanding the foregoing, the Exclusive Forum Provisions in the Proposed Charter will not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the federal securities laws, including the Exchange Act or the Securities Act, or the respective rules and regulations promulgated thereunder.

The Exclusive Forum Provisions may increase costs to bring a claim, discourage claims, or limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Company or its directors, officers, or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the Exclusive Forum Provisions contained in the Proposed Charter to be inapplicable or unenforceable in an action, the Combined Company may incur additional litigation related expenses in such action, and the action may result in outcomes unfavorable to the Combined Company, which could have a materially adverse impact on the Combined Company’s reputation, its business operations, and its financial position or results of operations.

An active market for the Combined Company’s securities may not develop, which would adversely affect the liquidity and price of the Combined Company’s securities.

The price of the Combined Company’s securities may vary significantly due to factors specific to the Combined Company, as well as to general market or economic conditions. Further, an active trading market for the Combined Company’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that NuCube does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities NuCube has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify material weaknesses in addition to those disclosed herein or a significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance in such a situation. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

NuCube is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls in accordance with the Sarbanes-Oxley Act. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of NuCube as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Risks Related to Redemption

Unless the context otherwise requires, throughout this subsection, reference to “we,” “us,” and “our” refer to Launch Two.

Public shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (2) prior to 5:00 p.m., Eastern Time on [    ] (two business days before the scheduled date of the extraordinary general meeting) submits a written request to Equiniti, our transfer agent, that we redeem all or a portion of your public shares for cash, affirmatively certifying in your request if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to shares of our common stock; and (3) delivers its public shares to our transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each public shareholder seeking to exercise redemption rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions.

Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge our determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, our shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Launch Two might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Launch Two directors may decide not to enforce the indemnification obligation of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public shareholders.

In the event that the proceeds in the Trust Account are reduced below (i) $10.05 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Launch Two’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Launch Two currently expects that its independent directors would take legal action on Launch Two’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Launch Two’s independent directors in exercising their business judgment and subject to Launch Two’s fiduciary duties may choose not to do so in any particular instance. If Launch Two’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public shareholders may be reduced below $10.05 per share.

The ability of Public Shareholders to exercise redemption rights with respect to a large number of Class A Ordinary Shares may reduce proceeds available to the Combined Company after Closing, reduce the public “float” of shares of the Combined Company Stock after Closing, reduce the liquidity of the trading market for the shares of the Combined Company Stock after Closing, or make it difficult to obtain or maintain the quotation, listing or trading shares of the Combined Company Stock on Nasdaq or another national securities exchange, and consequently may not allow the parties to complete the Business Combination, or optimize the Combined Company’s capital structure following the Business Combination.

Public Shareholders may vote in favor of the Business Combination and still elect to redeem their shares. We do not know how many Public Shareholders may exercise their redemption rights in connection with the Business Combination. If a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to the Combined Company following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful.

In such event, if adequate third-party financing is unavailable or only available on unreasonable terms, the Combined Company may not be able to maintain the listing of its securities on Nasdaq, New York Stock Exchange or another national securities exchange for lack of liquidity and may not have sufficient cash and liquidity to finance its operations as currently contemplated following the Business Combination.

The Sponsor and Launch Two’s directors and officers have entered into the Insider Letter with Launch Two, and the Sponsor has entered into the Sponsor Support Agreement with Launch Two and the Combined Company, in each case, which requires them to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

The Sponsor and Launch Two’s directors and officers have entered into the Insider Letter with Launch Two, and the Sponsor has entered into the Sponsor Support Agreement with Launch Two and the Combined Company, pursuant to which, among other things, they have agreed to vote all of their Ordinary Shares in favor of any proposed business combination, except that any Public Shares that they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 55.1% of the issued and outstanding Ordinary Shares.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, the Insider Letter Amendment Proposal, and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a simple majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Domestication Proposal requires a special resolution of the Launch Two Class B Shareholders under the Current Charter and Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the Launch Two Class B Shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Charter Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding Ordinary Shares, who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

As a result, with respect to each Proposal that requires approval of Launch Two shareholders by an ordinary resolution, the Ordinary Shares held by the Sponsor are sufficient to approve such Proposal, and Launch Two would not need any of the 4,677,929 Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination approved, whether all issued and outstanding Ordinary Shares, or only the minimum number of Ordinary Shares required to achieve a quorum, are voted at the Meeting. With respect to the Charter Proposal, which requires a special resolution, Launch Two would need 1,201,953 Public Shares, or approximately 25.7% of the 4,677,929 Public Shares, to be voted in favor of such Proposal assuming all issued and outstanding Ordinary Shares are voted at the Meeting, and none of the Public Shares assuming only the minimum number of Ordinary Shares required to achieve a quorum are voted at the Meeting.

With respect to the Domestication Proposal and the Launch Two Interim Charter Proposal, each of which requires approval of holders of Class B Ordinary Shares by a special resolution, none of the 4,677,929 Public Shares may be voted in favor of such Proposals in order to have such Proposals approved.

Accordingly, the agreement by the Sponsor to vote its Ordinary Shares in favor of the Business Combination increases the likelihood that Launch Two will receive the requisite Launch Two shareholder approval for the Business Combination.

General Risk Factors

If we fail to comply with applicable insurance and securities laws or regulatory requirements, our business, results of operations, financial condition or cash flow could be adversely affected.

As a publicly traded holding company listed on Nasdaq, we are subject to numerous laws and regulations. These laws and regulations delegate regulatory, supervisory and administrative powers to federal, provincial or state regulators. Any failure to comply with applicable laws or regulations or the mandates of applicable regulators could result in the imposition of fines or significant restrictions on our ability to do business, which could adversely affect our results of operations or financial condition. In addition, any changes in laws or regulations (or the interpretation or application thereof, including changes to applicable case law and legal precedent) could materially adversely affect our business, results of operations or financial condition. It is not possible to predict the future effect of changing federal, state and provincial law or regulation (or the interpretation or application thereof) on our operations, and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws and regulations.

We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business that can adversely affect our business and financial statements.

We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business (or related to the business operations of previously owned entities), including claims or counterclaims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, breach of contract claims, competition and sales and trading practices, environmental matters, personal injury, insurance coverage, securities matters, fiduciary duties and acquisition or divestiture-related matters, as well as regulatory subpoenas, requests for information, investigations and enforcement. We also from time to time become subject to lawsuits as a result of acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, businesses divested by us or our predecessors. The types of claims made in lawsuits include claims for compensatory damages, punitive and consequential damages (and in some cases, treble damages) and/or injunctive relief. The defense of these lawsuits can divert our management’s attention, we from time to time incur significant expenses in defending these lawsuits, and we can be required to pay damage awards or settlements or become subject to equitable remedies that adversely affect our business and financial statements. Moreover, any insurance or indemnification rights that we have may be insufficient or unavailable to protect us against such losses. Because most contingencies are resolved over long periods of time, new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s strategy in any given period can require us to adjust the loss contingency estimates that we have recorded in our financial statements, record estimates for liabilities or assets previously not susceptible of reasonable estimates or pay cash settlements or judgments. Any of these developments can adversely affect our business and financial statements in any particular period. There can be no assurance that our liabilities in connection with current and future litigation and other legal and regulatory proceedings will not exceed our estimates or adversely affect our financial statements and business. However, based on our experience, information and applicable law as of the date of this proxy statement/prospectus, we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with litigation and other legal and regulatory proceedings in excess of our reserves as of June 30, 2026 will have a material effect on our business or financial statements. From time to time, we become aware through our internal audits and other internal control procedures, employees or other parties of possible compliance matters, such as complaints or concerns relating to accounting, internal controls, financial reporting, auditing or ethical matters or relating to compliance with laws. When we become aware of such possible compliance matters, we investigate internally and take what we believe to be appropriate corrective action. Internal investigations can lead to the assertion of claims or the commencement of legal or regulatory proceedings against us and adversely affect our business and financial statements.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We are subject to operational risks, including a failure, breach or other disruption of our operations or security systems or those of our third parties (or third parties thereof), as well as human error or malfeasance, which could adversely affect our businesses or reputation.

We depend on technology and automated systems to effectively operate our business. Any substantial, extended, or repeated failures of these systems could negatively affect our business, compromise the security of our information or other information stored on, transmitted by, or otherwise processed by these systems, result in the loss of or damage to important data, loss of revenue and increased costs, and generally harm our business. Additionally, loss of key talent required to maintain and advance these systems could have a material impact on our operations. Like other companies, our systems may be vulnerable to disruptions due to events beyond our control, including natural disasters, fire, power disruptions, software or equipment failures, terrorist attacks, cybersecurity incursions, computer viruses and hackers. There can be no assurance that the measures we have taken to reduce the adverse effects of certain potential failures or disruptions are adequate to prevent or remedy disruptions of our systems or prevent or mitigate all attacks. In addition, we will need to continuously make significant investments in technology to periodically upgrade and replace existing systems. If we are unable to make these investments or fail to successfully implement, upgrade or replace our systems, our operations and business could be adversely impacted. For example, in July 2024, certain businesses experienced disruptions related to a software update by a cybersecurity technology company. As of the date hereof, we have not experienced any significant impacts due to software updates, but we could in the future experience similar software-induced interruptions to our operations.

We may face particular data protection and privacy risks in connection with the European Union’s General Data Protection Regulation, the California Consumer Privacy Act and other privacy laws and regulations.

Data privacy laws continue to evolve in various jurisdictions, including the scope of consumer and commercial privacy protections. It is possible that data privacy laws, including those that may develop regarding new technologies such as AI, may be interpreted in various jurisdictions to apply to our business in the future. As our business grows, it is therefore possible that we will have a higher regulatory risk profile and increased costs as we seek to comply with new regulatory requirements related to the processing of personal and commercial data. As the Combined Company grows, it may be subject to laws of various jurisdictions where we operates or do business related to solicitation, collection, processing, transferring, storing or use of consumer, customer, vendor, investor, employee or other stakeholder information and personal data, including but, not limited to, the General Data Protection Regulation of the European Union, the California Consumer Privacy Act, and various other privacy laws and regulations. The Combined Company may be subject to additional regulations, such as the European Union AI Act, that specifically affect the use of personal information in the context of AI systems. The changes introduced by these laws and regulations increase the complexity of regulations enacted to protect business and personal data, subject the Combined Company to additional costs. These laws and regulations may grant, among other things, individual rights to access and delete personal information, and the right to opt out of the sale of personal information. These laws and regulations can also impose significant forfeitures and penalties for noncompliance and afford private rights of action to individuals under certain circumstances. Any failure to manage data privacy in compliance with applicable laws and regulations could result in significant regulatory investigations, fines, and sanctions, consumer and class action litigation, commercial litigation, prolonged negative publicity, data breaches, declining customer confidence, loss of key customers, employee liability, and other unfavorable consequences.

Risks Related to Taxation

The exercise of redemption rights may be treated as a sale or distribution.

The U.S. federal income tax consequences of exercising redemption rights with respect to your Public Shares depends on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of Launch Two stock you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Mergers) relative to all of the shares of Launch Two stock outstanding both before and after the redemption. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to passive foreign investment companies (“PFICs”). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations — Redemptions.”

The Merger may cause U.S. Holders of NuCube to recognize capital gain or loss for U.S. federal income tax purposes.

Each of Launch Two and the Combined Company intends for the Merger to be treated as, and each will take the position that the Merger should be treated as, a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, U.S. Holders of NuCube Common Stock generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of the Combined Company Stock issued in the Merger.

The obligations of Launch Two and the Combined Company to complete the Merger are not conditioned on the receipt of opinions of counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. holder of NuCube Common Stock will generally recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Closing Date) of the Combined Company Common Stock received, and (ii) the U.S. holder’s adjusted tax basis in the NuCube Common Stock exchanged therefor. For a discussion such considerations, and a more complete description of the material U.S. federal income tax consequences of the Merger, see the section entitled “U.S. Federal Income Tax Considerations — Redemptions.”

The Domestication may result in adverse tax consequences for holders of Public Shares and Launch Two Public Warrants, including holders exercising their redemption rights with respect to the Public Shares.

Because the Domestication will result in Launch Two domesticating from the Cayman Islands to a Delaware corporation, it is possible a 1% U.S. federal excise tax will be imposed on us as a result of any redemptions of Launch Two Ordinary Shares that are made in connection with the Domestication.

The Inflation Reduction Act of 2022 imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., United States) corporations. The amount of the excise tax is generally 1% of the fair market value of the shares of stock so repurchased.

Since Launch Two is incorporated as a Cayman Islands exempted company, the 1% excise tax is not expected to apply to redemptions of Launch Two Ordinary Shares. However, in connection with an initial business combination involving a company organized under the laws of the United States, such as the Combined Company, it is possible that since we will domesticate and continue as a Delaware corporation, we will be subject to the excise tax for any redemptions of Launch Two Ordinary Shares that are made in connection with the Domestication and that are treated as repurchases for this purpose. The extent of the excise tax that may be incurred will depend on a number of factors, including the fair market value of the redeemed Launch Two Ordinary Shares, the extent to which such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other additional guidance from the Treasury Department that may be issued and applicable to the redemptions. Issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which stock is repurchased. The imposition of the excise tax as a result of redemptions in connection with the Domestication could, however, reduce the amount of cash available to the Combined Company.

Unaudited Pro Forma Condensed Combined Financial Information

Description of the Business Combination

The Business Combination Agreement

On June 25, 2026, Launch Two entered into a Business Combination Agreement with NuCube, Merger Sub, the SPAC Representative, and Seller Representative, as amended by the First Amendment.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, in connection with the Closing, among other things: (i) prior to the effective time of the Effective Time of the Merger, Launch Two shall de-register from the Register of Companies of the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation; and (ii) following the Domestication, at the Effective Time, Merger Sub will merge with and into NuCube, with NuCube surviving such merger as a wholly-owned subsidiary of Launch Two. It is proposed that, upon the Closing, Launch Two will change its name to “NuCube Holdings, Inc.” Launch Two, following the Domestication and the Effective Time, is referred to herein as the Combined Company.

The Business Combination Agreement provides that the total consideration to be delivered at the Closing to NuCube stockholders, including the Company Securityholders, will consist of a number of Combined Company securities, including newly issued shares of the Combined Company Common Stock, the Assumed Options, and the Assumed Warrants. The aggregate consideration payable to the Company Securityholders is equal to Five Hundred Million U.S. Dollars ($500,000,000), minus the excess, if any, of (i) NuCube’s expenses over (ii) the Purchase Price, with each holder of common stock of the Company Common Stock receiving for each share of the Company Common Stock held, a number of shares of the Combined Company Common Stock equal to the quotient obtained by dividing (i) the Purchase Price divided by the Reference Price, by (ii) the Fully-Diluted Company Shares.

The Business Combination Agreement also provides that NuCube Stockholders as of immediately prior to the Effective Time (the “Earnout Participants”) will be eligible to receive the Earnout Shares, which will be issued into escrow at the Closing and released from escrow upon the occurrence of an Earnout Triggering Event, in each case in accordance with the terms of the Business Combination Agreement. The Earnout Shares will be released from escrow if, during the Earnout Period (i) the VWAP of Launch Two Ordinary Shares equals or exceeds the Share Price Target or (ii) the Combined Company undergoes a change of control transaction in which the implied per share consideration payable to holders of Combined Company Common Stock exceeds the Share Price Target, subject to adjustment as set forth in the Business Combination Agreement. If the Earnout Triggering Event is achieved, 50% of the Earnout Shares will be released by the Earnout Determination Date, and the remaining 50% of the Earnout Shares will be released 180 days after the Earnout Determination Date. If the Earnout Triggering Event is not achieved during the Earnout Period, the Earnout Shares will be forfeited to Launch Two and cancelled.

NuCube assessed the accounting treatment of the Earnout Shares in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, and determined that they meet the classification of equity-classified contingent consideration because it represents an obligation to transfer equity interests of a single-tranche arrangement involving a fixed number of shares based on specified future events or conditions.

Pursuant to the Sponsor Support Agreement entered into by the Sponsor contemporaneously with the execution of the Business Combination Agreement, the Sponsor has agreed, among other things, to (A) waive its anti-dilution rights with respect to the Class B Ordinary Shares held by the Sponsor; and (B) vote all of the Ordinary Shares held by it in favor of (i) the Business Combination Agreement and the Transactions and (ii) each other proposal included in this proxy statement/prospectus and against any competing transaction. In addition to the foregoing, the Sponsor Support Agreement prevents transfers of the securities of Launch Two held by the Sponsor between the date of the Sponsor Support Agreement and its termination, subject to certain limited exceptions. Pursuant to the Sponsor Support Agreement, immediately prior to the Closing, the Sponsor has agreed to forfeit and surrender for no consideration a portion of its Founder Shares and Private Placement Warrants if Launch Two’s transaction expenses exceed a specified expense threshold, with the number of securities forfeited determined based on the amount of such excess divided by the Reference Price.

Simultaneously with the execution of the Business Combination Agreement, Launch Two, the Sponsor, and the directors and officers of Launch Two entered into the Insider Letter Amendment to the Insider Letter. Pursuant to the Insider Letter Amendment, the parties agreed, effective upon the Closing, to amend certain provisions of the Insider Letter to provide that the lock-up provisions applicable to the Founder Shares shall be amended such that the applicable lock-up period shall commence from the Closing and end on the date that is one hundred eighty (180) days after the Closing Date (subject to early release on the earlier upon (x) the date on which the volume-weighted average trading price of the Combined Company Common Stock quoted on Nasdaq (or such other exchange on which the Combined Company Common Stock may then be listed) is greater than or equal to $12.50 for any 20 trading days within any 30 trading day period beginning after the Closing and (y) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Combined Company Common Stock for cash, securities, or other property), subject to certain customary transfer exceptions.

Fusion Park Engagement Agreement

NuCube entered into an engagement agreement with Fusion Park on June 16, 2026, in connection with the proposed Business Combination with Launch Two. The agreement provides for (i) milestone-based warrant grants issued upon the signing of the Business Combination Agreement and the S-4 filing and (ii) a $2,000,000 cash success fee payable upon 45 days following the later of S-4 effectiveness or the Business Combination closing. The warrant awards are share-based payment arrangements accounted for under ASC 718, Compensation — Stock Compensation, are directly attributable to the Business Combination, and are reflected in the unaudited pro forma condensed combined financial statements as adjustments to general and administrative expenses and additional paid-in capital (for equity classified warrants), based on their grant date values. The $2,000,000 success fee is directly attributable to the Business Combination and is reflected as a pro forma adjustment to general and administrative expenses and accrued transaction costs.

The agreement also includes a contingent seller earnout fee equal to 2% of any seller earnout paid to NuCube Stockholders. Because this fee is not probable and not payable until after the Closing, no pro forma adjustment has been recorded.

The agreement further provides for a $15,000 monthly retainer and reimbursement of certain expenses; however, these represent recurring advisory costs and are not directly attributable to the Business Combination and therefore are not reflected in the pro forma financial statements.

Redemption of Public Shares

Subsequent to June 30, 2026, 18,322,071 Public Shares were redeemed at a redemption price of approximately $10.84 per share, for aggregate redemption payments of approximately $198.6 million, leaving 4,677,929 Public Shares outstanding. The October 2026 Redemptions are reflected as adjustment (M) in the unaudited pro forma condensed combined balance sheet.

NuCube Series A-4 Preferred Stock Financing

Subsequent to June 30, 2026, in connection with the AIDEA Investment, NuCube issued 1,956,353 shares of Series A-4 Preferred Stock pursuant to a securities purchase agreement for gross proceeds of $25,000,235, together with warrants to purchase 978,176 shares of Series A-4 Preferred Stock at an exercise price of $15.887 per share. Upon the Closing, the Series A-4 Preferred Stock will convert into NuCube Common Stock on a one-for-one basis and be exchanged for Combined Company Common Stock, and the warrants will be assumed by Launch Two and converted into warrants to purchase Combined Company Common Stock. The financing is reflected as adjustment (N) in the unaudited pro forma condensed combined balance sheet.

Proposed Financing

The parties intend to secure additional Transaction Financing of at least $25,000,000 on or before the Closing. This pro forma presentation assumes that such Transaction Financing shall take the form of an equity financing generating net proceeds of $25,000,000 that results in the issuance of 2,500,000 shares of Combined Company

Common Stock (the “PIPE investment”). The PIPE Investment is reflected as adjustment (O) in the unaudited pro forma condensed combined balance sheet. There is no guarantee that a PIPE Investment will be secured, and actual terms of a Transaction Financing may differ materially from the assumptions used herein.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Launch Two will be treated as the “acquired” company for financial reporting purposes, and NuCube will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        NuCube’s members will hold a majority of the voting power of Launch Two post Business Combination;

•        The Launch Two Board will consist of seven members with designations allocating two directors to Launch Two, each of whom must qualify as independent under Nasdaq rules, and NuCube will designate five directors with at least three directors required to qualify as independent under Nasdaq rules;

•        NuCube’s operations will substantially comprise the ongoing operations of Launch Two; and

•        NuCube’s senior management will comprise the senior management of Launch Two.

Another determining factor was that Launch Two does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Launch Two will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

Launch Two has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after the October 2026 Redemptions, no additional Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that, after the October 2026 Redemptions, Public Shareholders holding 412,096 Public Shares exercise their redemption rights for $4.5 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.97 per share as of September 30, 2026.

•        Scenario 3 — Assuming Maximum Redemptions:    This presentation assumes that, after the October 2026 Redemptions, Public Shareholders holding 824,192 Public Shares exercise their redemption rights for $9.0 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.97 per share as of September 30, 2026. The “Maximum Redemptions” scenario reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the Net Cash Proceeds at the Closing are equal to or exceed $75.0 million and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

The following table sets out the share ownership of Launch Two on a pro forma basis assuming the No Additional Redemptions scenario and the Maximum Redemptions scenario:

	No Additional Redemptions		50% Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
NuCube Shareholders	44,713,916	77.6%	44,713,916	78.0%	44,713,916	78.7%
Launch Two Public Shareholders(3)	4,677,929	8.1%	4,265,833	7.5%	3,853,737	6.8%
Other Launch Two shares(1)	500,000	0.9%	500,000	0.9%	500,000	0.9%
Transaction Financing shares(4)	2,500,000	4.3%	2,500,000	4.4%	2,500,000	4.4%
Launch Two Sponsor and HCG shares(2)	5,250,000	9.1%	5,250,000	9.2%	5,250,000	9.2%
Pro forma common stock outstanding	57,641,845		57,229,749		56,817,653

____________

(1)      Includes 350,000 Founder Shares to be transferred to SCA and 150,000 Founder Shares to be transferred to SRX upon the Closing.

(2)      The number of shares presented assumes that the Launch Two transaction expenses do not exceed $5,000,000 and no founder shares are forfeited. Includes up to 1,536,366 Founder Shares to be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

(3)      Includes 23,000,000 shares of Launch Two ordinary shares less 18,322,071 shares redeemed as part of the October 2026 Redemptions.

(4)      Assumes a Transaction Financing of $25 million for Combined Company Common Stock at a per share price equivalent to the Launch Two IPO price of $10.00.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2026, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025, are based on the historical financial statements of Launch Two and NuCube. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026(1)

	NuCube (Historical)	Equity Financing Transaction Accounting Adjustment		NuCube, as Adjusted	Launch Two (Historical)	Scenario 1: No Additional Redemption Scenario					Scenario 2: 50% Redemption Scenario		Scenario 3: Maximum Redemption Scenario
						Transaction Accounting Adjustments		Transaction Financing Accounting Adjustment		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$6,324,448	$25,000,235	N	$31,324,683	$23,197	$249,943,983	A	$25,000,000	O	$90,293,826	$(4,522,090)	$85,771,736	$(4,522,091)	F	$81,249,645
						(10,950,000)	B
						(6,338,787)	C
						750,000	L
						(848,000)	L
						(198,611,250)	M
Held-to-maturity investments, current	6,538,130	—		6,538,130	—	—		—		6,538,130	—	6,538,130	—		6,538,130
Interest receivable	17,291	—		17,291	—	—		—		17,291	—	17,291	—		17,291
Prepaid expenses and other receivable	414,020	—		414,020	94,647	574,500	C	—		1,083,167	—	1,083,167	—		1,083,167
Deferred transaction costs	1,094,120	—		1,094,120	—	(1,094,120)	C	—		—	—	—	—		—
Total current assets	14,388,009	25,000,235		39,388,244	117,844	33,426,326		25,000,000		97,932,414	(4,522,090)	93,410,324	(4,522,091)		88,888,233
Non-current assets
Cash and marketable securities held in Trust Account	—	—		—	247,682,183	(249,943,983)	A	—		—	—	—	—		—
						2,261,800	G
Deposits	18,419	—		18,419	—	—		—		18,419	—	18,419	—		18,419
Property, plant, and equipment, net	19,689	—		19,689	—	—		—		19,689	—	19,689	—		19,689
Right-of-use asset, net	198,975	—		198,975	—	—		—		198,975	—	198,975	—		198,975
Total non-current assets	237,083	—		237,083	247,682,183	(247,682,183)		—		237,083	—	237,083	—		237,083
Total assets	$14,625,092	$25,000,235		$39,625,327	$247,800,027	$(214,255,857)		$25,000,000		$98,169,497	$(4,522,090)	$93,647,407	$(4,522,091)		$89,125,316

LIABILITIES
Current liabilities
Accounts payable	$183,133	$—		$183,133	$—	$—		$—		$183,133	$—	$183,133	$—		$183,133
Accounts payable – related party	41,161	—		41,161	—	—		—		41,161	—	41,161	—		41,161
Accrued expenses	228,623	—		228,623	1,120,824	(974,137)	C	—		375,310	—	375,310	—		375,310
Accrued transaction costs	1,094,120	—		1,094,120	—	2,000,000	K	—		2,000,000	—	2,000,000	—		2,000,000
						(1,094,120)	C
Note payable	—	—		—	—	848,000	L	—		—	—	—	—		—
						(848,000)	L
Lease liability – current	55,890	—		55,890	—	—		—		55,890	—	55,890	—		55,890
Total current liabilities	1,602,927	—		1,602,927	1,120,824	(68,257)		—		2,655,494	—	2,655,494	—		2,655,494
Non-current liabilities
Lease liability – non-current	129,128	—		129,128	—	—		—		129,128	—	129,128	—		129,128
Deferred Fee payable	—	—		—	10,950,000	(10,950,000)	B	—		—	—	—	—		—
Total non-current liabilities	129,128	—		129,128	10,950,000	(10,950,000)		—		129,128	—	129,128	—		129,128
Total liabilities	1,732,055	—		1,732,055	12,070,824	(11,018,257)		—		2,784,622	—	2,784,622	—		2,784,622

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2026(1)

	NuCube (Historical)	Equity Financing Transaction Accounting Adjustment		NuCube, as Adjusted	Launch Two (Historical)	Scenario 1: No Additional Redemption Scenario				Scenario 2: 50% Redemption Scenario		Scenario 3: Maximum Redemption Scenario
						Transaction Accounting Adjustments		Transaction Financing Accounting Adjustment	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Launch Two Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.77 per share as of June 30, 2026	—	—		—	247,682,183	(51,332,733)	F	—	—	—	—	—	—
						2,261,800	G
						(198,611,250)	M
SHAREHOLDERS’ (DEFICIT) EQUITY
Pre-Seed 1 preferred stock; 7,500,000 shares authorized, issued and outstanding as of June 30, 2026	75	—		75	—	(75)	H	—	—	—	—	—	—
Series Seed preferred stock; 5,139,153 shares authorized, issued and outstanding as of June 30, 2026	51	—		51	—	(51)	H	—	—	—	—	—	—
Series A-1 preferred stock; 850,145 shares authorized; 829,829 issued and outstanding as of June 30, 2026	8	—		8	—	(8)	H	—	—	—	—	—	—
Series A-2 preferred stock; 722,353 shares authorized; 668,846 issued and outstanding as of June 30, 2026	7	—		7	—	(7)	H	—	—	—	—	—	—
Series A-3 preferred stock; 14,667,777 shares authorized, issued and outstanding as of June 30, 2026	147	—		147	—	(147)	H	—	—	—	—	—	—
Series A-4 preferred stock; 6,000,000 shares authorized; 1,956,353 shares issued and outstanding	—	20	N	20	—	(20)	H	—	—	—	—	—	—
NuCube common stock; 35,000,000 shares authorized; 1,604,250 shares issued and outstanding as of June 30, 2026	16	—		16	—	(324)	D	—	—	—	—	—	—
						308	H

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2026(1)

	NuCube (Historical)	Equity Financing Transaction Accounting Adjustment		NuCube, as Adjusted	Launch Two (Historical)	Scenario 1: No Additional Redemption Scenario					Scenario 2: 50% Redemption Scenario			Scenario 3: Maximum Redemption Scenario
						Transaction Accounting Adjustments		Transaction Financing Accounting Adjustment		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
SPAC common stock; 500,000,000 shares authorized; 57,641,845 shares issued in the No Redemptions scenario; 57,229,749 shares issued in the 50% Redemption Scenario; and 56,817,653 shares issued in the Maximum Redemption scenario	—	—		—	—	4,471	D	250	O	5,764	(41)	F	5,723	(42)	F	5,681
						1,043	J
Launch Two Class A ordinary shares; 500,000,000 shares authorized; none issued and outstanding as of June 30, 2026 (excluding 23,000,000 shares subject to possible redemption)	—	—		—	—	468	F	—		—	—		—	—		—
						575	I
						(1,043)	J
Launch Two Class B ordinary shares; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2026	—	—		—	575	(575)	I	—		—	—		—	—		—
Additional paid-in capital	82,600,153	25,000,215	N	107,600,368	—	(2,314,287)	C	24,999,750	O	167,511,418	(4,522,048)	F	162,989,370	(4,522,050)	F	158,467,320
						(4,147)	D
						(14,527,418)	E
						51,332,265	F
						424,887	K
Accumulated deficit	(69,707,420)	—		(69,707,420)	(11,953,555)	(2,475,863)	C	—		(72,132,307)	—		(72,132,307)	—		(72,132,307)
						14,527,418	E
						(424,887)	K
						(2,000,000)	K
						(98,000)	L
Total shareholders’ (deficit) equity	12,893,037	25,000,235		37,893,272	(11,952,980)	44,444,583		25,000,000		95,384,875	(4,522,090)		90,862,785	(4,522,091)		86,340,694

Total shareholders’ (deficit) equity and liabilities	$14,625,092	$25,000,235		$39,625,327	$247,800,027	$(214,255,857)		$25,000,000		$98,169,497	$(4,522,090)		$93,647,407	$(4,522,091)		$89,125,316

__________

(1)      The unaudited pro forma condensed combined balance sheet as of June 30, 2026, combines the historical unaudited balance sheet of Launch Two as of June 30, 2026, with the historical unaudited balance sheet of NuCube as of June 30, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026(2)

			Scenario 1: No Additional Redemption Scenario			Scenario 2: 50% Redemption Scenario		Scenario 3: Maximum Redemption Scenario
	NuCube (Historical)	Launch Two (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative	$(2,283,082)	$(1,206,332)	$37,500	BB	$(3,499,789)	$—	$(3,499,789)	$—	$(3,499,789)
			(47,875)	DD
Marketing	(31,826)	—	—		(31,826)	—	(31,826)	—	(31,826)
Research and development	(257,029)	—	—		(257,029)	—	(257,029)	—	(257,029)
Operating loss	(2,571,937)	(1,206,332)	(10,375)		(3,788,644)	—	(3,788,644)	—	(3,788,644)

Other income (expenses)
Interest earned on cash and marketable securities held in Trust Account	—	4,323,947	(4,323,947)	AA	—	—	—	—	—
Interest earned on bank account	—	19	—		19	—	19	—	19
Interest income	190,070	—	—		190,070	—	190,070	—	190,070
Other income	62,500	—	—		62,500	—	62,500	—	62,500
Change in fair value of SAFE liabilities	(61,228,163)	—	61,228,163	CC	—	—	—	—	—
Net income (loss)	$(63,547,530)	$3,117,634	$56,893,841		$(3,536,055)	$—	$(3,536,055)	$—	$(3,536,055)
Basic and diluted net loss per share	$(39.61)
Basic and diluted weighted average number of shares outstanding	1,604,250
Basic and diluted net income per ordinary share, redeemable Class A Ordinary Shares		$0.11
Basic and diluted weighted average shares outstanding of redeemable Class A Ordinary Shares		23,000,000
Basic and diluted net income per share, non-redeemable Class B Ordinary Shares		$0.11
Basic and diluted weighted average shares outstanding of non-redeemable Class B Ordinary Shares		5,750,000
Pro forma weighted average number of shares outstanding – basic and diluted					57,641,845 (1)		57,229,749 (1)		56,817,653 (1)
Pro forma loss per share – basic and diluted					$(0.06)		$(0.06)		$(0.06)

____________

(1)      Please refer to Note 6 — “Net Loss per Share” for details.

(2)      The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026, combines the historical unaudited statement of operations of Launch Two for the six months ended June 30, 2026, with the historical unaudited statement of operations of NuCube for the six months ended June 30, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025(2)

			Scenario 1: No Additional Redemption Scenario			Scenario 2: 50% Redemption Scenario		Scenario 3: Maximum Redemption Scenario
	NuCube (Historical)	Launch Two (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses:
General and administrative	$(1,832,063)	$(909,063)	$150,000	BB	$(7,637,626)	$—	$(7,637,626)	$—	$(7,637,626)
			(2,475,863)	CC
			(2,000,000)	EE
			(424,887)	EE
			(95,750)	FF
			(50,000)	HH
Marketing	(17,589)	—	—		(17,589)	—	(17,589)	—	(17,589)
Research and development	(63,255)	—	—		(63,255)	—	(63,255)	—	(63,255)
Capital raising advisory services	(25,406)	—	—		(25,406)	—	(25,406)	—	(25,406)
Operating loss	(1,938,313)	(909,063)	(4,896,500)		(7,743,876)	—	(7,743,876)	—	(7,743,876)

Other income (expenses)
Interest earned on cash and marketable securities held in Trust Account	—	9,819,897	(9,819,897)	AA	—	—	—	—	—
Interest earned on bank account	—	672	—		672	—	672	—	672
Interest income	92,168	—	—		92,168	—	92,168	—	92,168
Interest expense	—	—	(48,000)	HH	(48,000)	—	(48,000)	—	(48,000)
Other income	62,500	—	—		62,500	—	62,500	—	62,500
Change in fair value of SAFE liabilities	341,244	—	(341,244)	DD	—	—	—	—	—
Net (loss) income before income tax benefit	(1,442,401)	8,911,506	(15,105,641)		(7,636,536)	—	(7,636,536)	—	(7,636,536)
Income tax benefit	(10)	—	—		(10)	—	(10)	—	(10)
Net income (loss)	$(1,442,391)	$8,911,506	$(15,105,641)		$(7,636,526)	$—	$(7,636,526)	$—	$(7,636,526)
Basic and diluted net loss per share	$(0.90)
Basic and diluted weighted average number of shares outstanding	1,600,767
Basic and diluted net income per ordinary share, redeemable Class A Ordinary Shares		$0.31
Basic and diluted weighted average shares outstanding of redeemable Class A Ordinary Shares		23,000,000
Basic and diluted net income per share, non-redeemable Class B Ordinary Shares		$0.31
Basic and diluted weighted average shares outstanding of non-redeemable Class B Ordinary Shares		5,750,000
Pro forma weighted average number of shares outstanding – basic and diluted					57,641,845 (1)		57,229,749 (1)		56,817,653 (1)
Pro forma loss per share – basic and diluted					$(0.13)		$(0.13)		$(0.13)

____________

(1)      Please refer to Note 6 — “Net Loss per Share” for details.

(2)      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, combines the historical audited statement of operations of Launch Two for the year ended December 31, 2025, with the historical audited statement of operations of NuCube for the year ended December 31, 2025.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Launch Two will experience. Launch Two and NuCube did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents Management’s Adjustments. Launch Two has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Launch Two does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with GAAP. See Note 2 — Accounting for the Business Combination for more details.

The historical financial statements of Launch Two have been prepared in accordance with GAAP. The historical financial statements of NuCube have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information reflects GAAP, the basis of accounting used by NuCube.

Launch Two has elected to provide the unaudited pro forma condensed combined financial information under three different redemption scenarios of Public Shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after the October 2026 Redemptions, no additional Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming 50% Redemptions:    This presentation assumes that, after the October 2026 Redemptions, Public Shareholders holding 412,096 Public Shares exercise their redemption rights for $4.5 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.97 per share as of September 30, 2026.

•        Scenario 3 — Assuming Maximum Redemptions:    This presentation assumes that, after the October 2026 Redemptions, Public Shareholders holding 824,192 Public Shares exercise their redemption rights for $9.0 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.97 per share as of September 30, 2026. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the Net Cash Proceeds at the Closing are equal to or exceed $75.0 million and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

The following table sets out the share ownership of Launch Two on a pro forma basis assuming the No Additional Redemptions scenario and the Maximum Redemptions scenario:

	No Additional Redemptions		50% Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
NuCube Shareholders	44,713,916	77.6%	44,713,916	78.0%	44,713,916	78.7%
Launch Two Public Shareholders(3)	4,677,929	8.1%	4,265,833	7.5%	3,853,737	6.8%
Other Launch Two shares(1)	500,000	0.9%	500,000	0.9%	500,000	0.9%
Transaction Financing shares(4)	2,500,000	4.3%	2,500,000	4.4%	2,500,000	4.4%
Launch Two Sponsor and HCG shares(2)	5,250,000	9.1%	5,250,000	9.2%	5,250,000	9.2%
Pro forma common stock outstanding	57,641,845		57,229,749		56,817,653

____________

(1)      Includes 350,000 Founder Shares to be transferred to SCA and 150,000 Founder Shares to be transferred to SRX upon the Closing.

(2)      The number of shares presented assumes that the Launch Two transaction expenses do not exceed $5,000,000 and no founder shares are forfeited. Includes up to 1,536,366 Founder Shares to be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

(3)      Includes 23,000,000 shares of Launch Two Class A Ordinary Shares less 18,322,071 shares redeemed as part of the October 2026 Redemptions.

(4)      Assumes a Transaction Financing of $25 million for Combined Company Common Stock at a per share price equivalent to the Launch Two IPO price of $10.00.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Launch Two. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 2 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Launch Two will be treated as the “acquired” company for financial reporting purposes, and NuCube will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        NuCube’s members will hold a majority of the voting power of Launch Two post Business Combination;

•        The Launch Two Board will consist of seven members with designations allocating two directors to Launch Two, each of whom must qualify as independent under Nasdaq rules, and NuCube will designate five directors with at least three directors required to qualify as independent under Nasdaq rules;

•        NuCube’s operations will substantially comprise the ongoing operations of Launch Two; and

•        NuCube’s senior management will comprise the senior management of Launch Two.

Another determining factor was that Launch Two does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Launch Two will be stated at historical cost, with no goodwill or other intangible assets recorded.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2026, are as follows:

A.     Reflects the liquidation and reclassification of $249.9 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

B.      Reflects the payment of the deferred underwriting commissions upon the closing of the Business Combination.

C.     Represents preliminary estimated transaction costs expected to be incurred by Launch Two of approximately $4.0 million and $2.5 million of estimated transaction costs to be incurred by NuCube for legal, accounting, and advisory fees incurred as part of the Business Combination.

For the Launch Two transaction costs of $4.0 million, none of these fees have been paid and $1.0 million of these fees have been accrued as of the pro forma balance sheet date. $0.5 million related to the D&O run off policy with a term of six years has been recorded to prepaid expenses. The remaining amount of $2.5 million is reflected in an adjustment to accumulated losses.

For the NuCube fees of $2.5 million, $0.2 million of these fees have been paid and $1.1 million of these fees have been accrued with an offsetting balance of $1.1 million in deferred transaction costs as of the pro forma balance sheet date. The remaining amount of $2.3 million has been recorded as a reduction of additional paid-in capital.

D.     Represents the conversion of NuCube’s common stock into Launch Two’s common stock, upon the closing of the Business Combination.

E.      Reflects the elimination of Launch Two’s historical accumulated losses after recording the transaction costs to be incurred by Launch Two of $2.5 million as described in (C) above, the adjustment to Class A ordinary shares subject to redemption of $2.3 million, and the interest earned in the Trust Account subsequent to June 30, 2026, of $2.3 million as described in (G) below.

F.      In the No Additional Redemptions scenario, reflects no additional redemptions of Public Shares. In the 50% Redemptions scenario, reflects the redemption of 412,096 Public Shares for aggregate redemption payments of $4.5 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.97 per share as of September 30, 2026. In the Maximum Redemptions scenario, reflects the maximum redemption of 824,192 Public Shares for aggregate redemption payments of $9.0 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.97 per share as of September 30, 2026. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the Net Cash Proceeds at the Closing are equal to or exceed $75.0 million and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

G.     Reflects the interest earned in the Trust account of $2.3 million subsequent to June 30, 2026 and the accretion of ordinary shares subject to redemption of $2.3 million.

H.     Reflects the conversion of 7,500,000 shares of Pre-Seed 1 Preferred Stock, 5,139,153 shares of Series Seed Preferred Stock, 829,829 shares of Series A-1 Preferred Stock, 668,846 shares of Series A-2 Preferred Stock, 14,667,777 shares of Series A-3 Preferred Stock, and 1,956,353 shares of Series A-4 Preferred Stock into NuCube Common Stock on a one-for-one basis upon the consummation of the Business Combination.

I.       Reflects the conversion of Launch Two Class B Ordinary Shares into Class A ordinary shares on a one-for-one basis upon the consummation of the Business Combination.

J.       Reflects the conversion of Launch Two Class A Ordinary Shares into common stock upon the Domestication.

K.     Reflects the accrual of the Fusion Park success fee of $2.0 million upon the consummation to the business combination. Pursuant to the agreement, NuCube has deemed the success fee related to M&A advisory services as earned upon the consummation of the business agreement for which payment is to be made 45 days following the later of the effectiveness of the S-4 Registration statement or the closing of the Business Combination. Reflects the stock-based compensation expense calculated for the first and second warrants of $0.4 million in accordance with ASC 718, pursuant to the agreement, at the closing of the Business Combination. The fair value of the warrants was determined using a Monte Carlo simulation.

L.      Reflects the draw on the Launch Two working capital loan of $750,000 and the anticipated payment of the loan and the $98,000 of expenses associated with the loan at the closing of the Business Combination.

M.     Reflects the redemption of 18,322,071 Launch Two Class A Ordinary Shares subject to possible redemption, subsequent to June 30, 2026, at a redemption price of approximately $10.84 per share, for aggregate redemption payments of approximately $198.6 million.

N.     Reflects the issuance of 1,956,353 shares of Series A-4 Preferred Stock pursuant to a securities purchase agreement for gross proceeds of $25,000,235, together with warrants to purchase 978,176 shares of Series A-4 Preferred Stock at an exercise price of $15.887 per share, subsequent to June 30, 2026, in connection with the AIDEA Investment. Upon the Closing, the warrants will be assumed by Launch Two and converted into warrants to purchase Combined Company Common Stock. NuCube has not completed its evaluation of the accounting for the warrants, including whether they are classified as liabilities or equity under ASC 480 and ASC 815-40, and has not yet determined their fair value. If the warrants are classified as liabilities, a portion of the proceeds equal to their fair value would be allocated to a warrant liability, which would be measured at fair value through earnings, reducing pro forma equity.

O.     Reflects proceeds to be received from an additional transaction financing of at least $25,000,000 on or before the Closing. This pro forma presentation assumes that such transaction financing shall take the form of an equity financing that results in the issuance of 2,500,000 shares of the Combined Company Common Stock to meet the condition in the Business Combination Agreement of the Minimum Cash Condition of at least $75.0 million.

Note 4 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2026

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026, are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025.

BB.   Reflects the elimination of administrative service fees that will cease to be paid upon the Closing, giving effect to the Business Combination as if it had occurred on January 1, 2025.

CC.   Reflects the reversal of the change in fair value of SAFE liabilities, giving effect to the business combination as if it had occurred on January 1, 2025.

DD.   Reflects the amortization of the D&O insurance policy as described in Adjustment C above.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025.

BB.   Reflects the elimination of administrative service fees that will cease to be paid upon the Closing, giving effect to the Business Combination as if it had occurred on January 1, 2025.

CC.   Reflects the transaction costs of Launch Two of $2.5 million giving effect to the Business Combination as if it had occurred on January 1, 2025.

DD.   Reflects the reversal of the change in fair value of SAFE liabilities, giving effect to the business combination as if it had occurred on January 1, 2025.

EE.   Reflects the Fusion Park M&A advisory success fee and the stock-based compensation expense related to the fair value of the first and second warrants as described in (K) above, giving effect to the Business Combination as if it had occurred on January 1, 2025. Because NuCube has a history of operating losses and maintains a full valuation allowance against its deferred tax assets and Launch Two is a tax-exempt Cayman Islands entity with no tax liabilities, no tax benefit has been recognized for this adjustment, resulting in a net pro forma tax impact of $0.

FF.    Reflects the amortization of the D&O insurance policy as described in Adjustment C above.

GG.  Reflects the interest expense and other expenses associated with the SRX loan as described in (L) above.

Note 6 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average Launch Two Common Stock outstanding and the issuance of additional Launch Two Common Stock in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared, assuming three alternative levels of redemption of Public Shares:

	For the Six Months Ended June 30, 2026 and for the Year Ended December 31, 2025
	No Additional Redemptions Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
NuCube Shareholders	44,713,916	44,713,916	44,713,916
Launch Two Public Shareholders(3)	4,677,929	4,265,833	3,853,737
Launch Two Other Shareholders(1)	500,000	500,000	500,000
Transaction Financing shares(4)	2,500,000	2,500,000	2,500,000
Launch Two Sponsor and HCG shares(2)	5,250,000	5,250,000	5,250,000
Total shares of Launch Two common stock outstanding – basic and diluted	57,641,845	57,229,749	56,817,653

____________

(1)      Includes 350,000 Founder Shares to be transferred to SCA and 150,000 Founder Shares to be transferred to SRX upon the Closing.

(2)      The number of shares presented assumes that the Launch Two transaction expenses do not exceed $5,000,000 and no founder shares are forfeited. Includes up to 1,536,366 Founder Shares to be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

(3)      Includes 23,000,000 shares of Launch Two Class A Ordinary Shares less 18,322,071 shares redeemed as part of the October 2026 Redemptions.

(4)      Assumes a Financing Transaction of $25,000,000 at $10 per share.

	Six Months Ended June 30, 2026
	Assuming No Additional Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(3,536,055)	$(3,536,055)	$(3,536,055)
Weighted average shares outstanding of Launch Two common stock – basic and diluted	57,641,845	57,229,749	56,817,653
Net loss per share – basic and diluted	$(0.06)	$(0.06)	$(0.06)
Excluded securities:(1)
Launch Two Public Warrants	11,500,000	11,500,000	11,500,000
Launch Two Private Warrants	7,075,000	7,075,000	7,075,000
NuCube options	2,849,882	2,849,882	2,849,882
NuCube Earnout Shares (contingently issuable)	12,575,000	12,575,000	12,575,000
NuCube Warrants	2,701,686	2,701,686	2,701,686
	Year Ended December 31, 2025
	Assuming No Additional Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(7,636,526)	$(7,636,526)	$(7,636,526)
Weighted average shares outstanding of Launch Two common stock – basic and diluted	57,641,845	57,229,749	56,817,653
Net loss per share – basic and diluted	$(0.13)	$(0.13)	$(0.13)
Excluded securities:(1)
Launch Two Public Warrants	11,500,000	11,500,000	11,500,000
Launch Two Private Warrants	7,075,000	7,075,000	7,075,000
NuCube options	2,849,882	2,849,882	2,849,882
NuCube Earnout Shares (contingently issuable)	12,575,000	12,575,000	12,575,000
NuCube Warrants	2,701,686	2,701,686	2,701,686

____________

(1)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

Dilution

The following table presents the net tangible book value per share, as adjusted, at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	Assuming No Additional Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$61,903,890	$59,642,845	$57,381,800	$55,120,756	$52,859,709
As adjusted Shares(2)	12,927,929	12,721,881	12,515,833	12,309,785	12,103,737
Net tangible book value per share, as adjusted, as of June 30, 2026	$4.79	$4.69	$4.58	$4.48	$4.37
Dilution per share to SPAC Public Shareholders	$5.21	$5.31	$5.42	$5.52	$5.63

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted.

(2)      See table below for reconciliation of as adjusted shares.

The following table illustrates the net tangible book value, as adjusted, to Launch Two’s shareholders and increase in net tangible book value to Launch Two’s shareholders, excluding the effects of the Business Combination transaction itself.

	Assuming No Additional Redemption(1)	Assuming 25% Redemption(2)	Assuming 50% Redemption(3)	Assuming 75% Redemption(4)	Assuming Maximum Redemption(5)
Net tangible book value per share, as adjusted, as of June 30, 2026	$5.21	$5.31	$5.42	$5.52	$5.63

Numerator adjustments
Launch Two’s net tangible book value	$(11,952,980)	$(11,952,980)	$(11,952,980)	$(11,952,980)	$(11,952,980)
Transaction expenses to be incurred by Launch Two	(2,475,863)	(2,475,863)	(2,475,863)	(2,475,863)	(2,475,863)
Transaction Financing proceeds	25,000,000	25,000,000	25,000,000	25,000,000	25,000,000
Reclassification of shares subject to redemption to equity	51,332,733	49,071,688	46,810,643	44,549,599	42,288,552
As adjusted net tangible book value	$61,903,890	$59,642,845	$57,381,800	$55,120,756	$52,859,709

Denominator adjustments
Launch Two’s Public shareholders	4,677,929	4,471,881	4,265,833	4,059,785	3,853,737
Transaction Financing shares	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000
Launch Two Other shareholders	500,000	500,000	500,000	500,000	500,000
Launch Two’s Sponsor and HCG(6)	5,250,000	5,250,000	5,250,000	5,250,000	5,250,000
As adjusted Launch Two’s shares outstanding	12,927,929	12,721,881	12,515,833	12,309,785	12,103,737

____________

(1)      Reclassification of shares subject to redemption assumes that, after the October 2026 Redemptions, no additional Public Stockholders exercise their redemption rights with respect to their shares of Launch Two Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that, after the October 2026 Redemptions, 25% of Public Stockholders, holding 206,048 shares of Launch Two Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $2.3 million (based on the estimated per-share redemption price of approximately $10.97 per share as of September 30, 2026) from the Trust Account. The remaining amount held in the Trust Account of approximately $49.1 million is reclassified to equity.

(3)      Assumes that, after the October 2026 Redemptions, 50% of Public Stockholders, holding 412,096 shares of Launch Two Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $4.5 million (based on the estimated per-share redemption price of approximately $10.97 per share as of September 30, 2026) from the Trust Account. The remaining amount held in the Trust Account of approximately $46.8 million is reclassified to equity.

(4)      Assumes that, after the October 2026 Redemptions, 75% of Public Stockholders, holding 618,144 shares of Launch Two Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $6.8 million (based on the estimated per-share redemption price of approximately $10.97 per share as of September 30, 2026) from the Trust Account. The remaining amount held in the Trust Account of approximately $44.5 million is reclassified to equity.

(5)      Assumes that, after the October 2026 Redemptions, Public Stockholders, holding 824,192 shares of Launch Two Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $9.0 million (based on the estimated per-share redemption price of approximately $10.97 per share as of September 30, 2026) from the Trust Account.

(6)      The number of shares presented assumes that the Launch Two transaction expenses do not exceed $5,000,000 and no founder shares are forfeited. Includes up to 1,536,366 Founder Shares to be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

Launch Two issued shares in the Launch Two IPO at $10 per share and after the October 2026 Redemptions there are 10,427,929 ordinary shares issued and outstanding. In connection with the Business Combination, there will be 44,713,916 shares issued to the NuCube equity holders, and 2,500,000 shares issued to the PIPE Investors. Redemption levels of no additional redemptions, 25%, 50%, 75% and maximum redemptions have been disclosed in the table below as required by Item 1604(c).

For purposes of Item 1604(c)(1) of Regulation S-K, Launch Two would have 57,641,845 total shares of common stock outstanding after giving effect to the Business Combination and the Domestication under the no additional redemptions scenario. Where there are no additional redemptions, the company valuation is based on Launch Two’s IPO price of $10.00 and is therefore calculated as: $10.00 (Launch Two’s per share IPO price) times 57,641,845 shares, or $576,418,450.

The following table illustrates the valuation at the offering price of the securities at the Launch Two IPO price of $10.00 per share for each redemption scenario:

	Assuming No Additional Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Launch Two shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$46,779,290	$44,718,810	$42,658,330	$40,597,850	$38,537,370
Launch Two public stockholders’ shares outstanding post Business Combination	4,677,929	4,471,881	4,265,833	4,059,785	3,853,737
NuCube shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$447,139,160	$447,139,160	$447,139,160	$447,139,160	$447,139,160
NuCube stockholders’ shares outstanding post Business Combination	44,713,916	44,713,916	44,713,916	44,713,916	44,713,916
Other Launch Two shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$5,000,000	$5,000,000	$5,000,000	$5,000,000	$5,000,000
Other Launch Two Shares outstanding post Business Combination(1)	500,000	500,000	500,000	500,000	500,000
Transaction Financing shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$25,000,000	$25,000,000	$25,000,000	$25,000,000	$25,000,000
Transaction Financing shares outstanding post Business Combination	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000

	Assuming No Additional Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Sponsor and Other Launch Two Affiliates shares valuation based on offering price of the securities in the Launch Two IPO of $10.00 per share	$52,500,000	$52,500,000	$52,500,000	$52,500,000	$52,500,000
Sponsor and HCG shares outstanding post Business Combination(2)	5,250,000	5,250,000	5,250,000	5,250,000	5,250,000
Total valuation based on offering price of the securities in Launch Two IPO of $10.00 per share	$576,418,450	$574,357,970	$572,297,490	$570,237,010	$568,176,530
Total shares outstanding post Business Combination(3)	57,641,845	57,435,797	57,229,749	57,023,701	56,817,653

____________

          The required disclosure is not a guarantee that the trading price of the Combined Company will not be below the offering price in the Launch Two IPO, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

(1)      The number of shares presented assumes that the Launch Two transaction expenses do not exceed $5,000,000 and no founder shares are forfeited. Includes up to 1,536,366 Founder Shares to be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

(2)      Includes 350,000 Founder Shares to be transferred to SCA and 150,000 Founder Shares to be transferred to SRX upon the Closing.

(3)      Excludes the dilutive effect of 36,701,568 shares representing 11,500,000 outstanding Launch Two Public Warrants, 7,075,000 outstanding Launch Two Private Placement Warrants, 2,701,686 outstanding NuCube Warrants, 2,849,882 NuCube options and 12,575,000 Earnout Shares.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE
FINANCIAL INFORMATION

The following table sets forth:

•        historical per share information of Launch Two for the six months ended June 30, 2026;

•        historical per share information of NuCube for the six months ended June 30, 2026; and

•        unaudited pro forma per share information of Combined Company for the six months ended June 30, 2026, assuming three redemption scenarios as follows:

•        No Redemption Scenario:

•        50% Redemption Scenario:

•        Maximum Redemption Scenario:

	NuCube (Historical)	Launch Two (Historical)	Combined Pro Forma – No Additional Redemptions	Combined Pro Forma – 50% Redemptions	Combined Pro Forma – Maximum Redemptions
For the six months ended June 30, 2026
Net Income (Loss)(1)	$(63,547,530)	$3,117,634	$(3,536,055)	$(3,536,055)	$(3,536,055)
Shareholders’ Equity (Deficit)	$12,893,037	$(11,952,980)	$95,384,875	$90,862,785	$86,340,694
Shareholders’ Equity (Deficit) per Share(2)	$8.04	$(0.42)	$1.65	$1.59	$1.52
Cash dividends	$—	$—	$—	$—	$—

Weighted average shares – Basic and Diluted	1,604,250	28,750,000	57,641,845	57,229,749	56,817,653

Net income (loss) per share – Basic and Diluted	$(39.61)	$0.11	$(0.06)	$(0.06)	$(0.06)

____________

(1)      Unaudited pro forma Net Income (Loss) reflects the business combination as if it had occurred on January 1, 2025.

(2)      Shareholders’ Equity (Deficit) per Share is calculated as pro forma shareholders’ equity divided by pro forma shares outstanding at period end.

The historical information should be read in conjunction with “Selected Historical Financial Information of Launch Two”, “Selected Historical Financial Information of NuCube”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NuCube”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Launch Two” contained elsewhere in this proxy statement/prospectus and the audited financial statements of NuCube and Launch Two contained elsewhere in this proxy statement/prospectus.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Launch Two Acquisition Corp.

Launch Two is a special purpose acquisition company incorporated as an exempted company under the laws of the Cayman Islands on May 13, 2024, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Class A Ordinary Shares, Units and Public Warrants are currently listed on the Nasdaq under the symbols “LPBB,” “LPBBU” and “LPBBW,” respectively.

The mailing address of Launch Two’s principal executive office is 180 Grand Avenue, Suite 1530, Oakland California, 94612 and its telephone number is (510) 692-9600.

Merger Sub

Tesseract Merger Sub Inc. was formed as a Delaware corporation on January 13, 2026, and is currently a wholly-owned subsidiary of Launch Two. Merger Sub was formed for the purpose of effectuating the Merger described herein and it has not conducted, and prior to the Effective Time will not conduct, any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Merger Sub will be the surviving company in the Merger, as contemplated by the Business Combination Agreement and described herein, and remain a wholly-owned subsidiary of Launch Two, which will be renamed upon consummation of the Transaction.

The mailing address of Merger Sub’s principal executive office is 180 Grand Avenue, Suite 1530, Oakland, California 94612 and its telephone number is (510) 692-9600.

NuCube

Founded in 2023, NuCube is developing the NuSun platform, which is built around compact, factory-built, solid state power conversion, nuclear fission microreactor systems that deliver firm, carbon-free power and high-temperature process heat on site. NuCube’s platform utilizes a solid-state TRISO fuel-based power-conversion architecture, developed from the ground up to feature a novel application of passive heat-pipe cooling and thermophotovoltaic heat-to-electricity conversion technology. NuCube is rethinking decades-old engineering to reduce system complexity, limit reliance on moving parts and enable modular deployment closer to where energy is used.

The mailing address of NuCube’s principal executive office is 1684 Elk Creek Drive, Idaho Falls, Idaho 83404 and its telephone number is (208) 266-9909.

THE EXTRAORDINARY GENERAL MEETING

General

Launch Two is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Launch Two Board for use at the Extraordinary General Meeting to be held on [        ], 2026 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Launch Two shareholders with information they need to know to be able to vote or direct their vote to be cast at the Extraordinary General Meeting.

This proxy statement/prospectus is being first mailed on or about [        ], 2026 to all shareholders of record of Launch Two as of [        ], 2026, which is the Record Date. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held as a “virtual meeting” via live audio webcast on [    ], 2026 at [    ] a.m. Eastern Time at www.cstproxy.com/[    ]. For the purposes of the Current Charter, the Extraordinary General Meeting may also be attended physically, in person at [            ].

Registering for the Extraordinary General Meeting

As a Launch Two shareholder, you received a proxy card from CST. The form contains instructions on how to attend the meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact CST at the phone number or e-mail address below. CST’s support contact information is as follows: (917) 262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the meeting starting [        ], 2026 at [    ] a.m. Eastern Time. Enter the URL address into your browser, www.cstproxy.com/[    ], enter your control number, name and email address. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

A Launch Two shareholder that holds such shareholder’s shares in “street name,” which means such shareholder’s shares are held of record by a broker, bank or other nominee, may need to contact CST to receive a control number. If you beneficially own shares held in “street name” and plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote CST will issue you a guest control number with proof of ownership. Either way you must contact CST for specific instructions on how to receive the control number. CST can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1 800-450-7155 within the U.S. and Canada (toll-free), or +1 857-999-9155 outside the U.S. and Canada (standard rates apply). When prompted enter the pin number [    ]. This is listen-only, and you will not be able to vote or enter questions during the meeting and will not be deemed to be present at the meeting if you are listening via telephone.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Launch Two is asking its shareholders to consider and vote upon:

•        The Business Combination Proposal.    A copy of the Business Combination Agreement, as amended, is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2.

•        The Domestication Proposal.    A copy of the Interim Charter is attached to this proxy statement/prospectus as Annex B.

•        The Charter Proposal.    The form of Proposed Charter to become effective in connection with the consummation of the Business Combination is attached to this proxy statement/prospectus as Annex C. Concurrent with the adoption of the Proposed Charter, the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex D will also be adopted.

•        The Advisory Organizational Documents Proposals.    The form of the Proposed Charter containing the advisory amendments to become effective upon consummation of the Business Combination are listed here.

•        The Incentive Plan Proposal.    The form of the Incentive Plan to be used by the Combined Company from and after the Closing of the Business Combination is attached to this proxy statement/prospectus as Annex E.

•        The Nasdaq Proposal.

•        The Director Election Proposal.

•        The Insider Letter Amendment Proposal.    The Insider Letter Amendment is attached to this proxy/prospectus as Annex F.

•        The Adjournment Proposal, if presented at the Extraordinary General Meeting.

Voting Power and Record Date

You will be entitled to vote at the Extraordinary General Meeting if you owned Ordinary Shares at the close of business on [        ], 2026, which is the Record Date. You are entitled to one vote for each share of Ordinary Shares that you held as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 10,427,929 Ordinary Shares issued and outstanding, of which 4,677,929 are Public Shares and 5,750,000 are Founder Shares held by the Sponsor (consisting of 5,749,999 Class A Ordinary Shares and one Class B Ordinary Share).

Vote of the Sponsor

In connection with the IPO, Launch Two entered into agreements with the Sponsor, pursuant to which it agreed to vote any Ordinary Shares owned by it in favor of the Business Combination Proposal and for all other Proposals presented at the Extraordinary General Meeting. These agreements apply to the Business Combination Proposal and for all other Proposals presented to Launch Two shareholders in this proxy statement/prospectus.

The Sponsor has waived any redemption rights, including with respect to Class A Ordinary Shares purchased in the open market, in connection with Business Combination. No consideration was provided in exchange for the Sponsor’s waiver of its redemption rights. The Founder Shares held by the Sponsor have no redemption rights upon Launch Two’s liquidation and will be worthless if no business combination is effected by Launch Two by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders).

Quorum and Required Vote for Proposals

A quorum of Launch Two shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one-third of the Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting are represented in person (physically or online) or by proxy at the Extraordinary General Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Domestication Proposal requires a special resolution of the Launch Two Class B Shareholders under the Current Charter and Cayman Islands law, being a resolution passed by at least two-thirds (2/3) of the votes which are cast by the Launch Two Class B Shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Charter Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding Ordinary Shares, who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Accordingly, a

Launch Two shareholder’s failure to vote by proxy or to vote in person (physically or virtually) at the Extraordinary General Meeting on any of the Proposals (including by abstaining on each of the Proposals) will have no effect on the outcome. However, if a Launch Two shareholder votes any shares by proxy or in person (physically or virtually) at the Extraordinary General Meeting on any Proposal, the failure to vote such shares on other Proposals (including by abstaining on the Business Combination Proposal) will have the same effect as a vote “AGAINST” such other Proposals.

The Required Proposals are conditioned on the approval of the Business Combination Proposal and each of the other Required Proposals (which do not include the Advisory Organizational Documents Proposals or the Adjournment Proposal). Unless the Business Combination Proposal is approved, the other Required Proposals will not be presented to the shareholders of Launch Two at the Extraordinary General Meeting. The Adjournment Proposal and the Advisory Organizational Documents Proposals not conditioned on any other proposal. It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal) do not receive the requisite vote for approval, then Launch Two will not consummate the Business Combination unless, with respect to any Required Proposal not required by law or applicable Nasdaq rules, the parties agree to waive such condition. If Launch Two does not consummate the Business Combination and fails to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Shareholders (net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

In accordance with the Insider Letter entered into concurrently with the IPO, all of the Ordinary Shares owned by the Sponsor, equal to approximately 55.1% of the issued and outstanding Ordinary Shares, will be voted in favor of each of the Proposals. Accordingly, assuming all of the outstanding Ordinary Shares vote on each Proposal, the Ordinary Shares held by the Sponsor are sufficient to approve each of the Proposals that requires an ordinary resolution without the affirmative vote of any Public Shares, and the Charter Proposal, which requires a special resolution, requires the affirmative vote of an additional 1,201,953 Public Shares, or approximately 25.7% of the Public Shares, in order to be approved, where the Class A Ordinary Shares vote together with the Class B Ordinary Share as a single class. The Sponsor, as the holder of the sole issued and outstanding Class B Ordinary Share, holds sufficient votes to approve the Domestication Proposal.

It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Insider Letter Amendment Proposal) do not receive the requisite vote for approval, then Launch Two will not consummate the Business Combination. If Launch Two does not consummate the Business Combination and fails to complete a business combination by April 9, 2027 and does not seek to obtain the approval of its shareholders for an Extension, Launch Two will be required to cease all operations except for the purposes of winding up, redeem its Public Shares and liquidate its Trust Account by returning the then-remaining funds in such account to the public shareholders (net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

Abstentions and Broker Non-Votes

If you do not provide voting instructions, shares held in “street name” by brokers, banks or other nominees that are not permitted to vote on certain matters, and shares whose holders elect to abstain from voting on certain matters, while considered present for the purposes of establishing a quorum at the Extraordinary General Meeting., will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on the vote with respect to any of the proposals. This does not apply to the Adjournment Proposal, on which brokers, banks and other nominees may vote even absent voting instructions.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Domestication Proposal requires a special resolution of the Launch Two Class B Shareholders under the Current Charter and Cayman

Islands law, being a resolution passed by at least two-thirds (2/3) of the votes which are cast by Launch Two Class B Shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. The approval of the Charter Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding Ordinary Shares, who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Accordingly, a Launch Two shareholder’s failure to vote by proxy or to vote in person (physically or virtually) at the Extraordinary General Meeting on any of the Proposals (including by abstaining on each of the Proposals) will have no effect on the outcome. However, if a Launch Two shareholder votes any shares by proxy or in person (physically or virtually) at the Extraordinary General Meeting on any Proposal, the failure to vote such shares on other Proposals (including by abstaining on the Business Combination Proposal) will have the same effect as a vote “AGAINST” such other Proposals.

Recommendation of the Launch Two Board

The Launch Two Board has determined that each of the Proposals is fair, advisable and in the best interests of Launch Two and has unanimously approved such Proposals. The Launch Two Board unanimously recommends that shareholders vote “FOR” each of the Proposals.

When you consider the recommendation of Launch Two Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Launch Two Board and officers have interests in the Business Combination that may be different from or in addition to (or which may conflict with) your interests as a shareholder. These interests include, among other things, the fact:

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 5,750,000 Founder Shares held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. While the Founder Shares are not the same as the Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Class A Ordinary Shares, and may become worthless if Launch Two does not complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the aggregate value of the 5,750,000 Founder Shares owned by the Sponsor is estimated to be approximately $61.64 million, assuming the per share value of the Founder Shares is the same as the $10.72 closing price of the Class A Ordinary Shares on the Nasdaq on June 30, 2026;

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 4,500,000 Private Placement Warrants held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will expire worthless. The Sponsor purchased the Private Placement Warrants at an aggregate purchase price of $4,500,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 4,500,000 Private Placement Warrants held by the Sponsor is estimated to be approximately $1.03 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026;

•        that if the Business Combination is consummated, immediately after the Closing, the Sponsor (or, to the extent applicable, distributees of Founder Shares in the aggregate, if the Sponsor, in its discretion, determines to make such a distribution in accordance with the terms of the Sponsor governing documents) and HCG are anticipated to hold an aggregate of 7.0% of the outstanding shares of the Combined Company Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 4,500,000 Private Placement Warrants;

•        that the Sponsor invested an aggregate of $4,525,000 (consisting of $25,000 for the 5,750,000 Founder Shares and $4,500,000 for the 4,500,000 Private Placement Warrants). At Closing, pursuant to the Sponsor Purchase Agreement, HCG is expected to acquire from the Sponsor, in exchange for certain value-add services and contributions and for no cash consideration, up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) and 2,250,000 Private Placement Warrants. Accordingly, following the Business Combination, if consummated, the Sponsor and HCG may experience a positive rate of return on their respective investments in such securities, even if other Launch Two shareholders experience a negative rate of return on their investment. Based on the difference in the effective purchase price per share originally paid by the Sponsor for the Founder Shares and Private Placement Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and HCG may earn a positive rate of return even if the share price of the Combined Company Common Stock after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that, on June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

•        that, on August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part;

•        that, in connection with the Sponsor’s obligations pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale;

•        that, in connection with the extension, approved by Launch Two’s shareholders at the Extension Meeting, of the date by which Launch Two must consummate an initial business combination, on a monthly basis up to six times, from October 9, 2026 to April 9, 2027, Launch Two and the Sponsor entered into the October 2026 Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests previously made with respect to) an aggregate of 4,481,851 Class A Ordinary Shares in connection with the Extension Meeting and to vote such shares in favor of the October 2026 Extension, and the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized, or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized. Accordingly, the longer it takes for Launch Two to consummate an initial business combination, the more Founder Shares that the Sponsor will be required to transfer to the NRA Investors, and the fewer Founder Shares that the Sponsor and HCG will retain upon the Closing;

•        that if, prior to the Closing, the Sponsor provides additional working capital loans to Launch Two (none of which are outstanding as of the date of the accompanying proxy statement/prospectus), up to $1,500,000 of such working capital loans may be convertible into newly-issued Combined Company warrants with terms equivalent to existing Private Placement Warrants at the option of the Sponsor, provided, however, that such loans may not be repaid if no business combination is consummated and Launch Two is forced to liquidate;

•        that unless Launch Two consummates an initial business combination, it is possible that Launch Two’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of funds available to Launch Two not deposited in Launch Two’s Trust Account (as defined below) held for its Public Shareholders, (provided, however, that, as of the date of this proxy statement/prospectus, Launch Two’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Launch Two for reimbursement of such expenses);

•        that if the Trust Account is liquidated, including in the event Launch Two is unable to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the Sponsor has agreed that it will be liable to Launch Two, if and to the extent any claims by a third party for services rendered or products sold to Launch Two or a prospective target business with which Launch Two has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement (except for Launch Two’s independent registered public accounting firm), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, net of taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Launch Two’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Launch Two’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that, under the terms of an Administrative Services Agreement entered into at the time of the IPO, the Sponsor is entitled to $12,500 per month for office space, secretarial and administrative support services until the earlier of the completion of Launch Two’s initial business combination or its liquidation;

•        that Launch Two’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination closes and pursuant to the terms of the Business Combination Agreement; and

•        that Thomas Hennessy, Launch Two’s existing director, will become a member of the board of directors of the Combined Company after the Business Combination and as such, in the future, will receive any cash or equity compensation that the Combined Company’s Board determines to pay.

In addition to the interests of the Sponsor and Launch Two’s executive officers and directors in the Business Combination, Launch Two shareholders should be aware that the IPO Underwriter may also have financial interests that are different from, or in addition to, the interests of Launch Two shareholders, including the following:

•        that pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to $10,950,000, and such fees are payable only if Launch Two completes an initial business combination; and

•        that pursuant to the terms of the Private Placement Purchase Agreement, the IPO Underwriter purchased 2,575,000 Private Placement Warrants, at an aggregate purchase price of $2,575,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 2,575,000 Private Placement Warrants held by the IPO Underwriter is estimated to be approximately $0.60 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026.

The members of the Launch Two Board were aware of and considered the foregoing interests, among other matters, when they approved the Business Combination and recommended that Launch Two shareholders approve the proposals required to effect the Business Combination. While it is possible that these interests may have influenced the Launch Two Board in making their recommendation that you vote in favor of the approval of the Business Combination, the Launch Two Board did not rely on advice or recommendations by Cantor in its decision-making with respect to the transaction with NuCube and the Launch Two Board determined that the overall benefits expected to be received by Launch Two and its shareholders in the Business Combination outweigh any potential risk created by the conflicts stemming from Cantor’s interests in potential compensation payable to Cantor by each of Launch Two and NuCube, respectively, upon the occurrence of certain events in connection with the proposed Business Combination, including the Closing as described above. In addition, the Launch Two Board determined that potentially disparate interests would be mitigated because (i) some of these interests would have existed with respect to a business combination by Launch Two with any other target business or businesses and (ii) these interests could be adequately disclosed to shareholders in this proxy statement/prospectus, and that shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.

Voting Your Shares

Each Launch Two Ordinary Share that you own in your name entitles you to one vote. If you are a record owner of your shares, there are three ways to vote your Ordinary Shares at the Extraordinary General Meeting:

1.      Vote by internet.

•        Before the meeting:    Go online to www.cstproxyvote.com. Use the internet to transmit your proxy with your voting instructions and for electronic delivery information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted.

•        During the meeting:    Go online to www.cstproxy.com/[    ]. You will be able to attend the Extraordinary General Meeting online and vote your shares electronically until voting is closed. If you hold your shares in “street name,” and wish to vote your shares electronically during the Extraordinary General Meeting, you must obtain a legal proxy from the broker, bank or other nominee.

2.      Vote by mail.    Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States). By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Ordinary Shares will be voted as recommended by our Board. Our Board recommends voting “FOR” the Proposals. Proxies submitted by mail should be received by [        ], 2026 in order to ensure that they are counted at the Extraordinary General Meeting.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change your vote or revoke your proxy at any time before it is exercised at the Extraordinary General Meeting by doing any one of the following:

•        submitting a valid, later-dated proxy card or proxy via the internet or by telephone before 11:59 p.m., Eastern Time, on the calendar day immediately preceding the Extraordinary General Meeting, or by mail that is received prior to the Extraordinary General Meeting;

•        sending a written revocation of a proxy to Launch Two’s secretary at 180 Grand Avenue, Suite 1530, Oakland, California 94612, that bears a date later than the date of the proxy you want to revoke and is received prior to the date of the Extraordinary General Meeting; or

•        attending the Extraordinary General Meeting (or, if the Extraordinary General Meeting is adjourned or postponed, attending the applicable adjourned or postponed meeting) and voting in person (physically or virtually), which automatically will cancel any proxy previously given, or revoking your proxy in person (physically or virtually), but your attendance alone will not revoke any proxy previously given.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may contact Advantage Proxy, Launch Two’s proxy solicitor, at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

No Additional Matters May Be Presented at the Extraordinary General Meeting.

The Extraordinary General Meeting has been called only to consider the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, the Insider Letter Amendment Proposal, and, if presented at the Extraordinary General Meeting, the Adjournment Proposal. Under the Current Charter, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Extraordinary General Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (net of tax payable), calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made in accordance with the procedures reflected in this proxy statement/prospectus and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable). For illustrative purposes, based on funds in the Trust Account of approximately $50.7 million on October 8, 2026 (after giving effect to the Meeting Redemptions), the estimated per share redemption price would have been approximately $10.84. A public shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of Exchange Act) will be restricted from redeeming, without the prior consent of the Company, in the aggregate such shareholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Public Shares.

In order to exercise redemption rights, holders of Public Shares must:

•        prior to 5:00 p.m. Eastern Time on [        ], 2026 (two (2) business days before the Extraordinary General Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that your Public Shares be redeemed for cash to CST, Launch Two’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

•        in your request to CST for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) with any other shareholder with respect to Ordinary Shares; and

•        deliver your Public Shares either physically or electronically through DTC to Launch Two’s transfer agent at least two (2) business days before the Extraordinary General Meeting. Public Shareholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Launch Two’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Launch Two does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their Public Shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with the consent of the Launch Two Board, until the consummation of the Business Combination, or such other date and time as determined by the Launch Two Board. If you delivered your shares for redemption to Launch Two’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Launch Two’s transfer agent return the shares (physically or electronically). You may make such request by contacting Launch Two’s transfer agent at the phone number or address listed above.

If Launch Two receives valid redemption requests from holders of Public Shares prior to the redemption deadline, Launch Two may, at its sole discretion, following the redemption deadline and until the date of Closing (or such earlier date and time, if any, as Launch Two may determine in its sole discretion), seek and permit withdrawals by one or more of such holders of their redemption requests. Launch Two may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account. If a holder of Public Shares delivered its Public Shares for redemption to the transfer agent and decides within the required timeframe not to exercise its redemption rights, it may request that the transfer agent return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

Prior to exercising redemption rights, shareholders should verify the market price of Ordinary Shares as they may receive higher proceeds from the sale of their Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (net of tax payable), calculated as of two business days prior to the consummation of the Business Combination. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Launch Two otherwise does not consummate a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public shareholders (net of taxes payable) and the Warrants will expire worthless.

Appraisal Rights

Launch Two shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

Proxy Solicitation

Launch Two is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Launch Two and its directors, officers and employees may also solicit proxies in person. Launch Two will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Launch Two will bear the cost of the solicitation.

Launch Two has hired Advantage Proxy to assist in the proxy solicitation process. Launch Two will pay that firm a fee of $12,500, plus disbursements of its expenses in connection with the services relating to the Extraordinary General Meeting.

Launch Two will ask banks, brokers and other institutions, nominees and fiduciaries (“other nominees”) to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Launch Two will reimburse them for their reasonable expenses in connection with such efforts.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Extraordinary General Meeting, Launch Two’s Sponsor, directors or officers or NuCube and/or their respective affiliates, during a period when they are not then aware of any material non-public information regarding Launch Two or Launch Two’s securities, may purchase Units, Class A Ordinary Shares, or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals are approved at the Extraordinary General Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of Launch Two’s Sponsor, directors or officers has any plans to make any such purchases. Launch Two will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. However, none of Launch Two’s directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act and any such purchases would be conducted in compliance with Rule 14e-5 under the Exchange Act and published SEC interpretive guidance with respect thereto.

Entering into any such incentive arrangements may have a depressive effect on outstanding Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

The existence of financial and personal interests of Launch Two’s directors and officers and their affiliates may result in conflicts of interest, including a conflict between what may be in the best interests of Launch Two and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal (Proposal 1) — Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)

General

Holders of Ordinary Shares are being asked to consider and vote on a proposal to approve, by ordinary resolution, the Business Combination Agreement and the Business Combination. Launch Two shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, as amended, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. Please see the section entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Launch Two is holding a shareholder vote on the Business Combination, Launch Two may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a simple majority of the votes cast by the holders of the Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting, voting together as a single class.

Structure of the Business Combination

The diagrams below depict a simplified version of the current organizational structures of Launch Two and NuCube prior to, and after, the consummation of the proposed Business Combination, taking into account various assumptions, as further described below and under the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages” and as described under the presentation described as the “Assuming No Additional Redemptions” in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Launch Two Pre-Closing Structure Chart

NuCube Pre-Closing Structure Chart

The diagram below depicts a simplified version of the Combined Company’s organizational structure immediately following the completion of the Business Combination, taking into account the assumptions identified in the caption above.

Combined Company Post-Closing Structure Chart

Satisfaction of the 80% Test

It is a requirement under the Current Charter and Nasdaq listing requirements that the business acquired in Launch Two’s initial business combination has an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of June 25, 2026, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $248.3 million and 80% of such amount (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) represents approximately $189.9 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Launch Two Board considered the opinion delivered by Houlihan Capital to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion, the valuation range for the acquired assets referenced therein, from a financial point of view, that the Business Combination is a fair one, and accordingly that NuCube has a fair market value equal to at least eighty percent (80%) of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Launch Two Board determined that the terms of the Business Combination, which were negotiated at arm’s length, were advisable and in the best interests of Launch Two and its shareholders.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the related agreements; a copy of the Business Combination Agreement, as amended, is attached as Annex A-1 and Annex A-2 hereto, which is incorporated herein by reference. Launch Two shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Launch Two does not believe that the disclosure schedules contain information that is material to an investment decision.

On June 25, 2026, Launch Two entered into the Business Combination Agreement with NuCube and Merger Sub. A majority of the directors who are not employees of Launch Two did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or prepare a report concerning the approval of the Business Combination.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, in connection with the consummation of the proposed Business Combination, among other things: (i) prior to the Closing, Launch Two shall de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation; and (ii) following the Domestication, on the Closing Date, Merger Sub will merge with and into NuCube with NuCube surviving such merger as a wholly-owned subsidiary of Launch Two. It is proposed that, upon the Closing, Launch Two will change its name to “NuCube Holdings, Inc.”

The Business Combination Agreement provides that the total consideration to be delivered at the Closing to NuCube Stockholders, including Company Securityholders, will consist of Combined Company Common Stock, Assumed Options, and Assumed Warrants. The aggregate consideration payable to the Company Securityholders is equal to Five Hundred Million U.S. Dollars ($500,000,000), minus the excess, if any, of (i) NuCube’s Expenses over (ii) the Purchase Price, with each NuCube Stockholder receiving for each share of the Company Common Stock held, a number of shares of the Combined Company Common Stock equal to the quotient obtained by dividing (i) the Purchase Price divided by the Reference Price, by (ii) the Fully Diluted Company Shares.

Earnout Participants will be eligible to receive the Earnout Shares, which will be issued into escrow at the Closing and released from escrow upon the occurrence of an Earnout Triggering Event, (as defined below) in each case in accordance with the terms of the Business Combination Agreement. The Earnout Shares will be released from escrow if, during the Earnout Period (i) the VWAP of Launch Two Ordinary Shares equals or exceeds the Share Price Target for at least 20 trading days within any consecutive 30 trading day period or (ii) the Combined Company undergoes a change of control transaction in which the implied per share consideration payable to holders of

Combined Company Common Stock exceeds the Share Price Target, subject to adjustment as set forth in the Business Combination Agreement. If the Earnout Triggering Event is achieved, 50% of the Earnout Shares will be released by the Earnout Determination Date, and the remaining 50% of the Earnout Shares will be released 180 days after the Earnout Determination Date. If the Earnout Triggering Event is not achieved during the Earnout Period, the Earnout Shares will be forfeited to Launch Two and cancelled.

As a result of the Merger, and upon the Closing pursuant to the terms of the Business Combination Agreement, among other things:

•        All of the issued and outstanding capital stock of NuCube as of immediately prior to the Effective time shall automatically be cancelled and cease to exist, in exchange for the rights of each eligible NuCube Stockholder to receive its pro rata share of the Stockholder Merger Consideration;

•        All outstanding Company Options to purchase shares of NuCube Common Stock as of immediately prior to the Effective time shall be assumed by the Combined Company and replaced with Assumed Options, subject to equitable adjustments to the exercise prices and number of shares for which such Assumed Options are exercisable, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law;

•        All outstanding Company Warrants to purchase shares of NuCube Common Stock as of immediately prior to the Effective Time shall be assumed by the Combined Company and converted into warrants to purchase shares of Combined Company Common Stock, subject to equitable adjustments to the exercise price and the number of shares subject thereto, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law;

•        The shares of Combined Company Common Stock representing the Stockholder Merger Consideration will be determined by deducting the Assumed Options and Assumed Warrants from the total Merger Consideration; and

•        As of June 30, 2026, there were 2,010,223 NuCube Options outstanding. The actual number of Assumed Options will be determined at the Closing and will depend on the Fully-Diluted Company Shares and the Merger Consideration as of such time.

On October 19, 2026, Launch Two, NuCube and Merger Sub entered into the First Amendment to (i) extend the Outside Date to January 7, 2027, at 5:00 p.m., Eastern Time, subject to the limitations on termination set forth in the Business Combination Agreement, (ii) permit NuCube to enter into securities purchase agreements with investors prior to the Closing for the sale of a new series of NuCube preferred stock designated as Series A-4 Preferred Stock (the “NuCube Financings”), on terms substantially similar to, and not materially more favorable to investors in the aggregate than, the financing terms set forth in the First Amendment, which provide for a purchase price of $12.779 per share, a one-for-one conversion ratio and 50% warrant coverage at an exercise price of $15.887 per warrant share, (iii) amend the definition of Fully-Diluted Company Shares with the result that the issuance of the Series A-4 Preferred Stock will not reduce the aggregate Merger Consideration to be received by holders of NuCube securities before giving effect to such issuance, (iv) increase the share reserve under the Incentive Plan from 10% to 12.5% of the outstanding shares of Launch Two after giving effect to the Closing, and (v) require Launch Two to adopt a new employee stock purchase plan with a share reserve equal to 2% of the fully diluted equity of Launch Two after giving effect to the Closing. The First Amendment further confirms that the NuCube Financings constitute Transaction Financings for all purposes under the Business Combination Agreement. Except as amended by the First Amendment, the Business Combination Agreement remains in full force and effect.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Launch Two and NuCube, certain of which are qualified by materiality and Material Adverse Effect and knowledge and, as applicable, are further modified and limited by the Disclosure Schedules. The representations and warranties of Launch Two are also qualified by information included in Launch Two’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of NuCube

The Business Combination Agreement contains representations and warranties made by NuCube to Launch Two relating to a number of matters pertaining to NuCube, including the following, in each case subject to certain specified exceptions or qualifications set forth in the Business Combination Agreement and Company Disclosure Schedules (as defined in the Business Combination Agreement):

•        organization, existence, qualification and organizational documents of NuCube and its subsidiaries;

•        authority, due authorization, execution and enforceability of the Business Combination Agreement and the ancillary agreements;

•        capitalization, including outstanding shares of capital stock, preferred stock, equity awards, and other rights to acquire equity interests;

•        subsidiaries;

•        governmental approvals;

•        non-contravention;

•        financial statements, including the preparation of historical financial statements in accordance with GAAP and, when delivered, compliance with applicable PCAOB and SEC requirements;

•        absence of certain changes;

•        compliance with laws, company permits, and possession of required governmental permits and authorizations;

•        litigation and governmental proceedings;

•        material contracts;

•        intellectual property;

•        taxes and returns;

•        real and personal property;

•        title to and sufficiency of assets;

•        employee matters and employee benefit plans;

•        environmental matters;

•        related-party transactions;

•        insurance;

•        top suppliers;

•        compliance with anti-corruption, sanctions and international trade laws;

•        data privacy and data security;

•        investment company act;

•        U.S. nuclear regulatory matters; and

•        brokers’ fees and expenses.

Representations and Warranties of Launch Two

The Business Combination Agreement contains representations and warranties made by Launch Two to NuCube relating to a number of matters pertaining to Launch Two, including the following, in each case subject to certain specified exceptions or qualifications set forth in the Business Combination Agreement and Launch Two Disclosure Schedules:

•        organization, existence, qualification and organizational documents of Launch Two and Merger Sub;

•        authority, due authorization, execution and enforceability of the Business Combination Agreement and the ancillary agreements;

•        governmental approvals;

•        non-contravention;

•        capitalization, including outstanding ordinary shares, founder shares, warrants, and indebtedness;

•        SEC filings and financials, including timely filings of periodic reports, securities (Units, Class A Ordinary Shares, and Public Warrants) listed on Nasdaq, no Nasdaq deficiency notices or FINRA actions, maintenance of disclosure controls and procedures, preparation of historical financial statements in accordance with GAAP, no off-sheet balance sheet arrangements, and no outstanding loans to management;

•        absence of certain changes;

•        compliance with laws;

•        no pending actions or orders, possession of required governmental permits and authorizations;

•        taxes and returns, including timely tax returns, no changes to tax accounting methods or policies;

•        employee matters and employee benefit plans;

•        real and personal property;

•        material contracts;

•        transactions with affiliates;

•        merger sub activities;

•        status under the Investment Company Act;

•        finders and brokers;

•        certain business practices;

•        Trust Account, including maintenance of balance; and

•        exclusivity of representations and warranties.

Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, Material Adverse Effect means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities (as defined in the Business Combination Agreement), results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the Merger; however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to:

(i)     general changes in the financial or securities markets or general economic or political conditions in the country or region in which NuCube or any of its subsidiaries do business,

(ii)    changes, conditions or effects that generally affect the industries in which NuCube or any of its subsidiaries principally operate,

(iii)   changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which NuCube and any of its subsidiaries principally operate,

(iv)   conditions caused by acts of God, terrorism, war (whether or not declared), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks, other acts of God or other force majeure events in the United States or other political conditions or natural disasters,

(v)    material changes in applicable Laws except for material changes that disproportionately negatively affect the industries or businesses in which NuCube or any of its subsidiaries principally operate,

(vi)   the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, and

(vii)  any failure by NuCube or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (x)).

provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (iv) may be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on NuCube or any of its subsidiaries compared to other participants in the industries in which NuCube or any of its subsidiaries primarily conducts its businesses.

Survival of Representations and Warranties

Except as expressly provided the Business Combination Agreement or in the case of a fraud claim against a person, none of the representations and warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any other certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the Interim Period, including those relating to: (i) the provision of access to the applicable party’s properties, books and personnel; (ii) the operation of the parties’ respective businesses in the ordinary course of business; (iii) the current and timely filing of Launch Two’s public filings; (iv) no insider trading; (v) notifications to the other parties of certain breaches, consent requirements and other matters; (vi) obtaining third-party and regulatory approvals; (vii) tax matters; (viii) further assurances; (ix) public announcements; and (x) confidentiality.

Each party also agreed during the Interim Period not to solicit or enter into a competing alternative transaction in accordance with customary terms and provisions set forth in the Business Combination Agreement.

The Business Combination Agreement also contains certain customary post-Closing covenants regarding (a) maintenance of books and records; (b) indemnification of directors and officers and the purchase of directors’ and officers’ tail liability insurance; and (c) tax matters.

The parties made customary covenants regarding the Registration Statement, to register the securities of Launch Two to be issued pursuant to the Transactions. The Registration Statement also will contain Launch Two’s proxy statement to solicit proxies from Launch Two’s shareholders to approve, among other things, (i) the Business Combination Agreement and the Business Combination, including the Merger and the Domestication; (ii) to the extent required by Nasdaq, the issuance of any shares in connection with the Transaction Financings, including the approval of the issuance of more than 20% of the outstanding Launch Two Common Stock; (iii) the effecting of the Domestication, including adoption of the new organizational documents of Launch Two after the Domestication; (iv) the change of name of Launch Two to “NuCube Holdings, Inc.” and the adoption and approval of the new amended and restated organizational documents of Launch Two; (v) the adoption and approval of the Incentive Plan; (vi) the appointment of the post-Closing board of directors; and (vii) the approval of the Insider Letter Amendment.

In addition, NuCube agreed that, as promptly as practicable after the Registration Statement has become effective (and in all cases within ten days following such date), NuCube will either call a meeting of its stockholders or use its reasonable best effort to obtain a written consent for the Company Stockholder Approval. At the request of Launch Two, NuCube shall make the members of its management reasonably available to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of Launch Two shareholders, any “share recycling” efforts by Launch Two and the obtaining of any debt or equity financing, ratings or governmental or other third-party approvals.

The parties agreed that the post-Closing board of directors will consist of at least seven directors, at least a majority of which will qualify as “independent directors” under the listing rules of Nasdaq. Two directors will be designated by Launch Two prior to the Closing.

NuCube agreed to deliver the Audited Company Financials to Launch Two by the Audit Delivery Date.

Conditions to Closing

The Business Combination Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) the approval of the Business Combination Agreement and the Business Combination and related matters by the requisite vote of each of Launch Two’s shareholders and NuCube’s stockholders; (ii) the expiration or termination of any waiting period applicable to the consummation of the Business Combination Agreement under any antitrust laws; (iii) obtaining material regulatory approvals; (iv) no law or order preventing or prohibiting the Business Combination; (v) appointment of the post-Closing Board of directors consistent with the requirements of the Business Combination Agreement; (vi) the effectiveness of the Registration Statement; (vii) Launch Two shall have amended and restated the Current Charter in a form satisfactory to Launch Two and NuCube; (viii) the Combined Company Common Stock shall have been approved for listing on Nasdaq upon the Closing; and (ix) Launch Two shall have adopted, on or prior to the Closing, the Incentive Plan.

In addition, unless waived by NuCube, the obligations of NuCube to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations of Launch Two relating to organization and standing, authorization, non-contravention, capitalization (other than certain portions of such representation in the Business Combination Agreement) and finders and brokers being true and correct in all material respects on and as of the date of the Business Combination Agreement and as of the Closing Date (excerpt to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of Launch Two set forth in certain portions of the capitalization representation being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and as of the Closing Date (excerpt to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except for de minimis inaccuracies) as of such earlier date); (iii) all other representations and warranties of Launch Two being true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects on and as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (excerpt to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect; (iv) Launch Two having performed in all material respects its obligations and complied in all material respects with the covenants and agreements under the Business Combination Agreement required to be performed or complied with by Launch Two on or prior to the Closing Date; (v) the Net Cash Proceeds, shall equal or exceed $75,000,000 (as defined in the Business Combination Agreement); (vi) each of the Sponsor Support Agreement, the Insider Letter Amendment, and the Amended and Restated Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing, and (vii) Launch Two shall have delivered certain other documents as set forth in the Business Combination Agreement.

Unless waived by Launch Two, the obligations of Launch Two to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations of NuCube relating to organization and standing, authorization, non-contravention, capitalization (other than the certain portions of such representation in the Business Combination Agreement) and finders and brokers being true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects on and as of the date of the Business Combination Agreement and as of the Closing Date (excerpt to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties set forth in certain portions of the capitalization representation being true and correct in all respects on and as of the date of the Business Combination Agreement and as of the Closing Date; (iii) all other representations and warranties of NuCube being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date (excerpt to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect; (iv) NuCube having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement required to be performed or complied with on or prior to the Closing Date; (v) absence of any Material Adverse Effect with respect to NuCube since the date of the Business Combination Agreement; (vi) the Ancillary Documents being in full force and effect as of the Closing; (vii) certain loans issued by the Company to its officers and directors having been repaid or cancelled; (viii) Launch Two having received an employment agreement, effective as of the Closing, in form and substance reasonably acceptable to Launch Two, between Cristian Rabiti and Launch Two, and such employment agreement duly executed by the parties thereto; (ix) the Preferred Conversion shall have been completed; and (x) NuCube shall have delivered to Launch Two evidence that consents from certain specified third parties have been received.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of Launch Two and NuCube; (ii) by either Launch Two or NuCube, if any of the conditions to Closing have not been satisfied or waived by the Outside Date (which, pursuant to the First Amendment, is January 7, 2027, at 5:00 p.m., Eastern Time); provided that this termination right shall not be available to any party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; (iii) by either Launch Two or NuCube, if a governmental authority of competent jurisdiction has issued, enforced, adopted or entered an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable (and so long as the terminating party is not the primary cause of, or resulted in, such order or action); (iv) by NuCube for Launch Two’s uncured material breach of the Business Combination Agreement, such that the related closing condition would not be met; (v) by Launch Two for NuCube’s uncured material breach of the Business Combination Agreement, such that the related closing condition would not be met; (vi) by Launch Two, if there shall have been a Material Adverse Effect on NuCube following the date of the Business Combination Agreement which is (or are) not cured or cannot be cured prior to twenty (20) business days after written notice thereof is delivered to NuCube; (vii) by either NuCube or Launch Two, if Launch Two holds the extraordinary general meeting of its shareholders to approve the Business Combination Agreement and the Business Combination, and the required shareholder approval is not obtained; (viii) by either NuCube or Launch Two, if NuCube’s stockholders have duly voted and the Company Stockholder Approval is not obtained; and (ix) by written notice at any time within 60 days after the Audit Delivery Date from Launch Two to NuCube if NuCube has not delivered the Audited Company Financials after Audit Delivery Date.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to publicity, confidentiality, fees and expenses, trust account waiver, no recourse, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto, except for liability for fraud or for willful breach of any covenant, obligation or agreement in the Business Combination Agreement prior to termination.

Trust Account Waiver

NuCube agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Launch Two’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Governing Law

The Business Combination Agreement is governed by the laws of the State of New York and the parties are subject to exclusive jurisdiction of federal and state courts located in the State of New York (and any appellate courts thereof). Notwithstanding the foregoing, the provisions related to the matters set forth in the Business Combination Agreement that relate to the Domestication, and all other provisions therein that are expressly or otherwise required to be governed by the Laws of the Cayman Islands, shall be exclusively governed by and construed in accordance with the Laws of the Cayman Islands.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements. Launch Two shareholders and other interested parties are urged to read such related agreements in their entirety.

NuCube Stockholder Consent and Company Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Launch Two and NuCube entered into the Company Support Agreement with certain stockholders of NuCube (each, an “NuCube Supporting Stockholder”) holding sufficient voting power to approve the Merger and the Business Combination. Pursuant to the Company Support Agreement, among other things, each NuCube Supporting Stockholder (A) agreed to vote their shares of Company Stock in favor of the Merger, the Business Combination Agreement, the Ancillary Documents, any amendments to NuCube’s organizational documents, and Business Combination, and against any Acquisition Proposal, Alternative Transaction, or other proposal that could reasonably be expected to delay, impair, or be inconsistent with the consummation of the Merger or the Business Combination, subject to certain customary conditions, (B) agreed to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Merger, (C) unconditionally and irrevocably waived any and all pre-emption rights, rights of first offer, rights of first refusal, rights of participation, tag-along rights, and all other similar rights that such NuCube Supporting Stockholder may have in respect of the Business Combination and the transactions contemplated by the Business Combination Agreement, whether such rights arise from NuCube’s organizational documents, any other agreement or arrangement, at law or otherwise, and (D) agreed to amend that certain Voting Agreement by and among NuCube and certain of its stockholders, dated June 23, 2026, to delete the lock-up limitations set forth in Section 7 thereof. The NuCube Supporting Stockholders also agreed to provide a proxy to Launch Two to vote such shares of NuCube stock pursuant to the foregoing. Pursuant to the Company Support Agreement, the NuCube Supporting Stockholders also agreed to take certain other actions in support of the Business Combination Agreement and related transactions (and any actions required in furtherance thereof) and refrain from taking actions that would adversely affect such NuCube Supporting Stockholders’ ability to perform their obligations under the Company Support Agreement.

The Company Support Agreement also prohibits the NuCube Supporting Stockholders from, among other things, offering for sale, selling, transferring, tendering, pledging, encumbering, assigning, or otherwise disposing of any Company Stock held by the NuCube Supporting Stockholders, or entering into any contract, option, derivative, hedging, or other agreement or arrangement with respect to a Transfer of any Subject Stock, except with the prior written consent of Launch Two and subject to certain customary exceptions, during the period commencing on the date of the Company Support Agreement and ending on the earliest of (i) the Effective Time, (ii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iii) the mutual written consent of Launch Two and NuCube.

Within two business days following the date on which the Registration Statement is declared effective under the Securities Act, NuCube will obtain and deliver to Launch Two the written consent of a sufficient number of shares of NuCube Common Stock required to approve the Business Combination Agreement, each ancillary agreement to which NuCube is a party, and the Business Combination.

Lock-Up Agreements

Contemporaneously with the execution and delivery of the Business Combination Agreement, each Significant Company Holder entered into a Lock-up Agreement with Launch Two. Pursuant to the Lock-Up Agreements, each Significant Company Holder agreed not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Combined Company Common Stock other than shares of Combined Company Stock issuable upon the exercise of warrants acquired by such Significant Company Holder for value in the public markets and not pursuant to the Business Combination (collectively the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing (each of the foregoing (i), (ii) and (iii), a Transfer, in each case, subject to certain customary transfer exceptions), for a period commencing from the Closing and ending on the date that is 180 days after the Closing Date (subject to early release on the earlier of (x) the date on which the volume-weighted average trading price of Combined Company Common Stock quoted on Nasdaq (or such other exchange on which the Combined Company Common Stock may then be listed) is greater than or equal to $12.50 for any 20 trading days within any 30 trading day period beginning after the Closing and (y) subsequent to the Closing, the date on which the Combined Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares for cash, securities, or other property), subject to certain customary transfer exceptions.

Non-Competition and Non-Solicitation Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Dr. Cristian Rabiti entered into the Non-Competition and Non-Solicitation Agreement in favor of Launch Two and its direct and indirect subsidiaries (collectively, the “Covered Parties”). Pursuant to the Non-Competition and Non-Solicitation Agreements, Dr. Rabiti agreed for a period of 18 months after the Closing not to compete with the Covered Parties, subject to the limitations set forth in the Non-Competition and Non-Solicitation Agreement, and not to solicit the employees and customers of the Covered Parties. Dr. Rabiti also agreed not to disparage the Covered Parties and to customary confidentiality requirements.

Amended and Restated Registration Rights Agreement

Prior to or at the Closing, Launch Two, the Sponsor, and certain NuCube shareholders who are expected to be affiliates of Launch Two immediately after the Closing will enter into the Amended and Restated Registration Rights Agreement. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, Launch Two will be obligated to file a registration statement within 30 days of Closing (the “Filing Deadline”) to register the resale of shares of common stock held by the Holders (as defined therein) after the Closing and to use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the earlier of (A) the filing of the registration statement and (B) the Filing Deadline, and (b) the tenth (10th) business day after the date the Company is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The Registration Rights will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Sponsor Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Launch Two entered into the Sponsor Support Agreement with the Sponsor and NuCube, pursuant to which the Sponsor has agreed, among other things, to (A) waive its anti-dilution rights with respect to the Class B Ordinary Shares, par value $0.0001 per share held by the Sponsor; and (B) vote all of the Ordinary Shares held by it in favor of (i) the Business Combination Agreement and the Business Combination (ii) each other proposal included in this proxy statement/prospectus and against any competing transaction. In addition to the foregoing, the Sponsor Support Agreement prevents transfers of the securities of Launch Two held by the Sponsor between the date of the Sponsor Support Agreement and its termination, subject to certain limited exceptions. Additionally, the Sponsor agreed that to the extent Launch Two’s expenses (less (i) any deferred underwriting fee payable to the IPO Underwriter, (ii) any fees payable to placement agents, investment banks, advisors, or arrangers in connection with Transaction Financings and (iii) 50% of all fees, costs and expenses paid or incurred by Launch Two in connection with or arising from the filing of this proxy statement/prospectus and submitting a Nasdaq listing application with respect to the shares of Launch Two’s common stock exceed $5,000,000, the Sponsor will immediately prior to the Closing irrevocably transfer to Launch Two, surrender and forfeit for no consideration a number of Founder Shares and Private Placement Warrants held by the Sponsor equal in value to such excess amount (with such shares warrants value based on the Reference Price). The Sponsor agreed to amend the Insider Letter, which was entered into in connection with the Launch Two initial public offering, as follows:

As amended, the Sponsor and each insider agreed not to transfer the shares of Combined Company common stock received in exchange for their founder shares until the earlier of (i) 180 days following the consummation of the Business Combination, subject to early release if the closing price of the Combined Company common stock equals or exceeds $12.50 per share (subject to customary adjustments) for any 20 trading days within any 30-trading day period commencing after the consummation of the Business Combination, and (ii) the consummation of a subsequent liquidation, merger, stock exchange or similar transaction resulting in all stockholders having the right to exchange their shares for cash, securities or other property.

Board of Directors and Management Following the Business Combination

The following persons are expected to be elected or appointed by the Combined Company Board to serve as executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors following the Business Combination, see the section entitled “Management After the Business Combination — Executive Officers and Directors After the Business Combination.”

Each director will hold office until the next annual meeting of shareholders for the election of the class of directors in which such director serves and until his or her successor is duly elected and qualified, or until his or her death, resignation, removal or disqualification.

The following table sets forth the name, age and position of each of the expected directors and executive officers of the Combined Company upon consummation of the Business Combination:

Name	Age	Position(s)
Executive Officers
Cristian Rabiti	53	Co-Founder, Chief Executive Officer, President, and Director
Allen Morgan	73	Executive Chairman and Director
Michael Green	63	Chief Legal Officer and Corporate Secretary
John Faieta	56	Senior Director of Finance and Treasurer
Non-Employee Directors
Thomas D. Hennessy	41	Director
Marin Katusa	47	Director
Tom McGovern	63	Director
John Schreiber	56	Director
[•]	[•]	Director

Consideration Received or to be Received, and Securities Issued or to be Issued, by or to the Sponsor

Interest in Securities	Other Consideration

On May 13, 2024 Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000 (or approximately $0.004 per share). At Closing, 5,750,000 shares of Combined Company Common Stock corresponding to such Founder Shares shall be issued as follows: the Sponsor (or its distributees, as applicable) will receive up to 2,700,000 shares, HCG (or its permitted transferees, as applicable) will receive up to 2,550,000 shares, SRX shall receive 150,000 shares, SCA will receive 350,000 shares, and the NRA Investors will receive an aggregate of 256,061 shares for each month past October 2026 (for up to six months) that Launch Two needs to consummate the Business Combination, or up to 1,536,366 shares total, with the shares so transferred to the NRA Investors reducing, in equal parts, the number of shares to be received by the Sponsor and by HCG.

On October 9, 2024, Sponsor purchased 4,500,000 Private Placement Warrants for an aggregate purchase price of $4,500,000 (or $1.00 per warrant). At Closing, each of the Sponsor and HCG (or their permitted distributees and transferees, as applicable) shall receive 2,250,000 warrants to purchase shares of Combined Company Common Stock corresponding to such Private Placement Warrants.

If any working capital loans are issued by the Sponsor to Launch Two and remain unpaid prior to Closing, any portion of such unpaid loans (excluding up to $1,500,000 of such Sponsor working capital loans which may be converted at the Closing into newly-issued warrants to purchase shares of Combined Company Common Stock with terms equivalent to the Private Placement Warrants, if so converted, in the Sponsor’s discretion) would, if not so converted, be repaid (or converted) at the Closing; provided, however, that, as of the date of this proxy statement/prospectus, there are no such convertible working capital loans outstanding.

The Sponsor, receives $12,500 per month for services pursuant to the Administrative Services Agreement, dated as of October 7, 2024. As of June 30, 2026, approximately $225,000 has accrued or been paid under the Administrative Services Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

On June 25, 2026, the Sponsor entered the Sponsor Purchase Agreement with HCG pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

On August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations.

Interest in Securities	Other Consideration

In connection with the Sponsor’s obligations to SRX pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale.

Reimbursement for any unpaid out-of-pocket expenses related to identifying, investigating and completing an initial business combination (provided, however, that as of the date of this proxy statement/prospectus, there are no such expenses for which reimbursement at the Closing is expected).

Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination

When you consider the recommendation of the Launch Two Board to vote in favor of approval of the Business Combination Proposal and the other Proposals, Launch Two shareholders should keep in mind that Launch Two’s Sponsor, directors and officers and their affiliates have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a shareholder and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Launch Two. These interests include, among other things, the fact:

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 5,750,000 Founder Shares held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. While the Founder Shares are not the same as the Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Class A Ordinary Shares, and may become worthless if Launch Two does not complete a business combination by April  9, 2027 (or such other date as may be approved by the Launch Two shareholders), the aggregate value of the 5,750,000 Founder Shares owned by the Sponsor is estimated to be approximately $61.64 million, assuming the per share value of the Founder Shares is the same as the $10.72 closing price of the Class A Ordinary Shares on the Nasdaq on June 30, 2026;

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 4,500,000 Private Placement Warrants held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will expire worthless. The Sponsor purchased the Private Placement Warrants at an aggregate purchase price of $4,500,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private

Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 4,500,000 Private Placement Warrants held by the Sponsor is estimated to be approximately $1.04 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026;

•        that if the Business Combination is consummated, immediately after the Closing, the Sponsor (or, to the extent applicable, distributees of Founder Shares in the aggregate, if the Sponsor, in its discretion, determines to make such a distribution in accordance with the terms of the Sponsor governing documents) and HCG are anticipated to hold an aggregate of 7.0% of the outstanding shares of the Combined Company Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 4,500,000 Private Placement Warrants;

•        that the Sponsor invested an aggregate of $4,525,000 (consisting of $25,000 for the 5,750,000 Founder Shares and $4,500,000 for the 4,500,000 Private Placement Warrants). At Closing, pursuant to the Sponsor Purchase Agreement, HCG is expected to acquire from the Sponsor, in exchange for certain value-add services and contributions and for no cash consideration, up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) and 2,250,000 Private Placement Warrants. Accordingly, following the Business Combination, if consummated, the Sponsor and HCG may experience a positive rate of return on their respective investments in such securities, even if other Launch Two shareholders experience a negative rate of return on their investment. Based on the difference in the effective purchase price per share originally paid by the Sponsor for the Founder Shares and Private Placement Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and HCG may earn a positive rate of return even if the share price of the Combined Company Common Stock after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that, on June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

•        that, on August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part;

•        that, in connection with the Sponsor’s obligations pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale;

•        that, in connection with the extension, approved by Launch Two’s shareholders at the Extension Meeting, of the date by which Launch Two must consummate an initial business combination, on a monthly basis up to six times, from October 9, 2026 to April 9, 2027, Launch Two and the Sponsor entered into the October 2026 Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests previously made with respect to) an aggregate of 4,481,851 Class A Ordinary Shares in connection with the Extension Meeting and to vote such shares in favor of the October 2026 Extension, and the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized, or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized. Accordingly, the longer it takes for Launch Two to consummate an initial business combination, the more Founder Shares that the Sponsor will be required to transfer to the NRA Investors, and the fewer Founder Shares that the Sponsor and HCG will retain upon the Closing;

•        that if, prior to the Closing, the Sponsor provides additional working capital loans to Launch Two (none of which are outstanding as of the date of the accompanying proxy statement/prospectus), up to $1,500,000 of such working capital loans may be convertible into newly-issued Combined Company warrants with terms equivalent to existing Private Placement Warrants at the option of the Sponsor, provided, however, that such loans may not be repaid if no business combination is consummated and Launch Two is forced to liquidate;

•        that unless Launch Two consummates an initial business combination, it is possible that Launch Two’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of funds available to Launch Two not deposited in Launch Two’s Trust Account (as defined below) held for its Public Shareholders, (provided, however, that, as of the date of this proxy statement/prospectus, Launch Two’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Launch Two for reimbursement of such expenses);

•        that if the Trust Account is liquidated, including in the event Launch Two is unable to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the Sponsor has agreed that it will be liable to Launch Two, if and to the extent any claims by a third party for services rendered or products sold to Launch Two or a prospective target business with which Launch Two has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement (except for Launch Two’s independent registered public accounting firm), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, net of taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Launch Two’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Launch Two’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that, under the terms of an Administrative Services Agreement entered into at the time of the IPO, the Sponsor is entitled to $12,500 per month for office space, secretarial and administrative support services until the earlier of the completion of Launch Two’s initial business combination or its liquidation;

•        that Launch Two’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination closes and pursuant to the terms of the Business Combination Agreement; and

•        that Thomas Hennessy, Launch Two’s existing director will become a member of the board of directors of the Combined Company after the Business Combination and as such, in the future, will receive any cash or equity compensation that the Combined Company’s Board determines to pay.

In addition to the interests of the Sponsor and Launch Two’s executive officers and directors in the Business Combination, Launch Two shareholders should be aware that the IPO Underwriter may also have financial interests that are different from, or in addition to, the interests of Launch Two shareholders, including the following:

•        that pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to $10,950,000, and such fees are payable only if Launch Two completes an initial business combination; and

•        that pursuant to the terms of the Private Placement Purchase Agreement, the IPO Underwriter purchased 2,575,000 Private Placement Warrants, at an aggregate purchase price of $2,575,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 2,575,000 Private Placement Warrants held by the IPO Underwriter is estimated to be approximately $0.60 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026.

In addition, Launch Two’s executive officers and directors currently have fiduciary duties or contractual obligations to the following other entities. Launch Two does not believe that the pre-existing fiduciary duties or contractual obligations of its executive officers and directors materially impacted its decision to enter into the proposed Business Combination with NuCube:

Individual	Entity	Entity’s Business	Affiliation
James J. McEntee	The Bancorp, Inc.	Banking	Chairman
	Institutional Financial Markets, Inc.	Finance	Managing Partner
	T-REX Group, Inc	Finance	Director
Jurgen van de Vyver	Launchpad Capital	Investment firm	Partner
	Launch One Acquisition Corp.	Blank check company	CFO
Lynn Eisenhart	Bill & Melinda Gates Foundation	Investment firm	Deputy Director
Jeffrey M. Shanahan	ParkHub	Software and Payment Company	CEO
Alfred J. Pierce III	SEI Investments	Financial Services	Managing Director
Thomas D. Hennessy	Hennessy Capital Group, LLC	Finance	President
	Hennessy Capital Investment Corp VIII	Finance	President & Director
	Hennessy Capital Investment Corp VII	Finance	President, COO & Director
	Compass Digital Acquisition Corp	SPAC	CEO & Director

Except as set forth above, no compensation was paid to the Sponsor, or to Launch Two executive officers or directors, for services rendered to or in connection with the Business Combination. However, these persons may be reimbursed for out-of-pocket expenses (if any) incurred in connection with activities on Launch Two’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Further, the Sponsor will receive Combined Company shares in exchange of Launch Two shares that it owns and Combined Company Units in respect of the Private Placement Warrants the Sponsor owns at the Closing of the Business Combination. The issuance of these securities may result in material dilution of the equity interests of non-redeeming Public Shareholders. See the section entitled “Questions and Answers about the Extraordinary General Meeting — Q: What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?”

Other than arising out of the proposed Business Combination and related transactions and as described under “Involvement or past performance by Persons associated with any of NuCube, the Combined Company, or any other businesses, entities or persons affiliated or associated with any of them, does not guarantee that the Business Combination, NuCube or the Combined Company will be successful, and you should be prepared to lose your entire investment.” In the section of this proxy statement/prospectus entitled “Risk Factors”, none of Launch Two, the Sponsor, or their respective affiliates had any interest in, or affiliation with, NuCube. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of Launch Two’s officers and directors to enter into the Business Combination Agreement and Launch Two’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize Launch Two’s officers and directors to complete an initial business combination, even if on terms less favorable to Launch Two Public Shareholders compared to liquidating Launch Two, because, among other things, if Launch Two is liquidated without completing an initial business combination, the Founder Shares and Private Placement Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $[            ] million based on the closing price of Class A Ordinary Shares and Launch Two Public Warrants on [            ], 2026), unreimbursed out-of-pocket expenses advanced by the Sponsor and any loans made by the Sponsor to Launch Two, to the extent applicable, would not be repaid to the extent such amounts exceed cash held by Launch Two outside of the Trust Account (none of which such expenses or loans have been incurred or are outstanding, as of the date of this proxy statement/prospectus). Upon completion of the Business Combination, it is not anticipated that any member of Launch Two management or the Launch Two Board will be employed by or provide services to the Combined Company other than as an independent director, and there have been no conversations regarding the same.

Interests of NuCube’s Members, Directors and Officers

When you consider the recommendation of the Launch Two Board in favor of the Business Combination Proposal, you should keep in mind NuCube’s directors and officers have interests in such proposal that are different from, or in addition to those of Launch Two shareholders generally. These interests include, among other things, the interests listed below:

•        If the Business Combination is completed, NuCube will designate five members to the Board of Directors of the Combined Company, including Cristian Rabiti, Allen Morgan, Thomas D. Hennessy, Marin Katusa, Tom McGovern, John Schreiber, each of whom will serve as the nominees. Each of the nominees is currently a director of NuCube. The following executive officers of NuCube are expected to be appointed as executive officers of the Combined Company following the consummation of the Business Combination: Cristian Rabiti, Allen Morgan, Michael Green and John Faieta.

•        The Business Combination Agreement provides for the continued indemnification of NuCube’s current directors and officers and the continuation of directors and officers liability insurance covering NuCube’s current directors and officers.

•        Pursuant to the Registration Rights Agreement, certain stockholders of NuCube will have customary will be entitled to customary demand and piggyback registration rights with respect to the shares of the Combined Company held by such parties following the consummation of the Business Combination.

•        To the extent that the NuCube directors and executive officers are also Launch Two shareholders prior to the Closing they will also have rights to receive Combined Company Common Stock in the same manner as Public Shareholders, in accordance with the Business Combination Agreement.

NuCube’s Reasons for the Business Combination

The NuCube Board, in evaluating the proposed Business Combination, consulted with NuCube’s Management and NuCube’s financial and legal advisors. In reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, the NuCube Board considered a number of factors, including, but not limited to, the following material factors, which the NuCube Board viewed as supporting its decision to approve the Business Combination:

•        Optimal Path to Support Growth.    The NuCube Board determined, after a thorough review of other strategic alternatives potentially available to NuCube, that the proposed Business Combination represents a better opportunity for NuCube to support its long-term growth and create value for its stockholders, as compared to other potential strategic alternatives with other partners and the possibility of, and benefits and risks associated with, continuing to operate NuCube as an independent, stand-alone entity, which the NuCube Board believed would not deliver comparable benefits to those that could be achieved in the proposed Business Combination.

•        Negotiated Transaction.    The NuCube Board considered the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Launch Two and NuCube to consummation the transactions contemplated by the Business Combination Agreement.

•        Access to Capital.    The NuCube Board considered the current economic, industry and market conditions affecting NuCube, NuCube’s projected financial results and cash flows, NuCube’s prospects as a private entity and the needs of NuCube to obtain substantial additional financing in the future and the cost of alternative means of raising capital, and it expected that the proposed Business Combination would be a more time- and cost-effective means to access capital than other options considered.

•        Route to Becoming a Publicly Traded Company.    NuCube considered that becoming a public company would be the best way for NuCube to have access to long-term sources of available capital and would aid NuCube in executing its long-term strategic plan as compared to continuing to operate as a private company. The NuCube Board also considered potential alternatives to becoming a publicly traded company from a business combination with a special purpose acquisition company (a “De-SPAC Transaction”), and the potential advantages the Business Combination affords, including the expected cost to becoming a publicly traded company from a De-SPAC Transaction compared to other ways of becoming a publicly traded company, such as through a traditional initial public offering. As compared to a traditional initial public offering, a De-SPAC Transaction typically allows for a quicker transition to becoming a publicly traded company, which the NuCube Board believed would enable NuCube to gain faster momentum on its strategic growth plan. Furthermore, in a De-SPAC Transaction, the transaction terms and valuation are negotiated directly with a special purpose acquisition company, offering enhanced pricing certainty for NuCube.

•        Potential Liquidity Opportunity for Long Term Holders.    The NuCube Board also considered the fact that NuCube is a private company with limited opportunities for liquidity for its holders outside of a sale of NuCube. The NuCube Board believed that the Business Combination, and the potential listing of the Combined Company shares on Nasdaq, provides long term holders of NuCube equity interests with an opportunity, subject to the expiration of any applicable lock-up and transfer restrictions, to sell all or a portion of their resulting Combined Company Common Stock and thus diversify their holdings.

The NuCube Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), including, but not limited to, the following:

•        Potential Inability to Complete the Business Combination.    The NuCube Board considered the risk that the Business Combination might not be consummated in a timely manner, or at all, due to a lack of stockholder approval or failure to satisfy various other conditions.

•        Fees and Expenses.    The NuCube Board considered the fees and expenses associated with completing the Business Combination.

•        Diversion of Management and Employee Attention.    The NuCube Board considered the potential for diversion of NuCube’s management and employee attention and resources during the period prior to the completion of the Business Combination and the potential negative effects thereof on NuCube’s business.

•        Interests of Certain Persons.    The NuCube Board also considered the fact that NuCube’s directors and officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of the Public Shareholders (see the section entitled “— Interests of NuCube’s Members, Directors and Officers”).

The NuCube Board ultimately concluded that, in the aggregate, the potential benefits of the Business Combination outweighed the potential risks or negative consequences and that the Business Combination is in the best interests of NuCube and its stockholders.

Benefits and Detriments of the Business Combination

The following describes the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

Launch Two

The Launch Two Board determined that the Business Combination presents an attractive business opportunity in light of a variety of factors, including but not limited to the belief that develops solid-state fission microreactors designed to provide both electricity and industrial-grade heat, that NuCube’s factory-fabricated and transportable reactor technology is positioned to address growing demand for reliable, carbon-free energy solutions for industrial facilities, remote locations and data centers, and that NuCube has an experienced management team and business strategy capable of supporting significant future growth. The Launch Two Board also considered the potential detriments of the Business Combination to Launch Two, including but not limited to risks associated with the development, commercialization and deployment of advanced nuclear technologies, nuclear regulatory approval and licensing risks, capital requirements, market adoption risks, competition from alternative energy technologies, and the risks and costs to Launch Two if the Business Combination is not achieved, including the risk that it may result in Launch Two being unable to complete a business combination and be required to liquidate. For more information, see the section entitled “— The Launch Two Board’s Reasons for the Approval of the Business Combination,” and various risks described under the section entitled “Risk Factors.”

Sponsor

The Sponsor expects to receive substantial consideration in the Business Combination, including the following securities: (i) up to 2,700,000 shares of Combined Company Common Stock upon the exchange of the 2,700,000 Founder Shares retained by the Sponsor in the Domestication, and (ii) the 2,250,000 warrants to purchase shares of Combined Company Common Stock upon the exchange of 2,250,000 Private Placement Warrants retained by the Sponsor (each consisting of one Class A Ordinary Share and one-half of one redeemable warrant). The Sponsor is also entitled to the repayment of any out-of-pocket expenses, advances or loans made by the Sponsor and the payment of $12,500 per month by Launch Two for providing office space, administrative and shared personnel support services pursuant to the Administrative Services Agreement dated October 7, 2024, by and between Launch Two and the Sponsor. Pursuant to the Sponsor Purchase Agreement, at Closing, HCG is expected to receive from the Sponsor up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) and 2,250,000 Private Placement Warrants. For more information, see the section entitled “— Consideration Received by the Sponsor and Launch Two’s Officers and Directors in Connection with the Business Combination.” The Sponsor will only be able to realize a return on its remaining equity in Launch Two (which may be materially higher than the return realized by Public Shareholders) if Launch Two completes a business combination. In addition, the Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, Launch Two may be unable to consummate a business combination and be forced to liquidate, resulting in the Sponsor’s remaining investment being worthless.

Unaffiliated Launch Two Public Shareholders

The unaffiliated Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their Public Shares in connection with the consummation of the Business Combination. Non-redeeming Public Shareholders will have the opportunity to participate in the potential future growth of NuCube, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the Launch Two Board described more fully in “— The Launch Two Board’s Reasons for Approval of the Business Combination,” the various other risks associated with the Business Combination, the business of Launch Two and the business of NuCube, as described further under the section entitled “Risk Factors,” the potential conflicts of interest described under “— Interests of the Sponsor, and Launch Two’s Directors and Officers in the Business Combination,” and the potential material dilution they may experience as described more fully in the section entitled “Dilution.” Redeeming Public Shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two business days prior to the consummation of the Business Combination. However, redeeming Public Shareholders face the potential of not realizing any future growth in value of NuCube following the Business Combination.

NuCube and its Affiliates

After careful consideration and consultation with NuCube’s management and NuCube’s financial and legal advisors, NuCube’s board of directors (the “NuCube Board”) determined that the Business Combination contemplated by the Business Combination Agreement was advisable and in the best interests of NuCube and its stockholders. In reaching its determination, the NuCube Board considered numerous factors in evaluating the Business Combination, including, among others, the optimal path to support NuCube’s growth, the terms and conditions of the Business Combination Agreement, the current economic, industry and market conditions affecting NuCube, NuCube’s potential path to becoming a public company, the potential liquidity opportunity for NuCube’s long-term stockholders and the risks and uncertainties associated with the Business Combination. The NuCube Board also considered the potential detriments of the Business Combination to NuCube and its affiliates, including, among other factors, the possibility that the Business Combination might not be completed in a timely manner or at all, the costs involved in connection with completing the Business Combination, the time and effort of NuCube management required to complete the Business Combination and the interests of NuCube’s directors and officers. For a more detailed discussion of the material factors considered by the NuCube Board in approving the Business Combination, see the section entitled “The Business Combination — NuCube’s Reasons for the Business Combination.”

Treatment of Equity Awards in Business Combination

As described further below, certain of NuCube’s executive officers hold outstanding NuCube Options under the Company Equity Plan. At the Effective Time, outstanding NuCube Options (whether vested or unvested) will be assumed by and automatically converted into Assumed Options. Accordingly, executive officers of NuCube who hold NuCube Options have an interest in the treatment of such awards in the Business Combination and may benefit from continued vesting and potential value of such converted options following Closing. No directors currently hold any outstanding NuCube Options. For additional information regarding the treatment of Company Options in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1).”

Post-Closing Director Compensation

In connection with the Business Combination, the Combined Company will adopt a non-employee director compensation policy. While the terms of the non-employee director compensation policy have yet to be determined, the policy generally will be designed to enable the Combined Company to attract and retain, on a long-term basis, highly qualified non-employee directors.

Ownership of the Combined Company after the Business Combination

Upon consummation of the Business Combination (assuming, among other things, that no Public Shareholders exercise redemption rights in connection with the Closing and the other assumptions described under the section with the heading “Frequently Used Terms — Share Calculations and Ownership Percentages”), (i) the Public Shareholders are expected to own approximately 8.1% of the outstanding Combined Company Common Stock, (ii) the Sponsor is expected to own approximately 4.1% of the outstanding Combined Company Common Stock, (iii) HCG is expected to own approximately 5.0% of the outstanding Combined Company Common Stock, and (iv) the NuCube Stockholders are expected to own approximately 77.6% of the outstanding Combined Company Common Stock.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) no Public Shareholders redeem Public Shares prior to or in connection with the Business Combination, and (ii) there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, but exclude the potential dilutive effect of Combined Company Warrants to be issued at Closing to former holders of Launch Two Public Warrants and Launch Two Private Placement Warrants (and the shares of Combined Company Common Stock issuable upon exercise of such warrants) and excluding, also, any post-Closing equity awards under the Incentive Plan. If actual facts are different from these assumptions, which they are likely to be, the percentage ownership retained by the Launch Two shareholders and NuCube Stockholders in the Combined Company, and associated voting power, will be different.

Charter

Pursuant to the Business Combination Agreement, the Combined Company will adopt the Proposed Charter and the Proposed Bylaws, which will be effective as of the Closing. See the section entitled “The Charter Proposal (Proposal 3).”

Name and Headquarters of the Combined Company

The Combined Company’s name is expected to be NuCube Holdings, Inc. if the Charter Proposal is approved, and its headquarters will be located at 1684 Elk Creek Drive, Idaho Falls, Idaho 83404.

The Background of the Business Combination

Launch Two is a blank check company incorporated as an exempted company under the laws of the Cayman Islands on May 13, 2024, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Business Combination Agreement, Launch Two conducted a thorough search for a business combination target, drawing upon the networks of relationships of its management team, the members of the Launch Two Board and input from the Sponsor and its affiliates across different industries, leveraging the significant experience of Launch Two’s officers and directors, as further described herein, in analyzing and evaluating companies and market opportunities across a variety of sectors. Prior to consummating its initial public offering on October 9, 2024, neither Launch Two, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with NuCube. The terms of the proposed Business Combination with NuCube are the result of arm’s-length negotiations between representatives of Launch Two and NuCube. A majority of the directors who are not employees of Launch Two did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or prepare a report concerning the approval of the Business Combination. The following is a brief description of the background of these negotiations and Business Combination.

During its search for a potential business combination target, Launch Two kept an evolving list of high priority potential targets, which was revised and supplemented from time to time based on market factors. The list was updated as new potential targets were identified and evaluated. This list of potential opportunities was periodically shared with, and reviewed in detail by, the Launch Two Board.

During such period, Launch Two and its representatives:

•        identified and evaluated 12 potential acquisition target companies (other than NuCube);

•        participated in in-person or telephonic discussions with representatives of 12 potential acquisition targets (other than NuCube);

•        signed or exchanged drafts of non-disclosure agreements with 11 potential acquisition targets (other than NuCube); and

•        engaged in approximately 9 due diligence investigations with potential acquisition targets (other than NuCube).

Launch Two reviewed potential acquisition opportunities based on criteria which included, among other criteria, the following criteria and guidelines to evaluate prospective business opportunities set by the Launch Two’s management team in Launch Two’s IPO prospectus:

•        Ability to Sustain and Grow Cash Flow: seek growing companies that are cash flow positive, demonstrate consistent margin integrity and have the ability to sustain and grow cash flow. Launch Two was particularly attracted to recurring revenue and platform businesses with efficient customer acquisition and cross-selling opportunities.

•        Management Team: seek companies with experienced management teams that have a demonstrated track record of executing their business strategy, growing their platforms and operating successfully in the public markets.

•        Advantages of Being a Public Company: seek companies that could benefit from access to the public capital markets, including greater access to equity or debt capital, the ability to pursue acquisitions or consolidation opportunities using publicly traded equity, and an enhanced ability to attract and retain employees.

•        Technology-Driven Competitive Position: seek companies whose products or services are differentiated, defensible and leverage technology to provide a competitive advantage.

•        Market Opportunity: seek companies operating in industries with significant long-term growth potential and large addressable markets.

•        Business Quality and Competitive Position: focus on companies with differentiated business models, defensible competitive positions and attractive long-term growth prospects.

•        Transaction Feasibility: seek companies with valuation expectations, capital requirements and a proposed transaction structure that Launch Two believed could be successfully negotiated and consummated within the required timeframe while providing an attractive opportunity for Launch Two’s shareholders.

Launch Two initially focused its search on businesses operating in the technology sector, including businesses in the financial services, real estate and asset management industries, consistent with the business strategy described in its IPO prospectus. As Launch Two evaluated potential business combination opportunities, it also considered companies outside of those industries that satisfied its acquisition criteria and offered attractive long-term growth prospects. In pursuing its search, Launch Two sought businesses with differentiated technology, experienced management teams, defensible competitive positions and opportunities to benefit from access to the public capital markets. Following its evaluation of numerous potential targets, Launch Two determined that NuCube’s business, management team, growth strategy and anticipated capital needs aligned with its acquisition objectives and provided an attractive opportunity for Launch Two’s shareholders.

Launch Two’s Current Charter provides that Launch Two renounces its interest in any corporate opportunity offered to any director or officer to the fullest extent permitted by applicable law. Launch Two is not aware of any such corporate opportunities not being offered to it, nor does Launch Two believe that the limitation of the application of the corporate opportunity doctrine in its Current Charter has had any impact on its search for a potential business combination. None of the Sponsor or Launch Two’s officers or directors has any financial interest in NuCube.

Description of Negotiation Process with Candidates Other than NuCube

Following the completion of Launch Two’s IPO, representatives of Launch Two engaged in discussions with a number of financial advisors, investment banks, consulting firms and companies with respect to potential acquisition opportunities. Launch Two’s management initially focused its search on businesses operating in the technology sector, including financial services, real estate and asset management businesses, consistent with the business strategy described in Launch Two’s IPO prospectus. As Launch Two evaluated potential opportunities, it also considered companies outside of those sectors that satisfied its acquisition criteria and offered attractive long-term growth prospects. Targets A through M, as described below, represent the parties with which Launch Two engaged in substantive discussions regarding potential business combinations prior to determining to pursue a transaction with NuCube.

Target A.    In February 2025, Launch Two was introduced to Target A, a private student-loan and education-finance company with approximately ten years of operating history. After reviewing preliminary information regarding Target A, Launch Two determined to continue its evaluation of Target A as a potential business combination candidate. On February 7, 2025, Launch Two’s management held an introductory video conference with Target A’s chief executive officer and other members of Target A’s management team. On February 14, 2025, Launch Two executed a non-disclosure agreement with Target A, which was countersigned on February 17, 2025. For approximately two months thereafter, Launch Two carried out diligence and engaged in discussions with Target A regarding a potential transaction, including requests for detailed projections and historical financial information. Following further discussions and negotiations, in April 2025, Launch Two discontinued discussions with Target A because the Launch Two Board concluded that Target A was not sufficiently prepared to operate as a public company and that its projected capital needs and growth profile did not align with Launch Two’s acquisition criteria.

Target B.    On or about March 13, 2025, Mr. Patel and Mr. McEntee met in New York City with the chief executive officer of Target B, a European digital-asset manager, together with representatives of Target B’s financial advisors. After reviewing preliminary information regarding Target B, Launch Two determined to continue its evaluation of Target B as a potential business combination candidate. On March 18, 2025, Launch Two executed a non-disclosure agreement with Target B. On March 19, 2025, Launch Two’s management participated in a management presentation by Target B. For approximately three months thereafter, Launch Two carried out diligence and engaged in discussions with Target B and its advisors regarding potential transaction proposals and a term sheet. On May 9, 2025, Launch Two’s counsel circulated a draft letter of intent contemplating a capital partnership of approximately $200 million. Following further discussions and negotiations of potential transaction terms, in June 2025, Launch Two discontinued discussions with Target B after Target B’s board selected a different counterparty for its proposed transaction.

Target C.    On June 11, 2025, Mr. Patel and Mr. McEntee held a video conference regarding a potential Ethereum-related structured transaction with Target C. After reviewing the proposed transaction structure, Launch Two’s management determined to continue evaluating Target C as a potential business combination opportunity. The parties exchanged proposed transaction terms via email correspondence. On June 13, 2025, Launch Two’s management, together with its counsel, Ellenoff Grossman & Schole LLP (“EGS”), prepared and delivered a written term sheet seeking to balance investor return expectations with the contemplated transaction structure. Following further discussions and negotiations, Launch Two determined not to proceed further with Target C because the parties were unable to agree on commercial terms acceptable to Launch Two and its investors.

Target D.    On July 9, 2025, the chief executive officer of Target D, a fintech company, contacted Mr. van de Vyver and Mr. Ryan Gilbert by email. After reviewing preliminary information regarding Target D, Launch Two determined to continue its evaluation of Target D as a potential business combination candidate. On July 11, 2025, Launch Two executed a non-disclosure agreement with Target D. On July 14, 2025, Mr. McEntee, Mr. Patel and Mr. van de Vyver held an in-person meeting with representatives of Target D. For approximately two weeks thereafter, Launch Two, together with EGS, negotiated a supplemental non-circumvent provision requested by Target D. Following further discussions and negotiations of the proposed transaction terms, in late July 2025, Launch Two discontinued discussions with Target D because the proposed non-circumvent provision could not be reconciled with the existing business relationships of one of Launch Two’s directors.

Target E.    On July 10, 2025, an investment banking contact introduced Mr. McEntee, Mr. Patel and Mr. van de Vyver to the chief executive officer of Target E, a digital-asset wealth and asset management company. After reviewing preliminary information regarding Target E, Launch Two determined to continue its evaluation of Target E as a potential business combination candidate. On July 11, 2025, Launch Two executed a non-disclosure agreement with Target E and was granted access to Target E’s secure data room. On July 15, 2025, Mr. Patel and Mr. van de Vyver attended an in-person management meeting with representatives of Target E, together with certain investment banking contacts. For approximately two months thereafter, Launch Two carried out due diligence on Target E’s business plan and growth opportunities. Following further discussions and negotiations, on September 22, 2025, Launch Two discontinued discussions with Target E because Launch Two’s management concluded that Target E’s business model did not align with Launch Two’s criteria for a potential business combination candidate.

Target F.    Prior to September 20, 2025, Launch Two’s management was introduced to the chief executive officer and founder of Target F, a European consumer-finance fintech business. After reviewing preliminary information regarding Target F, Launch Two determined to continue its evaluation of Target F as a potential business combination candidate. A non-disclosure agreement between Launch Two and Target F was executed during the third quarter of 2025. On September 20, 2025, Launch Two delivered an initial letter of intent to Target F, and during the following week the parties exchanged comments and revised drafts. A revised letter of intent was executed by the parties at the end of September 2025. For approximately two months thereafter, Launch Two carried out due diligence on Target F, including reviewing its corporate structure and loan agreements through a virtual data room, and Launch Two’s management participated in in-person meetings with Target F’s management and advisors in Miami in early November 2025. On November 12, 2025, Launch Two’s counsel commissioned customary Level 1 background checks on the principals of Target F, the results of which were received on November 21, 2025. Following further discussions and negotiations regarding the proposed transaction terms and structure, including discussions of target-on-top and double-dummy Irish holding company structures, on December 2, 2025, Launch Two discontinued discussions with Target F, due to foreseeable challenges with the target’s fundraising needs, and the letter of intent and exclusivity period expired without extension.

Target G.    On September 22, 2025, certain investment banking contacts introduced Launch Two’s management to the management team of Target G, a consumer cryptocurrency platform. After reviewing preliminary information regarding Target G, Launch Two determined to continue its evaluation of Target G as a potential business combination candidate. On or about September 24 and 25, 2025, Launch Two executed a non-disclosure agreement with Target G, and Launch Two’s management held an introductory video conference with Target G’s management team. On September 30, 2025, Launch Two was granted access to Target G’s virtual data room. For approximately three weeks thereafter, Launch Two carried out preliminary due diligence on Target G, including a review of materials contained in the virtual data room. On October 15, 2025, Launch Two was informed that Target G had entered into an exclusivity arrangement with another SPAC, and accordingly Launch Two discontinued discussions with Target G.

Target H.    On October 13, 2025, a representative of Cantor, Launch Two’s IPO underwriter, contacted Mr. van de Vyver by email to introduce Target H, a provider of Bitcoin and digital-asset services. After reviewing preliminary information regarding Target H, Launch Two determined to continue its evaluation of Target H as a potential business combination candidate. On October 16, 2025, Launch Two executed a non-disclosure agreement with Target H through Cantor. On October 17, 2025, Launch Two’s management held an introductory video conference with Cantor and representatives of Target H. Following further review of the materials provided by Target H, including an investor presentation and financial model received on October 20, 2025, Launch Two determined not to proceed beyond the preliminary evaluation stage because the opportunity did not advance to a transaction proposal acceptable to Launch Two.

Target I.    On or about November 21, 2025, a representative of Cantor introduced Mr. McEntee to Target I, a battery technology company. After reviewing preliminary information regarding Target I, Launch Two determined to continue its evaluation of Target I as a potential business combination candidate. On November 24 and 25, 2025, Launch Two executed a non-disclosure agreement with Target I and was granted access to Target I’s secure virtual data room. On December 4 and 5, 2025, Launch Two’s management attended a management presentation conducted by Target I’s management team. For approximately two weeks thereafter, Launch Two conducted due diligence and engaged in discussions regarding a potential transaction and letter of intent. On or about December 6, 2025, Launch Two’s counsel prepared and circulated a draft non-binding letter of intent, and on December 8, 2025, Launch Two submitted a non-binding letter of intent to Target I. On December 15, 2025, Launch Two was informed that Target I had selected another SPAC partner due to its near-term capital needs, and accordingly Launch Two discontinued discussions with Target I.

Target J.    On or about January 13, 2026, following discussions with certain investment banking contact, Launch Two’s management was introduced to Target J, an integrated payments and commerce platform. After reviewing preliminary information regarding Target J, Launch Two determined to continue its evaluation of Target J as a potential business combination candidate. On January 13, 2026, Launch Two delivered an executed non-disclosure agreement, which was countersigned by Target J on January 14, 2026. On January 15, 2026, Launch Two’s management held an introductory video conference with Target J’s management, Cantor, and certain investment banking representatives. On January 20, 2026, Launch Two held a follow-up meeting with Target J’s management. For approximately six weeks thereafter, Launch Two conducted preliminary due diligence and engaged in discussions regarding a potential business combination. Following further discussions and negotiations, in late February 2026, the discussions stalled, and Launch Two discontinued discussions with Target J because the parties were unable to reach agreement regarding the proposed transaction structure and timing.

Target K.    On January 20, 2026, representatives of Target K, a Latin American consumer super-app, introduced Target K’s chief executive officer to Mr. McEntee, Mr. Patel and Mr. van de Vyver by email. After reviewing preliminary information regarding Target K, Launch Two determined to continue its evaluation of Target K as a potential business combination candidate. On or about January 22, 2026, Launch Two executed a non-disclosure agreement with Target K. On February 3, 2026, Launch Two’s management held an introductory video conference with Target K’s management team. On February 4, 2026, Launch Two delivered a draft non-binding letter of intent to Target K, and Target K indicated that its board of directors would review the proposal and provide comments. On February 12, 2026, Launch Two held a follow-up call with Target K. As of March 31, 2026, the non-binding letter of intent remained under review by Target K, and the parties had not advanced to negotiations of definitive transaction documents. Although discussions with Target K continued through March 2026, Launch Two ultimately determined to pursue a business combination with NuCube.

Target L.    On January 29, 2026, an investment banking contact introduced Launch Two’s management to Target L, a critical minerals platform. Following an initial review of the opportunity, Launch Two determined to continue its evaluation of Target L as a potential business combination candidate. On February 19, 2026, Launch Two’s management, together with representatives of Launchpad Capital, held an introductory video conference with Target L’s management team. On February 20, 2026, the parties exchanged non-disclosure agreements, which were executed by Target L on February 24, 2026 and countersigned by Launch Two on February 25, 2026. Following preliminary due diligence and further discussions, Launch Two determined not to proceed beyond the initial diligence stage with Target L.

In addition to the reasons described above, Launch Two did not continue discussions with certain other potential targets for one or more of the following reasons: the inability of a potential target to commit to a transaction timeline or prepare audited financial statements in accordance with PCAOB standards; proposed transaction terms, including valuation, earnout, exclusivity or expense provisions, that Launch Two did not believe were in the best interests of its shareholders; a target’s decision to remain a private company or pursue an alternative transaction, including with another SPAC; findings resulting from customary background investigations; concerns regarding the long-term viability of a target’s business model, capital structure or financing requirements; an inability to reconcile requested contractual provisions with the existing business relationships of Launch Two’s directors and officers; or Launch Two’s determination that another prospective target represented a more attractive business combination opportunity.

Following its evaluation of the foregoing opportunities, Launch Two’s management and board of directors determined that NuCube represented an attractive business combination opportunity to Launch Two and its shareholders based on Launch Two’s acquisition criteria, the parties’ ability to negotiate mutually acceptable transaction terms and the overall likelihood of successfully completing a business combination within the required timeframe. All discussions with representatives of potential business combination candidates other than NuCube ceased as of March 31, 2026, the date on which Launch Two and NuCube executed a non-binding letter of intent.

Description of Negotiation Process with NuCube Energy

On or about September 23, 2025, Thomas D. Hennessy met James Tu, Founder and Managing Partner of Fusion Park LLC, at a networking event held during Climate Week NYC 2025. At the event, Mr. Tu introduced Mr. Hennessy to Cristian Rabiti, Chief Executive Officer and co-founder of NuCube.

Subsequent to the Atlas event, Mr. Hennessy and Nick Geeza of Hennessy had a call with Mr. Tu to further discuss each of Hennessy and Fusion Park’s capabilities. Hennessy described its SPAC platform, its growth equity strategy and its focus on the nuclear sector, including small modular reactors and fusion. Mr. Tu described Fusion Park’s advisory work with family office investors and climate technology companies, and the parties discussed the general feasibility of NuCube to go public through a SPAC.

Following some introductory correspondence amongst the parties, the Hennessy and NuCube teams, together with Mr. Tu, scheduled a video call on September 30, 2025, at which Dr. Rabiti presented an overview of NuCube’s business and near-term capital condition to Hennessy. The parties discussed an opportunity for Hennessy to participate in NuCube’s next private financing round. Prior to discussing any potential terms, the parties agreed that NuCube would share its investor presentation and other documentation, including virtual data room access. Hennessy agreed to execute a non-disclosure agreement (“NDA”) and deliver a diligence request list.

On October 2, 2025, NuCube entered into an NDA with Hennessy Capital Growth Partners Fund I, LP, an affiliated entity of Hennessy.

From October 2 through October 14, 2025, Hennessy conducted preliminary diligence of NuCube’s business and financial condition. On October 17, 2025, NuCube held a teleconference with Hennessy to provide an update on NuCube’s recent fundraising activities.

Communications ceased until December 15, 2025, when another update call was convened. NuCube reported to Hennessy various business and financing updates that had occurred since October, including that it had closed another financing round, and that it had submitted an application to the DOE Advanced Reactor Pilot Program with a university as lead applicant, with a response expected as soon as late February 2026. NuCube management also indicated its desire to raise approximately $140 million in the near term and that a public listing via a deSPAC was an attractive option, given the front-loaded capital required to reach an operational reactor in 2029. On public company readiness, NuCube expected to select an audit firm by mid-January 2026. The parties agreed to reconnect in a few weeks after additional progress had been made.

On February 18, 2026, members of the Hennessy team met in person with Dr. Rabiti, Mr. Morgan and Mr. Tu in New York to discuss a potential deSPAC opportunity with Hennessy Capital Investment Corp. VIII (“HCIC VIII”), a Hennessy-sponsored SPAC that had recently completed its IPO, was submitted to NuCube for consideration. On February 20, 2026, HCIC VIII and NuCube entered into an NDA to continue conversations.

On or about February 20 and 21, 2026, banking contact representatives of Hennessy, including Mr. Thomas D. Hennessy, began discussions with Mr. James J. McEntee III, Mr. Shami Patel and Mr. Jurgen van de Vyver regarding a potential business combination target. Prior to such discussions, there was no pre-existing relationship between the Sponsor and HCG and there were no prior transactions or commercial arrangements between such parties.

In early March 2026, Hennessy determined that NuCube was not the right fit for HCIC VIII, primarily because its proposed enterprise value did not align with HCIC VIII’s acquisition criteria. However, it indicated to Launch Two that it was prepared to introduce Launch Two to NuCube, contribute its sector expertise in evaluating NuCube as a potential target, and assist Launch Two in structuring and executing on a potential business combination.

On March 9, 2026, Hennessy delivered to Launch Two a proposed term sheet governing a potential Launch Two/Hennessy de-SPAC sourcing and structuring partnership. Launch Two’s management reviewed the proposed terms internally and circulated the proposed term sheet to Launch Two’s counsel, EGS, for review. The same day, Launch Two provided its standard form non-disclosure agreement to Hennessy for execution by NuCube.

Also on March 9, 2026, Mr. Hennessy introduced Mr. James Tu, founder and managing partner of Fusion Park, NuCube’s financial advisor, to Launch Two’s management team and requested that the parties coordinate execution of a non-disclosure agreement prior to an introductory meeting with NuCube’s management.

On March 10, 2026, NuCube returned an executed non-disclosure agreement, which Launch Two countersigned the same day.

On March 11, 2026, representatives of Launch Two, including Mr. McEntee, Mr. Patel, Mr. van de Vyver and Mr. Badis Friaa, together with representatives of Hennessy, held an introductory video conference with Mr. Tu, Mr. Allen Morgan, Chief Executive Officer and Co-Founder of Idealab AZ, Inc. (“Idealab”) and an investor in NuCube, and Dr. Cristian Rabiti, NuCube’s Chief Executive Officer. During the meeting, NuCube’s management presented an overview of its business, technology platform, commercialization strategy, anticipated capital requirements and growth plans. Following the meeting, NuCube granted Launch Two access to its virtual data room to facilitate Launch Two’s due diligence review.

Between March 11 and March 13, 2026, Launch Two, together with Hennessy, conducted preliminary due diligence on NuCube through review of documents present in the virtual data room and held discussions with Mr. Tu regarding NuCube’s investor presentation, comparable public company valuations, valuation metrics applicable to the advanced nuclear sector and recent macroeconomic developments affecting the small modular reactor industry.

On March 13, 2026, EGS prepared an initial draft of a non-binding letter of intent and worked with Launch Two’s management and Hennessy to finalize the principal commercial terms. Later that day, Hennessy circulated a revised draft of the proposed letter of intent reflecting the parties’ discussions. On March 14, 2026, Launch Two transmitted the proposed non-binding letter of intent to NuCube through Mr. Tu.

Between March 14 and March 25, 2026, representatives of Launch Two, Hennessy, NuCube and Fusion Park held a series of discussions regarding the proposed letter of intent and the principal commercial terms of a potential business combination. During these discussions, the parties negotiated, among other matters, the proposed earnout structure, including the number of earnout shares and applicable share-price milestones, the duration of the exclusivity period, limitations on transaction expenses, the minimum cash condition, potential interim financing arrangements and the anticipated PIPE financing.

On March 18, 2026, Mr. Hennessy reported to Launch Two regarding his discussions with Mr. Tu concerning NuCube’s proposed revisions to the letter of intent, following which Launch Two developed counterproposals addressing each of the principal business terms under negotiation.

On March 19, 2026, Mr. Patel met in person with Mr. Tu in New York to discuss the proposed transaction, NuCube’s financing strategy and the principal economic terms under negotiation.

On March 25, 2026, NuCube returned a revised draft of the letter of intent.

On March 26, 2026, Launch Two, together with Hennessy, prepared a further revised draft reflecting Launch Two’s proposed revisions to the earnout provisions, including a single $18.00 share-price milestone applicable to 12.5 million earnout shares, with 50% of such earnout shares to vest upon achievement of the milestone and the remaining 50% to vest 180 days thereafter, together with revisions to the remaining commercial terms under discussion.

On March 30, 2026, Launch Two’s management, Hennessy, NuCube’s management and Mr. Morgan held a video conference to discuss the remaining open items in the letter of intent (the “NuCube LOI”). Following the call, Mr. Morgan delivered to the parties a draft of the LOI incorporating a mutual expense cap and other adjustments, which Hennessy and Launch Two signed off on the same day. Later on March 30, 2026, the NuCube board of directors approved the NuCube LOI in the form previously circulated by Mr. Morgan.

On March 31, 2026, Launch Two delivered the NuCube LOI to NuCube proposing a business combination at a pre-money equity valuation of $500 million, with the purchase price payable entirely in equity of the combined public company. The NuCube LOI outlined the principal proposed transaction terms, including a target of approximately $100 million of transaction financing, a $75 million minimum cash condition, an earnout of up to 12,575,000 shares upon achievement of specified post-closing share price milestones, the proposed post-closing board composition, and customary exclusivity, diligence, financing and closing conditions. The parties also agreed to a 45-day exclusivity period (subject to a 15-day automatic extension absent notice of termination) while they negotiated definitive transaction documentation and completed due diligence.

On March 31, 2026, Mr. Hennessy delivered a final form of the Launch Two/Hennessy partnership term sheet, which Mr. McEntee executed on behalf of Launch Two. The same day, the NuCube LOI for the proposed business combination with NuCube was circulated for signature via DocuSign and was executed by each of Launch Two, Hennessy, NuCube, Idealab Arizona, and Fusion Park. Dr. Rabiti signed the NuCube LOI on behalf of NuCube during the afternoon of March 31, 2026, and the fully executed NuCube LOI was distributed to all parties later the same evening.

On April 1, 2026, Hennessy and Launch Two confirmed introductions to Morgan, Lewis & Bockius LLP (counsel to NuCube) (“Morgan Lewis”), and an organizational call between Launch Two, Hennessy, NuCube and the parties’ respective counsel was scheduled for April 3, 2026 to commence preparation of the definitive Business Combination Agreement and to set the transaction work plan, with the parties targeting a transaction closing during the first week of October 2026 (recognizing that an extension of the termination date of October 8, 2026 may be required in order to consummate the proposed business combination).

On April 3, 2026, representatives of Launch Two, Hennessy, NuCube, Idealab Arizona and Fusion Park, together with representatives of EGS (Launch Two counsel) and Morgan Lewis (NuCube counsel), held an organizational kickoff call to align on transaction structure, workstreams and a working timeline targeting execution of a definitive Business Combination Agreement in early June 2026 and closing during the first week of October 2026. The parties agreed on a preliminary allocation of drafting responsibilities, a diligence protocol, and a weekly all-hands cadence.

Between April 4, 2026 and April 6, 2026, Launch Two, Hennessy and NuCube exchanged a preliminary transaction workplan, an initial diligence request list circulated by EGS to Morgan Lewis, and a working draft of the timeline of critical path items (including audit deliverables under PCAOB standards, Nasdaq listing application preparation, and Form S-4 workstreams). During this period, Launch Two also began preparatory discussions with WithumSmith+Brown, PC (“Withum”) and Calabrese Consulting regarding the accounting workstream for the Business Combination and Form 8-K reporting relating to the proposed transaction.

On April 7, 2026, Launch Two, Hennessy, NuCube and their respective legal and financial advisors held the initial coordination call with Morgan Lewis to discuss the NuCube business, capital structure, principal shareholders and governance considerations. On the same day, EGS and Withum discussed the accounting treatment for the Business Combination, disclosure items expected in the definitive proxy statement/prospectus, and the timing of Withum’s consent for use of Launch Two’s audited financial statements in the Form S-4.

Between April 8, 2026 and April 10, 2026, Launch Two engaged in preliminary discussions with Teneo (as prospective independent commercial and regulatory diligence advisor to Launch Two) and Houlihan Capital (as prospective independent financial advisor to Launch Two in connection with the Business Combination). On

April 10, 2026, representatives of Launch Two, Hennessy, NuCube and EGS held a working call with Morgan Lewis to discuss initial tax structuring considerations for the Business Combination, including the treatment of the Merger as a tax-deferred reorganization within the meaning of Section 368(a) of the Internal Revenue Code and related U.S. federal income tax reporting matters.

On April 13, 2026, Houlihan Capital executed a joinder agreement to Launch Two’s nondisclosure agreement with NuCube to facilitate Launch Two’s potential engagement of Houlihan Capital to render an opinion (subject to receipt) as to the fairness, from a financial point of view, of the merger consideration to be paid by Launch Two in the Business Combination. Also on the same day, Launch Two introduced Teneo to NuCube for the purpose of commencing commercial, technology, and regulatory diligence, and, following Teneo’s execution of a customary confidentiality agreement, NuCube provided Teneo with initial access to its data room.

On April 14, 2026, Launch Two engaged EGS as its counsel in connection with the Business Combination. Also on April 14, 2026, Teneo and NuCube held an introductory diligence scoping call, and Launch Two and Houlihan Capital discussed refinements to the scope and pricing of Houlihan Capital’s fairness opinion engagement.

On April 16, 2026, Launch Two and NuCube executed a new mutual nondisclosure agreement, which superseded the confidentiality arrangements entered into in March 2026 and contained expanded export control, controlled unclassified information, and nuclear technology-specific confidentiality provisions appropriate to the nature of NuCube’s technology and the information to be exchanged during the definitive documentation phase.

Between April 17 and April 22, 2026, the parties held multiple bilateral working calls covering: (i) the status of NuCube’s PCAOB audit workstream and the target timeline for completion of the audit; (ii) preparation for an on-site management diligence visit by Launch Two and Hennessy to NuCube’s Idaho Falls, Idaho facility, scheduled for April 27, 2026; (iii) Teneo’s preliminary commercial and regulatory diligence findings, including consideration of near-term supply chain and licensing risks (Teneo’s initial “red flag” summary was circulated to Launch Two and Hennessy on April 21, 2026 and reviewed with EGS on April 22, 2026); (iv) refinements to Houlihan Capital’s engagement, which was formally executed by Launch Two on April 21, 2026; and (v) preparation of an updated NuCube capitalization table and dilution analysis.

On April 23 and 24, 2026, EGS, Morgan Lewis, NuCube, and Launch Two held working calls regarding the treatment of NuCube’s outstanding preferred stock, SAFEs, and convertible instruments in the Business Combination, the mechanics of the pre-closing recapitalization, and the initial framework for the earnout structure. In parallel, Launch Two, Hennessy, and Cantor held a working call to discuss capital markets considerations, including anchor investor outreach for a potential concurrent financing. On April 23, 2026, James Tu (Fusion Park), an advisor to NuCube, also shared NuCube’s capitalization table.

On April 26, 2026, EGS circulated the first draft of the Business Combination Agreement to Launch Two, Hennessy and Morgan Lewis concurrently.

On April 27, 2026, Mr. Hennessy, representatives of Launch Two (including Mr. McEntee, Mr. Patel, and Mr. Friaa), and representatives of Teneo conducted an on-site management diligence visit at NuCube’s Idaho Falls facility with Dr. Rabiti and NuCube’s senior management. The visit included tours of NuCube’s research and development and prototyping facilities, technical presentations regarding NuCube’s advanced nuclear reactor architecture, and diligence sessions covering commercialization, the licensing pathway, supply chain, human capital, and intellectual property portfolio. Representatives of Cantor participated remotely in portions of the site visit.

Between April 28, 2026 and April 30, 2026, Launch Two, Hennessy and NuCube exchanged post-site-visit follow-up items, Teneo delivered a further round of preliminary diligence observations. The parties also refined the NuCube capitalization chart, including scenarios reflecting the pre-closing recapitalization and earnout allocations.

On May 1, 2026, Launch Two, Hennessy, NuCube, Idealab Arizona and Fusion Park held a process update call to review the diligence status, the anticipated timeline for the initial Business Combination Agreement draft, and the workstream for the investor presentation and public announcement materials.

On May 4, 2026, ICR, LLC (“ICR”) was introduced to NuCube and Launch Two to serve as the investor relations and communications advisor in connection with the announcement of the Business Combination. On the same day, NuCube circulated an updated pro forma capitalization table reflecting the parties’ negotiated framework for the treatment of NuCube’s outstanding securities.

On May 4, 2026, EGS circulated to Morgan Lewis initial drafts of the Company Support Agreement, Sponsor Support Agreement, and Lock-Up Agreement.

Between May 5 and May 8, 2026, the parties held working sessions to develop the initial outlines of the NuCube/LPBB investor presentation, the announcement press release, and the Form 8-K to be filed upon execution of the Business Combination.

On May 7, 2026, EGS circulated to Morgan Lewis an initial draft of the Non-Competition Agreement.

On May 8, 2026, Morgan Lewis circulated their comments to the Business Combination Agreement to EGS and Launch Two.

On May 11, 2026, the parties held an all-hands call to review the Business Combination Agreement draft, the diligence workstream and the underwriting/working-capital financing package for NuCube pre-closing. On May 12, 2026, Cantor circulated NuCube-specific de-SPAC discussion materials for review by Launch Two, Hennessy and NuCube.

On May 13, 2026, representatives of NuCube, Launch Two, Hennessy and Cantor held an in-person meeting in New York regarding capital markets and financing strategies and post-signing investor outreach considerations.

On May 15, 2026, Morgan Lewis circulated to EGS their comments to the Lock Up Agreement, Company Support Agreement and Sponsor Support Agreement.

On May 17, 2026, EGS and Morgan Lewis held a working call to review Morgan Lewis’s initial comments on the Business Combination Agreement, including the treatment of Launch Two’s outstanding public and private placement warrants at closing (the “Warrant Treatment”), HSR Act filing considerations, and interim operating covenants.

Between May 15, 2026 and May 19, 2026, the parties exchanged internal comments on the Business Combination Agreement, and refined the ancillary agreement package (including the form of Sponsor Support Agreement and the form of Shareholder Support Agreements to be entered into by Idealab Arizona and Fusion Park).

On May 19, 2026, EGS circulated a further revised draft of the Business Combination Agreement to Morgan Lewis.

On May 22, the parties held a working call to discuss, among other items, the ancillary agreements, the financial statements to be provided by NuCube, determination of the Exchange Ratio, requirements under the HSR Act and the treatment of the expenses for making any filings under HSR, the Outside Date for the Business Combination, the SPAC Minimum Cash condition, the earnout construct (12,575,000 Earnout Shares, $18.00 Share Price Target on 20 or 30 Trading Days, three-year Earnout Period with 90/180-day post-Triggering-Event release).

On May 25, 2026, Morgan Lewis circulated a revised draft of the Business Combination Agreement.

On May 29, 2026, following an EGS/Morgan Lewis working call on May 26, EGS circulated a revised draft of the Business Combination Agreement reflecting the parties’ negotiated position on the Warrant Treatment (pursuant to which each outstanding Launch Two public warrant and private placement warrant will remain outstanding at closing in accordance with its terms and, following the closing, will represent the right to acquire one share of Combined Company common stock).

On May 27, 2026, ICR and NuCube circulated the first working draft of the NuCube investor presentation.

On May 26, 2026, EGS delivered a supplemental diligence request list to Morgan Lewis focused on outstanding items required for the Business Combination Agreement’s representations and warranties and the NuCube disclosure schedules.

On May 29, 2026, EGS circulated to Morgan Lewis an initial draft of the Insider Letter Amendment.

On June 2, 2026, EGS circulated to Morgan Lewis an initial draft of the Amended and Restated Registration Rights Agreement.

On June 5, 2026, EGS circulated an issues list summarizing the remaining open points on the Business Combination Agreement, and the parties held a working call to negotiate a resolution of the open items, including the earnout mechanics, the Minimum Cash condition, the pre-closing NuCube recapitalization and the interim operating covenants.

Between June 3, 2026 and June 5, 2026, the parties held bilateral working calls (including calls between Launch Two and Cantor regarding capital markets and investor outreach workstreams, a working session between Launch Two, Hennessy and NuCube, and multiple EGS and Morgan Lewis working sessions), continued to develop the investor presentation with ICR, and held a status call with Morgan Lewis regarding the definitive-documentation timeline.

On June 8, 2026, the parties held the weekly all-hands call, at which they reviewed the near-final draft of the Business Combination Agreement and the target sequencing for board approval and execution.

On June 10, 2026, Morgan Lewis circulated a further revised draft of the Business Combination Agreement reflecting NuCube’s positions on the remaining open items.

On June 10, 2026, Launch Two, Hennessy, NuCube and Cantor held a call to discuss the terms of Cantor’s potential advisory role in connection with the Business Combination. NuCube also delivered updated technical materials (including patent and regulatory-pathway slides) for the investor presentation.

On June 10, 2026, EGS circulated to Morgan Lewis its comments to the Company Support Agreement, Sponsor Support Agreement and Insider Letter Amendment.

On June 11, 2026, EGS circulated a further revised version of the Business Combination Agreement to Morgan Lewis, together with, the Shareholder Support Agreements and the amendment to the Insider Letter Agreement. On the same day, Cantor and Launch Two exchanged a proposed fee construct for Cantor’s potential engagement in connection with the Business Combination.

On June 15, 2026, the parties held an all-hands meeting, during which the status of the Business Combination Agreement and the ancillary agreements was discussed.

Between June 11, 2026 and June 16, 2026, EGS and Morgan Lewis circulated multiple revisions to the Business Combination Agreement as well as revisions to the Company Support Agreement, Lock-Up Agreement and Amended and Restated Registration Rights Agreement. On June 16, 2026, the parties finalized the Insider Letter Amendment.

On June 18, 2026, the Launch Two board of directors (with the assistance of Launch Two’s management and EGS) held a special meeting to consider the proposed Business Combination. At the meeting, EGS reviewed the material terms of the Business Combination Agreement and the related ancillary agreements, as well as the fiduciary duties of the Launch Two board in connection with the proposed transaction. Launch Two’s management reviewed the results of the diligence workstreams, including Teneo’s technical, commercial and regulatory diligence findings, and provided an overview of the anticipated capital markets workstream, including Cantor’s role and potential transaction financing. Representatives of Houlihan Capital then presented their financial analysis regarding the valuation of NuCube, reviewed their determination that the Merger Consideration to be paid in connection with the Business Combination was fair to Launch Two and its shareholders, and confirmed that the Business Combination satisfied the 80% fair market value test required under Launch Two’s governing documents. Following discussion, and after considering the factors described under “Launch Two Board’s Reasons for Approval of the Business Combination,” the Launch Two board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby were advisable, fair to, and in the best interests of Launch Two and its shareholders, unanimously approved the Business Combination Agreement, the related ancillary agreements and the transactions contemplated thereby, and recommended that Launch Two’s shareholders vote to approve the Business Combination Proposal and the related proposals.

Between June 17, 2026 and June 24, 2026, EGS and Morgan Lewis traded multiple drafts of the Company Support Agreement, Lock-Up Agreement and Non-Competition Agreement, and EGS sent Morgan Lewis comments to the NuCube disclosure schedules. The parties finalized the Amended Restated Registration Rights Agreement on June 19, 2026 and the Non-Competition Agreement on June 24, 2026.

On June 22, 2026, at a weekly all-hands call, the parties discussed modifications to the lock-up language in the Lock-Up Agreement.

On June 24, 2026, the parties traded further drafts of the Business Combination Agreement and the disclosure schedules thereto, and Morgan Lewis circulated the initial draft of the CEO Employment Agreement, as defined below.

On June 25, 2026, following approval by the requisite governing body of each of Launch Two, NuCube, Idealab Arizona and Fusion Park, the parties executed the Business Combination Agreement, Company Support Agreement, Sponsor Support Agreement, Lock-Up Agreement, and the amendment to the Insider Letter Agreement, and Launch

Two and NuCube issued a joint press release announcing the execution of the Business Combination Agreement and filed a related Current Report on Form 8-K with the SEC, including an investor presentation prepared with ICR relating to the Business Combination.

Following the execution of the Business Combination Agreement, the parties have continued to work on the preparation and filing of this Registration Statement on Form S-4, the completion of the NuCube audited financial statements, the preparation and filing of any required HSR filings, related financing efforts, and the satisfaction of the other closing conditions set forth in the Business Combination Agreement.

In addition to the interests of the Sponsor and Launch Two’s directors and officers in the Business Combination described above, Launch Two shareholders should be aware that certain financial advisors and other transaction participants have financial interests in the Business Combination that are different from, or in addition to, those of Launch Two’s public shareholders.

On June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

Hennessy therefore has an interest in the completion of the Business Combination because its affiliate acquired Founder Shares and Placement Warrants in connection with the Sponsor Handover, and Thomas Hennessy joined the Launch Two Board in connection therewith. In considering the approval of the Business Combination, Launch Two shareholders should consider the role of Hennessy in light of these interests.

Fusion Park is acting as financial advisor to NuCube. In connection therewith and pursuant to the engagement letter, dated June 19, 2026, by and between Fusion Park and NuCube, Fusion Park is entitled to receive (i) a monthly cash retainer of $15,000, (ii) upon execution of the Business Combination Agreement, a warrant to purchase 32,819 shares of NuCube Common Stock (which warrant will be assumed by the Combined Company in the Business Combination), (iii) upon the filing of the Registration Statement on Form S-4, a warrant to purchase 65,637 shares of NuCube Common Stock (which warrant will also be assumed by the Combined Company in the Business Combination), (iv) a cash payment of $2.0 million, payable by the Combined Company on the later of 45 days following the effectiveness of the Registration Statement on Form S-4 or the closing of the Business Combination, and (v) if the seller earnout is achieved, a cash fee equal to 2.0% of the seller earnout, which may, at the Combined Company’s discretion, be paid in shares of Combined Company Common Stock.

Fusion Park therefore has an interest in the completion of the Business Combination because it will be entitled to receive the foregoing cash, warrant and potential earnout-related compensation in connection with the closing of the Business Combination. In considering the approval of the Business Combination, Launch Two shareholders should consider the role of Fusion Park in light of these interests.

Accordingly, each of the foregoing advisors has a financial interest in the completion of the Business Combination because all or a portion of its compensation is contingent upon the successful consummation of the Business Combination. In considering whether to approve the Business Combination, Launch Two shareholders should consider these interests in addition to the other interests described under “The Business Combination Proposal — Interests of Launch Two’s Directors and Executive Officers in the Business Combination.”

Recommendation of the Launch Two Board and Reasons for Approval of the Business Combination

The Launch Two Board of Directors, in evaluating the Business Combination, consulted with Launch Two management and its legal, diligence, and financial advisors, as well as representatives of Hennessy, NuCube and NuCube’s financial advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the merger and the domestication, are advisable and in the best interests of Launch Two and its shareholders and (ii) to recommend that Launch Two shareholders adopt the Business Combination Agreement and approve the merger and the other transactions contemplated by the Business Combination Agreement, the Launch Two Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Launch Two Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Launch Two Board viewed its decision as being based on all of the information available and the factors presented to and considered by the Launch Two Board. In addition, individual directors may have given different weight to different factors. This explanation of Launch Two’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Launch Two Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        NuCube’s business, technology platform and market opportunity.    Launch Two Board considered NuCube’s development of high-temperature modular microreactors designed to provide reliable, scalable and low-carbon energy solutions, including for potential applications involving energy-intensive industries, remote communities and data centers. The Launch Two Board considered the potential market opportunity for advanced nuclear technologies and the increasing demand for reliable energy solutions.

•        NuCube’s technology and competitive position.    Launch Two Board considered NuCube’s proprietary technology, engineering capabilities, use of advanced nuclear fuel technologies and development approach, including its efforts toward commercialization of its microreactor systems. The Launch Two Board considered NuCube’s potential competitive advantages relative to other energy solutions and advanced reactor technologies, including its solid-state microreactor design with no moving parts, its expected ability to provide continuous, high-temperature, carbon-free power for energy-intensive applications, its focus on supplying reliable, high-temperature power for AI data centers, industrial facilities and remote applications, its modular reactor design intended to facilitate manufacturing and deployment, its use of TRISO fuel, and the expected operational and safety characteristics of its solid-state reactor architecture.

•        Experienced management team and technical expertise.    Launch Two Board considered the experience of NuCube’s management team, technical personnel and advisors in nuclear technology development, engineering, fuel qualification, regulatory matters and commercialization efforts. In particular, the Launch Two Board considered the management team’s collective experience in advanced reactor design and commercialization, nuclear fuels development, nuclear operations, engineering and project execution, as well as the backgrounds of key executives who previously held leadership and technical roles at organizations such as the Idaho National Laboratory, Battelle Energy Alliance, the Tennessee Valley Authority and Ultra Safe Nuclear Corporation.

•        Fairness Opinion.    The Houlihan Capital opinion, dated June 18, 2026, to the Launch Two Board to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by Launch Two in the Business Combination is fair, from a financial point of view, to Launch Two, as more fully described below in the section of this proxy statement/prospectus entitled “— Opinion of Houlihan Capital, LLC.”

The Launch Two Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following material factors:

•        Shareholder Redemptions.    Public shareholders of Launch Two have the right to redeem their public shares in connection with the shareholder vote to approve the Business Combination. The Launch Two Board considered the risk that significant redemptions could reduce the cash available to the combined company and make it more difficult to satisfy the $75 million Minimum Cash Condition or otherwise complete the Business Combination.

•        Sponsor Incentives and Potential Conflicts of Interest.    The Launch Two Board considered that the Sponsor and Launch Two’s directors and officers may have interests in the Business Combination that differ from, or are in addition to, the interests of Launch Two’s public shareholders, including because the Sponsor’s founder shares, private placement warrants and other interests would have value only if an initial business combination is completed. As a result, the Sponsor and Launch Two’s directors and officers may have conflicts of interest in evaluating and determining whether to pursue and consummate the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Launch Two’s Directors and Officers in the Business Combination.”

•        Fees and Expenses.    The Launch Two Board considered the fees and expenses expected to be incurred in connection with the Business Combination and the potential impact of such expenses on the combined company and the cash available at Closing.

•        Execution and commercialization risk.    The Launch Two Board considered the risks associated with NuCube’s ability to successfully develop, commercialize and scale its advanced nuclear technology, execute its business plan and achieve its anticipated growth objectives.

•        Regulatory and industry risk.    The Launch Two Board considered the significant regulatory, licensing and permitting requirements applicable to NuCube’s business, together with the uncertainties inherent in the advanced nuclear industry and the timing of regulatory approvals.

•        Financing and operating risk.    The Launch Two Board considered NuCube’s anticipated future capital requirements, its pre-revenue stage of development and the risks associated with obtaining sufficient financing to support its operations and commercialization strategy.

•        General transaction and public company risks.    The Launch Two Board considered the risks associated with completing the Business Combination, operating as a public company and the other risks described under the section entitled “Risk Factors.”

After considering the foregoing factors, together with the other information available to it, the Launch Two Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of Launch Two and its shareholders.

Opinion of Houlihan Capital, LLC

Introduction

Pursuant to an engagement letter dated April 20, 2026, Launch Two Acquisition Corp. retained Houlihan Capital to act as its financial advisor in connection with the Business Combination. Launch Two Acquisition Corp. selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, and its knowledge of, and involvement in, similar transactions in the industry in which NuCube operates.

Fairness Opinion of Houlihan Capital

On June 18, 2026, Houlihan Capital rendered its oral opinion to the Board of Directors of SPAC, which was reaffirmed by delivery of Houlihan Capital’s written opinion dated June 18, 2026, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan Capital, as set forth in Houlihan Capital’s written opinion, (i) the consideration to be issued or paid in the Business Combination is fair, from a financial point of view to the SPAC and its shareholders and (ii) NuCube has an aggregate fair market value equal to at least 80 percent of the balance of funds in SPAC’s trust account (excluding deferred underwriting commissions and taxes payable).

The full text of the written opinion of Houlihan Capital delivered to the Board of Directors of the SPAC, dated June 18, 2026, is attached as Annex G and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering its opinion. All stockholders of the SPAC are urged to, and should, read the opinion carefully and in its entirety. Houlihan Capital’s opinion was directed to the Board of Directors of the SPAC and addressed only (i) the consideration to be issued or paid in the Business Combination is fair, from a financial point of view to the SPAC and its shareholders and (ii) NuCube has an aggregate fair market value equal to at least 80 percent of the balance of funds in SPAC’s trust account (excluding deferred underwriting commissions and taxes payable), in each case, as of the date of the opinion. Houlihan Capital’s opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any stockholder of the SPAC should vote at the Extraordinary General Meeting. In addition, Houlihan

Capital’s opinion did not in any manner address the prices at which the SPAC’s Class A Ordinary Share would trade following the consummation of the Business Combination or at any time. The summary of Houlihan Capital’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan Capital’s written opinion attached as Annex G hereto.

For purposes of rendering its opinion, Houlihan Capital, among other things:

•        Held discussions with certain members of SPAC management and NuCube management regarding the Business Combination, the business of NuCube, and the future outlook for NuCube;

•        Reviewed information provided by SPAC and NuCube including, but not limited to:

•        Non-binding letter of intent between the SPAC and NuCube, dated March 31, 2026;

•        NuCube unaudited financial statements from inception through March 31, 2026;

•        The SPAC trust statement, dated March 31, 2026;

•        Various NuCube Technology and IP information;

•        NuCube investor presentations; and

•        SPAC’s SEC filings;

•        Discussed with SPAC management and NuCube management the status of current outstanding legal and environmental claims (if any) and confirmed that any potential related financial exposure has been properly disclosed;

•        Reviewed the industry in which NuCube operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for NuCube using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and NuCube specific information.

In addition, Houlihan Capital had discussions with both NuCube management and SPAC management concerning the material terms of the Business Combination and NuCube’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan Capital deemed relevant, necessary or appropriate.

In rendering the opinion, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NuCube, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. Houlihan Capital further relied upon the assurances and representations from SPAC management and Company management that they were unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of Houlihan Capital rendering the opinion. Houlihan Capital did not assume responsibility for any independent verification of this information. Nothing came to Houlihan Capital’s attention in the course of the engagement which would lead Houlihan Capital to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital were insufficient or inaccurate in any material respect or (ii) it was unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions.

In arriving at the opinion, Houlihan Capital did not make an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NuCube, nor was Houlihan Capital furnished with any such evaluations or appraisals, other than the unaudited financial statements of NuCube. The opinion, which is attached as Annex G hereto, is therefore necessarily based upon financial, market, economic, and other conditions, and circumstances as they exist and have been disclosed, and can be evaluated, as of April 30, 2026, without independent verification. Houlihan Capital is not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of the SPAC, its equity holders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the SPAC, or any other party, other than those set forth in its opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the SPAC, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the SPAC, its equity holders, or any other party.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Business Combination that were reviewed with the Board of Directors of the SPAC. in connection with delivering Houlihan Capital’s opinion. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether the consideration to be issued or paid in the Business Combination is fair from a financial point of view to the SPAC and its shareholders, Houlihan Capital compared the price per share at which the unaffiliated shareholders may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan Capital. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan Capital decided based on an assessment of company-specific factors and available market data to place primary reliance upon the guideline public company analysis under the market approach in estimating the value range for the fair market value per share of the SPAC pro forma for the Business Combination. Houlihan Capital noted the consideration to be issued or paid in the Business Combination was within the estimated value range and that NuCube has an aggregate fair market value equal to at least 80 percent of the balance of funds in SPAC’s trust account (excluding deferred underwriting commissions and taxes payable).

There are three primary approaches that have traditionally been used to estimate fair value: the adjusted book value approach, the market approach and the income approach, each as briefly described below.

Adjusted Book Value Approach.    The adjusted book value approach estimates fair value based on the principle of substitution, assuming that a prudent investor would pay no more for an asset than the amount for which the asset or property could be reproduced or replaced, less depreciation from physical deterioration and functional and economic obsolescence, if present and measurable. This approach is typically considered appropriate for highly capital-intensive businesses, real estate holding companies, or other types of holding companies where the value of the entity is derived primarily from the underlying assets held by the entity and not from additional value added from labor or profitable use of the assets owned. This valuation approach may also be used to value companies that are in bankruptcy or liquidation, or those that are otherwise not considered a going concern. Because NuCube operates as going concern business, Houlihan Capital did not utilize the adjusted book value approach in support of the opinion.

Income Approach.    The income approach is a calculation of the present value of the future monetary benefits expected to flow to the owner of the subject asset. A commonly applied methodology under the Income Approach is the Discounted Cash Flow (“DCF”) Method. Using a DCF analysis, value is indicated from all the future cash flows attributable to the firm or asset, discounted to present value at an appropriate required rate of return. NuCube remains in an early stage of development and does not have sufficiently predictable or reliable long-term cash flow projections on which to base a discounted cash flow analysis. Additionally, any such projections would require significant assumptions that would be difficult to support from a market participant perspective. Therefore, Houlihan Capital did not utilize the income approach in support of the Opinion.

Market Approach.    The market approach references actual transactions of the asset to be valued, similar assets, or assets that can otherwise be used to infer the value of the subject asset. The application of methods within the market approach often requires identifying companies comparable to a subject company, observing transaction prices of those companies’ securities, deriving valuation multiples based on the ratio of such transaction prices to financial metrics (e.g., EBITDA, Tangible Book Value, Book Value), and then applying selected valuation multiples to the subject company’s same financial metrics.

The Comparable Transactions Method is another commonly used method under the Market Approach. This valuation method involves determining valuation multiples from sales of companies with financial and operating characteristics considered reasonably similar to those of the company being valued and applying representative multiples to the financial metrics of the subject company to estimate value, similar to the Guideline Public Company Method.

With other primary approaches to value unavailable, Houlihan Capital sought to develop as many indications of value for NuCube under the market approach as possible. Standard metrics from which to derive and then apply multiples are not available for early-stage/pre-revenue companies and a financial forecast was too speculative to use, so we relied on direct observation of values of firms identified as most similar to NuCube, including a curated list of guideline public companies.

Guideline Public Company Analysis

Given that NuCube is a pre-revenue developer of advanced reactor technology with no commercial operations, no revenue history, and no physical prototype as of the date of this opinion, Houlihan Capital placed primary weight on market-based comparable methodologies, supplemented by a milestone-based scenario analysis.

The comparable companies Houlihan Capital reviewed can be categorized into three sets as shown below:

•        SPAC Transaction Comparables — Pre-money equity valuations established at the time of definitive business combination announcement or closing for advanced reactor developers that have completed or announced de-SPAC transactions. This methodology is the most directly relevant given that NuCube is itself entering the public markets via SPAC route.

•        IPO Transaction Comparables — Pre-IPO equity valuations established at the time of initial public offering for advanced reactor developers that have completed traditional IPO listing. This methodology provides a reference point for public-market entry pricing absent the structural features specific to SPAC transactions.

•        Private Company Comparables — Most recent disclosed valuations for privately held advanced reactor developers based on Management-provided market intelligence. This methodology provides the broadest universe of technical and stage-matched comparables and is particularly useful for triangulating against the public-market methodologies.

For each methodology, we have first identified the universe of potential comparables, then assessed the comparability of each to NuCube along three dimensions: (i) reactor format and technology (Small Modular Reactor versus Micro Modular Reactor; coolant type; fuel requirement), (ii) regulatory development stage (the NRC pre-application engagement; topical reports filed; Combined License Application (“COLA”)/Construction Permit Application (“CPA”) status; the DOE program participation), and (iii) commercial development stage (customer LOIs, prototype status, supply chain commitments). Comparables have been ranked into tiers based on the closeness of the match across these dimensions.

We note in particular that NuCube’s selection by the DOE’s Nuclear Energy and the National Reactor Innovation Center for the inaugural cohort of the National Reactor Innovation Center (“NRIC”) Nuclear Energy Launch Pad, announced on April 27, 2026, represents a material regulatory and commercial validation milestone subsequent to the LOI signing. We have considered the impact of this development in our analysis as discussed below.

Selected SPAC Transaction Comparables

Houlihan Capital and NuCube management identified four advanced nuclear reactor developers that have announced or completed business combinations with publicly traded SPACs. The SPAC comparable set spans a range of regulatory development stages. The four companies in the SPAC comparable set are summarized below.

Company	Ticker	SPAC Partner(1)	deSPAC Closed(1)	Pre-Money Equity ($M)(1)	Current Mkt Cap ($M)(2)	Reactor Size(3)(4)	Reactor Type(4) Coolant	Fuel Requirement(4)	DOE Reactor Pilot Program
Oklo	OKLO	AltC Acquisition Corp. (Sam Altman)	9-May-24	850	12,609	MMR	Fast/Sodium	HALEU	Yes
Terrestrial Energy	IMSR	HCM II Acquisition Corp.	28-Oct-25	925	769	SMR	Molten Salt/Molten Salt	LEU	Yes
Terra Innovatum	NKLR	GSR III Acquisition Corp.	9-Oct-25	475	692	MMR	HTGR/Helium	LEU	No
Hadron Energy	GIG	GigCapital7 Corp.	7-May-26	600	600	MMR	PWR/Light Water	LEU	No

____________

(1)      SPAC Partner, Deal Announced, deSPAC Closed, Pre-Money Equity, and Gross Proceeds sourced from SPAC Insider (spacinsider.com) and public information.

(2)      Current Market Cap sourced from S&P Capital IQ as of the Date of Value.

(3)      SMR: Small Modular Reactor (50-500MW); MMR: Micro Modular Reactor (<50MW)

(4)      Reactor Size, Reactor Type/Coolant, and Fuel Requirement based on Management-provided data.

The implied valuation indications from the SPAC comparable methodology under multiple cuts of the data are summarized below.

Comparable Set Cut	Mean ($M)	Median ($M)	NuCube vs. Median
Full SPAC Set (4 comparables)	$713	$725	31.0% Discount
Most Comparable Set (Hadron Energy, Terra Innovatum)	$538	$538	7.0% Discount
	Low	High	NuCube vs. Median
Houlihan Capital’s Concluded Value (Rounded)	$480	$930	29.1% Discount

Houlihan Capital’s concluded valuation range reflects the rounded minimum and maximum pre-money equity valuations observed across the four SPAC guideline companies, capturing the full spectrum of market-derived evidence. NuCube’s $500 million valuation implies a 29.1% discount to the midpoint of the concluded valuation range.

Selected IPO Transaction Comparables

Houlihan Capital and NuCube management identified only one advanced nuclear reactor developer, NANO Nuclear Energy (Nasdaq: NNE), that completed the traditional initial public offerings in May 2024.

Company	Ticker	Listing Venue	IPO Date(1)	Implied Pre-IPO Valuation(2)	Current Mkt Cap ($M)(3)	Reactor Size(4)(5)	Reactor Type Coolant(5)	Fuel Requirement(5)
NANO Nuclear Energy	NNE	Nasdaq	9-May-24	138	1,218	MMR	HTGR/Helium	LEU+/TRISO

____________

(1)      IPO Date, Post-Money Mkt Cap at IPO and Gross Proceeds sourced from press releases, SEC filings and public information.

(2)      Implied Pre-IPO Valuation is calculated as the difference between the Post-Money Mkt Cap at IPO and Gross Proceeds.

(3)      Current Market Cap sourced from S&P Capital IQ as of the Date of Value.

(4)      SMR: Small Modular Reactor (50-500MW); MMR: Micro Modular Reactor (<50MW)

(5)      Reactor Size, Reactor Type/Coolant, and Fuel Requirement based on Management-provided data.

However, given the materially limited sample size and the heterogeneity of the transaction, Houlihan Capital has treated this methodology as a reference point rather than a primary benchmark.

Selected Private Company Comparables

NuCube management identified six privately held advanced reactor developers that are operating in the MMR space. The private comparable set provides the broadest universe of stage-matched and technology-matched comparables and serves as the triangulation reference against the SPAC and IPO methodologies.

Company	Last Financing Date(1)	Last Financing Round(1)	Total Raised to Date ($ in M)(1)	Post-Money Valuation ($ in M)(1)	Reactor Size(2)(3)	Reactor Type Coolant(2)	Fuel Requirement(2)	DOE Reactor Pilot Program(4)
Deep Fission	2/10/2026	PIPE	114	843	MMR	PWR/Light Water	LEU	Yes
Valar Atomics	3/12/2026	N/A	601	2,000	MMR	HTGR/Helium	HALEU/TRISO	Yes
Radiant Energy	12/17/2025	Series D	569	1,880	MMR	HTGR/Helium	HALEU/TRISO	Yes
Radiant Energy	5/28/2025	Series C	219	672	MMR	HTGR/Helium	HALEU/TRISO	Yes
Aalo Atomics	8/19/2025	Series B	133	450	MMR	Liquid Sodium	LEU+	Yes
Last Energy	7/18/2025	Series C	324	643	MMR	PWR/Light Water	LEU	Yes
Antares Nuclear	12/2/2025	Series B	134	280	MMR	Thermal/Sodium	HALEU/TRISO	Yes

____________

(1)      Financing and valuation information per Pitchbook.

(2)      Reactor Size, Reactor Type Coolant, and Fuel Requirement based on Management-provided data.

(3)      SMR: Small Modular Reactor (50-500MW); MMR: Micro Modular Reactor (<50MW)

(4)      Per U.S. Department of Energy website.

The implied valuation indications from the private company comparable methodology under multiple cuts of the data are summarized below.

Comparable Set Cut	Mean ($M)	Median ($M)	NuCube vs. Median
Full Private Set (excluding Valar Atomics and Radiant Energy – Series D)	$578	$643	22.2% Discount
Technical Comparable Set (Antares, Radiant Energy – Series C)	$476	$476	5.0% Premium
	Low	High	NuCube vs. Median
Houlihan Capital’s Concluded Value (Rounded)	$480	$840	24.2% Discount

Under the MMR-excluding-outliers category, NuCube’s $500 million pre-money valuation reflects a 22.2% discount to the median of the five MMR comparables. Under the narrower Technical Comparable Set, NuCube reflects a 5.0% premium to the median, which Houlihan Capital views as supportable on the basis of NuCube’s recent NRIC Nuclear Energy Launch Pad selection, active PCAOB audit, articulated First-of-a-Kind (“FOAK”) funding plan, and SPAC-route public-market entry premium.

Houlihan Capital’s concluded valuation range reflects its professional judgment regarding the appropriate valuation parameters for the industry, taking into consideration the full body of comparable market evidence reviewed herein. In arriving at this range, Houlihan Capital considered the valuation differential typically observed between SPAC/de-SPAC transactions and privately held companies at similar stages of development, reflecting the public market liquidity premium generally embedded in SPAC-related valuations. Houlihan Capital also considered NuCube’s specific positioning within this market framework. NuCube’s $500 million valuation implies a 24.2% discount to the midpoint of the concluded valuation range.

Based on the analyses discussed above, the range of values estimated for NuCube is as follows:

	Range of Indicated Value (millions)
	(Low)	(High)
SPAC Comps	$480	$930
Private Comps	$480	$840
Selected Range of Value	$500	$900

Houlihan Capital believes that this valuation methodology produced a range of indicated fair market values for the equity of NuCube, that supports its overall conclusion within the broader context of its entire analysis.

To determine the indicated fair market value of the surviving entity’s stock pro forma for the Business Combination, Houlihan Capital started with the implied enterprise value of NuCube (calculated in accordance with the analysis described above), subtracted the estimated transaction expenses, added the cash expected to be raised from various funding sources (including an assumed (i) post-redemption cash from the Trust account, and (ii) additional financing to be raised), and finally subtracted Houlihan Capital’s calculated value of the SPAC’s warrants and earnout.

Houlihan Capital calculated an equity value range for NuCube on a pro-forma basis between approximately $7.16 per share and $13.49 per share.

Fairness Opinion Conclusion

Houlihan Capital concluded that, as of the date of the written opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written fairness opinion, (i) the consideration to be issued or paid in the Business Combination is fair, from a financial point of view to the SPAC and its shareholders and (ii) NuCube has an aggregate fair market value equal to at least 80 percent of the balance of funds in SPAC’s trust account (excluding deferred underwriting commissions and taxes payable). The fairness opinion was reviewed and unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Houlihan Capital Conflict Disclosure and Fees

Houlihan Capital, a FINRA member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Business Combination or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Business Combination or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Business Combination or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Business Combination or any of their affiliates. Houlihan Capital was engaged on a fixed fee basis.

Satisfaction of 80% Test

It is a requirement under the Current Charter and Nasdaq listing requirements that the business acquired in Launch Two’s initial business combination has an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of June 25, 2026, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $248.3 million and 80% of such amount (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) represents approximately $189.9 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Launch Two Board considered the opinion delivered by Houlihan Capital to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion, the valuation range for the acquired assets referenced therein, from a financial point of view, that the Business Combination is a fair one, and accordingly that NuCube has a fair market value equal to at least eighty percent (80%) of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Launch Two Board determined that the terms of the Business Combination, which were negotiated at arm’s length, were advisable and in the best interests of Launch Two and its shareholders.

Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination

When you consider the recommendation of the Launch Two Board to vote in favor of approval of the Business Combination Proposal and the other Proposals, Launch Two shareholders should keep in mind that Launch Two’s Sponsor, directors and officers and their affiliates have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a shareholder and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Launch Two. These interests include, among other things, the fact:

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 5,750,000 Founder Shares held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. While the Founder Shares are not the same as the Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Class A Ordinary Shares, and may become worthless if Launch Two does not complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the aggregate value of the 5,750,000 Founder Shares owned by the Sponsor is estimated to be approximately $61.64 million, assuming the per share value of the Founder Shares is the same as the $10.72 closing price of the Class A Ordinary Shares on the Nasdaq on June 30, 2026;

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 4,500,000 Private Placement Warrants held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will expire worthless. The Sponsor purchased the Private Placement Warrants at an aggregate purchase price of $4,500,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 4,500,000 Private Placement Warrants held by the Sponsor is estimated to be approximately $1.04 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026;

•        that if the Business Combination is consummated, immediately after the Closing, the Sponsor (or, to the extent applicable, distributees of Founder Shares in the aggregate, if the Sponsor, in its discretion, determines to make such a distribution in accordance with the terms of the Sponsor governing documents) and HCG are anticipated to hold an aggregate of 9.1% of the outstanding shares of the Combined Company Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 4,500,000 Private Placement Warrants;

•        that the Sponsor invested an aggregate of $4,525,000 (consisting of $25,000 for the 5,750,000 Founder Shares and $4,500,000 for the 4,500,000 Private Placement Warrants). At Closing, pursuant to the Sponsor Purchase Agreement, HCG is expected to acquire from the Sponsor, in exchange for certain value-add services and contributions and for no cash consideration, up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) and 2,250,000 Private Placement Warrants. Accordingly, following the Business Combination, if consummated, the Sponsor and HCG may experience a positive rate of return on their respective investments in such securities, even if other Launch Two shareholders experience a negative rate of return on their investment. Based on the difference in the effective purchase price per share originally paid by the Sponsor for the Founder Shares and Private Placement Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and HCG may earn a positive rate of return even if the share price of the Combined Company Common Stock after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that, on June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

•        that, on August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part;

•        that, in connection with the Sponsor’s obligations pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale;

•        that, in connection with the extension, approved by Launch Two’s shareholders at the Extension Meeting, of the date by which Launch Two must consummate an initial business combination, on a monthly basis up to six times, from October 9, 2026 to April 9, 2027, the October 2026 Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests previously made with respect to) an aggregate of 4,481,851 Class A Ordinary Shares in connection with the Extension Meeting and to vote such shares in favor of the October 2026 Extension, and the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized, or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized. Accordingly, the longer it takes for Launch Two to consummate an initial business combination, the more Founder Shares that the Sponsor will be required to transfer to the NRA Investors, and the fewer Founder Shares that the Sponsor and HCG will retain upon the Closing;

•        that if, prior to the Closing, the Sponsor provides additional working capital loans to Launch Two (none of which are outstanding as of the date of the accompanying proxy statement/prospectus), up to $1,500,000 of such working capital loans may be convertible into newly-issued Combined Company warrants with terms equivalent to existing Private Placement Warrants at the option of the Sponsor, provided, however, that such loans may not be repaid if no business combination is consummated and Launch Two is forced to liquidate;

•        that unless Launch Two consummates an initial business combination, it is possible that Launch Two’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of funds available to Launch Two not deposited in Launch Two’s Trust Account (as defined below) held for its Public Shareholders, (provided, however, that, as of the date of this proxy statement/prospectus, Launch Two’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Launch Two for reimbursement of such expenses);

•        that if the Trust Account is liquidated, including in the event Launch Two is unable to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the Sponsor has agreed that it will be liable to Launch Two, if and to the extent any claims by a third party for services rendered or products sold to Launch Two or a prospective target business with which Launch Two has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement (except for Launch Two’s independent registered public accounting firm), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, net of taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Launch Two’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Launch Two’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that, under the terms of an Administrative Services Agreement entered into at the time of the IPO, the Sponsor is entitled to $12,500 per month for office space, secretarial and administrative support services until the earlier of the completion of Launch Two’s initial business combination or its liquidation;

•        that Launch Two’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination closes and pursuant to the terms of the Business Combination Agreement; and

•        that Thomas Hennessy, Launch Two’s existing director will become a member of the board of directors of the Combined Company after the Business Combination and as such, in the future, will receive any cash or equity compensation that the Combined Company’s Board determines to pay.

In addition to the interests of the Sponsor and Launch Two’s executive officers and directors in the Business Combination, Launch Two shareholders should be aware that the IPO Underwriter may also have financial interests that are different from, or in addition to, the interests of Launch Two shareholders, including the following:

•        that pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to $10,950,000, and such fees are payable only if Launch Two completes an initial business combination; and

•        that pursuant to the terms of the Private Placement Purchase Agreement, the IPO Underwriter purchased 2,575,000 Private Placement Warrants, at an aggregate purchase price of $2,575,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by

April 9, 2027, the aggregate value of the 2,575,000 Private Placement Warrants held by the IPO Underwriter is estimated to be approximately $0.60 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026.

In addition, Launch Two’s executive officers and directors currently have fiduciary duties or contractual obligations to the following other entities. Launch Two does not believe that the pre-existing fiduciary duties or contractual obligations of its executive officers and directors materially impacted its decision to enter into the proposed Business Combination with NuCube:

Individual	Entity	Entity’s Business	Affiliation
James J. McEntee	The Bancorp, Inc.	Banking	Chairman
	Institutional Financial Markets, Inc.	Finance	Managing Partner
	T-REX Group, Inc	Finance	Director
Jurgen van de Vyver	Launchpad Capital	Investment firm	Partner
	Launch One Acquisition Corp.	Blank check company	CFO
Lynn Eisenhart	Bill & Melinda Gates Foundation	Investment firm	Deputy Director
Jeffrey M. Shanahan	ParkHub	Software and Payment Company	CEO
Alfred J. Pierce III	SEI Investments	Financial Services	Managing Director
Thomas D. Hennessy	Hennessy Capital Group, LLC	Finance	President
	Hennessy Capital Investment Corp VIII	SPAC	President & Director
	Hennessy Capital Investment Corp VII	SPAC	President, COO & Director
	Compass Digital Acquisition Corp	SPAC	CEO & Director

Except as set forth above, no compensation was paid to the Sponsor, or to Launch Two executive officers or directors, for services rendered to or in connection with the Business Combination. However, these persons may be reimbursed for out-of-pocket expenses (if any) incurred in connection with activities on Launch Two’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Further, the Sponsor will receive Combined Company shares in exchange of Launch Two shares that it owns and Combined Company Units in respect of the Private Placement Warrants the Sponsor owns at the Closing of the Business Combination. The issuance of these securities may result in material dilution of the equity interests of non-redeeming Public Shareholders. See the section entitled “Questions and Answers about the Extraordinary General Meeting — Q: What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?”

Other than arising out of the proposed Business Combination and related transactions and as described under “Involvement or past performance by Persons associated with any of NuCube, the Combined Company, or any other businesses, entities or persons affiliated or associated with any of them, does not guarantee that the Business Combination, NuCube or the Combined Company will be successful, and you should be prepared to lose your entire investment.” In the section of this proxy statement/prospectus entitled “Risk Factors”, none of Launch Two, the Sponsor, or their respective affiliates had any interest in, or affiliation with, NuCube. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of Launch Two’s officers and directors to enter into the Business Combination Agreement and Launch Two’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize Launch Two’s officers and directors to complete an initial business combination, even if on terms less favorable to Launch Two Public Shareholders compared to liquidating Launch Two, because, among other things, if Launch Two is liquidated without completing an initial business combination, the Founder Shares and Private Placement Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $[            ] million based on the closing price of Class A Ordinary Shares and Launch Two Public Warrants on [            ], 2026), unreimbursed out-of-pocket expenses advanced by the Sponsor and any loans made by the Sponsor to Launch Two, to the extent applicable, would not be repaid to the extent such amounts exceed cash held by Launch Two outside of the Trust Account (none of which such expenses or loans have been incurred or are outstanding, as of the date of this proxy statement/prospectus). Upon completion of the Business Combination, it is not anticipated that any member of Launch Two management or the Launch Two Board will be employed by or provide services to the Combined Company other than as an independent director, and there have been no conversations regarding the same.

Vote of the Sponsor

Pursuant to the Insider Letter, each of the Sponsor and Launch Two’s directors and officers agreed to vote any Ordinary Shares, including the Founder Shares and any Public Shares purchased during or after the IPO, owned by them in favor of an initial business combination of Launch Two. Each has also waived any redemption rights, including with respect to the Founder Shares and any Public Shares they hold, in connection with the proposed Business Combination. The Founder Shares held by the Sponsor are not entitled to redemption rights upon Launch Two’s liquidation and will be worthless if no business combination is effected by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders). However, the Sponsor and Launch Two’s directors and officers are entitled to redemption rights upon Launch Two’s liquidation with respect to any Class A Ordinary Shares they may acquire from the public market if no business combination is effected by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders).

Consideration Received or to be Received, and Securities Issued or to be Issued, by or to the Sponsor

The Sponsor has received or may receive the following consideration from Launch Two prior to or in connection with the completion by Launch Two of an initial business combination in accordance with the terms of Launch Two’s governing documents (including upon the Closing of the proposed Business Combination with NuCube):

Interest in Securities	Other Consideration

On May 13, 2024 Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000 (or approximately $0.004 per share). At Closing, 5,750,000 shares of Combined Company Common Stock corresponding to such Founder Shares shall be issued as follows: the Sponsor (or its distributees, as applicable) will receive up to 2,700,000 shares, HCG (or its permitted transferees, as applicable) will receive up to 2,550,000 shares, SRX shall receive 150,000 shares, SCA will receive 350,000 shares, and the NRA Investors will receive an aggregate of 256,061 shares for each month past October 2026 (for up to six months) that Launch Two needs to consummate the Business Combination, or up to 1,536,366 shares total, with the shares so transferred to the NRA Investors reducing, in equal parts, the number of shares to be received by the Sponsor and by HCG.

On October 9, 2024, Sponsor purchased 4,500,000 Private Placement Warrants for an aggregate purchase price of $4,500,000 (or $1.00 per warrant). At Closing, each of the Sponsor and HCG (or their permitted distributees and transferees, as applicable) shall receive 2,250,000 warrants to purchase shares of Combined Company Common Stock corresponding to such Private Placement Warrants.

If any working capital loans are issued by the Sponsor to Launch Two and remain unpaid prior to Closing, any portion of such unpaid loans (excluding up to $1,500,000 of such Sponsor working capital loans which may be converted at the Closing into newly-issued warrants to purchase shares of Combined Company Common Stock with terms equivalent to the Private Placement Warrants, if so converted, in the Sponsor’s discretion) would, if not so converted, be repaid (or converted) at the Closing; provided, however, that, as of the date of this proxy statement/prospectus, there are no such convertible working capital loans outstanding.

The Sponsor, receives $12,500 per month for services pursuant to the Administrative Services Agreement, dated as of October 7, 2024. As of June 30, 2026, approximately $225,000 has accrued or been paid under the Administrative Services Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

On June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

On August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027),

Interest in Securities	Other Consideration

subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations.

In connection with the Sponsor’s obligations to SRX pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale.

Reimbursement for any unpaid out-of-pocket expenses related to identifying, investigating and completing an initial business combination (provided, however, that as of the date of this proxy statement/prospectus, there are no such expenses for which reimbursement at the Closing is expected).

Sponsor’s Financial Interests in the Business Combination

Launch Two’s Sponsor, Launch Two Sponsor, LLC, a Delaware limited liability company, and its affiliates have received or may receive the following consideration from Launch Two prior to or in connection with the completion by Launch Two of an initial business combination in accordance with the terms of Launch Two’s governing documents (including upon the Closing of the proposed Business Combination with NuCube):

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 5,750,000 Founder Shares held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. While the Founder Shares are not the same as the Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Class A Ordinary Shares, and may become worthless if Launch Two does not complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch

Two shareholders), the aggregate value of the 5,750,000 Founder Shares owned by the Sponsor is estimated to be approximately $61.64 million, assuming the per share value of the Founder Shares is the same as the $10.72 closing price of the Class A Ordinary Shares on the Nasdaq on June 30, 2026;

•        that if the Business Combination or another business combination is not consummated by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), Launch Two will cease all operations except for the purpose of winding up. In such event, the 4,500,000 Private Placement Warrants held by the Sponsor (or any permitted distributees thereof or transferees, as applicable) will expire worthless. The Sponsor purchased the Private Placement Warrants at an aggregate purchase price of $4,500,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 4,500,000 Private Placement Warrants held by the Sponsor is estimated to be approximately $1.04 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026;

•        that if the Business Combination is consummated, immediately after the Closing, the Sponsor (or, to the extent applicable, distributees of Founder Shares in the aggregate, if the Sponsor, in its discretion, determines to make such a distribution in accordance with the terms of the Sponsor governing documents) and HCG are anticipated to hold an aggregate of 9.1% of the outstanding shares of the Combined Company Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 4,500,000 Private Placement Warrants to purchase shares of Combined Company Common Stock, assuming, among other assumptions further described in aforementioned and other sections of the accompanying proxy statement/prospectus, no redemptions of Public Shares and no exercise of Public Warrants or Private Placement Warrants prior to or in connection with the proposed Business Combination;

•        that the Sponsor invested an aggregate of $4,525,000 (consisting of $25,000 for the 5,750,000 Founder Shares and $4,500,000 for the 4,500,000 Private Placement Warrants). At Closing, pursuant to the Sponsor Purchase Agreement, HCG is expected to acquire from the Sponsor, in exchange for certain value-add services and contributions and for no cash consideration, up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) and 2,250,000 Private Placement Warrants. Accordingly, following the Business Combination, if consummated, the Sponsor and HCG may experience a positive rate of return on their respective investments in such securities, even if other Launch Two shareholders experience a negative rate of return on their investment. Based on the difference in the effective purchase price per share originally paid by the Sponsor for the Founder Shares and Private Placement Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and HCG may earn a positive rate of return even if the share price of the Combined Company Common Stock after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that, on June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, an affiliate of Hennessy, pursuant to which HCG agreed to acquire up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants from the Sponsor in consideration of the value-add services and contributions provided by HCG, including the negotiation and execution of the Business Combination Agreement. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. In connection with such transaction, Thomas Hennessy was appointed as a director of Launch Two following the execution of the Business Combination Agreement.

•        that, on August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part;

•        that, in connection with the Sponsor’s obligations pursuant to the SRX Credit Agreement, the Sponsor pledged 2,932,500 Founder Shares, representing approximately 51% of the Founder Shares held by the Sponsor, as collateral for its obligations to SRX. Of such pledged Founder Shares, 50% are attributable to the Founder Shares to be transferred to HCG and 50% are attributable to the Founder Shares to be retained by the Sponsor. In addition, at the Closing, the Sponsor will transfer 150,000 Founder Shares to SRX. The transfer of such shares to SRX will reduce the number of Founder Shares otherwise to be transferred to HCG by 150,000 shares. The Sponsor has also agreed to sell 350,000 Founder Shares to SCA at the Closing for a purchase price of $0.04 per share. The sale of such shares to SCA will equally reduce the number of Founder Shares otherwise to be transferred to HCG and the number of Founder Shares to be retained by the Sponsor by 175,000 shares each. Additionally, HCG and the Sponsor will each be entitled to receive 50% of the proceeds (or $7,000 each) from such sale;

•        that, in connection with the extension, approved by Launch Two’s shareholders at the Extension Meeting, of the date by which Launch Two must consummate an initial business combination, on a monthly basis up to six times, from October 9, 2026 to April 9, 2027, Launch Two and the Sponsor entered the October 2026 Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests previously made with respect to) an aggregate of 4,481,851 Class A Ordinary Shares in connection with the Extension Meeting and to vote such shares in favor of the October 2026 Extension, and the Sponsor agreed to transfer to the NRA Investors, upon the Closing, an aggregate of 256,061 Founder Shares for each month of the October 2026 Extension that is utilized, or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized. Accordingly, the longer it takes for Launch Two to consummate an initial business combination, the more Founder Shares that the Sponsor will be required to transfer to the NRA Investors, and the fewer Founder Shares that the Sponsor and HCG will retain upon the Closing;

•        that if, prior to the Closing, the Sponsor provides additional working capital loans to Launch Two (none of which are outstanding as of the date of the accompanying proxy statement/prospectus), up to $1,500,000 of such working capital loans may be convertible into newly-issued Combined Company warrants with terms equivalent to existing Private Placement Warrants at the option of the Sponsor, provided, however, that such loans may not be repaid if no business combination is consummated and Launch Two is forced to liquidate;

•        that unless Launch Two consummates an initial business combination, it is possible that Launch Two’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of funds available to Launch Two not deposited in Launch Two’s Trust Account (as defined below) held for its Public Shareholders, (provided, however, that, as of the date of this proxy statement/prospectus, Launch Two’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Launch Two for reimbursement of such expenses);

•        that if the Trust Account is liquidated, including in the event Launch Two is unable to complete a business combination by April 9, 2027 (or such other date as may be approved by the Launch Two shareholders), the Sponsor has agreed that it will be liable to Launch Two, if and to the extent any claims by a third party for services rendered or products sold to Launch Two or a prospective target business with which Launch Two has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement (except for Launch Two’s independent registered public accounting firm), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, net of taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Launch Two’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Launch Two’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that, under the terms of an Administrative Services Agreement entered into at the time of the IPO, the Sponsor is entitled to $12,500 per month for office space, secretarial and administrative support services until the earlier of the completion of Launch Two’s initial business combination or its liquidation;

•        that Launch Two’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination closes and pursuant to the terms of the Business Combination Agreement; and

•        that Thomas Hennessy, Launch Two’s existing director will become a member of the board of directors of the Combined Company after the Business Combination and as such, in the future, will receive any cash or equity compensation that the Combined Company’s Board determines to pay.

In addition to the interests of the Sponsor and Launch Two’s executive officers and directors in the Business Combination, Launch Two shareholders should be aware that the IPO Underwriter may also have financial interests that are different from, or in addition to, the interests of Launch Two shareholders, including the following:

•        that pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to $10,950,000, and such fees are payable only if Launch Two completes an initial business combination; and

•        that pursuant to the terms of the Private Placement Purchase Agreement, the IPO Underwriter purchased 2,575,000 Private Placement Warrants, at an aggregate purchase price of $2,575,000, or $1.00 per unit, in the Private Placement consummated simultaneously with the IPO. While the Private Placement Warrants are not the same as the Public Warrants, are subject to certain restrictions that are not applicable to the Public Warrants, and may become worthless if Launch Two does not complete a business combination by April 9, 2027, the aggregate value of the 2,575,000 Private Placement Warrants held by the IPO Underwriter is estimated to be approximately $0.60 million, assuming the per warrant value of the Private Placement Warrant is the same as the $0.23 closing price of the Public Warrants on Nasdaq on June 30, 2026.

Because the Sponsor acquired the Founder Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing and will incur additional dilution upon any exercise of the warrants held by the Sponsor, Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Launch Two’s directors and officers is contained in this proxy statement/prospectus, including in the sections entitled: “Questions and Answers About the Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, and the NuCube Stockholders hold in the Combined Company immediately after the Closing?” and “The Business Combination Proposal — Interests of Launch Two’s Sponsor, Directors and Officers in the Business Combination.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP, as NuCube has been determined to be the accounting acquirer under all redemptions scenarios presented. Under this method of accounting, although Launch Two will acquire all of the outstanding equity interests of NuCube in the Business Combination, Launch Two will be treated as the “acquired” company and NuCube will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the consolidated assets, liabilities, and results of operations of NuCube will become the historical financial statements of the Combined Company, and Launch Two’s assets, liabilities, and results operations will be consolidated with NuCube’s starting from the Closing. For accounting purposes, the Business Combination being treated as the equivalent of NuCube issuing stock for the net assets of Launch Two, accompanied by a recapitalization. The net assets of Launch Two will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of NuCube.

NuCube has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under all redemption scenarios presented:

•        NuCube is the larger entity based on the presence of substantive operations and employee base and will assume the ongoing operations of the Combined Company;

•        The stockholders of NuCube will have the greatest voting interest in the Combined Company under all redemption scenarios presented;

•        The stockholders of NuCube will have the greatest ability to control decisions regarding election and removal of directors and officers of the Combined Company;

•        NuCube will hold a majority of the Combined Company Board;

•        NuCube’s operations prior to the Business Combination will comprise the only ongoing operations of the Combined Company;

•        NuCube’s existing senior management will be the senior management of the Combined Company.

•        The Combined Company will assume the “NuCube Holdings, Inc.” name;

•        NuCube’s headquarters will become the Combined Company’s headquarters; and

•        Launch Two does not meet the definition of a business.

The final allocation of consideration payable to NuCube equity holders will be determined upon the completion of the Business Combination and related events and could differ materially from the redemption scenarios presented.

The factors listed above, including that the stockholders of NuCube will have the greatest voting interest in the Combined Company and will have the greatest ability to control decisions regarding election and removal of directors and officers of the Combined Company, reflect the fact that the NuCube Stockholders will collectively own a majority of the outstanding Combined Company Common Stock following the Closing. However, no single NuCube Stockholder (including members of management) is expected to individually hold a controlling interest in the Combined Company. The ownership of Combined Company Common Stock among the NuCube Stockholders is expected to be dispersed among multiple institutional investors and individual stockholders. For more information regarding the beneficial ownership of Combined Company Common Stock following the Business Combination, see the section entitled “Risk Factors-Launch Two’s public shareholders will experience immediate dilution as a consequence of the issuance of Combined Company Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Incentive Plan. Having a minority share position may reduce the influence that Launch Two’s current shareholders have on the management of the Combined Company” and “Beneficial Ownership of Securities” contained elsewhere in this proxy statement/prospectus.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or their respective affiliates may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. Such a purchase would include a contractual acknowledgment that such a shareholder, although still the record holder of Launch Two’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in favor of the proposals presented at the Extraordinary General Meeting. In the event that the Sponsor or directors or officers or their affiliates of Launch Two purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares for a portion of the Trust Account. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. None of Launch Two’s directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act and any such purchases would be conducted in compliance with Rule 14e-5 under the Exchange Act and published SEC interpretive guidance with respect thereto.

The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the Business Combination and other proposals or, where the purchases are made by the Sponsor, directors or officers or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice (“DOJ”) and the FTC and certain statutory waiting period requirements have been satisfied.

At any time before or after consummation of the Business Combination, the DOJ and the FTC could take such action under applicable antitrust laws as each deems necessary or desirable, including seeking to enjoin the consummation of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. Neither Launch Two nor NuCube is aware of any material regulatory approvals or actions that are required for completion of the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by Launch Two into the Business Combination Agreement, by and among Launch Two, Tesseract Merger Sub Inc. (“Merger Sub”), and NuCube Energy, Inc. (“NuCube”), dated as of June 25, 2026, and as amended by Amendment No. 1 to the Business Combination Agreement, dated as of October 19, 2026 (the “Business Combination Agreement”), and the consummation of the transactions contemplated by the Business Combination Agreement, including the merger of Merger Sub with and into NuCube, and the issuance of the consideration thereunder, and the performance by Launch Two of its obligations thereunder and thereby be ratified, approved, adopted and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a simple majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Adjournment Proposal.

The Business Combination Proposal is conditioned on the approval of each of the other Required Proposals.

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE BUSINESS COMBINATION PROPOSAL

THE DOMESTICATION PROPOSAL (PROPOSAL 2)

Overview

Launch Two is proposing to change its co jurisdiction of registration by de-registering as an exempted company from the Register of Companies in the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a transfer by way of continuation of Launch Two, pursuant to Section 388 of the DGCL, Part of the Companies Act (As Revised) and under the applicable laws of the Cayman Islands and the State of Delaware as described under “The Domestication Proposal (Proposal 2) — Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by (i) the filing of an application to de-register Launch Two with the Registrar of Companies of the Cayman Islands, together with the necessary accompanying documents, (ii) the filing of a Certificate of Corporate Domestication and the Interim Charter with the Delaware Secretary of State, in each case, in accordance with provisions thereof and Section 388 of the DGCL, and (iii) obtain a certificate of de-registration from the Cayman Registrar, pursuant to which Launch Two will be de-registered as an exempted company from the Register of Companies in the Cayman Islands, and domesticated and continue as a Delaware corporation.

The Interim Charter, which amends and removes the provisions of Launch Two’s Current Charter that terminate or otherwise become inapplicable because of the Domestication and otherwise provides Launch Two’s shareholders with the same or substantially the same rights as they have under the Current Charter. The Domestication will become effective immediately prior to the Closing of the Business Combination. The Interim Charter, which will become effective upon the Domestication is attached to this proxy statement/prospectus as Annex B. In connection with the Domestication, all outstanding Class A Ordinary Shares will convert into shares of Class A Common Stock and all outstanding Class B Ordinary Shares will convert into shares of Class B Common Stock in the continuing Delaware corporation. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of their terms.

Only Launch Two Class B Shareholders will carry the vote in respect of any vote to transfer Launch Two by way of continuation in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the adoption of new organizational documents of Launch Two in such other jurisdiction).

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, certain rights of shareholders will be governed by the Interim Charter rather than the Current Charter (which will cease to be effective) and certain rights of shareholders and the scope of the powers of the Launch Two Board and management will be altered as a result. The Interim Charter will be identical to the Proposed Charter with the addition of certain SPAC-specific provisions that will be retained prior to the Closing. For a summary comparison of the Proposed Charter, on the one hand, and the Current Charter, on the other, see the section entitled “The Charter Proposal (Proposal 3)”. You should also read the form of the Interim Charter attached to this proxy statement/prospectus as Annex B carefully and in its entirety.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of the shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands, including the Companies Act. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders and affect the powers of the Launch Two Board and management following the Domestication.

Shareholders should consider the following summary comparison of the Companies Act, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, Launch Two may continue to refer to the share owners of Launch Two as “shareholders.”

Provision	Cayman Islands	Delaware
Applicable legislation	Companies Act (Revised) of the Cayman Islands	General Corporation Law of the State of Delaware
General Vote Required for Combinations with Interested Stockholders/Shareholders	No similar provision.

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the applicable statutory provision.

Appraisal Rights

Under the Companies Act and subject to certain exceptions, shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the courts of the Cayman Islands.

A stockholder of a publicly traded corporation has appraisal rights in connection with a merger unless the merger consideration is all stock in another publicly traded corporation or another exception applies.

Requirements for Stockholder/Shareholder Approval

Certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), or consolidation or voluntary winding up of the company.

The Current Charter requires a transfer by way of continuation to another jurisdiction to be approved by special resolution of the shareholders. Under the Current Charter only the holders of the Class B Ordinary Shares carry the right to vote to continue Launch Two in a jurisdiction outside the Cayman Islands.

The Companies Act requires that a special resolution be passed by at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written resolution of shareholders entitled to vote at a general meeting.

Mergers that require a vote of stockholders require approval by a majority of all outstanding shares entitled to vote on the matter. Mergers in which the corporation’s certificate of incorporation is not amended, the corporation’s stock remains outstanding as an identical share of the surviving corporation, and any new securities issued in the merger do not exceed 20% of shares outstanding before the merger do not require approval of stockholders. Mergers that contemplate a qualifying holding company reorganization do not require approval of stockholders of the corporation that is the parent prior to the merger. Mergers in which the target is widely traded, the acquirer consummates a qualifying tender offer, and a sufficient number of target stockholders tender do not require approval of target stockholders. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Provision	Cayman Islands	Delaware

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Under the Current Charter an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous resolution in writing.

Requirement for Quorum

The holders of at least one-third of the issued and outstanding shares of the company being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall constitute a quorum.

Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the organizational documents, but cannot be less than one-third of the shares entitled to vote at the meeting.
Stockholder/Shareholder Consent to Action Without Meeting

A company’s articles of association may allow shareholders to pass special and ordinary resolutions in writing. Special resolutions passed in writing must be approved by all the members entitled to vote at a general meeting of the company. Ordinary resolutions passed in writing may be approved by such number of shareholders as prescribed by the company’s articles of association. Our Current Charter requires an Ordinary Resolution in writing to be adopted unanimously.

Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent that shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation in the manner required by this section.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of their memorandum and articles of association, register of mortgages and charges, and any special resolutions). Under Cayman Islands law, the names of an exempted company’s current directors can be obtained from a search conducted at the Registrar of Companies.

Any stockholder, upon written demand stating the purpose thereof, may inspect the corporation’s stock ledger and other books and records for a proper purpose during the usual hours for business.

Provision	Cayman Islands	Delaware
Stockholder/Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances (e.g., where a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority); the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority”).

A stockholder may bring a derivative suit by or in the right of the corporation subject to statutory pleading requirements.
Removal of Directors

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, directors may be granted the power to remove a director.

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

Number of Directors	Subject to the memorandum and articles of association, the board of directors of a company may increase the size of the board and fill any vacancies.

The number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors

The fiduciary duties of a director of a Cayman Islands exempted company are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty.

Directors must exercise a duty of care and duty of loyalty to the company and its stockholders.

Provision	Cayman Islands	Delaware
Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of the director’s own fraud or willful default.

A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is permitted to be made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Limited Liability of Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may limit the liability of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as limiting liability for fraud or willful default.

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Reasons for the Domestication

The Launch Two Board believes that it would be in the best interests of Launch Two to effect the Domestication immediately prior to the completion of the Business Combination.

The Launch Two Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Launch Two and its shareholders. These additional reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as the Combined Company.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Launch Two believes such clarity would be advantageous to the Combined Company, the Combined Company Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for the Combined Company’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. The Combined Company’s incorporation in Delaware may make the Combined Company more attractive to future candidates for the Combined Company Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, the Combined Company has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification — draw such qualified candidates to Delaware corporations. For a description of the indemnification of directors under Delaware law, see the section entitled, “Description of Securities of the Combined Company — Limitation and Indemnification of Directors and Officers.” The Launch Two Board therefore believes that providing the benefits afforded directors by Delaware law will enable the Combined Company to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Launch Two’s stockholders from possible abuses by directors and officers.

Regulatory Approvals; Third Party Consents

Launch Two is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. Launch Two must comply with applicable United States federal and state securities laws in connection with the Domestication. However, because the Domestication is intended to occur immediately prior to the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under “The Business Combination Proposal (Proposal 1).”

The Domestication will not breach any covenants or agreements binding upon Launch Two and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Certificate of Incorporation

Commencing with the effective time of the Domestication under the applicable law, the Interim Charter will govern the rights of Launch Two’s stockholders. A chart comparing your rights as a holder of Ordinary Shares of Launch Two as a Cayman Islands exempted company with your rights as a holder of Launch Two Common Stock as a Delaware corporation can be found above in “The Domestication Proposal (Proposal 2) — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Tax Consequences to Holders of Ordinary Shares Who Receive Launch Two Common Stock as a Result of the Domestication

If the Proposals described in this proxy statement/prospectus are approved, then holders of Ordinary Shares who do not elect to exercise their redemption rights will receive Launch Two Common Stock as a result of the Domestication. For a description of the material U.S. federal income tax consequences of the Domestication, see the section entitled “— U.S. Federal Income Tax Considerations for Holders of Public Shares, Launch Two Public Warrants, Combined Company Common Stock, and/or Combined Company Warrants.”

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate, and the Certificate of Incorporation must be approved by the same authorization required to approve the domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware law, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed, and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the Domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the Domestication), and the title to any real property vested by deed or otherwise in such non-United States entity shall not revert or be in any way impaired by reason of the domestication; but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired, and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the Domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, Launch Two will also apply to de-register as a Cayman Islands exempted company pursuant to Section 206 of the Companies Act. Upon the deregistration, Launch Two will no longer be subject to the provisions of the Companies Act. Except as provided in the Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of Launch Two or any other person.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of Launch Two. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Launch Two as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Launch Two immediately following the Domestication will be the same as those immediately prior to the Domestication.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that (a) Launch Two Acquisition Corp.be de-registered as an exempted company in the Cayman Islands pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands and Article 48 of the amended and restated memorandum and articles of association of Launch Two Acquisition Corp. (the “Current Charter”) and be registered by way of continuation as a corporation in the State of Delaware, (b) conditional upon, and with effect from, the registration of Launch Two Acquisition Corp. as a corporation in the State of Delaware, the Interim Charter attached as Annex B to the proxy statement/prospectus in respect of the meeting (the “Interim Charter”), be adopted in place of the Current Charter, and (c) the Certificate of Corporate Domestication and the Interim Charter be approved for filing with the Secretary of State of Delaware.”

Vote Required for Approval

The approval of the Domestication Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Class B Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Only Launch Two Class B Shareholders will carry the vote in respect of any vote to continue Launch Two in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Launch Two in such other jurisdiction).

The Domestication Proposal is conditioned on the approval of the Business Combination Proposal and each of the other Required Proposals.

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

THE CHARTER PROPOSAL (PROPOSAL 3)

Overview

If the Domestication Proposal is approved and the Business Combination is consummated, following the Domestication and effective on Closing, Launch Two will replace the Interim Charter with the Proposed Charter and the Proposed Bylaws and (among other things) change the name of “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.”, in each case, pursuant to the DGCL.

Launch Two’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents in connection with the replacement of the Interim Charter with the Proposed Organizational Documents. The Charter Proposal is conditioned on the approval of each of the Required Proposals. Therefore, if any of the Required Proposals are not approved, the Charter Proposal will have no effect, even if approved by holders of Ordinary Shares.

The following is a summary of the key changes effected by the Proposed Organizational Documents:

1.      Name Change:    Change our name from “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.”

2.      Corporate Purpose:    Provide that the purpose of the post-combination company is “to engage in any lawful act or activity for which corporations may be organized under the DGCL” and to delete all provisions pertaining to a blank-check company.

3.      Authorized Shares:     Provide that the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, that the Combined Company is authorized to issue is 260,000,000 shares, consisting of 10,000,000 shares of Combined Company Preferred Stock and 250,000,000 shares of Combined Company Common Stock.

4.      Exclusive Forum Provisions:    Establish that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any of the Combined Company’s current or former director, officer or other employee or stockholder of the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Organizational Documents (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the case of the foregoing clauses (i) through (iv), that if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action, such action shall be brought in another court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

5.      Adoption of Majority Vote Requirement:    Establish that the Proposed Bylaws may be amended by the Combined Company Board or by the stockholders by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote on such amendment, voting as a single class. Any amendment to the Proposed Charter will generally require the affirmative vote of at least a majority of the Combined Company’s then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

6.      Removal of Directors:     Provide that any director may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class, subject to the rights, if any, of any series of Combined Company Preferred Stock.

7.      Action by Written Consent of the Stockholders:    Eliminate the right of stockholders to act by written consent.

8.      Provisions Related to Status as Blank Check Company:    Provide for certain amendments to better reflect the Combined Company’s existence as an operating company. For example, the Proposed Charter would remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination.

Reasons for the Amendments

The Launch Two Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Organizational Documents, copies of which is included as Annex C and Annex D:

1.      Name Change:    Currently, our name is Launch Two Acquisition Corp. The changes to the Proposed Charter include changing our name to NuCube Holdings, Inc. The Launch Two Board believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

2.      Corporate Purpose:    Launch Two Board believes this change is appropriate to remove language applicable to a blank check company.

3.      Authorized Shares:    The principal purpose of this proposal is to provide for an authorized capital structure of the Combined Company that will enable it to continue as an operating company governed by the DGCL. The Launch Two Board believes that it is important for Launch Two to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

4.      Exclusive Forum Provisions:    Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist the Combined Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Launch Two Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, the Combined Company will be incorporated in Delaware. Delaware law generally applies to corporate law matters and the Delaware courts have a reputation for expertise in such matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or, if applicable, federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with the choice of forum provision and (ii) suits brought to enforce any duty or liability created by Exchange Act be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by the Combined Company’s stockholders on their own behalf, or on behalf of any class of similarly situated stockholders, under the Exchange Act. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Combined Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

5.      Adoption of Majority Vote Requirement:    The Current Charter provides that amendments may be made by a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

Any amendment to the Proposed Charter will generally require approval by holders of at least a majority of our then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

6.      Removal of Directors:    The Current Charter provides that before a Business Combination, holders of Class B Ordinary Shares may remove any director, and that after a Business Combination, shareholders may by Ordinary Resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Charter provides that any director may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class, subject to the rights, if any, of any series of Combined Company Preferred Stock. The Launch Two Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of the Combined Company’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Combined Company Board.

7.      Action by Written Consent of the Stockholders:    Under the Proposed Charter, the Combined Company’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of the Combined Company. Further, the Launch Two Board believes limiting stockholders’ ability to act by written consent will (i) reduce the time and effort Launch Two Board and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions. In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Launch Two is aware to obtain control of the Combined Company, and Launch Two and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Launch Two Board does not believe that the effects of the elimination of stockholders’ ability to act by written consent will create a significant impediment to a tender offer or other effort to take control of the Combined Company. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

8.      Provisions Related to Status as Blank Check Company:    The Launch Two Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with NuCube. Additionally, perpetual existence is the usual period of existence for corporations, and the Launch Two Board believes that it is the most appropriate period for Launch Two following the Business Combination. The elimination of certain provisions related to Launch Two’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination. In addition, certain other provisions in Launch Two’s current organizational documents require that proceeds from the IPO be held in the trust account until a business combination or liquidation of Launch Two has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

Approval of the Charter Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding Ordinary Shares, who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Adjournment Proposal.

The Charter Proposal is conditioned on the approval of each of the Required Proposals. Therefore, if each of the Required Proposals is not approved, the Charter Proposal will have no effect, even if approved by holders of Ordinary Shares.

The Initial Shareholders collectively own 5,750,000 Ordinary Shares, or approximately 55.1% of the issued and outstanding Ordinary Shares. The Sponsor owns 5,750,000 Ordinary Shares. Accordingly, we will need 1,201,953 Public Shares to vote in favor of the Charter Proposal if all Ordinary Shares are present and cast votes. If only the minimum quorum is present, we will need no Public Shares to vote in favor of the Charter Proposal.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that the Interim Charter of Launch Two Acquisition Corp. in effect from the Domestication be amended and restated by the deletion in its entirety and the substitution in its place of the Proposed Charter and the Proposed Bylaws (in the form attached to the proxy statement/prospectus of the meeting as Annex C and Annex D, respectively) including, without limitation, the authorization and approval of (a) the change in authorized share capital as indicated therein, and (b) the change of name of “Launch Two Acquisition Corp” to “NuCube Holdings, Inc.”, in each case effective upon the effectiveness of the Closing of the Business Combination.”

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD RECOMMENDS THAT LAUNCH TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of Launch Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Launch Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Launch Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal (Proposal 1) —  Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination” for a further discussion of these considerations.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS (PROPOSALS 4A — 4F)

Overview

If the Required Proposals, including the Advisory Organizational Documents Proposal, are approved and the Business Combination is consummated, Launch Two will replace the Interim Charter with the Proposed Organizational Documents, under the DGCL.

Launch Two’s shareholders are asked to consider and vote upon and to approve as an ordinary resolution, on a non-binding and advisory basis only, six separate proposals in connection with the replacement of the Interim Charter with the Proposed Organizational Documents. These six proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, Launch Two is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on Launch Two, the Launch Two Board, NuCube or the Combined Company Board. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Launch Two intends that the Proposed Organizational Documents will take effect upon the consummation of the Business Combination, assuming approval of the Business Combination Proposal.

The Proposed Organizational Documents differ materially from the Current Charter. The following sets forth a summary of the principal changes proposed between the Current Charter and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Current Charter, which is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, and, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex I and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex J. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Current Charter is governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, Launch Two encourages shareholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “Comparison of Shareholder Rights.”

	The Current Charter pre-Domestication, under the Companies Act	The Proposed Organizational Documents, under the DGCL
Authorized Shares (Advisory Organizational Documents Proposal 4A)

The authorized share capital set out in the Current Charter is US $55,500 divided into 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 preference shares of a par value of US $0.0001 each.

See paragraph 5 of the Current Charter.

The Proposed Charter authorizes 250,000,000 shares of Combined Company Common Stock, par value $0.0001 per share and 10,000,000 shares of Combined Company Preferred Stock, par value $0.0001 per share.

The Proposed Charter grants one vote to each share of the Combined Company Common Stock, and the Combined Company Preferred Stock.

See Article IV of the Proposed Charter

Exclusive Forum Provision (Advisory Organizational Documents Proposal 4B)

The Current Charter provides that unless Launch Two consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Current Charter or otherwise related in any way to each shareholder’s shareholding in Launch Two, including but not limited to: (i) any derivative action or proceeding brought

The Proposed Bylaws adopt Delaware as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or to any claim for which the federal courts have exclusive jurisdiction.

See Article XI of the Proposed Charter.

	The Current Charter pre-Domestication, under the Companies Act	The Proposed Organizational Documents, under the DGCL

on Launch Two’s behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of Launch Two’s current or former director, officer or other employee to Launch Two or its shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Current Charter; or (iv) any action asserting a claim against Launch Two governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the Current Charter does not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

See Article 53 of the Current Charter.

Adoption of Majority Vote Requirement (Advisory Organizational Documents Proposal 4C)

The Current Charter requires a:

•   Special Resolution to alter or add to the articles or to the memorandum with respect to any objects, powers or other matters specified therein (except that, prior to the closing of a Business Combination, a Special Resolution of the Class B Ordinary Shares is required to approve amendments to the constitutional documents of the company or to adopt new constitutional documents of the company, in each case, as a result of the company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands);

•   Amendments that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Ordinary Shares, (except where such amendment is proposed in respect of the consummation of a business combination) require a Special Resolution passed by at least 90% of the holders of the Launch Two Ordinary Shares then issued and outstanding.

See Article 18 of the Current Charter.

The Proposed Charter provides that the Proposed Bylaws may be amended by the Combined Company Board or by the stockholders by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class. Any amendment to the Proposed Charter will generally require the affirmative vote of at least a majority of the Combined Company’s then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

See Article X of the Proposed Charter.

	The Current Charter pre-Domestication, under the Companies Act	The Proposed Organizational Documents, under the DGCL
Removal of Directors (Advisory Organizational Documents Proposal 4D)

The Current Charter provides that prior to the closing of a business combination, Launch Two may by Ordinary Resolution of the holders of the Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of a business combination, holders of Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

See Article 30 of the Current Charter.

The Proposed Charter permits the removal of a director only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class, subject to the rights, if any, of any series of Combined Company Preferred Stock.

See Article VI of the Proposed Charter.

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 4E)	The Current Charter permits shareholders to approve matters by unanimous written resolution. See Article 1.1 of the Current Charter.

The Proposed Charter requires stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

See Article V of the Proposed Charter.

Other Changes in Connection with Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4F)

The Current Charter includes reference to the Company’s status as a blank check company with nominal operations prior to the consummation of a business combination.

See Article 50.12 of the Current Charter.

The Proposed Charter does not include provisions related to Launch Two’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as the Combined Company will cease to be a blank check company at such time.

The Advisory Organizational Documents Proposal 4A — Authorized Shares

Launch Two shareholders are being asked to approve and adopt an amendment to the Current Charter to authorize the change in the authorized capital stock of Launch Two from 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 5,000,000 preference shares, par value of $0.0001 per share, to 250,000,000 shares of the Combined Company Common Stock, par value $0.0001 per share, and 10,000,000 shares of Combined Company Preferred Stock, par value $0.0001 per share.

In order to ensure that the Combined Company has sufficient authorized capital for future issuances, the Launch Two Board has approved, subject to shareholder approval, that the proposed the Proposed Organizational Documents change the authorized capital stock of Launch Two from 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 Launch Two preference shares, par value $0.0001 per share, to 250,000,000 shares of the Combined Company Common Stock, par value $0.0001 per share, and 10,000,000 shares of Combined Company Preferred Stock, par value $0.0001 per share.

The Advisory Organizational Documents Proposal 4B — Exclusive Forum Provision

Launch Two shareholders are being asked to approve and adopt an amendment to the Interim Charter to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

The Proposed Charter stipulates that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed

Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the case of the foregoing clauses (i) through (iv), that if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action, such action shall be brought in another court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The Advisory Organizational Documents Proposal 4C — Adoption of Majority Vote Requirement

Launch Two shareholders are being asked to approve and adopt an amendment to the Current Charter to approve provisions providing that any amendment to the Proposed Charter will generally require the affirmative vote of at least a majority of the Combined Company’s then outstanding common stock. The Proposed Charter provides that the Proposed Bylaws may be amended by the Combined Company Board or by the stockholders by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote on such amendment, voting as a single class. Any amendment to the Proposed Charter will generally require the affirmative vote of at least a majority of the Combined Company’s then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

The Advisory Organizational Documents Proposal 4D — Removal of Directors

Launch Two shareholders are being asked to approve and adopt an amendment to the Current Charter to approve provisions permitting the removal of a director only for cause and only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class, subject to the rights, if any, of any series of Combined Company Preferred Stock.

The Advisory Organizational Documents Proposal 4E — Action by Written Consent of Stockholders

Launch Two shareholders are being asked to approve and adopt an amendment to the Current Charter to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

The Advisory Organizational Documents Proposal 4F — Other Changes in Connection with Adoption of the Proposed Organizational Documents

Launch Two shareholders are being asked to approve and adopt an amendment to the Current Charter to authorize (1) changing the corporate name from “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.”, (2) making the Combined Company’s corporate existence perpetual, and (3) removing certain provisions related to Launch Two’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of Launch Two’s operations should Launch Two not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Current Charter) because following the consummation of the Business Combination, the Combined Company will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Launch Two shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Implementation of the changes described above as a result of the approval of the Charter Proposal, will result, upon the Closing, in the wholesale replacement of the Interim Charter with the Proposed Organizational Documents, regardless of whether any of the Advisory Organizational Documents Proposals is approved. While certain material changes between the Interim Charter and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal 4F, there are other differences between the Interim Charter and the Proposed Organizational Documents

(arising from, among other things, differences between the Cayman Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if Launch Two shareholders approve the Charter Proposal. See the section entitled “Comparison of Shareholder Rights.”

Reasons for Amendments

The Advisory Organizational Documents Proposal 4A — Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of the Combined Company that will enable it to continue as an operating company governed by the DGCL. The Launch Two Board believes that it is important for the Combined Company to have available for issuance a number of authorized shares of Combined Company Common Stock and Combined Company Preferred Stock sufficient to support its growth and to provide flexibility for future corporate needs.

In addition, the Proposed Organizational Documents provide for an authorized capital structure that includes that holders of Combined Company Common Stock shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Certificate of Incorporation that relates solely to the terms of the Combined Company Preferred Stock or series thereof are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Proposed Charter or under the DGCL. The Launch Two Board believes that the Combined Company’s success will depend in part on its ability to pursue a long-term strategic vision and long-term value creation, and that the multi-vote structure may help insulate the Combined Company from short-term outside influences while management executes the Combined Company’s business plan. The Launch Two Board also believes that this structure can provide the Combined Company with flexibility to pursue financings and strategic transactions involving equity issuances while maintaining voting control by the holders of the non-common stock-vote shares.

The Advisory Organizational Documents Proposal 4B — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist the Combined Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum is intended to help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Launch Two Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, the Combined Company will be incorporated in Delaware. Delaware law generally applies to .corporate law matters and the Delaware courts have a reputation for expertise in such matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or, if applicable, federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the case of the foregoing clauses (i) through (iv), that if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action, such action shall be brought in another court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Combined Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

The Advisory Organizational Documents Proposal 4C — Adoption of Majority Vote Requirement

The Current Charter amendments (other than with respect to Article 29.4 and Article 47.2 of the Current Charter) may be made by a Special Resolution under the Companies Act, being the affirmative vote of at least two thirds of the issued and outstanding Launch Two Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. The Proposed Charter provides that the Proposed Bylaws may be amended by the Combined Company Board or by the stockholders by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote on such amendment, voting as a single class. Any amendment to the Proposed Charter will generally require the affirmative vote of at least a majority of the Combined Company’s then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class. The amendment is intended to provide the Combined Company with greater governance flexibility and align its governance practices more closely with those of other public companies.

The Advisory Organizational Documents Proposal 4D — Removal of Directors

The Current Charter provides that before a business combination, holders of Launch Two Ordinary Shares may remove any director, and that after a business combination, shareholders may by Ordinary Resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class, subject to the rights, if any, of any series of Combined Company Preferred Stock. The Launch Two Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of the Combined Company’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Combined Company Board.

The Advisory Organizational Documents Proposal 4E — Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, the Combined Company’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Combined Company’s organizational documents outside of a duly called special or annual meeting of the stockholders of the Combined Company. Further, the Launch Two Board believes limiting stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Launch Two is aware to obtain control of the Combined Company, and Launch Two and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Launch Two Board does not believe that the effects of the elimination of stockholders’ ability to act by written consent will create a significant impediment to a tender offer or other effort to take control of the Combined Company. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

The Advisory Organizational Documents Proposal 4F — Other Changes in Connection with Adoption of the Proposed Organizational Documents

The Launch Two Board believes that changing the Combined Company’s corporate name from “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.” and making its corporate existence perpetual is desirable to reflect the Business Combination with NuCube and to clearly identify the Combined Company as the publicly traded entity.

The elimination of certain provisions related to Launch Two’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Launch Two and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the Launch Two Board believes it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in the Current Charter require that proceeds from Launch Two’s initial public offering be held in the trust account until a business combination or liquidation of Launch Two has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Certain provisions of the Proposed Organizational Documents could limit stockholders’ ability to influence the direction of the Combined Company and may discourage litigation that may otherwise benefit stockholders. For example, the Proposed Organizational Documents provide for a multi class stock structure in which there exists Combined Company Common Stock, and Combined Company Preferred Stock, which may concentrate voting control and could reduce the ability of holders of the Combined Company Common Stock to influence matters submitted to a stockholder vote. The Proposed Organizational Documents also provide that stockholders may not act by written consent in lieu of a meeting, which may delay stockholder action and require stockholders seeking to take action to do so at a duly called annual or special meeting. Further, the Proposed Charter includes an exclusive forum provision that designates the Court of Chancery of the State of Delaware (and, in certain cases, the United States federal district courts) as the exclusive forum for certain actions, which could discourage or deter stockholders from bringing claims, including claims that may otherwise benefit stockholders, due to the costs and practical considerations associated with litigating in the designated forum.

Vote Required for Approval

Approval of each Advisory Organizational Documents Proposal requires an Ordinary Resolution on a non-binding and advisory basis only, being the affirmative vote of the holders of a majority of the issued and outstanding Launch Two Ordinary Shares, who, being present in person or by proxy and being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Adjournment Proposal. As described above, the shareholder votes regarding these proposals are advisory in nature, and are not binding on Launch Two, or the Launch Two, NuCube or the Combined Company Board.

The Initial Shareholders collectively own 5,750,000 Ordinary Shares, or approximately 55.1% of the issued and outstanding Ordinary Shares. The Sponsor owns 5,750,000 Ordinary Shares. Accordingly, we will not need any Public Shares to vote in favor of the Advisory Organizational Documents if all Ordinary Shares are present and cast votes. If only the minimum quorum is present, we will need no Public Shares to vote in favor of the Advisory Organizational Documents Proposal.

Resolution to be Voted Upon

“RESOLVED, as six separate ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

•        Proposal 4A — to amend the Interim Charter to authorize the change in the authorized capital stock of Launch Two from (i) 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 250,000,000 shares of the Combined Company Common Stock, par value $0.0001 per share, and 10,000,000 shares of designated Combined Company Preferred Stock, par value $0.0001 per share.

•        Proposal 4B — to amend the Interim Charter to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•        Proposal 4C — to amend the Interim Charter to approve provisions generally requiring the affirmative vote of at least a majority of the Combined Company’s then outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class, for amendments to the Proposed Charter.

•        Proposal 4D — to amend the Interim Charter to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class, subject to the rights, if any, of any series of Combined Company Preferred Stock.

•        Proposal 4E — to amend the Interim Charter by adopting provisions in the Proposed Charter to require stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•        Proposal 4F — to amend the Interim Charter to authorize (1) changing the corporate name from “Launch Two Acquisition Corp.” to “NuCube Holdings, Inc.”, (2) making the Combined Company’s corporate existence perpetual, and (3) removing certain provisions related to Launch Two’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD RECOMMENDS THAT LAUNCH TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of Launch Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Launch Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Launch Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal (Proposal 1) — Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 5)

Overview

In connection with the Business Combination, Launch Two is asking its shareholders to approve, by ordinary resolution, the NuCube Energy, Inc. 2026 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. The Launch Two Board approved the Incentive Plan on June 18, 2026, subject to approval by Launch Two’s shareholders. If approved by the shareholders, the Incentive Plan will become effective as of the date of the Closing of the Business Combination (the “Effective Date”). The Incentive Plan is intended to replace the Company Equity Plan. Upon the closing of the Business Combination, the Company Equity Plan will be terminated and the Combined Company will not grant any further awards under such plan. However, the Company Equity Plan will continue to govern outstanding awards granted thereunder.

Launch Two is seeking shareholder approval of the Incentive Plan in order to (i) align the interests of the executive officers, directors, advisors and other service providers to the Combined Company with those of the interests of the future stockholders of the Combined Company, (ii) meet Nasdaq listing requirements, (iii) allow incentive stock options awarded under the Incentive Plan to meet the requirements of the Code, (iv) set a limit on annual compensation of non-employee directors, and (v) conform to good corporate governance. Summary of the Incentive Plan.

The material terms of the Incentive Plan are summarized below. A copy of the full text of the Incentive Plan is attached to this proxy statement/prospectus as Annex E. This summary of the Incentive Plan is not intended to be a complete description of the Incentive Plan and is qualified in its entirety by the actual text of the Incentive Plan to which reference is made. In the event of any inconsistency, the terms of the actual text of the Incentive Plan shall control. Capitalized terms used, but not defined, in the following summary have the meaning assigned to those terms in the Incentive Plan.

Purpose

The Incentive Plan provides participants with an opportunity to receive incentives in order to encourage participants to contribute materially to the Combined Company’s growth and align the economic interests of the participants with those of the Combined Company’s stockholders.

Types of Awards

The Incentive Plan provides for the issuance of stock units, stock options (including incentive stock options and non-qualified stock options), stock appreciation rights (“SARs”), stock awards, and other stock-based awards to employees, non-employee directors, and certain consultants and advisors who perform services for the Combined Company or its subsidiaries.

Administration

The Incentive Plan will be administered and interpreted by the compensation committee of the Combined Company Board, although any awards to members of the Combined Company Board must be authorized by a majority of the Combined Company Board. The compensation committee can delegate authority to administer the Incentive Plan to one or more subcommittees of the compensation committee, as it determines to be appropriate and in compliance with applicable law. In addition, subject to compliance with applicable laws and applicable stock exchange requirements, the compensation committee may delegate some or all of its authority to one or more officers of the Combined Company, with respect to grants of awards to employees or advisers and consultants who are not executive officers or directors subject to reporting obligations under Section 16 of the Exchange Act.

The compensation committee will determine: (1) the individuals who will receive awards under the Incentive Plan; (2) the type, size, terms and conditions of awards under the Incentive Plan; (3) when grants of awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (4) the amounts payable based on attainment of performance goals, including discretion to make adjustments to amounts payable as the compensation committee deems appropriate and in the best interests of the Combined Company; (5) when to amend previously granted awards, subject to the limitations set forth in the Incentive Plan; (6) the terms and guidelines that apply to individuals living outside the United States who receive grants under the Incentive Plan; and (7) any other matters arising under the Incentive Plan.

Shares Subject to the Incentive Plan

Subject to adjustment described below, the Incentive Plan authorizes the issuance or transfer of up to (i) 12.5% of the sum of (a) the number of shares of Combined Company Common Stock issued and outstanding, (b) the number of shares of Combined Company Common Stock underlying any outstanding stock options, restricted stock units, stock appreciation rights and other equity awards exercisable for or convertible or exchangeable into shares of Combined Company Common Stock, and (c) the number of shares of Combined Company Common Stock issuable upon (x) the exercise of any outstanding warrants or other rights to purchase shares of Combined Company Common Stock or (y) the conversion or exchange of any outstanding shares of Combined Company preferred stock or convertible debt or other securities convertible or exchangeable into shares of Combined Company Common Stock, to the extent not included in clauses (b) or (c), immediately following the Closing, plus (ii) the adjusted number of shares of NuCube Common Stock reserved for issuance under the Company Equity Plan that remain available for grant as of the Effective Date, plus (iii) any shares of Combined Company Common Stock subject to any outstanding awards under the Company Equity Plan that, following the Effective Date, expire, or are terminated, surrendered, cancelled or forfeited for any reason without being issued. As of June 30, 2026, 109,805 shares of NuCube Common Stock are available for grant under the Company Equity Plan. [Based upon a price per share of $[•], which was the closing trading price of the Class [A] Ordinary Shares on Nasdaq on [•], the maximum aggregate market value of Combined Company Common Stock that could potentially be issued under the Incentive Plan immediately following the Closing is $[•] million.] The maximum number of shares of Combined Company Common Stock that may be issued pursuant to incentive stock options is limited to the number of shares specified in the Incentive Plan.

Beginning with the first fiscal year after the Effective Date, the reserve of authorized shares of Combined Company Common Stock will automatically increase each year by the lesser of 2.5% of outstanding shares of Combined Company Common Stock on the last day of the preceding fiscal year or a smaller number determined by the compensation committee. The shares issuable under the Incentive Plan may be drawn from shares of the authorized but unissued Combined Company Common Stock or from shares of Combined Company Common Stock that the Combined Company acquires, including shares purchased on the open market. If awards granted under the Incentive Plan expire, terminate, or are surrendered, cancelled, forfeited, or exchanged without having been exercised, vested or paid in shares of Combined Company Common Stock, shares of Combined Company Common Stock subject to such awards will again be available for purposes of the Incentive Plan. If grants of awards are settled in cash rather than shares of Combined Company Common Stock, any shares of Combined Company Common Stock that were previously subject to such awards will again be available for issuance or transfer under the Incentive Plan.

Shares of the Combined Company Common Stock surrendered in payment of the exercise price of an option will become available for future grants and the share reserve will be reduced only by the number of shares actually issued upon the exercise or settlement of an award. Shares of the Combined Company that are withheld or surrendered for payment of taxes with respect to awards will be available for re-issuance under the Incentive Plan. If SARs are granted, only by the number of shares actually issued shall be considered issued under the Incentive Plan, net the number of shares that may be withheld on exercise of any such SARs. If the Combined Company repurchases the shares of Combined Company Common Stock on the open market with proceeds from an option’s exercise price, then such shares cannot be made available for issuance under the Incentive Plan.

The number of shares available under the Incentive Plan will not be reduced by the shares that are issued or transferred under awards made pursuant to an assumption, substitution, or exchange for previously granted awards of a company that the Combined Company acquired in a transaction. Additionally, subject to applicable stock exchange listing and Code requirements, shares of Combined Company Common Stock available under an acquired company’s stockholder approved plan, as adjusted, may be used by the Combined Company for grants of awards under the Incentive Plan, and they will not reduce the Incentive Plan’s share reserve.

Non-Employee Director Limit

Subject to adjustment, as described below, the maximum aggregate grant date value of shares of Combined Company Common Stock (as determined for financial reporting purposes) subject to awards granted to any non-employee director in a calendar year, taken together with any cash fees earned by such non-employee director for services during the calendar year, cannot exceed $750,000 in total value.

Adjustments

If there is any change in the number or kind of shares of Combined Company Common Stock outstanding because of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (ii) a merger, reorganization, or consolidation; (iii) a reclassification or change in par value of shares of Combined Company Common Stock; or (iv) any other extraordinary or unusual event affecting the outstanding Combined Company Common Stock as a class without the Combined Company’s receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced because of a spinoff or the Combined Company’s payment of an extraordinary dividend or distribution, the compensation committee will equitably adjust the following:

•        the maximum number and kind of shares of Combined Company Common Stock available for issuance under the Incentive Plan;

•        the maximum number and kind of shares of Combined Company Common Stock that may be issued pursuant to incentive stock options granted under the Incentive Plan;

•        the maximum amount of awards which a non-employee director may receive in any year;

•        the number and kind of shares covered by outstanding awards;

•        the number and kind of shares issued and to be issued under the Incentive Plan;

•        the price per share or applicable market value of awards will be equitably adjusted by the compensation committee; and

•        exercise price of options, base amount of SARs, performance goals or other terms and conditions that the compensation committee deems appropriate and subject to the Incentive Plan’s repricing restrictions.

The compensation committee will make adjustments to reflect changes in the number, kind, or value of shares issued to prevent, to the extent possible, the enlargement or dilution of rights and benefits under the Incentive Plan and for any outstanding awards, in each case subject to and consistent with applicable law. The compensation committee will eliminate any fractional shares resulting from adjustment.

The compensation committee may also make adjustments to the terms and conditions of outstanding awards in recognition of unusual or nonrecurring events, including acquisitions and dispositions of business assets, which affect the Combined Company, its subsidiaries or business units, or any financial statements of the Combined Company or its subsidiaries, or in response to changes in applicable laws, regulations, or accounting principles. In the event of certain transactions that constitute a change in control (as described below), the change in control provisions of the Incentive Plan apply.

Eligibility

All employees and non-employee directors, and certain key advisers (including consultants and advisers of the Combined Company and its subsidiaries) that provide services to the Combined Company and its subsidiaries are eligible to participate in the Incentive Plan. The compensation committee will select which eligible service providers will receive grants of awards under the Incentive Plan. Following the Closing of the Business Combination, the Combined Company is expected to have approximately 10 employees (including four executive officers) and five non-employee directors who would have been eligible to participate in the Incentive Plan if the Incentive Plan were in effect on such date. Because the proposed executive officers and non-employee directors of the Combined Company will be eligible to receive awards under the Incentive Plan, they may be deemed to have a personal interest in the approval of this Proposal 5.

Vesting

The compensation committee determines the vesting and exercisability terms of awards granted under the Incentive Plan.

Stock Units

The compensation committee may grant stock units to anyone eligible to participate in the Incentive Plan. Stock units represent hypothetical shares of Combined Company Common Stock, and each represents a right that a participant has to receive a share of Combined Company Common Stock or amount of cash based on the Combined Company Common Stock’s value, if certain conditions or circumstances are met, including specified performance goals or the lapse of time. The compensation committee may accelerate vesting or payment for any reason and at any time, provided that the acceleration complies with Section 409A of the Code. Payment for stock units can be made in Combined Company Common Stock, cash, or any combination of the two as determined by the compensation committee. All unvested stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the compensation committee determines otherwise.

Options

Under the Incentive Plan, the compensation committee may grant incentive stock options and non-qualified stock options to employees of the Combined Company or any parent or subsidiary of the Combined Company, determined in accordance with Section 424 of the Code. Non-qualified stock options may be granted to employees, non-employee directors, and key advisers. The exercise price of an option granted under the Incentive Plan will be determined by the compensation committee but cannot be less than the fair market value of a share of Combined Company Common Stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder of the total combined voting power of all classes of our stock, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted.

The compensation committee will determine the term of an option, up to 10 years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder of the total combined voting power of all classes of our stock, the term cannot exceed five years from the date of grant. Options will become exercisable according to the terms and conditions set by the compensation committee in the award agreement. The compensation committee may accelerate the exercisability of any outstanding options at any time and for any reason. The compensation committee will determine in the award agreement under what circumstances and during what time periods a participant may exercise an option after termination of employment or service. Any options granted to non-exempt employees cannot be exercisable for at least six months after the grant date, except as determined by the compensation committee.

A participant can exercise an option that has become exercisable by delivering a notice of exercise to the Combined Company as set forth in the Incentive Plan.

Stock Awards

The compensation committee may grant stock awards of Combined Company Common Stock to anyone eligible under the Incentive Plan. Stock awards may be subject to restrictions as the compensation committee determines, including, but not limited to, restrictions based on the achievement of performance goals or the lapse of time. The award agreement will set the period of time during which the stock awards will be subject to restrictions, during which time a participant cannot sell, assign, transfer, pledge, or otherwise dispose of the shares of a stock award, except as permitted by the compensation committee.

If a participant ceases to be employed by or provide services to the Combined Company during any restricted period, or if other specified conditions are not met, any unvested portion of the stock award will be forfeited, unless the compensation committee determines otherwise.

Stock Appreciation Rights

The compensation committee may grant SARs to anyone eligible for the Incentive Plan separately or in tandem with any option. Tandem SARs for non-qualified stock options may be granted at the time an option is granted or while an option is outstanding. In the case of incentive stock options, SARs may only be granted at the time the incentive stock option is granted. The compensation committee will establish the base amount of the SAR at the time the SAR is granted, which will be equal to or greater than the fair market value of a share of Combined Company Common Stock as of the date of grant, as well as the vesting and other restrictions applicable to the exercisability of a SAR.

If a SAR is granted in tandem with an option, the number of SARs that are exercisable during a specified period will not exceed the number of shares of Combined Company Common Stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related SARs will terminate, and upon the exercise of a SAR, the related option will terminate, in either case, to the extent of an equal number of shares of Combined Company Common Stock. Generally, SARs may only be exercised while the participant is employed by, or providing services to, the Combined Company or during an applicable period following termination. If a SAR is granted to a non-exempt employee, it may not be exercisable for at least six months after the date of grant.

When a participant exercises a SAR, the participant will receive the excess of the fair market value of the underlying Combined Company Common Stock over the base amount of the SAR. The appreciation of a SAR will be paid in shares of Combined Company Common Stock, cash or both.

The term of any SAR cannot exceed 10 years from the date of grant. In the event that on the last day of the term of a SAR, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of the Combined Company Common Stock under the insider trading policy, the term of the SAR will be extended for a period of 30 days following the end of the legal prohibition, unless the compensation committee determines otherwise.

Other Stock-Based Awards

The compensation committee may grant other stock-based awards that are based on or measured by Combined Company Common Stock to anyone who is eligible to participate in the Incentive Plan, subject to terms and conditions set by the compensation committee. Other stock-based awards may be subject to the achievement of performance goals or criteria, and may be payable in cash, shares of Combined Company Common Stock, or a combination of the two, as determined by the compensation committee.

Dividend Equivalents

The compensation committee may grant dividend equivalents in connection with stock units or other stock-based awards, either in the award agreement or at any point following the grant of the stock unit or other stock-based award. Dividends and dividend equivalents granted in connection with an award of stock units or other stock-based award will vest and be paid only if and to the extent that the underlying award of stock units or other stock-based award is vested and paid. Dividend equivalents may be payable in cash or shares of Combined Company Common Stock and upon terms and conditions set by the compensation committee. Dividends and dividend equivalents may not be granted in connections with options or SARs.

Prohibition on Repricing

Except in connection with a corporate transaction involving the Combined Company, the compensation committee may not (i) amend the terms of any outstanding stock options or SARs to reduce the exercise price or base price, as applicable; (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price or base price that is lower than the exercise price or base price of the original option or SAR; or (iii) cancel outstanding stock options or SARs with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities.

Performance-Based Awards

Vesting of awards granted under the Incentive Plan may be subject to achievement of performance objectives that may be based on the attainment of specified levels of one or more performance goals established by the compensation committee. If the compensation committee so determines, the vesting of any such award subject to performance goals may be applied on an absolute basis or relative to one or more peer companies or indices or any combination thereof and, if applicable, may be computed on an accrual or cash accounting basis. Performance goals may relate to a business unit, specified subsidiaries, or the performance of the Combined Company as a whole, or any combination of the foregoing. Performance goals may include, but will not be limited to, the following: revenue, organic revenue, net sales, or new-product revenue or net sales, achievement of specified milestones in the discovery and development of the Combined Company’s technology or of one or more of the Combined Company’s products, achievement of specified milestones in the commercialization of one or more of the Combined Company’s products, achievement of specified milestones in the manufacturing of one or more of the Combined Company’s products, expense targets, share price, total shareholder return, earnings per share, operating margin, gross margin, return measures (including, but not limited to, return on assets, capital, equity, or sales), productivity ratios, operating income, net operating profit, net earnings or net income (before or after taxes), cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, economic value added, market share, working capital targets, achievement of specified milestones relating to corporate partnerships, collaborations, license transactions, distribution arrangements, mergers, acquisitions, dispositions or similar business transactions, employee retention and recruiting and human resources management, strategic goals or objectives; and other applicable criteria as determined by the compensation committee.

Change in Control

If the Combined Company experiences a change in control where it is not the surviving corporation (or survive only as a subsidiary of another corporation), unless an award agreement provides otherwise or the compensation committee determines otherwise, all outstanding grants that are not exercised, vested or paid at the time of the change in control will be assumed by or replaced with grants (with respect to cash, securities or a combination thereof) that have comparable terms by the surviving corporation (or a parent or subsidiary of the surviving corporation). Unless the applicable award agreement provides otherwise, or the compensation committee determines otherwise, if a participant’s employment or service is terminated without cause (as defined in the Incentive Plan or an individual agreement) on or within twelve months following a change in control, the outstanding awards will vest.

If there is a change in control and all outstanding grants are not assumed by or replaced with grants that have comparable terms by the surviving company, then the compensation committee may (but is not required to) adjust the terms and conditions of outstanding awards, including, without limitation, taking any of the following actions (or combination thereof) without the consent of any participant:

•        determine that outstanding options and SARs will automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, other stock-based awards, and dividend equivalents immediately lapse;

•        determine that participants will receive payment, in an amount and form determined by the compensation committee, in settlement of outstanding stock units, other stock-based awards, or dividend equivalents;

•        require that participants surrender their outstanding stock options and SARs in exchange for a payment by the Combined Company, in cash or shares of Combined Company Common Stock, equal to the difference between the exercise price and the fair market value of the underlying shares of Combined Company Common Stock; provided, however, if the per share fair market value of Combined Company Common Stock does not exceed the per share stock option exercise price or SAR base amount, as applicable, the Combined Company will not be required to make any payment to the participant upon surrender of the stock option or SAR; or

•        after giving participants an opportunity to exercise all of their outstanding stock options and SARs, terminate any unexercised stock options and SARs on the date determined by the compensation committee.

In general terms, a change in control under the Incentive Plan means the occurrence of any of the following: (i) a person or group acquires more than 50% of the Combined Company’s voting power, other than in certain reorganizations where the Combined Company becomes a subsidiary and the Combined Company’s existing stockholders continue to own more than 50% of the voting power of the new parent company; (ii) the Combined Company completes (a) a merger or consolidation where the Combined Company’s existing stockholders do not retain more than 50% of the voting power of the surviving entity or no longer have the ability to elect a majority of its board or (b) a sale or other disposition of all or substantially all of the Combined Company’s assets; (iii) a majority of the Combined Company Board is replaced over any 12-month period, unless the new directors were approved or nominated by a majority of the directors who were in office at the beginning of that period (or by directors previously approved in this manner); or (iv) consummation of a complete liquidation or dissolution of the Combined Company.

Deferrals

The compensation committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of Combined Company Common Stock that would otherwise be due to the participant in connection with a grant under the Incentive Plan. The compensation committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Valuation

The fair market value per share of the Combined Company Common Stock on any relevant date under the Incentive Plan will be deemed to be equal to the closing sale price per share during regular hours trading on the relevant date on NYSE (or any other national securities exchange on which the Combined Company Common Stock is at the time primarily traded). If there is no closing selling price for Combined Company Common Stock on the date in question, then the fair market value shall be the last reported sale price during regular trading hours on the last preceding date for which a sale was reported. As of June 30, 2026, the closing price on Nasdaq per Class A Ordinary Share, each of which shall be converted to one share of Combined Company Common Stock, was $10.72.

Withholding

All awards under the Incentive Plan are subject to applicable U.S. federal (including the Federal Insurance Compensation Act, or “FICA”), state and local, foreign country or other tax withholding requirements. The Combined Company may require participants or other persons receiving or exercising awards to pay an amount sufficient to satisfy such tax withholding requirements with respect to such awards, or may deduct from other wages and compensation paid by the Combined Company the amount of any withholding taxes due with respect to such grant. The Combined Company may also take any other actions that the compensation committee deems advisable to enable the Combined Company to satisfy the withholding tax and other tax obligations with respect to any award made under the Incentive Plan.

The compensation committee may permit or require that the tax withholding obligation with respect to awards paid in Combined Company Common Stock be paid by having shares of Combined Company Common Stock withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for U.S. federal (including FICA), state and local tax liabilities, or as otherwise determined by the compensation committee. In addition, the compensation committee may, in its discretion, and subject to such rules as the compensation committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability

Except as permitted by the compensation committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to awards other than incentive stock options, pursuant to a domestic relations order. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. The compensation committee may provide in an award agreement that a participant may transfer non-qualified stock options and stock awards to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination

The Combined Company Board may amend, suspend, or terminate the Incentive Plan (or any portion thereof) at any time, except that the Combined Company Board must receive stockholder approval to do so if required to comply with the Code, applicable law, or applicable stock exchange requirements.

If a termination or amendment occurs after an award is made, it will not materially impair the rights of a participant with respect to the award, unless the participant consents or the compensation committee acts in compliance with applicable law or other exceptions set forth in the Incentive Plan.

Clawback

All awards under the Incentive Plan will be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that the Combined Company Board or the compensation committee may implement or approve at any time. The Combined Company may offset any payments due under the Incentive Plan to a participant where repayment is required by an applicable clawback or recoupment policy, subject to applicable law.

Subject to applicable law, the compensation committee may provide in any award agreement that if a participant breaches any restrictive covenant obligation or agreement between the participant and us, or otherwise engages in activities that constitute cause either while employed by, or providing services to, the Combined Company or within a specified period thereafter, all awards held by the participant will terminate, and may rescind any exercise of an option or SAR and the vesting of any other award and delivery of shares of Combined Company Common Stock upon such exercise or vesting, as applicable on such terms as the compensation committee will determine, including the right to require that in the event of any rescission:

•        the participant must return the shares of Combined Company Common Stock received upon the exercise of any option or SAR or the vesting and payment of any other grants; or

•        if the participant no longer owns the shares of Combined Company Common Stock, the participant must pay to the Combined Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares of Combined Company Common Stock (if the participant transferred the shares of Combined Company Common Stock by gift or without consideration, then the fair market value of the shares of Combined Company Common Stock on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

Payment by the participant will be made in such manner and on such terms and conditions as may be required by the compensation committee.

Certain Federal Income Tax Aspects

The following is a summary of certain federal income tax consequences of awards under the Incentive Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares of Combined Company Common Stock purchased over the exercise price. The Combined Company generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares of the Combined Company Common Stock received upon the exercise of an option will be the fair market value of the shares of Combined Company Common Stock on the date of exercise, and if the shares of Combined Company Common Stock are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares of Combined Company Common Stock on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares of Combined Company Common Stock are a capital asset of the optionee) depending upon the length of time such shares of Combined Company Common Stock were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares of Combined Company Common Stock acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares of Combined Company Common Stock acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares of Combined Company Common Stock on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Stock Awards

A participant generally will not be taxed upon the grant of stock awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares of Combined Company Common Stock at the time the shares of Combined Company Common Stock are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). The Combined Company generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares of Combined Company Common Stock will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of Combined Company Common Stock of stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares of Combined Company Common Stock of stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares of Combined Company Common Stock equal to their fair market value on the date of the participant’s award, and the participant’s holding period for capital gains purposes will begin at that time. The Combined Company generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Stock Units

In general, the grant of stock units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and the Combined Company generally will be entitled to a tax deduction at the same time and in the same amount.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares of Combined Company Common Stock received. The Combined Company generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares of Combined Company Common Stock received upon exercise of a SAR will be the fair market value of the shares of Combined Company Common Stock on the date of exercise, and if the shares of Combined Company Common Stock are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares of Combined Company Common Stock on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares of Combined Company Common Stock are a capital asset of the participant) depending upon the length of time such shares of Combined Company Common Stock were held by the participant.

Other Stock-Based Awards

With respect to other stock-based awards granted under the Incentive Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares of Combined Company Common Stock or other property received will be ordinary income to the participant, and the Combined Company generally will be entitled to a tax deduction at the same time and in the same amount.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the Incentive Plan are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to a publicly held company for compensation in excess of $1 million paid to its “covered employees” which generally includes all named executive officers (the “NEOs”). While the compensation committee considers the tax deductibility of each element of executive compensation as a factor in the overall compensation program, the compensation committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

New Plan Benefits

Because future grants of awards under the Incentive Plan, if approved, would be subject to the discretion of the Combined Company Board or the compensation committee, the amount and terms of future awards to particular participants or groups of participants are not determinable at this time. No awards have been previously granted that are contingent on the approval of the Incentive Plan.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, the Combined Company intends to file with the SEC a Registration Statement on Form S-8 covering the offer and sale of the shares of Combined Company Common Stock issuable under the Incentive Plan.

Interests of Certain Persons in this Proposal 5

All members of the Combined Company Board and all executive officers of Combined Company will be eligible to receive awards made under the Incentive Plan and, thus, may be deemed to have a personal interest in the approval of the Incentive Plan.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that adoption of the NuCube Energy, Inc. 2026 Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex E, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the Incentive Plan Proposal does not require the passing of a resolution under the Current Charter and Cayman Islands law. Notwithstanding this, the Launch Two Board is asking the Launch Two shareholders to approve the Incentive Plan Proposal as an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding Launch Two Ordinary Shares, who, being present in person or by proxy and being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Adjournment Proposal.

The adoption of the Incentive Plan Proposal is conditioned on the approval of each of the other Required Proposals.

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

THE NASDAQ PROPOSAL (PROPOSAL 6)

Overview

Assuming the Business Combination Proposal, Domestication Proposal and the other Required Proposals are approved, Launch Two’s shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal.

Pursuant to Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earnout provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash, such issuance (A) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of company shares (or securities convertible into or exercisable for company shares) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the company shares for the five trading days immediately preceding the signing of the binding agreement, if the number of company shares (or securities convertible into or exercisable for company shares) to be issued equals to 20% or more of the company shares, or 20% or more of the voting power, outstanding before the issuance. Upon the consummation of the Business Combination, the Combined Company expects to issue approximately 58,785,720 shares of Common Stock in connection with the Business Combination, including 12,575,000 Earnout Shares. For further details, see the section entitled “The Business Combination Proposal (Proposal 1).”

Accordingly, because (1) the aggregate number of shares of Combined Company Common Stock that Combined Company will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Combined Company Common Stock outstanding before such issuance and (2) this issuance of shares may result in a change of control of the registrant under Nasdaq Listing Rule 5635(b), the Launch Two Board is seeking the approval of Launch Two shareholders for the issuance of Combined Company Common Stock in connection with the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of up to 58,785,720 shares of Combined Company Common Stock in connection with the Business Combination and any other issuances of shares of Combined Company Common Stock and securities convertible into or exercisable for shares of Combined Company Common Stock pursuant to subscription, purchase or other similar agreements that Launch Two may enter into prior to the Closing, be approved in all respects.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution passed by a majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Adjournment Proposal.

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and each of the other Required Proposals. Therefore, if each of the Required Proposals is not approved, the Nasdaq Proposal will have no effect, even if approved by holders of Ordinary Shares. The Initial Shareholders collectively own 5,750,000 Ordinary Shares, or approximately 55.1% of the issued and outstanding Ordinary Shares. The Sponsor owns 5,750,000 Ordinary Shares. Accordingly, we will not need any Public Shares to vote in favor of the Nasdaq Proposal to approve it if all Launch Two Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE NASDAQ PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 7)

Overview

Pursuant to the Business Combination Agreement, Launch Two has agreed to take all necessary action, including causing the members of the Launch Two Board to resign, so that effective at the Closing, the entire Combined Company Board will consist of the seven (7) individuals set forth below. The Combined Company Board will be classified, with respect to the term for which they severally hold office, into three classes. The term of office of the initial Class I Directors shall expire at the first regularly scheduled annual meeting of stockholders following the Effective Time. The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the Effective Time. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the Effective Time.

Launch Two is proposing the approval by ordinary resolution of the election of the following individuals, who will take office immediately following the Closing and who will constitute all the members of the Combined Company Board: Cristian Rabiti, Allen Morgan, Thomas D. Hennessy, Marin Katusa, Tom McGovern, John Schreiber, and [•].

[•] are expected to qualify as independent directors under Nasdaq listing standards.

There are no family relationships among any of the Combined Company’s director nominees and NuCube’s current executive officers.

Subject to other provisions in the Proposed Charter, the number of directors that constitutes the entire the Combined Company Board will be fixed solely by resolution of the Combined Company Board. If the number of directors is hereafter changed, any increase or decrease in directorships will be apportioned among the classes by the Combined Company Board so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Combined Company Board will shorten the term of any incumbent director.

Subject to the rights of holders of any series of Combined Company Preferred Stock with respect to the election of directors, any director may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Combined Company then entitled to vote generally in the election of directors or class of directors, voting together as a single class. Vacancies occurring on the Combined Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Combined Company Board, although less than a quorum, or by a sole remaining director, and not by stockholders of the Combined Company. A person so elected by the Combined Company Board to fill a vacancy or newly created directorship will hold office until the next election of directors and until such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

The Director Election Proposal is conditioned on the approval of each of the Required Proposals. Therefore, if any of the Required Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of Launch Two Ordinary Shares.

The Launch Two Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the date of this proxy statement/prospectus and is based in part on information furnished by the nominees and in part from Launch Two’s and NuCube’s records.

Information about Director Nominees

Name of Director Nominee	Age	Position(s)
Cristian Rabiti	53	Co-Founder, Chief Executive Officer and Director
Allen Morgan	73	Executive Chairman and Director
Thomas D. Hennessy	41	Director
Marin Katusa	47	Director
Tom McGovern	63	Director
John Schreiber	56	Director
[•]	[•]	Director

Information regarding each nominee is set forth in the section entitled “The Business Combination Proposal (Proposal 1) — Board of Directors and Management Following the Business Combination.”

Other than in connection with the Business Combination Agreement, as discussed above in the section entitled “The Business Combination Proposal (Proposal 1) — Board of Directors and Management Following the Business Combination” there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

For more information about the anticipated members of the Combined Company Board of Directors following the Closing, see the section entitled “The Business Combination Proposal (Proposal 1) — Board of Directors and Management Following the Business Combination,” and for more information about the compensation of the members of the Launch Two Board and executive officers of Launch Two prior to the Closing, see the section of this proxy statement/prospectus entitled “Directors, Officers, Executive Compensation and Corporate Governance of Launch Two prior to the Business Combination.”

Vote Required for Approval

Approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding Launch Two Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Adjournment Proposal. If the Business Combination is not approved, the Director Election Proposal will not be presented at the Extraordinary General Meeting. The Director Election Proposal will only become effective if the Business Combination is completed.

The Initial Shareholders collectively own 5,750,000 Ordinary Shares, or approximately 55.1% of the issued and outstanding Ordinary Shares. The Sponsor owns 5,750,000 Ordinary Shares. Accordingly, we will not need any Public Shares to vote in favor of the Director Election Proposal to approve it if all Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Combined Company Board until their respective successors are duly elected and qualified, effective upon the consummation of the Business Combination.”

Name of Director	Class of Director
Cristian Rabiti	Class III
Allen Morgan	Class III
Thomas D. Hennessy	Class II
Marin Katusa	Class I
Tom McGovern	Class III
John Schreiber	Class II
[•]	Class I

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD RECOMMENDS THAT LAUNCH TWO SHAREHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE PURSUANT TO THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Launch Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Launch Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Launch Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal (Proposal 1) — Interests of Launch Two’s Sponsor, Directors, and Officers in the Business Combination” for a further discussion of these considerations.

THE INSIDER LETTER AMENDMENT PROPOSAL (PROPOSAL 8)

Background and Overview

As a condition to the IPO, Launch Two, Launch Two’s officers and directors (at the time of the IPO) and the Sponsor, entered into the Insider Letter on October 7, 2024, pursuant to which each Insider agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold until the earlier of (i) one year following the consummation of Launch Two’s initial business combination; or earlier if, subsequent to the consummation of an initial business combination of Launch Two, the closing price of the shares of Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share consolidations, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination and (ii) subsequent to the consummation of Launch Two’s initial business combination, the date on which Launch Two consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities, or other property subject to certain limited exceptions.

Launch Two shareholders are being asked to approve and adopt the Insider Letter Amendment, which would revise the lock-up period applicable to the Founder Shares set forth in the Insider Letter. The revised lock-up period imposes transfer restrictions commencing from the Closing and ending 180 days following the Closing (subject to early release on the earlier of (x) the date on which the volume-weighted average trading price of Combined Company Common Stock quoted on Nasdaq (or such other exchange on which the Combined Company Common Stock may then be listed) is greater than or equal to $12.50 for any 20 trading days within any 30 trading day period beginning after the Closing and (y) subsequent to the Closing, the date on which the Combined Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Combined Company Common Stock for cash, securities, or other property), subject to certain customary transfer exceptions. As the Insider Letter was a condition to the IPO and, in certain circumstances, the Insider Letter Amendment would result in a shorter lock-up period, Launch Two is seeking shareholder approval to consummate the Insider Letter Amendment to facilitate the consummation of the Business Combination.

A copy of the Insider Letter Amendment is attached to this proxy statement/prospectus as Annex F.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that execution of amendments to the letter agreement, dated as of October 7, 2024, between Launch Two, the Sponsor and the other parties thereto (the “Insider Letter”), a copy of which is attached to the proxy statement/prospectus as Annex F, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the Insider Letter Amendment Proposal does not require the passing of a resolution under the Current Charter or Cayman Islands law. Notwithstanding this, the Launch Two Board is asking the Launch Two shareholders to approve the Insider Letter Amendment Proposal by ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Insider Letter Amendment Proposal.

The Initial Shareholders collectively own 5,750,000 Ordinary Shares, or approximately 55.1% of the issued and outstanding Ordinary Shares. The Sponsor owns 5,750,000 Ordinary Shares. Accordingly, we will not need any Public Shares to vote in favor of the Adjournment Proposal to approve it if all Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

The Insider Letter Amendment Proposal is conditioned on the approval of the Business Combination Proposal and each of the other Required Proposals.

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INSIDER LETTER AMENDMENT PROPOSAL.

THE ADJOURNMENT PROPOSAL (PROPOSAL 9)

Overview

The Adjournment Proposal, if adopted, will allow the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, at the determination of the chairman of the Extraordinary General Meeting. The Adjournment Proposal will only be presented to Launch Two shareholders in the event that based upon the tabulated vote at the time of the Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal and the Director Election Proposal. In no event will the chairman of the Extraordinary General Meeting adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Launch Two’s shareholders, the chairman of the Extraordinary General Meeting may not be able to adjourn the Extraordinary General Meeting to a later date, if necessary or desirable in connection with, the approval of the Business Combination Proposal or any other Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and, assuming a quorum is present, will have no effect on any of the proposals, except that brokers, banks and other nominees may vote on the Adjournment Proposal.

The Initial Shareholders collectively own 5,750,000 Ordinary Shares, or approximately 55.1% of the issued and outstanding Ordinary Shares. The Sponsor owns 5,750,000 Ordinary Shares. Accordingly, we will not need any Public Shares to vote in favor of the Adjournment Proposal to approve it if all Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Recommendation of the Launch Two Board

THE LAUNCH TWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF PUBLIC SHARES, LAUNCH TWO PUBLIC WARRANTS, COMBINED COMPANY COMMON STOCK, AND/OR COMBINED COMPANY WARRANTS

The following is a general discussion of the U.S. federal income tax consequences of (i) the Merger to beneficial owners of Public Shares who do not exercise their redemption rights, (ii) the Domestication to U.S. Holders and Non-U.S. Holders (as defined below) of Public Shares, and/or Launch Two Public Warrants, (iii) the exercise of the redemption rights by U.S. Holders and Non-U.S. Holders, and (iv) the ownership and disposition of Combined Company Common Stock and/or Combined Company Warrants received in the Business Combination to U.S. Holders and Non-U.S. Holders. This section applies only to holders that hold their Public Shares, Launch Two Public Warrants and any stock or warrants exchanged therefore as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor, insiders or their affiliates, representatives, employees or other stakeholders.

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. The following summary is the opinion of Ellenoff Grossman & Schole LLP. However, we have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions or conclusions described in the following summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements and conclusions.

This summary does not discuss the alternative minimum tax or the application of Section 451(b) of the Code, and does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, any tax treaties or any other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•        entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        our founders, Sponsor, officers or directors or other holders of our Class B Ordinary Shares or private placement warrants;

•        banks, insurance companies or other financial institutions;

•        tax-exempt or governmental organizations;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•        dealers in securities or foreign currencies;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons deemed to sell our securities under the constructive sale provisions of the Code;

•        persons that acquired our securities through the exercise of employee share options or otherwise as compensation or through a tax-qualified retirement plan;

•        persons that actually or constructively own 5% or more (by vote or value) of any class of our shares;

•        persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•        certain former citizens or long-term residents of the United States;

•        regulated investment companies; and

•        real estate investment trusts.

For purposes of this description, a “U.S. Holder” means a beneficial owner of Public Shares, Launch Two Public Warrants on any of the foregoing, Combined Company Common Stock (received for Public Shares) or Combined Company Warrants (received for Launch Two Public Warrants) that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Public Shares, Launch Two Public Warrants, Combined Company Common Stock or Combined Company Warrants that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes. A “Holder” is a U.S. Holder or a Non-U.S. Holder.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE EXERCISE OF REDEMPTION RIGHTS OR THE DOMESTICATION MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE HOLDERS TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXERCISE OF REDEMPTION RIGHTS AND THE DOMESTICATION, AND OWNING AND DISPOSING OF COMBINED COMPANY COMMON STOCK OR COMBINED COMPANY WARRANTS AS A RESULT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

The Merger

Beneficial owners of Public Shares who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Public Shares in the Merger and will therefore not be subject to any material U.S. federal income tax consequences as a result of the Merger.

U.S. Holders

Tax Consequences of the Domestication to U.S. Holders

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Public Shares generally should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “Effects of Section 367 on U.S. Holders” and “PFIC Considerations.”

U.S. Holders exercising redemption rights will not be subject to the potential tax consequences of the Domestication.

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “PFIC Considerations”: (i) the tax basis of Combined Company Common Stock and Combined Company Warrants received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Public Shares and Launch Two Public Warrants surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for the Combined Company Common Stock or Combined Company Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Public Share or Launch Two Public Warrant surrendered in exchange therefor.

Subject to the discussion below under the section entitled “PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a U.S. Holder of Public Shares generally would recognize gain or loss with respect to its Public Shares in an amount equal to the difference, if any, between the fair market value of the corresponding Combined Company Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Shares surrendered, and a U.S. Holder of a Launch Two Public Warrant generally would recognize gain or loss with respect to such Launch Two Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding Combined Company Warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its Launch Two Public Warrant surrendered. In such a case, the U.S. Holder’s basis in the Combined Company Common Stock and Combined Company Warrants would be equal to the sum of the fair market value of the Combined Company Common Stock and Combined Company Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such Combined Company Common Stock and Combined Company Warrants would begin on the day following the date of the Domestication. Holders who hold different blocks of Public Shares should consult their tax advisors to determine how the above rules apply to them, and the discussion above is general in nature and does not specifically address all of the consequences to U.S. Holders who hold different blocks of Public Shares.

All U.S. Holders considering exercising redemption rights with respect to Public Shares are urged to consult with their own tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367 on U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “PFIC Considerations,” Section 367(b) of the Code and the Treasury Regulations promulgated thereunder impose U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication, including any such U.S. Holders exercising redemption rights.

Subject to the discussion below under the section entitled “PFIC Considerations,” a 10% U.S. Shareholder on the date of the Domestication must include in income as a dividend deemed paid by Launch Two the “all earnings and profits amount” attributable to the Public Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of Launch Two Public Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their own tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of Launch Two attributable to such Public Shares (as determined under Treasury Regulations under Section 367(b) of the Code) but without regard to any gain that would be realized on a sale or exchange of such Public Shares. Treasury Regulations under Section 367(b) of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations under the Code provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Launch Two does not expect to have significant cumulative net earnings and profits on the date of the Domestication. However, the determination of earnings and profits is complex and may be impacted by numerous factors (including matters discussed in this proxy statement/prospectus). It is possible that the amount of Launch Two’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a dividend deemed paid by Launch Two under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such deemed dividend is expected to be treated as foreign-source income for U.S. federal income tax purposes, and is not expected to be eligible for preferential tax rates because Launch Two is expected to be treated as a PFIC.

Subject to the discussion below under the section entitled “PFIC Considerations,” a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to Combined Company Common Stock received in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s Public Shares as described below.

Subject to the discussion below under the section entitled “PFIC Considerations,” unless such U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Combined Company Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Combined Company Common Stock over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) should consult their own tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, such U.S. Holder may elect to include in income as a dividend deemed paid by Launch Two the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•        a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•        a complete description of the Domestication;

•        a description of any stock, securities or other consideration transferred or received in the Domestication;

•        a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•        a statement that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3), which must include (i) a copy of the information that the U.S. Holder received from Launch Two establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares and (ii) a representation that the U.S. Holder has notified Launch Two that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3); and

•        certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return (including extensions, if any) for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to Launch Two no later than the date such tax return is filed. In connection with this election, Launch Two will reasonably cooperate with U.S. Holders of Public Shares, upon written request, to make available to such requesting U.S. Holders information regarding Launch Two’s earnings and profits.

EACH U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS PUBLIC SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required by Section 367(b) of the Code and the Treasury Regulations promulgated thereunder to recognize any gain or loss or include any part of the “all earnings and profits amount” in income in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “PFIC

Considerations”, including on subsequent dispositions of its stock or warrants after the Domestication, if Launch Two were a PFIC at any time during the period such U.S. Holder held the Public Shares or Launch Two Public Warrants and if such U.S. Holder were a Non-Electing Shareholder (as defined below).

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above relating to a U.S. Holder’s ownership of Launch Two Public Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “PFIC Considerations” relating to the PFIC rules, a U.S. Holder of Launch Two Public Warrants should not be subject to U.S. federal income tax with respect to the exchange of Launch Two Public Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would generally include a Launch Two Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, who exchanges warrants of a PFIC for newly-issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive proposed effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of Public Shares and Launch Two Public Warrants as a result of the Domestication if:

•        Launch Two were classified as a PFIC at any time during such U.S. Holder’s holding period in such Public Shares or Launch Two Public Warrants; and

•        the U.S. Holder had not timely made (i) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Public Shares or in which Launch Two was a PFIC, whichever is later (or a QEF Election along with a purging election), or (ii) an MTM Election (as defined below) with respect to such Public Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants (including Launch Two Public Warrants).

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Launch Two. Under these rules (the “excess distributions regime”):

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Public Shares or Launch Two Public Warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Launch Two was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions of such taxable years) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the bullet immediately above) of such U.S. Holder.

The proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a dividend deemed paid by Launch Two, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under the excess distribution regime is taxable as provided under Section 367(b) of the Code.

In general, a non-U.S. corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

•        at least 75% of its gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

•        at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of Public Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Public Shares and Launch Two Public Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Public Shares is referred to in this proxy statement/prospectus as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to in this proxy statement/prospectus as a “Non-Electing Shareholder.”

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a Launch Two Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition on the exchange of Launch Two Public Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of Public Shares or a U.S. Holder of Launch Two Public Warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

Pursuant to a “start-up exception”, a corporation will not be a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Taking into account all relevant facts and circumstances, however, there is a material risk that Launch Two will not be eligible for the “start-up exception.” If Launch Two is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares and the U.S. Holder did not make either (a) a timely “qualified election fund” (“QEF”) election (“QEF Election”) for Launch Two’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (“MTM”) election (“MTM Election”), all of which are described further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Public Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares.

A U.S. Holder’s ability to make a QEF election with respect to its Public Shares is contingent upon, among other things, the provision by Launch Two of certain information that would enable the U.S. Holder to make and maintain a QEF election. There can be no assurance that Launch Two will timely provide information that is required to make and maintain the QEF election.

As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to Launch Two’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of Launch Two’s tax year in which Launch Two qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which Launch Two is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Public Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Public Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Tax Consequences to U.S. Holders of the Redemption of Public Shares

Subject to the PFIC rules described above, in the event that a U.S. Holder of Public Shares exercises such holder’s right to have such holder’s Public Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such Public Shares pursuant to Section 302 of the Code or whether the U.S. Holder will be treated as receiving a corporate distribution within the meaning of Section 301 of the Code. Whether that redemption qualifies for sale treatment will depend largely on the total number of Public Shares treated as held by the U.S. Holder (including any Public Shares constructively owned by the U.S. Holder as a result of, among other things, owning warrants) relative to all Public Shares treated as held both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the shares (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. Holder, results in a “complete termination” of the U.S. Holder’s interest in Launch Two or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also Public Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include Public Shares that could be acquired pursuant to the exercise of the Launch Two Public Warrants. In order to meet the substantially disproportionate test, the percentage of Launch Two’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of Launch Two’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either all the Public Shares actually and constructively owned by the U.S. Holder are redeemed or all the Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Launch Two. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Launch Two will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s Public Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of such Public Shares. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other shares constructively owned by such U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

Tax Consequences of Ownership and Disposition of Combined Company Common Stock

Distributions on Combined Company Common Stock

In general, distributions of cash or other property to U.S. Holders of Combined Company Common Stock (other than certain distributions of Combined Company stock or rights to acquire Combined Company stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Combined Company Common Stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of Combined Company Common Stock, as described below under the section entitled “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Combined Company Securities.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” subject to tax at reduced rates applicable to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Combined Company Securities

Upon a sale or other taxable disposition of Combined Company Common Securities, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the applicable Combined Company Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Combined Company Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Combined Company Securities so disposed of. See the section entitled “Tax Consequences of the Domestication to U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its Combined Company Securities following the Domestication. See the section entitled “Exercise, Lapse or Redemption of Combined Company Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Combined Company Common Stock acquired pursuant to the exercise of a Combined Company Warrant.

Exercise, Lapse or Redemption of Combined Company Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Combined Company Common Stock upon exercise of Combined Company Warrants for cash. The U.S. Holder’s tax basis in the shares of Combined Company Common Stock received upon exercise of Combined Company Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in Combined Company Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Combined Company Common Stock received upon exercise of Combined Company Warrants will begin on the date following the date of exercise or on the date of exercise of Combined Company Warrants; in either case, the holding period will not include the period during which the U.S. Holder held Combined Company Warrants. If any Combined Company Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Combined Company Warrants.

The tax consequences of a cashless exercise of Combined Company Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. If the cashless exercise is not taxable, a U.S. Holder’s basis in Combined Company Common Stock received would equal the U.S. Holder’s basis in Combined Company Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in Combined Company Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of Combined Company Warrants; in either case, the holding period would not include the period during which the U.S. Holder held Combined Company Warrants. If the cashless exercise were treated as a recapitalization, the holding period of Combined Company Common Stock would include the holding period of Combined Company Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Combined Company Warrants equal to the number of shares of Combined Company Common Stock having a value equal to the exercise price for the total number of Combined Company Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to Combined Company Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Combined Company Common Stock that would have been received in a regular exercise of Combined Company Warrants deemed surrendered and the U.S. Holder’s tax basis in Combined Company Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in Combined Company Common Stock received would equal the sum of the U.S. Holder’s tax basis in Combined Company Warrants deemed exercised and the aggregate exercise price of such Combined Company Warrants. It is unclear whether a U.S. Holder’s holding period for the Combined Company Common Stock would commence on the date following the date of exercise or on the date of exercise of Combined Company Warrants; in either case, the holding period would not include the period during which the U.S. Holder held Combined Company Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Combined Company Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.

If the Combined Company redeems Combined Company Warrants for cash or if it purchases Combined Company Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Combined Company Securities.”

Non-U.S. Holders

Tax Consequences of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of Public Shares unless the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code) and such Non-U.S. Holder holds its Public Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or is a nonresident alien individual who is physically present in the United States for at least 183 days during that individual’s taxable year in which the Domestication occurs and meets certain other requirements.

Non-U.S. Holders will own stock and warrants of a U.S. corporation rather than a non-U.S. corporation after the Domestication.

All Non-U.S. Holders considering exercising redemption rights with respect to Public Shares are urged to consult with their own tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Tax Consequences for Non-U.S. Holders of Owning and Disposing of Combined Company Common Stock

Distributions on Combined Company Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of Combined Company Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from the Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Combined Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in Combined Company Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “Gain on Disposition of Combined Company Common Stock.”

Dividends paid to a Non-U.S. Holder of Combined Company Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Combined Company Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as described below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Combined Company Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Combined Company Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Combined Company Common Stock

Subject to the description of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of Combined Company Common Stock generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        Combined Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of Combined Company Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such shares, as applicable, at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the shares disposed of. There can be no assurance that shares of Combined Company Common Stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Launch Two does not anticipate the Combined Company becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether the Combined Company will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that the Combined Company will not become such a corporation in the future.

Information Reporting and Backup Withholding

The Combined Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Combined Company Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Combined Company Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Combined Company Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Combined Company Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of Combined Company Common Stock.

THE CONSEQUENCES OF THE BUSINESS COMBINATION ARE COMPLEX AND ALL HOLDERS ARE URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR NUCUBE, LAUNCH TWO AND HOLDERS OF NUCUBE COMMON STOCK

This section describes certain material U.S. federal income tax consequences of the Merger for (i) NuCube and (ii) holders of NuCube Common Stock that exchange, pursuant to the Merger, their NuCube Common Stock for Combined Company Common Stock and a contingent right to receive Earnout Shares (an “Earnout Right”). This section is limited to U.S. federal income tax consequences and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax and the Medicare tax on certain investment income. This section applies only to NuCube U.S. Holders and NuCube Non-U.S. Holders (each as defined below and collectively, “NuCube Holders”) that acquired NuCube Common Stock for cash and not in connection with the Merger, that hold such NuCube Common Stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment) and that are not subject to the different consequences that may apply to holders that are subject to special rules under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•        U.S. expatriates or former long-term residents of the United States;

•        persons who are required to recognize income or gain with respect to the Merger no later than the time such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code;

•        persons that actually or constructively own five percent or more (by vote or value) of the outstanding NuCube Common Stock;

•        the founders of Launch Two, Sponsor, insiders or any of their affiliates, officers or directors;

•        persons that acquired their NuCube Common Stock in connection with employee share incentive plans or otherwise as compensation, including pursuant to an exercise of employee share options or upon the issuance or vesting of restricted stock or restricted stock unit awards;

•        persons that hold their NuCube Common Stock as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•        NuCube U.S. Holders whose functional currency is not the U.S. dollar;

•        persons that exercise appraisal rights in connection with the Merger; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds NuCube Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any NuCube Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, proposed, temporary, and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described herein.

NuCube and Launch Two have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will not take positions inconsistent with those set out below or that any such positions would not be sustained by a court.

EACH NUCUBE HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Tax Treatment of the Merger

NuCube and Launch Two intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither NuCube nor Launch Two intend to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the Merger, NuCube Holders could be required to fully recognize gain with respect to such NuCube Common Stock as a result of the Merger.

Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger to NuCube and NuCube Holders will be as follows:

Tax Consequences of the Merger to NuCube and Launch Two

NuCube and Launch Two should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

Tax Consequences of the Merger to NuCube Holders

For purposes of this discussion, a “NuCube U.S. Holder” is a beneficial owner of NuCube Common Stock that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “NuCube Non-U.S. Holder” means a beneficial owner of NuCube Common Stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a NuCube U.S. Holder.

The actual tax consequences of the Merger to each NuCube Holder may be complex and will depend upon such NuCube Holder’s specific situation and upon factors that are not within the control of NuCube and Launch Two. Each NuCube Holder should consult with its tax advisor as to the tax consequences of the Merger in light of such NuCube Holder’s particular circumstances, including the applicability and effect of U.S. federal non-income tax laws, and state, local, non-U.S. and other tax laws.

Tax Consequences of the Merger to NuCube U.S. Holders

Subject to the statements below relating to imputed interest, an NuCube U.S. Holder of NuCube Common Stock that receives Combined Company Common Stock and the Earnout Right in exchange for shares of NuCube Common Stock in the Merger should not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. A NuCube U.S. Holder’s aggregate tax basis in the Combined Company Common Stock received in exchange for the NuCube Common Stock surrendered (other than Earnout Shares that are treated as imputed interest, as described below) in connection with the Merger should equal the NuCube U.S. Holder’s aggregate adjusted tax basis in the shares of NuCube Common Stock exchanged therefor. For this purpose, IRS guidance indicates that the maximum number of Earnout Shares of Combined Company Common Stock should be treated as having been received by the NuCube U.S. Holder at the time of the Merger and that adjustments to the NuCube U.S. Holder’s tax basis in shares of Combined Company Common Stock actually received should be made if the maximum number of Earnout Shares ultimately is not issued. Except to the extent of Earnout Shares treated as imputed interest (as described below), an NuCube U.S. Holder’s holding period in the Combined Company Common Stock received should include the holding period for the NuCube U.S. Holder’s shares of NuCube Common Stock surrendered in exchange therefor.

A portion of the Earnout Shares (if any) actually received by a NuCube U.S. Holder could be characterized as ordinary interest income for U.S. federal income tax purposes if the NuCube U.S. Holders are not treated for U.S. federal income tax purposes as the owners of the Earnout Shares from the date of issue. In such circumstance, a NuCube U.S. Holder’s tax basis in that portion of the Earnout Shares should be equal to the fair market value thereof on the date of receipt, and the NuCube U.S. Holder’s holding period for those Earnout Shares should begin on the day following the date of receipt.

If a NuCube U.S. Holder has acquired different blocks of NuCube Common Stock at different times or at different prices, then such holder’s tax basis and holding period in shares of Combined Company Common Stock received in the Merger generally should be determined with reference to each block of NuCube Common Stock. Any such NuCube U.S. Holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of Combined Company Common Stock received in the Merger.

Tax Consequences of the Merger to NuCube Non-U.S. Holders

The U.S. federal income tax consequences of the Merger for NuCube Non-U.S. Holders should be similar to those for NuCube U.S. Holders.

However, a NuCube Non-U.S. Holder may be subject to U.S. federal income tax (and withholding) on any Earnout Shares to the extent treated as imputed interest as discussed above regarding a NuCube U.S. Holder. To the extent any such imputed interest is “effectively connected” with a U.S. trade or business conducted by such NuCube Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base maintained by such NuCube Non-U.S. Holder in the United States), such NuCube Non-U.S. Holder generally would be subject to tax on such imputed interest in the same manner as a NuCube U.S. Holder and, if the NuCube Non-U.S. Holder is a corporation, such corporation may be subject to branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To the extent any such imputed interest is not “effectively connected” with a U.S. trade or business conducted by such NuCube Non-U.S. Holder as described above, such NuCube Non-U.S. Holder generally would be subject to tax on such imputed interest at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In addition, NuCube Non-U.S. Holders may be subject to U.S. federal income tax on any gain realized if NuCube is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period during which the NuCube Non-U.S. Holder held NuCube Common Stock, in which case any gain recognized by such NuCube Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. NuCube believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

Reporting Requirements

Each NuCube Holder that receives shares of Combined Company Common Stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the NuCube Common Stock exchanged and the number of shares of Combined Company Common Stock received in exchange therefor.

Additionally, NuCube Holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of NuCube are required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the NuCube Holder’s tax basis in its NuCube Common Stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of NuCube and Launch Two. NuCube Holders should consult their tax advisors regarding the application of these rules.

Backup Withholding and Information Reporting

A NuCube Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on amounts received in the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

INFORMATION ABOUT LAUNCH TWO

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Launch Two.

Overview

We are a blank check company incorporated on May 13, 2024 as a Cayman Islands exempted company and formed for the purpose of effecting a Business Combination with one or more businesses or entities. We may pursue an initial Business Combination in any business or industry. To date, our efforts have been limited to (i) organizational activities, (ii) activities related to our IPO, and (iii) searching for and consummating a Business Combination. As of the date of this Report, we have not selected any specific Business Combination target. We have generated no operating revenues to date, and we do not expect that we will generate operating revenues until we consummate our initial Business Combination.

Initial Public Offering

Our IPO Registration Statement became effective on October 7, 2024. On October 9, 2024, we consummated our Initial Public Offering of 23,000,000 Units, including 3,000,000 Option Units issued pursuant to the full exercise of the Over-Allotment Option. Each Unit consists of one Public Share and one-half of one Public Warrant, with each whole Public Warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to our Company of $230,000,000.

Simultaneously with the closing of the Initial Public Offering and pursuant to the Private Placement Warrants Purchase Agreements, we completed the private sale of an aggregate of 7,075,000 Private Placement Warrants to our Sponsor and Cantor in the Private Placement at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to our Company of $7,075,000. Of those 7,075,000 Private Placement Warrants, the Sponsor purchased 4,500,000 Private Placement Warrants and Cantor purchased 2,575,000 Private Placement Warrants. The Private Placement Warrants are identical to the Public Warrants, except as otherwise disclosed in the IPO Registration Statement.

A total of $231,150,000, comprised of the proceeds from the Initial Public Offering and the Private Placement was placed in the Trust Account maintained by Continental, acting as trustee.

It is the job of our Sponsor and Management Team to complete our initial Business Combination. Our Management Team is led by James J. McEntee, our Chief Executive Officer and Chairman of the Board, and Jurgen van de Vyver, our Chief Financial Officer, who have many years of experience in the technology and financial services industries. We must complete our initial Business Combination by (i) April 9, 2027, the end of our Combination Period, which is 24 months from the closing of our Initial Public Offering, (ii) such earlier liquidation date as our Board may approve or (iii) such later date as our shareholders may approve pursuant to the Current Charter. If our initial Business Combination is not consummated by the end of our Combination Period, our existence will terminate, and we will distribute all amounts in the Trust Account as described elsewhere in this Report.

We may seek to extend the Combination Period consistent with applicable laws, regulations and stock exchange rules by amending our Current Charter. Any such amendment would require the approval of our shareholders, and our Public Shareholders will be provided the opportunity to redeem all or a portion of their Public Shares in connection with the vote on such approval. Such redemptions will decrease the amount held in our Trust Account and our capitalization, and may affect our ability to maintain our listing on Nasdaq. In addition, the Nasdaq Rules currently require SPACs (such as us) to complete their initial Business Combination in accordance with the Nasdaq 36-Month Requirement. If we do not meet the Nasdaq 36-Month Requirement, our securities will likely be subject to suspension of trading and delisting from Nasdaq. Our Sponsor may also, in its discretion, consider selling its interest in our Company to another sponsor entity, which may result in a change to our Management Team.

Sponsor Purchase Agreement

On June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire, in exchange for certain value-add services and contributions, up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. The consummation of the HCG Transfer is subject to certain conditions, including the consummation of the Business Combination. Pursuant to the Sponsor Purchase Agreement, following the execution of the Business Combination Agreement, Thomas Hennessy was appointed as a director of Launch Two. In connection with the appointment of Mr. Hennessy, Launch Two entered into a director indemnification agreement with Mr. Hennessy and updated its directors’ and officers’ liability insurance policy to reflect such appointment.

The parties also agreed, subject to certain exceptions, that any amendments, concessions, forfeitures, restrictions, transfers or other similar arrangements affecting the Founder Shares to be transferred to HCG or retained by the Sponsor, including any transfers to investors in a PIPE investment or in connection with any forward purchase agreement, non-redemption agreement or other similar financing arrangement in connection with the Business Combination, will affect HCG and the Sponsor equally on a pro rata basis. As a result, the number of Founder Shares otherwise allocable to HCG will be reduced by 150,000 Founder Shares to be transferred to SRX at the Closing and by an additional 175,000 Founder Shares in connection with the Sponsor’s sale of 350,000 Founder Shares to SCA at the Closing. HCG will also be entitled to receive 50% of the proceeds from the sale to SCA, or approximately $7,000 based on the purchase price of $0.04 per share. Additionally, in connection with the October 2026 Non-Redemption Agreements, the number of Founder Shares otherwise allocable to HCG will be reduced by approximately 128,031 Founder Shares (representing 50% of the 256,061 Founder Shares transferable by the Sponsor to the NRA Investors) for each month past October 2026 that it takes to close the Business Combination, or by up to 768,183 Founder Shares if all six monthly extensions under the October 2026 Extension are utilized.

Accordingly, as of the date of this proxy statement/prospectus, upon the consummation of the transactions contemplated by the SRX Credit Agreement, the SCA Consulting Agreement and the October 2026 Non-Redemption Agreements, it is anticipated that HCG will be entitled to receive up to 2,550,000 Founder Shares, less 50% of the Founder Shares transferable by the Sponsor to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements (in which case HCG would be entitled to receive 1,781,817 Founder Shares if all six monthly extensions under the October 2026 Extension are utilized), and 2,250,000 Private Placement Warrants upon the consummation of the HCG Transfer.

Class B Conversion

On September 30, 2026, Launch Two issued an aggregate of 5,749,999 Class A Ordinary Shares to the Sponsor in the Conversion of an equal number of Class B Ordinary Shares held by the Sponsor. The Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions applicable to the Class B Ordinary Shares prior to the Conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination.

October 2026 Extension and Non-Redemption Agreements

On October 8, 2026, Launch Two held the Extension Meeting. The IPO Prospectus and the Current Charter provided that Launch Two initially had until October 9, 2026 to complete a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (such period, the “Combination Period”). On October 8, 2026, at the Extension Meeting, Launch Two’s shareholders approved, among other things, (the Extension Amendment to extend the end of the Combination Period on a monthly basis, up to six (6) times, from October 9, 2026 to April 9, 2027, or such earlier date as determined by the Launch Two Board.

In connection with the Extension Meeting, Launch Two and the Sponsor entered into agreements the October 2026 Non-Redemption Agreements with the NRA Investors in exchange for such NRA Investors agreeing (i) not to redeem (or to validly rescind any redemption requests previously made in respect of), and (ii) to vote or consent (in person or by proxy) in favor of the Extension Amendment, with respect to the Non-Redeemed Shares, at the Extension Meeting.

In exchange for the foregoing commitments by the NRA Investors, the Sponsor agreed to transfer to such NRA Investors an aggregate of 256,061 Founder Shares held by the Sponsor per month, for each month of the extension of the Combination Period from October 9, 2026 until April 9, 2027, as needed (or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized), with such shares to be transferred upon the closing of the

Business Combination. Such transfer was conditional on, among other matters, (i) such NRA Investors not exercising (or having validly rescinded any prior exercise of) their redemption rights with respect to the Non-Redeemed Shares in connection with the Extension Meeting, (ii) such NRA Investors voting or consenting in favor of the Extension Amendment at the Extension Meeting and (iii) the Extension Amendment being approved at the Extension Meeting.

Each October 2026 Non-Redemption Agreement shall terminate on the earliest of (i) the failure of the Launch Two shareholders to approve the Extension Amendment at the Extension Meeting, (ii) the fulfillment of all obligations of the parties under such October 2026 Non-Redemption Agreement, (iii) the liquidation or dissolution of Launch Two, (iv) the mutual written agreement of the parties to such October 2026 Non-Redemption Agreement, and (v) the exercise by an NRA Investor of its redemption rights with respect to the Non-Redeemed Shares or the failure by such NRA Investor to vote in favor of the Extension Amendment at the Extension Meeting.

In connection with the Extension Meeting, the holders of 18,322,071 Public Shares properly exercised their right to redeem such shares for cash at a redemption price of approximately $10.84 per share, for an aggregate redemption amount of approximately $198.6 million. Following the Meeting Redemptions, there are 4,677,929 Public Shares currently issued and outstanding.

As of October 8, 2026, after giving effect to the Meeting Redemptions, the Trust Account balance was approximately $50.7 million, and there were 10,427,928 Class A Ordinary Shares (consisting of 4,677,929 Public Shares and 5,749,999 Founder Shares) and one Class B Ordinary Share issued and outstanding. Pursuant to the Sponsor Purchase Agreement, the Founder Shares transferable to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements will reduce, in equal parts, the number of Founder Shares to be retained by the Sponsor and the number of Founder Shares to be transferred to HCG in the HCG Transfer.

Management Team

Our Management Team is predominantly composed of a team of high-level executives who have extensive experience in the technology and financial services industries, including James J. McEntee, our Chief Executive Officer and Chairman of the Board, and Jurgen van de Vyver, our Chief Financial Officer. Our Board of Directors provides valuable guidance, technical domain expertise, value-added input regarding senior team leadership capabilities of prospective Business Combination targets, and have access to differentiated ideas and opportunities through complementary networks. They also have specific special purpose acquisition company, or SPAC, experience and a proven track record of Business Combination success.

We believe that our Management Team and Board of Directors are well positioned among other special purpose acquisition vehicles focused on the financial services, real estate or asset management industries. Certain members of our Management Team will be dedicated full-time to the process of identifying, evaluating and negotiating with an acquisition target for our initial Business Combination. Our Management Team and Board of Directors have significant, meaningful experience as, among other titles, investors, executives, corporate strategists and business development heads within the technology and financial services industries and the asset management industry. In addition, our Management Team is aided by Ryan Gilbert and Shami Patel, our advisors.

Redemption Rights for Public Shareholders upon Completion of Our Initial Business Combination

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of an initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of then issued Public Shares, subject to the limitations and on the conditions described herein. As of October 8, 2026, the amount in the Trust Account was approximately $10.84 per Public Share. The per share amount we will distribute to Public Shareholders who properly redeem their Public Shares will not be reduced by the Deferred Fee we will pay to the Underwriters.

Our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares they may hold in connection with the completion of our initial Business Combination.

Manner of Conducting Redemptions

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether we will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirement or whether we were deemed to be a foreign private issuer (which would require a tender offer rather than seeking shareholder approval under SEC rules). Asset acquisitions and share purchases would not typically require shareholder approval while direct mergers with our Company (other than with a 90% subsidiary of ours) and any transactions where we issue more than 20% of our issued and outstanding Ordinary Shares or seek to amend our Current Charter would require shareholder approval. So long as we obtain and maintain a listing for our securities on Nasdaq, we will be required to comply with the shareholder approval requirements of the Nasdaq Rules.

The requirement that we provide our Public Shareholders with the opportunity to redeem their Public Shares by one of the two methods listed above are contained in provisions of our Current Charter and will apply whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq. Such provisions may be amended if approved by a Special Resolution.

If we provide our Public Shareholders with the opportunity to redeem their Public Shares in connection with a general meeting, we will, pursuant to our Current Charter:

•        conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

•        file proxy materials with the SEC.

In the event that we seek shareholder approval of our initial Business Combination, we will distribute proxy materials and, in connection therewith, provide our Public Shareholders with the redemption rights described above upon completion of the initial Business Combination.

If we seek shareholder approval, we will complete our initial Business Combination only if we receive an Ordinary Resolution. A quorum for such meeting will be present if the holders of at least one third of issued and outstanding Ordinary Shares entitled to vote at the meeting are represented in person or by proxy. Our Sponsor, officers and directors will count toward this quorum and, pursuant to the Letter Agreement, our Sponsor, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination transaction) in favor of our initial Business Combination. For purposes of seeking approval of an Ordinary Resolution, non-votes will have no effect on the approval of our initial Business Combination once a quorum is obtained. As a result, in addition to our Sponsor’s Founder Shares, we would not need any of the 4,677,929 Public Shares that remain outstanding following the Meeting Redemptions to be voted in favor of an initial Business Combination in order to have our initial Business Combination approved, assuming all outstanding Ordinary Shares are voted and the parties to the Letter Agreement do not acquire any Class A Ordinary Shares. Assuming that only the holders of one-third of our issued and outstanding Ordinary Shares, representing a quorum under our Current Charter vote their Ordinary Shares at an extraordinary general meeting of our shareholders, we will not need any Public Shares in addition to our Founder Shares to be voted in favor of an initial Business Combination in order to approve an initial Business Combination. However, if our initial Business Combination is structured as a statutory merger or consolidation with another company under Cayman Islands law, the approval of our initial Business Combination will require a Special Resolution. In addition, prior to the closing of our initial Business Combination, only holders of our Class B Ordinary Shares (i) have the right to appoint and remove directors prior to or in connection with the completion of our initial Business Combination and (ii) are entitled to vote on continuing our Company in a jurisdiction outside the Cayman Islands (including any Special Resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). These quorum and voting thresholds, and the voting agreement of our Sponsor, officers and directors, may make it more likely that we will consummate our initial Business Combination. Each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or vote against the proposed transaction, or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction.

If a shareholder vote is not required and we do not decide to hold a shareholder vote for business or other legal reasons, we will:

•        conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

•        file tender offer documents with the SEC prior to completing our initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial Business Combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on Public Shareholders not tendering more than the number of Public Shares we are permitted to redeem. If Public Shareholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the initial Business Combination.

Upon the public announcement of our initial Business Combination, if we elect to conduct redemptions pursuant to the tender offer rules, we or our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase our Public Shares in the open market, in order to comply with Rule 14e-5 under the Exchange Act.

We intend to require our Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their Public Shares to our transfer agent electronically using The Depository Trust Company’s DWAC system, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two business days prior to the scheduled vote on the proposal to approve the initial Business Combination. In addition, if we conduct redemptions in connection with a shareholder vote, we intend to require a Public Shareholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two business days prior to the scheduled vote in which the name of the beneficial owner of such Public Shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial Business Combination will indicate whether we are requiring Public Shareholders to satisfy such delivery requirements. We believe that this will allow our transfer agent to efficiently process any redemptions without the need for further communication or action from the redeeming Public Shareholders, which could delay redemptions and result in additional administrative cost. If the proposed initial Business Combination is not approved and we continue to search for a target company, we will promptly return any certificates or Public Shares delivered by Public Shareholders who elected to redeem their shares.

Our proposed initial Business Combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration we would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial Business Combination exceed the aggregate amount of cash available to us, we will not complete the initial Business Combination or redeem any shares, and all Public Shares submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial Business Combination.

Limitation on Redemptions Upon Completion of Our Initial Business Combination If We Seek Shareholder Approval

If we seek shareholder approval of our initial Business Combination and we do not conduct redemptions in connection with our initial Business Combination pursuant to the tender offer rules, our Current Charter provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares sold in our Initial Public Offering (the “Excess Shares”) without our prior consent. We believe this restriction will discourage Public Shareholders from accumulating large blocks of Public Shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed Business Combination as a means to force us or our Management to purchase their Public Shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the Public Shares sold in the Initial Public Offering could threaten to exercise its redemption rights if such Public Shares are not purchased by us, our Sponsor or our Management at a premium to the then-current market price or on other undesirable terms. By limiting our Public Shareholders’ ability to redeem no more than 15% of the Public Shares sold in the Initial Public Offering without our prior consent, we believe we will limit the ability of a small group of Public Shareholders to unreasonably attempt to block our ability to complete our initial Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we will not restrict our Public Shareholders’ ability to vote all of their Public Shares (including Excess Shares) for or against our initial Business Combination.

Delivering Share Certificates in Connection with the Exercise of Redemption Rights

As described above, we intend to require our Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their Public Shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their Public Shares to our transfer agent electronically using The Depository Trust Company’s DWAC system, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two business days prior to the scheduled vote on the proposal to approve the initial Business Combination. In addition, if we conduct redemptions in connection with a shareholder vote, we intend to require a Public Shareholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two business days prior to the scheduled vote in which the name of the beneficial owner of such Public Shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to our Public Shareholders in connection with our initial Business Combination will indicate whether we are requiring Public Shareholders to satisfy such delivery requirements. Accordingly, a Public Shareholder would have up to two business days prior to the scheduled vote on the initial Business Combination if we distribute proxy materials, or from the time we send out our tender offer materials until the close of the tender offer period, as applicable, to submit or tender its Public Shares if it wishes to seek to exercise its redemption rights. In the event that a Public Shareholder fails to comply with these or any other procedures disclosed in the proxy or tender offer materials, as applicable, its Public Shares may not be redeemed. Given the relatively short exercise period, it is advisable for Public Shareholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced process and the act of certificating the shares or delivering them through The Depository Trust Company’s DWAC system. The transfer agent will typically charge the broker submitting or tendering Public Shares a fee of approximately $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require Public Shareholders seeking to exercise redemption rights to submit or tender their Public Shares. The need to deliver Public Shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request to redeem such Public Shares, once made, may be withdrawn at any time up to the date set forth in the proxy materials or tender offer documents, as applicable. Furthermore, if a Public Shareholder delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to our Public Shareholders electing to redeem their Public Shares will be distributed promptly after the completion of our initial Business Combination.

If our initial Business Combination is not approved or completed for any reason, then our Public Shareholders who elected to exercise their redemption rights would not be entitled to redeem their Public Shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by Public Shareholders who elected to redeem their Public Shares.

If our initial proposed Business Combination is not completed, we may continue to try to complete a Business Combination with a different target until the end of the Combination Period.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our Current Charter provides that we have only the duration of the Combination Period to complete our initial Business Combination. If we have not completed our initial Business Combination within such time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board of Directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless if we fail to complete our initial Business Combination within the Combination Period.

Our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial Business Combination within the Combination Period, although, they are entitled to liquidating distributions from assets outside the Trust Account. However, if our Sponsor or Management Team acquire Public Shares after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial Business Combination within the allotted Combination Period.

Our Sponsor, officers and directors have also agreed, pursuant to the Letter Agreement, that they will not propose any amendment to our Current Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within the Combination Period, or (ii) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity, in each case unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of Public Shares then in issue.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $23,197 of proceeds held outside the Trust Account (as of June 30, 2026), although we cannot assure our Public Shareholders that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the Initial Public Offering and the Private Placement, other than the proceeds deposited in the Trust Account earned on the Trust Account, the Redemption Price upon our dissolution would be approximately $10.84, as of October 8, 2026. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure our Public Shareholders that the actual per-share redemption amount received by Public Shareholders will not be substantially less than the Redemption Price. While we intend to pay such amounts, if any, we cannot assure our shareholders that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our Management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if Management believes that such third party’s engagement would be in our best interests under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by Management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Management is unable to find a service provider willing to execute a waiver. Withum, our independent registered public accounting firm, and the Underwriters did not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

To protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for our independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the Trust Account assets, less taxes payable, if any, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our Company. Therefore, we cannot assure our Public Shareholders that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial Business Combination and redemptions could be reduced to less than $10.05 per Public Share. In such event, we may not be able to complete our initial Business Combination, and our Public Shareholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per Public Share due to reductions in the value of the Trust Account assets, in each case less taxes payable, if any, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure our shareholders that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.05 per Public Share.

We seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act. As of October 8, 2026, we had access to up to approximately $247,682,183 from the proceeds of the Initial Public Offering with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure our Public Shareholders we will be able to return $10.05 per share to our Public Shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy/insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy or other court could seek to recover some or all amounts received by our shareholders. Furthermore, our Board of Directors may be viewed as having breached its fiduciary duty to us or our creditors and/or may have acted in bad faith, and thereby exposing itself and our Company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure our shareholders that claims will not be brought against us for these reasons.

Our Public Shareholders are entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial Business Combination within the Combination Period, (ii) in connection with a shareholder vote to amend our Current Charter (x) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within the Combination Period or (y) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity or (iii) if they redeem their respective Public Shares for cash upon the completion of our initial Business Combination, subject to applicable law and any limitations (including but not limited to cash requirements) created by the terms of the proposed Business Combination. In no other circumstances will a Public Shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial Business Combination, a Public Shareholder’s voting in connection with the Business Combination alone will not result in a Public Shareholder’s redeeming its Public Shares to us for an applicable pro rata share of the Trust Account. Such Public Shareholder must have also exercised its redemption rights described above. These provisions of our Current Charter, like all provisions of our Current Charter, may be amended with a shareholder vote.

Comparison of Redemption or Purchase Prices in Connection with Our Initial Business Combination and if We Fail to Complete Our Initial Business Combination.

The following table compares the redemptions and other permitted purchases of Public Shares that may take place in connection with the completion of our initial business combination and if we are unable to complete our initial business combination within the completion window.

	Redemptions in Connection with our Initial Business Combination	Other Permitted Purchases of Public Shares by our Affiliates	Redemptions if we fail to Complete an Initial Business Combination
Calculation of redemption price

Redemptions at the time of our initial business combination may be made pursuant to a tender offer or in connection with a shareholder vote. The redemption price will be the same whether we conduct redemptions pursuant to a tender offer or in connection with a shareholder vote. In either case, our public shareholders may redeem their public shares for cash equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then issued public shares, subject to the limitation that no redemptions will take place if all of the redemptions would cause to be unable to satisfy any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of a proposed business combination.

If we seek shareholder approval of our initial business combination, our sponsor, initial shareholders, directors, officers or their affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following completion of our initial business combination. If our sponsor, initial shareholders, directors, officers or their affiliates were to purchase shares or warrants from public shareholders, they would do so at a price no higher than the price offered through our redemption process. If they engage in such transactions they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

If we are unable to complete our initial business combination within the completion window, we will redeem all public shares at a per-share price, payable in cash, equal to the aggregate amount, then on deposit in the trust account, including interest earned on the funds held in the trust account (net of taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued public shares.

	Redemptions in Connection with our Initial Business Combination	Other Permitted Purchases of Public Shares by our Affiliates	Redemptions if we fail to Complete an Initial Business Combination
Impact to remaining shareholders

The redemptions in connection with our initial business combination will reduce the book value per share for our remaining shareholders, who will bear the burden of the deferred underwriting commissions and interest withdrawn for taxes.

If the permitted purchases described above are made, there would be no impact to our remaining shareholders because the purchase price would not be paid by us.

The redemption of our public shares if we fail to complete our initial business combination will reduce the book value per share for the shares held by our initial shareholders, who will be our only remaining shareholders after such redemptions.

Competition

In identifying, evaluating and selecting a target business for our initial Business Combination, we encounter competition from other entities having a business objective similar to ours, including other SPACs, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting Business Combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Public Shareholders who exercise or are forced to exercise their redemption rights may reduce the resources available to us for our initial Business Combination and our outstanding Warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial Business Combination.

Employees

We currently have two officers: Messrs. McEntee and van de Vyver. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary to our affairs until we have completed our initial Business Combination. The amount of time they devote in any time period varies based on the stage of the Business Combination process we are in. We do not have any full-time employees prior to the completion of our initial Business Combination.

Facilities

Our executive offices are located at 180 Grand Avenue, Suite 1530, Oakland, California 94612, and our telephone number is (510) 692-9600. The cost for our use of this space is included in the $12,500 per month fee we pay to our Sponsor for certain office space, utilities and secretarial and administrative support, pursuant to the Administrative Services Agreement. We consider our current office space adequate for our current operations.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.

LAUNCH TWO’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Launch Two before the Business Combination.

Directors and Executive Officers

As of the date of this Report, our directors and officers are as follows:

Name	Age	Position
James J. McEntee	68	Chief Executive Officer and Chairman of the Board of Directors
Jurgen van de Vyver	36	Chief Financial Officer
Lynn Eisenhart	47	Director
Jeffrey M. Shanahan	47	Director
Alfred J. Pierce III	63	Director
Thomas D. Hennessy	41	Director

The experience of our directors and executive officers is as follows:

James J. McEntee, III has served as our director since inception, Chief Executive Officer since May 22, 2024 and Chairman of the Board of Directors since October 8, 2024. He is the Chairman of the Board of the Bancorp (NASDAQ: TBBK) and has been a Board member since 2000. Mr. McEntee has over 25 years of financial services and technology experience as an executive, board member and investor. He has extensive experience as a SPAC executive and Sponsor. He served as the President and Chief Financial Officer of FinTech III from March 2017 until October 2020, and as President and Chief Financial Officer of FinTech II from May 2015 until July 2018. He served as FinTech Acquisition Corp.’s Chief Financial Officer and Chief Operating Officer from August 2014 to July 2016. He has served as the Managing Principal of StBWell, LLC, an owner and operator of real estate, since June 2010. Mr. McEntee was a director of T-Rex Group, Inc., a provider of risk analytics software for investors in renewable energy, from November 2014 to January 2018. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from the date of its incorporation in 2006 until its merger with Cohen & Company in December 2009 and was the Chief Operating Officer of Cohen & Company from March 2003 until December 2009, and was a managing director of COHN and was the Vice-Chairman and Co-Chief Operating Officer of JVB Financial through October 2013. Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane, PC, and from 2000 until 2004 was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. Mr. McEntee has served since 2008 as a director of The Chester Fund, a nonprofit organization, and served as its Chairman from July 2012 to January 2018. Mr. McEntee received a B.A. from Boston College, a JD from Rutgers University, an LLM from New York University and an MBA from Pennsylvania State University. We believe that Mr. McEntee’s extensive experience in corporate law and financial institution management, as well as significant managerial experience in real estate, investments, and capital markets operations qualifies him to be a member of our Board of Directors.

Jurgen van de Vyver has served as our Chief Financial Officer since May 22, 2024. He has been a Partner at Launchpad Capital since May 2021, where he co-leads early-stage fintech investments and manages the firm’s finance and business operations. He is currently Chief Financial Officer of Launch One Acquisition Corp. (Nasdaq: LPAA), a blank check company which raised $230.0 million in its initial public offering in July 2024 and is currently searching for a Business Combination target the healthcare or healthcare related industries and, in particular, life sciences, following the termination of a Business Combination agreement with Minovia Therapeutics Ltd., an Israeli company limited by shares. He served as the Chief Financial Officer of Newcourt Acquisition Corp (Nasdaq: NCAC) from June 2023 until January 2024, overseeing NCAC’s merger with Psyence Biomedical (Nasdaq: PBM). Mr. van de Vyver was the head of finance and operations at Propel Venture Partners, a venture capital fund backed by BBVA Group, from 2017 to 2021. Mr. van de Vyver also served as a consultant from 2015 to 2017 for CrossCountry Consulting, where his clients included Lending Club (NYSE: LC), Danaher (NYSE: DHR) and Marriott Vacations Worldwide Corp (NYSE: VAC). Mr. van de Vyver obtained his bachelor’s in accounting from Stellenbosch University, South Africa in 2010 and his Honors degree in Accounting in 2011 from Stellenbosch University.

Lynn Chang Eisenhart has served on our Board of Directors as an independent director since October 2024. Ms. Eisenhart has been part of the leadership team for the Bill & Melinda Gates Foundation’s $2.5 billion Strategic Investment Fund since August 2019. From May 2018 to October 2019 she worked as a strategic advisor to Gates Foundation Co-Chair, Melinda French Gates. Ms. Eisenhart also spent seven years on the ‘Financial Services for the Poor’ team at the Gates Foundation, working to provide unbanked individuals with digital financial services in Bangladesh, India, and Pakistan. Since September 2014 she has served as the Gates Foundation’s observer to the board of bKash, a Bangladesh-based fintech platform serving over 40 million Bangladeshis. Since 2022, Ms. Eisenhart has served on the advisory board to the Castle Creek Launchpad VC Fund (a US-based fintech fund) and she has served on the advisory board of the Monsoon II VC Fund (a fund investing in technology enabled companies in Vietnam, Philippines, Indonesia and Bangladesh) since April 2024. Since May 2024, Ms. Eisenhart has served on the advisory board of Third Coast Bank in Texas. Prior to joining the Gates Foundation, Ms. Eisenhart worked in corporate strategy at T-Mobile from 2009 to 2011, in retail banking and payments at Washington Mutual (now JP Morgan Chase) from 2006 to 2009, and also as a technology management consultant at Accenture from 2000 to 2004. She served as a member of the board of directors of FTAC Olympus Acquisition Corp. (NASDAQ: FTOC) from August 2020 until June 2021. Ms. Eisenhart received her BS degree in Foreign Service from Georgetown University and her MBA from Yale University. We believe that Ms. Eisenhart’s breadth of experience in various aspects of the financial services industry qualifies her to be a member of our Board of Directors.

Jeffrey M. Shanahan has served on our Board of Directors as an independent director since October 2024. Mr. Shanahan has over 18 years of financial services and technology experience as an executive, board member and investor. Mr. Shanahan is the current CEO of ParkHub, having started in that position in May 2023. ParkHub provides parking management software and payment solutions to the US and UK marks. Prior to becoming the CEO at ParkHub, he served as Chairman of the Board at Parkhub from Jan 2022 through May of 2023. Prior to ParkHub, Mr. Shanahan served as the President of CardConnect from 2006 to 2013, and as CEO from Feb 2013 through July of 2017. Mr. Shanahan helped lead the payment processing company from a startup, through a growth equity investment from FTV Capital, into a public company (NASDAQ: CCN) and ultimately its sale to First Data (NYSE: FDC) in 2017. From July 2017 until Sept 2018, Mr. Shanahan joined the Management Committee of FDC as an Executive Vice President reporting to the CEO. Prior to joining CCN, Mr. Shanahan worked as Management Consultant for Booz Allen Hamilton and CapGemini. Mr. Shanahan currently serves on the board of directors of several FinTech focused companies, including Corcentric, NeonOne, Celero, and SingleOps. Since Nov 2020, Mr. Shanahan has served as the President of the Cobbs Creek Foundation, a nonprofit organization. He is a graduate of Penn State University and resides outside of Philadelphia. We believe that Mr. Shanahan’s extensive experience in the technology and financial services sector as a CEO and Board member of both public and private companies qualifies him to be a member of our Board of Directors.

Alfred Pierce III has served on our Board of Directors as an independent director since October 2024. Mr. Pierce has over 30 years of experience in strategic planning, business development, client retention and global staff recruitment and development. Since 2003, Mr. Pierce has been employed at SEI Investments (Nasdaq: SEIC), a global financial services company, and is currently managing director and unit leader, responsible for identifying strategic initiatives and sourcing and closing acquisitions to fill those needs. From 1997 to 2003, Mr. Pierce was a managing director at Wachovia Securities. Prior to Wachovia, Mr. Pierce was a co-founder and partner at The Mid-Atlantic Companies, Ltd., a boutique middle market M&A and strategic advisory firm which was sold to a Wachovia predecessor and worked as a certified public accountant at Price Waterhouse (which later became PriceWaterhouseCoopers). Mr. Pierce currently serves as the Treasurer of the Philadelphia Cricket Club and is on the Board of Governors. Mr. Pierce has previously served as Treasurer for the Swarthmore Cooperative and the Walden School. Mr. Pierce received a BS in business administration from university of Richmond. We believe that Mr. Pierce’s extensive experience as an executive heading corporate development and mergers and acquisitions in the technology and financial services sectors qualifies him to be a member of our Board of Directors.

Thomas D. Hennessy has served as a Managing Partner of Growth Strategies of Hennessy, an alternative investment firm founded in 2013 that focuses on investing in industrial, infrastructure, real estate and sustainable technologies. Since February 2026, Mr. Hennessy has served as President and director of Hennessy VIII. Since January 2025, Mr. Hennessy has also served as President, Chief Operating Officer, and director of Hennessy VII. Mr. Hennessy has previously served as a Chairman and CEO of Global Technology Acquisition Corp. I, a special purpose acquisition company. Since August 2023, Mr. Hennessy has served as chief executive officer and a director of Compass Digital Acquisition Corp., a special purpose acquisition company. Mr. Hennessy has previously served as a director of TortoiseEcofin Acquisition Corporation III, a special purpose acquisition company. Mr. Hennessy has previously served as Chairman and Chief Executive Officer of two, a special purpose acquisition company, which in March 2024 closed a business combination agreement with LatAm Logistic Properties S.A. (NYSE: LPA), a leading developer, owner, and manager of institutional quality, class A industrial and logistics real estate in Central and South America. Mr. Hennessy has previously served as a director of Jaguar Global Growth Corporation I, a SPAC, which in October 2023 closed a business combination with Captivision Inc. (Nasdaq: CAPT), a leading designer and manufacturer of architectural media display glass. Mr. Hennessy has previously served as a director of 7GC & Co. Holdings, a SPAC, which in December 2023 closed a business combination with Banzai International Inc. (Nasdaq: BNZI), a leading marketing technology company that provides data-driven marketing and sales solutions. Previously, Mr. Hennessy served as Chairman, Co-Chief Executive Officer, and President of PropTech Acquisition Corporation’s business combination with Porch Group Inc. (Nasdaq: PRCH) in 2020 and subsequently served as an independent director of Porch Group. Mr. Hennessy previously served as a Portfolio Manager of Abu Dhabi Investment Authority (ADIA) and prior to that as an Investment Associate for Sam Zell’s Equity International. Mr. Hennessy started his career in the Investment Bank at Credit Suisse. Mr. Hennessy holds a B.A. degree from Georgetown University and an MBA from the University of Chicago Booth School of Business. Mr. Hennessy is qualified to serve as one of our directors due to his extensive experience with special purpose acquisition companies and his expertise in mergers and acquisitions.

Family Relationships

No family relationships exist between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or executive officer has been involved in the last ten years that are material to an evaluation of the ability or integrity of any director or officer.

Advisors

Ryan Gilbert, one of our advisors, is currently the General Partner of Launchpad Capital, a financial services focused venture capital firm which he founded in 2020, and a senior advisor to Castle Creek Capital. Mr. Gilbert is also the Chairman of the Board of Launch One Acquisition Corp. (Nasdaq: LPAA), a blank check company which raised $230.0 million in its initial public offering in July 2024 and is currently searching for a Business Combination target in the healthcare or healthcare related industries and, in particular, life sciences following the termination of a Business Combination agreement with Minovia Therapeutics Ltd., an Israeli company limited by shares. Mr. Gilbert has over 25 years of global financial services and technology expertise as an entrepreneur, investor and advisor. His public company exits include Eventbrite and Square. Mr. Gilbert has extensive SPAC experience as a Board member, executive and investor. He was previously President, Chief Executive and Director of FTAC Olympus Acquisition Corp. which merged with Payoneer Inc. (Nasdaq: PAYO). He was an advisor to the Sponsor of Phoenix Biotech Acquisition Corp. which successfully merged with CERo Therapeutics (Nasdaq: CERO), Newcourt Acquisition Corp. which merged with Psyence Biomedical (Nasdaq: PBM) and Locust Walk Acquisition Corp which merged with eFFECTOR Therapeutics, Inc. (Nasdaq: EFTR). From 2016 to 2021, Mr. Gilbert was a founding General Partner of Propel Venture Partners Fund 1, a venture capital fund backed by BBVA Group, and currently serves on the board of directors of Guideline, Inc. As entrepreneur-in-residence at venture capital firm Venrock, Mr. Gilbert co-founded BillFloat Inc. (dba SmartBiz Loans), a small business lending marketplace, and served as the chief executive officer from 2009 to 2016, and executive chairman from 2016 to 2022. Since 2008, Mr. Gilbert has been an independent director of River City Bank, a community bank based in Sacramento, CA. He co-founded and served as Chief Executive Officer of real estate payments company PropertyBridge from 2003 to 2007 when it was acquired by MoneyGram International. Mr. Gilbert graduated from the University of the Witwatersrand in Johannesburg, South Africa, and is an inactive member of the State Bar of California.

Shami Patel, one of our advisors, is currently a Managing Director at Cohen Circle, LLC and an advisor at Launchpad Capital. He has over 25 years of global experience in financial services and capital markets as an executive, board member and investor. Mr. Patel is also an advisor to Launch One Acquisition Corp. (Nasdaq: LPAA), a blank check company which raised $230.0 million in its initial public offering in July 2024 and is currently searching for a Business Combination target in the healthcare or healthcare related industries and, in particular, life sciences following the termination of a Business Combination agreement with Minovia Therapeutics Ltd., an Israeli company limited by shares. His SPAC experience includes being the Chief Operating Officer of FTAC Olympus Acquisition Corp. which merged with Payoneer Inc. (NASDAQ: PAYO) in February 2021, as an advisor to Phoenix Biotech Acquisition

Corp., which merged with CERo Therapeutics Holdings, Inc. (NASDAQ: CERO) in February 2024, as an advisor to Newcourt Acquisition Corp. which merged with Psyence Biomedical Ltd. (NASDAQ: PBM) in January 2024, and as an advisor to LWAC, which merged with eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR) in August 2021. Mr. Patel was also active in origination, due diligence and execution of SPACs as a Board of FinTech Acquisition Corp. which merged with CardConnect LLC (NASDAQ: CCN) in August 2016 and FinTech Acquisition Corp. II which merged with Intermex Holdings II, Inc. in July 2018, and the merged company was renamed International Money Express, Inc. (NASDAQ: IMXI); Mr. Patel served as a board observer of IMXI following its Business Combination, until March 2020. He also served as an advisor to FinTech Acquisition Corp. III which merged with Paya Holdings Inc. (NASDAQ: PAYA) in October 2020 and FinTech Acquisition Corp. IV which merged with Perella Weinberg Partners (NASDAQ: PWP) in June 2021. Aside from his experience with special purpose acquisition companies, from 2010 to 2015 Mr. Patel served as the Vice Chairman of the board of directors and Chair of the compliance committee of Golden Pacific Bancorp, Inc., which was acquired by SoFi Technologies (NASDAQ: SOFI). From 2012 to 2014, he served at Clean Pacific Ventures Management, LLC, a venture capital firm specializing in early stage investments, as a venture partner. Mr. Patel was a partner at, and served on the executive committee of, Hexagon Securities, LLC, a credit focused investment bank and securities firm from 2010 to 2012. From 2001 to August 2009, he served as Managing Director and Senior Partner at Cohen & Company, where he helped launch Alesco Financial, Inc. (NYSE: AFN), where he served as Chief Operating Officer and Chief Investment Officer from 2006 to 2009. From 1999 to 2000, he served as Chief Financial Officer for TRM Corporation (NASDAQ: TRMM), a consumer and financial services company. In 2000, Mr. Patel co-founded iATMglobal.net, a middleware software business where he served as Chief Executive Officer and which was sold to NCR Corporation in 2001. He served as Vice President of the West Coast Region for Sirrom Capital Corporation, a mezzanine finance fund, from 1998 to 1999. Prior to this he was in the business services group at Robertson Stephens, an investment banking firm, from 1997 to 1998 and served as a strategy consultant in the energy group at Andersen Consulting (now known as Accenture plc) from 1991 to 1993. Mr. Patel served on the Board of Visitors of Duke University School of Law from 2011 to 2023 and where he was a Senior Lecturing Fellow. Mr. Patel received Juris Doctor with honors and Master of Business Administration from Duke University and Bachelor of Arts in Philosophy and Economics from Trinity University.

Our advisors assist us in sourcing and negotiating with potential Business Combination targets and provide their business insights when we assess potential Business Combination targets. In this regard, they fulfill some of the same functions as our Board members. However, they have no written advisory agreement with us. Our advisors are not under any fiduciary obligations to us nor do they perform Board or committee functions. They also are not required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our Board members are subject. Accordingly, if any of our advisors becomes aware of a Business Combination opportunity that is suitable for any of the entities to which he has fiduciary or contractual obligations (including other blank check companies), he will honor his fiduciary or contractual obligations to present such Business Combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We may modify or expand our roster of advisors as we source potential Business Combination targets or create value in businesses that we may acquire.

Number and Terms of Office of Officers and Directors

Our Board of Directors consists of four members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.

The term of office of the first class of directors, which consists of Mr. Pierce and Mr. Shanahan, will expire at our first annual general meeting. The term of office of the second class of directors, which consists of Ms. Eisenhart, will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Mr. McEntee, will expire at the third annual general meeting.

Prior to the closing of our initial Business Combination, only holders of our Class B Ordinary Shares are entitled to vote on (i) the appointment and removal of directors and (ii) continuing our Company in a jurisdiction outside the Cayman Islands (including any Special Resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Our Public Shareholders are not entitled to vote on such matters during such time. These provisions of our Current Charter relating to these rights of holders of Class B Ordinary Shares may be amended by a Special Resolution of the holders of Class B Ordinary Shares.

Our officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, rather than for specific terms of office. Our Board of Directors is authorized to appoint officers as it deems appropriate pursuant to our Current Charter.

Committees of the Board of Directors

Our Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Subject to phase-in rules, the Nasdaq Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established the Audit Committee of the Board of Directors. Ms. Eisenhart, Mr. Pierce and Mr. Shanahan serve as the members of our Audit Committee. Under the Nasdaq Rules and applicable SEC rules, we are required to have three members of the Audit Committee, all of whom must be independent. Ms. Eisenhart, Mr. Pierce and Mr. Shanahan are each independent.

Ms. Eisenhart serves as the chairwoman of the Audit Committee. Each member of the Audit Committee is financially literate and our Board of Directors has determined that Ms. Eisenhart qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

•        assisting board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with Management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•        reviewing with Management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statement or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities;

•        advising the Board and any other Board committees if the clawback provisions of Rule 10D-1 under the SEC Clawback Rule are triggered based upon a financial statement restatement or other financial statement change, with the assistance of Management and to the extent that our securities continue to be listed on an exchange and subject to the SEC Clawback Rule; and

•        implementing and overseeing our cybersecurity and information security policies, and periodically reviewing the policies and managing potential cybersecurity incidents.

Compensation Committee

We have established the Compensation Committee of our Board of Directors. The members of our Compensation Committee are Mr. Pierce, Mr. Shanahan and Ms. Eisenhart. Mr. Pierce serves as chair of the Compensation Committee. Under the Nasdaq Rules and applicable SEC rules, we are required to have a Compensation Committee of at least two members, all of whom must be independent. Ms. Eisenhart and Messrs. Shanahan and Pierce are each independent.

We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to our Board of Directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to Board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting Management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement;

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•        advising the Board and any other Board committees if the clawback provisions of the SEC Clawback Rule are triggered based upon a financial statement restatement or other financial statement change and perform any other tasks required of it by the Clawback Policy, with the assistance of Management and to the extent that our securities continue to be listed on an exchange and subject to the SEC Clawback Rule.

The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we would form a corporate governance and nominating committee as and when required to do so by law or the Nasdaq Rules. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by our Board of Directors. Our Board of Directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Mr. Pierce, Mr. Shanahan and Ms. Eisenhart. In accordance with Rule 5605(e)(1)(A) of the Nasdaq Rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board of Directors also considers director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for appointment to our Board of Directors should follow the procedures set forth in our Current Charter.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial Business Combination, our Public Shareholders do not have the right to recommend director candidates for nomination to our Board of Directors.

Code of Ethics

We have adopted the Code of Ethics. If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC rules or the Nasdaq Rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this Report or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

The foregoing description of the Code of Ethics does not purport to be complete and is qualified in its entirety by the terms and conditions of the Code of Ethics, a copy of which is attached hereto as Exhibit 14.

Trading Policies

On October 7, 2024, we adopted the Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq Rules.

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our Current Charter provides that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LAUNCH TWO

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this Report including, without limitation, statements under this Item regarding our financial position, possible Business Combinations and the financing thereof, and related matters, and the plans and objectives of Management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Report, words such as “may,” “should,” “could,” “would,” “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our Management, identify forward-looking statements. We have based these forward-looking statements on our Management’s current expectations and projections about future events, as well as assumptions made by, and information currently available to our Management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Report.

Overview

We are a blank check company incorporated in the Cayman Islands on May 13, 2024, for the purpose of effecting a Business Combination. Our Sponsor, Launch Two Sponsor LLC, is a Delaware limited liability company, formed to invest in Launch Two. Ryan Gilbert, the sole managing member of Launch Two Sponsor LLC, holds voting and investment discretion with respect to the securities held of record by the Sponsor.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating the Business Combination, we are focusing our search on technology and software infrastructure companies whose products and services target financial services, real estate and asset management companies. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies. We expect to continue to incur significant costs in the pursuit of our acquisition plans. There can be no assurance that our plans to complete a Business Combination will be successful.

Our IPO Registration Statement became effective on October 7, 2024. On October 9, 2024, we consummated our Initial Public Offering of 23,000,000 Units, including 3,000,000 Option Units issued pursuant to the full exercise of the Over-Allotment Option. Each Unit consists of one Public Share and one-half of one Public Warrant. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to us of $230,000,000.

Simultaneously with the closing of the Initial Public Offering and pursuant to the Private Placement Warrants Purchase Agreements, we completed the sale of an aggregate of 7,075,000 Private Placement Warrants to the Sponsor and Cantor in the Private Placement at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to us of $7,075,000. Of those 7,075,000 Private Placement Warrants, the Sponsor purchased 4,500,000 Private Placement Warrants and Cantor purchased 2,575,000 Private Placement Warrants. The Private Placement Warrants are identical to the Public Warrants, except as otherwise disclosed in the IPO Registration Statement.

Following the closing of the Initial Public Offering and Private Placement, an amount of $231,150,000 from the net proceeds of the Initial Public Offering and the Private Placement was initially placed in the Trust Account located in the United States with Continental acting as trustee. Pursuant to the Trust Agreement, the Trust Account may be invested only (i) in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less, (ii) in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, (iii) as uninvested cash or (iv) in interest or non-interest bearing demand deposit accounts at a U.S. chartered commercial bank with consolidated assets of $100 billion or more selected by the Trustee that is reasonably satisfactory to us, until the earlier of: (x) the completion of the Business Combination and (y) the distribution of the Trust Account, as described below.

We have until April 9, 2027 (24 months from the closing of the Initial Public Offering), or until such (x) earlier date as our Board may approve or (y) later date as our shareholders may approve, pursuant to the Current Charter, to consummate the Business Combination. If we are unable to complete the Business Combination by the end of the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes, if any, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, dissolve and liquidate, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

We may seek to extend the Combination Period consistent with applicable laws, regulations and stock exchange rules by amending our Current Charter. Any such amendment would require the approval of our shareholders, and our Public Shareholders will be provided the opportunity to redeem all or a portion of their Public Shares in connection with the vote on such approval. Such redemptions will decrease the amount held in our Trust Account and our capitalization, and may affect our ability to maintain our listing on Nasdaq. In addition, the Nasdaq Rules currently require SPACs (such as us) to complete their initial Business Combination in accordance with the Nasdaq 36-Month Requirement. If we do not meet the Nasdaq 36-Month Requirement, our securities will likely be subject to suspension of trading and delisting from Nasdaq. Our Sponsor may also, in its discretion, consider selling its interest in our Company to another sponsor entity, which may result in a change to our Management Team.

Recent Developments

Sponsor Purchase Agreement with HCG

On June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire at Closing, in exchange for certain value-added services and other contributions, up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. The consummation of the HCG Transfer is subject to certain conditions, including the consummation of the Business Combination. Pursuant to the Sponsor Purchase Agreement, following the execution of the Business Combination Agreement, Thomas Hennessy was appointed as a director of Launch Two. In connection with the appointment of Mr. Hennessy, Launch Two entered into a director indemnification agreement with Mr. Hennessy and updated its directors’ and officers’ liability insurance policy to reflect such appointment.

The parties also agreed, subject to certain exceptions, that any amendments, concessions, forfeitures, restrictions, transfers or other similar arrangements affecting the Founder Shares to be transferred to HCG or retained by the Sponsor, including any transfers to investors in a PIPE investment or in connection with any forward purchase agreement, non-redemption agreement or other similar financing arrangement in connection with the Business Combination, will affect HCG and the Sponsor equally on a pro rata basis. As a result, the number of Founder Shares otherwise allocable to HCG will be reduced by 150,000 Founder Shares to be transferred to SRX at the Closing and by an additional 175,000 Founder Shares in connection with the Sponsor’s sale of 350,000 Founder Shares to SCA at the Closing. HCG will also be entitled to receive 50% of the proceeds from the sale to SCA, or approximately $7,000 based on the purchase price of $0.04 per share. Additionally, in connection with the October 2026 Non-Redemption Agreements, the number of Founder Shares otherwise allocable to HCG will be reduced by approximately 128,031 Founder Shares (representing 50% of the 256,061 Founder Shares transferable by the Sponsor to the NRA Investors) for each month past October 2026 that it takes to close the Business Combination, or by up to 768,183 Founder Shares if all six monthly extensions under the October 2026 Extension are utilized.

Accordingly, as of the date of this proxy statement/prospectus, upon the consummation of the transactions contemplated by the SRX Credit Agreement, the SCA Consulting Agreement and the October 2026 Non-Redemption Agreements, it is anticipated that HCG will be entitled to receive up to 2,550,000 Founder Shares, less 50% of the Founder Shares transferable by the Sponsor to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements (in which case HCG would be entitled to receive 1,781,817 Founder Shares if all six monthly extensions under the October 2026 Extension are utilized), and 2,250,000 Private Placement Warrants upon the consummation of the HCG Transfer.

Working Capital Loan

On August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part.

In connection with the Working Capital Note, the Sponsor entered into the SRX Credit Agreement, pursuant to which the Lender provided a loan to the Sponsor of $848,000, subject to the terms and conditions of the SRX Credit Agreement. In connection with the SRX Credit Agreement, the Sponsor also entered into the Pledge Agreement with the Lender, pursuant to which the Sponsor pledged 2,932,500 Founder Shares (representing approximately 51% of the founder shares owned by the Sponsor), together with any proceeds thereof, as collateral to secure the obligations under the SRX Credit Agreement. The Credit Agreement also provides that, upon the consummation of the Company’s initial business combination, the Sponsor will transfer and assign to the Lender 150,000 Founder Shares (or any shares of a successor public company issued in exchange therefor in connection with the business combination) as partial consideration for the loan (the “Consideration Shares”). The Consideration Shares are included in the Pledged Collateral. The loan under the SRX Credit Agreement is non-recourse to the Sponsor, and the Lenders’ sole recourse in the event of a default is to foreclose upon such Pledged Collateral, which would remain subject to the Company’s governing documents and applicable lock-up arrangements, including the terms of the Insider Letter. The Sponsor is required to use the proceeds of the loan under the SRX Credit Agreement to fund loans to the Company to pay for its expenses, including transaction expenses related to the business combination, amounts previously owed for prior business combination efforts and for administrative expenses. The loan under the SRX Credit Agreement mature upon the earlier of the Company’s initial business combination or the Company’s liquidation, or on the six month anniversary of the SRX Credit Agreement, provided that the term of the SRX Credit Agreement can be extended by the Company. The SRX Credit Agreement includes events of default for the Company’s failure to file with the Securities and Exchange Commission by a certain agreed upon date a proxy statement to call for a Company shareholder meeting to extend the Company’s deadline to consummate its initial business combination or for the Company’s failure to enter into a definitive business combination agreement with a target company or business prior to a certain agreed upon date. However, the SRX Credit Agreement and Pledge Agreement solely bind the Sponsor and do not restrict the actions of the Company.

On August 17, 2026, the Sponsor also entered into the SCA Consulting Agreement with SCA, pursuant to which SCA agreed to provide certain consulting services to the Sponsor in connection with the Company’s initial business combination. As consideration for such services, the Sponsor agreed to sell and transfer to SCA, concurrently with the consummation of the Company’s initial business combination, 350,000 Founder Shares at a purchase price of $0.04 per share (the “Consulting Shares”). The Consulting Shares are included in the Pledged Collateral.

In connection with the aforementioned transactions, the Company, the Sponsor, Cantor Fitzgerald & Co., as representative of the underwriters in the Company’s initial public offering, and NuCube entered into a waiver letter pursuant to which the restrictions on transfers contained in the Insider Letter were waived solely to permit the pledge of the Pledged Collateral under the SRX Credit Agreement and the Pledge Agreement, the transfer and assignment of the Consideration Shares to the Lender pursuant to the SRX Credit Agreement, and the sale and transfer of the Consulting Shares to SCA pursuant to the SCA Consulting Agreement, in each case subject to the terms of the Insider Letter.

Class B Conversion

On September 30, 2026, Launch Two issued an aggregate of 5,749,999 Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of Class B Ordinary Shares held by the Sponsor. The Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions applicable to the Class B Ordinary Shares prior to the Conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination.

October 2026 Extension and Non-Redemption Agreements

On October 8, 2026, Launch Two held the Extension Meeting, at which Launch Two’s shareholders approved, among other things, the Extension Amendment to effect the October 2026 Extension, pursuant to which the date by which Launch Two must consummate an initial business combination was extended on a monthly basis, up to six (6) times, from October 9, 2026 to April 9, 2027, or such earlier date as determined by the Launch Two Board. In connection with the Extension Meeting, the holders of 18,322,071 Public Shares properly exercised their right to redeem such shares for cash at a redemption price of approximately $10.84 per share, for an aggregate redemption amount of approximately $198.6 million. Following the Meeting Redemptions, 4,677,929 Public Shares remain issued and outstanding.

In connection with the Extension Meeting, Launch Two and the Sponsor entered into the October 2026 Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed (i) not to redeem (or to validly rescind any redemption requests previously made in respect of) and (ii) to vote or consent in favor of the Extension Amendment with respect to, an aggregate of 4,481,851 Class A Ordinary Shares. In exchange for the foregoing commitments, the Sponsor agreed to transfer to the NRA Investors an aggregate of 256,061 Founder Shares per month for each month of the October 2026 Extension, as needed (or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized), with such shares to be transferred upon the Closing. Pursuant to the Sponsor Purchase Agreement, the Founder Shares so transferred will reduce, in equal parts, the number of Founder Shares to be retained by the Sponsor and the number of Founder Shares to be transferred to HCG in the HCG Transfer. Each October 2026 Non-Redemption Agreement terminates on the earliest of (i) the fulfillment of all obligations of the parties thereunder, (ii) the liquidation or dissolution of Launch Two and (iii) the mutual written agreement of the parties thereto.

AIDEA Investment

On October 19, 2026, NuCube entered into a securities purchase agreement and a warrant agreement with AIDEA, pursuant to which AIDEA acquired 1,956,353 shares of Series A-4 Preferred Stock and warrants to purchase 978,176 shares of Series A-4 Preferred Stock at an exercise price of $15.887 per share for an aggregate investment of $25.0 million.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since May 13, 2024 (inception) through June 30, 2026 have been (i) organizational activities and (ii) activities relating to (x) the Initial Public Offering and (y) identifying and evaluating prospective acquisition candidates and activities in connection with the initial Business Combination. We will not generate any operating revenues until after completion of our initial Business Combination. We have generated non-operating income in the form of interest income on investments held in the Trust Account after the Initial Public Offering. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance, among other things), as well as for due diligence expenses.

For the three months ended June 30, 2026, we had net income of $1,162,771, which consists of interest income on cash and marketable securities held in the Trust Account of $2,174,571 and interest on operating cash of $4 partially offset by general and administrative costs of $1,011,804.

For the six months ended June 30, 2026, we had net income of $3,117,634, which consists of interest income on cash and marketable securities held in the Trust Account of $4,323,947 and interest on operating cash of $19, partially offset by general and administrative costs of $1,206,332.

For the three months ended June 30, 2025, we had net income of $2,367,013, which consists of interest income on cash and marketable securities held in the Trust Account of $2,544,350, unrealized loss on marketable securities held in Trust Account of $2,048 and interest on operating cash of $187, partially offset by general and administrative costs of $175,476.

For the six months ended June 30, 2025, we had net income of $4,582,865, which consists of interest income on cash and marketable securities held in the Trust Account of $4,940,148, unrealized gain on marketable securities held in Trust Account of $25,679 and interest on operating cash of $411, partially offset by general and administrative costs of $383,373.

Liquidity, Capital Resources and Going Concern

Following the Initial Public Offering, including the full exercise of the Over-Allotment Option, and the Private Placement, a total of $231,150,000 was placed in the Trust Account. We incurred fees of $15,615,485 in the Initial Public Offering, consisting of $4,000,000 of cash underwriting fee, the Deferred Fee of $10,950,000 and $665,485 of other offering costs.

For the six months ended June 30, 2026, cash used in operating activities was $226,882. Net income of $3,117,634 was affected by interest earned on cash and marketable securities held in the Trust Account of $4,323,947. Changes in operating assets and liabilities provided $979,431 of cash for operating activities.

For the six months ended June 30, 2025, cash used in operating activities was $316,414. Net income of $4,582,865 was affected by interest earned on marketable securities held in the Trust Account of $4,940,148, unrealized gain on marketable securities held in the Trust Account of $25,679. Changes in operating assets and liabilities provided $66,548 of cash for operating activities.

As of June 30, 2026, we had $23,197 of cash in our operating account and a working capital deficit of $1,002,980. As of June 30, 2026, $16,532,183, of the amount earned on cash and marketable securities held in the Trust Account was available to pay taxes, if any.

As of December 31, 2025 and 2024, we had $250,079 and $935,701, respectively of cash in our operating account. As of December 31, 2025 and 2024, we had a working capital surplus of $203,333 and $1,040,474, respectively. As of December 31, 2025 and 2024, $9,819,897 and approximately $2,281,141, respectively, of the amount earned on funds held in the Trust Account was available to pay taxes, if any.

As of June 30, 2026, we had cash and marketable securities held in the Trust Account of $247,682,183 (including approximately $16,532,183 of interest income). As of December 31, 2025 and 2024, we had marketable securities held in the Trust Account of $243,358,236 and $233,538,339, respectively (including approximately $9,819,897 and $2,281,141, respectively, of interest income). We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of income taxes payable, if any, and exclude the Deferred Fee), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that we hold investments in the Trust Account, we may, at any time, (based on our Management Team’s ongoing assessment of all factors related to our potential status under the Investment Company Act) instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest-bearing demand deposit account at a bank.

As of June 30, 2026, we had cash held outside of the Trust Account of approximately $23,197. As of December 31, 2025 and 2024, we had cash held outside of the Trust Account of approximately $250,079 and $935,701, respectively. We use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants, or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

Our liquidity needs through June 30, 2026 have been satisfied through (i) a contribution of $25,000 from the Sponsor in exchange for the issuance of our Founder Shares, (ii) a loan pursuant to the IPO Promissory Note and (iii) the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside the Trust Account.

IPO Promissory Note

Prior to the closing of our Initial Public Offering, our Sponsor agreed to loan us an aggregate of up to $300,000 under the IPO Promissory Note to cover expenses related to the Initial Public Offering. Such loans and advances were non-interest bearing and payable on the earlier of December 31, 2024 or the completion of our Initial Public Offering. The loan of $300,000 was fully repaid upon the consummation of our Initial Public Offering on October 9, 2024. No additional borrowing is available under the IPO Promissory Note.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us Working Capital Loans, as may be required. If we complete a Business Combination, we will repay such Working Capital Loans. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be converted into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Other than as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. As of June 30, 2026, December 31, 2025 and December 31, 2024, we did not have any borrowings under any Working Capital Loans.

On August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX under the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations. If the Business Combination or another business combination is not consummated by April 9, 2027, the Working Capital Note and related costs and expenses may not be repaid to the Sponsor, in whole or in part.

Going Concern

In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern”, Management has determined that we currently lack the liquidity we need to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements and the notes thereto included elsewhere in this Report are issued, as we expect to continue to incur significant costs in pursuit of our acquisition plans. In addition, Management has determined that if we are unable to complete an initial Business Combination within the Combination Period, then we will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about our ability to continue as a going concern. Management plans to consummate an initial Business Combination prior to the end of the Combination Period. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after April 9, 2027. There can be no assurance that our plans to raise capital or to consummate an initial Business Combination will be successful.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as follows:

Administrative Services Agreement

Commencing on October 8, 2024, and until the completion of our Business Combination or liquidation, we reimburse an affiliate of the Sponsor $12,500 per month for office space, utilities, and secretarial and administrative support pursuant to the Administrative Services Agreement. As of December 31, 2025 and the period from May 13, 2024 (inception) through December 31, 2024, we incurred $150,000 and $0, respectively, in fees for these services, of which such amount is included in accrued expenses in the balance sheets of the financial statements included elsewhere this Report.

Underwriting Agreement

We granted the Underwriters a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,000,000 Option Units to cover over-allotments, if any. On October 9, 2024, the Underwriters fully exercised their Over-Allotment Option.

The Underwriters were paid a cash underwriting discount of $4,000,000 (2.0% of the gross proceeds of the Units offered in the Initial Public Offering). Additionally, the Underwriters are entitled to the Deferred Fee of (i) 4.50% of the gross proceeds of the base Initial Public Offering held in the Trust Account and (ii) 6.50% of the gross proceeds of the Over-Allotment Option, which equates to $10,950,000 in the aggregate following the full exercise of the Over-Allotment Option and is payable to the Underwriters, upon the completion of the initial Business Combination subject to the terms of the Underwriting Agreement.

Registration Rights Agreement

The holders of (i) the Founder Shares, (ii) the Private Placement Warrants and (iii) any private placement-equivalent warrants issued in connection with the Working Capital Loans, if any (and in each case holders of their underlying securities, as applicable) are entitled to registration rights pursuant to the Registration Rights Agreement, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Ordinary Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Cantor may only make a demand on one occasion and only during the five-year period beginning on the effective date of the IPO Registration Statement. In addition, Cantor may participate in a “piggyback” registration only during the seven-year period beginning on the effective date of the IPO Registration Statement. We will bear the expenses incurred in connection with the filing of any such registration statements.

Letter Agreement

Our Sponsor, directors and officers have entered into the Letter Agreement with us, pursuant to which, they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial Business Combination within the Combination Period. However, if they acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial Business Combination within the Combination Period.

Additionally, pursuant to the Letter Agreement, our Sponsor, directors and officers will not propose any amendment to our Current Charter to modify (i) the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within the Combination Period or (ii) any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares.

The holders of the Founder Shares have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which we complete a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of our shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of such initial holders of the Founder Shares with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if we consummate a transaction after the initial Business Combination that results in our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

Critical Accounting Estimates and Standards

The preparation of the financial statements and notes thereto included elsewhere in this Report in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and the disclosure of contingent assets and liabilities, in our financial statements. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments, and we evaluate these estimates on an ongoing basis. To the extent actual experience differs from the assumptions used, our financial statements and notes thereto included elsewhere in this Report could be materially affected. We believe that the following accounting policies involve a higher degree of judgment and complexity. As of December 31, 2025 and 2024, we did not have any critical accounting estimates to be disclosed.

Recent Accounting Standards

In November 2024, the FASB issued ASU Topic 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. We are currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that there are any other recently issued, but not yet effective, accounting standards, which, if currently adopted, would have a material effect on the financial statements and notes thereto included elsewhere in this Report.

INFORMATION ABOUT NUCUBE

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to NuCube Energy, Inc., a Delaware corporation, and its Subsidiaries prior to the consummation of the Business Combination and refer to NuCube Holdings, Inc. immediately following the consummation of the Business Combination

Our mission is to design simple, economical, and passively safe nuclear reactors that can provide electricity and high-quality heat for industrial applications and electricity for remote applications and data centers. We believe growing demand for reliable, carbon-free energy is creating opportunities for distributed energy systems located closer to the point of consumption, including at industrial facilities, data centers, military bases, and remote communities. The NuSun platform is being designed to utilize commercially available materials and fuel where practicable, with the objective of providing a cost-competitive option for power generation and high-temperature process heat. By decoupling energy supply from the overburdened and outdated grid systems, we believe the NuSun platform has the potential to provide customers with greater long-term predictability of energy costs, ensuring a reliable, predictable, and sustainable power supply. Our innovative approach provides a competitive edge in the energy reliability and cost race for decades to come.

Overview

Founded in 2023, NuCube is developing the NuSun platform, which is built around compact, factory-built, solid state power conversion, nuclear fission microreactor systems that deliver firm, carbon-free power and high-temperature process heat on site. Our platform utilizes a solid-state TRISO fuel-based power-conversion architecture, developed from the ground up to feature a novel application of passive heat-pipe cooling and thermophotovoltaic heat-to-electricity conversion technology. We are rethinking decades-old engineering to reduce system complexity, limit reliance on moving parts and enable modular deployment closer to where energy is used.

Power demand in the United States is increasing, driven in part by rapid data-center growth, the expansion of AI-related computing infrastructure, and the reshoring of industrial manufacturing. At the same time, aging and constrained grid infrastructure, the increased deployment of variable renewable resources, and decarbonization requirements make it more difficult for customers to secure energy that is simultaneously reliable, scalable, cost-competitive, and low-carbon.

These conditions create a compelling market opportunity for compact, carbon-free energy systems that can be deployed closer to where energy is used. In particular, customers in industrial facilities, remote locations, data centers, military bases, and other zero-downtime settings increasingly require on-site or near-site energy solutions that can provide both firm baseload electricity and usable heat while reducing reliance on constrained transmission and distribution systems. Microreactors are intended to address these energy challenges by offering a distributed, nuclear-based solution for applications that may be underserved by conventional grid-connected power, diesel generation, natural gas infrastructure, or intermittent renewable resources. However, most advanced small modular reactor and microreactor designs presently coming to market rely on liquid moderators and coolants in the reactor core and Rankine cycle heat-to-energy conversion.

The NuSun platform is being developed around an architecture with almost no moving parts and with passive safety features. These design features are intended to reduce maintenance requirements, improve reliability, and support lower operating costs over time. It is a modular system that can be manufactured in a factory, transported, and assembled on site through a simple and repeatable deployment process. Multiple NuSun units or configurations can address demand requirements ranging from a few megawatts to gigawatt-scale needs. In addition, the platform is being designed with safety and operational simplicity in mind, including the potential for remote, unattended operation or remote monitoring where technically feasible and permitted by applicable regulators. This design philosophy is intended to make compact nuclear energy cost competitive even for smaller-scale and distributed applications that have historically been beyond the reach of legacy nuclear solutions.

We also believe that the next generation of commercial nuclear power plants need to address contemporary environmental, operational, and nuclear security issues. For this reason, our electricity-producing configuration is expected to use closed-loop cooling, thus addressing local concerns regarding electric power generation stress on water resources. In addition, a below-grade reactor core placement, fuel handling approach, and controlled fuel access in our design provides physical countermeasures to radiological sabotage and special nuclear material diversion.

We envision a future in which the NuSun platform expands access to reliable, carbon-free energy to remote villages in Arctic regions, mines, islands, commercial centers, microgrids, data centers, and other settings where reliable, carbon-free energy can provide a cost competitive alternative to existing energy sources or grid infrastructure. It is also intended to provide high-temperature process heat for industrial complexes and other facilities that require dependable thermal energy for continuous operations.

Our Technology — The NuSun Platform

NuCube was founded on the fundamental, empirically-based belief that several decades of scientific and engineering progress has made it practical to consider the use of thermophotovoltaic, or TPV, technology in a nuclear reactor system.

That breakthrough is the result of parallel advances across several enabling technologies: advanced nuclear fuel (i.e., TRISO fuel); the commercialization of advanced high-temperature alloys; the renewed use of heat-transfer technology (i.e., high temperature heat pipes; and continued improvements in TPV technology). Together, these developments create the technical foundation for a new class of commercial nuclear reactors that reimagines decades-old practices.

The combination of these technologies led to the NuSun platform: a compact advanced nuclear reactor system that emphasizes simplicity, passive operation, modular deployment, and high-temperature output. The core thesis is straightforward: smaller-scale nuclear systems may become more commercially practical if they can reduce mechanical complexity, broaden siting flexibility, support factory-oriented manufacturing, lower lifecycle maintenance requirements, and sell two products: both cost-competitive electricity and high-temperature heat for industrial applications.

In operation, the NuSun platform is designed so that nuclear fuel generates high-temperature heat, heat pipes transfer that heat through a passive thermal architecture, and the resulting thermal output is either used directly for industrial heat applications or converted into electricity through NuCube’s proprietary heat-to-electricity TPV energy conversion system, all while using almost no moving parts.

NUCLEAR FUEL
Heat Source
HEAT PIPE EMITTER
Infrared Light
TPV CELL
Electricity Generated
Heat
Infrared Light
Electricity

Figure: Solid State Fission

We refer to this approach as “solid state fission” because much of the conversion pathway from nuclear energy to electricity occurs with virtually no moving parts and with substantially less fluid or gas movement than conventional power-conversion cycles. Heat generated by fission is conducted through solid graphite to the heat pipes. The minimal amount of working fluid or gas inside each heat pipe then conveys heat outside the reactor core through passive, natural forces. The heat pipes radiate that thermal energy to TPV cells, thereby eliminating the need for a secondary loop, and removing high-cost and high-maintenance components such as pressurized containment vessels, heat exchangers, turbines, and pumps.

We estimate that the NuSun design reduces moving systems by approximately 80% or more compared to a conventional nuclear reactor design.

The NuSun platform is currently being developed in two initial configurations: NuSun-1, a smaller configuration designed to provide approximately 1.3 MWe/4 MWth, and NuSun-15, a larger configuration designed to provide approximately 15 MWe/45 MWth. The NuSun platform is also designed to provide process heat up to 1,100° C, which we believe will allow it to go beyond providing electricity to also serve industrial applications that require high-temperature heat.

Figure: NuSun-1

Nuclear Fuel: Enriched Uranium Product

The current generation of nuclear reactors primarily operate by irradiating and fissioning enriched uranium product, or EUP. There are several types of EUP, each of which is differentiated based on the quantity of the U235 isotope vs. the quantity of the U238 isotope. The current U.S. commercial nuclear reactor fleet uses low enriched uranium, or LEU, in which the U235 isotope comprises 3% to 5% of the mass of uranium. Recent U.S. commercial nuclear power fleet interest in more efficient LEU has created a relatively new product, LEU+, in which the U235 isotope comprises 5% to 10% of the mass of uranium. Most of the modern advanced reactor designs in the U.S. are being engineered to utilize a nuclear fuel being commercialized that features even higher concentrations of U235, referred to as High Assay Low Enrichment Uranium (“HALEU”), in which the U235 isotope comprises 10% to just below 20% of the mass of uranium.

The NuSun platform is designed to use both the most advanced EUP currently commercially available, LEU+, and HALEU when HALEU becomes commercially available in the future. We expect that HALEU will enable the 1.3 MWe NuSun configuration to operate for approximately 25 years between refueling events, while LEU+ will support approximately seven years of operation between refueling. The versatility of the NuSun design to use both LEU+ and HALEU provides operational flexibility and allows fuel selection to be optimized based on availability, economics, and customer requirements.

The Fuel Form: TRISO

The nuclear fuel consists of Tri-Structural Isotropic, or TRISO, fuel particles incorporated into graphite compacts. The U.S. Department of Energy refers to the TRISO fuel particles as “the most robust nuclear fuel on Earth” because they are structurally more resistant than traditional reactor fuels to neutron irradiation, corrosion, oxidation and temperatures as high as up to ~1,300° C. This fuel choice is the first enabling step toward the temperature at which NuSun operates, and TRISO-based fuel’s inherent safety is a key feature of the NuSun platform. TRISO is a coated particle fuel form in which uranium fuel kernels are surrounded by multiple protective layers, typically including carbon-based and ceramic materials. Those layers are intended to help retain fission products and maintain fuel integrity under demanding operating conditions.

TRISO fuel is already commercially available and — several TRISO suppliers are currently accepting preorders for delivery of TRISO that aligns with our current deployment timeline. However, pricing and delivery timing of TRISO fuel remains subject to uncertainty.

Figure: TRISO Particles

The Fuel Moderator and Absorber Assembly

The fuel fabrication process involves TRISO particles being formed into small cylindrical fuel compacts. In the NuSun platform, these compacts are placed within our proprietary cladding system called the Fuel Moderator Absorber, or FMA, assembly. The FMA combines the fuel compacts with other materials designed to optimize the nuclear reaction. The FMA, together with our proprietary methodology, enables the core to accommodate both LEU+ and HALEU fuel. We also use computational tools, including artificial intelligence-based methods, to assist in evaluating the composition of the FMA and its placement within the graphite blocks in the reactor core. Heat generated in the fuel is then transferred through the graphite matrix to the heat pipes.

Figure: FMA Assembly Advantages

Core Cooling System: Heat Pipes

Heat pipes have been used by the U.S. National Aeronautics and Space Administration (“NASA”) for thermal management in space applications since the 1970s. Their benefits include passive operation and self-regulating operation, simple construction, no moving solid parts, and excellent thermal performance. Heat pipes for high-temperature nuclear fission reactors, including reactors intended for space applications, have also been studied since the 1960s. More recently, the commercial availability of high-temperature alloys has made this technology a potential alternative to more costly systems that rely on recirculating cooling fluids to transport heat outside the reactor core.

One of the most notable demonstrations of heat-pipe viability for space-based nuclear reactors was the Kilopower Reactor Using Stirling Technology (“KRUSTY”), test conducted at the NASA Glenn Research Center in late 2017. The KRUSTY reactor operated successfully and reached a peak temperature of 850° C, demonstrating the viability of heat-pipe-based reactor cooling technology.

Figure: KRUSTY Reactor — Thermal Prototype Testing with Sodium Heat Pipes Radiating at Over 800° Celsius

Power Conversion System: Thermophotovoltaic Conversion

The NuSun platform is being developed to apply TPV energy conversion to commercial electricity generation. TPV technology converts infrared radiation from a high-temperature heat source directly into electricity using specialized photovoltaic cells. TPVs function like solar panels for heat and are a fully solid-state alternative to legacy steam turbine generation, without zero moving parts, in the TPV conversion process, which we believe has the potential to improve reliability, reduce maintenance requirements, and enable a more compact system design. This technology leverages years of semiconductor research and development and provides a unique electrical conversion method that takes full advantage of the infrared radiation spectrum generated by high temperature heat pipe applications.

As shown in the figure below, this system is designed to remove heat from the core and converts that heat into electricity without active systems, recirculating coolant loops, a pressurized vessel, a heat exchanger, a turbine, or a secondary loop.

Electricity
TPV
Rejected heat
Thermal Radiation
TRISO Fuel
Reactor Core

Figure: Schematic Diagram of the NuSun Platform and TPV Electricity Conversion System

TPVs convert infrared wavelength light to electricity via the photovoltaic effect, enabling the use of higher temperature heat sources than the turbines that are ubiquitous in electricity production today. Since the first demonstration of 29% efficient TPVs using an integrated back-surface reflector and a tungsten emitter at 2,000° C, TPV fabrication and performance have continued to improve, with demonstrated efficiencies as high as 32%, albeit at temperatures below 1,300° C. Research and demonstration work focused on multi-junction TPV cells and reflection of low-energy infrared photons back into the heat source suggests the potential to increase electrical conversion efficiency well above 32%. Simply stated, achieving TPV energy conversion efficiency on par with or better than Rankine-cycle energy conversion efficiency, without the cost and complexity of steam-turbine generators, would be a key differentiator a of the NuSun platform if such conversions efficiencies can be achieved at commercially viable operating conditions.

NuCube is currently testing TPV cells at its Idaho Falls facility. The figure below shows a controlled test environment in which a heat pipe alloy is heated to the intended operating temperature and radiates thermal energy to a TPV cell connected to sensors that measure efficiency and power.

Figure: TPV Test Apparatus

Removal of Rejected Heat

Because not all thermal energy generated by the reactor is converted into electricity, the TPV system requires cooling. The NuSun platform is designed to remove rejected heat through a natural-circulation cooling system and discharge that heat to the environment using commercial-grade HVAC equipment, without relying on external water.

The NuSun Platform Technology Advantages

Simplicity as a Driver of Cost Reduction

NuSun’s design philosophy is intended to lower capital expenditures by reducing component count, minimizing moving parts, simplifying engineering, and eliminating high-temperature pressurized loops and vessels. This streamlined architecture is expected to support a lower-cost deployment model and improve the platform’s long-term commercial scalability. The NuSun platform is also intended to lower operating costs by reducing reliance on moving components in core operation, decreasing the sources of mechanical failure and simplifying maintenance requirements, and supporting long-duration reliability, particularly in applications where constant on-site staffing is impractical or costly.

Simplicity as a Driver of Risk Reduction

The NuSun platform is being designed to minimize the challenges of regulatory approval. With that in mind, we have selected materials and technologies with established track records in nuclear technologies. The substantial reduction in moving parts, the simplification of plant design, and the fully passive safety approach are intended to reduce the complexity of safety analysis and, in turn, support a shorter licensing timeline.

Another significant risk for nuclear reactor developers is the lack of reliability and complexity of the supply chain. NuSun’s design simplicity in turn is intended to reduce the number and complexity of components that must be sourced, assembled, and transported. This is expected to translate into lower costs by reducing the resources otherwise required for high-sensitivity deliveries.

Factory Assembly and Transportability

The NuSun platform is being designed with a factory-oriented manufacturing model from the outset. Instead of relying primarily on large, highly customized systems built at each deployment site, the NuSun platform is designed so that major elements can be factory-fabricated in transportable modules, shipped to a project site, and assembled through a repeatable deployment process. This approach is intended to reduce costs through repeatable manufacturing while limiting reliance on extensive on-site labor, which has historically contributed to cost escalation and schedule delays in large infrastructure projects. It can also improve quality control, increase consistency from unit to unit, reduce field-construction complexity, and create a clearer path to cost reduction over successive deployments.

Transportability has practical as well as commercial importance. The system is being designed around conventional freight constraints so that major components can be moved in modular loads and assembled at the deployment site. This is particularly relevant for many target markets, such as remote communities, distributed industrial applications and certain infrastructure-related settings, which are not well suited to oversized equipment or highly site-dependent construction programs.

Specifications

NuCube is currently developing two products based on the NuSun platform: NuSun-1 and NuSun-15. Each configuration can be used for electricity generation, high-temperature process heat of approximately 1,100° C, or combined heat and power. NuSun-1, when fueled with LEU+, is expected to operate for more than seven years between refueling events. When fueled with HALEU, NuSun-1 could achieve more than 25 years of continuous operation without refueling. The NuSun-15 fuel cycle remains under development and optimization.

The expected footprint for NuSun-1 is approximately 50 feet by 70 feet and for NuSun-15 is approximately 65 feet by 90 feet for NuSun-15. The compact footprint of each unit allows multiple NuSun units to be deployed at the same site, enabling power output to scale to customer demand. Heat-only units can also be combined with power-only units to tailor the deployment to the needs of a particular industrial site.

Passive Operation

Our long-term operating model, subject to regulatory approval, includes centralized remote monitoring, operations, and support. This approach aligns with the platform’s design philosophy of passive operation, limited moving parts, and reduced operational complexity. If permitted by regulators, we believe this operating mode will lower staffing requirements, improve operating efficiency, and enhance the economic viability of deployments in remote and distributed markets.

Market Opportunity

The NuSun platform offers a new solution to market segments where existing energy solutions do not fully satisfy the demand for reliable, continuous, low-carbon heat or power.

U.S. electricity sales are projected to increase from approximately 4.08 thousand TWh in 2024 to approximately 4.68 thousand TWh in 2030, representing an approximately 2.3% compound annual growth rate over that period. In addition, U.S. nuclear capacity targets contemplate an increase from approximately 100 GW of installed nuclear capacity in 2024 to approximately 135 GW by 2035 and approximately 400 GW by 2050. Nuclear generation also had a 92% net capacity factor in the United States in 2024, higher than the net capacity factors for gas combined cycle, coal, wind, and solar PV during the same period. Growth in electricity demand, grid reliability concerns, policy support for advanced nuclear development, industrial decarbonization, energy security objectives, AI and data-center load growth and reshoring of nuclear fuel supply have created a need for these market segments that we believe the NuSun platform is uniquely positioned to address.

We are currently focused on three primary target markets after our initial deployment at ISU: remote microgrids and remote sites; industrial heat; and data centers and other behind-the-meter energy users. In 2023, U.S. installed microgrid capacity reached approximately 8.6 GW and was growing at approximately 32% annually. U.S. industrial process heat consumption is approximately 7.6 quads per year, or approximately 2,230 TWh. U.S. data-center power demand is projected to nearly triple to approximately 134 GW by 2030. The NuSun platform’s small unit size, high-temperature output and anticipated cost profile are key features in these distinct markets.

Remote Microgrids and Remote Sites

For our commercial reactors, we are initially targeting remote and isolated power markets, including industrial facilities, defense applications, remote mines, remote villages, islands, and other sites that may rely on imported fuel, limited grid interconnection, or standalone generation assets. In those environments, the delivered cost of energy can be materially affected by fuel transportation, storage, fuel-supply logistics and energy resilience requirements. More than 500 off-grid communities across Alaska and Canada are primarily served by diesel fueled generation, and global mini-grid buildout requirements are expected to include more than 217,000 systems by 2030 serving approximately 490 million people, representing an estimated $127 billion opportunity. In addition, approximately 50% of the energy used in the mining sector is consumed by diesel-powered equipment.

We believe the NuSun platform will be attractive for many remote, island, and mining applications because those markets have high delivered power costs and significant fuel-logistics burdens. Delivered remote power costs for diesel-fuel generation in remote locations are estimated at approximately $300 to $600/MWh, and can exceed $1,000/MWh in rural Alaska, compared to NuCube’s targeted commercialized delivered cost of approximately $70 to $100/MWh assuming achievement of our targeted manufacturing scale, operating performance, and other commercial assumptions. Actual costs may differ from these modeled assumptions. The NuSun platform also offers other features attractive to remote applications, such as firm 24/7 baseload power, a multi-year core with no refueling, fixed fuel cost at deployment, no operational emissions and co-generated heat.

Industrial Heat

We also view industrial and thermal-energy applications as a central part of our market opportunity. A large portion of industrial energy demand is not limited to electricity and instead involves process heat, steam, thermal input, or other energy services that must be delivered reliably and, in many cases, continuously. The NuSun platform is designed to provide process heat of approximately 1,000° C to 1,100° C, which we believe will allow it to support certain higher-temperature industrial processes that are not directly served by many existing nuclear or distributed-energy systems.

Potential industrial applications include metals processing, chemicals, fertilizers, paper, glass, ceramics, pulp and paper, biofuel pyrolysis, hydrothermal gasification, hydrocarbon steam cracking, cement calcination, polysilicon production, direct reduced iron, alumina processing, methane pyrolysis, thermochemical hydrogen processes, and steam methane reforming. These representative high-temperature industrial processes generally require temperatures ranging from approximately 350° C to approximately 1,200° C. The NuSun platform’s high-temperature output is expected to allow it to serve the 800° C to 1,000° C range required by certain steel, cement, and chemicals processes. On-site heat delivery is particularly attractive to industrial customers whose expansions could otherwise be affected by multi-year grid interconnection processes.

Data Centers and Behind-the-Meter Power

We also view data centers, AI-related computing infrastructure, energy parks, edge computing and other behind-the-meter applications as potential markets for the NuSun platform because they generally require firm, high-availability power. Global data-center energy demand is projected to increase from approximately 82 GW in 2025 to approximately 219 GW in 2030. NuCube’s NuSun-15 configuration is a potential modular building block for data-center deployments and multiple units could be deployed together to support larger campus-scale requirements. We believe the NuSun-15 platform will be capable of matching hall-level demand, serving small, medium, and large data-center market segments through different unit counts, and supporting deployments. For example, twenty NuSun-15 units, or approximately 300 MW, could support larger behind-the-meter campus-scale applications, and the modular design can be scaled to meet larger power requirements.

Solar power typically has a power density of approximately 0.2 to 0.25 MW acre. The figure below depicts a typical layout of NuSun-15 reflecting an achievable power density of approximately 25 MW/acre - 100 times more than solar.

Figure: Potential Arrangement of NuSun-15s for Data Centers.

Business Model and Commercial Strategy

Our near-term efforts are focused on technical validation, regulatory and project-development activities, supply-chain development, strategic relationships, and capital formation. These efforts will support a demonstration-led path to first deployment and build the partnerships, supply chain, and capital base needed for commercialization. We are particularly focused on relationships to help develop remote and isolated power applications, selected industrial and manufacturing heat applications and selected distributed commercial applications where reliability, energy independence, compactness, transportability, and combined heat-and-power capability may have value. Over the long term, we intend to build an integrated develop-build-operate platform for distributed nuclear energy deployment. Our objective is to address a growing range of applications that require reliable, continuous, carbon-free power in locations where conventional energy solutions may be costly, impractical, or insufficient.

Upstream Value Chain: Supply Chain and Manufacturing

Manufacturability, transportability, and repeatable deployment are central to the NuSun platform strategy. Commercial viability depends not only on technical performance, but also on the ability to produce key systems in a controlled, scalable, and economically practical manner, and we are treating supply chain design and manufacturing planning as core strategic issues from the outset rather than as downstream execution details.

Third-Party Suppliers

Third-party engineering, validation, and supply relationships are expected to remain important to the development and commercialization of the NuSun platform. Initially, we may rely on certain third parties for specialized expertise, design assessment, technical validation, or enabling technologies that support engineering quality, and commercialization planning. In particular, we have entered into contracts in the normal course of business with third-party contract research organizations, contract development and manufacturing organizations and other service providers and vendors.

Over time, we expect selective internal manufacturing or component development to become more attractive where doing so would improve control over key performance drivers, protect strategic know-how or enhance deployment economics.

Our supply-chain priorities will evolve as the business advances. Near-term, we are prioritizing technical collaborators, research support, relationships with leading suppliers and validation partners. As the NuSun platform approaches demonstration and deployment, we expect our focus will shift toward component qualification, production readiness, integration planning, and deployment support for an initial reactor project. In the long run, we expect consistency, reliability, supplier depth, logistics planning, and cost reduction to become increasingly important.

We currently do not intend to manufacture the majority of reactor components in-house. We expect to procure components from qualified suppliers and assemble those components into standardized reactor modules. However, a key design objective of the NuSun platform is to limit the number of components designated as safety-related or subject to nuclear quality assurance requirements. The reactor’s modular architecture, simplicity, and passive safety features is intended to enable this approach. Reducing the number of nuclear grade components is expected to broaden the potential supplier base, increases competition, lowers supplier concentration risk, and supports cost reductions over time.

We also recognize that meaningful cost reductions require manufacturing volumes beyond the demand generated by the advanced nuclear sector alone. Accordingly, we are focused on aligning our supply chain with industries that benefit from larger-scale manufacturing ecosystems, allowing us to leverage existing production capacity and economies of scale.

Manufacturing

We intend to assemble procured components into completed reactor modules at dedicated manufacturing facilities. Facility locations will be selected based on workforce availability, logistics, local incentives, and the cost of delivering modules to target markets. In addition to plant module assembly, a limited number of strategically important components that embody proprietary intellectual property are expected to be developed and manufactured internally. These components are considered critical to NuCube’s competitive advantage.

Fuel Suppliers

Significant progress has been made in the United States to expand access to enriched uranium. Urenco USA’s National Enrichment Facility recently began producing LEU+. In January 2026, DOE announced the award of $2.7 billion for the following to provide enrichment services for LEU and HALEU:

•        American Centrifuge Operating (i.e., Centrus): $900 million to create domestic HALEU enrichment capacity

•        General Matter: ($900 million) to create domestic HALEU enrichment capacity

•        Orano Federal Services ($900 million) to expand U.S. domestic LEU enrichment capacity

This evolving market reflects the fact that LEU+ is commercially available today, while broad HALEU availability is likely to emerge later in the decade. We view this as a potential strategic advantage, as our initial deployments can utilize LEU+, enabling near-term commercialization while preserving the option to transition to HALEU once supply becomes available at competitive pricing.

The current NuSun platform design uses a highly standardized TRISO fuel form to maximize supplier competition, improve sourcing flexibility, and reduce fuel supply risk. TRISO fuel manufacturing capacity has also expanded significantly. We believe at least four companies — BWXT, TRISO-X, Standard Nuclear, and Koya Nuclear Energy — could support fuel supply requirements within our anticipated deployment timeline.

Commercial Structure

We believe the commercial model for microreactors will differ substantially from that of traditional large-scale nuclear power plants. Traditional nuclear power plants are generally owned and operated by utilities that sell electricity to retail end users in bundled rates. Microreactors, however, are primarily suited to behind-the-meter applications, remote industrial sites, and smaller-scale deployments. In many cases, customers seeking reliable power may not possess the operational capabilities, infrastructure, or financial resources required to own and operate a nuclear reactor.

To address this market need, we may consider joint ventures, project-financing, and other structured deployment arrangements through which reactor assets could be owned by project entities and energy could be sold to customers under long-term power purchase agreements. Under this model, we would provide operations and maintenance services. These arrangements could be organized around specific industry sectors, such as oil and gas, mining, industrial manufacturing, or data centers, as well as particular geographic regions. By outsourcing these operations, we expect to deliver economies of scale, reduce operating costs, and improve fleet-wide performance. Our integrated develop-build-operate model is intended to enable product pricing that minimizes the cost of capital to NuCube and allows owners to avail themselves of the technology-neutral clean electricity investment tax credit and bonuses enacted in the One Big Beautiful Bill Act signed by President Trump on July 4, 2025.

We also recognize that certain large customers, including hyperscale data center operators, may ultimately prefer to own and operate reactors directly. While this is currently viewed as a less likely deployment pathway, we intend to support customers pursuing either ownership model.

Potential Revenue Streams

Our business model extends beyond reactor equipment sales and is designed to create multiple sources of revenue throughout the project lifecycle. Potential revenue opportunities include reactor module sales, engineering and development services, project support activities, operations and maintenance contracts, licensing of proprietary technologies, strategic partnerships, and participation in joint ventures or other ownership structures.

The exact commercial arrangement will vary depending on customer requirements, financing arrangements, regulatory considerations, geographic market factors, and the maturity of the platform. However, the overarching objective is to create a scalable business model that supports early deployments while generating diversified and potentially recurring revenue streams over time.

Near-Term Service Opportunities

We expect initial revenues to originate primarily from engineering, development, and project support activities rather than fleet-scale reactor deployments. These activities may include feasibility studies, conceptual and detailed engineering, regulatory and licensing support, site assessments, thermal integration studies, and support during construction, commissioning, and startup. Such services help prospective customers evaluate advanced reactor technologies and prepare projects for deployment.

Long-Term Recurring Revenue Opportunities

As the NuSun platform matures and deployment volumes increase, we expect recurring revenue streams to become an increasingly important component of our business model. Potential recurring revenues may include operations and maintenance services, technology licensing fees, platform-use fees, project ownership interests, long-term service agreements, and performance-based arrangements associated with deployed units. These opportunities may be particularly attractive in the remote, industrial, and specialized markets we are targeting, where customers are likely to value ongoing support from the platform developer rather than building large in-house nuclear operating organizations. Over time, this approach may create longer-term customer relationships and recurring revenue across the operating life of each deployed reactor.

Go to Market Strategy

At this stage, the Company’s activities are primarily focused on reactor design and development, technical validation, demonstration planning, regulatory engagement, strategic relationships, and capital formation. Our near-term priorities include advancing key development milestones, expanding our technical and management capabilities, progressing government and institutional initiatives, strengthening commercial relationships, and securing capital to support initial deployment and future commercialization. Our current development roadmap contemplates an initial reactor deployment in a research environment prior to broader commercial deployment.

Our first planned reactor project is the Advanced Research and Test (“ART”) Microreactor in collaboration with ISU through the Launch Pad USA program. Beyond serving as an early deployment, this project is intended to validate key aspects of the NuSun platform and create a more credible bridge from development to market adoption. We are currently targeting first reactor operation in 2029. Concurrently, we have also developed relationships with a number of potential commercial customers, the most advanced discussions are in Alaska, where we have memorandum of understanding with Alaska Fund, one of our investors, for a joint venture to commercialize NuSun in the region. We have also engaged in discussions with certain mines and utilities. Beyond Alaska, we are also in discussions with two chemical multinationals with respect to the deployment of our technology at their sites, and we are actively collaborating with Energy Vault to bring NuSun to the growing data center market.

The Advanced Research and Test (ART) Microreactor Project and Licensing Implications

In April 2026, NuCube, together with ISU, was selected by the DOE’s Office of Nuclear Energy as one of the first participants in the Nuclear Energy Launch Pad USA initiative, a program established to help advance the development and deployment of advanced nuclear technologies by providing access to infrastructure, technical expertise, and regulatory and deployment support (formerly the DOE Reactor Pilot Program). Our first reactor, which will be a full-scale non-electric-power reactor, is intended for ISU’s main campus in Pocatello, Idaho. See — Strategic Relationships, Government and Non-government Programs.

ISU currently operates the AGN-201 research reactor at its main campus in Pocatello, Idaho. The AGN-201 is a low-power research and training reactor commissioned in 1967 and remains in operation. ISU has expressed interest in commissioning a new advanced reactor and, for this reason, has expressed interest in hosting a nuclear research and test reactor based on NuCube technology. The ART microreactor is expected to be a 4 MWth NuSun-1 unit. The reactor will be the first NuSun-1 ever built and is expected to achieve first reactor operation in 2029. The planned unit is not expected to include the TPV power-conversion system, which NuCube believes would provide ISU with greater flexibility to conduct testing and research activities related to its academic programs.

Commercial Licensing

On May 23, 2025, President Trump signed four executive orders designed to revitalize the U.S. nuclear energy industry, accelerate reactor licensing, and quadruple domestic nuclear capacity to 400 GW by 2050. In addition to Executive Order 14301, the President also signed Executive Order 14300, Ordering the Reform of the Nuclear Regulatory Commission. See — Strategic Relationships, Government and Non-government Programs. Section 5(d) of Executive Order 14300 directs the NRC to establish an expedited pathway for reactor designs that have already been tested or authorized by the Department of Energy or Department of Defense and have demonstrated safe operation. The intent is that reactor developers should not have to repeat analyses and reviews that have already been performed by another federal agency.

The ISU ART project will seek DOE authorization pursuant to the Launch Pad USA program (DOE’s implementation of Executive Order 14301) for a heat-only configuration reactor that is exactly the same reactor as the NuSun-1 commercial reactor. This strategy will minimize the subsequential amount of work needed to obtain a commercial license from the NRC for the NuSun-1 platform. The Launch Pad USA program is expected to involve NRC monitoring of the DOE approval process for the ART project to ensure that the work performed to seek DOE authorization can be fully leveraged into the NRC licensing process.

For the NuSun commercial platform, we would seek a manufacturing license either under 10 C.F.R. Part 52 or a similar path under soon-to-be-issued 10 C.F.R. Part 57. Under 10 C.F.R. Part 52 Subpart F, the NRC can issue a Manufacturing License that authorizes a company to manufacture nuclear power reactors at a factory instead of constructing them individually at every deployment site. The concept was created to support standardized reactor production. Instead of licensing and building each reactor from scratch, the NRC can review a standard reactor design, review the factory manufacturing process, license the manufacturer, and allow identical reactors to be produced repeatedly. The reactor modules are then shipped to licensed deployment sites for installation. The Manufacturing License authorizes, fabrication, assembly, testing, and quality assurance activities. This approach has been proposed, and we believe is likely to be adopted, by the NRC in its draft 10 C.F.R. Part 57. Overall, 10 C.F.R. Part 57 is anticipated to provide a better commercial licensing pathway for the NuSun platform, although 10 C.F.R. Part 52 Subpart F is also presently available.

The Evolving Approach to Market

We currently expect early commercial opportunities to be concentrated in remote power, industrial heat, and other distributed-use applications where compact size, passive operation, transportability, long-duration fuel use, and combined heat-and-electricity capability provide customer value. Some of those opportunities may be pursued through project partnerships, joint ventures, or other structured deployment arrangements rather than simple product sales. This is particularly relevant where first-of-a-kind economics, site-specific requirements and our expected role in the customer’s operation and maintenance make partnership-based commercialization more practical during the initial stages of market entry.

Industrial and manufacturing facilities with meaningful thermal energy needs, selected government and mission-critical uses, and behind-the-meter and certain datacenter or AI-related applications are also part of the current commercialization strategy. Certain customer relationships have already helped shape the product. For example, a contracted study for the Shell GameChanger program that is related to a larger project configuration helped NuCube evaluate how higher-output or multi-module deployment packages could be utilized over time.

Capital formation is also a core part of NuCube’s commercialization pathway. First-of-a-kind projects are expected to involve higher costs and greater execution risk than later deployments, and broader market adoption is expected to depend in part on reducing those costs over time. Early deployment may therefore require thoughtful project structuring, risk-sharing arrangements, and counterparties capable of supporting first-project economics.

In the long term, our objective is to establish a repeatable deployment model for a compact advanced nuclear platform that can serve multiple markets over time. If demonstration activities are completed successfully, the regulatory path advances and initial deployments are achieved, the model could evolve into a broader platform business built around recurring project development, operating support, and selected deployment relationships across a growing set of end uses.

Strategic Relationships

Strategic relationships are an important part of our development and commercialization pathway. At the current stage, progress depends not only on internal engineering and execution, but also on relationships with government programs, research institutions, commercial counterparties, technical collaborators, and prospective deployment partners. Those relationships serve different purposes, including supporting validation, testing, siting, and regulatory activities, as well as market development, commercialization planning, or future deployment opportunities.

Government and Non-Government Programs

Government-, academic-, and private industry-linked programs are expected to remain particularly important to our near-term development activities. DOE-related activities, including work associated with the Nuclear Energy Launch Pad USA initiative and Gateway for Accelerated Innovation in Nuclear (GAIN)-supported projects, are part of the current development path. These efforts are intended to support technical development, validation work and demonstration planning and provide a more structured environment for early project advancement. Research institutions and test-oriented sites may likewise play a meaningful role in siting, validation, and first-project development.

The Launch Pad USA Program is the successor to the DOE Reactor Pilot Program. On January 20, 2025, within hours of taking office, President Trump issued Executive Order 14156, Declaring a National Energy Emergency, in which he stated that the United States needs a reliable, diversified, and affordable supply of energy to drive development of advanced technologies, manufacturing, transportation, agriculture, and defense industries, and to sustain modern life and national security. On May 23, 2025, the President signed Executive Order 14301, Reforming Nuclear Reactor Testing at the Department of Energy. Executive Order 14301 cited the Atomic Energy Commission (DOE’s predecessor agency), the National Reactor Testing Station (now known as Idaho National Laboratory), and several other Federal Government entities, as leading the world in producing safe and abundant nuclear energy, but then stated that in the decades since, commercial deployment of new nuclear technologies has all but stopped.

Executive Order 14301 then declared it the policy of the Trump Administration to foster nuclear innovation and bring advanced nuclear technologies into domestic production as soon as possible. The Executive Order further specified that DOE establish expedited procedures to enable qualified test reactors to be safely operational at DOE-owned or DOE-controlled facilities, as well as a program for reactor construction and operation outside the National Laboratories. The DOE Reactor Pilot Program was DOE’s implementation of the President’s directives in Executive Order 14301.

National laboratories and other technical collaborators are important because they provide access to specialized expertise, facilities and testing capabilities that would be difficult for a development-stage company to replicate internally. Workstreams involving Idaho National Laboratory, Argonne National Laboratory, San Rafael Energy Research Center, and other research-oriented collaborators are expected to support specific technical objectives such as heat-exchanger development, remote or autonomous operations concepts, digital-twin-based validation, and related system work.

We have received two GAIN program vouchers that provide access to DOE national laboratory expertise, facilities, and resources to help companies advance nuclear energy technologies toward commercialization, including:

•        Idaho National Laboratory:    validation of a NuCube design heat exchanger for coupling the NuSun platform with a chemical process that converts carbon dioxide into high purity solid carbon. Once validated, the heat exchanger design can be the foundation for design of similar exchangers for other industrial processes.

•        Argonne National Laboratory:    verification of an autonomous and remote operation architecture of the NuSun platform. This work will support the licensing case for autonomously operated and remotely monitored NuSun reactors.

Private Industry Commercialization-Support Relationships

Private industry commercialization-support relationships complement government-supported relationships. For example, Energy Vault is a public-facing commercialization relationship tied to a larger deployment package for substantial energy-use sites, including data-center applications. The Shell GameChanger program supported NuCube’s assessment of potential NuSun-15 deployment. Halliburton Labs has provided commercialization support and investment. Additional counterparties, technical allies, and development partners may support engineering, siting, deployment planning, or future commercial offerings even where the underlying terms are not publicly disclosed in detail. The relationship ecosystem is very meaningful — these relationships represent technical support, validation or siting pathways, and commercialization support; and some may develop over time into more concrete deployment or project relationships.

Geographic and market-specific relationships are also helping us evaluate site- and customer-specific opportunities. Current examples include work associated with the Utah=based San Rafael Energy Laboratory research and testing initiatives and the use of Alaska and other remote settings as illustrative target markets for distributed deployment.

Competition

We expect commercial competition to come from incumbent energy solutions and other advanced reactor developers. In many of the markets targeted for initial NuSun platform deployment, the most immediate energy alternatives are likely to be diesel fueled generation, natural gas, renewable energy systems, energy storage, microgrids and hybrid systems that already benefit from established supply chains, operating histories, and customer familiarity.

Incumbent Energy Alternatives

We believe incumbent energy alternatives require significant tradeoffs in the segments the NuSun platform is intended to serve. Diesel and natural gas generation can provide dispatchable energy, but it can also expose customers to fuel-price volatility, fuel delivery risk, emissions-related requirements, and significant logistics costs, particularly in remote settings. Renewable and storage-based systems may be attractive in many contexts, but in certain industrial, remote, or high-reliability applications they do not provide continuous high-availability heat or electricity without additional backup generation or grid support.

Advanced Nuclear Competitors

We also expect competition from a growing field of advanced nuclear developers pursuing microreactors, small modular reactors, and other next-generation reactor concepts. Those competitors differ in reactor type, fuel strategy, heat-transfer mechanism, operating model, targeted output range, commercialization path, and market focus. Some are directed toward larger-scale utility or industrial deployments, while others are pursuing compact systems for remote applications, infrastructure support, defense uses, or other specialized markets.

We intend the NuSun platform to be most relevant in use cases where compactness, passive operation, long-duration performance, and high temperature heat capability are particularly valuable. Rather than trying to compete across the full power market, the strategy is directed toward selected applications in which a small, advanced reactor can offer a differentiated value proposition if successfully commercialized. We expect success in those markets to depend on a combination of factors, including technical performance and reliability, progress on validation milestones, licensing-pathway credibility, deployment cost and the path to cost reduction over successive units, fuel availability, manufacturability, the ability to provide both heat and electricity in a cost-effective, commercially useful form, customer confidence in the operating model, access to capital and the strength of strategic relationships.

Intellectual Property

Intellectual property and proprietary know-how are key to the development and commercialization of the NuSun platform. The most significant areas of focus are expected to include reactor architecture and system integration, passive thermal-management and heat-pipe-based design features, our proprietary heat-to-electricity conversion approach, fuel-utilization strategies and associated design features, safety-related design elements and shutdown concepts, component design, manufacturing methods and assembly concepts, operating, monitoring and service-related know-how.

Protection of that value is expected to involve a combination of patent filings, trade secrets, confidentiality controls, proprietary know-how, and contractual protections. Trade secrets and confidential technical know-how may be especially important for information that is difficult to patent broadly, evolves rapidly or derives much of its value from integration, execution, or process knowledge rather than from a single discrete invention. Selected aspects of the technology may also be the subject of patent or other formal protection where that approach is appropriate.

We have filed a patent application directed to a portable nuclear power system and related compact reactor concepts, for which the U.S. Patent and Trademark Office issued a notice of allowance on June 16, 2026, This patent application and disclosure reference a small, compact portable nuclear reactor comprised of a vessel housing a nuclear fuel that produces radiation and heat, and one or more thermal photovoltaic panels arrayed circumferentially to absorb thermal radiation received from the high temperature nuclear fuel moderator, and generating electricity therefrom. This patent is the essence of the NuSun platform.

We may also seek intellectual-property protection covering reactor design, conversion architecture, manufacturing techniques, monitoring systems, and other enabling technologies. Details of our current patent portfolio include:

Title (Jurisdiction)	Serial No. and Filing Date	Patent No. and Issue Date	Pub. No. and Pub. Date	Exp. Date	Status
Portable Nuclear Power System (U.S.)	18/849145 September 20, 2024	N/A	2025/0210214 A1 June 26, 2025	N/A	Notice of Allowance issued by USPTO June 16, 2026
Portable Nuclear Power System (Taiwan)	112112262 March 30, 2023	N/A	202407212 February 16, 2024	N/A	PENDING Examination request filed March 2, 2026; awaiting examination
Portable Nuclear Power System (Canada)	3247005 September 26, 2024	N/A	N/A	N/A	PENDING Examination request due March 29, 2027
Portable Nuclear Power System (EU)	23788748.4 October 11, 2024	N/A	N/A	N/A	PENDING Response to Invitation pursuant to Rule 62a(1) EPC filed March 19, 2026
Passively-Actuated Reactor Shutdown System by Meltable Poison (PCT)	PCT/IB2025/056781 July 3, 2025	N/A	WO 2026/013511 January 15, 2026	N/A	PENDING 30-month national phase due January 11, 2027
Fuel Moderator and Absorber Assembly (PCT)	PCT/US2025/033076 June 10, 2025	N/A	WO 2026/059624 March 19, 2026	N/A	PENDING 30-month national phase due December 11, 2026
Thermal-To-Electric Power Conversion System (U.S.)	63/944294 December 18, 2025	N/A	N/A	N/A	PENDING Non-provisional and any foreign filing due December 18, 2026
Solid-State Multipurpose Nuclear Reactor (U.S.)	64/009469 March 18, 2026	N/A	N/A	N/A	PENDING Non-provisional and any foreign filing due March 18, 2027
Neutronically Coupled Thermally Isolated Arrangement of Nuclear Reactors (U.S.)	64/040189 April 15, 2026	N/A	N/A	N/A	PENDING Non-provisional and any foreign filing due April 15, 2027

We have also developed and own significant and substantial non-patented proprietary information that we consider trade secrets, including internally developed software, proprietary data and datasets, computational models and simulations, engineering know-how and design methodologies, and supplier and manufacturing knowledge.

Government Regulations

Nuclear Safety Regulation

We operate in a highly regulated environment. The development, testing, demonstration, deployment, and operation of reactor technology are subject to extensive federal, state, local and, in some cases, international requirements. Nuclear safety regulators primarily consider the safety and robustness of designs of nuclear plants against applicable internal hazards (e.g., component failures and fires) and external hazards (e.g., earthquakes and weather loads such as snow, rain and wind), and also consider the environmental impacts of construction and operations (e.g., water use and preservation of historical sites and animal and plant species) of nuclear plants, including microreactors. Regulatory compliance and regulatory strategy sit at the center of our business.

Nuclear Safety Regulatory Approval

The DOE may authorize construction and operation of nuclear facilities pursuant to 10 C.F.R. Part 830. We plan to obtain authorization from DOE, pursuant to 10 C.F.R. Part 830, for our first reactor project at ISU. That makes DOE-related requirements, project-specific safety and documentation obligations, and institutional or site-based conditions especially relevant to the near-term strategy. Future commercial deployment in the United States may also require regulatory approvals from the NRC, including manufacturing and materials licenses (including for the fuels we rely on, such as TRISO).

Like other companies involved in generating nuclear energy, we deal with intense scrutiny from governmental agencies with respect to our compliance with laws and regulations. Many of these laws and regulations are evolving and their applicability and scope, as interpreted by agencies or ultimately the courts, remain uncertain. Some of these laws and regulations require that certain aspects of our operations, facilities, and business model be licensed or approved by specific regulators, such as DOE or NRC. Particularly with regard to our operations, U.S. regulators (including the NRC) have little precedent dealing with business models and product roadmaps like ours, which could make regulatory and licensing discussions more complicated than with more traditional providers (for example, providers designing and building large, light water reactor plants).

Participation in DOE Programs

We plan to participate in DOE’s Nuclear Energy Launch Pad program. See — Strategic Relationships, Government and Non-government Programs. Participation in DOE programs is intended to support technical development and demonstration planning, but may also impose milestones, contractual requirements, reporting expectations, technical deliverables, and other conditions. Work involving universities, national laboratories or other research organizations may create additional contractual, confidentiality, technical or operational requirements.

Other Regulations

In addition to nuclear safety regulations, we are also subject to such other nuclear regulatory controls as nuclear material safeguards and non-proliferation restrictions, and domestic and potentially foreign liability insurance regimes (e.g., Price-Anderson Act, the 1960 Paris Convention, the 1963 Vienna Convention, and the 1997 Convention on Supplementary Compensation). We only plan to sell our microreactors in jurisdictions where nuclear liability is exclusively channeled to the plant operator.

Customers purchasing our microreactors must also obtain the permits, licenses, and insurance required for the jurisdiction where the facility will be located. In the U.S., generally, a nuclear plant developer must obtain an NRC construction license and operating license issued pursuant to 10 C.F.R. Part 50 or a combined construction and operating license issued pursuant to 10 C.F.R. Part 52 (other NRC regulations that would be helpful to microreactors are proposed — 10 C.F.R. Part 57 — and are scheduled to be finalized later this calendar year). Other U.S. federal permits or licenses required for a nuclear plant may include those issued by the Army Corps of Engineers; the Federal Aviation Administration; the U.S. Department of Transportation; and the U.S. Environmental Protection Agency. State and local regulators also may require permits or licenses for a nuclear plant, including a National Pollutant Discharge Elimination System (NPDES) permit for stormwater and wastewater discharges; Section 401 Water Quality Certification; well permits; solid waste handling permits; and appropriate building permits.

Export Controls

Our microreactor business is subject to, and complies with, stringent U.S. import and export control laws, including NRC’s import and export regulations in 10 C.F.R. Part 110, DOE’s export regulations specific to nuclear reactor and fuel technology in 10 C.F.R. Part 810, and the Export Administration Regulations from the Bureau of Industry and Security, which is part of the U.S. Department of Commerce. The regulations exist to advance the national security and foreign policy interests of the U.S. and to further its nonproliferation policies. As with all regulations applicable to our business, we intend to be fully compliant with import and export control requirements.

The regulatory environment applicable to our business is complex and subject to change. Compliance with existing and future requirements may require substantial time, cost and management attention, and delays in approvals, changes in law or regulation, differing regulatory interpretations or additional conditions could affect the timing, cost or feasibility of development and commercialization plans.

Employees and Human Capital

Our execution depends heavily on a small but growing team. As of June 30, 2026, we have ten full-time employees. Our workforce is comprised of eight highly experienced technical experts and two professional management staff. Of our technical experts, four have PhD degrees (including Dr. Rabiti, our CEO and co-founder, who also holds an executive MBA from IE Business School), five have technical Masters-level degrees, and all have Bachelor of Science degrees. Of our professional management staff, our Chief Legal Officer has both a Juris Doctor and a Master of Laws degree in International Environmental Law and our Senior Director of Finance has a Master of Business Administration and is a Certified Public Accountant. In total, our workforce, though small, has combined professional experience of 220 years. At the current stage of development, success is tied to technical depth, management prioritization, and the ability to attract additional talent as the business moves from concept development toward demonstration and initial deployment.

Recent and expected additions in areas such as engineering leadership and legal support reflect the increasing scope of work required to advance the platform, including technical validation, partnership development, regulatory work, project planning, and financing initiatives.

Future hiring is expected to focus principally on functions tied directly to key milestones, including reactor and systems engineering, thermal and materials expertise, safety analysis and regulatory support, manufacturing and supply-chain planning, project development and execution, operations and maintenance planning, legal and contracting support, and finance and corporate infrastructure. Because the organization remains small, execution is particularly dependent on key personnel and the pace of team development.

Properties

Our corporate headquarters is located at 1684 Elk Creek Drive, Idaho Falls, Idaho 83404, covering approximately 3,776 square feet. We lease this space for an annual base rent of $67,968.00 in the first lease year, of which $33,984.00 was payable upon commencement of the lease, followed by six monthly installments after the first six months of occupancy of $5,664.00.00 per month, plus our estimated share of landlord’s operating expenses and real estate taxes, determined by the amount of our rentable square feet in proportion to the total of landlord’s rentable square footage leased or available for lease by other tenants, of $1,494.66 per month. On the first day of the second lease year, the annual base rent will increase to $70,007.04, and the monthly base rent will be $5,833.92; and on the first day of the third lease year, the annual base rent will increase to $72,107.25, and monthly base rent will be $6,008.94. We are also required to continue to pay our estimated share of landlord’s operating expenses and real estate taxes, adjusted as determined on December 31 of each lease year, based on our occupancy of 35% of landlord’s rentable square footage leased or available for lease by other tenants. The lease was effective as of April 1, 2026, and has a term ending on March 31, 2029.

We also lease real property that we operate as a laboratory located at Idaho Innovation Center, 2300 N. Yellowstone Hwy, Bay #2, Idaho Falls, Idaho 83401, covering approximately 2,100 square feet. We lease this space for $1,260.00 per month, plus $25.00 for internet connectivity and electricity and natural gas billed in arrears according to the usage as metered per bay. The lease is effective on March 1, 2025, and has a term ending on February 28, 2026. On March 1, 2026, we exercised an option to renew the lease at a rate of $1,420.00 per month, plus the same internet and electricity and natural gas costs. The Idaho Innovation Center currently leases property from Bonneville County, Idaho. The County has announced that it will conclude this lease agreement effective September 30, 2026 at which time we will terminate the lease and quit the premises.

We are currently finalizing a letter of intent to lease a property located in Idaho Falls, Idaho, for laboratory operations. It is anticipated that the lease will be negotiated and that laboratory operations will not be interrupted due to termination of the Idaho Innovation Center lease.

We believe the above-mentioned facilities and offices are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of our operations.

Litigation and Other Proceedings

From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions, or relief. We currently do not have any claims, lawsuits, or proceedings that, individually or in the aggregate, would be considered material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF NUCUBE

References in this section to “NuCube,” “we,” “us,” or “our” are to NuCube prior to the Business Combination. The following discussion and analysis provides information which NuCube’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Information Related to NuCube,” and NuCube’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

NuCube, headquartered in Idaho Falls, Idaho, was incorporated in Delaware on April 23, 2023. We are an early-stage nuclear technology company developing a proprietary advanced fission reactor designed to produce carbon-free electricity and industrial process heat. The Company remains in the research and development stage and has not generated revenue from commercial operations. Since its formation, management has focused on advancing reactor design, engineering activities, intellectual property development, regulatory planning, and strategic partnerships necessary to support future commercialization.

NuCube’s reactor technology is intended to address growing global demand for reliable, carbon-free electricity and industrial process heat. The Company is focused on developing a reactor design that emphasizes safety, operational flexibility, and economic competitiveness while supporting decarbonization initiatives across the power generation and industrial sectors. Management’s current efforts are directed toward engineering development, regulatory preparation, strategic partnerships, and establishing the technical foundation necessary for future commercialization.

Business Combination with Launch Two

On June 25, 2026, we entered into a Business Combination Agreement with Launch Two Acquisition Corp., as amended by the First Amendment, pursuant to which NuCube will become a wholly owned subsidiary of Launch Two following the consummation of the proposed business combination. Upon closing, Launch Two is expected to change its name to NuCube Holdings, Inc. The transaction remains subject to customary closing conditions, including approval by the respective stockholders of the parties and other conditions set forth in the Business Combination Agreement.

Under the terms of the Business Combination Agreement, our securityholders will receive equity interests in the combined public company based on an aggregate equity value of approximately $500.0 million, subject to certain purchase price adjustments. In addition, eligible stockholders may receive up to 12,575,000 earnout shares upon the achievement of specified post-closing stock price milestones during the applicable earnout period.

We believe the proposed business combination, if consummated, will strengthen the Company’s capital structure, improve access to the public capital markets, and enhance its ability to obtain the additional financing necessary to continue development of its first-of-a-kind nuclear reactor technology. We expect to continue requiring substantial additional capital following the closing to fund research and development, regulatory licensing activities, engineering, and future commercialization efforts. The proposed business combination does not eliminate our need for additional financing to execute its long-term business strategy.

Principal Factors Affecting Our Results of Operations

Our results of operations have been and are expected to continue to be primarily affected by the following factors:

Research and Development Activities

We are an early-stage nuclear company focused on the design and development of advanced fission reactor technology. We have not yet commenced commercial operations and therefore do not generate operating revenues. Our operating results are primarily driven by expenditures incurred to advance our reactor technology, including engineering, technical development, prototype design, regulatory preparation and other research and development activities. Because the Company has not yet generated commercial revenues, management believes that operating expenses, liquidity, and access to capital are the primary drivers of financial performance during the current stage of development. As development activities expand, we expect research and development expenses to increase.

General and Administrative Expenses

General and administrative expenses represent our largest operating expense and consist primarily of personnel costs, professional fees, legal and accounting costs, insurance, facilities costs, stock-based compensation and other expenses necessary to support our operations as a private company. We expect these expenses to increase as we continue to expand our organization, recruit technical and administrative personnel, strengthen our corporate infrastructure and prepare for future growth.

Financing activities and fair value adjustments

Our operations have been funded primarily through the issuance of preferred stock and Simple Agreements for Future Equity (“SAFEs”). Because our outstanding SAFEs were classified as liabilities under GAAP, they were required to be remeasured at fair value each reporting period, with changes in fair value recognized in earnings. Accordingly, our reported net income or loss may fluctuate significantly from period to period due to these non-cash fair value adjustments, which are largely driven by changes in the Company’s estimated enterprise value and assumptions used in the valuation model rather than changes in our operating performance. During 2025 and 2024, the Company recognized a non-cash gain of approximately $0.3 million and $0.001 million respectively, from the change in the fair value of SAFE liabilities.

Capital resources

As a pre-revenue company, we expect to continue to incur operating losses and negative operating cash flows, excluding the impact of non-cash fair value adjustments, until we are able to commercialize our technology. Our ability to execute our business plan depends on our ability to obtain additional capital through consummation of the business combination, equity financings, strategic partnerships, government funding and other financing sources. Management currently estimates that approximately $150 million of additional capital will be required to construct the Company’s first commercial FOAK reactor. This estimate reflects management’s current expectations regarding engineering, licensing, procurement, construction, commissioning, and related project development activities. Actual capital requirements may differ materially depending on engineering progress, regulatory developments, strategic partnerships, supply chain conditions, and other factors. We do not expect to commence construction until sufficient financing has been secured.

Results of Operations

The following table sets forth our results of operations for the periods presented:

	For the six months ended June 30, 2026	For the six months ended June 30, 2025	Variance $
Operating expenses
General and administrative	$2,283,082	$936,443	$1,346,639
Marketing	31,826	16,685	15,141
Research and development	257,029	8,191	248,838
Loss from operations	(2,571,937)	(961,319)	(1,610,618

Other income (expense):
Interest income	190,070	9,405	180,665
Change in fair value of SAFE liabilities	(61,228,163)	(9,361)	(61,218,802)
Other income	62,500	31,250	31,250
Total other income (expense), net	(60,975,593)	31,294	(61,006,887)
Net loss	$(63,547,530)	$(930,025)	$(62,617,505)

Summary of Results

We reported a net loss of $63,547,530 in 2026, compared to a net loss of $930,025 in 2025. The year-over-year change was driven primarily by the non-cash change in fair value of SAFE liabilities an increase in continued operating expenses associated with research, development, and corporate growth.

Operating Expenses

Total operating expenses increased from $961,319 in 2025 to $2,571,937 in 2026, an increase of $1,610,618 primarily due to an increase in employee compensation expenses, consulting fees, outside legal fees, stock-based compensation, travel expenses, and facilities expenses.

General and Administrative

General and administrative expenses increased $1,346,639, from $936,443 in 2025 to $2,283,082 in 2026. This increase reflects higher consulting fees, employee compensation expenses due to an increase in employee headcount, legal fees, stock-based compensation related to new stock options granted, and travel expenses.

Marketing

Marketing expenses increased from $16,685 in 2025 to $31,826 in 2026, reflecting expanded outreach, branding, and industry engagement activities as we progressed our reactor development program.

Research and Development

Research and development expenses increased $248,838, from $8,191 in 2025 to $257,029 in 2026. The increase reflects higher engineering, modeling, and technical development costs as we advanced early reactor design work.

Other Income (Expense)

Other income (expense) shifted significantly year-over-year, with a decrease from income of $31,294 in 2025 to loss of $60,975,593 in 2026 primarily due to the non-cash loss recognized from the periodic remeasurement of liability-classified SAFE instruments of $61,228,163 recognized in 2026 compared to $9,361 in 2025.

Interest Income

Interest income increased from $9,405 in 2025 to $190,070 in 2026, driven by higher average cash balances following our 2026 SAFE financings and purchase of held-to-maturity investments.

Other Income

We recognized $62,500 of other income in 2026 compared to $31,250 in 2025, all from Shell Global Solutions (US) Inc. for feasibility-study deliverables.

Net Loss

We generated a net loss of $63,547,530 in 2026, compared to a net loss of $930,025 in 2025. The change was driven by the increase in the fair value loss on SAFE liabilities and an increase in general and administrative expenses in 2026.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance of preferred stock and SAFEs. We have not generated revenue from commercial operations and continue to incur operating losses and negative cash flows from operations as we advance the development of our reactor technology.

Cash Position and Working Capital

As of June 30, 2026, we had cash and cash equivalents of approximately $6.3 million and working capital of approximately $12.8 million, compared to cash and cash equivalents of approximately $12.2 million and working capital of approximately $12.0 million as of December 31, 2025. The decrease in cash and cash equivalents was attributable to the purchase of held-to-maturity investments during 2026.

Cash Flows

Operating Activities

Net cash used in operating activities was approximately $2.4 million during 2026, compared to approximately $0.9 million during 2025. Operating cash outflows primarily reflected payroll, professional fees, research and development expenditures, and other general corporate costs necessary to support the Company’s operations.

Investing Activities

Net cash used in investing activities was approximately $6.6 million during 2026 and consisted primarily of purchases held-to-maturity investments. There were no investing activities in 2025. We do not currently anticipate significant capital expenditures until development of our first-of-a-kind reactor progresses to later stages.

Financing Activities

Net cash provided by financing activities was approximately $3.1 million during 2026, compared to approximately $0.2 million during 2025. The increase was primarily attributable to proceeds received from SAFE financings during 2026.

The following table sets forth our results of operations for the periods presented:

	For the year ended December 31, 2025	For the year ended December 31, 2024	Variance $
Operating expenses
General and administrative	$1,832,063	$2,237,180	$(405,117)
Marketing	17,589	1,937	15,652
Research and development	63,255	20,624	42,631
Capital raising advisory services	25,406	28,373	(2,967)
Loss from operations	(1,938,313)	(2,288,114)	349,801

Other income (expense):
Interest income	92,168	68,775	23,393
Other income	62,500	—	62,500
Loss on issuance of SAFE	—	(325,000)	325,000
Change in fair value of SAFE liabilities	341,244	1,257	339,987
Total other income (expense), net	495,912	(254,968)	750,880

Net loss before income tax (benefit) provision	(1,442,401)	(2,543,082)	1,100,681
Income tax (benefit) provision	(10)	820	(830)
Net loss	$(1,442,391)	$(2,543,902)	$1,101,511

Summary of Results

We reported a net loss of $1,442,391 in 2025, compared to a net loss of $2,543,902 in 2024. The year-over-year improvement was driven primarily by the change in fair value of SAFE liabilities, partially offset by continued operating expenses associated with research, development, and corporate growth.

Operating expenses decreased 5.3%, while other income (expense) shifted from a $254,968 loss in 2024 to $495,912 of income in 2025, primarily due to SAFE remeasurement and no loss on the issuance of SAFEs in 2025.

Operating Expenses

Total operating expenses decreased from $2,288,114 in 2024 to $1,938,313 in 2025, a reduction of $349,801 primarily due to a decrease in employee compensation expenses, consulting fees, and support services offset by an increase in outside legal fees, stock-based compensation, travel expenses, and facilities expenses.

General and Administrative

General and administrative expenses decreased $405,117, from $2,237,180 in 2024 to $1,832,063 in 2025. This decline reflects lower allocated shared-services costs from related parties, reduced consulting fees, and reduced employee compensation expenses offset by an increase in legal fees, stock-based compensation, and travel expenses.

Marketing

Marketing expenses increased from $1,937 in 2024 to $17,589 in 2025, reflecting expanded outreach, branding, and industry engagement activities as we progressed our reactor development program.

Research and Development

Research and development expenses increased $42,631, from $20,624 in 2024 to $63,255 in 2025. The increase reflects higher engineering, modeling, and technical development costs as we advanced feasibility studies and early reactor design work.

Capital Raising Advisory Services

Capital raising advisory services expense decreased slightly from $28,373 in 2024 to $25,406 in 2025, consistent with the timing of SAFE fundraising activities and related warrant-based compensation.

Other Income (Expense)

Other income (expense) shifted significantly year-over-year, improving from $(254,968) in 2024 to $495,912 in 2025 primarily due to the non-cash gain recognized from the periodic remeasurement of liability-classified SAFE instruments recognized in 2025 and no loss was recognized on the issuance of SAFEs in 2025.

Interest Income

Interest income increased from $68,775 in 2024 to $92,168 in 2025, driven by higher average cash balances following our 2025 SAFE financings.

Other Income

We recognized $62,500 of other income in 2025, all from Shell Global Solutions (US) Inc. for feasibility-study deliverables. No comparable other income was recognized in 2024.

Loss on Issuance of SAFE

In 2024, we recorded a $325,000 loss related to the Halliburton Labs SAFE issuance. No comparable loss occurred in 2025.

Net Loss

We generated a net loss of $1,442,391 in 2025, compared to a net loss of $2,543,902 in 2024. The improvement was driven by the increase in the fair value gain on SAFE liabilities, no loss was recognized on the issuance of SAFEs in 2025, and a decrease in general and administrative expenses in 2025.

Income tax (benefit) expense remained immaterial in both periods (approximately a benefit of $10 in 2025 and expense of $820 in 2024).

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance of preferred stock and SAFEs. We have not generated revenue from commercial operations and continue to incur operating losses and negative cash flows from operations as we advance the development of our reactor technology.

Cash Position and Working Capital

As of December 31, 2025, we had cash and cash equivalents of approximately $12.2 million and working capital of approximately $12.0 million, compared to cash and cash equivalents of approximately $1.2 million and working capital of approximately $1.0 million as of December 31, 2024. The increase in liquidity was primarily attributable to proceeds from SAFE issuances completed during 2025.

Cash Flows

Operating Activities

Net cash used in operating activities was approximately $1.7 million during 2025, compared to approximately $2.1 million during 2024. Operating cash outflows primarily reflected payroll, professional fees, research and development expenditures, and other general corporate costs necessary to support the Company’s operations.

Investing Activities

Net cash used in investing activities was not significant in either period and consisted primarily of purchases of property and equipment. We do not currently anticipate significant capital expenditures until development of our first-of-a-kind reactor progresses to later stages.

Financing Activities

Net cash provided by financing activities was approximately $12.7 million during 2025, compared to approximately $0.5 million during 2024. The increase was primarily attributable to proceeds received from SAFE financings during 2025, which significantly strengthened our liquidity position.

Liquidity Outlook and Capital Requirements

We expect to continue incurring significant operating expenses as we advance the design, engineering, testing and regulatory development of our first-of-a-kind reactor technology. We currently estimate that approximately $150 million of additional capital will be required to fund the Company through completion of it’s first-of-a-kind (“FOAK”) reactor and through 2029. This estimate reflects management’s current expectations regarding engineering, licensing, procurement, construction, commissioning, and related project development activities. Actual capital requirements may differ materially depending on engineering progress, regulatory developments, strategic partnerships, supply chain conditions, and other factors

We are a pre-revenue development-stage company and our ability to execute our business plan remains dependent on raising additional capital beyond the anticipated proceeds of the proposed business combination with Launch Two. We expect to fund our future capital requirements through a combination of the proposed business combination with Launch Two, additional equity financings, strategic partnerships, government grants or cost-sharing programs, and other financing arrangements. While the proposed business combination is expected to improve the Company’s access to the public capital markets, we expect that additional financing will be required to execute our long-term business plan.

Based on our current operating plan, we have concluded that our existing cash resources are sufficient to meet our obligations and fund planned operations for at least the next twelve months from the issuance of the financial statements. Accordingly, we concluded that substantial doubt about the Company’s ability to continue as a going concern was not raised.

Known Trends and Uncertainties

We believe the following trends and uncertainties are reasonably likely to have a material effect on the Company’s future financial condition, results of operations, liquidity and capital resources.

Increasing Operating Expenses

We expect operating expenses to increase as we continue to advance the development of our FOAK nuclear reactor technology. In particular, we expect research and development expenses to increase as engineering activities expand, prototype design progresses, and regulatory licensing efforts advance. General and administrative expenses are also expected to increase as we expand our workforce, strengthen our corporate infrastructure, and incur additional legal, accounting, insurance and compliance costs associated with operating as a public company following the proposed business combination.

We also expect increased costs associated with operating as a public company following the Business Combination, including expenses related to SEC reporting, Nasdaq listing requirements, Sarbanes-Oxley compliance, investor relations, enhanced corporate governance, and additional legal and accounting support

Continued Need for Additional Capital

We do not expect to generate meaningful operating revenues in the near term and anticipate continuing to fund our operations through external financing sources. While we believe existing cash resources are sufficient to fund planned operations for at least the next twelve months, we expect to require substantial additional capital to support continued research and development activities, regulatory licensing, engineering, and construction of our first-of-a-kind reactor.

Our ability to execute our long-term business strategy will depend on our ability to obtain additional financing through the proposed business combination, future equity financing, strategic partnerships, government funding programs, or other financing arrangements.

Volatility in Reported Results

Until the outstanding liability-classified SAFEs are converted into equity, we expect our reported results of operations to be affected by periodic non-cash fair value adjustments. These adjustments may result in significant fluctuations in reported net income or loss from period to period that are not reflective of the Company’s underlying operating performance. Following the conversion of the outstanding SAFEs into common stock in connection with the proposed business combination, these recurring fair value adjustments are expected to cease. In June 2026, all holders of our outstanding SAFEs voluntarily agreed to convert their SAFE investments into shares of our Series A preferred stock and resulted in the extinguishment of all outstanding SAFE obligations.

Commercialization and Regulatory Activities

The timing of the Company’s commercialization efforts will depend on a number of factors, including the successful completion of engineering and development activities, regulatory approvals, the availability of financing, and the establishment of strategic commercial relationships. As a result, the timing and amount of future expenditures may differ materially from current expectations.

The timing of commercialization will also depend on customer adoption, strategic commercial partnerships, the availability of qualified suppliers, and the successful execution of the Company’s regulatory strategy

For additional information see the section entitled “Risk Factors — Risks Related to the Business and Strategy of NuCube.”

Critical Accounting Estimates

Our financial statements and the accompanying notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with GAAP and pursuant to the accounting rules and regulations of the SEC. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, and related disclosures. We base our estimates on assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected. See Note 3, “Summary of Significant Accounting Policies” of NuCube’s financial statements included elsewhere in this proxy statement/prospectus for a description of our significant accounting policies.

We believe the following accounting estimates represent the most critical accounting judgments applied in the preparation of the financial statements.

Fair Value Measurement of SAFE Liabilities

Our SAFEs are accounted for as liability-classified financial instruments and are remeasured at fair value at each reporting date. Determining fair value requires significant judgment, including estimates of the Company’s enterprise value, expected volatility, discount rates, the probability and timing of future financing or liquidity events, and expected settlement outcomes. Changes in these assumptions could materially affect the fair value of the SAFE liabilities and the resulting gains or losses recognized in the statements of operations. During the fiscal year ended December 31, 2025, we recognized a non-cash gain of approximately $0.3 million related to the remeasurement of SAFE liabilities. At December 31, 2025, SAFE liabilities were $13.2 million. During the six months ended June 30, 2026, we recognized a non-cash loss of approximately $60.0 million related to the remeasurement of SAFE liabilities. At June 30, 2026, there were no SAFE liabilities due to the conversion of all SAFE liabilities into our Series A Preferred Stock.

Because we are a private company without an observable market price for its common stock and the settlement of the SAFEs depends on future financing or liquidity events, significant estimation uncertainty exists in determining fair value. A change in the estimated enterprise value, expected volatility, discount rate, or probability of settlement could result in a material increase or decrease in the recorded SAFE liability and corresponding non-cash gain or loss recognized in the statement of operations. Because these liabilities are remeasured each reporting period, changes in the valuation assumptions could result in material non-cash gains or losses in future periods.

Stock-Based Compensation and Equity Award Valuations

We measure stock-based compensation and certain equity instruments issued for services based on their grant-date fair value. Determining fair value requires significant judgment regarding the estimated fair value of the Company’s common stock, expected volatility, expected term, risk-free interest rates and other assumptions. Because we are an early-stage private company, the estimated fair value of our common stock is not directly observable and requires management to apply significant judgment. Because there is no active market for our common stock, we estimate the fair value of common stock using valuations. Changes in these assumptions could materially affect stock-based compensation expense and the value assigned to equity instruments issued for services. If the estimated fair value of common stock or other valuation assumptions were higher or lower than those used, stock-based compensation could differ materially in future periods. Stock-based compensation expense totaled $0.04 million and $0.02 million for the years ended December 31, 2025 and 2024, respectively and $0.03 million and $0.02 for the six months ended June 30, 2026 and 2025, respectively, and future expense will continue to be affected by changes in the estimated fair value of common stock and future equity awards.

Off-Balance Sheet Arrangements

Other than as otherwise described in this proxy statement/prospectus, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

See the section entitled “Recent Accounting Pronouncements” described in Note 3 of our financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

We are expected to be an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. NuCube has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

DESCRIPTION OF SECURITIES OF THE COMBINED COMPANY

As a result of the Business Combination, Launch Two shareholders and NuCube stockholders who receive shares of Combined Company Common Stock in connection with the Business Combination will become stockholders of Combined Company. Your rights as Combined Company stockholders will be governed by Delaware law and the Proposed Charter and the Proposed Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such .securities. We urge you to read the applicable provisions of Delaware law and the Proposed Charter and the Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of Combined Company Common Stock.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 260,000,000 shares of capital stock, consisting of (i) 250,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. The shares of Combined Company Common Stock issuable in connection with the Business Combination pursuant to the Business Combination Agreement will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for Extraordinary General Meeting, there were 10,427,928 Class A Ordinary Shares held of record by [•] holder[s], one Class B Ordinary Share held of record by the Sponsor, and no preference shares issued and outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Prior to the Effective Time, Launch Two will deregister from the Registrar of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation. In connection with the Domestication, all of the issued and outstanding Launch Two Securities shall be exchanged for or converted into substantially identical securities of Launch Two as a Delaware corporation. Pursuant to the Sponsor Support Agreement, the Sponsor and certain other holders have agreed to waive any anti-dilution or similar protection with respect to any Founder Shares in connection with the Business Combination.

Additionally, in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any excluded securities) will be cancelled and cease to exist in exchange for the right to receive a number of shares of Combined Company Common Stock equal to the Exchange Ratio. The Exchange Ratio means (i) the quotient of the Purchase Price divided by the Reference Price, divided by (ii) the Fully Diluted Company Shares. The “Merger Consideration” is equal to Five Hundred Million U.S. Dollars ($500,000,000), minus the excess, if any, of (i) NuCube’s expenses over (ii) the expense threshold set forth in the Business Combination Agreement. In addition, each outstanding Company Option (whether vested or unvested) will be assumed by Combined Company and automatically converted into an option to acquire shares of Combined Company Common Stock (each, an “Assumed Option”), with (i) the number of shares subject to each Assumed Option equal to the product of the number of shares subject to the applicable Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (ii) an exercise price equal to the exercise price of the applicable Company Option divided by the Exchange Ratio (rounded up to the nearest whole cent), in each case subject to the same terms, conditions, and vesting schedule as the applicable Company Option. For additional information regarding the treatment of Company Options in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1).”

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Combined Company Board will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Combined Company Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Combined Company Common Stock could have anti-takeover effects. The ability of the Combined Company Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Combined Company has no preferred stock outstanding at the date hereof. Although Combined Company does not currently intend to issue any shares of preferred stock, it cannot assure you that Combined Company will not do so in the future.

Combined Company Warrants

Combined Company Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Combined Company Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of Combined Company Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Combined Company Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Combined Company Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Combined Company Common Stock upon exercise of a warrant unless the share of Combined Company Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

In order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the registration under the Securities Act of the shares of Combined Company Common Stock issuable upon exercise of the warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the shares of Combined Company Common Stock issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Combined Company Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Combined Company Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement.

Redemption of warrants when the price per share of Combined Company Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of our Combined Company Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redemption Procedures — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Business Combination and ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Combined Company Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Combined Company Common Stock is available throughout the measurement period. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Combined Company Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Combined Company Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Combined Company Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Combined Company Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of Combined Company Common Stock is increased by a share capitalization payable in Combined Company Common Stock, or by a sub-division of shares of Combined Company Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Combined Company Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Combined Company Common Stock. A rights offering made to all or substantially all holders of shares of Combined Company Common Stock entitling holders to purchase shares of Combined Company Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Combined Company Common Stock equal to the product of (i) the number of shares of Combined Company Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Combined Company Common Stock) and (ii) the quotient of (x) the price per share of Combined Company Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Combined Company Common Stock, in determining the price payable for Combined Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Combined Company Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Combined Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Combined Company Common Stock on account of such shares of Combined Company Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Combined Company Common Stock in connection with a proposed initial business combination or certain amendments to our amended and restated memorandum and articles of association, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Combined Company Common Stock in respect of such event.

If the number of outstanding shares of Combined Company Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Combined Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Combined Company Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Combined Company Common Stock.

Whenever the number of shares of Combined Company Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Combined Company Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Combined Company Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Combined Company Common Stock (other than those described above or that solely affects the par value of such shares of Combined Company Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Combined Company Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Combined Company Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Combined Company Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event (the “Alternative Issuance”). If less than 70% of the consideration receivable by the holders of Combined Company Common Stock in such a transaction is payable in the form of securities in the successor entity that are listed for trading on a national securities exchange or quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on Combined Company Common Stock as contemplated by and in accordance with the Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants or (iv) to provide for the delivery of the Alternative Issuance. All other modifications or amendments require the vote or written consent of the holders of at least 50% of the then-outstanding public warrants, except that amending the Warrant Agreement solely with respect to the Combined Company Private Warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any such warrants) will require a vote of holders of at least 50% of the Combined Company Private Warrants (including the vote in favor or written consent of Cantor) or private placement-equivalent warrants that may be issued upon conversion of working capital loans. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Combined Company Common Stock and any voting rights until they exercise their warrants and receive shares of Combined Company Common Stock. After the issuance of shares of Combined Company Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If it is conclusively determined that the exclusive forum provision applies to claims under the Securities Act, we will notify investors of such update in future SEC filings (which notification will include clarification that the exclusive forum provision does not apply to claims under the Exchange Act) in future SEC filings.

Combined Company Private Warrants

The Combined Company Private Warrants will be identical to the Combined Company Public Warrants described above except that, so long as they are held by the initial purchasers or their permitted transferees, the Combined Company Private Warrants (including the shares of Combined Company Common Stock issuable upon exercise of these warrants) (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (ii) will be entitled to registration rights and (iii) with respect to such Combined Company Private Warrants held by Cantor and/or its designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with FINRA Rule 5110(g)(8). Amending our Warrant Agreement (including, for the avoidance of doubt, the forfeiture or cancellation of any warrants) will require a vote of holders of at least 50% of the Combined Company Private Warrants (including the vote in favor or written consent of Cantor) or private placement-equivalent warrants that may be issued upon conversion of working capital loans solely with respect to any amendment to the terms of the private placement warrants or private placement-equivalent warrants that may be issued upon conversion of working capital loans (including, for the avoidance of doubt, the forfeiture or cancellation of any warrants). All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding Combined Company Public Warrants.

Dividends

Under the Proposed Charter, holders of Combined Company Common Stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on Combined Company Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Combined Company Preferred Stock, the holders of Combined Company Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Each share of Combined Company

Common Stock is entitled to one (1) vote per share. The holders of Combined Company Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Combined Company Common Stock under the Proposed Charter, except that holders of Combined Company Common Stock shall have no voting power with respect to any amendment to the Proposed Charter that relates solely to the terms of any series of Combined Company Preferred Stock if the holders of such series are entitled to vote thereon separately under the Proposed Charter or the DGCL.

Liquidation Rights

Upon the liquidation, dissolution or winding-up of Combined Company, the assets legally available for distribution to stockholders will be distributed ratably among the holders of Combined Company Common Stock and any participating Combined Company Preferred Stock then outstanding, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of any outstanding shares of Combined Company Preferred Stock, if any.

Preemptive or Other Rights

The Proposed Charter does not provide for any preemptive or other similar rights.

Election of Directors

As of the date of this proxy statement/prospectus, the Launch Two Board currently consists of four (4) directors.

Following the completion of the Business Combination, the size of the Combined Company Board will be increased to consist of seven (7) directors, as discussed in greater detail in “The Director Election Proposal (Proposal 7)” and “Management of Combined Company Following the Business Combination.” Under the terms of the Proposed Charter, upon the effectiveness thereof, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Combined Company Board.

Under the Proposed Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

Combined Company will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Combined Company Board. To the extent permitted under applicable law, Combined Company may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Combined Company’s stockholders have appraisal rights in connection with a merger or consolidation of Combined Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Combined Company’s stockholders may bring an action in Combined Company’s name to procure a judgment in Combined Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Combined Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The Launch Two Articles provide that our current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No such officer or director shall be liable to Launch Two for any loss or damage incurred by Launch Two as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director. Launch Two has further agreed to advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such officer or director for which indemnity will or could be sought. The Proposed Charter provides for the indemnification of current and former officers and directors of Combined Company to the fullest extent permitted by Delaware law.

Combined Company intends to enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current certificate of incorporation. The Launch Two Articles also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

Combined Company will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, Launch Two will purchase a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy. Pursuant to the Business Combination Agreement, Combined Company will maintain such tail policy for a period of six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent Combined Company pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Combined Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Proposed Charter and Proposed Bylaws

The Proposed Charter, Proposed Bylaws and the DGCL contain provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of Combined Company Board. These provisions are intended to avoid costly takeover battles, reduce Combined Company’s vulnerability to a hostile change of control and enhance the ability of Combined Company Board to maximize stockholder value in connection with any unsolicited offer to acquire Combined Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of Combined Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Combined Company Common Stock held by stockholders.

Classified Board

The Proposed Charter provides that, subject to the rights, if any, of the holders of any outstanding series of the Combined Company Preferred Stock, the Combined Company Board is divided into three classes of directors, apportioned to consist of, as nearly as possible, one third of the total number of directors, designated Class I, Class II and Class III, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting. As a result, approximately one-third of the Combined Company Board will be elected each year.

The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Combined Company Board. The Proposed Charter provides that the Combined Company Board may increase or reduce the upper and lower limits of the number of directors by one or more resolutions of the Combined Company Board, provided that in no event will a decrease in the number of directors shorten the term of any director then in office.

Removal of Directors

In accordance with the DGCL and subject to the rights, if any, of the holders of any outstanding series of the Combined Company Preferred Stock, the entire Combined Company Board or any individual director may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all of Combined Company’s stockholders would be entitled to cast in an annual election of directors, and that any vacancy on the Combined Company Board, including a vacancy resulting from an enlargement of the Combined Company Board, may be filled only by vote of a majority of directors then in office.

Stockholder Meetings

The Proposed Organizational Documents provide that, subject to the rights, if any, of the holders of any outstanding series of the Combined Company Preferred Stock, special meetings of stockholders of Combined Company may be called only by the chairperson of the Combined Company Board, the chief executive officer or at the direction of the Combined Company Board pursuant to a written resolution adopted by a majority of the Combined Company Board.

Stockholder Action by Consent

The Proposed Charter provides that any action required or permitted to be taken by the stockholders of Combined Company may be effected only at a duly called annual or special meeting of stockholders of Combined Company and may not be effected by any consent by such stockholders.

Section 203 of the DGCL

The Proposed Charter provides that Combined Company expressly elects not to be governed by Section 203 of the DGCL. However, the Proposed Charter contains provisions that are similar to Section 203 of the DGCL. Specifically, these provisions prohibit Combined Company from engaging in any business combination with any interested stockholder (a stockholder who owns more than 15% of the voting stock of Combined Company) for a period of three (3) years after the interested stockholder became such unless: (i) prior to such time the Combined Company Board approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding shares held by directors who are also officers and certain employee stock plans, or (iii) at or subsequent to such time the business combination is approved by the Combined Company Board and by the affirmative vote of at least two-thirds of the outstanding voting stock of the Combined Company not owned by the interested stockholder.

Exclusive Forum

The Proposed Organizational Documents establish that, unless Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Combined Company, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of Combined Company to Combined Company or Combined Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

Advance Notice of Director Nominations

For information regarding advance notice requirements for stockholder proposals of Combined Company, see the section entitled “Stockholder Proposals and Nominations.”

Listing of Securities

Ordinary Shares and Public Warrants are currently listed on the Nasdaq under the symbols “LPBB” and “LPBBW,” respectively. It is currently expected that after the Closing, the shares of Common Stock and Public Warrants of the Combined Company will be listed on the Nasdaq under the symbols “[___]” and “[___]W,” respectively.

It is a condition to NuCube’s and Launch Two’s obligations to consummate the Business Combination that the Combined Company Common Stock to be issued in connection with the Business Combination Agreement, including the Aggregate Merger Consideration, is approved for listing on Nasdaq, subject only to official notice of issuance. Launch Two and NuCube believe that Launch Two will satisfy the initial listing requirements of Nasdaq at the Closing, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by NuCube and Launch Two. The Nasdaq listing condition may be waived by NuCube and Launch Two at any time prior to the Closing, including after the deadline for submitting redemption requests or Extraordinary General Meeting. If NuCube and Launch Two waive such condition, Launch Two intends to file a Current Report on Form 8-K within four business days of such event; however, you should know that given such timing you may not be notified before the deadline for submitting redemption requests or Extraordinary General Meeting. It is important for you to consider that, at the time of the deadline for submitting redemption requests or Extraordinary General Meeting, Combined Company may not have received from Nasdaq either confirmation of the listing of the Combined Company Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or Extraordinary General Meeting if Combined Company has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether the Combined Company Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived.

Registration Rights

At the Closing, Combined Company will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor and certain NuCube Stockholders will have specified rights to require Combined Company to register all or a portion of their shares of Combined Company Common Stock under the Securities Act and provide customary demand as well as piggyback registration rights. See the section entitled “The Business Combination Proposal (Proposal 1) — Related Agreements.” For information regarding registration rights of certain securities of Combined Company, see the section entitled “The Business Combination Proposal (Proposal 1) — Related Agreements — A&R Registration Rights Agreement.”

COMPARISON OF SHAREHOLDER RIGHTS

Companies incorporated in the Cayman Islands are governed by the Companies Act. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law is set forth below. If the Business Combination is completed, NuCube Stockholders will become shareholders of the Combined Company, and their rights will be governed by the DGCL, assuming each of the Domestication Proposal and the Charter Proposal is approved by the Launch Two shareholders at the Extraordinary General Meeting. The Proposed Charter is attached to this proxy statement/prospectus as Annex C, and the Proposed Bylaws of the Combined Company are attached to this proxy statement/prospectus as Annex D.

The table below summarizes the material differences between the current rights of Launch Two shareholders under the Companies Act and the Current Charter, the rights of NuCube stockholders under the current organizational documents of NuCube and the rights of the Combined Company shareholders, post-Closing, under the DGCL, the Proposed Charter and Proposed Bylaws of the Combined Company, each as amended, as applicable, and as in effect immediately following the Business Combination.

While each of Launch Two and NuCube believes that the summary tables cover the material differences between the rights of its respective shareholders or stockholders prior to the Business Combination and the rights of the stockholders of the Combined Company following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of Launch Two or stockholder of NuCube before the Business Combination and being a stockholder of the Combined Company after the Business Combination. Launch Two has attached as Annex C to this proxy statement/prospectus a copy of the Proposed Charter, and attached as Annex D to this proxy statement/prospectus a copy of the form of the Combined Company Proposed Bylaws, and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger
Authorized Capital Stock

The Current Charter authorizes 500,000,000 Class A Ordinary Shares, par value US$0.0001 per share, 50,000,000 Class B Ordinary Shares, par value US$0.0001 per share, and 5,000,000 Preference Shares, par value US$0.0001 per share.

		The NuCube Charter authorizes 20,000,000 shares of Common Stock and 12,639,154 shares of Preferred stock, each with par value $0.00001 per share.	The Proposed Charter authorizes 260,000,000 shares of capital stock, consisting of 250,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock.
Increasing or Decreasing Authorized Capital Stock, Including Number of Unissued Shares of a Series of Preferred Stock

Subject to the Companies Act, under the Current Charter, the Company may by Ordinary Resolution: (i) increase its share capital by such sum as the Ordinary Resolution will prescribe and with such rights, priorities and privileges annexed thereto as the Company in a general meeting may determine; (ii) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

Under NuCube’s Charter, the number of authorized shares of Common Stock may from time to time be increased or decreased (but not below the number of shares of Common Stock then outstanding and issuable upon conversion of Preferred Stock or other outstanding convertible securities) by the affirmative vote of the holders of a majority of NuCube’s capital stock voting together as a single class

Under the Proposed Charter, subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or series of Common Stock, or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger

(iii) sub-divide its existing shares or any of them into shares of smaller amount than is fixed by the Memorandum or into shares without par value; or (iv) cancel any shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled. The Company may by Special Resolution reduce its share capital or any capital redemption reserve fund.

on an as-converted basis. However, NuCube’s Certificate of Incorporation provides that NuCube may not increase the number of authorized shares of Preferred Stock or any series of Preferred Stock without the approval of the holders of at least a majority of the outstanding Series Pre-Seed 1 Preferred Stock, voting as a separate class, except as otherwise provided in the Certificate of Incorporation or required by applicable law.

shares of capital stock of the Combined Company entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no separate class vote of the holders of Common Stock, or Preferred Stock will be required therefor.

Provisions Specific to a Blank Check Company

The Current Charter sets forth various provisions related to the Company’s status as a blank check company prior to the consummation of an initial Business Combination. See Article 50 of the Current Charter.

NuCube’s Charter and Bylaws do not include such provisions related to the status of NuCube as a blank check company.

The Proposed Charter and Proposed Bylaws do not include such provisions related to the Combined Company’s status as a blank check company, which will no longer apply upon the Closing, as the Combined Company will cease to be a blank check company at such time.

Number of Directors

The Current Charter provides that the Board of Directors will consist of not less than one person, and the Directors may from time to time fix the maximum and minimum number of Directors by resolution of the Board of Directors.

NuCube’s Bylaws provide that the number of directors will be such number as the Board of Directors will from time to time have designated. No decrease in the authorized number of directors will shorten the term of any incumbent director.

The Proposed Charter provides that the number of directors of the Combined Company will be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, subject to any rights of holders of Preferred Stock to elect additional directors.

Composition of the Board of Directors

The Current Charter provides that the Board of Directors will be divided into three classes (Class I, Class II and Class III) with only one class of directors being elected in each year and each class serving for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Each Director will hold office until the expiration of his term,

NuCube’s Charter does not provide for a classified board. Except as otherwise provided with respect to directors elected by the holders of Preferred Stock, all directors are elected annually by the stockholders and each director holds office until the next election of directors and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

The Proposed Charter provides that the Board of Directors will be divided into three classes (Class I, Class II and Class III) with only one class of directors being elected in each year and each class serving for a three-year term. Directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election,

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger

until his successor will have been duly elected and qualified, or until his earlier death, resignation or removal. No decrease in the number of Directors will shorten the term of any incumbent Director.

No decrease in the number of directors will shorten the term of any incumbent director.

other than those who may be elected by the holders of or Preferred Stock. Each director will hold office until his or her successor will have been duly elected and qualified, or until his or her earlier resignation, death, disqualification or removal. No decrease in the number of directors will shorten the term of any incumbent director.

Appointment of Directors

Under the Current Charter, prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Ordinary Shares appoint any person to be a Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Ordinary Shares will have no right to vote on the appointment of any Director. After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director.

Under NuCube’s Charter, subject to the rights of the holders of specified series of Preferred Stock to elect directors, directors are elected by the stockholders at each annual meeting of stockholders. Vacancies and newly created directorships may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Under the Proposed Charter, directors are elected by the stockholders at each annual meeting of stockholders for the class of directors whose term expires at such meeting. Vacancies and newly created directorships are filled solely by the affirmative vote of a majority of the remaining directors then in office, subject to any rights of holders of Preferred Stock to elect additional directors.

Removal of Directors

Under the Current Charter, prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Ordinary Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Ordinary Shares will have no right to vote on the removal of any Director. After the consummation of a Business Combination, the Company may by Ordinary Resolution remove any Director. In addition, the office of a Director will be vacated if all of the other Directors (being not less than two in number) determine that such Director should be removed for Cause.

Under NuCube’s Charter and Bylaws, subject to the rights of the holders of specified series of Preferred Stock to remove directors elected by such holders pursuant to NuCube’s Charter, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the voting power of the outstanding shares entitled to vote at an election of directors.

Under the Proposed Charter, any director (including persons elected by directors to fill vacancies on the Board of Directors) may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds of the voting power of the outstanding shares of capital stock then entitled to vote at an election of directors, subject to any rights of holders of Preferred Stock.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger
Board of Directors Vacancies

Under the Current Charter, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director, subject to any maximum number of Directors fixed pursuant to the Articles.

Under NuCube’s Bylaws, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, unless otherwise provided in NuCube’s Charter.

Under the Proposed Charter, any and all vacancies and newly created directorships in the Board of Directors, however occurring, will be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, subject to any rights of holders of Preferred Stock to elect directors and fill related vacancies.

Action by Written Consent	The Current Charter provides that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

NuCube’s Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Subject to the rights, if any, of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof.

Calling of Special Shareholder Meetings

The Current Charter provides that the Directors, the chief executive officer or the chairman of the Board of Directors may call general meetings. Except where there are no Directors (in which case any two Members, or if there is only one Member then that Member, may convene a general meeting), Members will not otherwise have the ability to call general meetings.

NuCube’s Bylaws provide that special meetings of the stockholders may be called by the Board of Directors, the Chief Executive Officer (if one is elected), or the President. Stockholders do not have the right to call special meetings.

The Proposed Charter provides that special meetings of the stockholders of the Combined Company may be called only by or at the direction of the Board of Directors, subject to the rights, if any, of the holders of any series of Preferred Stock. No other person will have the right to call a special meeting of stockholders.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger
Indemnification

The Current Charter provides that every Director and Officer, together with every former Director and former Officer, shall to the fullest extent permitted by applicable law be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions, other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

NuCube’s Charter and Bylaws provide that, to the fullest extent permitted by the DGCL, a director or officer of NuCube will not be personally liable to NuCube or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. NuCube will indemnify, to the fullest extent permitted by applicable law, any director or officer who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of NuCube, against all liability, loss and expenses reasonably incurred in connection with any such proceeding; provided that NuCube will be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors.

The Proposed Charter provides that, to the fullest extent permitted by the DGCL, a director of the Combined Company will not be personally liable to the Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. An officer of the Combined Company will not be personally liable for monetary damages for breach of fiduciary duty as an officer, except for liability (a) for any breach of the officer’s duty of loyalty, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Combined Company.

Waiver of Jury Trial	The Current Charter does not contain a waiver of trial by jury.	NuCube’s Charter and Bylaws do not contain a provision for waiver of trial by jury.	The Proposed Charter and Proposed Bylaws do not contain a provision for waiver of trial by jury.
Quorum

The Current Charter provides that the holders of at least one-third of the Shares, being individuals present in person or by proxy, or if a corporation or other non-natural person, by its duly authorized representative or proxy, will constitute a quorum for any general meeting of the shareholders.

NuCube’s Bylaws provide that the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

The Proposed Bylaws provide that the presence in person or by remote communication, or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting will constitute a quorum, except that where a separate vote by a class or classes or series is required, the holders of a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy will constitute a quorum entitled to take action with respect to that vote.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger
Voting

The Current Charter provides that holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all matters submitted to the shareholders for their vote or approval, except as required by applicable law or provided by the Current Charter, and that shareholders are entitled to one vote per share on all matters submitted to the shareholders for their vote or approval. If the share capital of the Company is divided into different classes, the rights attached to any class may be varied only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article, which will only require the consent in writing of the holders of a majority of the issued Class B Ordinary Shares).

NuCube’s Charter provides that each holder of Common Stock is entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Holders of Common Stock and Preferred Stock vote together as a single class on all matters submitted to a vote of the stockholders, except as otherwise expressly provided in the NuCube Charter or required by applicable law. Holders of Preferred Stock are entitled to vote separately as a class on certain matters specified in the NuCube Charter.

The holders of Common Stock will be entitled to cast one vote per share. Holders of Common Stock will vote together on all matters submitted to a vote of the stockholders, except as otherwise expressly provided in the Proposed Charter or required by applicable law. Holders of Common Stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Charter that relates solely to the terms of the Preferred Stock or one or more outstanding series thereof, if the holders of such Preferred Stock or series thereof are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Proposed Charter or under the DGCL.

Stockholder Vote for Sales, Leases, Exchanges or Other Dispositions

Under Cayman Islands law, the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a Cayman Islands exempted company is at the discretion of the board of directors of the Company (subject to any additional approvals set out in a company’s articles of association or other governance documentation (such as a shareholders’ agreement)). The Current Charter does not include any approvals relating to such disposals.

NuCube’s Charter provides that certain transactions involving the sale, transfer or other disposition of all or substantially all of NuCube’s assets require the approval of the holders of a majority of the outstanding Series Pre-Seed 1 Preferred Stock, voting as a separate class. Except for such Preferred Stock approval rights and applicable provisions of the DGCL, NuCube’s Charter and Bylaws do not include any specific approval requirements relating to the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of NuCube.

The Proposed Charter and Proposed Bylaws do not include any specific approval requirements relating to the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the Combined Company beyond those provided under the DGCL.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger
Corporate Opportunities

Under the Current Charter, to the fullest extent permitted by applicable law, none of the Sponsor or any individual serving as a Director or an Officer will have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. The Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Sponsor, Directors or Officers. Notwithstanding the foregoing, such renouncement will not apply to any business opportunity that is expressly offered to such person solely in his or her capacity as a Director or Officer of the Company and it is an opportunity the Company is able to complete on a reasonable basis.

NuCube’s Charter contains a provision renouncing, to the fullest extent permitted by applicable law, certain corporate opportunities presented to specified directors, holders of Preferred Stock and their respective affiliates, except where such opportunities are presented solely in such person’s capacity as a director of NuCube.

The Proposed Charter and Proposed Bylaws do not contain any provision addressing the waiver or renouncement of corporate opportunities by any officer or director of the Combined Company.
Interested Party Transaction Approvals

The Current Charter provides that: (1) a director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm will be entitled to remuneration for professional services as if he were not a director, (2) a director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise,

		NuCube’s Certificate of Incorporation and Bylaws do not contain specific provisions addressing interested party transaction approvals by directors beyond those provided under the DGCL.	The Proposed Charter and Proposed Bylaws do not contain specific provisions addressing interested party transaction approvals by directors beyond those provided under the DGCL.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger

and no such director will be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company, (3) no person will be disqualified from the office of director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor will any such contract or any contract or transaction entered into by or on behalf of the Company in which any director will be in any way interested be or be liable to be avoided, nor will any director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established, with a director being at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction will be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it will not be necessary to give special notice relating to any particular transaction.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger
Choice of Forum

The Current Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands will have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act, the Memorandum or the Articles, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. This exclusive forum provision does not apply to any action or suit brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States are the sole and exclusive forum for determination of such a claim.

NuCube’s Charter and Bylaws do not contain an exclusive forum provision requiring specified actions or proceedings to be brought in the Court of Chancery of the State of Delaware or any other designated forum.

The Proposed Charter provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Combined Company, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that this provision will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. The federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the respective rules and regulations promulgated thereunder.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger
Amendment to Charter and Bylaws

The Current Charter provides that a Special Resolution is required to alter or add to the Articles or to the Memorandum with respect to any objects, powers or other matters specified therein. Prior to the closing of a Business Combination, only the Class B Ordinary Shares will carry the right to vote on any resolution to approve any transfer by way of continuation (including any Special Resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Amendments to either of Articles 30.1 or 48.2 of the Articles (other than amendments proposed in respect of the consummation of a Business Combination) require a Special Resolution passed by at least 90% of the holders of the Launch Two Ordinary Shares then outstanding;

NuCube’s Certificate of Incorporation provides that the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws. NuCube’s Bylaws provide that the Bylaws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.

The Proposed Charter provides that the Board may adopt, amend, alter or repeal the Proposed Bylaws by the affirmative vote of a majority of the Board. The Proposed Bylaws may also be amended or repealed by the stockholders by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. The Proposed Charter further provides that, unless a greater vote is otherwise required by the Proposed Charter or applicable law, amendments to the Proposed Charter require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

Pre-Suit Demand in Derivative Suits

As a general rule, a minority shareholder of a Cayman Islands exempted company cannot bring an action with respect to wrongs done to that company as this will be for the company to pursue. However, in limited circumstances, the Cayman Islands courts will permit a minority shareholder to commence a derivative action in the name of the company. These situations include (a) where there has been a wrong (such as a breach of duty) done to the company and the wrongdoer in question are in control of the company and are preventing it from acting or (b) where the act complained of is illegal or ultra vires and cannot be ratified by its members.

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation, subject to the requirement that the stockholder fairly and adequately represent the interests of the corporation and its stockholders in enforcing the right of the corporation and comply with applicable procedural requirements under the DGCL.

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation, subject to the requirement that the stockholder fairly and adequately represent the interests of the corporation and its stockholders in enforcing the right of the corporation and comply with applicable procedural requirements under the DGCL.

Provision	Launch Two Pre-Domestication	NuCube Pre-Merger	Combined Company Post-Merger
A shareholder may have a direct right of action against the company where the individual rights personal to that shareholder have been infringed or are about to be infringed.
Stock Ownership Requirement for Derivative Suits; Jury Trials

As noted above, as a general rule, an action for a wrong done to the company may not be brought by a minority shareholder of a Cayman Islands exempted company, save in very limited circumstances. However, if those circumstances exist, the person who brings those proceedings must own shares in the company.

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation provided that such stockholder was a stockholder at the time of the transaction of which such stockholder complains or such stockholder’s stock thereafter devolved upon such stockholder by operation of law, and such stockholder fairly and adequately represents the interests of the corporation and its stockholders.

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation provided that such stockholder was a stockholder at the time of the transaction of which such stockholder complains or such stockholder’s stock thereafter devolved upon such stockholder by operation of law, and such stockholder fairly and adequately represents the interests of the corporation and its stockholders.

Dissent and Appraisal Rights

Under the Companies Act, save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from a merger or consolidation is entitled to payment of the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which they might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. No such dissent rights will be available in respect of the shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed under the Companies Act for written notice of an election to dissent.

Under the DGCL, a stockholder of a corporation has appraisal rights in connection with a merger or consolidation in certain circumstances, unless (among other exceptions) the merger consideration consists solely of shares of stock of the surviving or resulting corporation or of another corporation that is listed on a national securities exchange, or the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 holders and the stockholders receive only listed stock and/or cash in the merger.

Under the DGCL, a stockholder of a corporation has appraisal rights in connection with a merger or consolidation in certain circumstances, unless (among other exceptions) the merger consideration consists solely of shares of stock of the surviving or resulting corporation or of another corporation that is listed on a national securities exchange, or the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 holders and the stockholders receive only listed stock and/or cash in the merger.

SHARES ELIGIBLE FOR FUTURE SALES

Based on the unaudited pro forma combined financial information and the assumptions set out therein and elsewhere in this proxy statement/prospectus, immediately following the consummation of the Business Combination, the Combined Company will have up to 57,641,845 shares of the Combined Company Common Stock issued and outstanding, assuming the No Redemptions Scenario, and that no Launch Two shareholders exercise dissenters’ rights pursuant to the Cayman Islands Companies Act (As Revised), or up to 56,817,653 shares of the Combined Company Common Stock outstanding, and assuming the Maximum Redemptions Scenario. Except with respect to shares of Combined Company Common Stock subject to the Lock-Up Agreements or the Insider Letter Amendment or signatories to the Company Support Agreements, all of the Combined Company Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by the Combined Company’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of shares of the Combined Company Common Stock in the public market could adversely affect prevailing market prices of the Combined Company Common Stock. Prior to the Business Combination, there has been no public market for Combined Company Common Stock. Launch Two has applied for listing of the Combined Company Common Stock on the Nasdaq Stock Market LLC. The Combined Company, NuCube, and Launch Two believe that the Combined Company will satisfy the initial listing requirements of the Nasdaq Stock Market LLC at the Closing, but there can be no assurance such listing will occur. Such listing is a condition to each party’s obligations to consummate the Business Combination. Additionally, the Combined Company cannot assure you that a regular trading market will develop in the Combined Company Common Stock.

Amended and Restated Registration Rights and Resale Registration Statement

Prior to or at the Closing, Launch Two, the Sponsor, and certain NuCube shareholders who are expected to be affiliates of Launch Two immediately after the Closing, will enter into the Amended and Restated Registration Rights Agreement, pursuant to which, upon completion of the Business Combination, the Combined Company Common Stock held by the parties thereto (including shares of the Combined Company Common Stock issuable upon conversion or exchange of other securities) will bear customary demand, piggy-back and shelf registration rights.

Pursuant to the terms of the Amended and Restated Registration Rights Agreement, Launch Two will be obligated to file a registration statement within the Filing Deadline (that is, thirty (30) days of Closing) to register the resale of shares of common stock held by the Holders (as defined therein) after the Closing and to use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the earlier of (A) the filing of the registration statement and (B) the Filing Deadline, and (b) the tenth (10th) business day after the date the Company is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Sales of a large number of shares of the Combined Company Common Stock could cause the prevailing market price of the Combined Company Common Stock to decline. See the section entitled “Risk Factors-Future sales and issuance of shares could result in additional dilution of the percentage ownership of the Combined Company shareholders and cause the market price of the Combined Company’s shares to decline even if the business is doing well”.

Securities Act Restrictions on Resale of the Combined Company Securities

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted the Combined Company Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Combined Company at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Combined Company was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the twelve months (or such shorter period as the Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of the Combined Company Common Stock for at least six months but who are affiliates of the Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of the Combined Company Common Stock then outstanding; or

•        the average weekly reported trading volume of the Combined Company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC reflecting its status as an entity that is not a shell company.

Accordingly, Rule 144 will not be available to holders of shares of Combined Company Common Stock for at least the first twelve months after the Closing. However, as long as the Combined Company satisfies the applicable Exchange Act reporting requirements, Rule 144 should become available for the sale of such shares beginning on the first anniversary of the filing of the Combined Company’s Current Report on Form 8-K reporting the consummation of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of (i) Launch Two, as of November 12, 2026 (the “Ownership Date”), prior to the consummation of the Business Combination, and (ii) the Combined Company, as of immediately following the completion of the Business Combination, assuming that no Public Shares are redeemed (“No Redemptions Scenario”), and, alternatively, that 14,481,950 Public Shares are redeemed in connection with the Business Combination (“Maximum Redemptions Scenario”), with respect to:

•        each person known by Launch Two to be the beneficial owner of more than 5% of the issued and outstanding Ordinary Shares or shares of Combined Company Common Stock on the Ownership Date;

•        each current executive officer of Launch Two and each member of the Launch Two Board, and all such executive officers and directors as a group; and

•        each person who will become an executive officer or director of the Combined Company upon consummation of the transactions, and all such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

Beneficial ownership of Ordinary Shares pre-Business Combination is based on 10,427,928 Ordinary Shares issued and outstanding as of November 12, 2026.

If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by existing shareholders of Launch Two in the Combined Company will be different.

Unless otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned securities.

Ownership Concentration

The NuCube Stockholders will collectively own a majority of the outstanding Combined Company Common Stock under both the “No Redemption” and “Maximum Redemption” scenarios as further described herein. No single stockholder (including members of NuCube’s Management) is expected to individually hold a controlling interest in the Combined Company following the Closing.

For a complete list of beneficial owners of more than 5% of the outstanding Combined Company Common Stock, see “Post-Business Combination Beneficial Ownership Table of the Combined Company” elsewhere in this proxy statement/prospectus.

Pre-Business Combination Beneficial Ownership Table of Launch Two

	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage of Total Outstanding Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class
Launch Two Sponsor LLC(2)(3)	5,749,999	55.00%	1	100.00%	55.00%
Ryan Gilbert(3)	5,749,999	55.00%	1	100.00%	55.00%
James J. McEntee(3)	—	—	—	—	—
Jurgen van de Vyver(3)	—	—	—	—	—
Lynn Eisenhart(3)	—	—	—	—	—
Jeffrey M. Shanahan(3)	—	—	—	—	—

	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage of Total Outstanding Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class
Alfred Pierce III(3)	—	—	—	—	—
Thomas D. Hennessy(3)	—	—	—	—	—
All executive officers, directors and advisors as a group (7 individuals)(2)(3)	5,749,999	55.00%	1	100.00%	55.00%

Other 5% or more holders
Magnetar Parties(4)	1,980,000	5.26%	—	—	5.26%
AQR Parties(5)	1,517,183	6.9%	—	—	6.9%
W. R. Berkley Corporation(6)	1,999,649	5.21%			5.21%

____________

(1)      Unless otherwise noted, the principal business address of each of the following entities or individuals is c/o Launch Two Acquisition Corp., 180 Grand Avenue, Suite 1530, Oakland, California 94612.

(2)      Interests shown consist solely of Founder Shares, consisting of 5,749,999 Class A Ordinary Shares issued to the Sponsor in the Conversion and one Class B Ordinary Share. Such Class B Ordinary Share will automatically convert into Class B Common Stock pursuant to the Domestication and into Combined Company Common Stock in connection with the Closing in accordance with the Interim Charter. All Class A Common Stock will convert into Combined Company Common Stock concurrently with or immediately following the consummation of the Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment.

(3)      Launch Two Sponsor LLC, our Sponsor, is the record holder of such Ordinary Shares. Ryan Gilbert, an advisor, is the sole managing member of Launch Two Sponsor LLC and holds voting and investment discretion with respect to the Ordinary Shares held of record by the Sponsor. Mr. Gilbert disclaims any beneficial ownership of the securities held by the Sponsor, other than to the extent of any pecuniary interest he may have therein, directly or indirectly. All of our officers and directors and our advisors are members of our Sponsor. Each independent director (aside from Thomas D. Hennessy) indirectly holds 15,000 Founder Shares through our Sponsor. Mr. McEntee holds an indirect interest in 525,162 Founder Shares through membership interest in our Sponsor, and Mr. van de Vyver holds an indirect interest in 100,000 Founder Shares through membership interests in our Sponsor. On June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG. Pursuant to the Sponsor Purchase Agreement, HCG is expected to acquire at Closing up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) and 2,250,000 Private Placement Warrants from the Sponsor. In connection with the Sponsor Purchase Agreement and following the execution of the Business Combination Agreement, Thomas Hennessy was appointed to the Launch Two board of directors. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. In connection with the transactions contemplated by the SRX Credit Agreement, at Closing, SRX and SCA shall receive 150,000 Founder Shares and 350,000 Founder Shares, respectively, of the Founder Shares currently held by the Sponsor, and in connection with the October 2026 Non-Redemption Agreements, up to 1,536,366 Founder Shares will be transferred to the NRA Investors upon the Closing, depending on how many months of the October 2026 Extension are utilized.

(4)      According to a Schedule 13G/A filed with the SEC on January 29, 2025 by (i) Magnetar Financial LLC, a Delaware limited liability company (“Magnetar Financial”), (ii) Magnetar Capital Partners LP, a Delaware limited partnership (“Magnetar Capital Partners”), (iii) Supernova Management LLC, a Delaware limited liability company (“Supernova Management”), and (iv) David J. Snyderman, a citizen of the United States (“Mr. Snyderman”, collectively with Magnetar Financial, Magnetar Capital Partners and Supernova Management, the “Magnetar Parties”), in connection with Public Shares held for the following funds (collectively, the “Magnetar Funds”) (a) Magnetar Constellation Master Fund, Ltd, Magnetar Xing He Master Fund Ltd, Magnetar SC Fund Ltd, Purpose Alternative Credit Fund Ltd, all Cayman Islands exempted companies and (b) Magnetar Structured Credit Fund, LP, a Delaware limited partnership and Magnetar Alpha Star Fund LLC, Magnetar Lake Credit Fund LLC, Purpose Alternative Credit Fund — T LLC, all Delaware limited liability companies. Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the Public Shares held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Snyderman. The principal business address of each of the Magnetar Parties is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(5)      According to a Schedule 13G/A filed with the SEC on May 14, 2025 by (i) AQR Capital Management, LLC, a Delaware limited liability company (“AQR”), (ii) AQR Capital Management Holdings, LLC, a Delaware limited liability company (“AQR Holdings”), (iii) AQR Arbitrage, LLC, a Delaware limited liability company (collectively, with AQR and AQR Holdings, the “AQR Parties”). The principal business address of each of the AQR Parties is One Greenwich Plaza, Suite 130, Greenwich, Connecticut 06830.

(6)      According to a Schedule 13G filed with the SEC on November 9, 2026 by W. R. Berkley Corporation. The principal business address of W. R. Berkley Corporation is 475 Steamboat Road Greenwich, Connecticut 06830.

The following table and accompanying footnotes set forth information regarding the beneficial ownership of Launch Two, as of the Ownership Date prior to the consummation of the Business Combination.

Unless otherwise noted in the footnotes to the above table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the securityholders listed above has sole voting and investment power with respect to Ordinary Shares or shares of Launch Two owned by such shareholders.

Post-Business Combination Beneficial Ownership Table of the Combined Company

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Combined Company, as of immediately following the completion of the Business Combination, with respect to the directors, officers and shareholders identified in the narrative disclosure preceding the tabular disclosure immediately above. The expected beneficial ownership of shares of Combined Company Common Stock immediately following completion of the Business Combination are presented assuming two scenarios:

•        Assuming No Additional Redemptions:    This presentation assumes that, after the October 2026 Redemptions, no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to Founder Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•        Assuming Maximum Redemptions:    In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes that 14,481,950 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $156.9 million, assuming a redemption price of $10.83 per share (based on $249.2 million contained in the Trust Account as of August 31, 2026), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Business Combination Agreement, which is waivable by Launch Two and NuCube, that, at the Closing, after giving effect to the completion and payment of Redemptions, Launch Two shall have gross cash or cash equivalents equaling or exceed $75 million (including the net cash proceeds from all Transaction Financings, whether received by Launch Two or NuCube). The “maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to the Combined Company at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.

Both scenarios assume that there will be an aggregate of 28,750,000 Ordinary Shares issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been converted into shares of Combined Company Common Stock in connection with the Domestication and that, at the Closing, 58,785,720 shares of Combined Company Common Stock will be issued to the NuCube Stockholders, including 12,575,000 Earnout Shares issued into escrow at Closing and subject to forfeiture if the Triggering Event is not achieved during the Earnout Period. Both scenarios also give effect to the Preferred Conversion and an estimated Exchange Ratio of 1.3815.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the securityholders listed below has sole voting and investment power with respect to Ordinary Shares or shares of Combined Company Common Stock owned by such shareholders.

		Assuming No Additional Redemptions		Assuming Contractual Maximum Redemptions
Name and Address of Beneficial Owner	Number of Launch Two Ordinary Shares	Number of Combined Company Common Shares	%	Number of Combined Company Common Shares	%
Directors and Officers of Combined Company After Consummation of the Business Combination(1)
Cristian Rabiti(2)	—	1,448,049	1.7%	1,448,049	1.81%
Allen Morgan(3)	—	17,381,251	20.8%	17,381,251	21.71%
Michael Green	—	—	—	—	—
John Faieta	—	—	—	—	—
Thomas D. Hennessy(8)	2,550,000	[•]	[•]	[•]	[•]
Marin Katusa(4)	—	15,165,455	18.2%	15,165,455	18.94%
Tom McGovern	—	—	—	—	—
John Schreiber	—	—	—	—	—
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

All officers and directors as a group (9 persons)	[ ]	[ ]	[ ]	[ ]	[ ]

Five Percent Holders of Combined Company
ALM JPC Ventures, LLC(5)		17,048,572	20.4%	17,048,572	21.30%
Idealab Studio, LLC(6)	—	15,247,647	18.3%	15,247,647	19.05%
Emissions Reduction Corporation(7)	—	15,165,455	18.2%	15,165,455	18.94%
HCG Opportunity III, LLC(8)	2,550,000		%		%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o NuCube Holdings, Inc., 1684 Elk Creek Drive, Idaho Falls, Idaho 83404.

(2)      Includes 383,603 options that will have vested within 60 days of June 30, 2026.

(3)      Includes (i) 354,987 shares held by Idealabx1, L.P., (ii) 4,151,192 shares held by SelectX III, L.P. (“SelectX”), (iii) 12,195,163 shares held by Arizona Nuclear Ventures SPV 1, LLC (“ANV”), (iv) 332,679 shares subject to a warrant held by Idealab AZ, Inc., and (v) 240,976 shares subject to a warrant held by ALM JPC Ventures, LLC that will have vested within 60 days of June 30, 2026. Mr. Morgan is the chairman and CEO of Idealab AZ, Inc. and a managing member of ALM JPC Ventures, LLC. ALM JPC Ventures, LLC is the managing member of each of ANV and Idealabx GP, LLC. Idealabx GP, LLC is the general partner of each of Idealabx1, L.P. and SelectX. Mr. Morgan may be deemed to have beneficial ownership over the securities beneficially owned by the foregoing entities. Mr. Morgan disclaims beneficial ownership of any securities beneficially owned by the foregoing entities, in each case except to the extent of any pecuniary interest therein.

(4)      Includes 15,165,455 shares held by Emissions Reduction Corporation (“ERC”). Mr. Katusa is a director of ERC and may be deemed to have beneficial ownership over the securities held of record by ERC. Mr. Katusa disclaims beneficial ownership of any securities held of record by ERC, except to the extent of any pecuniary interest therein.

(5)      Includes (i) 354,987 shares held by Idealabx1, L.P., (ii) 4,151,192 shares held by SelectX, (iii) 12,195,163 shares held by ANV, and (iv) 240,976 shares subject to a warrant held by ALM JPC Ventures, LLC that will have vested within 60 days of June 30, 2026. ALM JPC Ventures, LLC is the managing member of each of ANV and Idealabx GP, LLC. Idealabx GP, LLC is the general partner of each of Idealabx1, L.P. and SelectX. Messrs. Allen Morgan and Jonathan Cohen are the co-managing members of ALM JPC Ventures, LLC, and each of them may be deemed to have beneficial ownership over the securities beneficially owned by ALM JPC Ventures, LLC. Messrs. Morgan and Cohen each disclaims beneficial ownership of any securities beneficially owned by ALM JPC Ventures, LLC, in each case except to the extent of any pecuniary interest therein. The business address of ALM JPC Ventures, LLC is 3219 E. Camelback Rd., #812, Phoenix, AZ 85018.

(6)      Idealab Studio has a board of managers comprised of Bill Gross, Allen Morgan, and Howard Morgan. The board of managers acts by majority consent so no single person has sole voting or dispositive authority over such securities. Messrs. Gross, Allen Morgan, and Howard Morgan each disclaims beneficial ownership of the securities held by Idealab Studio, except to the extent of his pecuniary interest therein. The business address of Idealab Studio is 130 West Union Street, Pasadena, CA 91103.

(7)      The business address of ERC is c/o Carbon Royalty Canada Limited, 2400, 525 — 8th Avenue S.W., Calgary, AB T2P 1G1, Canada.

(8)      Includes up to 2,550,000 Founder Shares (subject to further reduction by 50% of any Founder Shares transferred to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements) expected to be acquired by HCG pursuant to the Securities Purchase Agreement, dated June 25, 2026, by and between Sponsor and HCG, upon the closing thereof. Thomas D. Hennessy is the managing member of HCG and may be deemed to beneficially own the securities held by HCG. Mr. Hennessy disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board.

The following table sets forth the name, age and position of each of the expected directors and executive officers of the Combined Company upon consummation of the Business Combination:

Name	Age	Position(s)
Executive Officers
Cristian Rabiti	53	Co-Founder, Chief Executive Officer, President, and Director
Allen Morgan	73	Executive Chairman and Director
Michael Green	63	Chief Legal Officer and Corporate Secretary
John Faieta	56	Senior Director of Finance and Treasurer

Non-Employee Directors
Thomas D. Hennessy	41	Director
Marin Katusa	47	Director
Tom McGovern	63	Director
John Schreiber	56	Director
[•]	[•]	Director

Executive Officers

Cristian Rabiti is the Co-Founder of NuCube and has served as its Chief Executive Officer since December 2023, its President since May 2026, and as a member of NuCube’s Board of Directors since June 2023. He previously served as NuCube’s Chief Technology Officer from June 2023 to December 2023. Effective upon the Closing of the Business Combination, Dr. Rabiti will be the Chief Executive Officer and President of the Combined Company and will serve on the Combined Company Board. Prior to joining NuCube, Dr. Rabiti served as Vice President of U.S. Market Business Development at Ultra Safe Nuclear Corporation from 2021 to 2023. From 2020 to 2021, he was a part-time technical advisor at the Nuclear Energy Institute, and from 2016 until 2021, Dr. Rabiti held numerous roles at the Idaho National Laboratory, most recently serving as a Relationship Manager from 2019 to 2021 and a Department Manager from 2015 to 2019. He earned his Diplôme d’études approfondies (M.S.) from the Université Evry Val Essonne, his Laurea (M.S.) in Nuclear Engineering from the University of Bologna, and his Ph.D. in mechanical engineering from the University of Stuttgart. Dr. Rabiti also obtained an International Executive M.B.A. from IE Business School in Madrid. Dr. Rabiti is qualified to serve on the Combined Company Board due to his extensive industry experience and institutional knowledge of NuCube.

Allen Morgan has served on NuCube’s Board of Directors since 2023 and as its Executive Chairman since March 2026. Mr. Morgan was initially appointed to NuCube’s Board of Directors in connection with NuCube’s Series Seed Preferred Stock financing in 2023. Effective upon the Closing of the Business Combination, Mr. Morgan will be the Executive Chairman of the Combined Company. Mr. Morgan is currently the Chairman and Chief Executive Officer of Idealab, as well as the co-manager of numerous affiliated investment entities. Since 2008, he has been a member of the Board of Directors of Idealab Studio, LLC (and its processor, Idealab), where NuCube was incubated. Additionally, Mr. Morgan has served as the managing member of ALM JPC Ventures, LLC since 2019. From 1999 to 2012, Mr. Morgan was Managing Director, Venture Partner, and Venture Advisor at Mayfield Fund, and prior to that, he practiced law as a partner at Latham & Watkins LLP from 1997 to 1999, as a partner at Wilson, Sonsini, Goodrich & Rosati PC from 1983 to 1997, and as an associate at Brobeck, Phleger & Harrison LLP from 1981 to 1983. Mr. Morgan earned his A.B. from Dartmouth College, his B.A. and M.A. from Oxford University, and his J.D. from the University of Virgina School of Law. Mr. Morgan is qualified to serve on the Combined Company Board due to his institutional knowledge of NuCube and investment expertise.

Michael Green has served as NuCube’s Chief Legal Officer and Corporate Secretary since April 2026. Effective upon the Closing of the Business Combination, Mr. Green will be the Chief Legal Officer and Corporate Secretary of the Combined Company. Prior to joining NuCube, he was Deputy General Counsel, Strategic Execution of Oklo, Inc. from 2025 to 2026, Vice President, Deputy General Counsel of TerraPower LLC from 2022 to 2025, and General Manager Nuclear Policy and Associate General Counsel of Pinnacle West Capital Corp. (and its subsidiary, Arizona Public Service Company) from 2006 to 2022. Mr. Green is also a 20-year veteran of the U.S. Navy, having served as a Naval Flight Officer and Judge Advocate General’s Corps officers in various positions worldwide. Mr. Green received his B.S. in Aerospace Engineering from the University of Southern California, his J.D. from Southwestern University School of Law, and his Master of Laws, International Environmental Law, from George Washington University.

John Faieta has served as NuCube’s Senior Director of Finance and Treasurer since May 2026. Effective upon the Closing of the Business Combination, Mr. Faieta will be the Senior Director of Finance and Treasurer of the Combined Company and serve as its Principal Financial Officer and Principal Accounting Officer. Prior to joining NuCube, Mr. Faieta was the Founder and Principal of Faieta Consulting from 2025 to 2026. From 2023 to 2025, he served as the Chief Financial Officer of Azira LLC, and from 2021 to 2023, he was the Controller of Near Intelligence. Prior to that, Mr. Faieta spent ten years at UberMedia, Inc., from 2011 through 2021, serving as its Chief Financial Officer and Treasurer. Mr. Faieta earned his B.S. in Economics and Finance from Humboldt State University and his M.B.A from Pepperdine University. He is a Certified Public Accountant.

Non-Employee Directors

Thomas D. Hennessy has served on the Board of Directors of Launch Two since June 2026. Upon the consummation of the Business Combination, he will serve on the Combined Company Board. Mr. Hennessy currently serves as a Managing Partner of Growth Strategies of Hennessy, an alternative investment firm founded in 2013 that focuses on investing in industrial, infrastructure, real estate and sustainable technologies. Since February 2026, Mr. Hennessy has served as President and director of Hennessy VIII. Since January 2025, Mr. Hennessy has also served as President, Chief Operating Officer, and director of Hennessy VII. Mr. Hennessy has previously served as a Chairman and CEO of Global Technology Acquisition Corp. I, a special purpose acquisition company. Since August 2023, Mr. Hennessy has served as chief executive officer and a director of Compass Digital Acquisition Corp., a special purpose acquisition company. Mr. Hennessy has previously served as a director of TortoiseEcofin Acquisition Corporation III, a special purpose acquisition company. Mr. Hennessy has previously served as Chairman and Chief Executive Officer of two, a special purpose acquisition company, which in March 2024 closed a business combination agreement with LatAm Logistic Properties S.A. (NYSE: LPA), a leading developer, owner, and manager of institutional quality, class A industrial and logistics real estate in Central and South America. Mr. Hennessy has previously served as a director of Jaguar Global Growth Corporation I, a SPAC, which in October 2023 closed a business combination with Captivision Inc. (Nasdaq: CAPT), a leading designer and manufacturer of architectural media display glass. Mr. Hennessy has previously served as a director of 7GC & Co. Holdings, a SPAC, which in December 2023 closed a business combination with Banzai International Inc. (Nasdaq: BNZI), a leading marketing technology company that provides data-driven marketing and sales solutions. Previously, Mr. Hennessy served as Chairman, Co-Chief Executive Officer, and President of PropTech Acquisition Corporation’s business combination with Porch Group Inc. (Nasdaq: PRCH) in 2020 and subsequently served as an independent director of Porch Group. Mr. Hennessy previously served as a Portfolio Manager of Abu Dhabi Investment Authority (ADIA) and prior to that as an Investment Associate for Sam Zell’s Equity International. Mr. Hennessy started his career in the Investment Bank at Credit Suisse. Mr. Hennessy holds a B.A. degree from Georgetown University and an MBA from the University of Chicago Booth School of Business. Mr. Hennessy is qualified to serve on the Combined Company Board due to his expertise in mergers and acquisitions, investments, and special purpose acquisition companies, as well as his prior experience serving on public company boards of directors.

Marin Katusa has served as a director of the Board of Directors of NuCube since 2025. Upon the consummation of the Business Combination, he will serve on the Combined Company Board. Mr. Katusa has served as the Founder and Chairman of Katusa Research since 2015 and as the Co-Chair of the Board of Directors of Emissions Reduction Corp. since 2022. He is the author of the 2014 New York Times Best Seller The Colder War and the 2021 #1 Best Seller Rise of America. Mr. Katusa has successfully managed numerous funds since 2006 to 2019. Mr. Katusa received his B.S. in Mathematics from the University of British Columbia. Mr. Katusa’s industry knowledge and experience qualifies him to serve on the Combined Company Board.

Tom McGovern has served as a director of the Board of Directors of NuCube since 2025. Upon the consummation of the Business Combination, he will serve on the Combined Company Board. Mr. McGovern has been a Managing Director of Idealab since 2010 and of Idealab Studio, LLC since its founding in 2018. Since 2010, he has led Idealab’s efforts and investments in clean energy. Earlier in his career, Mr. McGovern co-founded several technology startups, including The Internet Mall, Petsmart.com, and PerfectMarket.com. and served as an executive for Time Warner. Mr. McGovern began his career at Price Waterhouse (now known as PricewaterhouseCoopers) and is a licensed Certified Public Accountant (non-practicing). He holds a B.S. from the University of Colorado and a M.B.A. from Harvard Business School. Mr. McGovern’s institutional knowledge and his accounting background qualify him to serve on the Combined Company Board.

John Schreiber has served as a director of the Board of Directors of NuCube since 2025. Upon the consummation of the Business Combination, he will serve on the Combined Company Board. Mr. Schreiber has served as the President of Desert Norseman Holdings, LLC, an investment holding company, since 2020. Previously, from 2018 to 2020, he was the President of Allstate Identity Protection, and from 2016 to 2018, he was the Chief Executive Officer of InfoArmor, Inc. Mr. Schreiber received his B.S. in Mechanical Engineering from the University of Washington and his M.B.A. from Harvard Business School. Mr. Schreiber’s industry knowledge, as well as his investment expertise, qualifies him to serve on the Combined Company Board.

Family Relationships

There are no other family relationships among any of the individuals who shall serve as directors or executive officers of the Combined Company following the consummation of the Business Combination.

Board Composition and Board Responsibilities

The Combined Company Board will manage the business and affairs of Combined Company, as provided by Delaware law, and will conduct its business through meetings of the board of directors and its standing committees. Assuming the election of the nominees set forth in the “Director Election Proposal (Proposal 7)” it is anticipated that, upon the consummation of the Business Combination, the Combined Company Board will consist of seven members; provided, that at least a majority of the Combined Company Board will qualify as independent directors (as such term is defined under Nasdaq rules).

The primary responsibilities of the Combined Company Board will be to provide risk oversight and strategic guidance to Combined Company and to counsel and direct Combined Company’s management. The Combined Company Board will meet on a regular basis and will convene additional meetings, as required. Additionally, the Combined Company Board will be responsible for oversight of the Combined Company’s risk management process. As discussed below, the Combined Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. For example, the audit committee of the Combined Company Board will be responsible for overseeing the management of risks associated with the Combined Company’s financial reporting, accounting, and auditing matters, the compensation committee of the Combined Company Board will oversee the management of risks associated with compensation policies and programs, and the nominating and corporate governance committee of the Combined Company Board will oversee risks related to the Combined Company’s corporate governance practices.

Staggered Board

In accordance with the terms of the Proposed Charter and Proposed Bylaws that will become effective upon the consummation of the Business Combination, the Combined Company Board will be divided into three staggered classes of directors and each director will be assigned to one of the three classes. At each regularly-scheduled annual meeting of the stockholders, one class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the regularly-scheduled annual meeting of stockholders to be held during the years 2027 for Class I directors, 2028 for Class II directors and 2029 for Class III directors.

•        Combined Company’s Class I directors will be Marin Katusa and [•];

•        Combined Company’s Class II directors will be Thomas Hennessy and John Schreiber; and

•        Combined Company’s Class III directors will be Tom McGovern, Allen Morgan, and Cristian Rabiti.

The Proposed Charter and the Combined Company Bylaws that will each become effective upon the consummation of the Business Combination will provide that the number of directors that constitutes the Combined Company Board shall be fixed from time to time by a resolution adopted by the majority of the Combined Company Board. If the number of directors is thereafter changed, any increase or decrease in directorships will be apportioned among the classes by the Combined Company Board so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Combined Company Board will shorten the term of any incumbent director.

The division of the Combined Company Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of Combined Company management or a change in control.

Director Independence

Launch Two has applied for the listing of the Combined Company Common Stock on Nasdaq in connection with the closing of the Business Combination. As a result, assuming that Nasdaq approves Launch Two’s initial listing application, the Combined Company will adhere to the listing rules of Nasdaq in determining whether a director is independent. The Nasdaq listing rules generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The parties have determined that each of [•], [•], [•], and [•] will be considered independent directors of Combined Company. The Combined Company’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Committees

At the Closing, the Combined Company Board will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate under a written charter to be effective following the Closing of the Business Combination and which will be made publicly available on the Combined Company’s investor website. In addition, from time to time, the Combined Company Board may establish additional committees, including special committees when necessary to address specific issues. The Combined Company’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus. The composition and responsibilities of each of the committees of the Combined Company Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Combined Company Board.

Audit Committee

Following the Business Combination, the Combined Company audit committee will consist of [•], [•], and [•], with [•] serving as the committee’s chair. The functions of the audit committee include:

•        appointing, approving the compensation of, and assessing the independence of the Combined Company’s independent registered public accounting firm;

•        pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by the Combined Company’s independent registered public accounting firm;

•        reviewing the overall audit plan with the Combined Company’s independent registered public accounting firm and members of management responsible for preparing the Combined Company’s financial statements;

•        reviewing and discussing with management and the Combined Company’s independent registered public accounting firm the Combined Company’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by the Combined Company;

•        coordinating the oversight and reviewing the adequacy of the Combined Company’s internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•        recommending based upon the audit committee’s review and discussions with management and the Combined Company’s independent registered public accounting firm whether the Combined Company’s audited financial statements shall be included in its Annual Report on Form 10-K;

•        monitoring the integrity of the Combined Company’s financial statements and the Combined Company’s compliance with legal and regulatory requirements as they relate to the Combined Company’s financial statements and accounting matters;

•        preparing the audit committee report required by SEC rules to be included in the Combined Company’s annual proxy statement;

•        reviewing all related persons transactions for potential conflict of interest situations and approving all such transactions; and

•        reviewing quarterly earnings releases.

All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. The Combined Company Board has determined that [•]qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, the Combined Company Board considered the nature and scope of experience that [•] has previously had. The designation as an audit committee financial expert does not impose upon such designee any duties, obligations, or liabilities that are greater than those of any other member of the audit committee and the Combined Company Board. The Combined Company Board has determined that all of the directors that will become members of the audit committee following the Business Combination satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both Combined Company’s independent registered public accounting firm and management will periodically meet privately with the audit committee.

Compensation Committee

Following the Business Combination, the Combined Company compensation committee will consist of [•], [•], and [•], with [•] serving as the committee’s chair. The functions of the compensation committee will include:

•        annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of the Combined Company’s Chief Executive Officer;

•        evaluating the performance of the Combined Company’s Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of the Combined Company’s Chief Executive Officer and (ii) reviewing and approving grants and awards to the Combined Company’s Chief Executive Officer under equity-based plans;

•        reviewing and approving the compensation of the Combined Company’s other executive officers;

•        reviewing and establishing the Combined Company’s overall management compensation, philosophy and policy;

•        overseeing and administering the Combined Company’s compensation and similar plans;

•        evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;

•        reviewing and approving the Combined Company’s policies and procedures for the grant of equity-based awards;

•        reviewing and recommending to the board of directors the compensation of the Combined Company’s directors;

•        preparing the Combined Company’s compensation committee report if and when required by SEC rules;

•        reviewing and discussing annually with management the Combined Company’s “Compensation Discussion and Analysis,” if and when required, to be included in the Combined Company’s annual proxy statement;

•        reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters; and

•        administering the Combined Company’s compensation recovery policy.

The Combined Company Board has determined that all of the directors that will become members of the compensation committee following the Business Combination satisfy the relevant independence requirements for service on the compensation committee set forth in the rules of the SEC and the Nasdaq listing rules. Additionally, each member of the Combined Company’s compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

Following the Business Combination, the Combined Company’s nominating and corporate governance committee will consist of [•], [•], and [•], with [•] serving as the committee’s chair. The functions of the nominating and corporate governance committee will include:

•        developing and recommending to the Combined Company Board criteria for board and committee membership;

•        establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•        reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise Combined Company;

•        identifying individuals qualified to become members of the board of directors;

•        recommending to the Combined Company Board the persons to be nominated for election as directors and to each of the board’s committees;

•        developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•        overseeing the evaluation of the Combined Company Board and management.

The Combined Company Board has determined that all of the directors that will become members of the nominating and corporate governance committee following the Business Combination qualify as independent under the applicable Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the members of the Combined Company’s compensation committee is, or has at any time during the prior three years been, one of the Combined Company’s officers or employees. None of the Combined Company’s executive officers currently serves, or has in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Combined Company Board or the Combined Company compensation committee.

Code of Business Conduct and Ethics

The Combined Company Board intends to adopt a Code of Business Conduct and Ethics in connection with the Business Combination. The Code of Business Conduct and Ethics will apply to all of the Combined Company’s employees, officers (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants, and will be available on the Combined Company’s website at https://www.[•].com. The Combined Company intends to disclose future amendments to certain provisions of its Code of Business Conduct and Ethics on its website. The inclusion of the Combined Company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on the Combined Company’s website into this proxy statement/prospectus, and you should not consider that information a part of this proxy statement/prospectus.

EXECUTIVE COMPENSATION OF NUCUBE

Overview

Unless the context otherwise requires, any reference in this section “NuCube” refers to NuCube prior to the consummation of the Business Combination and to the Combined Company and its consolidated subsidiaries following the Business Combination. In this section, “we,” “us” and “our” generally refer to NuCube in the present tense or the Combined Company from and after the Business Combination.

As an emerging growth company, NuCube has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act. Pursuant to such disclosure rules, NuCube is required to provide compensation paid to or earned by NuCube’s named executive officers for the fiscal years ended December 31, 2025 (“fiscal 2025”) and December 31, 2024 (“fiscal 2024”). The NEOs consist of NuCube’s principal executive officer and its next two most highly compensated executive officers (other than the principal executive officer) serving as executive officers as of December 31, 2025. Allen Morgan was appointed Executive Chairman in March 2026. Prior to such appointment, he served as a non-executive member of NuCube’s Board of Directors. Similarly, because Michael Green and John Faieta joined NuCube in April 2026 and May 2026, respectively, they did not receive any compensation from NuCube during fiscal 2025 or fiscal 2024 that is reportable under Item 402 of Regulation S-K. Accordingly, NuCube’s only NEO with reportable compensation for fiscal 2025 and fiscal 2024 is Cristian Rabiti, NuCube’s Co-Founder, Chief Executive Officer, President and Director. Dr. Rabiti’s fiscal 2025 and fiscal 2024 compensation is detailed in the Summary Compensation Table and accompanying footnotes and narrative that follow. Additionally, the material components of the compensation arrangements with each of Mr. Morgan, Mr. Green, and Mr. Faieta are also described below.

Unless otherwise stated, all references in the following sections and tables to compensation earned, including stock options, relate to compensation provided by NuCube. To date and except as noted below, executive officer compensation has primarily consisted of a combination of base salary and long-term incentive compensation in the form of stock options. Executive officers, like all full-time employees, are eligible to participate in NuCube’s health, welfare, and retirement benefit plans. Following the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, motivate, and retain individuals who contribute to the long-term success of the Combined Company. Accordingly, the following discussion contains forward-looking statements that are based on NuCube’s current plans, considerations, expectations, and determinations regarding the Combined Company’s future compensation programs. The actual amount and form of compensation and the compensation policies and practices that the Combined Company adopts in the future may differ materially from currently planned programs as summarized in this discussion.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to Dr. Rabiti, NuCube’s only NEO, during fiscal 2025 and fiscal 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cristian Rabiti	2025	290,000	—	—	79,388	—	—	—	369,388
Co-Founder, President and Chief Executive Officer	2024	290,000	—	—	—	—	—	—	290,000

____________

(1)      In accordance with SEC rules, the amount in this column reflects the aggregate grant date fair value of stock options granted to the NEO during fiscal 2025 computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, rather than the amounts paid or realized by them. Information regarding the assumptions used to calculate the value of all stock options made in Note 10 to NuCube’s audited financial statements for the fiscal year ended December 31, 2025 included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by Dr. Rabiti upon the exercise of the stock options or any sale of the underlying shares.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, NuCube seeks to provide a base salary level designed to reflect each executive officer’s skill set, experience, role, and responsibilities. Historically, initial base salaries have been approved by NuCube’s Board of Directors at the time of an executive officer’s hire. Accordingly, NuCube’s Board of Directors approved Dr. Rabiti’s initial base salary of $290,000 in connection with his hiring as NuCube’s Chief Technology Officer; his base salary was subsequently increased to $327,700, effective as of December 19, 2025, to represent his increased role, responsibilities, and contributions to NuCuibe.

Bonuses and Cash Incentive Compensation

Except with respect to the Officer Bonuses (as defined and described below), NuCube has historically not provided (i) ad hoc or other special cash bonuses or (ii) performance-based cash incentive compensation.

Long-Term Equity Incentive Compensation

NuCube believes that equity awards promote retention, help incentivize long-term company performance, create a culture of ownership, and align the interests of the executive officers and its stockholders. Except with respect to the Rabiti RSAs (as defined and described below), NuCube’s equity awards historically have been in the form of stock options that are subject to time-based vesting requirements. Accordingly, for the fiscal year ended December 31, 2025, Dr. Rabiti was granted 672,074 stock options that vest over a four-year period, with 25% of the stock options cliff vesting on the first anniversary of the vesting commencement date and the remaining stock options vesting in 1/48 monthly installments thereafter. Dr. Rabiti’s outstanding equity awards as of December 31, 2025 are set forth in the “Outstanding Equity Awards at Fiscal 2025 Year-End” table below.

In May 2026, NuCube’s Board of Directors approved amendments to the vesting schedules of all outstanding stock options (as of May 20, 2026) to provide for certain double-tripper acceleration provisions. Specifically, the amended provisions provide that 50% of then-unvested shares subject to the stock option will accelerate and vest upon the termination of an option holder’s service relationship (i) by NuCube without “cause” or (ii) by the option holder for “good reason,” in each case, that occurs within 12 months after a “change in control.”

Retirement, Perquisites, and Personal Benefits

NuCube currently maintains a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”) for its employees, including its executive officers, who satisfy certain eligibility requirements. NuCube’s executive officers are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The 401(k) Plan is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. NuCube believes that providing a vehicle for tax-deferred retirement savings through its 401(k) Plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its executive officers, in accordance with its compensation policies. NuCube may make discretionary matching contributions under the 401(k) Plan; the amount of any discretionary matching contributions, if any, is determined by NuCube. Other than the 401(k) Plan, NuCube does not provide any qualified or non-qualified retirement or deferred compensation benefits to its employees, including its executive officers.

All NuCube employees, including executive officers, are eligible to participate in NuCube’s health and welfare plans, including medical, dental, and vision benefits. NuCube historically has not provided any perquisites or other personal benefits to its executive officers.

Employment Arrangements in Place Prior to the Business Combination

Cristian Rabiti Offer Letter

Dr. Rabiti and NuCube are parties to that certain Offer Letter, dated as of May 12, 2023 (the “Rabiti Offer Letter”). Pursuant to the Rabiti Offer Letter, Dr. Rabiti was entitled to an annual base salary of $290,000; as noted above, Dr. Rabiti’s annual base salary was subsequently increased to $327,700. Additionally, under the Rabiti Offer Letter, Dr. Rabiti received 593,000 shares of restricted NuCube Common Stock (the “Rabiti RSAs”) in exchange for a payment of $5.93 in accordance with the Restricted Common Stock Purchase Agreement, dated as of May 22, 2023, as amended by Amendment No. 1 to Restricted Stock Purchase Award Notice and Restricted Stock Purchase Agreement, dated as of May 22, 2023. The Rabiti RSAs vested 25% on the first anniversary of the vesting commencement date, with the remaining shares vesting in 1/48 monthly installments thereafter.

The Rabiti Offer Letter also provided for certain severance benefits. Specifically, in the event that Dr. Rabiti’s employment would have been terminated by NuCube with “cause” (as defined therein) during the first 24 months of his employment, he would have been entitled to a discretionary severance payment in the amount of the portion of his annual base salary equal to the applicable Specified Percentage (as defined below), in exchange for and in accordance with the terms of a separation agreement and release of claims in favor of NuCube. As used therein, a “Specified Percentage” meant (i) 50% of Dr. Rabiti’s first year base salary if his employment was terminated prior to the first anniversary of his hire date or (ii) 33% of his first year base salary if his employment was terminated on or after the first anniversary and prior to the second anniversary of his hire date.

In connection with his hire, Dr. Rabiti also entered into NuCube’s standard form of Employee Confidentiality and Non-Disclosure Agreement.

Cristian Rabiti Incentive Bonus Letter Agreement

On May 11, 2026, NuCube provided Dr. Rabiti with a Letter Agreement that set forth the terms of Dr. Rabiti’s “Public Closing” (as defined therein and which would include the Closing) incentive bonus, as approved by NuCube’s Board of Directors (the “Rabiti Incentive Bonus Letter Agreement”). Specifically, Dr. Rabiti will be eligible to receive an incentive bonus consisting of (i) a one-time cash bonus of up to $131,080 and (ii) a RSU award with a grant date fair value of up to $131,080 (the “Rabiti Incentive Bonus”), in each case subject to and based upon NuCube’s achievement of the “Public Closing,” Dr. Rabiti’s individual performance, and company performance (as determined by NuCube). Any RSUs granted in connection with the Rabiti Incentive Bonus will vest 100% on the later of (i) the expiration of the lock-up period applicable to NuCube’s stockholders and (ii) the effective date of a Registration Statement on Form S-8 relating to the offer and sale of shares issuable under the Incentive Plan, in each case subject to Dr. Rabiti’s continued service through the vesting date.

Allen Morgan Stock Purchase Warrant

In connection with Mr. Morgan’s appointment as Executive Chairman, on March 6, 2026, NuCube issued a Company Warrant to ALM JPC Ventures, LLC to purchase 598,050 shares of Company Stock at a price of $0.17 per share (the “Executive Chairman Company Warrant”). Mr. Morgan is the managing member of ALM JPC Ventures, LLC, and as detailed therein, the Executive Chairman Company Warrant was issued in consideration of the prior and/or future services of Mr. Morgan in his capacity as Executive Chairman and as a member of NuCube’s Board of Directors. The Executive Chairman Company Warrant vests in 24 equal monthly installments commencing on January 1, 2026; provided, however, that the Executive Chairman Company Warrant will cease to vest if Mr. Morgan’s service as Executive Chairman and as a member of NuCube’s Board of Directors terminates. Additionally, the Executive Chairman Company Warrant will automatically vest in full upon a change of control or Public Listing (as defined therein).

Michael Green Offer Letter

Mr. Green and NuCube are parties to that certain Offer Letter, dated as of April 2, 2026 (the “Green Offer Letter”). Pursuant to the Green Offer Letter, Mr. Green is entitled to an annual base salary of $320,000 for his service as Chief Legal Officer and is eligible to participate in the 401(k) Plan and receive the benefits that are generally available to all NuCube employees. Additionally, under the Green Offer Letter, Mr. Green received (i) an award of 110,000 stock options, which such stock options vest 25% on the first anniversary of the vesting commencement date of April 20, 2026 and the remaining shares vesting in 1/48 monthly installments thereafter, and (ii) a one-time cash bonus of $50,000 (the “Green Cash Bonus”). Notwithstanding the foregoing, if Mr. Green voluntarily resigns without “Good Reason” or if NuCube terminates his employment with “Cause” (each as defined in the Company Equity Plan), Mr. Green will be obligated to repay to NuCube the full Green Cash Bonus within seven business days of his last day of employment.

The Green Offer Letter also provides for an incentive bonus in the form of cash and restricted stock units (“RSUs”) in the event NuCube successfully completes a “Public Closing” (as defined in the Green Offer Letter and which would include the Closing). Specifically, if NuCube achieves a Public Closing, Mr. Green will be entitled to (i) a one-time cash bonus of $150,400 and (ii) a RSU award with a grant date fair value of $150,400 (the “Green Incentive Bonus” and, the Green Cash Bonus, the “Green Bonuses”). Any RSUs granted in connection with the Green Incentive Bonus will vest 100% on the later of (i) the expiration of the lock-up period applicable to NuCube’s stockholders and (ii) the effective date of a Registration Statement on Form S-8 relating to the offer and sale of shares issuable under the Incentive Plan, in each case subject to Mr. Green’s continued service through the vesting date.

In connection with his hire, Mr. Green also entered into NuCube’s standard form of Employee Confidentiality and Non-Disclosure Agreement.

John Faieta Offer Letter

Mr. Faieta and NuCube are parties to that certain Offer Letter, dated as of May 14, 2026 (the “Faieta Offer Letter”). Pursuant to the Faieta Offer Letter, Mr. Faieta is entitled to an annual base salary of $240,000 for his service as Senior Director of Finance and is eligible to participate in the 401(k) Plan and receive the benefits that are generally available to all NuCube employees. Additionally, under the Faieta Offer Letter, Mr. Faieta received an award of 65,000 stock options, which such stock options vest 25% on the first anniversary of the vesting commencement date of May 4, 2026, with the remaining shares vesting in 1/48 monthly installments thereafter.

In connection with his hire, Mr. Faieta also entered into NuCube’s standard form of Employee Confidentiality and Non-Disclosure Agreement.

John Faieta Incentive Bonus Letter Agreement

On May 11, 2026, NuCube provided Mr. Faieta with a Letter Agreement that set forth the terms of Mr. Faieta’s “Public Closing” (as defined therein and which would include the Closing) incentive bonus, as approved by NuCube’s Board of Directors (the “Faieta Incentive Bonus Letter Agreement” and, together with the Faieta Offer Letter, the “Faieta Compensation Arrangements”). Specifically, Mr. Faieta will be eligible to receive an incentive bonus consisting of (i) a one-time cash bonus of up to $72,000 and (ii) a RSU award with a grant date fair value of up to $72,000 (the “Faieta Incentive Bonus” and, together with the Rabiti Incentive Bonis and the Green Bonuses, the “Officer Bonuses”), in each case subject to and based upon NuCube’s achievement of the “Public Closing,” Mr. Faieta’s individual performance, and company performance (as determined by NuCube). Any RSUs granted in connection with the Faieta Incentive Bonus will vest 100% on the later of (i) the expiration of the lock-up period applicable to NuCube’s stockholders and (ii) the effective date of a Registration Statement on Form S-8 relating to the offer and sale of shares issuable under the Incentive Plan, in each case subject to Mr. Faieta’s continued service through the vesting date.

Employment Arrangements in Place Following the Business Combination

Cristian Rabiti Employment Agreement and Non-Compensation and Non-Solicitation Agreement

On June 25, 2026, NuCube and Dr. Rabiti entered into a new Employment Agreement (the “CEO Employment Agreement”) to set forth the terms of Dr. Rabiti’s compensation and employment as NuCube’s Chief Executive Officer, which shall become effective as of the Closing of the Business Combination. In the event that the Closing does not occur or the Business Combination Agreement is terminated, the CEO Employment Agreement shall be void and shall not have any force or effect. Once it becomes effective, Dr. Rabiti shall serve as the Chief Executive Officer of NuCube, the Combined Company, and their respective subsidiaries, and the CEO Employment Agreement shall have an indefinite term and will be in place until it is terminated by NuCube or Dr. Rabiti, in each case pursuant to the terms of the CEO Employment Agreement.

Pursuant to the CEO Employment Agreement, Dr. Rabiti is entitled to a base salary of $450,000 and will be eligible to participate in an annual incentive bonus program with a target annual bonus of 100% of his base salary (the “Target Bonus”), and his actual annual incentive bonus will be determined based on company and personal performance. Dr. Rabiti will also be eligible to participate in the Combined Company’s long-term incentive program. In consideration for services leading to the Closing and thereafter, pursuant to the CEO Employment Agreement, following the Closing, Dr. Rabiti will be entitled to an initial equity award in the form of RSUs (the “Initial RSUs”) under the Incentive Plan, in respect of the Combined Company Common Stock, with the number of shares underlying the Initial RSUs to have a grant date value of $21,428,500, determined based on the trading price of the Combined Company’s Common Stock as of the opening of trading on the grant date (the “Target RSU Value”). One third of the Initial RSUs shall vest on the first anniversary of the date of grant and the remainder shall vest in equal monthly installments over the succeeding twenty-four months, in each case subject to Dr. Rabiti’s continued employment through the applicable vesting date. Dr. Rabiti is also entitled to participate in the health and welfare benefit plans that are generally available to other executive officers.

The CEO Employment Agreement provides for certain severance and change-of-control benefits. Specifically, if Dr. Rabiti’s employment without “Cause” or if he resigns for “Good Reason” (each as defined in the CEO Employment Agreement), Dr. Rabiti is entitled to receive, subject to his execution of a valid release of claims, severance equal to his base salary for a period of 12 months, continued coverage under the health and welfare plans for 12 months at the then-current active employee rate for senior executives, an amount equal to his Target Bonus prorated by the portion of the applicable performance period completed through the date of Dr. Rabiti’s termination of employment (a “Pro-Rated Bonus”) and acceleration of 18 months of additional time-based vesting for any then outstanding equity awards (“Accelerated Vesting”). If Dr. Rabiti’s employment is terminated without Cause, or if he resigns for Good Reason (i) within one year following the Closing or (ii) during a period beginning 90 days before and ending one year after a “Change in Control” (as defined in the CEO Employment Agreement) (as applicable, a “CIC Qualifying Termination”), Dr. Rabiti would be entitled to the same severance, subject to his execution of a valid release of claims, except that his base salary and health care continuation eligibility will be increased to 18 months and any time-based equity awards shall accelerate in full. If Dr. Rabiti’s employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, a Pro-Rated Bonus and Accelerated Vesting, and if the Initial RSUs have not been granted prior to such termination, subject to applicable securities laws and listing exchange requirements, the Combined Company shall make a grant to Dr. Rabiti or his estate in respect of equity or equity-based interests of the Combined Company with a grant date value equal to the Target RSU Value.

In addition to restrictive covenants provided for under the Non-Competition and Non-Solicitation Agreement (as discussed below), the CEO Employment Agreement additionally includes noncompete, nonsolicit of customers and employees and no-hire covenants that each last for his employment and for 12 months after employment (the “Restriction Period”). The Restriction Period can be increased by mutual agreement at the time of a resignation by Dr. Rabiti without Good Reason and will be automatically increased to 18 months in the event of a CIC Qualifying Termination.

If any amounts payable to Dr. Rabiti pursuant to the CEO Employment Agreement, taken together with any amounts or benefits otherwise payable to him by NuCube and any other person or entity required to be aggregated with NuCube for purposes of Section 280G of the Code, under any other plan, agreement, or arrangement (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and subject Dr. Rabiti to the excise tax imposed under Section 4999 of the Code, the CEO Employment Agreement provides that Dr. Rabiti would receive the greater of the after tax aggregate of such Covered Payments or such reduced amount so as to prevent such Covered Payments from being subject to excise tax imposed under Section 4999 of the Code.

Additionally, simultaneously with the execution and delivery of the Business Combination Agreement, Dr. Rabiti, entered into a Non-Competition and Non-Solicitation Agreement in favor of Launch Two and NuCube (the “Covered Parties”), pursuant to which the Dr. Rabiti will agree for a period of two years after the Closing not to compete with the Covered Parties and not to solicit the employees and customers of the Covered Parties. Dr. Rabiti will also agree not to disparage the Covered Parties and to customary confidentiality requirements.

Other Executive Officer Employment Arrangements

NuCube does not expect to enter into new employment arrangements with Mr. Green in connection with the Business Combination. Accordingly, the Green Offer Letter will continue to be in effect following the Business Combination. Additionally, except the Executive Chairman Company Warrant, there currently are no existing employment or compensation arrangements with Mr. Morgan with respect to his service as Executive Chairman.

Compensation Recovery Policy

In accordance with the requirements of the SEC and Nasdaq listing rules and in connection with the Business Combination, we intend adopt a compensation recovery policy. The compensation recovery policy will provide that in the event that the Combined Company is required to prepare a restatement of its financial statements due to material noncompliance with any financial reporting requirement under securities laws, the Combined Company will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer during the three-year period preceding the date that the restatement was required if such compensation would have exceeded the amount that the executive officer would have received based on the restated financial statements.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table lists all outstanding equity awards held by Dr. Rabiti, NuCube’s only NEO, as of December 31, 2025.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Cristian Rabiti	—	672,074	(1)	—	$0.17	5/5/2035	222,375	(2)	[•]	(3)	—	—

____________

(1)      The stock option award was granted under the Company Equity Plan described below. The shares underlying this stock option vest over a four-year period, with 25% vesting on the one-year anniversary of the vesting commencement date of March 1, 2025 and the remaining shares vesting in 1/48 monthly installments thereafter.

(2)      The Rabiti RSAs vest over a four-year period, with 25% vesting on the one-year anniversary of the vesting commencement date of June 5, 2023 and the remaining shares vesting in 1/48 monthly installments thereafter.

(3)      As no public market existed for NuCube Common Stock as of June 30, 2026, there was no market value for these shares as of such date. The dollar amount included is based on $[•] per share of NuCube Common Stock, which equals the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement of approximately $10.82 (consisting of the estimated Redemption Price using an assumed Closing Date of [•] multiplied by an estimated Exchange Ratio of approximately 1.3815 shares of Combined Company Common Stock per share of NuCube Common Stock).

Additional Narrative Disclosure

Equity Compensation Plans

NuCube Energy, Inc. 2023 Equity Incentive Plan

Overview.    The Company Equity Plan was originally adopted by NuCube’s Board of Directors and its stockholders in 2023 and was subsequently amended in March 2026 to increase the maximum aggregate number of shares of NuCube Common Stock that may be issued under the Company Equity Plan to 2,131,278 shares (subject to adjustment as provided therein). The Company Equity Plan permits the grant of stock options, SARs, restricted stock, RSUs, and other stock-based awards (i) to any employee (including any officer or founder) of NuCube or a related company thereof and (ii) to any independent contractor (including directors, consultants, and advisors) who is a natural person for bona fide services rendered to NuCube or any related company thereof. The term of the Company Equity Plan was set to expire 10 years after its adoption by NuCube’s Board of Directors; however, upon the closing of the Business Combination, the Company Equity Plan will be terminated and the Combined Company will not grant any further awards under such plan. Notwithstanding the foregoing, the Company Equity Plan will continue to govern outstanding awards granted thereunder.

The principal features of Company Equity Plan are described below. The description of the Company Equity Plan is qualified in its entirety by reference to the actual text of the Company Equity Plan, which is filed as an exhibit to this proxy statement/consent solicitation statement/prospectus. In connection with the Business Combination, Launch Two is asking its shareholders to approve the Incentive Plan for use by the Combined Company following the Business Combination. See the section entitled “The Incentive Plan Proposal (Proposal 5)” for a description of the material terms of the Incentive Plan. If the Incentive Plan is adopted and becomes effective, no further awards will be granted under the Company Equity Plan.

Plan Administrator.    The Company Equity Plan is administered by NuCube’s Board of Directors or a committee appointed by it. The administrator of the Company Equity Plan has full power to, among other things, (i) select, from among the individuals eligible for awards, the individuals to whom awards will be granted, (ii) determine the type, number of shares of NuCube Common Stock covered by an award, and the terms and conditions of an award, (iii) determine whether, to what extent, and under what circumstances awards may be amended, and (iv) interpret and administer the Company Equity Plan, any award agreements, and any other agreements or documents related to the administration of awards.

Authorized Number of Shares.    NuCube has reserved an aggregate of 2,131,278 shares of NuCube Common Stock for issuance under the Company Equity Plan (the “Share Reserve”). If (i) any award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder, (ii) shares under an award are issued to a participant and thereafter are forfeited to or otherwise withheld or reacquired by NuCube (including to pay the exercise price or applicable tax withholdings due on an award, as part of NuCube’s vested share repurchase right, or as part of a negotiated repurchase by NuCube and the participant), or (iii) an award is settled in cash, then those shares that are either not issued under the award, or that are issued and then forfeited or reacquired under the award, will remain, or again become, available for issuance under the Company Equity Plan. Additionally, if a participant receives dividends or dividend equivalents in respect of an award in the form of shares or reinvests cash dividends or dividend equivalents paid in respect of awards into shares of NuCube Common Stock, those shares will not reduce the Share Reserve, unless expressly determined otherwise by the plan administrator.

Eligibility.    Awards may be granted (i) to any employee (including any officer or founder) of NuCube or any related company thereof and (ii) to any independent contractor (including directors, consultants and advisors) who is a natural person for bona fide services rendered to NuCube or any related company thereof, provided the services are not in connection with the offer and sale of NuCube’s securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for NuCube’s securities and the grant of an award or issuance of the shares of NuCube Common Stock thereunder does not cause NuCube to lose the ability to make grants under the Company Equity Plan in reliance on Rule 701 of the Securities Act or to register the issuance of the shares under Form S-8.

Types of Awards.    The Company Equity Plan permits the grant of stock options, SARs, restricted stock, RSUs, and other stock-based awards. The plan administrator may grant awards subject to performance-based conditions.

Options and SARs.    Generally, the plan administrator may not grant options or SARs with an exercise price per share less than 100% of the fair market value of NuCube Common Stock on the grant date (or, in the case of an incentive stock option granted to a participant who owns more than 10% of the totally combined voting power of all classes of NuCube stock (a “10% Stockholder”), 110% of the fair market value of NuCube Common Stock). Notwithstanding the foregoing, the plan administrator may grant options or SARs with a price less than 100% of the fair market value in the case of (A) substitute awards, (B) awards that are granted in a manner exempt from or compliant with Section 409A, or (C) awards granted to participants who are not, on the grant date, subject to Section 409A. The term of a stock option or SAR may not exceed ten years (or, in the case of an incentive stock option granted to a 10% Stockholder, five years).

The plan administrator establishes and define in the award agreement how an option or SAR will be treated on a termination of service. Unless otherwise set forth in the award agreement or otherwise determined by the plan administrator, the following treatment will apply:

•        Any portion of an award that is not vested and exercisable on the date of a participant’s termination of service will expire on the date that is 3 months after the termination of service. Any award that remains outstanding and unvested during this 3-month period is ineligible for accelerated vesting in connection with a Change of Control (as defined below) during that 3-month period (absent express and specific approval by NuCube’s Board of Directors) and will expire on the day prior to the closing of the Change of Control.

•        Any portion of an award that is vested and exercisable on the date of a participant’s termination of service will expire on the earliest to occur of the following, if not exercised by that date:

•        if the participant’s termination of service occurs for reasons other than Cause, Disability or death (each as defined below), the date that is 3 months after such termination of service;

•        if the participant’s termination of service occurs by reason of Cause, the date of the termination of service;

•        if the participant’s termination of service occurs by reason of death or Disability the date that is 12 months after such termination of service;

•        if the plan administrator determines during any of the foregoing post-termination exercise periods that “cause” for termination existed at the time of the participant’s termination of service, immediately on such determination;

•        if, during any of the foregoing periods, NuCube undergoes a Change of Control and the successor or acquiring entity refuses to assume, continue, replace or substitute an equivalent award, then on the closing of the Change of Control; and

•        the award expiration date.

Notwithstanding the foregoing, the plan administrator may provide that:

•        if the exercise of an option or SAR following a participant’s termination of service (other than upon the participant’s death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the award will terminate on the earlier of (A) the award expiration date, or (B) the 10th day after the last date on which such exercise would result in liability under Section 16(b) of the Exchange Act; or

•        if the exercise of an Award following a participant’s termination of service (other than upon the participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of NuCube Common Stock would violate the registration requirements under the Securities Act, then the award will terminate on the earlier of (A) the award expiration date or (B) 30 days after the date on which the exercise of the award would not be in violation of such requirements.

Under the Company Equity Plan, “Cause,” unless otherwise defined in an award agreement or in a written employment, services or other agreement between the participant and NuCube or any related company thereof, means, with respect to a participant, the occurrence of any of the following events: (i) such participant’s commission of any felony; (ii) such participant’s commission of a crime involving fraud or dishonesty under the laws of the United States or any state thereof that are applicable to that participant and which crime is reasonably likely to result in material adverse effects on NuCube or any related company thereof; (iii) such participant’s material violation of any contract or agreement between the participant and NuCube or any related company thereof or material breach of any statutory or fiduciary duty owed to NuCube or any related company thereof; (iv) such participant’s unauthorized use or disclosure of the confidential information or trade secrets of NuCube or any related company thereof; or (v) such participant’s gross misconduct that is reasonably likely to result in material adverse effects on NuCube or any related company thereof. The determination that a termination of the participant is either for Cause or without Cause will be made by the plan administrator, in its sole discretion. Any determination by the plan administrator that a participant was terminated with or without Cause for the purposes of outstanding awards held by such participant will have no effect on any determination of the rights or obligations of NuCube or such participant for any other purpose.

Under the Company Equity Plan, “Disability,” unless otherwise defined by the plan administrator for purposes of the Company Equity Plan or in an award agreement or in a written employment, services or other agreement between the participant and NuCube or any related company thereof, means a mental or physical impairment of the participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the participant to be unable to perform the participant’s material duties for NuCube or any related company thereof and to be engaged in any substantial gainful activity, in each case as determined by NuCube’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the plan administrator, each of whose determination will be conclusive and binding.

Restricted Stock, RSUs, and Other Stock-Based Awards.    Restricted stock, RSUs, and other stock-based awards may be granted under the Company Equity Plan. Restricted stock awards are grants of NuCube Common Stock that are subject to various restrictions, including restrictions on transferability and forfeitures provisions. A RSU is an award that covers a number of shares of NuCube Common Stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. An other stock-based award is an award of shares of NuCube Common Stock or other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of NuCube Common Stock or other property. The plan administrator determines the terms and conditions of restricted stock, RSU, and other stock-based awards.

Transferability.    The Company Equity Plan generally does not allow for the transfer of awards or interests in an award other than (i) transfers on participant’s death by will or by the applicable laws of descent and distribution and (ii) transfers of vested shares of NuCube Common Stock after the period of restrictions have lapsed or been removed and the shares have been issued to the participant, and subject to compliance with NuCube’s policies on trading in NuCube securities and applicable laws. In general, during a participant’s lifetime, only the participant granted the award may exercise the award or purchase the shares under the award. The plan administrator may permit the transfer of an award or an interest in an award if that transfer complies with all applicable laws, such as a transfer to a trust if the participant is considered the sole beneficial owner of the trust (as determined under applicable laws) or pursuant to a court-endorsed domestic relations order in a format acceptable to the plan administrator. If the plan administrator permits the transfer of an award, the award will be subject to any additional terms and conditions imposed by the plan administrator.

Additionally, prior to an “exit event” (as defined in the Company Equity Plan), a participant may not transfer any shares of NuCube Common Stock acquired under the Company Equity Plan without the written permission of the plan administrator, and then only in compliance with applicable laws and any transfer restrictions set forth in the Company Equity Plan (including the right of first refusal), the award agreement, NuCube’s bylaws, and any agreements entered into by NuCube with its stockholders.

Changes in NuCube Common Stock.    If NuCube undertakes a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in NuCube’s corporate or capital structure that constitutes an equity restructuring transaction, as that term is used in FASB ASC Topic 718 (or any successor thereto) and that results in (i) the outstanding shares of NuCube Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of NuCube or any other company or (ii) new, different or additional securities of NuCube or any other company being received by the holders of shares of NuCube Common Stock, then the plan administrator will make proportional adjustments in: (A) the maximum number and kind of securities available for issuance under the Company Equity Plan; (B) the maximum number and kind of securities issuable as incentive stock options; and (C) the maximum number and kind of securities that are subject to any outstanding award and the per share price of such securities, without any change in the aggregate price to be paid under the award, in each case as necessary to prevent the diminution or enlargement of rights under the Company Equity Plan.

Change in Control.    The following provisions will apply to awards in the event of a Change of Control unless otherwise provided in the award agreement or any other written agreement between NuCube or any related company thereof and the participant. In the event of a Change of Control, the plan administrator may take one or more of the following actions with respect to awards, contingent on the closing or completion of the Change of Control:

•        arrange for the surviving or acquiring company (or its parent company) to assume or continue the award or to substitute a similar stock- or equity-based award for the award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of NuCube pursuant to the Change of Control) that preserves the material terms of the original award (other than terms rendered inoperative by such Change of Control);

•        arrange for the assignment of any reacquisition or repurchase rights held by NuCube in respect of NuCube Common Stock issued pursuant to the award to the surviving or acquiring company (or its parent company);

•        accelerate the vesting, in whole or in part, of the award held by a participant who has not had a termination of service (and, if applicable, the time at which the award may be exercised or settled) to a date prior to the effective time of such Change of Control as the plan administrator determines (or, if the plan administrator does not determine such a date, to the date that is five days prior to the effective date of the Change of Control), with such award terminating immediately prior to the effective time of the Change of Control;

•        arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by NuCube with respect to the award on a date prior to the effective time of such Change of Control as the plan administrator will determine (or, if the plan administrator will not determine such a date, on the date that is five days prior to the effective date of the Change of Control);

•        cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the Change of Control, in exchange for such cash consideration, if any, as the plan administrator, in its sole discretion, may consider appropriate (which, for the sake of clarity, may be zero with respect to unvested awards); and

•        make a payment, in such form as may be determined by the plan administrator equal to the excess, if any, of (i) the value of the property the participant would have received on the exercise or settlement of the award immediately prior to the effective time of the Change of Control, over (ii) any price payable by such holder in connection with such exercise or settlement, in consideration for the termination of such award at or immediately prior to the closing.

The Plan Administrator need not take the same action in connection with the Change of Control with respect to all awards or portions thereof, all participants, or the vested and unvested portions of an award.

Under the Company Equity Plan, “Change of Control,” unless the plan administrator determines otherwise with respect to an award at the time the award is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between the participant and NuCube or any related company thereof, means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

•        Any person or entity becomes the owner, directly or indirectly, of stock of NuCube representing more than 50% of the combined voting power of NuCube’s then outstanding stock other than by virtue of a merger, consolidation or similar transaction.

•        There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) NuCube and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of NuCube immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting stock representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, or (ii) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting stock of NuCube immediately prior to such transaction; or

•        There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of NuCube and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of NuCube and its subsidiaries to a person or entity, more than 50% of the combined voting power of the voting stock of which are owned by stockholders of NuCube in substantially the same proportions as their ownership of the outstanding voting stock of NuCube immediately prior to such sale, lease, license or other disposition.

However, (i) the term Change of Control will not include (A) a “SPAC transaction” (except as determined by NuCube’s Board of Directors in its sole discretion) or (B) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of NuCube, and (ii) the definition of Change of Control
(or any analogous term) in an individual written agreement between NuCube or any related companies thereof and the participant will supersede the foregoing definition with respect to awards subject to such agreement.

In addition, a Change of Control will not be deemed to occur (i) on account of the acquisition of stock of NuCube by an investor, any affiliate thereof or any other entity or person that acquires NuCube’s stock in a transaction or series of related transactions the primary purpose of which is to obtain financing for NuCube through the issuance of stock, or (ii) solely because the level of ownership held by any person or entity (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting stock as a result of a repurchase or other acquisition of voting stock by NuCube reducing the number of shares outstanding. However, if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting stock by NuCube, and after such share acquisition, the Subject Person becomes the owner of any additional voting stock that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting stock owned by the Subject Person over the designated percentage threshold, then a Change of Control will be deemed to occur. If necessary for compliance with Section 409A, no transaction will be a Change of Control unless it is also a change in the ownership or effective control of NuCube, or in the ownership of a substantial portion of NuCube’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5).

Amendment and Termination.    The plan administrator may amend, suspend or terminate the Company Equity Plan or any portion of the Company Equity Plan at any time and in such respects as it will deem advisable. No amendment will be effective absent stockholder approval if required by applicable law, including any amendment that would increase the Share Reserve or ISO Limit.

The plan administrator may also amend any award at any time. However, the plan administrator may not amend an award in a manner that materially adversely impacts the rights of the participant holding that award without the participant’s written consent. A participant will not be deemed to have been materially adversely impacted if, without the consent of the participant, NuCube’s Board of Directors amends an award: (i) to maintain the qualified status of the award as an incentive stock option under Section 422 of the Code, (ii) to change the terms of an incentive stock option, to the extent such change results in impairment of the Award solely because it impairs the qualified status of the award as an incentive stock option under Section 422 of the Code, (iii) to clarify the manner of exemption from, or to bring the award into compliance with Section 409A, (iv) to correct clerical or typographical errors, or (v) to comply with other applicable laws.

NuCube Energy, Inc. 2026 Equity Incentive Plan

In connection with the Business Combination, Launch Two is asking its shareholders to approve the Incentive Plan, which is expected to be the primary plan by which the Combined Company will grant awards of equity to employees, directors and other service providers of the Combined Company. See the section entitled “The Incentive Plan Proposal (Proposal 5)” for a description of the material terms of the Incentive Plan.

DIRECTOR COMPENSATION OF NUCUBE

Fiscal 2025 Director Compensation

During the fiscal year ended December 31, 2025, the following individuals served on NuCube’s Board of Directors: Allen Morgan (Executive Chairman), Bill Gross, Jonathan Hull, Marin Katusa, Gavin Mathis, Tom McGovern, Cristian Rabiti, and John Schreiber. Messrs. Gross, Hull, and Mathis resigned from NuCube’s Board of Directors effective November 18, 2025, June 16, 2025, and November 18, 2025, respectively.

For fiscal 2025, NuCube did not have a formal non-employee director compensation program, and none of the non-employee directors received any compensation for services rendered to NuCube during fiscal 2025. Accordingly, there is no reportable director compensation for fiscal 2025. Additionally, none of the non-employee directors had outstanding equity awards as of December 31, 2025.

Directors who are employees of NuCube do not receive additional compensation for serving as directors. For information regarding Dr. Rabiti’s and Mr. Morgan’s compensation, see “Executive Compensation of NuCube.”

Non-Employee Director Compensation Policy

In connection the Business Combination, we intend to adopt a non-employee director compensation policy. While the terms of the non-employee director compensation policy have yet to be determined, the policy generally will be designed to enable the Combined Company to attract and retain, on a long-term basis, highly qualified non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Launch Two

On May 13, 2024, our Sponsor paid $25,000, or approximately $0.004 per share, to cover certain expenses on our behalf in consideration of 5,750,00 Founder Shares. Our Sponsor, Launch Two Sponsor LLC, is a Delaware limited liability company, formed to invest in Launch Two. Ryan Gilbert, the sole managing member of Launch Two Sponsor LLC, holds voting and investment discretion with respect to the securities held of record by the Sponsor. The number of Founder Shares outstanding was determined based on the expectation that the total size of the Initial Public Offering would be a maximum of 23,000,000 Units if the Over-Allotment Option was exercised in full, and therefore that such Founder Shares would represent approximately 20% of the outstanding Ordinary Shares after the Initial Public Offering. Of the 5,750,000 Founder Shares outstanding, up to 750,000 Founder Shares were subject to forfeiture to the extent that the Over-Allotment Option was not exercised. On October 9, 2024, simultaneously with the Initial Public Offering, the Over-Allotment Option was exercised in full, so those 750,000 Founder Shares are no longer subject to forfeiture.

Simultaneously with the Initial Public Offering and pursuant to the Private Placement Warrants Purchase Agreements, we completed the private sale of an aggregate of 5,750,000 Private Placement Warrants to our Sponsor and Cantor in the Private Placement at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to our Company of $7,075,000. Of those 7,075,000 Private Placement Warrants, (i) our Sponsor purchased 4,500,000 Private Placement Warrants, and (ii) Cantor purchased 2,575,000 Private Placement Warrants. The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by our Sponsor or its permitted transferees, the Private Placement Warrants (i) may not (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor and/or its designees, will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with FINRA Rule 5110(g)(8). If we do not complete our initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Pursuant to the Administrative Services Agreement, we currently utilize office space at 180 Grand Avenue, Suite 1530, Oakland, California 94612 from Launchpad Capital Management Company LLC, an affiliate of our Sponsor. We pay such affiliate $12,500 per month for certain office space, utilities and secretarial and administrative support provided to members of our Management Team; upon completion of our initial Business Combination or our liquidation, we will cease paying these monthly fees. As of December 31, 2024, we have paid $34,274 pursuant to the Administrative Services Agreement. As of December 31, 2025 and the period from May 13, 2024 (inception) through December 31, 2024, we incurred $150,000 and $0, respectively, in fees for these services, of which such amount is included in accrued expenses in the balance sheets of the financial statements included elsewhere this Report.

Our Sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our Audit Committee reviews, on a quarterly basis, all payments that were made to our Sponsor, officers, directors or our or their affiliates. Any such payments prior to an initial Business Combination are made from funds held outside the Trust Account.

Prior to the closing of our Initial Public Offering, our Sponsor agreed to loan us an aggregate of up to $300,000 under the IPO Promissory Note to cover expenses related to the Initial Public Offering. Such loans and advances were non-interest bearing and payable on the earlier of December 31, 2024 or the completion of our Initial Public Offering. The loan of $300,000 was fully repaid upon the consummation of our Initial Public Offering on October 9, 2024. No additional borrowing is available under the IPO Promissory Note.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us Working Capital Loans, as may be required. If we complete a Business Combination, we will repay such Working Capital Loans. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be converted into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Other than as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. As of June 30, 2026, December 31, 2025 and December 31, 2024, we did not have any borrowings under any Working Capital Loans.

On August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX pursuant to the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations.

Prior to the completion of our initial Business Combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Any of the foregoing payments to our Sponsor, repayments of loans from our Sponsor or repayments of Working Capital Loans prior to our initial Business Combination have been and will continue to be made using funds held outside the Trust Account.

After our initial Business Combination, members of our Management Team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Pursuant to the Registration Rights Agreement, the holders of (i) the Founder Shares, (ii) the Private Placement Warrants and (iii) any private placement-equivalent warrants issued in connection with the Working Capital Loans, if any (and in each case holders of their underlying securities, as applicable) are entitled to registration rights pursuant to the Registration Rights Agreement, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Ordinary Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Cantor may only make a demand on one occasion and only during the five-year period beginning on the effective date of the IPO Registration Statement. In addition, Cantor may participate in a “piggyback” registration only during the seven-year period beginning on the effective date of the IPO Registration Statement. We will bear the expenses incurred in connection with the filing of any such registration statements.

Our Sponsor, directors and officers have entered into the Letter Agreement with us, pursuant to which, they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial Business Combination within the Combination Period. However, if they acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial Business Combination within the Combination Period.

Additionally, pursuant to the Letter Agreement, our Sponsor, directors and officers will not propose any amendment to our Current Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within the Combination Period or (ii) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity, unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then outstanding Public Shares.

Sponsor Purchase Agreement with HCG

On June 25, 2026, the Sponsor entered into the Sponsor Purchase Agreement with HCG, pursuant to which HCG agreed to acquire at Closing, in exchange for certain value-added and other contributions, up to 2,875,000 Founder Shares (subject to reduction as described herein) and up to 2,250,000 Private Placement Warrants. No cash consideration has been or will be paid by HCG to the Sponsor for such securities. The consummation of the HCG Transfer is subject to certain conditions, including the consummation of the Business Combination. Pursuant to the Sponsor Purchase Agreement, following the execution of the Business Combination Agreement, Thomas Hennessy was appointed as a director of Launch Two. In connection with the appointment of Mr. Hennessy, Launch Two entered into a director indemnification agreement with Mr. Hennessy and updated its directors’ and officers’ liability insurance policy to reflect such appointment. HCG’s services and contributions in connection with the proposed Business Combination with NuCube include assisting Launch Two in evaluating and negotiating certain transaction terms, advising on transaction structure, assisting with the execution of the transaction. HCG and Mr. Hennessy have drawn on their substantial experience in SPAC and de-SPAC transactions, as well as their sector expertise in the industry in which NuCube operates, in connection with these activities.

The parties also agreed, subject to certain exceptions, that any amendments, concessions, forfeitures, restrictions, transfers or other similar arrangements affecting the Founder Shares to be transferred to HCG or retained by the Sponsor, including any transfers to investors in a PIPE investment or in connection with any forward purchase agreement, non-redemption agreement or other similar financing arrangement in connection with the Business Combination, will affect HCG and the Sponsor equally on a pro rata basis. As a result, the number of Founder Shares otherwise allocable to HCG will be reduced by 150,000 Founder Shares to be transferred to SRX at the Closing and by an additional 175,000 Founder Shares in connection with the Sponsor’s sale of 350,000 Founder Shares to SCA at the Closing. HCG will also be entitled to receive 50% of the proceeds from the sale to SCA, or approximately $7,000 based on the purchase price of $0.04 per share. Additionally, in connection with the October 2026 Non-Redemption Agreements, the number of Founder Shares otherwise allocable to HCG will be reduced by approximately 128,031 Founder Shares (representing 50% of the 256,061 Founder Shares transferable by the Sponsor to the NRA Investors) for each month past October 2026 that it takes to close the Business Combination, or by up to 768,183 Founder Shares if all six monthly extensions under the October 2026 Extension are utilized.

Accordingly, as of the date of this proxy statement/prospectus, upon the consummation of the transactions contemplated by the SRX Credit Agreement, the SCA Consulting Agreement and the October 2026 Non-Redemption Agreements, it is anticipated that HCG will be entitled to receive up to 2,550,000 Founder Shares, less 50% of the Founder Shares transferable by the Sponsor to the NRA Investors pursuant to the October 2026 Non-Redemption Agreements (in which case HCG would be entitled to receive 1,781,817 Founder Shares if all six monthly extensions under the October 2026 Extension are utilized), and 2,250,000 Private Placement Warrants upon the consummation of the HCG Transfer.

Working Capital Loan

On August 17, 2026, Launch Two issued the Working Capital Note to the Sponsor, pursuant to which the Sponsor loaned $848,000 to Launch Two on substantially the same terms as the loan obtained by the Sponsor from SRX pursuant to the SRX Credit Agreement. Of the $848,000 principal amount, $750,000 represents cash proceeds advanced by the Sponsor to Launch Two on August 7, 2026, and the remaining $98,000 consists of amounts retained or applied in connection with the loan, including a $48,000 interest reserve and up to $50,000 for fees and expense reimbursements. The Working Capital Note bears interest at 8% per annum, payable monthly in arrears, and provides for additional default interest of 18% per annum, for a total default rate of 26% per annum, subject to the maximum rate permitted by applicable law. All amounts outstanding under the Working Capital Note become due upon the earliest of (i) the consummation of Launch Two’s initial business combination, (ii) the effective date of Launch Two’s dissolution and (iii) the six-month anniversary of the issuance of the Working Capital Note (February 17, 2027), subject to Launch Two’s right, at its sole election, to extend such date by two months (upon payment of an extension fee equal to 1% of the outstanding principal amount) and, thereafter, by an additional three months (upon payment of an extension fee equal to 1.5% of the outstanding principal amount), or an earlier event of default. The Working Capital Note may be prepaid only with the Sponsor’s written consent and is subject to a 10% prepayment premium. Launch Two is also obligated to reimburse the Sponsor for certain costs and expenses relating to the Sponsor’s financing under the SRX Credit Agreement, including specified extension, refinancing, enforcement, reimbursement and indemnification obligations.

In connection with the Working Capital Note, the Sponsor entered into the SRX Credit Agreement, pursuant to which the Lender provided a loan to the Sponsor of $848,000, subject to the terms and conditions of the SRX Credit Agreement. In connection with the SRX Credit Agreement, the Sponsor also entered into the Pledge Agreement with the Lender, pursuant to which the Sponsor pledged 2,932,500 Founder Shares (representing approximately 51% of the founder shares owned by the Sponsor), together with any proceeds thereof, as collateral to secure the obligations under the SRX Credit Agreement. The SRX Credit Agreement also provides that, upon the consummation of the Company’s initial business combination, the Sponsor will transfer and assign to the Lender 150,000 Founder Shares (or any shares of a successor public company issued in exchange therefor in connection with the business combination) as partial consideration for the loan. The Consideration Shares are included in the Pledged Collateral. The loan under the SRX Credit Agreement is non-recourse to the Sponsor, and the Lenders’ sole recourse in the event of a default is to foreclose upon such Pledged Collateral, which would remain subject to the Company’s governing documents and applicable lock-up arrangements, including the terms of the Insider Letter. The Sponsor is required to use the proceeds of the loan under the SRX Credit Agreement to fund loans to the Company to pay for its expenses, including transaction expenses related to the business combination, amounts previously owed for prior business combination efforts and for administrative expenses. The loan under the SRX Credit Agreement mature upon the earlier of the Company’s initial business combination or the Company’s liquidation, or on the six-month anniversary of the SRX Credit Agreement, provided that the term of the SRX Credit Agreement can be extended by the Company. The SRX Credit Agreement includes events of default for the Company’s failure to file with the Securities and Exchange Commission by a certain agreed upon date a proxy statement to call for a Company shareholder meeting to extend the Company’s deadline to consummate its initial business combination or for the Company’s failure to enter into a definitive business combination agreement with a target company or business prior to a certain agreed upon date. However, the SRX Credit Agreement and Pledge Agreement solely bind the Sponsor and do not restrict the actions of the Company.

On August 17, 2026 (and as amended on September 11, 2026), the Sponsor also entered into the SCA Consulting Agreement with SCA, pursuant to which SCA agreed to provide certain consulting services to the Sponsor in connection with the Company’s initial business combination. As consideration for such services, the Sponsor agreed to sell and transfer to SCA, concurrently with the consummation of the Company’s initial business combination, 350,000 Founder Shares at a purchase price of $0.04 per share. The Consulting Shares are included in the Pledged Collateral.

In connection with the aforementioned transactions, the Company, the Sponsor, Cantor Fitzgerald & Co., as representative of the underwriters in the Company’s initial public offering, and NuCube entered into a waiver letter pursuant to which the restrictions on transfers contained in the Insider Letter were waived solely to permit the pledge of the Pledged Collateral under the SRX Credit Agreement and the Pledge Agreement, the transfer and assignment of the Consideration Shares to the Lender pursuant to the SRX Credit Agreement, and the sale and transfer of the Consulting Shares to SCA pursuant to the SCA Consulting Agreement, in each case subject to the terms of the Insider Letter.

Class B Conversion

On September 30, 2026, Launch Two issued an aggregate of 5,749,999 Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of Class B Ordinary Shares held by the Sponsor. The Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions applicable to the Class B Ordinary Shares prior to the Conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination.

October 2026 Extension and Non-Redemption Agreements

On October 8, 2026, Launch Two held the Extension Meeting, at which Launch Two’s shareholders approved, among other things, the Extension Amendment to effect the October 2026 Extension, pursuant to which the date by which Launch Two must consummate an initial business combination was extended on a monthly basis, up to six (6) times, from October 9, 2026 to April 9, 2027, or such earlier date as determined by the Launch Two Board. In connection with the Extension Meeting, the holders of 18,322,071 Public Shares properly exercised their right to redeem such shares for cash at a redemption price of approximately $10.84 per share, for an aggregate redemption amount of approximately $198.6 million. Following the Meeting Redemptions, 4,677,929 Public Shares remain issued and outstanding.

In connection with the Extension Meeting, Launch Two and the Sponsor entered into the October 2026 Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed (i) not to redeem (or to validly rescind any redemption requests previously made in respect of) and (ii) to vote or consent in favor of the Extension Amendment with respect to, an aggregate of 4,481,851 Class A Ordinary Shares. In exchange for the foregoing commitments, the Sponsor agreed to transfer to the NRA Investors an aggregate of 256,061 Founder Shares per month for each month of the October 2026 Extension, as needed (or up to an aggregate of 1,536,366 Founder Shares if all six monthly extensions are utilized), with such shares to be transferred upon the Closing. Pursuant to the Sponsor Purchase Agreement, the Founder Shares so transferred will reduce, in equal parts, the number of Founder Shares to be retained by the Sponsor and the number of Founder Shares to be transferred to HCG in the HCG Transfer. Each October 2026 Non-Redemption Agreement terminates on the earliest of (i) the fulfillment of all obligations of the parties thereunder, (ii) the liquidation or dissolution of Launch Two and (iii) the mutual written agreement of the parties thereto.

NuCube

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed, when required, in the sections entitled “Management After the Business Combination” and “Executive Compensation of NuCube,” the registration rights described in the section entitled “Description of Securities of the Combined Company — Registration Rights” and the Company Support Agreements described in the section entitled “The Business Combination Proposal (Proposal 1) — Related Agreements —  NuCube Stockholder Consent and Company Support Agreement,” Idealab, a California corporation, is an affiliate of Idealab Studio, LLC, which holds 1,000,000 shares of NuCube Common Stock and 7,500,000 shares of NuCube’s Series Pre-Seed 1 Preferred Stock. During the fiscal year ended December 31, 2024, NuCube incurred expenses from Idealab for shared services and allocated costs. These amounts consisted of accounting, human resources, legal, marketing, public relations and employee-related costs incurred on behalf of NuCube and allocated to NuCube in the amount of $93,832.

Agreements with NuCube Stockholders

Indemnification Agreements and Insurance

In connection with the Closing, the Combined Company intends to enter into an indemnification agreement with each of its directors and officers and the Combined Company will purchase, prior to the Closing, directors’ and officers’ liability insurance. The indemnification agreements will require the Combined Company to indemnify its directors and officers to the fullest extent permitted under Delaware law.

Compensation Arrangements

Compensation arrangements for NuCube’s named executive officers and directors are described elsewhere in this proxy statement/prospectus. See “Executive and Director Compensation of NuCube.”

Agreements Related to the Business Combination

Sponsor Support Agreement

Simultaneously with the execution of the Business Combination Agreement, the Sponsor, Launch Two and NuCube entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed, among other things, (A) waive any anti-dilution rights with respect to the Founder Shares held by the Sponsor, and (B) vote all of the Launch Two’s ordinary shares held by it in favor of (i) the Business Combination Agreement and the Business Combination (ii) each other proposal included in the proxy statement for the SPAC Special Meeting and for which SPAC Board has recommended that the SPAC shareholders vote in favor and against any competing transactions. In addition to the foregoing, the Sponsor Support Agreement prevents transfers of the securities of SPAC held by the Sponsor between the date of the Sponsor Support Agreement and its termination, subject to certain limited exceptions.

Additionally, the Sponsor agreed that, to the extent SPAC’s Expenses, less any deferred underwriting fee payable to the underwriter of SPAC’s initial public offering and any fees payable to placement agents, investment banks, advisors or arrangers in connection with Transaction Financings exceed $5,000,000, the Sponsor will immediately prior to the Closing irrevocably transfer to SPAC, surrender and forfeit for no consideration a number of Founder Shares and Private Placement Warrants equal in value to such excess amount (with such shares and warrants valued based on the Reference Price).

Company Support Agreement

Simultaneously with the execution of the Business Combination Agreement, certain NuCube stockholders, including Dr. Rabiti, ANV, SelectX, ERC, and Idealab Studio (each, an “NuCube Supporting Stockholder”), entered into the NuCube Support Agreement with Launch Two and NuCube, pursuant to which, among other things, each NuCube Supporting Stockholder agreed to vote its shares of capital stock of NuCube (the “Subject Stock”) in favor of the adoption of the Business Combination Agreement, the ancillary documents, the approval of the Transactions and any amendments to NuCube’s organizational documents in connection therewith, subject to certain customary conditions. Each NuCube Supporting Stockholder also agreed to take certain other actions in support of the Business Combination Agreement and the Transactions (and any actions required in furtherance thereof) and to refrain from taking actions that would adversely affect such NuCube Supporting Stockholder’s ability to perform its obligations under the NuCube Support Agreement, and each such NuCube Supporting Stockholder unconditionally and irrevocably waived any and all pre-emption rights, rights of first offer, rights of first refusal, rights of participation, tag-along rights and all other similar rights that such NuCube Supporting Stockholder may have in respect of the Transactions. Each NuCube Supporting Stockholder also agreed not to transfer its Subject Stock during the period from and including the date of the NuCube Support Agreement and the first to occur of the date of Closing or the date on which the NuCube Support Agreement is terminated, subject to certain customary exceptions. See “Proposal 1 — The Business Combination Proposal — Related Agreements — NuCube Stockholder Consent and Company Support Agreement.”

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, Launch Two entered into Lock-Up Agreements with Lock-Up Holders, including NuCube’s directors and executive officers, pursuant to which each Lock-Up Holder agreed not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Launch Two Common Stock other than shares of Launch Two Common Stock and shares of Launch Two Common Stock issuable upon the exercise of warrants acquired by such Lock-Up Holder for value in the public markets and not pursuant to the Business Combination, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares of Launch Two Common Stock, or (iii) publicly disclose (other than through the Amended and Restated Registration Rights Agreement) the intention to do any of the foregoing, for a period commencing from the Closing and ending on the date that is one hundred eighty (180) days after the Closing (subject to early release on the earlier upon (x) the date on which the volume-weighted average trading price of Launch Two Common Stock quoted on Nasdaq (or such other exchange on which the Launch Two Common Stock may then be listed) is greater than or equal to $12.50 for any 20 trading days within any 30 trading day period beginning after the Closing and (y) subsequent to the Closing, the date on which Launch Two consummates a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares for cash, securities, or other property), subject to certain customary transfer exceptions.

Amended and Restated Registration Rights Agreement

Prior to Closing, Launch Two, the Sponsor, and certain NuCube Stockholders, will enter into the Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement entered into at the time of the IPO, pursuant to which such stockholders of NuCube, along with certain existing shareholders of Launch Two, will be entitled to customary demand and piggyback registration rights.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, Dr. Rabiti entered into a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) in favor of Launch Two and NuCube (the “Covered Parties”), pursuant to which Dr. Rabiti will agreed for a period of 18 months after the Closing Date not to compete with the Covered Parties and not to solicit the employees and customers of the Covered Parties, subject to the limitations set forth in the Non-Competition Agreement. Dr. Rabiti will also agree not to disparage the Covered Parties and to customary confidentiality requirements.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, SPAC, Sponsor and the directors and officers of SPAC entered into the Insider Letter Amendment to the Insider Letter. Pursuant to the Insider Letter Amendment, the parties agreed, effective upon the Closing, to amend certain provisions of the Insider Letter to provide that the lock-up provisions applicable to the SPAC Common Stock exchanged for Founder Shares in the Merger shall be amended such that the applicable lock-up period shall commence from the Closing and end on the date that is 180 days after the Closing Date (subject to early release on the earlier upon (x) the date on which the volume-weighted average trading price of the SPAC Common Stock quoted on Nasdaq (or such other exchange on which the SPAC Common Stock may then be listed) is greater than or equal to $12.50 for any 20 trading days within any 30 trading day period beginning after the Closing and (y) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of SPAC Common Stock for cash, securities, or other property), subject to certain customary transfer exceptions. The foregoing description of the Insider Letter Amendment is qualified in its entirety by reference to the full text of the Insider Letter Amendment, a copy of which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Policies and Procedures for Related Persons Transactions

NuCube does not have a formal policy regarding approval of transactions with related parties. To date, all disclosable transactions with related parties have been approved by the directors not interested in such transaction pursuant to Section 144(a)(1) of the DGCL.

Following the completion of the Business Combination, Combined Company will adopt a related party transaction approval policy. For purposes of Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship in which Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. “Related Person” means: any person who is, or at any time during the applicable period was, one of Combined Company’s executive officers or a member of the Combined Company Board; any person who is known by Combined Company to be the beneficial owner of more than 5% of its voting stock; any immediate family member of any of the foregoing persons; and any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

APPRAISAL RIGHTS

Launch Two shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for Launch Two by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Launch Two as of December 31, 2025 and 2024, for the year ended December 21, 2025, and for the period from May 13, 2024 (inception) through December 31, 2024 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC. (which contains an explanatory paragraph relating to substantial doubt about the ability of Launch Two Acquisition Corp.to continue as a going concern as described in Note 1 to the financial statements), independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of NuCube Energy, Inc. as of December 31, 2025 and 2024 and for the years then ended appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC., independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon the report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Launch Two’s securities is CST.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Launch Two and servicers that it employs to deliver communications to Launch Two shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Launch Two will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request that Launch Two deliver single copies of Launch Two’s proxy statement in the future. Shareholders may notify Launch Two of their requests by calling or writing Launch Two at its principal executive offices at c/o Launch Two Acquisition Corp., 180 Grand Avenue, Suite 1530, Oakland, California 94612, or at (510) 692-9600. Following the Business Combination, communications should be sent to NuCube at c/o NuCube Holdings, Inc., 1684 Elk Creek Drive, Idaho Falls, Idaho 83404.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Launch Two Board is aware of no other matter that may be brought before the Extraordinary General Meeting.

FUTURE SHAREHOLDER PROPOSALS

The Proposed Organizational Documents establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Organizational Documents provide that nominations of persons or election to the Combined Company Board and the proposal of other business to be considered by the stockholders may be brought before an annual meeting (a) by or at the direction of the Combined Company Board or (b) otherwise by any stockholder of Combined Company who was a stockholder of record at the time of giving of notice of the annual meeting provided for in the Proposed Organizational Documents, who (A)(1) is entitled to vote at the meeting, (2) is present (in person or by proxy) at the meeting and (3) complies with the notice procedures set forth in the Proposed Organizational Documents as to such nomination or business or (B) properly makes such proposal in accordance with Rule 14a-8 (or a successor rule) under the Exchange Act. To be timely for Combined Company’s annual meeting of stockholders, a stockholder’s notice must be received by the Secretary of Combined Company at Combined Company’s principal executive offices:

•        not less than ninety 90 days; and

•        not more than one-hundred twenty 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made by Combined Company. Nominations and proposals also must satisfy other requirements set forth in the Proposed Organizational Documents. The presiding person at an annual meeting or a special meeting, as applicable, may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the Proposed Organizational Documents, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2027 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Combined Company begins to print and send out its proxy materials for such 2027 annual meeting (and Combined Company will publicly disclose such date when it is known).

Stockholder Director Nominees

The Proposed Organizational Documents permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Organizational Documents. In addition, the stockholder must give timely notice to Combined Company’s secretary in accordance with the Proposed Organizational Documents, which, in general, require that the notice be received by Combined Company’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Launch Two Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of James J. McEntee, Chief Executive Officer, c/o Launch Two Acquisition Corp., 180 Grand Avenue, Suite 1530, Oakland, California 94612. Following the Business Combination, such communications should be sent to c/o NuCube Holdings, Inc., 1684 Elk Creek Drive, Idaho Falls, Idaho 83404. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

The Combined Company has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact Launch Two by telephone or in writing at the following address and telephone number:

James J. McEntee

c/o Launch Two Acquisition Corp.

180 Grand Avenue Suite 1530

Oakland, California

(510) 692-9600

You may also obtain these documents by requesting them in writing or by telephone from Launch Two’s proxy solicitation agent, Advantage Proxy, at the following address and telephone number:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, Washington 98909

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

If you are a shareholder of Launch Two and would like to request documents, please do so by [    ], 2026, in order to receive them before the Extraordinary General Meeting. If you request any documents from Launch Two, Launch Two will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Launch Two has been supplied by or on behalf of Launch Two, and all such information relating to NuCube has been supplied by or on behalf of NuCube. Information provided by either Launch Two or NuCube, or their respective representatives, does not constitute any representation, estimate or projection of any other party. Launch Two’s website is www.[    ].com and NuCube’s website is www.NuCube.energy. The information on these websites is neither incorporated by reference into this proxy statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

This document is a proxy statement of Launch Two for the Extraordinary General Meeting and constitutes a prospectus of the Combined Company under the Securities Act with respect to the shares of Combined Company Common Stock to be issued to NuCube’s members under the Business Combination Agreement. Launch Two has not authorized anyone to give any information or make any representation about the Business Combination, Launch Two or NuCube that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO THE FINANCIAL STATEMENTS

LAUNCH TWO ACQUISITION CORP.

Report of Independent Registered Public Accounting Firm (PCAOB ID Number 100)	F-27
Financial Statements:
Balance Sheets as of December 31, 2025 and 2024	F-28
Statements of Operations for the year ended December 31, 2025 and for the period from May 13, 2024 (Inception) through December 31, 2024	F-29
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2025 and for the period from May 13, 2024 (Inception) through December 31, 2024	F-30
Statements of Cash Flows for the year ended December 31, 2025 and for the period from May 13, 2024 (Inception) through December 31, 2024	F-31
Notes to Financial Statements	F-32 to F-46

NUCUBE ENERGY, INC.

LAUNCH TWO ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Current assets
Cash	$23,197	$250,079
Prepaid expenses	94,647	109,455
Total current assets	117,844	359,534
Cash and marketable securities held in Trust Account	247,682,183	243,358,236
TOTAL ASSETS	$247,800,027	$243,717,770
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,120,824	$156,201
Total current liabilities	1,120,824	156,201
Deferred Fee payable	10,950,000	10,950,000
TOTAL LIABILITIES	12,070,824	11,106,201

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A Ordinary Shares subject to possible redemption, 23,000,000 and 23,000,000 shares at redemption value of $10.77 and $10.58 per share at June 30, 2026 and December 31, 2025, respectively	247,682,183	243,358,236

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding as of (excluding 23,000,000 shares subject to possible redemption) as of June 30, 2026 and December 31, 2025	—	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025	575	575
Additional paid-in capital	—	—
Accumulated deficit	(11,953,555)	(10,747,242)
TOTAL SHAREHOLDERS’ DEFICIT	(11,952,980)	(10,746,667)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$247,800,027	$243,717,770

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LAUNCH TWO ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2026	2025	2026	2025
General and administrative costs	$1,011,804	$175,476	$1,206,332	$383,373
Net loss	(1,011,804)	(175,476)	(1,206,332)	(383,373)

Other income:
Interest earned on Bank Account	4	187	19	411
Interest earned on cash and marketable securities held in Trust Account	2,174,571	2,544,350	4,323,947	4,940,148
Unrealized gain on cash and marketable securities held in Trust Account	—	(2,048)	—	25,679
Total other income, net	2,174,575	2,542,489	4,323,966	4,966,238
Net income	$1,162,771	$2,367,013	$3,117,634	$4,582,865

Basic and diluted weighted average shares outstanding of redeemable Class A Ordinary Shares	23,000,000	23,000,000	23,000,000	23,000,000
Basic and diluted net income per ordinary share, redeemable Class A Ordinary Shares	$0.04	$0.08	$0.11	$0.16
Basic and diluted weighted average shares outstanding of non-redeemable Class B Ordinary Shares	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net income per share, non-redeemable Class B Ordinary Shares	$0.04	$0.08	$0.11	$0.16

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LAUNCH TWO ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2025	—	$—	5,750,000	$575	$—	$(10,747,242)	$(10,746,667)
Accretion for Class A ordinary shares to redemption value	—	—	—	—	—	(2,149,376)	(2,149,376)
Net income	—	—	—	—	—	1,954,863	1,954,863
Balance – March 31, 2026	—	—	5,750,000	575	—	(10,941,755)	(10,941,180)

Accretion for Class A ordinary shares to redemption value	—	—	—	—	—	(2,174,571)	(2,174,571)
Net income	—	—	—	—	—	1,162,771	1,162,771
Balance – June 30, 2026	—	$—	5,750,000	$575	$—	$(11,953,555)	$(11,952,980)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2024	—	$—	5,750,000	$575	$—	$(9,838,851)	$(9,838,276)
Accretion for Class A Ordinary Shares to redemption value	—	—	—	—	—	(2,423,525)	(2,423,525)
Net income	—	—	—	—	—	2,215,852	2,215,852
Balance – March 31, 2025	—	—	5,750,000	575	—	(10,046,524)	(10,045,949)

Accretion for Class A Ordinary Shares to redemption value	—	—	—	—	—	(2,542,302)	(2,542,302)
Net income	—	—	—	—	—	2,367,013	2,367,013
Balance – June 30, 2025 (Unaudited)	—	$—	5,750,000	$575	$—	$(10,221,813)	$(10,221,238)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LAUNCH TWO ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities:
Net income	$3,117,634	$4,582,865
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(4,323,947)	(4,940,148)
Unrealized gain on marketable securities held in Trust Account	—	(25,679)
Changes in operating assets and liabilities:
Prepaid expenses	14,808	29,017
Long-term prepaid insurance	—	47,500
Accrued expenses	964,623	(9,969)
Net cash used in operating activities	(226,882)	(316,414)

Net Change in Cash	(226,882)	(316,414)
Cash – Beginning of period	250,079	935,701
Cash – End of period	$23,197	$619,287

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Launch Two Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on May 13, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company may pursue an initial Business Combination in any business or industry. As of June 30, 2026, the Company had not entered into a definitive agreement with any specific Business Combination target. The Company is an early-stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.

The Company has a wholly-owned subsidiary that was formed on May 18, 2026, Tesseract Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of the Company. The transactions contemplated by the NuCube Business Combination Agreement are intended to serve as the Company’s initial Business Combination.

As of June 30, 2026, the Company had not commenced any operations. All activities for the period from May 13, 2024 (inception) through June 30, 2026 relate to the Company’s formation, and since the Initial Public Offering (as defined below), and subsequent to the Initial Public Offering, identifying a target company and negotiating the terms of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 24, 2024 (File No. 333-280965), was declared effective on October 7, 2024 (as amended, the “IPO Registration Statement”). On October 9, 2024, the Company consummated the initial public offering of 23,000,000 units (the “Units”), which included the full exercise of the Over-Allotment Option (as defined in Note 6) in the amount of 3,000,000 units (the “Option Units”), at $10.00 per Unit, generating gross proceeds of $230,000,000 (the “Initial Public Offering”), which is described in Note 3. Each Unit consists of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares” and with respect to the Class A Ordinary Shares included in the Units, the “Public Shares”) and one-half of one redeemable warrant of the Company (the “Public Warrants”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,075,000 warrants (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to (i) the Company’s sponsor, Launch Two Sponsor LLC (the “Sponsor”), and (ii) Cantor Fitzgerald & Co. (“Cantor”), the representative of the several underwriters of the Initial Public Offering (the “Underwriters”), generating gross proceeds to the Company of $7,075,000 (the “Private Placement”), which is described in Note 4. Of the 7,075,000 Private Placement Warrants, the Sponsor purchased 4,500,000 Private Placement Warrants and Cantor purchased 2,575,000 Private Placement Warrants. Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Additionally, at the closing of the Initial Public Offering on October 9, 2024, the Company paid the Underwriters the cash underwriting discount of 2.0% of gross proceeds of the Initial Public Offering, or $4,000,000 in the aggregate.

Transaction costs amounted to $15,615,485, consisting of $4,000,000 of cash underwriting discount, the Deferred Fee (as defined in Note 6) of $10,950,000 and $665,485 of other offering costs.

The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less the Deferred Fee).

The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of the Deferred Fee held and taxes payable on the income earned on the Trust Account, if any) at the time of the signing an agreement

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully consummate a Business Combination.

Following the closing of the Initial Public Offering, on October 9, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee. The funds in the Trust Account may be invested only in U.S. Department of the Treasury (“Treasury”) obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct Treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on Management’s ongoing assessment of all factors related to the Company’s potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest-bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the Private Placement will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination by April 9, 2027 or by such earlier liquidation date as the Company’s board of directors may approve (the “Combination Period”), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (as currently in effect, the “Amended and Restated Articles”) to modify (1) the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (2) any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Public Shares (the “Public Shareholders”).

The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of then outstanding Public Shares, subject to the limitations of applicable law and the Amended and Restated Articles. As of October 8, 2026, the amount in the Trust Account was $10.84 per Public Share.

The Ordinary Shares (as defined in Note 5) subject to possible redemption were recorded at a redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company has only the duration of the Combination Period to complete the initial Business Combination. If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will cease all operations except for the purpose of winding up and as promptly as reasonably possible, but not more

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

than ten business days after the Combination Period, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, dated July 11, 2024, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares (as defined in Note 5) and Public Shares in connection with (x) the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination and (y) a shareholder vote to approve an amendment to the Amended and Restated Articles to modify (1) the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (2) any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (ii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period and to liquidating distributions from assets outside the Trust Account; and (iii) vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations.

NuCube Business Combination Agreement

The below subsection describes the material provisions of the NuCube Business Combination Agreement (as defined below), but does not purport to describe all the terms thereof. This summary of the NuCube Business Combination Agreement is qualified in its entirety by reference to the complete text of the NuCube Business Combination Agreement, a copy of which is filed as Exhibit 2.1 to this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 of which the accompanying unaudited condensed financial statements and these notes thereto form a part and is incorporated by reference herein. Unless otherwise defined herein, the capitalized terms used in this subsection have the same meanings given to them in the NuCube Business Combination Agreement.

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On June 25, 2026, the Company entered into a Business Combination Agreement (the “NuCube Business Combination Agreement”) with NuCube Energy, Inc., a Delaware corporation (together with its successors, “NuCube”), Tesseract Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Jay McEntee, in the capacity as the representative, from and after the Effective Time (as defined below), for the shareholders of the Company as of immediately prior to the Effective Time and their successors and assigns (other than the NuCube stockholders) and IdealabAZ, Inc., a Delaware corporation, in the capacity as representative, from and after the Effective Time, for the NuCube stockholders as of immediately prior to the Effective Time (the “Seller Representative”).

Pursuant to the NuCube Business Combination Agreement and subject to the terms and conditions set forth therein, (i) on or prior to the closing (the “Closing”, and the date and time of the Closing, the “Closing Date”) of the transactions contemplated by the NuCube Business Combination Agreement (the “Business Combination”), the Company will de-register from the Register of Companies of the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands and the applicable provisions of the General Corporation Law of the State of Delaware (the “Domestication”); and (ii) following the Domestication, (A) Merger Sub will merge with and into NuCube, with NuCube continuing as the surviving entity (the “Merger”) and, as a result of which, each share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (after giving effect to the Preferred Conversion (as defined below)) shall no longer be outstanding and shall automatically be cancelled and cease to exist in exchange for the right to receive a number of shares of common stock of the Company, par value $0.0001 per share (the “SPAC Common Stock”) equal to the Exchange Ratio (as defined below), and (B) prior to the Effective Time, all outstanding shares of preferred stock of NuCube will either be exchanged for, or convert into, shares of NuCube Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) in accordance with the NuCube’s organizational documents (the “Preferred Conversion”). As a result of the Merger and the Business Combination, NuCube will become a wholly owned subsidiary of the Company, all upon the terms and subject to the conditions set forth in the NuCube Business Combination Agreement.

At the Effective Time, each outstanding option (whether vested or unvested) (each, a “NuCube Option”) to purchase NuCube Common Stock will be assumed by and automatically converted into an option for shares of SPAC Common Stock (each, an “Assumed Option”) subject to the same terms, conditions, vesting schedule and other provisions as are currently applicable to such NuCube Options; provided that each Assumed Option will be exercisable for the number of shares of SPAC Common Stock equal to the product of the Exchange Ratio (as defined below) multiplied by the number of shares of NuCube Common Stock subject to the NuCube Option as of immediately prior to the Effective Time, rounded down to the nearest whole number, at an exercise price equal to the quotient of the per share exercise price of the NuCube Option divided by the Exchange Ratio, rounded up to the nearest whole cent.

At the Effective Time, each warrant to purchase NuCube Common Stock (each, a “NuCube Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by the Company and automatically converted into a warrant for shares of SPAC Common Stock (each, an “Assumed Warrant”). Each Assumed Warrant will be subject to the same terms, conditions and other provisions as are currently applicable to the applicable NuCube Warrant; provided that each Assumed Warrant will be exercisable for the number of shares of SPAC Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of NuCube Common Stock subject to such NuCube Warrant as of immediately prior to the Effective Time, rounded down to the nearest whole number, at an exercise price equal to the quotient of the per share exercise price of such NuCube Warrant divided by the Exchange Ratio, rounded up to the nearest whole cent.

Consideration

The aggregate consideration to be delivered to the security holders of NuCube as of the Effective Time will be a number of newly issued shares of SPAC Common Stock equal to the quotient of (A) $500,000,000 minus the excess of the Company’s expenses (if any) over $5,000,000 (such net amount, the “Purchase Price”), divided by (B) $10.82

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

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NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(the “Reference Price”), with each holder of NuCube Common Stock (each, a “NuCube Stockholder”) receiving, for each share of NuCube Common Stock held immediately prior to the Effective Time (after giving effect to the Preferred Conversion or otherwise treating shares of NuCube Preferred Stock on an as-converted to NuCube Common Stock basis), a number of shares of SPAC Common Stock equal to the Exchange Ratio, each holder of NuCube Options receiving for such holder’s NuCube Options then held the Assumed Options, and each holder of NuCube Warrants receiving for such holder’s NuCube Warrants then held the Assumed Warrants. The Exchange Ratio refers to the quotient obtained by dividing (i) the quotient of the Purchase Price divided by the Reference Price by (ii) the Fully Diluted NuCube Shares (as defined below) (the “Exchange Ratio”).

The NuCube Business Combination Agreement also provides for an earnout of up to 12,575,000 additional shares of SPAC Common Stock (the “Earnout Shares”) to NuCube Stockholders following the Closing. The Earnout Shares will be released from escrow if, during the three-year period following the Closing, the volume weighted average price of SPAC Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and similar transactions after the Closing) for at least 20 trading days within any consecutive 30 trading day period (the “Triggering Event”), subject to adjustment as set forth in the NuCube Business Combination Agreement. If the Triggering Event is achieved, 50% of the Earnout Shares will be released 90 days following confirmation of such Triggering Event (the “Determination Date”), and the remaining 50% of the Earnout Shares will be released 180 days after the Determination Date. If the Triggering Event is not achieved during the Earnout Period, the Earnout Shares will be forfeited to the Company and cancelled.

The “Fully Diluted Company Shares” means, without duplication, (a) the total number of shares of NuCube Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Preferred Conversion), plus (b) the aggregate number of shares of NuCube Common Stock issuable upon, or pursuant to the conversion of NuCube SAFEs, plus (c) the aggregate number of shares of NuCube Common Stock issuable upon, or pursuant to, the exercise of NuCube Options that are issued and outstanding as of immediately prior to the Effective Time, treating such outstanding NuCube Options as having been exercised in full (calculated on a “cashless” (i.e. net exercise basis), plus (d) the aggregate number of shares of NuCube Common Stock issuable upon, or pursuant to, the exercise of NuCube Warrants that are issued and outstanding as of immediately prior to the Effective Time, treating such NuCube Warrants as having been exercised in full (calculated on a “cashless” (i.e., net exercise) basis).

Representations and Warranties

The NuCube Business Combination Agreement contains representations and warranties that are reasonably customary for similar transactions that are made by the parties as of the date of the NuCube Business Combination Agreement, or other specified dates, solely for the benefit of certain of the parties to the NuCube Business Combination Agreement, and in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the NuCube Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the NuCube Business Combination Agreement.

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.

Covenants of the Parties

Each party to the Business Combination Agreement has agreed to use its commercially reasonable efforts, and to cooperate fully with one another, to consummate the Business Combination. The Business Combination Agreement also contains certain customary covenants by each of the parties that apply during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), including (i) the provision of access to the applicable party’s properties, books

LAUNCH TWO ACQUISITION CORP.

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NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

and personnel; (ii) the operation of the parties’ respective businesses in the ordinary course of business; (iii) the current and timely filing of the Company’s public filings; (iv) no insider trading; (v) notifications to the other parties of certain breaches, consent requirements and other matters; (vi) obtaining third-party and regulatory approvals; (vii) tax matters; (viii) further assurances; (ix) public announcements; (x) confidentiality; and (xi) other covenants. The Business Combination Agreement also contains certain customary post-Closing covenants, including, without limitation, in regard to (1) tax matters; (2) the maintenance of books and records; and (3) the indemnification of directors and officers.

Additionally, both the Company and NuCube agreed that it will not solicit or enter into a competing alternative transaction, in accordance with customary terms and provisions set forth in the NuCube Business Combination Agreement.

The Company agreed that it will not approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or otherwise change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation to its shareholders (the “SPAC Board Recommendation”) for approval of the NuCube Business Combination Agreement and the Business Combination (a “Change in Recommendation”); provided, however, that if the Company’s board of directors (the “SPAC Board”), after consultation with its outside legal counsel, determines in good faith, in response to an Intervening Event, that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable law, then the SPAC Board may make a Change in Recommendation; provided that SPAC will not be entitled to make a Change in Recommendation unless (i) the Company delivers to NuCube a written notice advising NuCube that the SPAC Board proposes to take such action and containing the material facts underlying its determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fifth Business Day immediately following delivery of such notice (subject to an additional three Business Day period for any new notice relating to a material development with respect to such Intervening Event), the SPAC Board reaffirms in good faith, after consultation with its outside legal counsel and taking into account any adjustments to the terms of the NuCube Business Combination Agreement offered by NuCube, that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable law; provided that any Change in Recommendation shall not affect the Company’s obligations to call an extraordinary general meeting to approve the SPAC Shareholder Approval Matters.

NuCube will deliver to the Company financial statements of NuCube audited by a PCAOB-qualified auditor in accordance with PCAOB auditing standards, accompanied by an unqualified opinion of the auditor thereon (collectively, the “Audited Financials”), as soon as reasonably practicable after the date of the NuCube Business Combination Agreement but no later than 45 days from the date of the NuCube Business Combination Agreement (the “Audit Delivery Date”).

The Company and NuCube will, as promptly as practicable after the date of the NuCube Business Combination Agreement, prepare and file with the SEC, a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the securities of the Company to be issued pursuant to the Business Combination, and containing a proxy statement/prospectus for the solicitation of proxies from the Company shareholders to approve the NuCube Business Combination Agreement, the Business Combination and related matters at an extraordinary general meeting of the Company’s shareholders (the “SPAC Special Meeting”), and providing the Company’s public shareholders with an opportunity to request redemption of their public shares in connection with the Business Combination, as required by the Company’s amended and restated memorandum and articles of association and the Company’s IPO Registration Statement (the “Redemption”).

As promptly as practicable after the Registration Statement has become effective and distributed by the Company (and in all cases within ten days following such date), NuCube will either (a) call a meeting of its stockholders to obtain and deliver to the Company a written consent of the NuCube Stockholders in order to approve the NuCube Business Combination Agreement and each of the ancillary documents to which NuCube is or is required to be a party or bound and the consummation of the transactions contemplated thereby (the “NuCube Stockholder Approval”) or

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(b) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of its stockholders for the NuCube Stockholder Approval. At the request of the Company, NuCube shall make the members of its management reasonably available to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of the Company shareholders, any “share recycling” efforts by the Company and the obtaining of any debt or equity financing (including Transaction, ratings or governmental or other third-party approvals.

The parties shall take all action necessary so that, effective at the Closing, the post-Closing board of directors of the Company (the “Post-Closing Board”) will consist of at least seven individuals, two of which will be designated by the Company (each of whom shall be independent directors in accordance with the requirements of Nasdaq, five of whom will be designated by NuCube (at least three of whom shall be independent directors in accordance with the requirements of Nasdaq). The amended and restated organizational documents of the Company will provide for a classified board structure consisting of three classes of directors serving staggered terms. In addition, at or prior to the Closing, the Company will enter into customary director indemnification agreements with each member of the Post-Closing Board. The parties shall also take all action necessary so that the individuals serving as the chief executive officer and chief financial officer, respectively, of the Company immediately after the Closing will be the same individuals (in the same office) as that of NuCube immediately prior to the Closing (unless, at its sole discretion, NuCube desires to appoint another qualified person to either such role, in which case, such other person(s) identified by NuCube shall serve in such role or roles).

During the Interim Period, the Company and NuCube shall use reasonable best efforts to enter into written agreements for Transaction Financings (as defined below) with aggregate proceeds of at least $100 million (on such terms and structuring and using such strategy, placement agents and approach, as the Company and NuCube shall mutually agree). “Transaction Financings” mean capital raising transactions in connection with the Business Combination structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into the Company or NuCube, including, but not limited to, the AIDEA Investment.

Conditions to Closing

The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties, unless waived: (i) the approval of the NuCube Business Combination Agreement and the Business Combination and related matters by the requisite vote of each of the Company’s shareholders and NuCube’s stockholders; (ii) the expiration or termination of any waiting period applicable to the consummation of the NuCube Business Combination Agreement under any antitrust laws; (iii) obtaining applicable regulatory approvals; (iv) no law or order preventing or prohibiting the Business Combination; (v) appointment of the Post-Closing Board consistent with the requirements of the NuCube Business Combination Agreement; (vi) the effectiveness of the Registration Statement; (vii) the Amended Organizational Documents shall have been adopted as the Organizational Documents of the Company; (viii); the Company Common Stock shall have been approved for listing on Nasdaq or the New York Stock Exchange upon the Closing; and (ix) the Company having adopted, on or prior to the Closing, an incentive plan substantially in the form attached to the NuCube Business Combination Agreement.

In addition, unless waived by NuCube, the obligations of NuCube to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations of the Company relating to organization and standing, authorization, non-contravention, capitalization (other than certain portions of such representation in the NuCube Business Combination Agreement) and finders and brokers being true and correct in all material respects on and as of the date of the NuCube Business Combination Agreement and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company set forth in certain

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

portions of the capitalization representation being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the NuCube Business Combination Agreement and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); (iii) all other representations and warranties of the Company being true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects on and as of the date of the NuCube Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect; (iv) the Company having performed in all material respects its obligations and complied in all material respects with the covenants and agreements under the NuCube Business Combination Agreement required to be performed or complied with by the Company on or prior to the Closing Date; (v) the sum of (x) the aggregate cash proceeds available for release from the Trust Account (after giving effect to the completion and payment of the Redemption), plus (y) the aggregate gross proceeds of any Transaction Financings minus (z) the aggregate amount of each party’s Expenses, shall equal or exceed $75,000,000; (vi) each of the Sponsor Support Agreement, the Insider Letter Amendment and the Amended Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing; and (vii) the Company shall have delivered certain other documents as set forth in the NuCube Business Combination Agreement.

Unless waived by the Company, the obligations of the Company to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations of NuCube relating to capitalization being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the NuCube Business Combination Agreement and as of the Closing Date; (ii) the representations of NuCube relating to organization and standing, authorization, non-contravention, capitalization (other than the certain portions of such representation in the NuCube Business Combination Agreement) and finders and brokers being true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects on and as of the date of the NuCube Business Combination Agreement and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (iii) all other representations and warranties of NuCube being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects on and as of the date of the NuCube Business Combination Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect on NuCube; (iv) NuCube having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the NuCube Business Combination Agreement required to be performed or complied with on or prior to the Closing Date; (v) absence of any Material Adverse Effect with respect to NuCube since the date of the NuCube Business Combination Agreement which is continuing and uncured; (vi) the Company Support Agreement, the Non-Competition Agreement, the Employment Agreement, and the Amended Registration Rights Agreement being in full force and effect as of the Closing; (vii) the Preferred Conversion shall have been completed; and (viii) NuCube having delivered certain other documents as set forth in the NuCube Business Combination Agreement.

Termination

The NuCube Business Combination Agreement may be terminated at any time prior to the Closing by either the Company or NuCube if the Closing does not occur by October 9, 2026, (the “Outside Date”); provided that if the Company obtains, prior to the Outside Date, (i) agreements have been entered into for Transaction Financing in the aggregate gross amount of at least $75,000,000 and (ii) the approval of its shareholders for an extension of the deadline

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

by which the Company must complete its Business Combination, then the Outside Date shall automatically be amended to November 9, 2026; provided further that this right to terminate the NuCube Business Combination Agreement shall not be available to any party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the NuCube Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

The NuCube Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of the Company and NuCube; (ii) by written notice by either the Company or NuCube to the other if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable; (iii) by NuCube for the Company’s uncured breach of the NuCube Business Combination Agreement, such that the related closing condition would not be met; (iv) by the Company for NuCube’s uncured breach of the NuCube Business Combination Agreement, such that the related closing condition would not be met; (v) by the Company, if there shall have been a Material Adverse Effect on NuCube following the date of the NuCube Business Combination Agreement which is (or are) not cured and continuing; (vi) by NuCube prior to obtaining the approval of the Company’s shareholders, if the SPAC Board shall have (x) made a Change in Recommendation or (y) failed to include the SPAC Board Recommendation in the proxy statement; provided, however, that NuCube shall provide such written notice, if at all, within 72 hours after the occurrence of either (x) or (y) above; (vii) by either NuCube or the Company if the Company holds the SPAC Special Meeting to approve the NuCube Business Combination Agreement and the Business Combination, and such approval is not obtained; (viii) by either NuCube or the Company if the NuCube’s meeting to approve the Company Stockholder Approval was held and NuCube’s stockholder approval was not obtained; and (ix) by written notice from the Company to NuCube, at any time within 60 days after the Audit Delivery Date, if NuCube has not delivered the Audited Financials prior to the date of such notice of termination.

If the NuCube Business Combination Agreement is terminated, all further obligations of the parties under the NuCube Business Combination Agreement (except for certain obligations related to public announcements, confidentiality, effect of termination, fees and expenses, trust account waiver, and customary miscellaneous provisions) will terminate, and no party to the NuCube Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the NuCube Business Combination Agreement prior to such termination.

Liquidity, Capital Resources, and Going Concern

As of June 30, 2026, the Company had operating cash of $23,197 and a working capital deficit of $1,002,980. The Company uses the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company Working Capital Loans (as defined in Note 5), from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account.

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Management plans to address this uncertainty through a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently October 9, 2026, there will be a mandatory liquidation and subsequent dissolution of the Company. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” Management has determined the Company’s liquidity condition, the date of mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in the accompanying unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of Management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the (i) IPO Registration Statement and (ii) Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 27, 2026. The interim results for the three and six months ended June 30, 2026 and 2025, are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2026 or for any future periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, which was formed on May 18, 2026. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying unaudited condensed consolidated financial statements with another public company that is neither an (i) emerging growth company nor (ii) emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed consolidated financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $23,197 and $250,079 in cash and no cash equivalents as of June 30, 2026 and December 31, 2025, respectively.

Cash and Marketable Securities Held in Trust Account

The Company’s portfolio of investments is comprised of cash and U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities, which are presented at fair value. Gains and losses resulting from the change in fair value of these securities are included in interest income on cash and marketable securities held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of June 30, 2026 and December 31, 2025, the assets held in the Trust Account of $247,682,183 and $243,358,236, respectively, were held in money market funds.

For the three and six months ended June 30, 2026 and 2025, the Company recorded $2,174,571 and $4,323,947, $2,544,350 and $4,940,148, respectively, of interest earned on cash and marketable securities held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. For the three and six months ended June 30, 2026 and 2025, the Company did not withdraw any interest earned on the Trust Account.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99, “Other Assets and Deferred Costs — SEC Materials”, and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic 470-20,

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

“Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Public Shares and Public Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Public Warrants and then to the Public Shares. Offering costs allocated to the Public Shares were charged to temporary equity. Offering costs allocated to the Warrants were charged to shareholders’ deficit as the Warrants were accounted for under equity treatment based on the equity classification of the underlying financial instruments, after Management’s evaluation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the accompanying unaudited condensed consolidated financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Warrant Instruments

The Company accounted for 11,500,000 Public Warrants and 7,075,000 Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Accordingly, the Company evaluated and recorded the warrant instruments under equity treatment at fair value. Such guidance provides that the Warrants described

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

above were not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, “Distinguishing Liabilities from Equity”, the Company classifies Public Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. At closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable Class A Ordinary Shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of June 30, 2026 and December 31, 2025, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the accompanying condensed consolidated balance sheets. As of June 30, 2026 and December 31, 2025, Class A Ordinary Shares subject to possible redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$233,538,339
Plus:
Accretion of carrying value to redemption value	9,819,897
Class A Ordinary Shares subject to possible redemption, December 31, 2025	243,358,236
Plus:
Accretion of carrying value to redemption value	2,149,376
Class A Ordinary Shares subject to possible redemption, March 31, 2026	245,507,612
Plus:
Accretion of carrying value to redemption value	2,174,571
Class A Ordinary Shares subject to possible redemption, June 30, 2026	$247,682,183

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net income per Ordinary Share (as defined in Note 5) is computed by dividing net income by the weighted average number of Ordinary Shares outstanding during the period, excluding Ordinary Shares subject to forfeiture. Prior to the IPO, weighted average shares were reduced for the effect of an aggregate of 750,000 Ordinary Shares that would have been subject to forfeiture had the Over-Allotment Option not been exercised by the Underwriters.

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The tables below present a reconciliation of the numerator used to compute basic and diluted net income per Ordinary Share.
	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2026		2025		2026		2025
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net income per Ordinary Share:
Numerator:
Allocation of net income	$930,217	$232,554	$1,893,610	$473,403	$2,494,107	$623,527	$3,666,292	$916,573
Denominator:
Basic weighted average Ordinary Shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income per Ordinary Share	$0.04	$0.04	$0.08	$0.08	$0.11	$0.11	$0.16	$0.16

Recent Accounting Standards

In November 2024, the FASB issued Accounting Standards Update (“ASU”) Topic 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), requiring public entities to disclose additional information about specific expense categories in the notes to the unaudited condensed consolidated financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

In the Initial Public Offering, on October 9, 2024, the Company sold 23,000,000 Units, which included the full exercise of the Over-Allotment Option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share, and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 7,075,000 Private Placement Warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, or $7,075,000 in the aggregate. Of those 7,075,000 Private Placement Warrants, the Sponsor purchased 4,500,000 Private Placement Warrants and Cantor purchased 2,575,000 Private Placement Warrants. Each whole Private Placement Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7).

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, Cantor, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A Ordinary Shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) are entitled to registration rights and (iii) with respect to the Private Placement Warrants held by Cantor and/or its designees, will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with Financial Industry Regulatory Authority Rule 5110(g)(8).

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 13, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), to the Sponsor (such shares, including any Class A Ordinary Shares into which the Class B Ordinary Shares are converted the “Founder Shares”). Up to 750,000 of the Founder Shares were subject to forfeiture by the Sponsor for no consideration depending on the extent to which the Over-Allotment Option was exercised. On October 9, 2024, the Underwriters exercised their Over-Allotment Option in full as part of the closing of the Initial Public Offering. As such, the 750,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of such initial holders of the Founder Shares with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination that results in the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

IPO Promissory Note

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering pursuant to a promissory note (the “IPO Promissory Note”). The loan was non-interest bearing, unsecured and due at the earlier of December 31, 2024 or the closing of the Initial Public Offering. As of June 30, 2026 and December 31, 2025, the Company had borrowed $0 under the IPO Promissory Note. The Company repaid all the outstanding balance of the IPO Promissory Note at the closing of the Initial Public Offering on October 9, 2024 and borrowings under the IPO Promissory Note are no longer available.

Advance from Related Party

Prior to the initial public offering, the Company received a $42,923 advance from the Sponsor. The Company repaid the advance in full upon the closing of the initial public offering. As of June 30, 2026 and December 31, 2025, there were no amounts outstanding.

Administrative Services Agreement

The Company entered into agreements with an affiliate of the Sponsor pursuant to which, commencing on October 7, 2024, through the earlier of consummation of the initial Business Combination or the liquidation, the Company pays an aggregate of $12,500 per month for office space, utilities, and secretarial and administrative support. For the three and six months ended June 30, 2026 and 2025, the Company incurred $37,500 and $75,000 in fees for these services, which is included in accrued expenses in the accompanying condensed consolidated balance sheets for 2026 and in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations for 2025. For the three and six months ended June 30, 2025, the Company incurred and paid $37,500 and $75,000 in fees for these services, which amounts are included in the accompanying condensed consolidated statements of operations.

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of June 30, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine, between the United States, Israel and Iran and others in the Middle East, and Southwest Asia or other armed hostilities. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.

Registration Rights Agreement

The holders of the Founder Shares, Private Placement Warrants and the Class A Ordinary Shares issuable upon exercise of such Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans are entitled to registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement, dated October 7, 2024. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In addition, Cantor may participate in a piggyback registration only during the seven-year period beginning on the effective date of the IPO Registration Statement. Notwithstanding the foregoing, Cantor Fitzgerald & Co. may not exercise its demand registration rights after five (5) years from the commencement of sales in the Company’s Initial Public Offering, and may not exercise its demand rights on more than one occasion.

Underwriting Agreement

The Underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,000,000 Option Units to cover over-allotments, if any (the “Over-Allotment Option”). On October 9, 2024, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the Over-Allotment Option to purchase the additional 3,000,000 Option Units at a price of $10.00 per Option Unit.

The Underwriters were entitled to a cash underwriting discount of $4,000,000 (2.0% of the gross proceeds of the Units, excluding any proceeds pursuant to the Over-Allotment Option), which was paid at the closing of the Initial Public Offering. Additionally, the Underwriters are entitled to a deferred underwriting fee of 4.50% of the

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

gross proceeds of the Initial Public Offering, other than those sold pursuant to the Over-Allotment Option, and 6.50% of the gross proceeds sold pursuant to the Over-Allotment Option, $10,950,000 in the aggregate payable upon the completion of the initial Business Combination subject to the terms of the Underwriting Agreement, dated October 7, 2024, by and between the Company and Cantor (such fee, the “Deferred Fee”).

NuCube Business Combination Agreement

On June 25, 2026, the Company entered into the NuCube Business Combination Agreement with NuCube Energy, Inc., a Delaware corporation (together with its successors, “NuCube”), Tesseract Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Jay McEntee, in the capacity as the representative, from and after the Effective Time (as defined below), for the shareholders of the Company as of immediately prior to the Effective Time and their successors and assigns (other than the NuCube stockholders) and IdealabAZ, Inc., a Delaware corporation, in the capacity as representative, from and after the Effective Time, for the NuCube stockholders as of immediately prior to the Effective Time (the “Seller Representative”).

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. As of June 30, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 each. As of June 30, 2026 and December 31, 2025, there were no Class A Ordinary Shares issued or outstanding, excluding 23,000,000 and 23,000,000 Class A Ordinary Shares subject to possible redemption, respectively.

Class B Ordinary Shares

The Company is authorized to issue a total of 50,000,000 Class B Ordinary Shares at par value of $0.0001 each. As of June 30, 2026 and December 31, 2025, there were 5,750,000 Class B Ordinary Shares issued and outstanding.

The Founder Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B Ordinary Shares convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A Ordinary Shares outstanding upon the completion of the Initial Public Offering (including any Class A Ordinary Shares issued pursuant to the Over-Allotment Option and excluding the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants issued to the Sponsor), plus (ii) all Class A Ordinary Shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A Ordinary Shares by Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

Holders of the Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Amended and Restated Articles or as required by the Companies Act (As Revised) of the Cayman Islands or stock exchange rules, an ordinary resolution under Cayman Islands law and the Amended and Restated Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Amended and Restated Articles, such actions include amending the Amended and Restated Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the Ordinary Shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B Ordinary Shares (i) have the right to vote on the appointment and removal of directors and (ii) are entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of Class A Ordinary Shares are not entitled to vote on these matters during such time. These provisions of the Amended and Restated Articles may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Warrants

As of June 30, 2026 and December 31, 2025, there were 18,575,000 Warrants outstanding, including 11,500,000 Public Warrants and 7,075,000 Private Placement Warrants. Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein. The Warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a prospectus relating thereto is current. No Warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the Class A Ordinary Share underlying such unit.

Under the terms of the Warrant Agreement, dated October 7, 2024, by and between the Company and Continental (the “Warrant Agreement”), the Company has agreed that, as soon as practicable, but in no event later than 20 business days after the closing of its Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the Warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the Class A Ordinary Shares

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

issuable upon exercise of the Warrants until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the Public Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares issuable upon exercise of the Warrants, multiplied by the excess of the “fair market value” of the Class A Ordinary Shares over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable.

Once the Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of Class A Ordinary Shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A Ordinary Shares is increased by a share capitalization payable in Class A Ordinary Shares, or by a subdivision of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A Ordinary Shares issuable upon exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

Level 1 assets include investments in money market funds that invest solely in U.S. government securities.

As of June 30, 2026, cash and marketable securities held in the Trust Account were comprised of $858 in cash and $247,681,325 in a money market fund, which was invested primarily in Treasury Bills. At December 31, 2025, assets held in the Trust Account were comprised of $858 in cash and $243,357,378 in a money market fund, which was invested primarily in Treasury Bills. For the three and six months ended June 30, 2026, the Company did not withdraw any interest income from the Trust Account.

NOTE 9. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their unaudited condensed consolidated financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, Management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the accompanying unaudited condensed consolidated statements of operations as net income. The measure of segment assets is reported on the accompanying condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

	June 30, 2026	December 31, 2025
Cash and marketable securities held in Trust Account	$247,682,183	$243,358,236
Cash	$23,197	$250,079

LAUNCH TWO ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

NOTE 9. SEGMENT INFORMATION (cont.)

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2026	2025	2026	2025
General and administrative expenses	$1,011,804	$175,476	$1,206,332	$383,373
Interest earned on cash and marketable securities held in Trust Account	$2,174,571	$2,544,350	$4,323,947	$4,940,148

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated October 7, 2024, by and between the Company and Continental.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies. General and administrative expenses, as reported on the accompanying unaudited condensed statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income are reported on the accompanying unaudited condensed consolidated statements of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the accompanying condensed consolidated balance sheet date up to the date that the accompanying unaudited condensed consolidated financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed consolidated financial statements.

On August 7, 2026, an aggregate amount $750,000 was advanced by the Sponsor to the Company for working capital purposes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Launch Two Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Launch Two Acquisition Corp. as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025 and for the period from May 13, 2024 (Inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Launch Two Acquisition Corp. as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from May 13, 2024 (Inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that Launch Two Acquisition Corp. will continue as a going concern. As discussed in Note 1 to the financial statements, if Launch Two Acquisition Corp. is unable to raise additional funds to alleviate liquidity needs and complete a business combination by October 9, 2026, unless extended, then Launch Two Acquisition Corp. will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about Launch Two Acquisition Corp.’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Launch Two Acquisition Corp. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Launch Two Acquisition Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

March 26, 2026

PCAOB ID Number 100

LAUNCH TWO ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash	$250,079	$935,701
Prepaid expenses	109,455	195,909
Total current assets	359,534	1,131,610
Long-term prepaid insurance	—	71,250
Cash and marketable securities held in Trust Account	243,358,236	233,538,339
TOTAL ASSETS	$243,717,770	$234,741,199

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$156,201	$16,136
Accrued offering costs	—	75,000
Total current liabilities	156,201	91,136
Deferred Fee payable	10,950,000	10,950,000
TOTAL LIABILITIES	11,106,201	11,041,136

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A Ordinary Shares subject to possible redemption, 23,000,000 shares at redemption value of $10.58 and $10.15 per share at December 31, 2025 and 2024, respectively	243,358,236	233,538,339

SHAREHOLDERS’ DEFICIT

Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024 (excluding 23,000,000 shares subject to possible redemption)	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2025 and 2024	575	575
Additional paid-in capital	—	—
Accumulated deficit	(10,747,242)	(9,838,851)
TOTAL SHAREHOLDERS’ DEFICIT	(10,746,667)	(9,838,276)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$243,717,770	$234,741,199

The accompanying notes are an integral part of these financial statements.

LAUNCH TWO ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from May 13, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$909,063	$173,185
Loss from operations	(909,063)	(173,185)

Other income:
Interest earned on cash and marketable securities held in Trust Account	9,819,897	2,281,141
Interest earned on Bank Account	672	394
Unrealized income on cash and marketable securities held in Trust Account	—	107,198
Total other income, net	9,820,569	2,388,733
Net income	$8,911,506	$2,215,548

Basic and diluted weighted average shares outstanding of redeemable Class A Ordinary Shares	23,000,000	8,291,845
Basic and diluted net income per ordinary share, redeemable Class A Ordinary Shares	$0.31	$0.16
Basic weighted average shares outstanding of non-redeemable Class B Ordinary Shares	5,750,000	5,270,386
Basic net income per share, non-redeemable Class B Ordinary Shares	$0.31	$0.16
Diluted weighted average shares outstanding of non-redeemable Class B Ordinary Shares	5,750,000	5,296,137
Diluted net income per share, non-redeemable Class B Ordinary Shares	$0.31	$0.16

The accompanying notes are an integral part of these financial statements.

LAUNCH TWO ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2025 AND FOR THE PERIOD FROM MAY 13, 2024
(INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – May 13, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Class B Ordinary Shares issued to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of Private Placement Warrants	—	—	—	—	7,075,000	—	7,075,000
Fair value of Public Warrants at issuance	—	—	—	—	805,000	—	805,000
Allocated value of transaction costs to Class A Ordinary Shares	—	—	—	—	(74,445)	—	(74,445)
Accretion for Class A Ordinary Shares to redemption value	—	—	—	—	(7,829,980)	(12,054,399)	(19,884,379)
Net income	—	—	—	—	—	2,215,548	2,215,548
Balance – December 31, 2024	—	—	5,750,000	575	—	(9,838,851)	(9,838,276)
Accretion for Class A Ordinary Shares to redemption value	—	—	—	—	—	(9,819,897)	(9,819,897)
Net income	—	—	—	—	—	8,911,506	8,911,506
Balance – December 31, 2025	—	$—	5,750,000	$575	$—	$(10,747,242)	$(10,746,667)

The accompanying notes are an integral part of these financial statements

LAUNCH TWO ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2025	For the period from May 13, 2024 (Inception) through December 31, 2024
Cash flows from operating activities:
Net income	$8,911,506	$2,215,548
Adjustments to reconcile net income to net cash used in operating activities:
Payment of expenses through IPO Promissory Note – related party	—	82,301
General and administrative costs applied to prepaids contributed by Sponsor through IPO Promissory Note – related party	—	5,106
Interest earned on cash and marketable securities held in Trust Account	(9,819,897)	(2,281,141)
Unrealized gain on marketable securities held in Trust Account	—	(107,198)
Changes in operating assets and liabilities:
Prepaid expenses	86,454	(193,569)
Long-term prepaid insurance	71,250	(71,250)
Accrued expenses	140,065	16,136
Net cash used in operating activities	(610,622)	(334,067)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(231,150,000)
Net cash used in investing activities	—	(231,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	226,000,000
Proceeds from sale of Private Placements Warrants	—	7,075,000
Repayment of IPO Promissory Note – related party	—	(342,923)
Payment of offering costs	(75,000)	(312,309)
Net cash (used in) provided by financing activities	(75,000)	232,419,768

Net Change in Cash	(685,622)	935,701
Cash, Beginning of period	935,701	—
Cash, End of period	$250,079	$935,701

Supplemental disclosure of cash flow information:
Deferred Fee payable	$—	$10,950,000
Deferred costs included in accrued offering costs	$—	$75,000
Deferred offering costs contributed by Sponsor through IPO Promissory Note – related party	$—	$240,782
Deferred offering costs paid by Sponsor in exchange for issuance of Class B Ordinary Shares	$—	$25,000
Prepaid services contributed by Sponsor through the IPO Promissory Note – related party	$—	$19,840

The accompanying notes are an integral part of these financial statements.

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Launch Two Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on May 13, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business Combination with one or more businesses (the “Business Combination”). The Company may pursue an initial Business Combination in any business or industry. As of December 31, 2025, the Company had not entered into a definitive agreement with any specific Business Combination target. The Company is an early-stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.

As of December 31, 2025, the Company had not commenced any operations. All activities for the period from May 13, 2024 (inception) through December 31, 2025 relate to the Company’s formation, and since the Initial Public Offering (as defined below), and subsequent to the Initial Public Offering, identifying a target company and negotiating the terms of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 24, 2024 (File No. 333-280965), was declared effective on October 7, 2024 (as amended, the “IPO Registration Statement”). On October 9, 2024, the Company consummated the initial public offering of 23,000,000 units (the “Units”), which included the full exercise of the Over-Allotment Option (as defined in Note 6) in the amount of 3,000,000 units (the “Option Units”), at $10.00 per Unit, generating gross proceeds of $230,000,000 (the “Initial Public Offering”), which is described in Note 3. Each Unit consists of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares” and with respect to the Class A Ordinary Shares included in the Units, the “Public Shares”) and one-half of one redeemable warrant of the Company (the “Public Warrants”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,075,000 warrants (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to (i) the Company’s sponsor, Launch Two Sponsor LLC (the “Sponsor”), and (ii) Cantor Fitzgerald & Co. (“Cantor”), the representative of the several underwriters of the Initial Public Offering (the “Underwriters”), generating gross proceeds to the Company of $7,075,000 (the “Private Placement”), which is described in Note 4. Of those 7,075,000 Private Placement Warrants, the Sponsor purchased 4,500,000 Private Placement Warrants and Cantor purchased 2,575,000 Private Placement Warrants. Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Additionally, at the closing of the Initial Public Offering on October 9, 2024, the Company paid the Underwriters the cash underwriting discount of 2.0% of gross proceeds of the Initial Public Offering, or $4,000,000 in the aggregate.

Transaction costs amounted to $15,615,485, consisting of $4,000,000 of cash underwriting discount, the Deferred Fee (as defined in Note 6) of $10,950,000 and $665,485 of other offering costs.

The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less the Deferred Fee).

The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of the Deferred Fee held and taxes payable on the income earned on the Trust Account, if any) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully consummate a Business Combination.

Following the closing of the Initial Public Offering, on October 9, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee. The funds in the Trust Account may be invested only in U.S. Department of the Treasury (“Treasury”) obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct Treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on Management’s ongoing assessment of all factors related to the Company’s potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest-bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the Private Placement will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination by October 9, 2026 or by such earlier liquidation date as the Company’s board of directors may approve (the “Combination Period”), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (as currently in effect, the “Current Charter”) (1) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (2) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Public Shares (the “Public Shareholders”).

The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of then outstanding Public Shares, subject to the limitations of applicable law and the Current Charter. As of December 31, 2025, the amount in the Trust Account was $10.58 per Public Share.

The Ordinary Shares (as defined in Note 5) subject to possible redemption were recorded at a redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company has only the duration of the Combination Period to complete the initial Business Combination. If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will cease all operations except for the purpose of winding up and as promptly as reasonably possible, but not more than ten business days after the Combination Period, redeem the Public Shares, at a per-share price, payable in cash,

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, dated July 11, 2024, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares (as defined in Note 5) and Public Shares in connection with (x) the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination and (y) a shareholder vote to approve an amendment to the Current Charter (1) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (2) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity; (ii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period and to liquidating distributions from assets outside the Trust Account; and (iii) vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations.

Liquidity, Capital Resources, and Going Concern

As of December 31, 2025, the Company had operating cash of $250,079 and a working capital surplus of $203,333. The Company uses the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company Working Capital Loans (as defined in Note 5), from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account.

Management plans to address this uncertainty through a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently October 9, 2026, there will be a mandatory liquidation and subsequent dissolution of the Company. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” Management has determined the Company’s liquidity condition, the date of mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a Going Concern. The accompanying financial statements do not include any adjustments that might result from the Company’s inability to continue as a Going Concern.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying financial statements with another public company that is neither an (i) emerging growth company nor (ii) emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $250,079 and $935,701 in cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

Cash and Marketable Securities Held in Trust Account

The Company’s portfolio of investments is comprised of cash and U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities, which are presented at fair value. Gains and losses resulting from the change in fair value of these securities are included in interest income on cash and marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. At December 31, 2025, the assets held in the Trust Account of $243,358,236 were held in money market funds. At December 31, 2024, substantially all of the assets held in the Trust Account of $233,538,339 were held in Treasury Bills.

For the year ended December 31, 2025 and 2024, the Company recorded $9,819,897 and $2,281,141, respectively, of interest earned on cash and marketable securities held in Trust Account in the accompanying statements of operations. For the year ended December 31, 2025, the Company did not withdraw any interest earned on the Trust Account.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99, “Other Assets and Deferred Costs — SEC Materials”, and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Public Shares and Public Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Public Warrants and then to the Public Shares. Offering costs allocated to the Public Shares were charged to temporary equity. Offering costs allocated to the Warrants were charged to shareholders’ deficit as the Warrants were accounted for under equity treatment based on the equity classification of the underlying financial instruments, after Management’s evaluation.

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the accompanying financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the accompanying financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Warrant Instruments

The Company accounted for 11,500,000 Public Warrants and 7,075,000 Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Accordingly, the Company evaluated and recorded the warrant instruments under equity treatment at fair value. Such guidance provides that the Warrants described above were not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, “Distinguishing Liabilities from Equity”,

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

the Company classifies Public Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. At closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable Class A Ordinary Shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025 and 2024, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the accompanying balance sheets. As of December 31, 2025 and 2024, Class A Ordinary Shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(805,000)
Class A Ordinary Shares issuance costs	(15,541,040)
Plus:
Accretion of carrying value to redemption value	19,884,379
Class A Ordinary Shares subject to possible redemption, December 31, 2024	233,538,339
Plus:
Accretion of carrying value to redemption value	9,819,897
Class A Ordinary Shares subject to possible redemption, December 31, 2025	$243,358,236

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per Ordinary Share is computed by dividing net income by the weighted average number of Ordinary Shares outstanding during the period, excluding Ordinary Shares subject to forfeiture. Prior to the IPO, weighted average shares were reduced for the effect of an aggregate of 750,000 Ordinary Shares that would have been subject to forfeiture had the Over-Allotment Option not been exercised by the Underwriters.

The table below presents a reconciliation of the numerator used to compute basic and diluted net income per Ordinary Share.
	For the Year Ended December 31, 2025		For the period from May 13, 2024 (Inception) through December 31, 2024
	Class A	Class B	Class A	Class B
Basic net income per Ordinary Share
Numerator:
Allocation of net income	$7,129,205	$1,782,301	$1,354,569	$860,979

Denominator:
Basic weighted average Ordinary Shares outstanding	23,000,000	5,750,000	8,291,845	5,270,386
Basic net income per Ordinary Share	$0.31	$0.31	$0.16	$0.16

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Year Ended December 31, 2025		For the period from May 13, 2024 (Inception) through December 31, 2024
	Class A	Class B	Class A	Class B
Diluted net income per Ordinary Share
Numerator:
Allocation of net income	$7,129,205	$1,782,301	$1,352,002	$863,546

Denominator:
Diluted weighted average Ordinary Shares outstanding	23,000,000	5,750,000	8,291,845	5,296,137
Diluted net income per Ordinary Share	$0.31	$0.31	$0.16	$0.16

Recent Accounting Standards

In November 2024, the FASB issued Accounting Standards Update (“ASU”) Topic 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

In the Initial Public Offering, on October 9, 2024, the Company sold 23,000,000 Units, which included the full exercise of the Over-Allotment Option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share, and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 7,075,000 Private Placement Warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, or $7,075,000 in the aggregate. Of those 7,075,000 Private Placement Warrants, the Sponsor purchased 4,500,000 Private Placement Warrants and Cantor purchased 2,575,000 Private Placement Warrants. Each whole Private Placement Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7).

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, Cantor, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A Ordinary Shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) are entitled to registration rights and (iii) with respect to the Private Placement Warrants held by Cantor and/or its designees, will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with Financial Industry Regulatory Authority Rule 5110(g)(8).

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 13, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), to the Sponsor (such shares, the “Founder Shares”). Up to 750,000 of the Founder Shares were subject to surrender by the Sponsor for no consideration depending on the extent to which the Over-Allotment Option was exercised. On October 9, 2024, the Underwriters exercised their Over-Allotment Option in full as part of the closing of the Initial Public Offering. As such, the 750,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of such initial holders of the Founder Shares with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination that results in the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

IPO Promissory Note

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering pursuant to a promissory note (the “IPO Promissory Note”). The loan was non-interest bearing, unsecured and due at the earlier of December 31, 2024 or the closing of the Initial Public Offering. As of December 31, 2025 and 2024, the Company had borrowed $0 and $300,000, respectively, under the IPO Promissory Note. The Company repaid all the outstanding balance of the IPO Promissory Note at the closing of the Initial Public Offering on October 9, 2024 and borrowings under the IPO Promissory Note are no longer available.

Advance from Related Party

Prior to the initial public offering, the Company received a $42,923 advance from the Sponsor. The Company repaid the advance in full upon the closing of the initial public offering. As of December 31, 2025 and 2024, there were no amounts outstanding.

Administrative Services Agreement

The Company entered into an agreement with an affiliate of the Sponsor pursuant to which, commencing on October 7, 2024, through the earlier of consummation of the initial Business Combination or the liquidation, the Company pays an aggregate of $12,500 per month for office space, utilities, and secretarial and administrative support. For the year ended December 31, 2025, the Company incurred and paid $150,000 in fees for these services, which amounts are included in the accompanying statements of operations. For the period from May 13, 2024 (inception) through December 31, 2024, the Company incurred and paid $34,274 in fees for these services, which amounts are included in the accompanying statements of operations.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2025 and 2024, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine, between the United States, Israel and Iran and others in the Middle East, and Southwest Asia or other armed hostilities. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.

Registration Rights Agreement

The holders of the Founder Shares, Private Placement Warrants and the Class A Ordinary Shares issuable upon exercise of such Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement, dated October 7, 2024. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In addition, Cantor may participate in a piggyback registration only during the seven-year period beginning on the effective date of the IPO Registration Statement.

Underwriting Agreement

The Underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,000,000 Option Units to cover over-allotments, if any (the “Over-Allotment Option”). On October 9, 2024, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the Over-Allotment Option to purchase the additional 3,000,000 Option Units at a price of $10.00 per Option Unit.

The Underwriters were entitled to a cash underwriting discount of $4,000,000 (2.0% of the gross proceeds of the Units, excluding any proceeds pursuant to the Over-Allotment Option), which was paid at the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred underwriting fee of 4.50% of the gross proceeds of the Initial Public Offering, other than those sold pursuant to the Over-Allotment Option, and 6.50% of the gross proceeds sold pursuant to the Over-Allotment Option, $10,950,000 in the aggregate payable upon the completion of the initial Business Combination subject to the terms of the Underwriting Agreement, dated October 7, 2024, by and between the Company and Cantor (such fee, the “Deferred Fee”).

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. At December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 each. At December 31, 2025 and 2024, there were no Class A Ordinary Shares issued or outstanding, excluding 23,000,000 Class A Ordinary Shares subject to possible redemption.

Class B Ordinary Shares

The Company is authorized to issue a total of 50,000,000 Class B Ordinary Shares at par value of $0.0001 each. At December 31, 2025 and 2024, there were 5,750,000 Class B Ordinary Shares issued and outstanding.

The Founder Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B Ordinary Shares convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A Ordinary Shares outstanding upon the completion of the Initial Public Offering (including any Class A Ordinary Shares issued pursuant to the Over-Allotment Option and excluding the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants issued to the Sponsor), plus (ii) all Class A Ordinary Shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A Ordinary Shares by Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of the Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Current Charter or as required by the Companies Act (As Revised) of the Cayman Islands or stock exchange rules, an ordinary resolution under Cayman Islands law and the Current Charter, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Current Charter, such actions include amending the Current Charter and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the Ordinary Shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B Ordinary Shares (i) have the right to vote on the appointment and removal of directors and (ii) are entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of Class A Ordinary Shares are not

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

entitled to vote on these matters during such time. These provisions of the Current Charter may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Warrants

As of December 31, 2025 and December 31, 2024, there were 18,575,000 Warrants outstanding, including 11,500,000 Public Warrants and 7,075,000 Private Placement Warrants. Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein. The Warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a prospectus relating thereto is current. No Warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the Class A Ordinary Share underlying such unit.

Under the terms of the Warrant Agreement, dated October 7, 2024, by and between the Company and Continental (the “Warrant Agreement”), the Company has agreed that, as soon as practicable, but in no event later than 20 business days after the closing of its Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the Warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the Public Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares issuable upon exercise of the Warrants, multiplied by the excess of the “fair market value” of the Class A Ordinary Shares over the exercise price of the Public Warrants by

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

(y) the fair market value. The “fair market value” is the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable.

Once the Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of Class A Ordinary Shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A Ordinary Shares is increased by a share capitalization payable in Class A Ordinary Shares, or by a subdivision of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A Ordinary Shares issuable upon exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

Level 1 assets include investments in money market funds that invest solely in U.S. government securities. At December 31, 2025, assets held in the Trust Account were comprised of $858 in cash and $243,357,378 in a money market fund, which was invested primarily in Treasury Bills. For the year ended December 31, 2025, the Company did not withdraw any interest income from the Trust Account.

At December 31, 2024, assets held in the Trust Account were comprised of $1,247 in cash and $233,537,092 in Treasury Bills. At December 31, 2024, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding loss and fair value of held-to-maturity securities at December 31, 2024 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Loss	Fair Value
December 31, 2025	U.S. Treasury Securities	1	$—	$—	$—
December 31, 2024	U.S. Treasury Securities (Mature on 4/10/2025)	1	$233,429,894	$107,198	$233,537,092

The following table presents information about the Company’s equity that are measured at fair value on October 9, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	October 9, 2024
Equity:
Fair value of Public Warrants for the Class A ordinary shares subject to possible redemption allocation	3	$805,000

The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

October 9, 2024
Share price	$9.95
Exercise price	$11.50
Term (years)	7.00
Risk-free rate	3.97%
Volatility	4.90%

NOTE 9. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, Management has determined that there is only one reportable segment.

LAUNCH TWO ACQUISITION CORP.
Notes to Financial Statements
December 31, 2025

NOTE 9. SEGMENT INFORMATION (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the accompanying statements of operations as net income. The measure of segment assets is reported on the accompanying balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

	December 31, 2025	December 31, 2024
Cash and marketable securities held in Trust Account	$243,358,236	$233,538,339
Cash	$250,079	$935,701
	For the Year Ended December 31, 2025	For the period from May 13, 2024 (Inception) through December, 2024
General and administrative expenses	$909,063	$173,185
Interest earned on cash and marketable securities held in Trust Account	$9,819,897	$2,281,141

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated October 7, 2024, by and between the Company and Continental.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies. General and administrative expenses, as reported on the accompanying statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income are reported on the accompanying statements of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the accompanying balance sheet date up to the date that the accompanying financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying financial statements.

NUCUBE ENERGY, INC.
BALANCE SHEETS

	June 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$6,324,448	$12,150,396
Held-to-maturity investments, current	6,538,130	—
Prepaid expenses and other current assets	414,020	61,976
Interest receivable	17,291	—
Deferred transaction costs	1,094,120	—
Total Current Assets	14,388,009	12,212,372
Deposits	18,419	5,025
Property and equipment, net	19,689	16,135
Right-of-use assets, net	198,975	34,272
TOTAL ASSETS	$14,625,092	$12,267,804

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$183,133	$40,400
Accounts payable – related parties	41,161	65,310
Accrued expenses	228,623	79,918
Accrued transaction costs	1,094,120	—
Lease liabilities – current	55,890	14,454
Total Current Liabilities	1,602,927	200,082
SAFE liabilities	—	13,237,999
Lease liabilities – non-current	129,128	21,917
TOTAL LIABILITIES	1,732,055	13,459,998

COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDERS’ EQUITY (DEFICIT)
Series Pre-Seed 1 preferred stock; par value $0.00001, 7,500,000 shares authorized, issued and outstanding as of June 30, 2026 and December 31, 2025	75	75
Series Seed preferred stock; par value $0.00001, 5,139,153 shares authorized, issued and outstanding as of June 30, 2026 and December 31, 2025	51	51
Series A-1 preferred stock; par value $0.00001, 850,145 shares authorized, 829,829 and 0 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	8	—
Series A-2 preferred stock; par value $0.00001, 722,353 shares authorized, 668,846 and 0 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	7	—
Series A-3 preferred stock; par value $0.00001, 14,667,777 shares authorized, 14,667,777 and 0 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	147	—
Common stock; par value $0.00001; 35,000,000 shares authorized, 1,604,250 shares issued and outstanding as of June 30, 2026; 16,000,000 shares authorized, 1,604,250 shares issued and outstanding as of December 31, 2025	16	16
Additional paid-in capital	82,600,153	4,967,554
Accumulated deficit	(69,707,420)	(6,159,890)
Total stockholders’ equity (deficit)	12,893,037	(1,192,194)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$14,625,092	$12,267,804

The accompanying notes are an integral part of these financial statements.

NUCUBE ENERGY, INC.
UNAUDITED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
Operating expenses
General and administrative	$2,283,082	$936,443
Marketing	31,826	16,685
Research and development	257,029	8,191
Loss from operations	(2,571,937)	(961,319)

Other income (expense):
Interest income	190,070	9,405
Change in fair value of SAFE liabilities	(61,228,163)	(9,361)
Other income	62,500	31,250
Total other income (expense)	(60,975,593)	31,294
Net loss	$(63,547,530)	$(930,025)

Weighted number of shares of common stock outstanding, basic and diluted	1,604,250	1,597,227
Net loss per common stock, basic and diluted	$(39.61)	$(0.58)

The accompanying notes are an integral part of these financial statements.

NUCUBE ENERGY, INC.
UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	Series Pre-Seed 1 Preferred Stock		Series Seed Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A-3 Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2026	7,500,000	$75	5,139,153	$51	—	$—	—	$—	—	$—	1,604,250	$16	$4,967,554	$(6,159,890)	$(1,192,194)
Stock-based compensation from stock options and restricted stock awards	—	—	—	—	—	—	—	—	—	—	—	—	28,939	—	28,939
Fair value of warrants issued for services	—	—	—	—	—	—	—	—	—	—	—	—	12,660	—	12,660
Issuance of Series A-1 convertible preferred stock upon conversion of SAFEs	—	—	—	—	829,829	8	—	—	—	—	—	—	3,919,594	—	3,919,602
Issuance of Series A-2 convertible preferred stock upon conversion of SAFEs	—	—	—	—	—	—	668,846	7	—	—	—	—	3,058,655	—	3,058,662
Issuance of Series A-3 convertible preferred stock upon conversion of SAFEs	—	—	—	—	—	—	—	—	14,667,777	147	—	—	70,612,751	—	70,612,898
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(63,547,530)	(63,547,530)
Balance, June 30, 2026	7,500,000	$75	5,139,153	$51	829,829	$8	668,846	$7	14,667,777	$147	1,604,250	$16	$82,600,153	$(69,707,420)	$12,893,037
	Series Pre-Seed 1 Preferred Stock		Series Seed Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A-3 Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2025	7,500,000	$75	5,139,153	$51	—	$—	—	$—	—	$—	1,593,000	$16	$4,874,660	$(4,717,499)	$157,303
Stock-based compensation from stock options and restricted stock awards	—	—	—	—	—	—	—	—	—	—	—	—	16,814	—	16,814
Fair value of warrants earned in connection with SAFE financings	—	—	—	—	—	—	—	—	—	—	—	—	25,406	—	25,406
Stock options exercised	—	—	—	—	—	—	—	—	—	—	11,250	—	1,912	—	1,912
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(930,025.00)	(930,025)
Balance, June 30, 2025	7,500,000	$75	5,139,153	$51	—	$—	—	$—	—	$—	1,604,250	$16	$4,918,792	$(5,647,524)	$(728,590)

The accompanying notes are an integral part of these financial statements.

NUCUBE ENERGY, INC.
UNAUDITED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(63,547,530)	$(930,025)
Adjustments to reconcile net loss to net cash used in operations:
Stock-based compensation	28,939	16,814
Issuance of warrants for services	12,660	—
Capital raising advisory services related to placement agent warrants	—	25,406
Change in fair value of SAFE liabilities	61,228,163	9,361
Depreciation expense	10,042	5,497
Amortization of right-of-use assets	21,466	4,491
Accretion of net discount on held-to-maturity investments	(16,006)	—
Changes in operating assets and liabilities:
Accounts receivable	—	(31,250)
Prepaid expenses and other current assets	(386,028)	(4,985)
Deposits	(13,394)	(1,746)
Interest receivable	6,982	—
Accounts payable	142,733	(48,323)
Accounts payable – related parties	(24,149)	(9,112)
Accrued expenses	148,705	(16,564)
Accrued expenses – related party	—	60,000
Lease liabilities	(3,538)	(3,651)
CASH USED IN OPERATING ACTIVITIES	(2,390,955)	(924,087)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of held-to-maturity investments including purchased accrued interest	(6,546,397)	—
Purchase of fixed assets	(13,596)	—
CASH USED IN INVESTING ACTIVITIES	(6,559,993)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of SAFEs	3,125,000	220,500
Proceeds from stock option exercise	—	1,912
CASH PROVIDED BY FINANCING ACTIVITIES	3,125,000	222,412

NET CHANGE IN CASH	(5,825,948)	(701,675)
Cash, beginning of period	12,150,396	1,159,042
Cash, end of period	$6,324,448	$457,367

Supplemental disclosure of non-cash activities:
Recognition of right-of use assets and lease liabilities	$186,169	$45,723
Deferred transaction costs included in accrued transaction costs	$1,094,120	$—
Conversion of SAFE liabilities into Series A Preferred Stock	$77,591,162	$—

The accompanying notes are an integral part of these financial statements.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 1. Organization

Description of Business

NuCube Energy, Inc. (the “Company”), headquartered in Idaho Falls, Idaho, was incorporated in Delaware on April 23, 2023. The Company is an early-stage nuclear energy company designing a fission reactor capable of producing electricity and industrial heat and is currently engaged in research and development activities. Revenue-generating operations have not yet commenced.

On June 25, 2026, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Launch Two Acquisition Corp., a Cayman Islands exempted company (“Launch Two”), Tesseract Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Launch Two (“Merger Sub”), Jay McEntee, in the capacity as the representative for the shareholders of Launch Two and IdealabAZ, Inc., a Delaware corporation, in the capacity as representative of the Company’s stockholders (see Note 11).

Note 2. Liquidity and Capital Resources

For the six months ended June 30, 2026 and 2025, the Company has not generated revenues. For the six months ended June 30, 2026 and 2025, the Company reported net losses of $63,547,530 and $930,025, respectively. As of June 30, 2026 and December 31, 2025, the Company had aggregate cash and cash equivalents of $6,324,448 and $12,150,396, respectively, and net working capital of $12,785,082 and $12,012,290, respectively. The Company is currently in the research and development phase of designing a nuclear reactor and expects to require significant additional capital, estimated at $150 million, to construct its first-of-a-kind (“FOAK”) reactor. The Company does not plan to commence construction of the FOAK reactor until sufficient financing has been secured and does not expect to incur significant construction-related expenditures within the next twelve months. Until such time, the Company will continue to operate in a research and development phase.

Based on its current operating plan and assumptions, the Company believes its existing cash resources are sufficient to fund its operating expenses and capital requirements for at least twelve months from the date the financial statements are issued. The Company’s future capital requirements will depend on a number of factors, including the timing and scope of development activities. The Company may seek to raise additional capital through equity financings, strategic partnerships and government funding; however, there can be no assurance that such financing will be available on acceptable terms, or at all.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern,” management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued and has concluded that substantial doubt is not raised.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as issued by the Financial Accounting Standards Board (“FASB”) and codified in the FASB Accounting Standards Codification (“ASC”) and expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the period presented in accordance with U.S. GAAP. The financial statements have been prepared assuming the Company will continue as a going concern.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements. Significant estimates and assumptions reflected in the Company’s financial statements include, but are not limited to, the fair value of financial instruments, including SAFE liabilities and stock-based compensation. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, that management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Derivative Financial Instruments

The Company evaluates all freestanding financial instruments to determine whether such instruments should be accounted for as liabilities or as equity in accordance with FASB Topic ASC 815, “Derivatives and Hedging” (“ASC 815”), and ASC 815-40, “Contracts in Entity’s Own Equity”. Freestanding instruments, including warrants and similar equity-linked instruments, are classified as liabilities when they do not meet the criteria for equity classification. Liability-classified instruments are initially measured at fair value on the date of issuance in accordance with FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”), and are subsequently remeasured at fair value at each reporting period. Changes in fair value are recognized in earnings within other income (expense) in the statement of operations.

Warrants

The Company has issued warrants related to advisory services. The warrants were accounted for in accordance with the guidance contained in ASC 815. Accordingly, the Company evaluated the warrants and determined that they qualify for equity classification under ASC 815-40 as the contracts do not permit or require net cash settlement, do not require physical or net share settlement, and include exercise contingencies that are consistent with the warrants being indexed to the Company’s own stock (See Note 7) and therefore recorded the warrants at their grant-date fair value in additional paid-in capital.

SAFE Liabilities

The Company entered into Simple Agreements for Future Equity (“SAFEs”) and has accounted for the SAFEs in accordance with the guidance contained in ASC 815-40. Accordingly, the Company evaluated the SAFEs and determined that the number of shares issuable upon conversion is not fixed and depends on variables such as valuation cap and Company capitalization that are not inputs to the fair value of a standard fixed-for-fixed option on equity shares. As a result, the SAFEs fail the indexation guidance in ASC 815 and therefore the Company records the SAFEs as liabilities remeasured at fair value each reporting period.

The SAFEs were converted into Series A Preferred Stock on June 23, 2026, at which time the SAFE liabilities were derecognized at their fair value and the resulting amount was recorded within equity. Following the conversion, the Company no longer has SAFEs outstanding.

Series Pre-Seed 1, Series Seed, and Series A Preferred Stock

The Company has issued Series Pre-Seed 1, Series Seed, and Series A Preferred Stock (the “Preferred Stock”), that has been evaluated under FASB ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815. The Preferred Stock does not require mandatory redemption and is therefore classified within permanent equity.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Fair Value Measurement

The Company’s financial assets and liabilities are accounted for in accordance with ASC 820 that defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classify those inputs into three levels:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 —	Observable, market-based inputs, other than quoted prices included in Level 1, for the assets or liabilities either directly or indirectly.
Level 3 —	Unobservable inputs in which there is little or no market data, that require the reporting entity to develop its own assumptions.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset, or a liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account and money market accounts held by financial institutions, which, at times, may exceed the Federal Deposit Insurance Corporation (“FDIC”) coverage limit of $250,000. As of June 30, 2026 and December 31, 2025, the amount in excess of the FDIC coverage limit was $6,074,447 and $11,939,754, respectively. The Company has not experienced any losses on its cash and cash equivalents.

The Company’s held-to-maturity investments consist of U.S. Treasury securities, which are backed by the full faith and credit of the U.S. government. As of June 30, 2026, the Company held $6,538,130 in U.S. Treasury securities at amortized cost. These investments are subject to minimal credit risk due to the backing of the U.S. government. The Company has not experienced any losses on its held-to-maturity investments. As of June 30, 2026, the Company had a receivable of $17,291 related to these U.S. Treasury securities, which is also subject to minimal credit risk.

For the six months ended June 30, 2026 and 2025, the Company received $62,500 and $31,250, respectively, of other income from a single counterparty, Shell Global Solutions (US) Inc., which represented 100% of the Company’s other income.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity date of three months or less when purchased to be cash equivalents. Cash equivalents include amounts held in money market funds, short-term U.S. Treasury bills, and other investments that are readily convertible into known amounts of cash and are subject to an insignificant risk of changes in value. Cash balances consist of deposits held at financial institutions. Cash equivalents consist of investments that meet the Company’s definition of short-term, highly liquid instruments with original maturities of three months or less. As of June 30, 2026 and December 31, 2025, the Company had $1,550,022 and $260,619 in cash, respectively. As of June 30, 2026 and December 31, 2025, the Company had $4,774,426 and $11,889,777 in cash equivalents, respectively.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Receivables

The Company’s receivables consist of interest receivable. As the Company is currently pre-revenue and has not generated revenue from customers, it does not have trade accounts receivable from the sale of goods or services. Interest receivable represents accrued interest earned on the Company’s held-to-maturity investments in U.S. Treasury securities, which is recognized based on the contractual terms of the underlying securities.

Receivables are recognized when the Company has an unconditional right to receive payment and are recorded at the amount expected to be collected, which approximates fair value due to their short-term nature. The Company evaluates the collectability of receivables based on the creditworthiness of the counterparty and historical collection experience. Given the nature of the Company’s receivables, which primarily consist of interest receivable from U.S. Treasury securities that are backed by the U.S. government, credit risk is considered minimal. All receivables are classified as current assets as they are expected to be collected within one year or the normal operating cycle, whichever is longer.

Held-to-Maturity Investments

The Company invests in U.S. Treasury securities that it has both the positive intent and the ability to hold to maturity. In accordance with ASC 320, “Investments — Debt Securities”, these securities are classified as held-to-maturity (“HTM”) and are recorded at amortized cost, which represents the original purchase price adjusted for the amortization of premiums or accretion of discounts over the life of the security.

HTM securities are not adjusted to fair value on the balance sheet. However, ASC 320 requires the Company to disclose the fair value of HTM securities in the notes to the financial statements even though changes in fair value do not affect the carrying amount unless an impairment is recognized. The Company’s HTM portfolio at June 30, 2026 consists of U.S. Treasury bills with contractual maturities of less than one year. These securities were purchased at a discount to par, and the discount is accreted to income over the term of the securities, or a premium to par, and the premium is amortized to income over the term of the securities. Interest income includes the accretion of the discount, amortization of the premium, and any stated interest, if applicable.

HTM securities are evaluated for impairment at each reporting date. If the Company determines that it does not expect to recover the amortized basis of a security, an allowance for credit losses is recorded in accordance with ASC 326, Financial Instruments — Credit Losses. U.S. Treasury securities are backed by the U.S. government and therefore present minimal credit risk.

As of June 30, 2026, the Company held U.S. Treasury bills with contractual maturities of less than one year, recorded at amortized cost of $6,538,130, with an unamortized discount of $61,870, and fair value of $6,551,943.

Deferred Transaction Costs

The Company capitalizes transaction costs, which consist of direct, incremental legal fees related to the Company’s closing of the Business Combination as defined in Note 11. As of June 30, 2026, the Company has incurred $1,094,120 in transaction costs that have been accrued but not yet paid, which are recorded as accrued transaction costs in current liabilities on the balance sheet. These same costs are capitalized as deferred transaction costs in current assets. Upon payment of the accrued liability, the deferred costs will remain as an asset and will be offset against proceeds upon the consummation of an offering resulting from the closing of the Business Combination. Should the planned Business Combination prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. See Note 11 for more information.

Net Loss Per Share of Common Stock

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive securities using the treasury stock method or the if-converted method, as applicable, to the extent

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 3. Summary of Significant Accounting Policies (cont.)

dilutive. The Company has issued convertible preferred stock, warrants and options that are convertible into shares of common stock at the option of the holder. For the six months ended June 30, 2026 and 2025, the Company reported net losses, therefore these shares have been excluded from the computation of diluted net loss per share, because their effect would have been anti-dilutive.

The computation of basic and diluted net loss per share of common stock for the six months ended June 30, 2026 and 2025 is as follows:

	Six Months Ended June 30,
	2026	2025
Numerator:
Net loss	$(63,547,530)	$(930,025)
Denominator:
Weighted average number of shares of common stock outstanding, basic and diluted	1,604,250	1,597,227
Net loss per common stock, basic and diluted	$(39.61)	$(0.58)

The following potentially dilutive securities were excluded from the computation of diluted net loss per common stock for the six months ended June 30, 2026 and 2025 because their inclusion would have been anti-dilutive:

Effect of potentially dilutive securities:	Shares
Series Pre-Seed 1 Preferred Stock, on an as-converted basis	7,500,000
Series Seed Preferred Stock, on an as-converted basis	5,139,153
Series A-1 Preferred Stock, on an as-converted basis	829,829
Series A-2 Preferred Stock, on an as-converted basis	668,846
Series A-3 Preferred Stock, on an as-converted basis	14,667,777
Warrants (treasury stock method)	845,891
Options (treasury stock method)	1,822,781
Total	31,474,277

As of June 30, 2026 and 2025, the Company had 28,805,605 and 12,639,153 shares of convertible Preferred Stock outstanding, respectively, which are convertible into shares of common stock on a 1:1 basis.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses net income as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740 “Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 3. Summary of Significant Accounting Policies (cont.)

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Leases

The Company evaluates the contracts it enters into to determine whether such contracts contain leases at inception. A contract contains a lease if the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration. At commencement, contracts containing a lease are further evaluated for classification as an operating or finance lease where the Company is a lessee. When the arrangements include lease and non-lease components, the Company accounts for them as a single lease component.

Operating Leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. Operating leases are included in the line items right-of-use (“ROU”) operating lease asset, lease liability — current, and lease liability — non-current in the balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and obligations under lease represent its obligation to make lease payments arising from the lease. For operating leases, the Company measures its lease obligations based on the present value of the total lease payments not yet paid. These payments are then discounted based on the more readily determinable of the rate implicit in the lease or the Company’s incremental borrowing rate, which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The Company measures ROU assets based on the corresponding lease obligation adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing lease expense when the lessor makes the underlying asset available to the Company. Lease expenses for lease payments are recognized on a straight-line basis over the lease term.

For leases with a lease term of less than one year (short-term leases), the Company has elected not to recognize an obligation or ROU asset on its balance sheet. Instead, the Company recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to the Company’s statements of operations and cash flows.

Revenue Recognition

The Company is in the research and development (“R&D”) stage and does not yet generate revenue from commercial operations. The Company applies ASC 606, “Revenue from Contracts with Customers”, to all arrangements that involve the transfer of goods or services to a counterparty.

Under ASC 606, the Company recognizes revenue when control of promised goods or services is transferred to a customer in an amount that reflects the consideration the Company expects to receive in exchange for those goods and services. The Company identifies the contract, determines whether the counterparty meets the definition of a customer, identifies performance obligations, determines the transaction price, allocates the transaction price to performance obligations, and recognizes revenue when or as performance obligations are satisfied.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Because the Company’s primary activities relate to the development of its proprietary reactor technology, the Company does not consider non-recurring, exploratory or collaborative R&D reimbursements to be part of its ordinary business operations. Such arrangements are evaluated to determine whether they represent revenue from customers or non-operating other income. If an arrangement does not represent a contract with a customer in the ordinary course of business, amounts received are recorded as other income when the Company satisfies its obligations under the arrangement.

The Company had no revenue from customers for the six months ended June 30, 2026 and 2025. On May 30, 2025, the Company received a purchase order from Shell Global Solutions (US) Inc. (“Shell”) for a feasibility study evaluating the Company’s energy reactor technology for oil and gas applications. The purchase order includes three tasks with a total contract value of $125,000. Management concluded that the arrangement does not represent revenue from customers under ASC 606. Accordingly, amounts earned are classified as other income. During the six months ended June 30, 2026 and 2025, the Company recognized $62,500 related to task 3 and $31,250 related to task 1, respectively as other income. Income is recognized when the related deliverables are provided to Shell.

Cooperative Research and Development Agreement

The Company enters into collaborative research and development arrangements with government agencies and third-party research institutions to support the development of its advanced nuclear technologies.

The Company participates in Cooperative Research and Development Agreements (“CRADAs”) with U.S. Department of Energy (“DOE”) national laboratories and Canadian Nuclear Laboratories Ltd (“CNL”). Under these arrangements, the Company collaborates with the DOE and CNL on research activities, and the DOE and CNL provide funding and/or in-kind support for specified research projects. The Company is not required to deliver commercial goods or services to the DOE and CNL, and the arrangements do not represent contracts with customers within the scope of ASC 606, Revenue from Contracts with Customers. The CRADAs represent a collaborative arrangement under ASC 808, “Collaborative Arrangement”, as both parties are active participants who jointly direct and perform activities, share responsibilities for deliverables, and are exposed to significant risks and potential rewards tied to the success of the underlying technology. For the six months ended June 30, 2026, the Company incurred $21,548 of expenses related to the CRADAs. For the six months ended June 30, 2025, the Company did not incur any expenses related to the CRADAs.

Research and Development Expenses

Amounts incurred for R&D are expensed as incurred and are included within operating expenses in the accompanying statements of operations. For the six months ended June 30, 2026 and 2025, the Company recognized $257,029 and $8,191, respectively, of R&D expenses in operating expenses in the accompanying statements of operations.

The Company evaluates acquired intellectual property, patents, licenses, and other technology rights to determine whether the acquired asset represents in-process research and development (“IPR&D”) and whether the asset has an alternative future use. The cost of acquired IPR&D that has no alternative future use is charged to research and development expense upon acquisition. Intellectual property determined to have an alternative future use is capitalized and amortized over its estimated useful life.

Research and Development Payroll Tax Credits

The Company qualifies for federal R&D payroll tax credits under applicable U.S. tax regulations, which are offset against the Company’s employer payroll tax obligations. The benefit is recorded as a reduction of the related payroll tax within general and administrative expenses in the accompanying statements of operations. For the six months ended June 30, 2026 and 2025, the Company recognized $31,493 and $31,430, respectively, of R&D payroll tax credit in the accompanying statements of operations.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Intellectual Property

Intellectual property rights arising from collaborative research arrangements may be jointly owned or subject to government-use rights and other restrictions. Accordingly, costs incurred in connection with internally developed intellectual property are expensed as research and development costs as incurred, as such costs do not meet the criteria for capitalization under U.S. GAAP.

Stock-based Compensation

The Company measures stock-based compensation at the grant-date fair value of stock options and restricted stock awards and recognizes the expense on a straight-line basis over the vesting period. Option fair values are estimated using the Black-Scholes-Merton model, which incorporates assumptions for expected term, volatility, risk-free interest rate, and dividend yield. Expected term is based on management’s estimate of expected time to exit, and volatility is based on historical daily pricing of comparable companies. Restricted stock awards are valued at the fair value of common stock on the grant date. The Company accounts for forfeitures as they occur.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted

ASU 2024-03, “Disaggregation of Income Statement Expenses” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the statements of operations as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Recently Adopted Accounting Pronouncements

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments — Credit Losses (Topic 326): Simplifications to the Current Expected Credit Losses Model for Certain Financial Assets”. This ASU introduces a practical expedient that permits private companies to estimate expected credit losses for certain short-term financial assets, including trade receivables and contract assets, based on current conditions without requiring reasonable and supportable forecasts. The new guidance is effective for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years, with early adoption permitted. The Company is currently pre-revenue and does not have trade receivables or contract assets as of the balance sheet date; however, the Company expects such balances to arise in future periods.

Note 4. Property and Equipment

Property and equipment consisted of the following:

	June 30, 2026	December 31, 2025
Computer equipment	$32,797	$19,201
Other equipment	17,436	17,436
Total	50,233	36,637
Less: accumulated depreciation	(30,544)	(20,502)
Total fixed assets, net	$19,689	$16,135

During the six months ended June 30, 2026 and 2025 the Company recognized straight-line depreciation expense of $10,042 and $5,497, respectively.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 5. Held-to-maturity Investments

The Company invests in U.S. Treasury securities classified as HTM and cash equivalents. HTM securities are recorded at amortized cost, adjusted for the amortization of premiums and discounts. Cash equivalent Treasury securities have original maturities of three months or less and are recorded at amortized cost, which approximates fair value due to their short-term nature.

The Company has the positive intent and ability to hold HTM securities to maturity. Fair value is obtained from quoted market prices. Unrealized gains and losses on HTM securities are not recognized in earnings or equity but are disclosed below.

Security Type	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S Treasury Securities	$6,538,130	$13,813	$—	$6,551,943

Note 6. Stockholders’ Equity (Deficit)

Common stock — At December 31, 2025, the Company was authorized to issue 16,000,000 shares of common stock with $0.00001 par value. In June 2026, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock to 35,000,000. As of June 30, 2026 and December 31, 2025, there were 1,604,250 shares of common stock issued and outstanding. Each holder of shares of common stock is entitled to the following:

•        One vote per share on all matters.

•        Residual rights to dividends when and if declared.

•        Residual rights to assets upon liquidation after payment of all Preferred Stock liquidation preferences.

Common stock has no conversion rights or anti-dilution protections, and is subject to the rights and preferences of the Preferred Stock.

Preferred stock — At December 31, 2025, the Company was authorized to issue 12,639,153 shares of Preferred Stock that consisted of 7,500,000 shares of Series Pre-Seed 1 preferred stock with $0.00001 par value and 5,139,153 shares of Series Seed preferred stock with a $0.00001 par value. In June 2026, the Company amended its certificate of incorporation to increase the number of authorized shares of preferred stock to 28,879,428, which consists of 7,500,000 shares of Series Pre-Seed 1 preferred stock, 5,139,153 shares of Series Seed preferred stock, 850,145 shares of Series A-1 preferred stock, 722,353 shares of Series A-2 preferred stock, and 14,667,777 shares of Series A-3 preferred stock.

In June 2026, all outstanding SAFEs were converted into Series A-1, Series A-2, and Series A-3 Preferred Stock pursuant to the SAFE Conversion, Consent and Amendment Agreement and no SAFEs remained outstanding following the conversion. The SAFEs converted into an aggregate of 829,829 shares of Series A-1 preferred stock, 668,846 shares of Series A-2 preferred stock, and 14,667,777 shares of Series A-3 preferred stock at fixed conversion prices specified in the agreement. Immediately prior to conversion, the Company remeasured the SAFEs to fair value in the accompanying statements of operations. Upon conversion, the SAFE liabilities were settled and the resulting Preferred Stock was recorded at fair value.

As of June 30, 2026, there were 7,500,000 shares of Series Pre-Seed 1 preferred stock issued and outstanding, 5,139,153 shares of Series Seed preferred stock issued and outstanding, 829,829 shares of Series A-1 preferred stock issued and outstanding, 668,846 shares of Series A-2 preferred stock issued and outstanding, and 14,667,777 shares of Series A-3 preferred stock issued and outstanding. As of December 31, 2025, there were 7,500,000 shares of Series Pre-Seed 1 preferred stock issued and outstanding, 5,139,153 shares of Series Seed preferred stock issued and outstanding and no shares of Series A preferred stock issued and outstanding.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 6. Stockholders’ Equity (Deficit) (cont.)

Each share of Preferred Stock is convertible at the option of the holder at any time into a number of shares of common stock to be determined by dividing the original issue price by (i) $0.0067 per share with respect to the Series Pre-Seed 1 preferred stock, (ii) $0.6324 per share with respect to the Series Seed preferred stock, (iii) $0.86825 per share with respect to the Series A-1 preferred stock, (iv) $0.53824 per share with respect to the Series A-2 preferred stock, and (v) $1.06526 per share with respect to the Series A-3 preferred stock. Preferred Stock automatically converts upon (i) a qualified initial public offering or (ii) approval of the requisite holders of Preferred Stock. Preferred Stock includes weighted-average anti-dilution adjustments to the conversion price in the event of future issuances of securities below the then-effective conversion price. Preferred stock votes together with common stock on an as-converted basis, except for matters requiring a separate class vote. When at least 14,000,000 shares of Preferred Stock are outstanding, the requisite holders’ consent is required for certain actions including, among other things:

•        increasing authorized Preferred Stock;

•        issuing securities senior to or pari passu with Preferred Stock;

•        a liquidation, merger, or deemed liquidation event;

•        materially adversely amending Preferred Stock rights;

•        certain redemptions/dividends;

•        amendments to equity compensation plans;

•        certain additional debt;

•        changes to the number of directors; and

•        issuance of digital tokens/cryptocurrency by subsidiaries.

The holders of the shares of the Series Pre-Seed 1 preferred stock, exclusively and as a separate class, are entitled to elect one director of the Company so long as they collectively hold at least 1,875,000 shares of Series Pre-Seed 1 preferred stock. The holders of the shares of the Series Seed preferred stock, exclusively and as a separate class, are entitled to elect one director of the Company so long as they collectively hold at least 1,284,788 shares of Series Seed preferred stock. The holders of the Series A preferred stock, exclusively and as a separate class, are entitled to elect two directors of the Company so long as they collectively hold at least 4,000,000 of Series A preferred stock. The holders of the shares of the common stock and the Preferred Stock, voting together as a single class on an as converted basis are entitled to elect the balance of the total number of directors of the Company.

Holders of Preferred Stock are entitled to the following:

•        Receive dividends on an as-converted basis and prior to any dividends declared on common stock, when and if declared.

•        Upon any liquidation, dissolution, or winding up, or deemed liquidation event receive, before any distribution to common stock, participate on a pari passu, pro rata basis among the different series and receive the greater of (i) 1 x the original issue price (“OIP”) plus any declared but unpaid dividends, or (ii) the amount that would be received on an as-converted basis. The OIP is $0.0067 per share for Pre-Seed Preferred, $0.6324 per share for Seed Preferred, $0.86825 per share for Series A-1 Preferred, $0.53824 for Series A-2 Preferred, and $1.06526 for Series A-3 Preferred. If available proceeds are insufficient to pay the full liquidation preference, distributions are made pro rata among Preferred Stockholders.

The Company evaluated the Preferred Stock under ASC 480 and ASC 815. The Preferred Stock does not contain a mandatory redemption feature and, as a result, meets the criteria for classification within permanent equity.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 7. Warrants

The Company issues warrants as consideration for advisory and service arrangements. All warrants issued by the Company are accounted for as equity-classified nonemployee share-based payment awards under ASC 718, “Compensation — Stock Compensation” (“ASC 718”) with expense recognized based on grant-date fair value as the related service or performance conditions are satisfied, with a corresponding credit recorded to additional paid-in capital. The Company determined equity classification is appropriate because the warrants are freestanding equity-linked instruments, are indexed solely to the Company’s own stock, and are required to be settled in shares, either through physical share issuance or net-share settlement. Although certain warrants permit the holder to pay the exercise price in cash, none of the warrants permit or require the Company to settle the contract in cash, contain redemption or repurchase obligations, or include any terms that would trigger liability classification.

Placement Agent Warrants

In August 2024, the Company entered into an agreement with a placement agent to provide capital-raising and advisory services (the “SAFE-raise Warrants”). Pursuant to the agreement, the Company granted an aggregate of 73,823 SAFE-raise Warrants as consideration for services rendered upon the successful completion of SAFE raises calculated as 8% of the aggregate investment for any SAFE raise and 6% for the aggregate investment for any Seed2 Round raise. Each SAFE-raise Warrant will have a $10.00 exercise price. During 2024, the Company recognized $28,373 of expense related to SAFE-raise Warrants earned in that period. During the six months ended June 30, 2025, the Company recognized $25,406 of capital raising advisory services expense, with a corresponding credit to additional paid-in capital, related to the SAFE-raise Warrants earned upon the completion of a SAFE financing in April 2025. No expense was recognized during the six months ended June 30, 2026 related to these SAFE-raise Warrants, as all related services were completed in prior periods.

The fair value of the warrants was determined using a Monte Carlo simulation with the following assumptions:

Expected term	1.00
Volatility	30.0%
Risk-free rate	3.54%
Dividend yield	0.0%
Underlying equity value	$6,275,938

July 30, 2025 Warrant Issuance

On July 30, 2025, subsequent to the six month period ended June 30, 2025, the Company issued a warrant to an advisor, in exchange for services, to purchase up to 240,810 shares of the Company’s common stock at an exercise price of $0.17 per share, subject to customary adjustments for stock splits, dividends, and similar recapitalization events. The warrant expires on the earlier of (i) five years from the date of issuance, (ii) the closing of a firm commitment underwritten initial public offering, or (iii) a change of control transaction, as defined in the agreement. The Company recorded the warrant’s fair value of $30,005 as expense with a corresponding credit to additional paid-in capital.

The fair value of the warrants was determined using a Black-Scholes-Merton Option Pricing Model with the following assumptions:

Underlying stock price	$0.17
Remaining term (in years)	5.0
Risk free rate	3.88%
Volatility	93.6%
Dividend yield	0.0%

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 7. Warrants (cont.)

Executive Chairman Warrant

On March 6, 2026, the Company issued a warrant to ALM JPC Ventures, LLC (the “Executive Chairman Warrant”), affiliated with the Company’s Executive Chairman and director to purchase 598,050 shares of common stock at an exercise price of $0.17 per share, subject to customary adjustments for stock splits, dividends, and similar recapitalization events. The Executive Chairman Warrant vests based on continued service and includes both cash and net-issue exercise methods. The fair value of the warrant on the grant date was $79,150. Expense is recognized over the service period as vesting occurs over 24 months. For the six months ended June 30, 2026, the Company recognized the fair value of $12,660 as expense, with a corresponding credit to additional paid-in capital, related to the Executive Chairman Warrant.

The fair value of the warrants was determined using a Black-Scholes-Merton Option Pricing Model with the following assumptions:

Underlying stock price	$0.17
Remaining term (in years)	10.01
Risk free rate	4.07%
Volatility	69.1%
Dividend yield	0.0%

Fusion Park Warrant

Upon the execution of the Business Combination Agreement with Launch Two Acquisition Corp., in connection with the engagement agreement with Fusion Park, LLC (see Note 11) the Company granted Fusion Park, LLC a warrant to purchase 32,819 shares of restricted common stock at an exercise price of $0.76 per share (the “Fusion Park Warrant”). The Fusion Park Warrant becomes exercisable upon expiration of the six-month lock-up period applicable to the post-combination company stockholders and expires five years from issuance. Under the terms of the agreement, the Fusion Park Warrant automatically terminates without consideration if the Business Combination closing does not occur. Because the warrant provides no substantive rights unless and until the Business Combination closes, the Company concluded that recognition of compensation cost is appropriate only upon the closing of the Business Combination, consistent with ASC 718-10-25-21. As of June 30, 2026, the Business Combination had not closed. Accordingly, no expense has been recognized related to the Fusion Park Warrant. The grant-date fair value of the warrant was $114,629, which will be recognized in full on the closing date of the Business Combination.

The fair value of the warrants was determined using a Black-Scholes-Merton Option Pricing Model with the following assumptions:

Underlying stock price	$10.73
Remaining term (in years)	5.93
Risk free rate	4.07%
Volatility	90.0%
Dividend yield	0.0%

In addition, under the terms of the engagement agreement, the Company is obligated to issue a second warrant to Fusion Park, LLC upon the filing of the S-4 registration statement with the Securities and Exchange Commission to purchase 65,637 shares of restricted common stock at an exercise price of $0.76 per share. This second warrant contains the same automatic termination upon failure of the Business Combination closing, and therefore is subject to the same ASC 718 performance-condition accounting. Because the S-4 filing occurred after June 30, 2026, and the Business Combination had not closed as of that date, no expense has been recognized for this warrant.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 8. Simple Agreements for Future Equity

In November and December 2024, the Company entered into SAFEs with various investors, pursuant to which the Company received gross proceeds of $535,000. In April, May, August, and September 2025, the Company entered into SAFEs with various investors, pursuant to which the Company received gross proceeds of $12,720,500. In April 2026, the Company entered into additional SAFEs with various investors, pursuant to which the Company received gross proceeds of $3,125,000. The SAFEs are freestanding financial instruments that provide the holder the right to receive equity securities of the Company upon occurrence of specified future events.

The SAFEs do not bear interest and do not have a stated maturity date. Settlement occurs upon the earliest of:

•        A future equity financing.

•        A liquidity event, including a change in control or initial public offering.

•        Dissolution of the Company.

The SAFEs include post-money valuation caps ranging from $15,000,000 to $35,625,000, which are used to determine the conversion price in certain future equity financings. Upon a qualifying equity financing, the SAFEs will automatically convert into shares of Preferred Stock at a price determined in accordance with the contractual terms of each SAFE, generally based on the more favorable of a valuation-cap-based conversion price or the financing price (or discount-based conversion price for certain SAFEs). In a liquidity event, SAFE holders are entitled to receive the greater of (i) their purchase amount in cash, or (ii) an amount determined based on the value of common stock calculated using the contractual liquidity price. In a dissolution event, SAFE holders receive their purchase amount prior to distributions to common stockholders. The SAFEs are extinguished upon conversion into equity securities or settlement upon a liquidity or dissolution event.

The Company has issued SAFEs with varying provisions, including both post-money and pre-money valuation caps, and in certain cases, discount features and investor-specific negotiated terms.

The Company accounts for the SAFEs as liabilities measured at fair value, with changes in fair value recognized in earnings. As of December 31, 2025, the Company had $13,237,999 of SAFE liabilities recorded at fair value. During the six months ended June 30, 2026, the Company issued additional SAFEs for aggregate proceeds of $3,125,000.

On April 17, 2026, certain SAFE holders and the Company executed a Third Amended and Restated Side Letter Agreement (“TARSLA”). The TARSLA amended the applicable SAFEs to increase the post-money valuation cap to $35,625,000 and required the Company and the affected investors to amend and restate their SAFEs accordingly. These amendments modified the contractual conversion economics of the SAFEs and were incorporated into the Company’s fair value measurement of the SAFE liabilities prior to conversion.

On June 23, 2026, the Company entered into agreements with the SAFE holders pursuant to which all outstanding SAFEs were amended immediately prior to conversion. Under the amendment, (i) all investor rights under the SAFEs and related side-letter agreements were terminated and cancelled, (ii) all notice, consent, and procedural requirements under the SAFEs were deemed satisfied, and (iii) each investor agreed to accept shares of the Company’s Series A-1, Series A-2, and Series A-3 Preferred Stock at the fixed conversion prices specified in the agreements. The amendments also provided that the rights, preferences, and privileges of the Series A Preferred Stock issued upon conversion would be governed by the Company’s Third Amended and Restated Certificate of Incorporation and related Series A financing documents.

The June 23, 2026 conversion constituted a negotiated exchange rather than an automatic conversion under the original SAFE terms. Prior to conversion, the Company remeasured the outstanding liabilities to their fair value as of the conversion date. The fair value of the SAFE liabilities immediately prior to conversion was $77,591,162. The Company recognized a change in fair value of the SAFE liabilities of $61,228,163 and $9,361 for the six months ended June 30, 2026 and 2025, respectively. Upon conversion, the SAFE liabilities were derecognized and the Company

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 8. Simple Agreements for Future Equity (cont.)

issued the applicable Preferred Stock at par value, recording the excess of the fair value of the SAFEs over par value as additional paid-in capital. Because the conversion was accounted for as an equity-settled extinguishment, no gain or loss was recognized. Accordingly, there were no SAFE liabilities outstanding as of June 30, 2026.

Acceleration Participation Agreement

On November 6, 2024, the Company entered into a SAFE and an associated acceleration participation agreement (the “Agreement”) with Halliburton Labs, Inc. (“Halliburton”). Pursuant to the Agreement, Halliburton agreed to provide mentorship, business support, and laboratory and related services to the Company over a service period from November 6, 2024 through July 6, 2026. In connection with the Agreement, the Company issued a SAFE with a stated value of $500,000, for which Halliburton paid cash consideration of $175,000. The Company recognized the resulting loss on issuance of the SAFE in 2024.

The SAFE was subject to the same amendment and conversion mechanics described above. The SAFE liability was subsequently measured at fair value, with changes in fair value recognized in earnings. On June 23, 2026, the Halliburton SAFE was cancelled and converted into shares of Series A Preferred Stock as part of the Company’s conversion of all outstanding SAFEs. Accordingly, no Halliburton SAFE liability was outstanding as of June 30, 2026.

Note 9. Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income (loss) that also is reported on the statements of operations as net income (loss). As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (i.e. less than a six-month period). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the following key metric included in net loss:

	For the Six Months Ended June 30,
	2026	2025
General and administrative	$2,283,082	$936,443

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 10. Leases

Office Lease (Legacy)

Through April 30, 2026, the Company leased its office facility under a month-to-month operating lease agreement. The Company has elected the short-term lease practical expedient under ASC 842 for this lease and therefore did not recognize a right-of-use asset or lease liability for this arrangement.

Lease expense for this month-to-month lease is recognized on a straight-line basis. For the six months ended June 30, 2026 and 2025, rent expense recognized was $11,840 and $15,200, respectively, within general and administrative expenses. This lease terminated on April 30, 2026 and no further commitments exist.

New Office Lease

On April 1, 2026, the Company entered into a new operating lease for its office facility that commenced on April 1, 2026 and expires March 31, 2029. The lease includes two optional three-year extensions; however the Company concluded that the renewal options are not reasonably certain and therefore excluded them from the lease term. The resulting lease term is 36 months. The lease requires monthly base rental payments of $5,664 during year one which increase to $5,834 during year two of the lease and $6,009 during year three of the lease. The first six months of rent were paid in advance at lease commencement. In addition to base rent, the Company is responsible for its proportionate share of certain operating expenses and real estate taxes, which are accounted for separately from the lease component. The Company has recognized a right-of-use asset and lease liability on the accompanying balance sheet for this arrangement.

Operating lease costs recorded in general and administrative expenses for the six months ended June 30, 2026 were $17,507.

Maturities of Lease Liability

The future payments related to the operating lease for the period ending June 30, 2026 are as follows:

2026 (remainder of year)	$16,992
2027	69,497
2028	71,582
2029	18,027
Total future minimum lease payments	176,098
Less: present value discount	(20,613)
Present value of lease liability	$155,485

Incubator Lease

In March 2025, the Company entered into a new operating lease agreement for a portion of a building. The lease term is for one year plus two additional one-year renewal periods, and the Company has concluded that the exercise of both renewal options is reasonably certain; accordingly, the lease term used for accounting purposes is three years. The lease requires monthly base rent payments of $1,260 subject to a mandatory adjustment each year on the anniversary of the lease of $0.10 per square foot for each of the two years after the initial lease term. The lease contains fees for utilities that are non-lease components that are excluded from the measurement of the lease liability and recognized as operating expense in the period incurred. The Company has recognized a right-of-use asset and lease liability on the accompanying balance sheets for this arrangement.

Operating lease costs recorded in general and administrative expenses for the six months ended June 30, 2026 and 2025 were $8,820 and $5,880, respectively.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 10. Leases (cont.)

Maturities of Lease Liability

The future payments related to the operating lease for the period ending June 30, 2026 are as follows:

2026 (remainder of year)	$8,820
2027	19,740
2028	3,360
Total future minimum lease payments	31,920
Less: present value discount	(2,387)
Present value of lease liability	$29,533

The following amounts were recorded in the Company’s balance sheets relating to its operating leases and other supplemental information:

	As of June 30, 2026		As of December 31, 2025
Supplemental Balance Sheet Information	Incubator lease	Office lease	Total	Incubator lease
Operating lease right-of-use asset	$27,013	$171,962	$198,975	$34,272
Operating lease liability, current portion	$16,463	$39,427	$55,890	$14,454
Operating lease liability, non-current portion	13,070	116,058	129,128	21,917
Total operating lease liability	$29,533	$155,485	$185,018	$36,371

The following table presents other supplemental lease information:

Other Supplemental Lease Information	As of June 30, 2026
Weighted-average remaining lease term, in years	2.58
Weighted-average discount rate	9.07%
Cash paid for amounts included in lease liabilities (excludes prepaid rent)	$8,400
ROU assets obtained in exchange for lease liabilities (at lease commencement)	$186,169

Note 11. Commitments and Contingencies

Business Combination Agreement

On June 25, 2026, the Company entered into a Business Combination Agreement with Launch Two, Merger Sub, Jay McEntee, in the capacity as the representative for the shareholders of Launch Two and IdealabAZ, Inc., a Delaware corporation, in the capacity as representative of the Company’s stockholders.

Pursuant to the Business Combination Agreement, prior to the closing of the transactions contemplated in the Business Combination Agreement (the “Business Combination”) Launch Two will domesticate into Delaware and Merger Sub will merge with and into the Company with the Company continuing as the surviving entity (the “Merger”), and as a result, each share of common stock of the Company issued and outstanding, par value $0.00001 per share will be canceled in exchange for the right to receive a number of shares of common stock of Launch Two, par value $0.0001 per share equal to the Exchange Ratio (as defined below) and (B) all outstanding shares of preferred stock of the Company will either be exchanged for or convert into shares of Company common stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) in accordance with the Company’s organizational documents. As a result of the Merger and the Business Combination, the Company will become a wholly owned subsidiary of Launch Two. At closing, all outstanding Company equity interests, including preferred stock (upon conversion), options, and warrants, will be exchanged for or converted into corresponding Launch Two equity instruments based on a contractually defined exchange ratio.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 11. Commitments and Contingencies (cont.)

Under the Business Combination Agreement, Launch Two will issue shares of Launch Two common stock to Company securityholders with an aggregate value equal to the purchase price, defined as $500 million less any Company expenses in excess of $5 million. The number of shares issuable is determined using a reference price of $10.82 per share. The Business Combination Agreement also provides for the assumption and conversion of all outstanding Company options and warrants into Launch Two options and warrants with proportionately adjusted exercise terms.

The Business Combination Agreement includes a contingent earnout arrangement under which up to 12,575,000 additional shares of Launch Two common stock may be issued to the Company stockholders following closing. Earnout shares will be released only if, within three years after closing, the volume-weighted average price of Launch Two common stock equals or exceeds $18.00 VWAP for at least 20 trading days within any 30-day period, or upon a qualifying change of control with an implied per-share value above $18.00. If the earnout condition is not achieved, all earnout shares will be forfeited and canceled. No amounts have been recorded because the Business Combination has not closed yet.

The Business Combination is expected to be accounted for as a reverse recapitalization, with the Company identified as the accounting acquirer. Under this model, the earnout does not represent contingent consideration in a business combination under ASC 805, “Business Combinations”. Instead, the earnout represents a contractual right of pre-closing stockholders to receive additional equity interest in the post-combination entity. The earnout is structured as a fixed number of shares, does not require continued employments, and contains no cash settlement or net-settlement features. Based on the evaluation under ASC 480, ASC 815, and ASC 718, the earnout is expected to be equity-classified upon closing and will be measured at fair value on the closing date and recorded in additional paid-in capital, with no subsequent remeasurement.

The Business Combination is subject to customary closing conditions, including shareholder approvals and regulatory consents. No liabilities have been recorded for the earnout or other contingent elements because the underlying conditions are not yet satisfied.

Deferred Transaction Costs

In connection with the Business Combination Agreement, the Company has incurred direct and incremental legal fees totaling $1,094,120 as of June 30, 2026. In accordance with the Company’s accounting policy described in Note 3, these costs have been deferred and are presented as deferred transaction costs on the balance sheet. Upon consummation of the Business Combination, these deferred costs will be offset against the proceeds received and recorded as a reduction to additional paid-in capital.

As of June 30, 2026, the Company has recorded a corresponding accrued liability of $1,094,120 within accrued transaction costs on the balance sheet, as these legal fees have been incurred but not yet paid. The incurrence of these costs and the related accrued liability represent non-cash activities for purposes of the statement of cash flows.

Fusion Park Engagement

The Company entered into an engagement agreement with Fusion Park, LLC (“Advisor”) dated June 19, 2026, under which the Advisor serves as financial advisor in connection with the planned Business Combination with Launch Two. The agreement provides for (i) a $15,000 monthly retainer, (ii) milestone-based warrant issuances upon the signing of the Business Combination Agreement and S-4 filing, (iii) a $2,000,000 cash payment upon S-4 effectiveness and closing of the Business Combination, and (iv) a contingent seller earnout equal to 2% of any seller earnout ultimately paid to Company stockholders. or the closing of the Business Combination. Upon the Business Combination Agreement signing, the Company granted the Advisor a warrant to purchase 32,819 shares at an exercise price of $0.76 (“FP-1”). Upon the filing of the S-4 registration statement in August 2026, the Company became obligated to issue a second warrant for 65,637 shares at the same exercise price (“FP-2”).These warrants will be assumed by Launch Two and become exercisable after a six-month lock-up period. Because FP-1 provides no substantive rights unless and until the

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 11. Commitments and Contingencies (cont.)

Business Combination closes, the Company concluded that recognition of compensation cost is appropriate only upon the closing of the Business Combination, consistent with ASC 718-10-25-21. The S-4 registration statement was filed after June 30, 2026, triggering the Company’s obligation to issue FP-2. Accordingly, no expense was recognized for FP-1 and FP-2 for the six months ended June 30, 2026.

The Company determined that as of June 30, 2026, the triggering events related to the $2,000,000 closing fee had not occurred and the performance condition was not probable. Accordingly, no liability was recognized under ASC 450, “Contingencies”.

The Company determined that as of June 30, 2026, the seller earnout was not probable and is contingent on future events that had not occurred. Therefore, no compensation cost or liability was recognized. This obligation will be accounted for under ASC 718 because it represents a share-based payment to a nonemployee advisor.

If the agreement is terminated without cause, the Advisor remains entitled to all fees accrued or becoming due, including milestone fees, and will receive full milestone-based compensation fees if the Business Combination closes within six months of termination. If the agreement is terminated for cause, no further fees are owed.

R&D Collaboration Agreement

On April 30, 2026, the Company entered into an R&D collaboration agreement with MicroLink Devices, Inc. (“MicroLink”) to support the development and optimization of thermophotovoltaic conversion technology for integration into the Company’s microreactor platform. The agreement establishes a multi-year, statements of work — based development structure under which the Company may issue statements of work (“SOWs”) for specific research, engineering, and product development activities.

The agreement includes exclusivity provisions that restrict MicroLink from supplying competitive TPV products for nuclear applications during the term of the agreement. The agreement also provides that all intellectual property developed by MicroLink under any SOW is assigned to the Company.

The agreement contains a framework for annual minimum SOW commitments; however, failure to meet such commitments does not constitute a breach and does not obligate the Company to fund any minimum level of SOWs. Accordingly, the agreement does not create a firm purchase commitment. As of June 30, 2026, the Company has not executed and SOWs under the agreement and has not incurred any expenses related to the arrangement.

Note 12. Stock-based Compensation

The Company maintains the 2023 Equity Incentive Plan (the “Plan”) under which stock options and restricted stock awards (“RSAs”) may be granted to employees. Options are generally granted with an exercise price equal to the fair value of the Company’s common stock on the date of grant.

As of June 30, 2026 and December 31, 2025, the Company has 2,131,278 and 1,587,278 shares authorized for issuance under the Plan, respectively, of which 109,805 shares remained available for future grants as of June 30, 2026.

Stock option exercises are settled through the issuance of new common shares. The Company does not utilize treasury shares and does not have a policy or expectation to repurchase shares in the upcoming interim period. The Company had no exercises of stock options for the six months ended June 30, 2026.

On May 20, 2026, the Company’s board approved a modification to all previously issued and outstanding stock option awards to add a 50% double-trigger vesting acceleration provision for awards that did not already include such terms. Under this provision, 50% of then-unvested shares subject to the option will accelerate and vest upon a termination within twelve months after a change in control when such termination is either (i) by the Company without cause or (ii) by the option holder for good reason. The Company evaluated the modification under ASC 718-20-35. At the modification date, the Company concluded that the awards were still expected to satisfy their original service-based

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 12. Stock-based Compensation (cont.)

vesting conditions, and that the change in control was not probable. Because the added acceleration feature is contingent on both a change in control and a qualifying termination, and those conditions were not deemed probable, the fair-value-based measure of the awards did not increase on the modification date. Accordingly, no incremental compensation cost was recognized. The Company will continue to recognize compensation cost for the modified awards over their remaining requisite service periods.

Stock Options Outstanding

The following table summarizes the stock options outstanding as of June 30, 2026:

	Shares	Weighted- Average Exercise Price
Outstanding as of December 31, 2025	1,020,734	$0.17
Granted	989,489	0.17
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding as of June 30, 2026	2,010,223	$0.17

Stock Options Outstanding and Exercisable

The following table summarizes stock options outstanding and exercisable as of June 30, 2026:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Term (Years)	Aggregate Intrinsic Value
Outstanding	2,010,223	$0.17	2.99	$7,096,087
Exercisable	292,130	$0.17	2.27	$1,031,219

Valuation Assumptions

The fair value of the stock options granted during the six months ended June 30, 2026 was estimated on the grant date using a Black-Scholes-Merton Option Pricing Model with the following assumptions:

Grant date	March 6, 2026	May 20, 2026
Expected term (years)	6.25	5.85, 5.96, and 6.25
Expected volatility	70.0%	75.0%
Risk free interest rate	3.9%	4.4%
Dividend yield	0.0%	0.0%

The expected term of the options represents the period of time the awards are expected to be outstanding. The Company estimated the expected term using the simplified method as permitted by SEC Staff Accounting Bulletin Topic 14. Under this method, the expected term was calculated as the midpoint between the vesting date and the contractual term of the option. Management determined this methodology to be appropriate given the Company’s private-company status and the absence of observable exercise patterns. Expected volatility from the Company’s 409A valuation was estimated using historical volatility of comparable publicly traded companies due to the absence of sufficient trading history of the Company’s common stock. The weighted-average grant-date fair value of stock options granted during the six months ended June 30, 2026 and 2025 were $0.25 and $0.12 per option, respectively.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 12. Stock-based Compensation (cont.)

Compensation Expense

The Company recognizes stock-based compensation expense over the requisite service period of the awards. Stock-based compensation expense for the options was $21,526 and $9,401 for the six months ended June 30, 2026 and 2025, respectively, and is included in general and administrative expenses.

As of June 30, 2026 and 2025, total unrecognized compensation expense related to nonvested stock options was $327,678 and $95,996, respectively, which is expected to be recognized over a weighted-average period of 2.99 years and 3.39 years, respectively.

Restricted Stock Awards

During 2023, the Company issued 593,000 shares of RSAs to an employee. The shares vest over a four-year service period beginning June 5, 2023, with 25% vesting after one year and the remaining shares vesting monthly over the subsequent 36 months. Unvested shares are subject to the Company’s repurchase rights upon termination of service.

Stock-based compensation expense related to RSAs was $7,413 for the six months ended June 30, 2026 and 2025, respectively, and is recorded in general and administrative expense. As of June 30, 2026, total unrecognized compensation expense related to unvested RSAs was approximately $14,825, which is expected to be recognized over a weighted-average period of approximately 0.93 years.

Restricted Awards
Nonvested as of December 31, 2025	222,375
Granted	—
Forfeited	—
Vested	(74,125)
Nonvested as of June 30, 2026	148,250
	Six Months Ended June 30
Disaggregated Expense	2026	2025
Stock options	$21,526	$9,401
RSAs	7,413	7,413
Total	$28,939	$16,814

Note 13. Fair Value Measurements

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those liabilities. The Company’s held-to-maturity investments are recorded at amortized cost on the balance sheets and are not remeasured to fair value on a recurring basis. Accordingly, these investments are not included in the fair value tables below. The fair value of the Company’s held-to-maturity investments is disclosed in Note 5 in accordance with the disclosure requirements of ASC 320.

As of June 30, 2026, the Company did not have any liabilities measured at fair value on a recurring basis.

	Fair value measured as of December 31, 2025
	Total fair value as of December 31, 2025	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
SAFE liabilities	$13,237,999	$—	$—	$13,237,999

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 13. Fair Value Measurements (cont.)

SAFE Liabilities

In determining the fair value of the SAFE liabilities, the Company utilized a Monte Carlo valuation model which is considered to be a Level 3 valuation. The key inputs are presented in the table below:

December 31, 2025
Equity value	$25,787,500
Company term (in years)	5.00
Volatility	70.0%
Risk-free rate	3.55%
Valuation cap – Pre-money	15,000,000
Valuation cap – Post-money	$18,000,000 and
$32,500,000
Discount rate	3.50%

All outstanding SAFE liabilities were converted into shares of the Company’s Preferred Stock in June 2026 pursuant to the terms of the SAFE agreements. Immediately prior to conversion, the Company remeasured the SAFE liabilities to fair value and recorded the resulting change in fair value in the statement of operations. Upon conversion, the SAFE liabilities were derecognized, and the corresponding Preferred Stock was recorded within stockholders’ equity (deficit). As a result, the Company did not have any liabilities measured at fair value on a recurring basis as of June 30, 2026.

The following table presents a roll-forward of the SAFE liabilities as of June 30, 2026:

Balance as of December 31, 2025	$13,237,999
Issuances of SAFE liabilities	3,125,000
Change in fair value	61,228,163
Settlement through issuance of Series A Preferred Stock	(77,591,162)
Balance as of June 30, 2026	$—

Note 14. Income Taxes

The Company incurred pre-tax losses for the six months ended June 30, 2026 and 2025. The Company maintains a full valuation allowance against its net deferred tax assets as management has concluded that it is more likely than not that such deferred tax assets will not be realized. Accordingly, the Company did not recognize an income tax benefit associated with its pre-tax losses for the six months ended June 30, 2026 and 2025. As a result, the Company’s effective income tax rate was 0% for the six months ended June 30, 2026 and 2025. The difference between the Company’s effective income tax rate and the U.S. federal statutory income tax rate of 21% was primarily attributable to the valuation allowance recorded against the deferred tax assets generated by the Company’s losses. The Company evaluates the realizability of its deferred tax assets and the need for a valuation allowance at each reporting date based on all available positive and negative evidence. The Company will continue to maintain a full valuation allowance against its net deferred tax assets until there is sufficient evidence to support their realization.

Note 15. Related Party Transactions

Idealab is a related party due to its ownership interest in the Company through holdings of 1,000,000 shares of the Company’s common stock and 7,500,000 shares of the Company’s preferred stock, representing a 28.0% ownership in the Company’s undiluted outstanding stock, as well as its affiliation with other entities and investors that maintain overlapping ownership, management, and governance relationships with the Company.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 15. Related Party Transactions (cont.)

The Company also transacts with entities affiliated with Idealab and its related investment network. Accordingly, these transactions are considered related party transactions under applicable accounting guidance.

During the six months ended June 30, 2026 and 2025, the Company incurred expenses from related parties for shared services and allocated costs. These amounts primarily consisted of accounting, human resources, legal, marketing, public relations, and employee-related costs incurred on behalf of the Company and allocated to the Company. Management believes the allocations are reasonable; however, such amounts may not be indicative of amounts that would have been incurred had the Company obtained these services from unrelated third parties. Specifically, amounts billed by Idealab represented allocations for accounting, human resources, legal, marketing, and public relations services provided to the Company.

Related party expenses recognized during the six months ended June 30 consisted of the following:

Related Party: Idealab	Six Months Ended June 30
Nature of services	2026	2025
Accounting, human resources, legal, marketing, and public relations services	$51,227	$34,950

Outstanding balances due to related parties consisted of the following:

Related Party	June 30, 2026	December 31, 2025
Chief Executive Officer	$—	$61,048
Idealab	41,161	4,262
Total due to related parties	$41,161	$65,310

The amount due to the Chief Executive Officer represents unreimbursed business travel and other operating expenses paid personally on behalf of the Company. The balance is unsecured, non-interest bearing, and payable on demand. The balance was fully settled through cash payments and no amount remained outstanding as of June 30, 2026. Amounts due to Idealab represent unpaid allocated shared service costs. These balances are unsecured, non-interest bearing, and payable on demand. Amounts due to related parties are presented as accounts payable — related parties in the accompanying balance sheets.

Note 16. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements are issued. The Company did not identify any subsequent events, other than as disclosed below, that would have required adjustment or disclosure in these financial statements.

Warrants

In August 2026, in connection with the filing of the S-4 registration statement, the Company issued the second warrant to the Advisor to purchase 65,637 shares of restricted common stock, exercisable at $0.76 per share. The warrant will be assumed by the post-closing company in the de-SPAC transaction and will become exercisable upon expiration of the six-month lock-up period. The warrant will remain exercisable, in whole or in part, until the fifth anniversary of its issuance.

Form S-4

In August 2026, Launch Two confidentially submitted a draft registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”), with the Company acting as co-registrant, in connection with the proposed Business Combination. On August 4, 2026, the Company and Launch Two publicly announced the confidential submission. The draft registration statement includes a preliminary proxy statement/prospectus relating to the proposed Business Combination and has not yet been declared effective by the SEC.

NUCUBE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Note 16. Subsequent Events (cont.)

Argonne National Laboratory CRADA

In August 2026, the Company entered into a Cooperative Research and Development Agreement with UChicago Argonne, LLC, operator of Argonne National Laboratory, to verify autonomous operation and remote monitoring capabilities of the Company’s NuSun microreactor platform. The twelve-month project has an estimated total cost of $500,000, consisting of an estimated $400,000 contribution from the U.S. Department of Energy and a $100,000 in-kind contribution from the Company.

Placement Agent Warrants

In September 2026, pursuant to the Company’s previously executed engagement agreement with GVC Capital LLC (“GVC”), the Company issued two warrants to GVC in connection with capital-raising services previously provided to the Company. The warrants provide for the purchase of an aggregate of 73,823 shares of the Company’s preferred stock, consisting of 20,316 shares of Series A-1 Preferred Stock at an exercise price of $0.86825 per share and 53,507 shares of Series A-2 Preferred Stock at an exercise price of $0.53824 per share. The warrants expire three years from the date of issuance.

AIDEA Investment

On October 19, 2026, NuCube entered into a securities purchase agreement and a warrant agreement with the Alaska Industrial Development and Export Authority (“AIDEA”), pursuant to which AIDEA acquired 1,956,353 shares of Series A-4 preferred stock, par value $0.00001 per share (“Series A-4 Preferred Stock”) of NuCube, and warrants to purchase 978,176 shares of the Series A-4 Preferred Stock at an exercise price of $15.887 per share, for an aggregate investment of $25.0 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
NuCube Energy, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of NuCube Energy, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2026.

Whippany, New Jersey
July 29, 2026
PCAOB ID Number 100

NUCUBE ENERGY, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2025 AND 2024

	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$12,150,396	$1,159,042
Prepaid expenses	61,976	11,890
Total Current Assets	12,212,372	1,170,932
Deposits	5,025	3,279
Property, plant, and equipment, net	16,135	12,980
Right-of-use asset, net	34,272	—
TOTAL ASSETS	$12,267,804	$1,187,191

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$40,400	$60,030
Accounts payable – related parties	65,310	16,213
Accrued expenses	79,918	94,902
Lease liability – current	14,454	—
Total Current Liabilities	200,082	171,145
SAFE liabilities	13,237,999	858,743
Lease liability – non-current	21,917	—
TOTAL LIABILITIES	13,459,998	1,029,888

STOCKHOLDERS’ (DEFICIT) EQUITY
Pre-Seed 1 preferred stock; par value $0.00001, 7,500,000 shares authorized, issued and outstanding as of December 31, 2025 and 2024	75	75
Series Seed preferred stock; par value $0.00001, 5,139,153 shares authorized, issued and outstanding as of December 31, 2025 and 2024	51	51
Common stock; par value $0.00001; 16,000,000 shares authorized; 1,604,250 and 1,593,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively	16	16
Additional paid-in capital	4,967,554	4,874,660
Accumulated deficit	(6,159,890)	(4,717,499)
Total stockholders’ (deficit) equity	(1,192,194)	157,303
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$12,267,804	$1,187,191

The accompanying notes are an integral part of these financial statements.

NUCUBE ENERGY, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
Operating expenses
General and administrative	$1,832,063	$2,237,180
Marketing	17,589	1,937
Research and development	63,255	20,624
Capital raising advisory services	25,406	28,373
Loss from operations	(1,938,313)	(2,288,114)

Other income (expense):
Interest income	92,168	68,775
Other income	62,500	—
Loss on issuance of SAFE	—	(325,000)
Change in fair value of SAFE liabilities	341,244	1,257
Total other income (expense), net	495,912	(254,968)

Net loss before income tax (benefit) provision	(1,442,401)	(2,543,082)
Income tax (benefit) provision	(10)	820
Net loss	$(1,442,391)	$(2,543,902)

Weighted number of shares of common stock outstanding, basic and diluted	1,600,767	1,593,000
Net loss per common stock, basic and diluted	$(0.90)	$(1.60)

The accompanying notes are an integral part of these financial statements.

NUCUBE ENERGY, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Pre-Seed 1 Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2024	7,500,000	$75	5,139,153	$51	1,593,000	$16	$4,827,754	$(2,173,597)	$2,654,299
Stock-based compensation from stock options and restricted stock awards	—	—	—	—	—	—	18,533	—	18,533
Fair value of warrants earned in connection with SAFE financings	—	—	—	—	—	—	28,373	—	28,373
Net loss	—	—	—	—	—	—	—	(2,543,902)	(2,543,902)
Balance, December 31, 2024	7,500,000	$75	5,139,153	$51	1,593,000	$16	$4,874,660	$(4,717,499)	$157,303
Stock-based compensation from stock options and restricted stock awards	—	—	—	—	—	—	35,571	—	35,571
Fair value of warrants earned in connection with SAFE financings	—	—	—	—	—	—	25,406	—	25,406
Stock options exercised	—	—	—	—	11,250	—	1,912	—	1,912
Fair value of warrant issued for services	—	—	—	—	—	—	30,005	—	30,005
Net loss	—	—	—	—	—	—	—	(1,442,391)	(1,442,391)
Balance, December 31, 2025	7,500,000	$75	5,139,153	$51	1,604,250	$16	$4,967,554	$(6,159,890)	$(1,192,194)

The accompanying notes are an integral part of these financial statements.

NUCUBE ENERGY, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,442,391)	$(2,543,902)
Adjustments to reconcile net loss to net cash used in operations:
Stock-based compensation	35,571	18,533
Issuance of warrant for services	30,005	—
Capital raising advisory services related to placement agent warrants	—	28,373
Loss on issuance of SAFE	25,406	325,000
Change in fair value of SAFE liabilities	(341,244)	(1,257)
Depreciation expense	11,494	8,012
Amortization of right-of-use asset	11,451	—
Changes in operating assets and liabilities:
Prepaid expenses	(50,086)	1,719
Deposits	(1,746)	(879)
Accounts payable	(19,630)	(286)
Accounts payable – related parties	49,097	9,268
Accrued expenses	(14,984)	50,620
Lease liability	(9,352)	—
CASH USED IN OPERATING ACTIVITIES	(1,716,409)	(2,104,799)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(14,649)	(13,409)
CASH USED IN INVESTING ACTIVITIES	(14,649)	(13,409)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of SAFEs	12,720,500	535,000
Proceeds from stock option exercise	1,912	—
CASH PROVIDED BY FINANCING ACTIVITIES	12,722,412	535,000

NET CHANGE IN CASH	10,991,354	(1,583,208)
Cash and cash equivalents, beginning of year	1,159,042	2,742,250
Cash and cash equivalents, end of year	$12,150,396	$1,159,042
Supplemental disclosure of non-cash activities:
Recognition of right-of-use asset and lease liability	$45,723	$—

The accompanying notes are an integral part of these financial statements.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 1. Organization

Description of Business

NuCube Energy, Inc. (the “Company”), headquartered in Idaho Falls, Idaho, was incorporated in Delaware on April 23, 2023. The Company is an early-stage nuclear energy company designing a fission reactor capable of producing electricity and industrial heat and is currently engaged in research and development activities. Revenue-generating operations have not yet commenced.

Note 2. Liquidity and Capital Resources

For the years ended December 31, 2025 and 2024, the Company has not generated revenues and reported net losses of $1,442,391 and $2,543,902 respectively. As of December 31, 2025 and 2024, the Company had aggregate cash of $12,150,396 and $1,159,042, respectively, and net working capital of $12,012,290 and $999,787, respectively. The Company is currently in the research and development phase of designing a nuclear reactor and expects to require significant additional capital, estimated at approximately $150 million, to construct its first-of-a-kind (“FOAK”) reactor. The Company does not plan to commence construction of the FOAK reactor until sufficient financing has been secured and does not expect to incur significant construction-related expenditures within the next twelve months. Until such time the Company will continue to operate in a research and development phase.

Based on its current operating plan and assumptions, the Company believes its existing cash resources are sufficient to fund its operating expenses and capital requirements for at least twelve months from the date the financial statements are issued. The Company’s future capital requirements will depend on a number of factors, including the timing and scope of development activities. The Company may seek to raise additional capital through equity financings, strategic partnerships and government funding; however, there can be no assurance that such financing will be available on acceptable terms, or at all.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern,” management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued and has concluded that substantial doubt is not raised.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as issued by the Financial Accounting Standards Board (“FASB”) and codified in the FASB Accounting Standards Codification (“ASC”) and expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the period presented in accordance with U.S. GAAP. The financial statements have been prepared assuming the Company will continue as a going concern.

The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements. Significant estimates and assumptions reflected in the Company’s financial statements include, but are not limited to, the fair value of financial instruments, including SAFE liabilities and stock-based compensation. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 3. Summary of Significant Accounting Policies (cont.)

of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Derivative Financial Instruments

The Company evaluates all freestanding financial instruments to determine whether such instruments should be accounted for as liabilities or as equity in accordance with FASB Topic ASC 815, “Derivatives and Hedging” (“ASC 815”), and ASC 815-40, “Contracts in Entity’s Own Equity”. Freestanding instruments, including warrants and similar equity-linked instruments, are classified as liabilities when they do not meet the criteria for equity classification. Liability-classified instruments are initially measured at fair value on the date of issuance in accordance with FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”), and are subsequently remeasured at fair value at each reporting period. Changes in fair value are recognized in earnings within other income (expense) in the statement of operations.

Warrants

The Company has issued a warrant and has recognized warrants to be issued related to capital raising advisory services. The warrants were accounted for in accordance with the guidance contained in ASC 815. Accordingly, the Company evaluated the warrants and determined that they qualify for equity classification under ASC 815-40 as the contracts do not permit or require net cash settlement, do not require physical or net share settlement, and include exercise contingencies that are consistent with the warrants being indexed to the Company’s own stock (See Note 6) and therefore recorded the warrants at their grant date fair value in additional paid-in capital.

SAFE Liabilities

The Company entered Simple Agreements for Future Equity (“SAFEs”) and has accounted for the SAFEs in accordance with the guidance contained in FASB ASC Topic 815-40, “Contracts in Entity’s Own Equity.” (“ASC 815”) Accordingly, the Company evaluated the SAFEs and determined that the number of shares issuable upon conversion is not fixed and depends on variables such as valuation cap and Company capitalization which are not inputs to the fair value of a standard fixed-for-fixed option on equity shares. As a result, the SAFEs fail the indexation guidance in ASC 815 and therefore the Company records the SAFEs as liabilities remeasured at fair value each reporting period.

Series Pre-Seed 1 and Series Seed Preferred Stock

The Company has issued Series Pre-Seed 1 and Series Seed Preferred Stock (the “Preferred Stock”), which has been evaluated under ASC 480 and ASC 815. The Preferred Stock does not require mandatory redemption and is therefore classified within permanent equity.

Fair Value Measurement

The Company’s financial assets and liabilities are accounted for in accordance with ASC 820 which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classify those inputs into three levels:

Level 1	—	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	—	Observable, market-based inputs, other than quoted prices included in Level 1, for the assets or liabilities either directly or indirectly.
Level 3	—	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 3. Summary of Significant Accounting Policies (cont.)

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset, or a liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account and a money market account held by financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation (“FDIC”) coverage limit of $250,000. As of December 31, 2025 and 2024, the amount in excess of the FDIC coverage limit was $11,939,754 and $909,042, respectively. The Company has not experienced any losses on its cash and cash equivalents.

The Company received $62,500 of other income from a single counterparty, Shell Global Solutions (US) Inc., which represented 100% of the Company’s non-operating income for the year ended December 31, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. Cash equivalents include amounts held in money market funds that are readily convertible into known amounts of cash and are subject to an insignificant risk of changes in value. As of December 31, 2025 and 2024, the Company had $260,619 and $511,432 in cash, respectively. As of December 31, 2025 and 2024, the Company had $11,889,777 and $647,610 in cash equivalents, respectively.

Net Loss Per Common Stock

Basic net loss per common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive securities using the treasury stock method or the if-converted method, as applicable, to the extent dilutive. The Company has issued convertible preferred stock, warrants and options that are convertible into shares of common stock at the option of the holder. The Company has outstanding SAFEs totaling $13,237,999. These instruments are convertible into shares of preferred stock upon the occurrence of future equity financing events. Because the conversion price and the number of shares to be issued depend on the pricing of a future financing round that has not yet occurred, the number of potentially dilutive common shares associated with these SAFEs cannot be determined and have been excluded from the disclosure of potentially dilutive securities. For the years ended December 31, 2024 and 2025, the Company reported net losses, therefore these shares have been excluded from the computation of diluted net loss per share, because their effect would have been anti-dilutive.

The computation of basic and diluted net loss per common stock for the years ended December 31, 2025 and 2024 is as follows:

	2025	2024
Numerator:
Net loss	$(1,442,391)	$(2,543,902)
Denominator:
Weighted average number of shares of common stock outstanding, basic and diluted	1,600,767	1,593,000
Net loss per common stock, basic and diluted	$(0.90)	$(1.60)

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 3. Summary of Significant Accounting Policies (cont.)

The following potentially dilutive securities were excluded from the computation of diluted net loss per common stock for the years ended December 31, 2025 and 2024 because their inclusion would have been anti-dilutive:

Shares
Effect of potentially dilutive securities:
Series Pre-Seed 1 Preferred Stock, on an as-converted basis	385,649
Series Seed Preferred Stock, on an as-converted basis	5,139,154
Warrant (treasury stock method)	—
Options (treasury stock method)	277,440
Total	5,802,243

As of December 31, 2025 and 2024, the Company had 12,639,153 shares of convertible Preferred Stock outstanding, which are convertible into 5,524,803 shares of common stock. The conversion price for the Company’s preferred stock is less than 1:1 due to the differences between the original issue price of the Series Pre-Seed 1 of $0.0067 and its conversion price of $0.1303.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses net income as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Leases

The Company evaluates the contracts it enters into to determine whether such contracts contain leases at inception. A contract contains a lease if the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. At commencement, contracts containing a lease are further evaluated for classification as an operating or finance lease where the Company is a lessee. When the arrangements include lease and non-lease components, the Company accounts for them as a single lease component.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 3. Summary of Significant Accounting Policies (cont.)

Operating Leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. Operating leases are included in the line items right-of-use (“ROU”) operating lease asset, lease liability — current, and lease liability — non-current in the balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and obligations under lease represent its obligation to make lease payments arising from the lease. For operating leases, the Company measures its lease obligations based on the present value of the total lease payments not yet paid. These payments are then discounted based on the more readily determinable of the rate implicit in the lease or the Company’s incremental borrowing rate, which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The Company measures ROU assets based on the corresponding lease obligation adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing lease expense when the lessor makes the underlying asset available to the Company. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

For leases with a lease term of less than one year (short-term leases), the Company has elected not to recognize an obligation or ROU asset on its balance sheet. Instead, it recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to its statements of operations and cash flows.

Revenue Recognition

The Company is in the research and development (“R&D”) stage and does not yet generate revenue from commercial operations. The Company applies ASC 606, Revenue from Contracts with Customers, to all arrangements that involve the transfer of goods or services to a counterparty.

Under ASC 606, the Company recognizes revenue when control of promised goods or services is transferred to a customer in an amount that reflects the consideration the Company expects to receive in exchange for those goods and services. The Company identifies the contract, determines whether the counterparty meets the definition of a customer, identifies performance obligations, determines the transaction price, allocates the transaction price to performance obligations, and recognizes revenue when or as performance obligations are satisfied.

Because the Company’s primary activities relate to the development of its proprietary reactor technology, the Company does not consider non-recurring, exploratory or collaborative R&D reimbursements to be part of its ordinary business operations. Such arrangements are evaluated to determine whether they represent revenue from customers or non-operating other income. If an arrangement does not represent a contract with a customer in the ordinary course of business, amounts received are recorded as other income when the Company satisfies its obligations under the arrangement.

The Company had no revenue from customers for the years ended December 31, 2025 and 2024. On May 30, 2025, the Company received a purchase order from Shell Global Solutions (US) Inc.(“Shell”) for a feasibility study evaluating the Company’s energy reactor technology for oil and gas applications. The purchase order includes three tasks with a total contract value of $125,000. Management concluded that the arrangement does not represent revenue from customers under ASC 606. Accordingly, amounts earned are classified as other income. During the year ended December 31, 2025, the Company recognized $62,500 related to tasks 1 and 2 as other income. Income is recognized when the related deliverables are provided to Shell.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 3. Summary of Significant Accounting Policies (cont.)

Cooperative Research and Development Agreement

The Company enters into collaborative research and development arrangements with government agencies and third — party research institutions to support the development of its advanced nuclear technologies.

The Company participates in Cooperative Research and Development Agreements (“CRADAs”) with U.S. Department of Energy (“DOE”) national laboratories. Under these arrangements, the Company collaborates with the DOE on research activities, and the DOE provides funding and/or in-kind support for specified research projects. The Company is not required to deliver commercial goods or services to the DOE, and the arrangements do not represent contracts with customers within the scope of ASC 606, Revenue from Contracts with Customers. The CRADAs represent a collaborative arrangement under ASC 808, Collaborative Arrangement, as both parties are active participants who jointly direct and perform activities, share responsibilities for deliverables, and are exposed to significant risks and potential rewards tied to the success of the underlying technology. For the years ended December 31, 2025 and 2024, the Company did not incur any expenses related to the CRADAs.

Research and Development Expenses

Amounts incurred for R&D are expensed as incurred and are included within operating expenses in the accompanying statements of operations. For the years ended December 31, 2025 and 2024, the Company recognized $63,255 and $20,624, respectively, of R&D expenses in operating expenses in the accompanying statements of operations.

The Company evaluates acquired intellectual property, patents, licenses, and other technology rights to determine whether the acquired asset represents in-process research and development (“IPR&D”) and whether the asset has an alternative future use. The cost of acquired IPR&D that has no alternative future use is charged to research and development expense upon acquisition. Intellectual property determined to have an alternative future use is capitalized and amortized over its estimated useful life.

Research and Development Payroll Tax Credits

The Company qualifies for federal R&D payroll tax credits under applicable U.S. tax regulations and are offset against the Company’s employer payroll tax obligations. The benefit is recorded as a reduction of the related payroll tax within general and administrative expenses in the accompanying statements of operations. For the years ended December 31, 2025 and 2024, the Company recognized $67,159 and $21,513, respectively, of R&D payroll tax credit in the accompanying statements of operations.

Intellectual Property

Intellectual property rights arising from collaborative research arrangements may be jointly owned or subject to government-use rights and other restrictions. Accordingly, costs incurred in connection with internally developed intellectual property are expensed as research and development costs as incurred, as such costs do not meet the criteria for capitalization under U.S. GAAP.

Stock-based Compensation

The Company measures stock-based compensation at the grant-date fair value of stock options and restricted stock awards and recognizes the expense on a straight-line basis over the vesting period. Option fair values are estimated using the Black-Scholes-Merton model, which incorporates assumptions for expected term volatility, risk-free interest rate, and dividend yield. Expected term is based on management’s estimate of expected time to exit, and volatility is based on historical daily pricing of comparable companies. Restricted stock awards are valued at the fair value of common stock on the grant date. The Company accounts for forfeitures as they occur.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 3. Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the statements of operations as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Recently Adopted Accounting Pronouncements:

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU was effective for the annual period ended December 31, 2025. Adoption of this ASU did not have an effect on the Company’s financial statements.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments — Credit Losses (Topic 326): Simplifications to the Current Expected Credit Losses Model for Certain Financial Assets”. This ASU introduces a practical expedient that permits private companies to estimate expected credit losses for certain short-term financial assets, including trade receivables and contract assets, based on current conditions without requiring reasonable and supportable forecasts. The new guidance is effective for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years, with early adoption permitted. The Company is currently pre-revenue and does not have trade receivables or contract assets as of the balance sheet date; however, the Company expects such balances to arise in future periods.

Note 4. Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	December 31,
	2025	2024
Computer equipment	$19,201	$8,579
Other equipment	17,436	13,409
Total	36,637	21,988
Less: accumulated depreciation	(20,502)	(9,008)
Total fixed assets, net	$16,135	$12,980

During the years ended December 31, 2025 and 2024, the Company recognized straight-line depreciation expense of $11,494 and $8,012, respectively.

Note 5. Stockholder’s Deficit

Common stock — The Company is authorized to issue 16,000,000 shares of common stock with $0.00001 par value. As of December 31, 2025 and 2024, there were 1,604,250 and 1,593,000 shares of common stock issued and outstanding, respectively. Each holder of shares of common stock is entitled to the following:

•        One vote per share on all matters.

•        Residual rights to dividends when and if declared.

•        Residual rights to assets upon liquidation after payment of all Preferred Stock liquidation preferences.

Common stock has no conversion rights, no anti-dilution protections, and no special voting or protective provisions.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 5. Stockholder’s Deficit (cont.)

Preferred stock — The Company is authorized to issue 12,639,154 shares of Preferred Stock which consist of 7,500,000 shares of Series Pre-Seed 1 preferred stock with $0.00001 par value and 5,139,153 shares of Series Seed preferred stock with a $0.00001 par value. As of December 31, 2025 and 2024, there were 7,500,000 shares of Series Pre-Seed 1 preferred stock issued and outstanding and 5,139,153 shares of Series Seed preferred stock issued and outstanding.

Each share of Preferred Stock is convertible at the option of the holder at any time into a number of shares of common stock to be determined by dividing the original issue price by (i) $0.13030 per share with respect to the Series Pre-Seed 1 preferred stock and (ii) $0.6324 per share with respect to the Series Seed preferred stock. Preferred Stock automatically converts upon (i) a qualified initial public offering or (ii) approval of the requisite holders of Preferred Stock. Preferred Stock includes weighted-average anti-dilution adjustments to the conversion price in the event of future issuances of securities below the then-effective conversion price. Preferred stock votes together with common stock on an as-converted basis, except for matters requiring a separate class vote.

The holders of the shares of the Series Pre-Seed 1 preferred stock, exclusively and as a separate class, are entitled to elect two directors of the Company. The holders of the shares of the Series Seed preferred stock, exclusively and as a separate class, are entitled to elect two directors of the Company. The holders of the shares of the common stock and the Preferred Stock, voting together as a single class on an as converted basis are entitled to elect the balance of the total number of directors of the Company.

Holders of Preferred Stock are entitled to the following:

•        Receive dividends on an as-converted basis and prior to any dividends declared on common stock, when and if declared.

•        Upon any liquidation, dissolution, or winding up, or deemed liquidation event receive, before any distribution to common stock, the greater of (i) 1 x the original issue price (“OIP”) plus any declared but unpaid dividends, or (ii) the amount that would be received on an as-converted basis. The OIP is $0.13030 per share for Pre-Seed Preferred and $0.63240 per share for Seed Preferred. If available proceeds are insufficient to pay the full liquidation preference, distributions are made pro rata among Preferred Stock holders.

The Company evaluated the Preferred Stock under ASC 480 and ASC 815. The Preferred Stock does not require mandatory redemption and, as a result, meets the criteria for classification within permanent equity. In addition, the embedded contingent redemption feature associated with deemed liquidation events is not clearly and closely related to the equity host, and therefore no embedded features are required to be bifurcated from the equity host.

Note 6. Warrants

In August 2024, the Company entered into an agreement with a placement agent to provide capital-raising and advisory services. Pursuant to the agreement, the placement agent is entitled to receive warrants as consideration for services rendered upon the successful completion of SAFE raises calculated as 8% of the aggregate investment for any SAFE raise and 6% for the aggregate investment for any Seed2 Round raise. Each warrant will have a $10.00 exercise price. The warrants are accounted for as equity-classified nonemployee share-based payment awards under ASC 718. The grant-date fair value of the warrants is recognized as expense as the related services are performed and the performance condition is satisfied.

For the years ended December 31, 2025 and 2024, the related services have been completed, and the warrants have been earned; however, the warrants had not yet been formally issued. Accordingly, the Company has recognized capital raising advisory services expense of $25,406 and $28,373, respectively, with a corresponding increase to additional paid-in capital.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 6. Warrants (cont.)

On July 30, 2025, the Company issued a stock purchase warrant (the “Warrant”), in exchange for services, to purchase up to 240,810 shares of the Company’s common stock at an exercise price of $0.17 per share, subject to customary adjustments for stock splits, dividends, and similar recapitalization events. The Warrant expires on the earlier of (i) five years from the date of issuance, (ii) the closing of a firm commitment underwritten initial public offering, or (iii) a change of control transaction, as defined in the agreement.

The Warrant does not permit or require cash settlement, does require physical or net share settlement, and includes exercise contingencies that are consistent with the warrant being indexed to the Company’s own stock. The Warrant contains no holder-specific settlement outcomes, no provisions requiring net cash settlement outside circumstances in which underlying shareholders would receive the same form of consideration, no uneconomic settlement alternatives, and no filing-related cash settlement provisions.

As such, the Company determined that the warrant qualifies for equity classification under ASC 815-40 and has recorded it at its fair value $30,005 in additional paid-in in the accompanying balance sheets.

Note 7. Simple Agreements for Future Equity

In November and December 2024, the Company entered into SAFEs with various investors, pursuant to which the Company received gross proceeds of $535,000. In April, May, August, and September 2025, the Company entered into SAFEs with various investors, pursuant to which the Company received gross proceeds of $12,720,500. SAFEs are freestanding financial instruments that provide the holder the right to receive equity securities of the Company upon occurrence of specified future events.

The SAFEs do not bear interest and do not have a stated maturity date. Settlement occurs upon the earliest of:

•        A future equity financing.

•        A liquidity event, including a change in control or initial public offering.

•        Dissolution of the Company.

The SAFEs include post-money valuation caps ranging from $15,000,000 to $32,500,000, which is used to determine the conversion price in certain future equity financings. Upon a qualifying equity financing, the SAFEs will automatically convert into shares of Preferred Stock at a price determined in accordance with the contractual terms of each SAFE, generally based on the more favorable of a valuation-cap-based conversion price or the financing price (or discount-based conversion price for certain SAFEs). In a liquidity event, SAFE holders are entitled to receive the greater of (i) their purchase amount in cash, or (ii) an amount determined based on the value of common stock calculated using the contractual liquidity price. In a dissolution event, SAFE holders receive their purchase amount prior to distributions to common stockholders. The SAFEs are extinguished upon conversion into equity securities or settlement upon a liquidity or dissolution event.

The Company has issued SAFEs with varying provisions, including both post-money and pre-money valuation caps, and in certain cases, discount features and investor-specific negotiated terms.

As of December 31, 2025 and 2024, the Company had $13,237,999 and $858,743, respectively, of SAFE liabilities recorded at fair value in the accompanying balance sheets. For the years ended December 31, 2025 and 2025, the Company recognized income related to the change in fair value of SAFE liabilities of $341,244 and $1,257, respectively, in the accompanying statements of operations.

The SAFE liabilities are classified as non-current liabilities as of December 31, 2025 and 2024. The SAFEs do not have a stated maturity date or mandatory redemption feature and are only settled upon the occurrence of specified future events, including a qualifying equity financing, liquidity event, or dissolution event. Although the Company subsequently negotiated the conversion of the SAFEs in connection with a proposed business combination transaction,

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 7. Simple Agreements for Future Equity (cont.)

no binding conversion agreements existed as of December 31, 2025 and 2024, and settlement remained contingent upon the satisfaction of future transaction conditions. Therefore, the Company was not contractually required to settle the SAFEs within one year of the balance sheet date and concluded that non-current classification was appropriate.

Subsequent to December 31, 2025, the Company entered into agreements with the SAFE holders and all outstanding SAFE instruments were converted into shares of Series A Preferred Stock in June 2026. The conversion constituted a non-recognized subsequent event as the agreements were executed after the balance sheet dates.

Acceleration Participation Agreement

On November 6, 2024, the Company entered into a SAFE and an associated acceleration participation agreement (the “Agreement”) with Halliburton Labs, Inc. (“Halliburton”). Pursuant to the agreement, Halliburton agreed to provide mentorship, business support and laboratory and related services to the Company over a service period from November 6, 2024 through July 6, 2026. In connection with the Agreement, the Company issued a SAFE with a stated value of $500,000, for which Halliburton paid cash consideration of $175,000. The Company determined that this arrangement represents a basket transaction involving multiple freestanding components, including the SAFE and an opportunity for services and use of facilities at the counterparty’s discretion. While the agreement provides the opportunity to receive a range of services, it does not create a present, enforceable right to any particular good or service beyond the initial cash payment. As the services do not represent a present right to economic benefit, the Company recognized a loss on the issuance of the SAFE of $325,000 for the excess of the face value of the SAFE over the cash received for the year ended December 31, 2024. The SAFE liability is subsequently measured at fair value, with changes in fair value recognized in earnings. The fair value of the Halliburton SAFE was $504,077 as of December 31, 2024, reflecting a $4,077 increase from its contractual purchase amount. The SAFE issued in connection with this arrangement is included with SAFE liabilities in the accompanying balance sheets.

Note 8. Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (i.e. less than a year). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the following key metric included in net loss:

	For the years ended December 31
	2025	2024
General and administrative	$1,832,063	$2,237,180

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 9. Leases

Office Lease

The Company leases its office facility under a month-to-month operating lease agreement. The Company has elected the short-term lease practical expedient under ASC 842 for this lease and therefore does not recognize a right-of-use asset or lease liability on the balance sheets for this arrangement.

Lease expense for this month-to-month lease is recognized on a straight-line basis. For the years ended December 31, 2025 and 2024, rent expense recognized was $32,320 and $28,800, respectively, within general and administrative expenses on the accompanying statements of operations. Because the lease is cancellable at any time with no significant penalty, the Company is not committed to future minimum lease payments beyond the monthly term.

Incubator Lease

In March 2025, the Company entered into a new operating lease agreement for a portion of a building. The lease term is for one-year plus two additional one-year renewal periods, which the Company has concluded that the exercise of both renewal options is reasonably certain; accordingly, the lease term used for accounting purposes is three years. The lease requires monthly base rent payments of $1,260 subject to a mandatory adjustment each year on the anniversary of the lease of $0.10 per square foot for each of the two years after the initial lease term. The lease contains fees for utilities that are non-lease components which are excluded from the measurement of the lease liability and recognized as operating expense in the period incurred. The Company has recognized a right-of-use asset and lease liability on the accompanying 2025 balance sheet for this arrangement.

Operating lease costs recorded in general and administrative expenses in the 2025 statement of operations was $14,700 for the year ended December 31, 2025.

Supplemental Balance Sheet Information	As of December 31, 2025
Operating lease right-of-use asset	$34,272
Operating lease liability, current portion	$14,454
Operating lease liability, non-current portion	$21,917
Total operating lease liability	$36,371
Maturities of Lease Liability
2026	$17,220
2027	19,740
2028	3,360
Total future minimum lease payments	40,320
Less: present value discount	(3,949)
Present value of lease liability	$36,371

The following amounts were recorded in the Company’s 2025 balance sheet relating to its operating lease and other supplemental information:

Other supplemental information:
Amortization of right-of-use asset	$11,451
Cash paid for amounts included in the measurement of lease liability	$12,600
Right-of-use asset obtained in exchange for new operating lease liability	$45,723
Remaining lease term (in years)	2.17
Discount rate	9.67%

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 10. Stock-based Compensation

The Company maintains the 2023 Equity Incentive Plan (the “Plan”) under which stock options and restricted stock awards (“RSAs”) may be granted to employees. Options are generally granted with an exercise price equal to the fair value of the Company’s common stock on the date of grant, have a contractual term of four years, and vest over the requisite service period, generally four years.

As of December 31, 2025 and 2024, the Company has 1,581,278 and 1,570,028 shares authorized for issuance under the Plan, respectively, of which 549,294 shares remained available for future grants as of December 31, 2025.

The Company received cash proceeds of $1,912 from the exercise of stock options during the year ended December 31, 2025. Stock option exercises are settled through the issuance of new common shares. The Company does not utilize treasury shares and does not have a policy or expectation to repurchase shares in the upcoming annual period.

Stock Options Outstanding

The following tables summarize the stock options outstanding for the years ended December 31, 2025 and 2024:

	Shares	Weighted Average exercise price
Outstanding as of December 31, 2024	277,440	$0.17
Granted	788,294	0.17
Exercised	(11,250)	0.17
Forfeited	(33,750)	0.17
Expired	—	—
Outstanding as of December 31, 2025	1,020,734	$0.17

Stock Options Outstanding and Exercisable

The following tables summarize stock options outstanding and exercisable as of December 31, 2025 and 2024:

December 31, 2025	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Aggregate Intrinsic Value
Outstanding	1,020,734	$0.17	2.89	$0
Exercisable	126,581	$0.17	1.8	$0

Valuation Assumptions

The fair value of the stock options granted during 2025 and 2024 were estimated on the grant date using a Black-Scholes-Merton Option Pricing Model with the following assumptions:

	Years Ended December 31,
	2025	2024
Expected term (years)	6.25	6.25
Expected volatility	70.0%	75.0%
Risk-free interest rate	4.1%	4.0%
Dividend yield	0%	0%

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 10. Stock-based Compensation (cont.)

The expected term of the options represents the period of time the awards are expected to be outstanding. The Company estimated the expected term using the simplified method as permitted by SEC Staff Accounting Bulletin Topic 14. Under this method, the expected term was calculated as the midpoint between the vesting date and the contractual term of the option. Management determined this methodology to be appropriate given the Company’s private-company status and the absence of observable exercise patterns. Expected volatility from the the Company’s 409A valuation was estimated using historical volatility of comparable publicly traded companies due to the absence of sufficient trading history of the Company’s common stock. The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2025 and 2024 was $0.12 and $0.06 per option, respectively.

Compensation Expense

The Company recognizes stock-based compensation expense over the requisite service period of the awards. Stock-based compensation expense for the options for the years ended December 31, 2025 and 2024 was $20,746 and $3,708, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

As of December 31, 2025 and 2024, total unrecognized compensation expense related to nonvested stock options was $99,950 and $14,836, respectively, which is expected to be recognized over a weighted-average period of 2.89 years and 2.96 years, respectively.

Restricted Stock Awards

During 2023, the Company issued 593,000 shares of RSAs to an employee. The shares vest over a four-year service period beginning June 5, 2023, with 25% vesting after one year and the remaining shares vesting monthly over the subsequent 36 months. Unvested shares are subject to the Company’s repurchase rights upon termination of service. Because there is no public market for the Company’s common stock, the grant-date fair value of restricted stock awards was determined based on a third party valuation. In determining the fair value of the Company’s stock, the Company considered recent arm’s length equity financings, the rights and preferences of the Company’s capital structure, the Company’s stage of development, operating and financial performance, market conditions, and the probability and timing of a potential liquidity event. The independent valuation utilized a market approach, including the Subject Company Transaction Method and a Hybrid Option Pricing Method to allocate enterprise value among the Company’s equity securities. The resulting fair value of the common stock of $0.10 per share reflected an appropriate discount for lack of marketability due to the absence of an active market for the Company’s common stock.

The grant-date fair value of the RSAs was estimated using the following assumptions:

	Early Exit	Late Exit
Expected term (years)	1.0	5.0
Expected volatility	30.0%	70.0%
Risk-free interest rate	5.07%	3.77%
Probability	75.0%	25.0%

Stock-based compensation expense related to RSAs was $14,825 and $14,825 for the years ended December 31, 2025 and 2024, respectively, and recorded in general and administrative expense in the accompanying statements of operations. As of December 31, 2025, total unrecognized compensation expense related to unvested RSAs was approximately $21,002, which is expected to be recognized over a weighted-average period of approximately 1.4 years.

Restricted awards	Shares
Nonvested as of December 31, 2024	370,625
Granted	—
Forfeited	—
Vested	(148,250)
Nonvested as of December 31, 2025	222,375

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 10. Stock-based Compensation (cont.)

Disaggregated expense	2025	2024
Stock options	$20,746	$3,708
RSAs	14,825	14,825
Total stock-based compensation	$35,571	$18,533

Note 11. Fair Value Measurements

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those liabilities as of December 31, 2025 and 2024:

	Fair value measured as of December 31, 2025
	Total fair value as of December 31, 2025	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
SAFE liabilities	$13,237,999	$—	$—	$13,237,999
	Fair value measured as of December 31, 2024
	Total fair value at December 31, 2024	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
SAFE liabilities	$858,743	$—	$—	$858,743

SAFE Liability

In determining the fair value of the SAFE liabilities, the Company utilized a Monte Carlo valuation model which is considered to be a Level 3 valuation. The key inputs are presented in the table below:

	April 30, 2025 (Initial Measurement)	October 23, 2025 (Initial Measurement)	December 31, 2025
Equity value	$9,180,500	$25,320,237	$25,787,500
Company term (in years)	2.00	5.00	5.00
Volatility	75.0%	70.6%	70.0%
Risk-free rate	3.54%	3.55%	3.55%
Valuation cap – Pre-money	$15,000,000	$15,000,000	$15,000,000
Valuation cap – Post-money	$18,000,000	$18,000,000 and $32,500,000	$18,000,000 and $32,500,000
Discount rate	3.5%	3.5%	3.5%

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 11. Fair Value Measurements (cont.)

December 31, 2024
Equity value	$8,960,000
Company term (in years)	2.00
Volatility	75.0%
Risk-free rate	4.16%
Valuation cap – Pre-money	$15,000,000
Valuation cap – Post-money	$18,000,000
Discount rate	4.2%

The Company issued the SAFE liabilities during November and December 2024. Given the proximity of the issuance dates to the balance sheet date, management utilized the December 31, 2024 valuation in estimating the fair value of both initial recognition and at year end. Management concluded that this approach represents a reasonable estimate of fair value and does not result in a material difference in the measurement of the SAFE liabilities.

The following tables present roll-forwards of the SAFE Liabilities as of December 31, 2025 and 2024:

Balance as of December 31, 2024	$858,743
Issuances of SAFE liabilities	12,720,500
Change in fair value	(341,244)
Balance as of December 31, 2025	$13,237,999
Balance as of December 31, 2023	$—
Issuances of SAFE liabilities	535,000
Loss on issuance of SAFE	325,000
Change in fair value	(1,257)
Balance as of December 31, 2024	$858,743

Note 12. Income Taxes

The Company files a federal income tax return and various state income tax returns. The amount of income taxes the Company records requires the interpretation of complex rules and regulations of federal and state taxing jurisdictions.

Provision for Income Taxes

The components of the Company’s provision for income taxes from operations are as follows:

	December 31,
	2025	2024
Current:
Federal	$—	$—
State	(10)	820
Deferred income tax benefit:
Federal	(338,094)	(432,362)
State	(58,910)	(149,668)
Valuation allowance	397,004	582,030
Total net (benefit) provision for income taxes	$(10)	$820

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 12. Income Taxes (cont.)

The Company is subject to income taxes on income arising in, or derived from, the tax jurisdictions in which it operates. The Company files federal and state income tax returns. The Company is current with all its federal and state tax filings. The 2024 through 2025 tax years generally remain subject to examination by the IRS and various state taxing authorities, although the Company is not currently under examination in any jurisdiction.

Effective Tax Rate Reconciliation

The differences between the expected income tax benefit based on the statutory federal United States income tax rates and the Company’s effective tax rates are summarized below:

	December 31,
	2025	2024
U.S. federal tax statutory rate	21.00%	21.00%
State income taxes	0.35%	3.34%
Nondeductible expenses	3.30%	(2.76)%
R&D credit	2.83%	1.28%
Other	0.06%	0.00%
Change in valuation allowance	(27.54)%	(22.89)%
Effective tax rate	0.00%	(0.03)%

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2025	2024
Net operating loss carryforward	$764,653	$297,890
Stock-based compensation	7,038	3,734
Capitalized R&D	298,269	396,727
Property, plant and equipment	1,147	613
ROU asset	(8,134)	—
ROU liability	8,632	—
Prepaid expenses	(866)	(531)
Accrued liabilities	—	7,556
R&D credit	62,009	29,755
Other	170	170
Net deferred tax assets before valuation allowance	1,132,918	735,914
Valuation allowance	(1,132,918)	(735,914)
Net deferred tax assets	$—	$—

The assessment of the realization of a deferred tax asset must be performed in the context of positive and negative evidence about a company. ASC 740-10-30-17 (“ASC 740”) states that all available evidence, both positive and negative, shall be considered to determine whether, based on the weight of that evidence, a valuation allowance for deferred tax assets is needed. A valuation allowance is based on the assessment that it is more likely than not that certain deferred tax assets will be realized in the foreseeable future. The Company evaluated both positive and negative evidence including recent historical performance, forecasts of future income, tax planning strategies and assessments of the current and future economic business conditions. The Company evaluated the deferred tax asset to determine if it was more likely than not that it would be realized and concluded that a valuation allowance was required for the net deferred tax assets. A valuation allowance of $1.1 million is offsetting deferred assets in the current year.

As of December 31, 2025, the Company had federal and state net operating loss carryforwards of approximately $3.1 million and $2.4 million, respectively, which begin to expire in 2043. Of the federal and state net operating losses, $3.1 million and $0 are not subject to expiration but are limited on their use to offset only 80% of taxable income.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 12. Income Taxes (cont.)

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted into U.S. federal income tax law. OBBBA permanently extends immediate expensing of R&D expenditures under Internal Revenue Code (the “Code”) Section 174 and provides transition rules for previously capitalized R&D costs, Under ASC 740, these changes modify the measurement of certain deferred tax assets, particularly those arising from capitalized Section 174 expenditures.

Under Section 382 of the Code, the Company’s ability to utilize NOL carryforwards or other tax attributes such as research tax credits, in any taxable year may be limited if we have experienced an ownership change. Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws. The Company has determined there has been no ownership change as of December 31, 2025.

The Company’s income tax returns may be subject to examination by federal and state taxing authorities. Because application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the accompanying financial statements could be changed at a later date upon final determination by taxing authorities.

The Company has claimed federal and state R&D credits. The determination of qualified research activities and related research expenditures requires judgment and is subject to examination by taxing authorities. As a result, the Company has recorded a reserve against these deferred tax assets in the tax provision. Management does not expect the amount of unrecognized tax benefits to change materially within the next twelve months.

Income Taxes Paid

Income taxes paid (net of refunds received) were as follows:

December 31,
	2025	2024
Federal	$—	$—
State	—	—
Total	$—	$—

Note 13. Related Party Transactions

Idealab is a related party due to its ownership interest in the Company through holdings of 1,000,000 shares of the Company’s common stock and 7,500,000 shares of the Company’s preferred stock, representing a 53.8% ownership in the Company, as well as its affiliation with other entities and investors that maintain overlapping ownership, management, and governance relationships with the Company. The Company also transacts with entities affiliated with Idealab and its related investment network. Accordingly, these transactions are considered related party transactions under applicable accounting guidance.

During the years ended December 31, 2025 and 2024, the Company incurred expenses from related parties for shared services and allocated costs. These amounts primarily consisted of accounting, human resources, legal, marketing, public relations and employee-related costs incurred on behalf of the Company and allocated to the Company. Management believes the allocations are reasonable; however, such amounts may not be indicative of amounts that would have been incurred had the Company obtained these services from unrelated third parties. Specifically, amounts billed by Idealab represented allocations for accounting, human resources, legal, marketing, and public relations services provided to the Company.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 13. Related Party Transactions (cont.)

Related party expenses recognized during the years ended December 31 consisted of the following:

		Years Ended December 31,
Related Party	Nature of Services	2025	2024
Idealab	Accounting, human resources, legal, marketing, and public relations services	$61,173	$93,832

Outstanding balances due to related parties consisted of the following:

Related Party	Year Ended December 31,
	2025	2024
Chief Executive Officer	$61,048	$—
Idealab	4,262	16,213
Total due to related parties	$65,310	$16,213

The amount due to the Chief Executive Officer represents unreimbursed business travel and other operating expenses paid personally on behalf of the Company. The balance is unsecured, non-interest bearing, and payable on demand. Amounts due to Idealab represent unpaid allocated shared service costs. These balances are unsecured, non-interest bearing, and payable on demand. Amounts due to related parties are presented as accounts payable — related parties in the accompanying balance sheets.

Note 14. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements are issued. The Company did not identify any subsequent events, other than as disclosed below, that would have required adjustment or disclosure in these financial statements.

SAFEs

In April 15, 2026, the Company entered into amended and restated SAFEs with Emissions Reduction Corporation, Arizona Nuclear Ventures SPV 1, LLC and RJ Capital Ventures, LLC to revise the valuation cap in the agreements to $35,625,000. The amended and restated SAFEs replaced the previously outstanding SAFEs and did not result in the receipt of additional cash proceeds by the Company.

In April 2026, the Company entered into SAFEs with Alaska Fund Inc. and Emissions Reduction Corporation (the “Investors”), pursuant to which the Company received proceeds of $625,000 and $2,500,000, respectively. Under the terms of the SAFEs, the investments are convertible into shares of the Company’s Preferred Stock upon the occurrence of a qualifying equity financing, liquidity event, or dissolution event, subject to a post-money valuation cap of $35.6 million. The SAFEs do not bear interest, have no maturity date, and do not provide the Investors with voting rights unless and until conversion into equity.

In June 2026, all holders of the Company’s outstanding SAFE instruments voluntarily agreed to convert their SAFE investments into shares of the Company’s Series A preferred stock pursuant to agreements approved by the board of directors (the “Conversion”). The Conversion resulted in the issuance of 16,166,452 shares of the Company’s Series A preferred stock.

NUCUBE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 14. Subsequent Events (cont.)

Warrants

On March 6, 2026, the Company issued a warrant to ALM JPC Ventures, LLC in connection with the services of Allen Morgan as Executive Chairman and a member of the Company’s board of directors. The warrant provides the right to purchase up to 598,050 shares of the Company’s common stock at an exercise price of $0.17 per share and vests over a 24-month period commencing January 1, 2026, subject to accelerated vesting upon a change of control or public listing.

On June 19, 2026, the Company entered into a financial advisory agreement with Fusion Park, LLC. In connection with a proposed business combination. The agreement provides for milestone-based compensation, including warrants to purchase up to 98,456 shares of the Company’s common stock at an exercise price of $0.76 per share, a contingent earnout fee, and a contingent cash success fee, payable upon completion of the proposed business combination.

In July 2026, the Company issued 73,823 warrants to GVC Capital LLC pursuant to the engagement agreement for SAFE fundraising services previously provided to the Company in 2024 and 2025.

Stock Options

Between March 6, 2026 and May 20, 2026, the board approved option grants totaling 989,489 shares with exercise prices of $0.17 and $0.76, consistent with the Company’s most recent independent valuations. The awards vest over service periods ranging from 36 to 48 months, including certain one-year cliff provisions and customized vesting schedules. The aggregate grant-date fair value of the awards issued in 2026 was approximately$0.2 million, which will be recognized as stock-based compensation over the applicable service periods beginning in 2026.

Business Combination Agreement

On June 25, 2026, the Company entered into a definitive business combination agreement with Launch Two Acquisition Corp. (the “SPAC”), Tesseract Merger Sub Inc., Jay McEntee, as the representative for the shareholders of the SPAC, and IdealabAZ, Inc., as representative for the stockholders of the Company, pursuant to which the SPAC will acquire the Company through a business combination transaction. The proposed transaction is subject to customary closing conditions, including approval by the stockholders of the Company and the shareholders of the SPAC, regulatory approvals, and other customary closing conditions. There can be no assurance that the proposed business combination will be completed within the anticipated timeframe or at all.

Annex A-1

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

Launch Two Acquisition Corp.,

as SPAC,

Tesseract Merger Sub Inc.,
as Merger Sub,

NuCube Energy, Inc.,
as the Company,

James McEntee,
in the capacity as the SPAC Representative,

and

IdealabAZ, Inc.
in the capacity as the Seller Representative.

Dated as of June 25, 2026

Annex A-1 Page Nos.
I. MERGER	A-1-2
1.1. The Merger	A-1-2
1.2. Effective Time	A-1-2
1.3. Effect of the Merger	A-1-3
1.4. Governing Documents	A-1-3
1.5. Directors and Officers of the Surviving Subsidiary	A-1-3
1.6. Pre-Closing Company Exchanges	A-1-3
1.7. Domestication of SPAC	A-1-3
1.8. Merger Consideration	A-1-3
1.9. Effect of Merger on Issued Securities of the Company and Merger Sub	A-1-4
1.10. Tax Consequences	A-1-5
1.11. Transfer Agent Matters	A-1-5
1.12. Closing Consideration Spreadsheet	A-1-5
1.13. Earnout	A-1-6
1.14. SPAC Minimum Cash	A-1-7
1.15. Taking of Necessary Action; Further Action	A-1-7

II. CLOSING	A-1-7
2.1. Closing	A-1-7

III. representations and warranties of SPAC	A-1-8
3.1. Organization and Standing	A-1-8
3.2. Authorization; Binding Agreement	A-1-8
3.3. Governmental Approvals	A-1-8
3.4. Non-Contravention	A-1-8
3.5. Capitalization	A-1-9
3.6. SEC Filings and SPAC Financials	A-1-10
3.7. Absence of Certain Changes	A-1-11
3.8. Compliance with Laws	A-1-11
3.9. Actions; Orders; Permits	A-1-11
3.10. Taxes and Returns	A-1-11
3.11. Employees and Employee Benefit Plans	A-1-11
3.12. Properties	A-1-12
3.13. Material Contracts	A-1-12
3.14. Transactions with Affiliates	A-1-12
3.15. Merger Sub Activities	A-1-12
3.16. Investment Company Act	A-1-12
3.17. Finders and Brokers	A-1-12
3.18. Certain Business Practices	A-1-12
3.19. SPAC Trust Account	A-1-13
3.20. Exclusivity of Representations	A-1-13
3.21. Information Supplied	A-1-14

IV. representations and warranties of THE COMPANY	A-1-14
4.1. Organization and Standing	A-1-14
4.2. Authorization; Binding Agreement	A-1-14
4.3. Capitalization	A-1-15
4.4. Subsidiaries	A-1-16
4.5. Governmental Approvals	A-1-16
4.6. Non-Contravention	A-1-16

Annex A-1-i

Annex A-1 Page Nos.
4.7. Financial Statements	A-1-17
4.8. Absence of Certain Changes	A-1-17
4.9. Compliance with Laws	A-1-18
4.10. Company Permits	A-1-18
4.11. Litigation	A-1-18
4.12. Material Contracts	A-1-18
4.13. Intellectual Property	A-1-19
4.14. Taxes and Returns	A-1-21
4.15. Real and Personal Property	A-1-22
4.16. Title to and Sufficiency of Assets	A-1-23
4.17. Employee Matters	A-1-23
4.18. Benefit Plans	A-1-24
4.19. Environmental Matters	A-1-25
4.20. Transactions with Related Persons	A-1-26
4.21. Insurance	A-1-26
4.22. Top Suppliers	A-1-27
4.23. Certain Business Practices	A-1-27
4.24. Privacy and Data Security	A-1-28
4.25. Investment Company Act	A-1-28
4.26. U.S. Nuclear Regulatory Matters	A-1-28
4.27. Finders and Brokers	A-1-29
4.28. Exclusivity of Representations	A-1-29
4.29. Information Supplied	A-1-29

V. COVENANTS	A-1-30
5.1. Access and Information	A-1-30
5.2. Conduct of Business of the Company	A-1-30
5.3. Conduct of Business of SPAC	A-1-33
5.4. Additional Financial Information	A-1-34
5.5. SPAC Public Filings	A-1-35
5.6. No Solicitation; Change in Recommendation	A-1-35
5.7. No Trading	A-1-36
5.8. Notification of Certain Matters	A-1-37
5.9. Efforts	A-1-37
5.10. Tax Matters	A-1-38
5.11. Further Assurances	A-1-38
5.12. The Registration Statement	A-1-39
5.13. Company Stockholder Meeting	A-1-40
5.14. Public Announcements	A-1-40
5.15. Confidential Information	A-1-41
5.16. Documents and Information	A-1-42
5.17. Post-Closing Board of Directors and Executive Officers	A-1-42
5.18. Indemnification of Officers and Directors; Tail Insurance	A-1-42
5.19. Trust Account Proceeds	A-1-43
5.20. Transaction Financing	A-1-43

VI. Closing conditions	A-1-43
6.1. Conditions of Each Party’s Obligations	A-1-43
6.2. Conditions to Obligations of the Company	A-1-44
6.3. Conditions to Obligations of SPAC	A-1-45
6.4. Frustration of Conditions	A-1-46

Annex A-1-ii

Annex A-1 Page Nos.
VII. TERMINATION AND EXPENSES	A-1-46
7.1. Termination	A-1-46
7.2. Effect of Termination	A-1-47
7.3. Fees and Expenses	A-1-48

VIII. WAIVERS and releases	A-1-48
8.1. Waiver of Claims Against Trust	A-1-48

Ix. MISCELLANEOUS	A-1-49
9.1. Notices	A-1-49
9.2. Binding Effect; Assignment	A-1-50
9.3. Third Parties	A-1-50
9.4. Governing Law; Jurisdiction	A-1-50
9.5. WAIVER OF JURY TRIAL	A-1-50
9.6. Specific Performance	A-1-50
9.7. Severability	A-1-51
9.8. Amendment	A-1-51
9.9. Waiver	A-1-51
9.10. Entire Agreement	A-1-51
9.11. Interpretation	A-1-51
9.12. Counterparts	A-1-52
9.13. Legal Representation	A-1-52
9.14. SPAC Representative	A-1-53
9.15. Seller Representative	A-1-54

X DEFINITIONS	A-1-55
10.1. Certain Definitions	A-1-55
10.2. Section References	A-1-65

INDEX OF SCHEDULES AND EXHIBITS

Schedule	Description
Schedule A	Earnout Participation
Schedule B	Post-Closing SPAC Board
Exhibit	Description
Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of Amended Registration Rights Agreement
Exhibit F	Form of Insider Letter Amendment
Exhibit G	Form of Employment Agreement
Exhibit H	Form of Amended SPAC Charter
Exhibit I	Form of Amended and Restated Bylaws of SPAC
Exhibit J	Form of Incentive Plan
Exhibit K	Form of Director Indemnification Agreement

Annex A-1-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 25, 2026, by and among (i) Launch Two Acquisition Corp., a Cayman Islands exempted company (“SPAC”), (ii) Tesseract Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“Merger Sub”), (iii) NuCube Energy, Inc., a Delaware corporation (together with its successors, the “Company”), (iv) James McEntee, an individual, in the capacity as the representative, from and after the Effective Time (as defined below), for SPAC’s shareholders as of immediately prior to the Effective Time and their successors and assigns (other than the Company Stockholders (as defined below)) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”) and (v) IdealabAZ, Inc., a Delaware corporation, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”). SPAC, Merger Sub, the Company, the SPAC Representative and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. The Company is in the business of developing and manufacturing 15 megawatt and below high-temperature solid state (i.e., using thermophotovoltaic technology) nuclear fission modular microreactors (the “Company Business”);

B.  SPAC is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities and  SPAC owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. Prior to the consummation of the Merger (as defined herein), SPAC shall de-register from the Register of Companies of the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) and the applicable provisions of the DGCL (the “Domestication”);

D. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”);

E. The boards of directors of SPAC and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders or shareholders (as relevant), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders, shareholders or class of stockholders or shareholders (as relevant) the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication and the Merger (in case of the recommendation of the SPAC Board, the “SPAC Board Recommendation”);

F. The board of directors of the Company has unanimously (i) determined that the Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) determined to recommend to its members the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

G. Contemporaneously with the execution and delivery of this Agreement, SPAC has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Company Support Agreements”) signed by the Company and the Company Stockholders listed on Schedule 1.1 hereto with respect to the Company Stock (as defined herein) held by them sufficient to approve the adoption of this Agreement and approve the Merger and the other transactions contemplated by this Agreement;

H. Contemporaneously with the execution and delivery of this Agreement, the Lock-Up Stockholders have each entered into a Lock-Up Agreement with the SPAC Representative, the form of which is attached as Exhibit B hereto (each, a “Lock-Up Agreement”);

Annex A-1-1

I. Contemporaneously with the execution and delivery of this Agreement, SPAC, the Company, the Sponsor, SPAC’s directors and officers (and for certain sections of the Sponsor Support Agreement, the IPO Underwriter) have entered into a support and lockup agreement, a copy of which is attached as Exhibit C hereto (the “Sponsor Support Agreement”), pursuant to which the Sponsor and such other holders agreed to (i) vote in favor of, take all actions necessary to consummate and otherwise support, the Transactions, (ii) waive any anti-dilution or similar protection with respect to any SPAC Class B Ordinary Shares, and (iii) agree to forfeit, effective as of the Closing and subject to certain conditions thereto, certain SPAC Class B Ordinary Shares and SPAC Private Warrants based on the amount of certain Expenses incurred by SPAC;

J. Contemporaneously with the execution and delivery of this Agreement, SPAC and the Company have entered into a Non-Competition and Non-Solicitation Agreement in favor of SPAC and the Company with Cristian Rabiti, the form of which is attached as Exhibit D hereto (the “Non-Competition Agreement”), which will become effective as of Closing;

K. Contemporaneously with the Closing, SPAC, the Sponsor and certain Company Stockholders to be mutually agreed upon by the Company and SPAC, will execute and deliver an amendment and restatement of the Founder Registration Rights Agreement, the form of which is attached as Exhibit E hereto (the “Amended Registration Rights Agreement”), to, among other matters, provide such Company Stockholders with registration rights that are substantially similar in all material respects to, and pari passu with, the registration rights of the Sponsor pursuant to the Founder Registration Rights Agreement;

L. Contemporaneously with the execution and delivery of this Agreement, SPAC and the Company have entered into an amendment to the letter agreement, dated October 7, 2024, with the Sponsor and SPAC’s directors and officers, a copy of which is attached as Exhibit F hereto (the “Insider Letter Amendment”), pursuant to which, effective as of the Closing, the post-Closing lock-up period applicable to the SPAC Class A Common Stock issued in exchange for the Founder Shares pursuant to this Agreement will be reduced from one (1) year to 180 days and allows for early release from the lock-up restrictions upon the closing price of the SPAC Common Stock reaching $12.50 for any 20 trading days within any 30 trading days following the Closing;

M. Contemporaneously with the execution and delivery of this Agreement, the Company has entered into an employment agreement with its chief executive officer, a copy of which is attached as Exhibit G hereto (the “Employment Agreement”), which will become effective as of Closing;

N. For U.S. federal income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and

O. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, in accordance with the applicable provisions of the DGCL, and following the Domestication, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Subsidiary”; provided that references to the Company for periods after the Effective Time shall include the Surviving Subsidiary.

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

Annex A-1-2

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, agreements, privileges, powers and franchises of Merger Sub shall vest in the Surviving Subsidiary, and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of Surviving Subsidiary, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

1.4 Governing Documents. The Company Charter shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety to read in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Subsidiary shall be “NuCube Energy, Inc.”, and the incorporator provision shall be deleted, as so amended and restated, shall be the certificate of incorporation of the Surviving Subsidiary until duly amended in accordance with the terms thereof and the DGCL. The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Subsidiary shall be “NuCube Energy, Inc.”, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Subsidiary and applicable Law.

1.5 Directors and Officers of the Surviving Subsidiary. At the Effective Time, the board of directors and executive officers of the Surviving Subsidiary shall be the board of directors and executive officers of SPAC, after giving effect to Section 5.17, each to hold office in accordance with the Organizational Documents of the Surviving Subsidiary until their successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

1.6 Pre-Closing Company Exchanges. On or prior to the Closing Date, the holders of Company Preferred Stock shall either exchange or convert all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company Charter (the “Preferred Conversion”).

1.7 Domestication of SPAC. Subject to the receipt of the approval by way of special resolution passed by the holders of SPAC Class B Ordinary Shares entitled to vote thereon in accordance with SPAC’s Organizational Documents, prior to the Effective Time, SPAC shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to both SPAC and the Company (the “Certificate of Domestication”), together with the certificate of incorporation of SPAC, and (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar in connection with the Domestication, including a certificate of de-registration from the Cayman Islands Registrar. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State for the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and set forth in the Certificate of Domestication (the “Domestication Effective Time”). At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of SPAC or any holder of SPAC Securities, all of the then-issued and outstanding SPAC Securities shall be exchanged for or converted into substantially identical securities of SPAC as a Delaware corporation. For the avoidance of doubt, the Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The Parties adopt this Agreement and any documents executed in connection with the Domestication as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.8 Merger Consideration. The purchase price to be paid by SPAC in consideration of the Merger and the Transactions to the Company Security Holders equals (a) Five Hundred Million U.S. Dollars ($500,000,000) minus (b) the excess (if any) of (x) the Company’s Expenses over (y) the Expense Threshold (the “Purchase Price”). The Purchase Price is payable to the Company Security Holders as provided in Section 1.9, with (i) each Company Stockholder receiving, for each share of Company Common Stock then held (after giving effect to the Preferred Conversion, but excluding any Company Securities described in Section 1.9(b)), a number of shares of SPAC Common Stock equal to the Exchange Ratio, (ii) each holder of Company Options receiving for such holder’s Company Options then held, Assumed Options, and (iii) each holder of Company Warrants receiving for such holder’s Company Warrants then held, the Assumed Warrants (together, (i), (ii) and (iii) being the “Merger Consideration”). For the avoidance of doubt, in no event shall the Merger Consideration (calculated using the Reference Price) exceed the Purchase Price.

Annex A-1-3

1.9 Effect of Merger on Issued Securities of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of SPAC or Merger Sub:

(a) Company Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Securities described in Section 1.9(c) below) will be cancelled and cease to exist in exchange for the right to receive a number of shares of SPAC Common Stock equal to the Exchange Ratio as described in Section 1.8. Any fractional share of SPAC Common Stock that would otherwise be issued to a Company Stockholder, after aggregating all such shares of SPAC Common Stock to be issued to such Company Stockholder in the Merger, shall be rounded up to the nearest whole share. As of the Effective Time, each holder of Company Stock shall cease to have any other rights with respect to the Company Stock, except as otherwise required under applicable Law.

(b) Company SAFEs. Each Company SAFE that remains outstanding immediately prior to the Effective Time, pursuant to its terms, will be canceled and automatically deemed for all purposes to represent the right to receive a number of shares of Company Common Stock equal to (x) the Exchange Ratio multiplied by (y) the number of shares of Company Common Stock (on an as-converted basis) subject to such Company SAFE.

(c) Treasury Stock. At the Effective Time, if there are any Company Securities that are owned by the Company in treasury or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities (collectively, the “Excluded Securities”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(d) Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by SPAC and automatically converted into an option for shares of SPAC Common Stock (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company Equity Plan and any applicable individual award agreement (except any references therein to the Company or Company Common Stock will instead mean SPAC and SPAC Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of SPAC Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Exchange Ratio; and (iii) otherwise be subject to the same terms, conditions, vesting schedule and other provisions as the applicable Company Option. Notwithstanding anything herein to the contrary, the per share exercise price and the number of shares of SPAC Common Stock purchasable pursuant to each Assumed Option shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code, as applicable. SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of SPAC Common Stock for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and SPAC shall not issue any new awards under the Company Equity Plan.

(e) Company Warrants. Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by SPAC and automatically converted into a warrant for shares of SPAC Common Stock (each, an “Assumed Warrant”). Each Assumed Warrant shall: (i) have the right to acquire a number of shares of SPAC Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock subject to such Company Warrant, multiplied by (B) the Exchange Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Warrant (in U.S. Dollars), divided by (B) the Exchange Ratio; and (iii) be subject to the same terms and conditions (including as to vesting and exercisability) as the applicable Company Warrant. SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of SPAC Common Stock for delivery upon the exercise of such Assumed Warrant.

(f) Other Company Convertible Securities. Any other Company Convertible Security other than Company Options, Company Warrants or Company SAFEs, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Common Stock.

Annex A-1-4

(g) Merger Sub Shares. At the Effective Time, all shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of shares of common stock of the Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of capital stock in the Surviving Subsidiary.

1.10 Tax Consequences. For U.S. federal income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.11 Transfer Agent Matters.

(a) Appointment of Transfer Agent. At least three Business Days prior to the Closing Date, SPAC shall appoint a transfer agent reasonably acceptable to the Company (the “Transfer Agent”) (it being understood and agreed that Continental Stock Transfer & Trust Company, or any of its Affiliates, shall be deemed to be acceptable to the Company) on terms and conditions reasonably acceptable to SPAC and the Company for the purposes of issuing the SPAC Common Stock to be issued as part of the Merger Consideration to the Company Stockholders pursuant to Section 1.8. SPAC and the Company shall, and shall cause its Representatives to, reasonably cooperate with the Transfer Agent in connection with the covenants and agreements in this Section 1.11, including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by SPAC, or otherwise required by the Transfer Agent to fulfill its duties as the Transfer Agent in connection with the Transactions.

(b) Transfer Agent Procedures. At the Effective Time, SPAC shall, or shall cause the Transfer Agent to, issue the SPAC Common Stock to be issued as part of the Merger Consideration to the record holders of Company Common Stock (after giving effect to the Preferred Conversion) entitled to receive the same in book-entry form. All SPAC Common Stock issued in accordance with this Section 1.11(b) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Subsidiary of the Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Company Common Stock are presented to SPAC or the Surviving Subsidiary for any reason, they shall be cancelled and exchanged as provided in this Section 1.11(b).

1.12 Closing Consideration Spreadsheet.

(a) At least three Business Days prior to the Closing, the Company shall deliver to SPAC a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing or, if not then yet known, estimating the following, in each case, as of immediately prior to the Effective Time:

(i) the number of outstanding shares of Company Preferred Stock and Company Common Stock;

(ii) the exercise price and number of shares of Company Common Stock issuable pursuant to outstanding Company Options;

(iii) the exercise price and number and series or class of shares of Company Stock issuable pursuant to each of the Company Warrants;

(iv) the aggregate amount of, and a list of, the Company’s Expenses as of the Closing;

(v) detailed calculations of (A) the Fully Diluted Company Shares, (B) the Merger Consideration, (C) the Exchange Ratio, (D) the number of shares of SPAC Common Stock to be issued in exchange for shares of Company Stock in the Merger, (E) the respective exercise prices and number of shares of SPAC Common Stock subject to each Assumed Option and (F) the respective exercise prices and number of shares of SPAC Common Stock subject to each Assumed Warrant;

(vi) each Company Security Holder’s Pro Rata Share; and

Annex A-1-5

(vii) an updated Schedule A setting forth each Company Stockholder’s Earnout Participation, and the number of shares of SPAC Common Stock subject thereto, based on the Exchange Ratio.

The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by SPAC, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. If any information in the Closing Consideration Spreadsheet is estimated, then at least one Business Day prior to the Closing, the Company shall deliver an updated Closing Consideration Spreadsheet accompanied by a certificate of a duly authorized officer of the Company to the effect that the information contained in such Closing Consideration Spreadsheet is complete and accurate in all material respects. The parties hereto agree that SPAC and Transfer Agent shall be entitled to rely on the Closing Consideration Spreadsheet in issuing SPAC Common Stock in accordance with this Article I.

1.13 Earnout.

(a) At or prior to the Closing, the SPAC Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to SPAC and the Company), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to SPAC and the Company (the “Escrow Agreement”), pursuant to which SPAC shall issue in the name of the Company Stockholders 12,575,000 shares of SPAC Common Stock, which shares shall be subject to forfeiture in whole if a Triggering Event does not occur within the time period specified herein and in part as set forth on Schedule A attached hereto, and which shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Common Stock occurring after the Closing (as adjusted, the “Earnout Shares”). SPAC shall deposit such Earnout Shares with the Escrow Agent to be held, along with any other dividends, distributions or other income on such Earnout Shares (together with such Earnout Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 1.13 and the Escrow Agreement. The Company Stockholders shall be shown as registered owners of such Earnout Shares on the books and records of SPAC, and subject to any limitations set forth in this Section 1.13, shall be entitled to exercise voting rights and to receive dividends (if declared) with respect to such Earnout Shares (other than non-taxable stock dividends, which shall be included as part of the Escrow Property). The Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share (subject to adjustment as set forth on Schedule A attached hereto, each such Company Stockholder’s “Earnout Participation”) as additional consideration from SPAC based on the performance of the SPAC Common Stock during the three-year period after the Closing (the “Earnout Period”) in accordance with this Section 1.13, which Earnout Participation shall be payable to such Company Stockholders in the form of Earnout Shares and any related dividends, distributions or other income thereon.

(b) In the event that the VWAP of the SPAC Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and similar transactions after the Closing) (the “Share Price Target”) for at least 20 of 30 consecutive Trading Days during the Earnout Period (the “Triggering Event”), then, subject to the terms and conditions of this Agreement, each Company Stockholder in whose name Earnout Shares are issued shall be entitled to receive from the Escrow Account such Company Stockholder’s Earnout Participation of the Escrow Property.

(c) Notwithstanding the foregoing, if a Change of Control of SPAC occurs during the Earnout Period and the value of the implied per share consideration to be received by holders of SPAC Common Stock in such transaction is above the Share Price Target, then, immediately prior to the consummation of such Change of Control, to the extent not previously distributed, and subject to the terms and conditions of this Agreement, each Company Stockholder in whose name Earnout Shares are issued shall be entitled to receive from the Escrow Account such Company Stockholder’s Earnout Participation of the Escrow Property.

(d) If the Share Price Target is satisfied, within five Business Days after the satisfaction of the Share Price Target, SPAC’s Chief Financial Officer shall prepare and deliver to the Seller Representative and the SPAC Representative a written statement (each, an “Earnout Statement”) setting forth (i) the satisfaction of the Share Price Target and (ii) each Company Stockholder’s Earnout Participation (calculated in accordance with Schedule A attached hereto). Within three Business Days following delivery of such Earnout Statement, the Seller Representative

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and the SPAC’s Chief Financial Officer shall provide the Escrow Agent with joint written instructions to release the applicable Escrow Property to the Company Stockholders as set forth in such updated Schedule A and, if applicable, to deliver any such forfeited shares to SPAC, to be cancelled by SPAC. In the event that the Share Price Target is not achieved during the Earnout Period, there shall be no disbursements of Escrow Property from the Escrow Account and all of the Earnout Shares shall be delivered from the Escrow Account to SPAC, to be cancelled by SPAC.

(e) Any payment made pursuant to this Section 1.13, including, for the avoidance of doubt, payments from the Escrow Account, shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax Law.

(f) If there is a determination in accordance with this Section 1.13 that the Company Stockholders in whose names Earnout Shares are issued are entitled to receive the Escrow Property for having achieved the Share Price Target (such date, the “Escrow Determination Date”), then (i) 50% of the Escrow Property will be released from escrow 90 days after the Escrow Determination Date and the Escrow Agent will transfer and deliver such shares to the Company Stockholders within five Business Days following such 90-day period, with each such Company Stockholder receiving such Company Stockholder’s Earnout Participation of such Escrow Property, and (ii) the remaining 50% of the Escrow Property will be released from escrow 180 days after the Escrow Determination Date and the Escrow Agent will transfer and deliver such shares to the Company Stockholders within five Business Days following such 180-day period, with each such Company Stockholder receiving such Company Stockholder’s Earnout Participation of such Escrow Property. For the avoidance of doubt, any potential Change of Control transaction may not be consummated unless and until there is a final determination in accordance with this Section 1.13 regarding whether such Company Stockholders are entitled to receive any Escrow Property, and if such Company Stockholders are entitled to receive any Escrow Property, then such Escrow Property shall be delivered to such Company Stockholders in connection with the consummation of such Change of Control transaction (and not subject to the foregoing 90-day and 180-day release periods).

1.14 SPAC Minimum Cash.

(a) At least three Business Days prior to the Closing, SPAC shall deliver to the Company written notice (the “SPAC Minimum Cash Notice”) prepared by SPAC in good faith detailing or, if not then yet known, estimating the following, in each case, as of immediately prior to the Effective Time: (i) the aggregate amount of, and a list of, SPAC’s Expenses as of the Closing, and (ii) the number and class of SPAC Securities to be issued pursuant to the Transaction Financing, if any. The contents of the SPAC Minimum Cash Notice delivered by SPAC hereunder shall be subject to reasonable review and comment by the Company.

(b) If any information in the SPAC Minimum Cash Notice is estimated, then at least one Business Day prior to the Closing, SPAC shall deliver an updated SPAC Minimum Cash Notice accompanied by a certificate of a duly authorized officer of SPAC to the effect that the information contained in such SPAC Minimum Cash Notice is complete and accurate in all material respects.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Merger Sub, the then-current officers and directors of Surviving Subsidiary and SPAC shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), counsel to SPAC, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by SPAC and the Company, which date shall be no later than the third Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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Article III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through the SEC’s Electronic Data Gathering Analysis and Retrieval system database (“EDGAR”), SPAC represents and warrants to the Company, as follows:

3.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. Each of SPAC and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SPAC and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. SPAC and Merger Sub have heretofore made available to the Company accurate and complete copies of their respective Organizational Documents, as currently in effect. Neither SPAC nor Merger Sub is in violation of any provision of its respective Organizational Documents.

3.2 Authorization; Binding Agreement. Each of SPAC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the SPAC Board and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other organizational action and no other corporate or organizational actions or proceedings, other than as set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by SPAC or Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of any Governmental Authority, on the part of SPAC or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by SPAC or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC or Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder.

3.4 Non-Contravention. Except as otherwise described on Schedule 3.4, the execution and delivery by SPAC or Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC or Merger Sub of the transactions contemplated hereby and thereby, and compliance by SPAC or Merger Sub

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with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s or Merger Sub’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to SPAC or Merger Sub, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or Merger Sub or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC or Merger Sub under, (viii) give rise to any obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (c) or (d) that would not reasonably be expected to have a Material Adverse Effect on SPAC or Merger Sub.

3.5 Capitalization.

(a) SPAC’s authorized share capital is $55,500, comprised of: (i) 550,000,000 SPAC Ordinary Shares, consisting of 500,000,000 SPAC Class A Ordinary Shares, of which 23,000,000 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, and 50,000,000 SPAC Class B Ordinary Shares, of which 5,750,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 SPAC Preference Shares, of which no shares are issued and outstanding as of the date of this Agreement. All issued and outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the issued and outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of common stock of Merger Sub, all of which are issued and outstanding, and all of which are owned by SPAC. Prior to giving effect to the Merger, other than Merger Sub, SPAC does not have, and has not had, any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth on Schedule 3.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of it shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

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3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and SPAC has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s website through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results as required, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). As of their respective dates, the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications were each true as of their respective filing dates. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by the SEC’s rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) SPAC Public Units, SPAC Class A Ordinary Shares, and SPAC Public Warrants are listed on Nasdaq, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority or Nasdaq with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) SPAC maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in the SPAC Financials, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Except to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC has no off-sheet balance sheet arrangements.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

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3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth on Schedule 3.7, SPAC has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2025 through the date of this Agreement, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which would reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

3.10 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its incorporation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) now have, nor at any time previously has had, any paid employees or other service providers, or (b) have any obligation to maintain, sponsor or contribute to after the Closing, or otherwise have any Liability that will survive the Closing under, any Benefit Plans. The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation due, or in respect of, any individual, or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

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3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any, nor are there any options or other contracts under which SPAC has an obligation to acquire or lease any interest in, any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which creates or imposes a Liability greater than $100,000 individually (each, a “SPAC Material Contract”).

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arm’s length and in the ordinary course of business, (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract, and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than ten percent of SPAC’s outstanding share capital as of the date hereof.

3.15 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

3.18 Certain Business Practices.

(a) Neither SPAC, nor, to the Knowledge of SPAC, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

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(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of, a comprehensively sanctioned country; or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five fiscal years.

3.19 SPAC Trust Account. As of March 31, 2026, the Trust Account had a balance of $245,507,612. Such monies are invested solely in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by SPAC or, to the Knowledge of SPAC, by the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to SPAC’s Organizational Documents (or in connection with an extension of SPAC’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement and the IPO Prospectus. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account.

3.20 Exclusivity of Representations.

(a) Except for the representations and warranties contained in this Article III, neither SPAC nor any other Person or entity on behalf of SPAC has made or makes any representation or warranty, whether express or implied, with respect to SPAC or Merger Sub, or their respective Affiliates or their businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, any of its Affiliates or any of their Representatives by or on behalf of SPAC. Neither SPAC nor any other Person on behalf of SPAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, any of its Affiliates or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC or Merger Sub or any of their respective Affiliates, whether or not included in any management presentation.

(b) SPAC, on behalf of itself and its Affiliates, acknowledges and agrees that, (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation, and (iii) except for the representations and warranties contained in Article IV, neither the Company nor any other Person or entity on behalf of the Company have made or makes, and SPAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, its Affiliates or their respective businesses, affairs,

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assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any other information provided or made available to SPAC or any of its Affiliates or any of its or their Representatives.

3.21 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided that if such information is revised by any subsequently filed amendment or supplement to the Registration Statement prior to the time the Registration Statement is declared effective by the SEC, this Section 3.21 shall solely refer to the time of such subsequent revision or supplement). None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies or its Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to SPAC accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company Charter, any other applicable Law or any Contract to which the Company or any of its equity holders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which

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the Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement. The Company Support Agreements delivered by the Company include holders of shares of Company Stock representing at least the Required Company Stockholder Approval, and such Company Support Agreements are in full force and effect.

4.3 Capitalization.

(a) The Company is authorized to issue (i) 35,000,000 shares of Company Common Stock, of which 1,604,250 shares are issued and outstanding, and (ii) 28,879,428 shares of Company Preferred Stock, of which the Company has designated (A) 7,500,000 shares as Pre-Seed 1 Preferred Stock, all of which are currently issued and outstanding, (B) 5,139,153 shares as Series Seed Preferred Stock, all of which are currently issued and outstanding, (C) 850,145 shares as Series A-1 Preferred Stock, 829,829 of which are currently issued and outstanding, (D) 722,353 shares as Series A-2 Preferred Stock, 668,846 of which are currently issued and outstanding and (E) 14,667,777 shares as Series A-3 Preferred Stock, all of which are currently issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock, Company Convertible Securities and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) The Company has no outstanding Company SAFEs. Each Company SAFE was evidenced by a simple agreement for future equity in substantially the forms previously made available to SPAC, and no Company SAFE was subject to terms that are materially different from those set forth in such forms. Each Company SAFE was validly issued or granted, properly approved by the Company’s board of directors (or appropriate committee thereof), and issued or granted in compliance with all applicable Laws.

(c) The Company has reserved 2,131,278 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders, and of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, 2,010,223 of such shares are reserved for issuance upon exercise of currently outstanding Company Options, 11,250 of such shares are currently issued and outstanding that were issued upon exercise of Company Options previously granted under the Company Equity Plan, and 109,805 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to SPAC complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 4.3(c) sets forth the beneficial and record owners of all outstanding Company Equity Awards and any other awards made under the Company Equity Plan (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than the Company Equity Plan, the Company has not granted compensatory equity, phantom equity or equity-linked rights under any other plan or arrangement.

(d) The Company has reserved 977,444 shares of Company Common Stock for issuance upon exercise of Company Warrants. Schedule 4.3(d) sets forth the beneficial and record owners of all outstanding Company Warrants (including the issuance date, number and type of shares issuable thereunder, the exercise price and the expiration date).

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(e) Other than the Company Preferred Stock, Company Options, Company Warrants and Company SAFEs, there are no Company Convertible Securities outstanding, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its equity holders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no issued, reserved for issuance, outstanding or authorized option, restricted unit award, restricted interest award, profits interest, profit participation, equity appreciation, phantom equity, or equity-based award or similar rights with respect to the Company. Other than as set forth on Schedule 4.3(e), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) The Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the stockholders of the Company have not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no issued, reserved for issuance, outstanding or authorized option, restricted unit award, restricted interest award, profits interest, equity appreciation, phantom equity, profit participation, or equity-based award or similar rights granted by any Subsidiary of the Company. No Target Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or

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(c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

4.7 Financial Statements.

(a) Schedule 4.7(a) contains true and correct copies of the Company Unaudited Financial Statements. The Company Unaudited Financial Statements (i) were prepared from the books and records of the Company and its Subsidiaries as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), (iii) fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Target Companies, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(b), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness.

(c) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. To the Knowledge of the Company, no Target Company employee has engaged in any fraud with respect to the business activities or operations of any Target Company. In the past five years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(d) No Target Company is subject to any Liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the Company Unaudited Financial Statements or (ii) not material and that were incurred after December 31, 2025 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8 Absence of Certain Changes. Since December 31, 2025, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of SPAC.

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4.9 Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. Each Target Company (and each of its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification, of any Company Permit.

4.11 Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders; provided that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets, its business, equity securities or assets. To the Company’s Knowledge, in the past three years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts) true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

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(vii) by its terms, individually or with all related Contracts, (A) resulted, during the twelve-month period prior to the date hereof, in aggregate payments or receipts to or by the Target Companies under such Contract or Contracts of at least $100,000 individually or $250,000 in the aggregate or (B) require, during the remaining term of such Contract, annual or aggregate payments or receipts to or by the Target Companies of at least $100,000 individually or $250,000 in the aggregate;

(viii) is with any Top Supplier;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software; or

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual

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Property owned or licensed or purported to be owned or licensed by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. All Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP with any applicable Intellectual Property offices or Governmental Authorities.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance and/or renewal fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind other than office actions that may be issued by the applicable Intellectual Property office or governmental agency in the ordinary course of filing and prosecuting such applications. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”). Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received in the past two years any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past two years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses

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of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past two years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and, where applicable, all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP that constitutes Trade Secrets.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines. To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of or acceleration of any payments with respect to, or release of source code included in the Company IP because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(h) To the extent that any Software constitutes any material unregistered Intellectual Property owned by the Company or a Target Company, or any Software is the subject of any Company IP Licenses, to the Knowledge of the Company, such Software is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Unaudited Financial Statements have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c) No Target Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Unaudited Financial Statements have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of material Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Target Company has made any change in accounting method (except as required by a change in Law) or entered into any closing agreement with any taxing authority affecting or otherwise settled or compromised any material Tax Liability or refund.

(g) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h) No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that is not adequately reflected in the Company Unaudited Financial Statements (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(k) To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

4.15 Real and Personal Property.

(a) Schedule 4.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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(b) Each item of Personal Property which is currently owned, used or leased by a Target Company is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and is suitable for its intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company.

4.16 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the most recent balance sheet included in the Company Unaudited Financial Statements and (d) Liens set forth on Schedule 4.16. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the business of the Target Companies as currently conducted, in each case, in all material respects.

4.17 Employee Matters

(a) No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.17(a) sets forth all unresolved labor controversies (including unresolved employee, consultant or independent contractor claims, grievances and/or disputes, whether raised internally with the Company or through a representative, including any harassment, age or other discrimination, or retaliation claims, wage and hour claims, and any other claims arising under local, state or federal labor and employment laws), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Each Target Company (i) is and for the last six years has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, legally-required trainings and notices, health and safety and wages and hours, and other Laws relating to discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.17(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2025, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ended December 31, 2025. Except as set forth on Schedule 4.17(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and the Target Companies

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have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and (B) no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to SPAC by the Company.

(d) Schedule 4.17(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.17(d), all of such independent contractors are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to SPAC by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

(e) To the Knowledge of the Company, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims, if any, relating to current and/or former employees of the Company or third parties who interacted with current and/or former employees of the Company. With respect to each such written claim with potential merit, the Company has taken corrective action. Further, to the Knowledge of the Company, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an executive officer of the Company.

4.18 Benefit Plans.

(a) With respect to each Benefit Plan of the Company (each, a “Company Benefit Plan”), there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Audited Financial Statements. Each Company Benefit Plan is set forth on Schedule 4.18(a).

(b) Each Company Benefit Plan is and has been operated in the past three years in compliance with all applicable Laws, including ERISA and the Code, in all material respects. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company has provided to SPAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto) or an accurate written summary of any Company Benefit Plan which is unwritten, (ii) all summary plan descriptions and material modifications thereto, (iii) the three most recent Forms 5500, if applicable, and annual report, including all schedules thereto, (iv) the most recent determination letter received from the IRS, if any, and (v) any material nonroutine communications with any Governmental Authority.

(d) During the six-year period prior to the date of this Agreement, neither the Company nor any of its ERISA Affiliates has maintained, contributed to, sponsored, had an obligation to contribute to or any Liability, whether absolute or contingent, with respect to (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code). No Company Benefit Plan is subject to Title IV of ERISA or

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Section 412 of the Code, and neither the Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The Company neither maintains nor has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e) There is no arrangement under any Company Benefit Plan pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise or other tax on a payment to such person.

(f) No Company Benefit Plan that is a “welfare plan” (as described in Section 3(1) of ERISA) provides benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees).

(g) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation due, or in respect of, any individual, or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(h) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance, and is in material documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which the Company is a party or by which it is bound to compensate, reimburse or indemnify any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.

(i) The Company does not have any Foreign Pension Plans.

4.19 Environmental Matters.

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) Each Environmental Permit for the development, design, construction, ownership, or operation of any projects in development or operations of the Company Business has been obtained by the Target Companies for the occupation of their facilities and the operation of their business.

(c) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(d) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(e) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company

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or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(f) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(g) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(h) There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, its Subsidiaries and any predecessors as to which the Company could reasonably be expected to retain any liabilities, and, to the knowledge of the Company, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS or SEMS) under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), or any similar U.S. state or foreign list.

(i) The Company is not required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Material, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(j) No Owned Real Property, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role, has had any Release of, any Hazardous Material in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(k) The Company has provided to SPAC all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.20 Transactions with Related Persons. No Target Company nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or, to the Knowledge of the Company, any of its stockholders or any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”), is presently, or in the past three years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or, to the Knowledge of the Company, any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing five percent (5%) or more of the outstanding voting power or economic interest of a publicly traded company). No Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is material to any Target Company. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

4.21 Insurance.

(a) Schedule 4.21(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full

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force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.22 Top Suppliers. Schedule 4.22 lists, by dollar volume paid for the twelve (12) months ended on December 31, 2025, the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. No Top Supplier (i) has within the last twelve (12) months cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company, or (iii) to the Company’s Knowledge, intends to seek to exercise any remedy against any Target Company. No Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier. To the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier. The Company has no material customers.

4.23 Certain Business Practices.

(a) No Target Company, nor, to the Company’s Knowledge, any of its Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment, or (iv) directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five fiscal years.

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4.24 Privacy and Data Security.

(a) The Target Companies, and, to Knowledge of the Company, all vendors, processors, or other third parties acting for or on behalf of a Target Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Target Companies, comply and at all times in the past three years have complied, in all material respects with all of the following: (i) Privacy Laws; (ii) the Company Privacy and Data Security Policies; and (iii) any Contract requirements or terms of use concerning the Processing of Personal Information to which a Target Company is a party or otherwise bound as of the date hereof (“Privacy Agreements”). To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person under applicable Law.

(b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach in any material respect of any Privacy Laws, Company Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Target Companies, or Privacy Agreements); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) The Company has delivered or made available to SPAC true, complete, and correct copies of all Company Privacy and Data Security Policies.

(d) To the Knowledge of the Company, no Person has obtained unauthorized access to Personal Information in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company (a “Security Incident”). The Target Companies have not notified and, to Knowledge of the Company, there have been no facts or circumstances that would require a Target Company to notify, any Governmental Authority or other Person of any Security Incident.

(e) In the past three (3) years, the Target Companies have not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action, (i) relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Agreements, or any Person’s individual privacy rights involving Personal Information in the possession or control of the Target Companies, or held or Processed by any vendor, processor, or other third party for or on behalf of the Target Companies; (ii) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (iii) permitting or mandating any Governmental Authority to investigate, requisition information from, or enter the premises of, the Target Companies, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.26 U.S. Nuclear Regulatory Matters.

(a) No Target Company currently holds or requires any license for the possession or use of nuclear materials in order to conduct its current business activities (whether “source material”, “special nuclear material” or “byproduct material”, as these terms are defined by applicable Nuclear Laws) or possesses a license from the NRC for the construction, operation or decommissioning of any facility which would require a license or other prior consent from the NRC.

(b) No Target Company has operated or currently operates any “utilization facility” or “production facility,” as those terms are defined by applicable Nuclear Laws, whether or not owned, in whole or part, by any Target Company.

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(c) Each Target Company is in compliance with all applicable Laws relating to the design, licensing, construction and operation of a “utilization facility” and a “production facility,” as those terms are defined by applicable Nuclear Laws. Neither the Company nor any of its Subsidiaries is subject to any Law that prevents or materially inhibits the any of the Target Company’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities, subject to the necessary approvals from an applicable Governmental Authority. No Target Company requires prior approval from the NRC to execute, deliver or perform this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the Transactions, shall not cause any Target Company to become subject to any Law that prevents or materially inhibits any Target Company’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities subject to the necessary approvals from an applicable Governmental Authority.

4.27 Finders and Brokers. No Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28 Exclusivity of Representations.

(a) Except for the representations and warranties contained in this Article IV, neither the Company, nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, or its business, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its Affiliates or any of their Representatives by or on behalf of the Company. Neither the Company, nor any other Person on behalf of the Company, has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company, or any of its Affiliates, whether or not included in any management presentation.

(b) The Company and its Affiliates, acknowledge and agree that, (i) they have conducted their own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of SPAC, (ii) they have been afforded satisfactory access to the books and records, facilities and personnel of SPAC for purposes of conducting such investigation, and (iii) except for the representations and warranties contained in Article III, neither SPAC nor any other Person or entity on behalf of SPAC has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to SPAC, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of SPAC.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement prior to the time the Registration Statement is declared effective by the SEC, this Section 4.29 shall solely refer to the time of such subsequent revision or supplement. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

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Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies, as SPAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 5.15, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to SPAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

(c) Notwithstanding the foregoing, neither a Party nor any of its Subsidiaries shall be required to provide to each other Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, (B) violate any legally binding obligation of any Party with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to any Party or its Subsidiaries under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (C), the so affected Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege or doctrine, obligation or Law, and (y) provide such information in a manner without violating such privilege or doctrine, or (ii) if the Company, the Seller Representative or any of their respective Representatives, on the one hand, and SPAC, the SPAC Representative or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that each Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis. For the avoidance of doubt, this Section 5.1 shall not permit any invasive or intrusive investigations or other testing, sampling or analysis by a Party of any properties, facilities or equipment of another Party without the prior written consent of, in the case of the Company, SPAC, and in the case of SPAC, the Company (which may be withheld, conditioned or delayed by such Party in its reasonable discretion).

5.2 Conduct of Business of the Company.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to,

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(i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.2, nothing in this Agreement shall prohibit or restrict the Company from entering into any Transaction Financing pursuant to Section 5.20.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) other than (A) Company Common Stock upon the exercise of Company Options or (B) the issuance of Company Securities upon the exercise or conversion of Company Convertible Securities, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, reverse split, combine, subdivide, exchange, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $200,000 in the aggregate;

(v) (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent, (B) fund or commit to fund any new Company Benefit Plan, or make or commit to make any new bonus, retention, transaction or other payment (whether in cash, property or securities) to any employee or other service provider, or materially increase other benefits of employees generally, or grant, accelerate the funding, vesting, lapsing of restrictions or payment or in any way amend, modify or supplement in any material respect the terms of any equity or equity-based or phantom equity award, or forgive any loans or issue any loans to any service provider (other than in connection with a qualified retirement plan), in each case other than in the ordinary course of business, (C) hire any new employee or engage any new independent contractor (who is a natural person) with target annual cash compensation in excess of $350,000, or (D) enter into, establish, materially amend or terminate any Company Benefit Plan (except for the Incentive Plan) with, for or in respect of any current or former consultant, officer, manager director or employee, in each of clauses (A) through (D) other than as required by applicable Law or pursuant to any existing Company Benefit Plan;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP (excluding non-exclusive licenses of Company IP to counterparties in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

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(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) fail to use commercially reasonable efforts to maintain or renew any Permits necessary for the conduct of the Company Business;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any material Actions, Liabilities or obligations, unless such amount has been reserved in the Company Unaudited Financial Statements;

(xv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii) make capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or $500,000 in the aggregate);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $400,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

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5.3 Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from: (i) extending, in accordance with SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”); (ii) incurring Extension Expenses; (iii) entering into any Transaction Financing pursuant to Section 5.20 and (iv) redeeming the SPAC Class A Ordinary Shares held by its Public Shareholders as those Public Shareholders request in connection with the Extension or the Closing pursuant to SPAC’s Organizational Documents; and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including any Extension) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that nothing herein shall prevent SPAC from converting any SPAC Class B Ordinary Shares that are issued and outstanding as of the date of this Agreement into SPAC Class A Ordinary Shares;

(iii) split, reverse split, combine, subdivide, exchange, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $750,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; provided that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions (including any Transaction Financing, and any Extension Expenses);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC or the Company;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of SPAC Securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xix) hire any employees or adopt any Benefit Plans; or

(xx) authorize or agree to do any of the foregoing actions.

5.4 Additional Financial Information.

(a) The Company shall deliver the audited consolidated financial statements of the Target Companies as of and for each of the twelve (12) months ended December 31, 2024 and December 31, 2025, consisting of the audited consolidated balance sheet of the Target Companies as of December 31, 2024 and December 31, 2025, and the related audited consolidated income statement, changes in stockholders’ equity and statement of cash flows for the twelve (12) months then ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “Company Audited Financial Statements” and together with the Company Unaudited Financial Statements, the “Company Financials”) to SPAC as soon as reasonably practicable after the date of this Agreement, but no later than 45 days from the date of this Agreement (the “Audit Delivery Date”). The Company Audited Financial Statements (i) shall be prepared in accordance with GAAP, (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Target Companies, (iii) shall be (A) certified as audited in accordance with GAAP and the standards of the PCAOB by a PCAOB qualified auditor upon the filing of the initial Registration Statement, (B) shall contain an unqualified report of the Target Companies’ auditors, and (C) shall be substantially identical in all material respects to the Company Unaudited Financial Statements from the same period except that such Company Audited Financial Statements shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

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(b) During the Interim Period, the Company shall deliver to SPAC, substantially concurrently with the delivery of the same to the board of directors of the Company, copies of such financial statements of the Target Companies as the Company provides to the board of directors of the Company (collectively, the “Interim Financial Information”). During the Interim Period, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of SPAC Public Units, SPAC Class A Ordinary Shares, and SPAC Public Warrants on Nasdaq (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC).

5.6 No Solicitation; Change in Recommendation.

(a) For purposes of this Agreement:

(i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction,

(ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale or acquisition by a Person (or group of Persons) of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(iii) an “Intervening Event” means, with respect to the Company, a material event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Alternative Transaction) that was not known by, and was not reasonably foreseeable to, the SPAC Board as of the date of this Agreement (or the consequences or magnitude of which were not known by, or reasonably foreseeable to, the relevant board of directors as of the date of this Agreement), and that becomes known to such board of directors after the date of this Agreement and prior to the time the Required SPAC Shareholder Approval is obtained, and does not relate to, and excludes, (A) the transactions contemplated hereby or this Agreement (or any actions taken pursuant to this Agreement) including clearance of the transactions by any Governmental Authority or under any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 5.9; (B) any change in the price or trading volume of SPAC Securities, and (C) any change described in subsection (i) and (ii) in the definition of “Material Adverse Effect”; provided, however, that any such change described in this clause (C) described in subsections (i) and (ii) of the definition of “Material Adverse Effect” may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects the relevant Party, taken as a whole, relative to other participants worldwide in the industries in which such Party operates.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or otherwise change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (in the case of SPAC and Merger Sub) (a “Change in Recommendation”), (v) negotiate or enter into

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any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party or (vii) agree or resolve to do any of the foregoing.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for non-public information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d) Notwithstanding anything in this Section 5.6 or otherwise in this Agreement to the contrary, if, at any time prior to (but not after) obtaining the Required SPAC Shareholder Approval, the SPAC Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable Law, SPAC’s board of directors may make a Change in Recommendation; provided that SPAC will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) SPAC delivers to the Company a written notice (a “Change in Recommendation Notice”) advising the Company that its board of directors proposes to take such action and containing the material facts underlying the SPAC Board’s determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fifth Business Day immediately following the day on which the Change in Recommendation Notice is delivered (such period from the time the Change in Recommendation Notice is delivered until 5:00 p.m. New York City time on the fifth Business Day immediately following the day on which the Change in Recommendation Notice is delivered (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three (3) Business Day-period from the date of such notice), the “Change in Recommendation Notice Period”), the SPAC Board reaffirms in good faith (after consultation with its outside legal counsel and taking into account any adjustments in the terms and conditions of this Agreement offered by the Company as described in the following sentence) that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable Law. If requested by the Company, SPAC will use its reasonable best efforts to cause its Representatives to, during the Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.

(e) Notwithstanding anything to the contrary contained in this Agreement, during a Change in Recommendation Notice Period, the obligations of SPAC and/or SPAC Board to give notice for or to convene a meeting, to make a recommendation, or, except as required by applicable Law, to make filings with the SEC with respect to the proposals contemplated herein shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Change in Recommendation by SPAC Board), and in the event a filing and/or notice for a meeting was made prior to the Change in Recommendation Notice Period, SPAC shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the shareholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold SPAC Extraordinary General Meeting shall not be affected by any Change in Recommendation by SPAC Board.

(f) Notwithstanding anything to the contrary herein, nothing in this Section 5.6 shall limit SPAC’s and its Representatives’ ability to (A) have discussions with third parties and provide such third parties confidential information in connection with a Transaction Financing and (B) negotiate or enter into a letter of intent, agreement in principle, term sheet or definitive agreement relating to any Transaction Financing to be consummated at Closing.

5.7 No Trading. Each Party acknowledges and agrees that it is aware, and that its respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the

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SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each Party hereby agrees that, during the Interim Period, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval that are required in connection with the transactions contemplated by this Agreement and shall use commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement as may be required. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall use commercially reasonable efforts to arrange for Representatives of such Party to be present for such hearing or meeting. In furtherance and not in limitation of Section 5.9(a) or the immediately preceding sentence, to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under the Antitrust Laws, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given

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in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto, and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) At the request of SPAC, the Company shall make the members of its management reasonably available to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of SPAC shareholders, any “share recycling” efforts by SPAC and/or the obtaining of any debt or equity financing (including Transaction Financing) or the obtaining of ratings or Governmental Authority and other third-party approvals.

5.10 Tax Matters.

(a) (i) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and (ii) SPAC shall use its reasonable best efforts to cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger or the Domestication to fail to qualify, respectively, as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and shall report, for federal income tax purposes, and shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise) the treatment of, each of the Merger and the Domestication as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the treatment described in this Section 5.10 by any Governmental Authority.

(b) Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Merger will be paid by the responsible Party when due, and the responsible Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as reasonably practicable all documentation to effect all necessary notices, reports and other filings.

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5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC and the Company shall prepare, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (i) the SPAC Common Stock to be issued under this Agreement to the Company Stockholders pursuant to the Merger and (ii) the SPAC Common Stock and SPAC Warrants to be held by the holders of SPAC Ordinary Shares and SPAC Warrants following the Closing, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be voted on at an extraordinary general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Extraordinary General Meeting”) and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents to have their SPAC Public Shares redeemed (the “Redemption”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at the SPAC Extraordinary General Meeting, in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with Transaction Financing, if any), by the holders of SPAC Ordinary Shares and the Domestication by the holders of SPAC Class B Ordinary Shares, in accordance with SPAC’s Organizational Documents, the Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the amended and restated certificate of incorporation of SPAC, substantially in the form attached hereto as Exhibit H (the “Amended SPAC Charter”), (iii) adoption and approval of a new equity incentive plan for SPAC, substantially in the form attached hereto as Exhibit J (the “Incentive Plan”), (iv) the appointment of the members of the Post-Closing SPAC Board in accordance with Section 5.17 hereof, (v) the Insider Letter Amendment, (vi) such other matters (or, to the extent applicable, excluding such approval matters) as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Domestication, the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “SPAC Shareholder Approval Matters”), and (vii) the adjournment of the SPAC Extraordinary General Meeting to a later date or dates, if necessary or desirable in the reasonable determination of the chairman of the SPAC Extraordinary General Meeting. If on the date for which SPAC Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, SPAC may make one or more successive postponements or, with the consent of the SPAC Extraordinary General Meeting, adjournments of SPAC Extraordinary General Meeting; provided that (x) in no event shall SPAC adjourn the SPAC Extraordinary General Meeting to a date that is beyond the Outside Date and (y) if the SPAC Extraordinary General Meeting is postponed or adjourned for 30 days or more, notice of the postponed or adjourned meeting shall be given as in the case of the original meeting. In connection with the Registration Statement, SPAC and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq. The Company shall promptly provide SPAC with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of SPAC’s Organizational Documents, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, SPAC Extraordinary General Meeting and the Redemption. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the

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Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC shareholders and the Company Stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(c) Each of SPAC and the Company shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, SPAC shall (X) distribute the Registration Statement to SPAC’s shareholders, and, pursuant thereto, shall call SPAC Extraordinary General Meeting in accordance with SPAC’s Organizational Documents and the Companies Act for a date no later than 30 days following the effectiveness of the Registration Statement or as otherwise agreed upon by SPAC and the Company, and (Y) unless the SPAC Board has effected Change in Recommendation in accordance with Section 5.6(d), (i) use its reasonable best efforts to solicit from SPAC shareholders proxies in favor of the SPAC Shareholder Approval Matters prior to such SPAC Extraordinary General Meeting, and (ii) take all other actions necessary or advisable to secure the affirmative votes from SPAC shareholders in favor of the SPAC Shareholder Approval Matters, including enforcing the Sponsor Support Agreement.

(e) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of SPAC Extraordinary General Meeting and the Redemption.

(f) Prior to the Effective Time, the SPAC Board shall take all reasonable steps as may be required or permitted to cause any disposition of the SPAC Securities that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999.

5.13 Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective and been distributed by SPAC (and in all cases within ten days following such date), the Company will either (a) call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, or (b) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of its stockholders for the Required Company Stockholder Approval, and the Company shall take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Company Support Agreements.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, statement, filing, announcement or other public communication concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of its Affiliates without the prior written consent of SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonably efforts to allow SPAC and the Company, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing

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the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve (such approval not to be unreasonably withheld, delayed or conditioned) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two years after such termination, it shall, and shall cause its Representatives and its Affiliates that are Controlled by the Company to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company or any of its Representatives or Controlled Affiliates, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.15(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives and Controlled Affiliates to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives and Controlled Affiliates shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided further that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two years after such termination (or in the case of Trade Secrets, for so long as such Company Confidential Information remains a Trade Secret), it shall, and shall cause its Representatives, its Affiliates that are Controlled by SPAC, and Sponsor, to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives or Controlled Affiliates, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination (or in the case of Trade Secrets, for so long as such Company Confidential Information remains a Trade Secret), becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In

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the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives and Controlled Affiliates to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives and Controlled Affiliates shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided further that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws; provided that, to the extent legally permissible, SPAC and its Representatives and Controlled Affiliates shall give the Company reasonable advance written notice of such disclosure.

5.16 Documents and Information. After the Closing Date, SPAC shall, and shall cause its Subsidiaries (including the Company) to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of SPAC and the Company in existence on the Closing Date.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of SPAC to resign effective as of the Closing, so that (i) effective as of the Closing SPAC’s board of directors (the “Post-Closing SPAC Board”) will consist of at least seven individuals, (ii) two persons designated by SPAC and reasonably acceptable to the Company (including the person designated by SPAC on Schedule B attached hereto, who is hereby confirmed as reasonably acceptable to the Company) shall be appointed to the Post-Closing SPAC Board, each of whom shall be required to qualify as an independent director under Nasdaq rules, and (iii) the five persons designated by the Company on Schedule B attached hereto shall be appointed to the Post-Closing SPAC Board, at least three of whom shall be required to qualify as independent under Nasdaq rules. The Amended Organizational Documents shall provide that the Post-Closing SPAC Board will be a classified board with three classes of directors, with (I) one class of directors, the “Class I Directors,” initially serving a one-year term, such initial term effective from the Closing until the first annual meeting of the SPAC’s stockholders after the Closing (with any subsequent Class I Directors serving a three-year term), (II) a second class of directors, the “Class II Directors,” initially serving a two-year term, such initial term effective from the Closing until the second annual meeting of SPAC’s stockholders after the Closing (with any subsequent Class II Directors serving a three-year term), and (III) a third a class of directors, the “Class III Directors,” serving a three-year term. One of the persons designated by SPAC to serve on the Post-Closing SPAC Board shall serve as a “Class I Director,” and one of such persons shall serve as a “Class II Director.” At or prior to the Closing, SPAC will provide each member of the Post-Closing SPAC Board with a customary director indemnification agreement, substantially in the form attached hereto as Exhibit K.

(b) The Parties shall take all action necessary, including causing the executive officers of SPAC to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of SPAC immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person(s) identified by the Company shall serve in such role or roles).

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers each of SPAC, Merger Sub and each Target Company, and each Person who served as a director, officer, manager, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of either SPAC or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, Merger Sub or a Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Effective Time, SPAC shall cause the Organizational Documents of SPAC and the Surviving Subsidiary to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than those set forth in the Amended Organizational Documents to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

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(b) For the benefit of each of SPAC’s directors and officers, SPAC shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

(c) For the benefit of each of the Company’s directors and officers, the Company shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

(d) SPAC and the Surviving Subsidiary shall maintain SPAC D&O Tail Insurance and the Company D&O Tail Insurance, in full force and effect, and continue to honor the obligations thereunder, and SPAC and the Surviving Subsidiary shall timely pay or caused to be paid all premiums with respect to the SPAC D&O Tail Insurance and the Company D&O Tail Insurance.

(e) SPAC’s directors and officers and the Company’s director and officers entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.18 are intended to be third-party beneficiaries of this Section 5.18. This Section 5.18 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SPAC.

5.19 Trust Account Proceeds. SPAC shall take such steps as required or necessary to cause, upon the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds from any Transaction Financing to be used to pay first (a) SPAC’s accrued and unpaid Expenses, then (b) SPAC’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees), then (c) any loans owed by SPAC to the Sponsor for any Expenses (including deferred Expenses) or other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses (to the extent to be paid in cash), and then (d) any other unpaid Expenses of the Company as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of SPAC Common Stock, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of SPAC and the Surviving Subsidiary following the Closing.

5.20 Transaction Financing.

(a) During the Interim Period, SPAC and the Company shall use reasonable best efforts to enter into written agreements (the “Financing Agreements”) for Transaction Financings with aggregate proceeds of at least $100,000,000 on such terms and structuring and using such strategy, placement agents and approach, as SPAC and the Company shall mutually agree.

(b) SPAC and the Company shall, and shall cause their respective Representatives to cooperate with each other and their respective Representatives in connection with such Transaction Financing and Financing Agreements and SPAC and the Company will use their respective reasonable best efforts to cause such Transaction Financing to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC).

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Extraordinary General Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

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(b) Required Company Stockholder Approval. The Company Special Meeting shall have been held in accordance with the DGCL and the Company Charter, and at such meeting, the requisite vote of the holders of Company Stock (including any separate class or series vote that is required, whether pursuant to the Company Charter, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger, in accordance with the DGCL and the Company Charter (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Appointment to the Board. The members of the Post-Closing SPAC Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) Amended Organizational Documents. The Domestication shall have been completed and the Amended Organizational Documents shall have been adopted as the Organizational Documents of SPAC.

(i) Exchange Listing. The shares of SPAC Common Stock shall have been approved for listing on Nasdaq or NYSE upon the Closing.

(j) Incentive Plan. SPAC shall have adopted, on or prior to Closing, the Incentive Plan.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. (i) The SPAC Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.5(a) and the first sentence of Section 3.5(b) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the other representations and warranties of SPAC in Article III (other than SPAC Fundamental Representations and the representations and warranties set forth in Section 3.5(a) and the first sentence of Section 3.5(b) shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect on SPAC.

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(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by SPAC on or prior to the Closing Date.

(c) Minimum Cash Condition. The sum of (i) the aggregate cash proceeds available for release from the Trust Account (after giving effect to the completion and payment of the Redemption), plus (ii) the aggregate gross proceeds of any Transaction Financings minus (iii) the aggregate amount of each Party’s Expenses (the “Net Cash Proceeds”), shall equal or exceed $75,000,000.

(d) Certain Ancillary Documents. Each of the Sponsor Support Agreement, the Insider Letter Amendment and the Amended Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a) through 6.2(c).

(ii) Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date immediately prior to the Effective Time, (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers of SPAC authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Escrow Agreement. The Company and Seller Representative shall have received a copy of the Escrow Agreement, duly executed by SPAC, SPAC Representative and the Escrow Agent.

6.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 6.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. (i) The Target Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.3 shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (iii) the representations and warranties of the Company set forth in Article IV (other than the Target Company Fundamental Representations and the representations and warranties set forth in Section 4.3) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects on and as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company, since the date of this Agreement, which is continuing and uncured.

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(d) Certain Ancillary Documents. Each of the Company Support Agreement, the Non-Competition and Non-Solicitation Agreement, the Employment Agreement and the Amended Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Termination of Certain Contracts. The Company shall have delivered SPAC evidence, in form and substance reasonably acceptable to SPAC, that each of the Contracts set forth on Schedule 6.3(e) has been terminated as of immediately prior to the Effective Time.

(f) Preferred Conversion. The Preferred Conversion shall have been completed.

(g) Closing Deliveries.

(i) Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii) Secretary Certificate. The Company shall have delivered to SPAC a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each Target Company’s Organizational Documents as in effect as of the Closing Date prior to the Effective Time, (B) the requisite resolutions of the Company authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions, and the adoption of the Surviving Subsidiary’s Organizational Documents, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which a Target Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC a good standing certificate (or similar documents applicable for such jurisdiction) for each Target Company certified as of a date no earlier than 30 days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. SPAC shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by October 9, 2026 (the “Outside Date”); provided that, notwithstanding anything herein to the contrary, if the SPAC obtains, prior to the Outside Date, (i) agreements have been entered into for Transaction Financing in the aggregate gross amount of at least $75 million and (ii) the approval of its shareholders for an Extension, then the Outside Date, automatically and without action on the part of any Party, shall be amended to November 9, 2026; provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c) by written notice by either SPAC or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to SPAC prior to obtaining the Required SPAC Shareholder Approval, if the SPAC Board shall have (i) made a Change in Recommendation or (ii) failed to include the SPAC Board Recommendation in the Proxy Statement; provided, however, that the Company shall provide such written notice, if at all, within 72 hours after the occurrence of either (i) or (ii) above;

(h) by written notice by either SPAC or the Company to the other, if the SPAC Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(i) by written notice by either SPAC or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company’s stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; or

(j) by written notice by SPAC to the Company at any time within 60 days after the Audit Delivery Date if the Company has not delivered the Company Audited Financial Statements to SPAC prior to the date of such notice of termination.

7.2 Effect of Termination.

(a) This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made.

(b) In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1).

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7.3 Fees and Expenses. Subject to Section 8.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, subject to Section 5.19; provided that (i) if the Closing occurs, all expenses incurred by SPAC and the Company will be paid or reimbursed by SPAC from the Trust Account, the Transaction Financing, or other cash sources available to SPAC or its Subsidiaries at the Closing, (ii) all fees, costs and expenses (including filing fees) paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising under any applicable Antitrust Laws, including fees and expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall be shared equally between the Parties, (iii) all fees, costs and expenses (including filing fees and printer costs) paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from filing the Registration Statement with the SEC shall be paid by SPAC, and (iv) all fees, costs and expenses (including filing fees) paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from submitting to Nasdaq a listing application for the shares of SPAC Common Stock (including any filing fees arising therefrom) shall be paid by SPAC.

7.4 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any income taxes or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to herein as, the “Released Claims”). Each of the Company and the Seller Representative, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever

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(including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Each of the Company and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its respective Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Stockholders) and their respective, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt; provided that such Party provided an email address below, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

Launch Two Acquisition Corp.	Ellenoff Grossman & Schole LLP
180 Grand Avenue, Suite 1530	1345 Avenue of the Americas, 11th Floor
Oakland, California 94612	New York, New York 10105
Attn: James McEntee	Attn: David Landau, Esq.; Steven Mermelstein, Esq.
If to SPAC Representative, to:	with a copy (which will not constitute notice) to:

Launch Two Sponsor, LLC	Ellenoff Grossman & Schole LLP
180 Grand Avenue, Suite 1530	1345 Avenue of the Americas, 11th Floor
Oakland, California 94612	New York, New York 10105
Attn: James McEntee	Attn: David Landau, Esq.; Steven Mermelstein, Esq.
If to the Seller Representative, to:	with a copy (which will not constitute notice) to:

Allen Morgan	Morgan, Lewis & Bockius, LLP
c/o IdealabAZ, Inc.	101 Park Ave.
3219 East Camelback Rd, #812	New York, NY 10178-0060
Phoenix, AZ 85018	United States
Attn: Todd A. Hentges and Rahul Patel

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If to the Company, to:	with a copy (which will not constitute notice) to:

NuCube Energy, Inc.	Morgan, Lewis & Bockius, LLP
1684 Elk Creek Drive	101 Park Ave.
Idaho Falls, Idaho 83404	New York, NY 10178-0060
Attn: Cristian Rabiti	United States
Attn: Todd A. Hentges and Rahul Patel

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC and the Company (and after the Closing, SPAC and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, the provisions related to the matters set forth in Article I that relate to the Domestication, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the Laws of the Cayman Islands, shall be exclusively governed by and construed in accordance with the Laws of the Cayman Islands.

9.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly,

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each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company and the Seller Representative.

9.9 Waiver. SPAC on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative or the Seller Representative in lieu of such party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after Closing shall also require the prior written consent of the SPAC Representative and the Seller Representative.

9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) any reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented,

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including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to SPAC its shareholders or stockholders under the Companies Act, the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

9.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

9.13 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented SPAC, Merger Sub and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented SPAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of the Sponsor or its respective Affiliates in connection with matters in which such Persons are adverse to SPAC, Merger Sub or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the Transactions, hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of SPAC, Merger Sub, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, Merger Sub or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed a client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by SPAC or the Surviving Subsidiary; provided further that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including after the Effective Time, the Surviving Subsidiary, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Morgan, Lewis & Bockius LLP (“MLB”) may have, prior to the Closing, represented the Company the Seller Representative and the Company Security Holders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the Transactions, MLB will be permitted in the future, after the Closing, to represent the Seller Representative, the Company Security Holders or their respective Affiliates in connection with matters in which such Persons are adverse to SPAC or the Surviving Subsidiary or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Each of SPAC and the SPAC Representative, who is or has the right to be represented by independent counsel in connection with the

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transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with MLB’s future representation after the Closing of one or more of the Company, the Seller Representative, the Company Security Holders or their respective equity holders, Representatives or Affiliates in which the interests of such Person are adverse to the interests of SPAC, the SPAC Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or the Transactions or that are substantially related to this Agreement, the Transactions or to any prior representation by MLB of any Party hereto or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative and the Company Security Holders shall be deemed the clients of MLB with respect to the negotiation, execution and performance of this Agreement, the Ancillary Documents and the Transactions. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled by, the Seller Representative and the Company Security Holders, and shall not pass to or be claimed by SPAC or the Surviving Subsidiary; provided further that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, SPAC and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

9.14 SPAC Representative.

(a) SPAC, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints James McEntee, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether the Triggering Event has occurred and whether the Earnout Shares are to be issued under Section 1.13; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person of any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities (other than the Company Stockholders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Seller Representative, shall be binding upon SPAC and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.14 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b) The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. SPAC shall indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to

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select and engage, at the cost and expense of SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 9.14(b) shall survive the Closing and continue indefinitely.

(c) The Person serving as the SPAC Representative may resign upon ten days’ prior written notice to SPAC and the Seller Representative; provided that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

9.15 Seller Representative.

(a) Each Company Stockholder, by approval of the Transactions and this Agreement, on behalf of itself and its successors and assigns, irrevocably constitutes and appoints IdealabAZ, Inc., in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether the Triggering Event has occurred and whether the Earnout Shares are to be issued under Section 1.13; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document; provided that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed upon by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature; (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the SPAC Representative, shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the SPAC Representative, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The SPAC Representative, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to Section 1.13, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the SPAC Representative, SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. None of the SPAC Representative, SPAC, or the Company shall have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties

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hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 9.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 9.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of the Company Stockholders, then the Company Stockholders shall, within ten days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative by vote or written consent of the Company Stockholders holding in the aggregate a pro rata share in excess of 50% of the aggregate Pro Rata Shares of all Company Stockholders, and promptly thereafter (but in any event within two Business Days after such appointment) notify the SPAC Representative and SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or SPAC prior to the Closing.

“Amended Organizational Documents” means collectively, the Amended SPAC Charter and the amended and restated bylaws of the SPAC, substantially in the form attached hereto as Exhibit I.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

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“Atomic Energy Act” means the Atomic Energy Act of 1954, as amended.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom equity, option, stock appreciation right, restricted stock, restricted stock unit, equity purchase or other equity-based compensation plan, employment or consulting, severance, change in control, retention or termination pay, employee or consultant loan program, vacation, sick, or other bonus, deferred compensation plan or practice, hospitalization or other medical, life, death, disability or other insurance, fringe benefit, Section 125 cafeteria plan, welfare, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, Foreign Pension Plan, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (including any similar plan subject to laws of a jurisdiction outside of the United States), maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or former employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Change of Control” means (i) a transfer (whether by merger, consolidation, exchange or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of SPAC’s securities), of SPAC’s securities if, after such closing, such person or group of affiliated persons would hold at least a majority of the total voting power represented by the outstanding voting securities of SPAC or such other surviving or resulting entity, (ii) any reorganization, amalgamation or other consolidation of SPAC, other than a transaction or series of related transactions in which the holders of the voting securities of SPAC outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of SPAC or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of SPAC and its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the certificate of incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a Target Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, the Company Warrants, the Company SAFEs and any other options, warrants or rights to subscribe for or purchase any equity securities of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company (but excluding any Company Stock).

“Company Equity Awards” means the Company Options.

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“Company Equity Plan” means the Company’s 2023 Equity Incentive Plan.

“Company Option” means an option to purchase Company Common Stock that was granted pursuant to the Company Equity Plan.

“Company Preferred Stock” means, collectively, the Pre-Seed 1 Preferred Stock, Series Seed Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, and the Series A-3 Preferred Stock.

“Company Privacy and Data Security Policies” means all of the Company’s past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information, including written information security policies.

“Company SAFEs” means securities of the Company representing the right to receive a certain number of shares of Company Common Stock, upon the occurrence of particular events specified in the underlying Contract.

“Company Securities” means, collectively, the Company Stock, the Company Options, the Company Warrants and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Unaudited Financial Statements” means the unaudited consolidated financial statements of the Target Companies, consisting of the combined balance sheets of the Target Companies and the related combined income statements, changes in stockholder equity and statements of cash flows for each of the years ended, and as of, December 31, 2024 and December 31, 2025.

“Company Warrant” means a warrant to purchase Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements (other than purchase orders), binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, including but not limited to mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

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“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Target Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the result of (i) the Purchase Price divided by the Reference Price over (ii) the Fully Diluted Company Shares.

“Expense Threshold” means $5,000,000.

“Expenses” shall mean, with respect to a Party, all of such Party’s reasonable and documented third-party, out-of-pocket fees, costs and expenses, including all such fees, costs and expenses with respect to counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates, exchange listings, SEC filings, compliance with Antitrust Laws, the Transaction Financing and obtaining the SPAC D&O Tail Insurance or the Company D&O Tail Insurance, as applicable, incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the Transactions. With respect to SPAC, Expenses shall include (in each case without duplication) any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Indebtedness of SPAC, any guarantee or endorsement by SPAC of any Indebtedness, Liability or obligation of any Person, any capital expenditures of SPAC, the costs, expenses and/or compensation of any service providers to SPAC, and any costs and expenses (such expenses, “Extension Expenses”) necessary for an Extension (including any of the foregoing incurred by Sponsor or its Affiliates or SPAC’s directors or officers, in each case on behalf of SPAC and for which SPAC is or may become liable).

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than social security or social insurance) established or maintained outside of the United States by any Target Company or any one or more of its Affiliates primarily for the benefit of employees of a Target Company or one or more of its Affiliates residing outside the United States, which plan, fund or other program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

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“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 7, 2024, by and among SPAC, Sponsor and the other “Holders” named therein.

“Fraud Claim” means any claim based in whole or in part upon fraud.

“Fully Diluted Company Shares” means, without duplication, (a) the total number of issued and outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Preferred Conversion), plus (b) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to the conversion of Company SAFEs, plus (c) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to, the exercise of Company Options that are issued and outstanding as of immediately prior to the Effective Time, treating such outstanding Company Options as having been exercised in full (calculated on a “cashless” (i.e., net exercise) basis), plus (d) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to, the exercise of Company Warrants that are issued and outstanding as of immediately prior to the Effective Time, treating such Company Warrants as having been exercised in full (calculated on a “cashless” (i.e., net exercise) basis).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as “finance leases” in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations for borrowed money secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (i) all obligations of the type described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means that certain letter agreement, dated as of October 7, 2024, by and among SPAC, the Sponsor and the officers and directors of SPAC.

“Intellectual Property” means all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all Internet Assets; (e) all Trade Secrets; (f) all Software; and (g) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of SPAC Public Units (and any successor equity thereto) pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of October 7, 2024, and filed with the SEC on October 8, 2024 (File No. 333-280965).

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“IPO Underwriter” means Cantor Fitzgerald & Co.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Stockholders” means each Person listed on Schedule 1.1.

“Loss” means any and all losses, obligations, penalties, amounts actually paid in settlement to a third party, damages (including consequential damages), amounts paid in settlement, costs and expenses (including reasonable (a) expenses of investigation, (b) court costs and (c) attorneys’ fees and expenses), in each case arising out of or related to any Action, Order or other Liability.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (ii) conditions caused by acts of God, terrorism, war (whether or not declared), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters (which are not caused by the respective Party or any of its Affiliates or Representatives), emergencies (which are not caused by the respective Party or any of its Affiliates or Representatives), calamities, epidemics, pandemics, disease outbreaks, other acts of God or other force majeure events in the United States or other political conditions or natural disasters; and (iii) with respect to SPAC, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)–(ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants worldwide in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NRC” means the U.S. Nuclear Regulatory Commission or any successor agency that regulates civilian nuclear energy activities in the United States.

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“Nuclear Laws” means the Atomic Energy Act, and the relevant NRC implementing regulations.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Target Companies.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, filings, accreditations, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) Liens for mechanic’s, materialmen’s, carriers’, repairers’ and other Liens imposed by operation of Law arising in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit or operational expenses, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (g) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current use of any real property subject to the Company Real Property Leases, (h) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (i) non-exclusive licenses to any rights in Intellectual Property rights granted in the ordinary course of business consistent with past practice, (j) restrictions on the transfer of securities after the Closing Date arising under applicable securities’ laws, and (k) the Liens listed and described on Schedule 10.1.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, exempted company, association, registered trust, trustee of a trust, or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, or that relates or links to, or is reasonably linkable to an identified or identifiable individual, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data,

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medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Seed 1 Preferred Stock” means the Pre-Seed 1 Preferred Stock of the Company.

“Privacy Laws” means all applicable Laws, Orders, and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications.

“Pro Rata Share” means with respect to each Company Security Holder, the percentage set forth opposite such Company Security Holder’s name on the Closing Consideration Spreadsheet.

“Processing” means any operation performed on Personal Information or that relevant Privacy Laws include in the definition of processing, processes, or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction, or disposal of Personal Information.

“Reference Price” means $10.82.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of the Company.

“Series A-3 Preferred Stock” means the Series A-3 Preferred Stock of the Company.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Board” means the board of directors of SPAC.

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“SPAC Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of a par value of $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of a par value of $0.0001 per share, of SPAC.

“SPAC Common Stock” means, following the Domestication, the common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by a Target Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to a Target Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Fundamental Representations” means the representations and warranties specified in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement); Section 3.4 (Non-Contravention); Section 3.5(a) (Capitalization); Section 3.5(b) (other than the first sentence of Section 3.5(b)) (Capitalization); and Section 3.17 (Finders and Brokers).

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, collectively.

“SPAC Preference Shares” means, prior to the Domestication, preference shares of a par value of $0.0001 per share, of SPAC.

“SPAC Private Warrants” means one whole warrant that was issued in a private placement that closed simultaneously with the IPO, with each whole warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Share” means one SPAC Class A Ordinary Share that was included as part of each SPAC Public Unit.

“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by the IPO underwriters) consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant.

“SPAC Public Warrants” means one half of one warrant that was included as part of each SPAC Public Unit, with each whole warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means SPAC Public Units, SPAC Ordinary Shares, SPAC Preference Shares and SPAC Warrants, collectively.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means Launch Two Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity, which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the

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managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” and “Target Companies” means each of the Company and its direct and indirect Subsidiaries.

“Target Company Fundamental Representations” means the representations and warranties specified in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement); Section 4.6 (Non-Contravention); and Section 4.27 (Finders and Brokers).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, tax collected at source, equalization levy, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of SPAC Common Stock are actually traded on the Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the shares of SPAC Common Stock are then traded.

“Transaction Financing” means a capital raising transaction in connection with the Transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into SPAC or the Company.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 7, 2024, as it may be amended, by and between SPAC and the Trustee, as well as any other agreements entered into, related to or governing the Trust Account.

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“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means the volume-weighted average price per share of SPAC Common Stock on Nasdaq or NYSE, or another national securities exchange, as applicable, for each Business Day in such period for which such exchange is open for trading, as calculated by Bloomberg Financial LP under the function “VWAP.” VWAP shall be appropriately adjusted, if applicable, to account for any (a) equity dividend or distribution on SPAC Common Stock, (b) subdivision or reclassification of outstanding SPAC Common Stock into a greater number of shares or (c) combination or reclassification of SPAC Common Stock into a smaller number of shares.

“Warrant Agreement” means that Warrant Agreement, dated as of October 7, 2024, as it may be amended, by and between SPAC and the Continental Stock Transfer & Trust Company, in its capacity as warrant agent.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	5.6(a)
Agreement	Preamble
Alternative Transaction	5.6(a)
Amended Organizational Documents	5.12(a)
Amended Registration Rights Agreement	Recitals
Amended SPAC Charter	5.12(a)
Antitrust Laws	5.9(b)
Assumed Option	1.9(d)
Assumed Warrant	1.9(e)
Audit Delivery Date	5.4(a)
Business Combination	8.1
Certificate of Domestication	1.7
Certificate of Merger	1.2
Change in Recommendation	5.6(b)
Change in Recommendation Notice	5.6(d)
Change in Recommendation Notice Period	5.6(d)
Closing	2.1
Closing Consideration Spreadsheet	1.12(a)
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Companies Act	Recitals
Company	Preamble
Company Audited Financial Statements	5.4(a)
Company Benefit Plan	4.18(a)
Company Business	Recitals
Company D&O Tail Insurance	5.18(c)
Company Disclosure Schedules	Article IV
Company Financials	5.4(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Real Property Leases	4.15(a)
Company Registered IP	4.13(a)

Annex A-1-65

Term	Section
Company Special Meeting	5.13
Company Support Agreements	Recitals
D&O Indemnified Persons	5.18(a)
Domestication	Recitals
Domestication Effective Time	1.7
Earnout Participation	1.13(a)
Earnout Period	1.13(a)
Earnout Shares	1.13(a)
Earnout Statement	1.13(d)
EDGAR	Article III
Effective Time	1.2
EGS	2.1
Employment Agreement	Recitals
Enforceability Exceptions	3.2
Environmental Permits	4.19(a)
Escrow Account	1.13(a)
Escrow Agent	1.13(a)
Escrow Agreement	1.13(a)
Escrow Property	1.13(a)
Excluded Securities	1.9(c)
Extension	5.3(a)
Extension Expenses	10.1
Federal Securities Laws	5.7
Financing Agreements	5.20(a)
Incentive Plan	5.12(a)
Interim Financial Information	5.4(b)
Interim Period	5.1(a)
Intervening Event	5.6(a)(iii)
Investment Company Act	3.16
Merger	Recitals
Merger Consideration	1.8
Merger Sub	Preamble
Net Cash Proceeds	6.2(c)
OFAC	3.18(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	7.1(b)
Party(ies)	Preamble
Post-Closing SPAC Board	5.17(a)
Preferred Conversion	1.6
Privacy Agreements	4.24(a)
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Shareholders	8.1
Purchase Price	1.8
Redemption	5.12(a)
Registration Statement	5.12(a)
Related Person	4.20
Released Claims	8.1

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Term	Section
Required Company Stockholder Approval	6.1(b)
Required SPAC Shareholder Approval	6.1(a)
SEC Reports	3.6(a)
Security Incident	4.24(d)
Seller Representative	Preamble
Seller Representative Documents	9.15(a)
Share Price Target	1.13(b)
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
SPAC	Preamble
SPAC Board Recommendation	Recitals
SPAC D&O Tail Insurance	5.18(b)
SPAC Disclosure Schedules	Article III
SPAC Extraordinary General Meeting	5.12(a)
SPAC Financials	3.6(c)
SPAC Material Contract	3.13(a)
SPAC Minimum Cash Notice	1.14
SPAC Representative	Preamble
SPAC Representative Document	9.14(a)
SPAC Shareholder Approval Matters	5.12(a)
Specified Courts	9.4
Sponsor Support Agreement	Recitals
Surviving Subsidiary	1.1
Top Suppliers	4.22
Transfer Agent	1.11(a)
Triggering Event	1.13(b)

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IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

SPAC:
LAUNCH TWO ACQUISITION CORP.
By:	/s/ James J. McEntee, III
	Name:	James J. McEntee, III
	Title:	Chief Executive Officer
Merger Sub:
TESSERACT MERGER SUB INC.
By:	/s/ Jurgen van de Vyver
	Name:	Jurgen van de Vyver
	Title:	President
The Company:
NUCUBE ENERGY, INC.
By:	/s/ Cristian Rabiti
	Name:	Cristian Rabiti
	Title:	Chief Executive Officer
SPAC Representative:
JAMES MCENTEE
By:	/s/ James J. McEntee, III
	Name:	James J. McEntee, III
Seller Representative:
IDEALABAZ, INC.
By:	/s/ Allen Morgan
	Name:	Allen Morgan
	Title:	Chief Executive Officer

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Annex A-2

EXECUTION COPY

AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement (this “Amendment”) is made and entered into as of October 19, 2026, by and among (i) Launch Two Acquisition Corp., a Cayman Islands exempted company (“SPAC”), (ii) Tesseract Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“Merger Sub”), (iii) NuCube Energy, Inc., a Delaware corporation (the “Company”), (iv) James McEntee, an individual, in his capacity as the SPAC Representative (the “SPAC Representative”), and (v) IdealabAZ, Inc., a Delaware corporation, in its capacity as the Seller Representative (the “Seller Representative”). SPAC, Merger Sub, the Company, the SPAC Representative and the Seller Representative are referred to herein collectively as the “Parties” and individually as a “Party”.

Capitalized terms used herein that are not defined herein have the meanings given to such terms in that certain Business Combination Agreement made and entered into as of June 25, 2026, by and among the Parties (the “Business Combination Agreement”).

RECITALS:

WHEREAS, the Business Combination Agreement requires that, during the Interim Period, SPAC and the Company will use reasonable best efforts to enter into Financing Agreements for Transaction Financings on terms that are mutually agreed between SPAC and the Company;

WHEREAS, Transaction Financings include, among other things, a capital raising transaction in connection with the Transactions structured as an investment in the preferred equity of the Company;

WHEREAS, the Parties desire that to acknowledge and confirm that any Company Financing (as defined hereinbelow) constitutes a Transaction Financing and that any Company Financing Agreements (as defined hereinbelow) constitute Financing Agreements, in each case for all purposes under the Business Combination Agreement;

WHEREAS, in connection with the Company Financings, the Parties desire to clarify certain provisions of the Business Combination Agreement regarding Company Securities and the Transaction Financing so as to treat all Company Securities issued or issuable in connection with any Company Financing as if they had been issued in a Transaction Financing at the Closing; and

WHEREAS, pursuant to Section 9.8 of the Business Combination Agreement, the Business Combination Agreement may be amended, supplemented or modified by a written instrument signed by SPAC, the Company and the Seller Representative.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

              1.           Company Financing.

1.1. Further to the Parties’ respective obligations to expend reasonable best efforts to enter into Financing Agreements for Transaction Financings, the Company proposes to enter into securities purchase agreements in substantially the form attached as a schedule to Appendix A attached hereto with investors from time to time prior to the Closing for the sale of a new series of the Company’s preferred stock to be designated as “Series A-4 Preferred Stock” (each a “Company Financing Agreement” and all such agreements taken together the “Company Financing Agreements”) on the terms set forth as part of Appendix A attached hereto (the “Company Financing Terms”; each such investment a “Company Financing” and all such investments together, the “Company Financings”).

1.2. Section 5.20(a) of the Business Combination Agreement requires that SPAC and the Company agree on, among other things, the terms, structuring, strategy and approach of any Transaction Financings. The Parties (including SPAC and the Company) hereby agree (a) to the Company Financing Terms and (b) that Company Financings on financing terms that are substantially similar to, and not materially more favorable to the investor in

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the aggregate than, the Company Financing Terms shall constitute Transaction Financings for all purposes under the Business Combination Agreement. For the avoidance of doubt, any investor financing terms proposed to be entered into by the Company that are more favorable to the investors in the aggregate than those comprising the Company Financing Terms are not permitted by this Amendment and shall require the mutual consent of SPAC and the Company pursuant to Section 5.20(a) of the Business Combination Agreement.

1.3. All Company Common Stock issued in connection with any Company Financing, or issued upon conversion or exercise prior to the Closing of any Company Securities issued in connection with any Company Financing (together “Company Financing Shares”), shall in each case be included in the Company Common Stock for the purposes of Section 1.9(a) and Section 1.12 of the Business Combination Agreement, but for purposes of clarity and ease of identification, such Company Financing Shares will be identified in the Closing Consideration Spreadsheet as a sub-line separate from the other shares of Company Common Stock for purposes of Section 1.12 of the Business Combination Agreement.

1.4. Each warrant for the purchase of Company Stock issued in connection with any Company Financing on the Company Financing Terms and in substantially the form attached as a schedule to Appendix A attached hereto (each, a “Company Financing Warrant”) are, and shall constitute, a Company Warrant, and will become an Assumed Warrant, for purposes of Section 1.9(e) and Section 1.12 of the Business Combination Agreement, but for purposes of clarity and ease of identification, such Company Financing Warrant and the shares of Company Stock issuable upon exercise of such Company Financing Warrant will be identified in the Closing Consideration Spreadsheet as a sub-line separate from the other Company Warrants and Company Securities for purposes of Section 1.12 of the Business Combination Agreement.

1.5. Each investor in a Company Financing (each, a “Company Financing Investor”) will, in such capacity, be excluded from the definition of Company Stockholders for purposes of Section 1.13 of the Business Combination Agreement, and such Company Financing Investor will not participate in the Earnout Shares in respect of its Company Financing Shares.

For the avoidance of doubt, such exclusion will not preclude an investor from the definition of Company Stockholder if such investor is a pre-existing stockholder of the Company by means of its acquisition of Company Securities prior to the date of this Amendment; provided, that such a pre-existing stockholder’s participation in Section 1.13 of the Business Combination Agreement will be limited to such pre-existing ownership of Company Securities and will not include any rights in respect of any Company Financing Shares.

1.6. The aggregate gross proceeds of the Company Financings will be taken into account, and be part of, the calculation of Net Cash Proceeds and the determination of the Minimum Cash Condition, including for purposes of Section 6.2(c) of the Business Combination Agreement.

1.7. The Company Financings and the Company Financing Documents, and the terms thereof, will be deemed to have been disclosed and included in the representations and warranties of the Company under the Business Combination Agreement, and will not be taken into account in determining whether there has been any change or inaccuracy in the representations and warranties of the Company under Section 6.3(a) of the Business Combination Agreement.

1.8. Without limiting Section 1.2, and in furtherance of the intent of the Parties under this Section 1, (a) the execution, delivery and performance by the Company of the Company Financing Agreements, the establishment of the Company’s Series A-4 Preferred Stock and the authorization and reservation of shares of Series A-4 Preferred Stock in respect thereof, the issuance and sale of Company Securities pursuant to the Company Financing Agreements, including the Company Financing Warrants, the reservation and issuance of the Company Financing Shares upon exercise of the Company Financing Warrants, and the receipt and use by the Company of the proceeds of the Company Financings, on the terms described in this Amendment and in the Company Financing Terms (including as set forth on Appendix A attached hereto), are hereby expressly approved and consented to by SPAC and shall be deemed to be expressly contemplated and permitted by the Business Combination Agreement, including Sections 5.2 and 5.20 thereof, and (b) none of the execution, delivery or performance of the Company Financing Agreements, the establishment of the Company’s Series A-4 Preferred Stock and the authorization and reservation of shares of Series A-4 Preferred Stock in respect thereof, the consummation of the Company Financings, the issuance or sale of the Company Financing Shares or the Company Financing Warrants, or the reservation or issuance of the Company Financing Shares upon exercise of the Company Financing Warrants, shall constitute or be deemed to constitute a

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breach or violation of Section 5.2 of the Business Combination Agreement. For the avoidance of doubt, the consent and approval set forth in this Section 1.8 shall apply only to Company Financings on the Company Financing Terms, as permitted by Section 1.2, and shall not constitute a consent to any issuance of Company Securities not permitted by Section 1.2.

              2.           Amendments to Business Combination Agreement.

2.1. Amendments in Respect of Company Financings.

2.1.1. The first sentence of Section 4.3(a) of the Business Combination Agreement (Capitalization) is hereby amended and restated in its entirety to read as follows:

“The Company is authorized to issue (i) 41,000,000 shares of Company Common Stock, of which 1,604,250 shares are issued and outstanding, and (ii) 34,879,428 shares of Company Preferred Stock, of which the Company has designated (A) 7,500,000 shares as Pre-Seed 1 Preferred Stock, all of which are currently issued and outstanding, (B) 5,139,153 shares as Series Seed Preferred Stock, all of which are currently issued and outstanding, (C) 850,145 shares as Series A-1 Preferred Stock, 829,829 of which are currently issued and outstanding, (D) 722,353 shares as Series A-2 Preferred Stock, 668,846 of which are currently issued and outstanding, (E) 14,667,777 shares as Series A-3 Preferred Stock, all of which are currently issued and outstanding, and (F) 6,000,000 shares as Series A-4 Preferred Stock, none of which are currently issued and outstanding but all of which may be issued in connection with one or more Transaction Financings.”.

2.1.2. Schedule 4.3(a) to the Business Combination Agreement (Capitalization) is hereby amended to include the Company Financing Warrants and the Company Financing Shares issuable thereunder.

2.1.3. The first sentence of Section 4.3(d) of the Business Combination Agreement (Capitalization) is hereby amended and restated in its entirety to read as follows:

“The Company has reserved 1,011,139 shares of Company Common Stock, and up to 1,956,353 shares of Company Preferred Stock, for issuance upon exercise of Company Warrants.”.

2.1.4. Schedule 4.3(d) to the Business Combination Agreement (Capitalization) is hereby amended to include the Company Financing Warrants and the Company Financing Shares issuable thereunder.

2.1.5. Schedule 4.8 to the Business Combination Agreement (Absence of Certain Changes) is hereby amended to include the Company Financing.

2.1.6. The defined term “Company Preferred Stock” in Section 10.1 of the Business Combination Agreement (Certain Definitions) is hereby amended and restated in its entirety to read as follows:

“ “Company Preferred Stock” means, collectively, the Pre-Seed 1 Preferred Stock, Series Seed Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and, solely for purposes of Section 1.9(a), the Series A-4 Preferred Stock.”.

2.1.7. The defined term “Fully Diluted Company Shares” in Section 10.1 of the Business Combination Agreement (Certain Definitions) is hereby amended to add a sentence at the end of such definition to read as follows:

“Notwithstanding anything else to the contrary, and in precedence to the language of the definition of Fully Diluted Company Shares, the shares of Company Preferred Stock issued as part of the Transaction Financings, the shares of Company Common Stock issued in respect thereof as part of the Preferred Conversion, and the Company Warrants issued as part of the Transaction Financings, and the Company Securities issuable upon exercise thereof, shall not be included as part of the calculations of, and shall not constitute, Fully Diluted Company Shares.”.

2.1.8. Section 10.2 of the Business Combination Agreement (Section References) is hereby amended to: (a) include the terms “Company Financing Agreement”, “Company Financing Agreements”, “Company Financing Terms”, “Company Financing” and “Company Financings” in their respective appropriate alphabetical order, accompanied by each term’s applicable cross-reference Section of “Section 1.1 of Amendment No. 1 to this

Annex A-2-3

Agreement”; (b) include the term “Company Financing Shares” in its appropriate alphabetical order, accompanied by such term’s applicable cross-reference Section of “Section 1.3 of Amendment No. 1 to this Agreement”; (c) include the term “Company Financing Warrant” in its appropriate alphabetical order, accompanied by such term’s applicable cross-reference Section of “Section 1.4 of Amendment No. 1 to this Agreement”; and (v) include the term “Company Financing Investor” in its appropriate alphabetical order, accompanied by such term’s applicable cross-reference Section of “Section 1.5 of Amendment No. 1 to this Agreement”.

2.2. Amendment in Respect of the Outside Date. Section 7.1(b) of the Business Combination Agreement (Termination) is hereby amended and restated in its entirety to read as follows:

“(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by 5:00 pm, eastern time, on January 7, 2027 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”.

2.3. Amendments in Respect of Incentive Plans.

2.3.1. Clause (iii) of Section 5.12(a) of the Business Combination Agreement (The Registration Statement) is hereby amended and restated to read as follows:

“(iii) adoption and approval of a new equity incentive plan for SPAC, substantially in the form attached hereto as Exhibit J (the “Incentive Plan”), and a new employee stock purchase plan for SPAC, in customary form and substance reasonably acceptable to the Company and SPAC, and a reservation of shares under such employee stock purchase plan equal to equal to 2% of the fully diluted capitalization of SPAC after giving effect to the Closing,”.

2.3.2. Footnote 1 to Section 5(a)(i) of the NuCube Holdings, Inc. 2026 Equity Incentive Plan attached as Exhibit J (Form of Incentive Plan) to the Business Combination Agreement is hereby amended to delete the “10%” appearing in the first line of such footnote and to replace it with “12.5%”.

              3.           Miscellaneous.

3.1. Except as expressly amended by this Amendment, the Business Combination Agreement shall remain unchanged and in full force and effect in accordance with its terms. This Amendment shall not constitute a waiver, amendment or modification of any provision of the Business Combination Agreement except as expressly set forth herein.

3.2. From and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of like import shall be deemed to refer to the Business Combination Agreement as amended by this Amendment.

3.3. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Business Combination Agreement, the terms of this Amendment shall control.

3.4. Each Party executing this Amendment represents and warrants to the other Parties that: (a) it has all requisite power and authority to execute and deliver this Amendment and to perform its obligations hereunder; (b) the execution, delivery and performance of this Amendment have been duly authorized by all necessary action on its part; and (c) this Amendment has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

3.5. The provisions of Article IX of the Business Combination Agreement shall apply to this Amendment mutatis mutandis as if set forth herein in full.

3.6. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission, including by PDF, shall be effective as delivery of a manually executed counterpart of this Amendment.

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Annex A-2-4

IN WITNESS WHEREOF, each of the Parties has duly executed and delivered, or has caused its duly authorized representative to execute and deliver, this Amendment as of the date first written hereinabove.

LAUNCH TWO ACQUISITION CORP.
By:	/s/ James J. McEntee
Name:	James J. McEntee
Title:	Chief Executive Officer
TESSERACT MERGER SUB INC.
By:	/s/ Jurgen van de Vyver
Name:	Jurgen van de Vyver
Title:	President
NUCUBE ENERGY, INC.
By:	/s/ Cristian Rabiti
Name:	Cristian Rabiti
Title:	Chief Executive Officer
SPAC Representative:
/s/ James J. McEntee
JAMES MCENTEE, solely in his capacity as SPAC Representative
Seller Representative:
IDEALABAZ, INC., solely in its capacity as Seller Representative
By:	/s/ Allen Morgan
Name:	Allen Morgan
Title:	Chief Executive Officer

Annex A-2-5

APPENDIX A

COMPANY FINANCING TERMS

Investors:

Qualified investors interested in a private placement investment in the capital stock of the Company (NuCube) prior to the Closing (as opposed to in a PIPE financing for the acquisition of the shares of SPAC at the Closing).

Securities to be Acquired:

Shares of a new series of preferred stock of the Company to be designated as “Series A-4 Preferred Stock”, which will have the substantially the same terms, and be pari passu with, the Company’s other series of Series A Preferred Stock.

Purchase Price:

$12.779 per share of “Series A-4 Preferred Stock”, which represents approximately a $9.25 exercise price per share of SPAC common stock at the projected conversion ratio of 1.3815, which translates to an approximately 14.5% discount to the Reference Price under the Business Combination Agreement.

Conversion Ratio:	1:1
Liquidation Preference:	Issue Price
Warrant Coverage:

50% warrant coverage at an exercise price of $15.887 per warrant share, which represents approximately an $11.50 exercise price per share of SPAC common stock at the projected conversion ratio of 1.3815.

Schedules to this Appendix A:

Schedule 1:  Form of Fourth Amended and Restated Certificate of Incorporation of NuCube Energy, Inc.

Schedule 2:  Form of Series A-4 Preferred Stock Purchase Agreement

Schedule 3:  Form of Warrant Certificate and Warrant Agreement of NuCube Energy, Inc.

Schedule 4:  Form of Omnibus Amendment to NuCube stockholder agreements

Schedule 5:  Form of Omnibus Joinder to NuCube stockholder and support agreements

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ANNEX B

INTERIM CHARTER

[To Come]

Annex B-1

ANNEX C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

NUCUBE HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Launch Two Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY AS FOLLOWS:

(1)         The name of the Corporation is “Launch Two Acquisition Corp”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [•], 2026 (the “Certificate of Incorporation”).

(2)         This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

(3)         This Amended and Restated Certificate restates, integrates, amends and replaces the Amended and Restated Certificate in its entirety. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

(4)         The text of the Certificate of Incorporation is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME AND EFFECTIVE TIME

The name of the corporation is NuCube Holdings, Inc. (the “Corporation”). This Certificate of Incorporation shall be effective as of (i) immediately after the conversion on the date of filing hereof of the shares of Class B common stock, par value $0.0001 per share, of the Corporation into shares of Class A common stock, par value $0.0001 per share, of the Corporation, pursuant to the original certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on [•], 2026, and (ii) immediately prior to the effective time, on the date hereof, of the merger of Tesseract Merger Sub Inc., a Delaware corporation, with and into NuCube Energy, Inc., a Delaware corporation, pursuant to that certain certificate of merger of even date herewith filed with the Secretary of State of the State of Delaware on the date hereof.

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, Delaware 19901. The name of the Corporation’s registered agent at such address is Incorporating Services, Ltd.

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ARTICLE IV
CAPITALIZATION

Section 4.01        Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, that the Corporation is authorized to issue is 260,000,000 shares, consisting of (a) 10,000,000 shares of preferred stock (the “Preferred Stock”) and (b) 250,000,000 shares of common stock (the “Common Stock”).

Section 4.02        Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03        Common Stock.

(a)           Except as otherwise required by law or this Certificate (or any Preferred Stock Designation made hereunder), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of the Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b)          Except as otherwise required by law or this Certificate (or any Preferred Stock Designation made hereunder), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (or any Preferred Stock Designation made hereunder), the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate (or any Preferred Stock Designation made hereunder) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (or any Preferred Stock Designation made hereunder) or the DGCL.

(c)           Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d)          Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.04        Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

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Section 4.05        No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of the Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01        Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the current Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate and the Bylaws.

Section 5.02        Number, Election and Term.

(a)           Subject to Section 5.05, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)          Other than those directors, if any, elected by the holders of the Preferred Stock pursuant to Section 5.05, the Board shall be and is divided into three classes: Class I, Class II and Class III. In case of any increase or decrease, from time to time, such classes shall be as nearly equal in number of directors as possible. Except for the terms of such additional directors, if any, as elected by the holders of the Preferred Stock pursuant to Section 5.05, each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effective date of this Certificate, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effective date of this Certificate and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effective date of this Certificate. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

(c)           Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.03        Newly Created Directorships and Vacancies. Subject to Section 5.05 and notwithstanding the requirement that the three classes shall be as nearly equal in number of directors as possible, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to more than one class, the Board shall allocate such directorship to that of the available class whose term of office is due to expire at the earliest date following such allocation.

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Section 5.04        Removal. Subject to Section 5.05 and except as otherwise provided for by this Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds (67%) of the voting power of all then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors or class of directors, voting together as a single class.

Section 5.05        Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, (a) the number of then-current authorized directors shall be automatically increased to reflect the addition of such directors, (b) the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in or permitted by this Certificate (or in an applicable Preferred Stock Designation made hereunder) and (c) such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (or in an applicable Preferred Stock Designation made hereunder), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01        Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.02        Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03        Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.01        Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.02        Indemnification and Advancement of Expenses.

(a)           To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or any of its subsidiaries or, while a director or officer of the Corporation or any of its subsidiaries, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay as incurred the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (including by making payment directly to applicable third parties if requested by the indemnitee); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses (which are, for the avoidance of doubt, indemnified proceedings and expenses), the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was, or is, authorized by the Board.

(b)          The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)           Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)          The Corporation may, by action of its Board of Directors, provide indemnification and advancement to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the laws of Delaware as they may exist from time to time.

ARTICLE IX
BUSINESS COMBINATIONS

Section 9.01        Opt Out of DGCL 203. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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Section 9.02        Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)           prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b)          upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)           at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 9.03        Definitions. For purposes of this Article IX, the term:

(a)           “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

(b)          “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)           “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)           any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation: (A) with the interested stockholder; or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.02 is not applicable to the surviving entity;

(ii)          any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)         any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any

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such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) – (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)         any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)          any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)          “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)           “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this proviso shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)           “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i)           beneficially owns such stock, directly or indirectly; or

(ii)          has: (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates

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until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)         has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(g)          “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h)          “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)           “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to at any time and from time to time amend, alter, change or repeal any provision contained in this Certificate (or any Preferred Stock Designation made hereunder), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as may otherwise be explicitly set forth in this Certificate, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Certificate may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.01      Forum. Unless the Corporation consents in writing to the selection of an alternative forum: (a) the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine; provided, however, in the case of the foregoing clauses (i) through (iv), that if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action, such action shall be brought in another court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 11.02      Consent to Jurisdiction. To the fullest extent not prohibited by law, if any action the subject matter of which is within the scope of Section 11.01 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State

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of Delaware in connection with any action brought in any such court to enforce Section 11.01 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.03      Consent to Exclusive Forum. To the fullest extent not prohibited by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Section 11.03      Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

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IN WITNESS WHEREOF, Launch Two Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation of the Corporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

LAUNCH TWO ACQUISITION CORP.
By:
Name: Title:	James J. McEntee III Chairman and Chief Executive Officer

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ANNEX D

BYLAWS

OF

NUCUBE HOLDINGS, INC.

(Dated [•], 2026)

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Annex D Page Nos.
ARTICLE VIII MISCELLANEOUS		D-14
Section 8.01	Fiscal Year	D-14
Section 8.02	Signatures on Negotiable Instruments	D-14
Section 8.03	Execution of Proxies	D-14
Section 8.04	References to Article and Section Numbers and to the Bylaws and the Certificate	D-14
Section 8.05	References to the DGCL and Exchange Act	D-14
ARTICLE IX AMENDMENTS		D-14
Section 9.01	Amendments	D-14
ARTICLE X DEFINITIONS		D-14

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BYLAWS
OF

NUCUBE HOLDINGS, INC.**

Effective _____________, 2026

ARTICLE I
OFFICES

Section 1.01     Registered Office. The registered office of NuCube Holdings, Inc., a Delaware corporation (the “Corporation”), within the State of Delaware shall be located at the office of the corporation or individual acting as the Corporation’s registered agent in Delaware, or if none, at the principal place of business of the Corporation in the State of Delaware.

Section 1.02     Other Offices. The Corporation may also have an office or offices at any other place or places within or without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may from time to time require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.01     Annual Meetings. The annual meeting of stockholders for the election of directors of the Corporation (“Directors”) and for the transaction of such other business as may properly come before such meeting in accordance with these Bylaws shall be held at such place (if any), date and time as shall be fixed by the Board and designated in the notice or waiver of notice of such annual meeting.

Section 2.02     Special Meetings. Subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called by the Board pursuant to a resolution duly adopted by a majority of the members of the Board, to be held at such place (if any), date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the notice required by Section 2.03 may be conducted at a special meeting called by the Board.

Section 2.03     Notice of Meetings.

(a)       General. Unless waived as provided in Section 2.03(b), and except as otherwise required by applicable law, the certificate of incorporation of the Corporation (the “Certificate”) or these Bylaws, notice of each annual or special meeting of stockholders, stating the place (if any), date and time of the meeting, and the means of remote communication (if applicable), by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, as well as the purpose or purposes of such meeting, shall be given to each stockholder of record entitled to vote at such meeting not more than sixty (60) days nor less than ten (10) days before such meeting. Unless otherwise required by applicable law, the Certificate or these Bylaws, notice may be given in writing directed to the stockholder’s mailing address or by electronic transmission to the stockholder’s electronic mail address as it appears on the Corporation’s records or by such other form of electronic transmission consented to by the stockholder in accordance with law, and shall be deemed given: (i) if mailed, when deposited in the U.S. mail, postage prepaid; (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL.

(b)      A written waiver of any such notice signed by such person entitled thereto, or a waiver by electronic transmission by such person entitled to any such notice, whether before or after the time when such notice was required, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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(c)       Advance Notice Provisions for Business to Be Transacted at Annual Meeting.

(i)      Only such business (other than the nomination and election of Directors, which must comply with the provisions of Section 2.03(d) and applicable law) may be transacted at an annual meeting of stockholders as is (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), or (B) properly brought by or at the direction of the Board or any duly authorized committee thereof, or (C) properly brought by any stockholder of the Corporation who (x) is entitled to vote at the annual meeting of stockholders, (y) is a stockholder of record at the time that notice is provided to the Secretary of the Corporation pursuant to this Section 2.03 and through the date of such annual meeting of stockholders, and (z) complies with all the notice procedures set forth in this Section 2.03(c). In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Proposing Stockholder (other than the nomination of a person for election as a Director, which must be made in compliance with Section 2.03(d) and applicable law), such business must be a proper matter for stockholder action pursuant to these Bylaws and applicable law and such Proposing Stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(ii)     To be considered timely, a Proposing Stockholder’s notice shall be delivered in accordance with an Acceptable Delivery Method at the principal executive offices of the Corporation no later than the close of business on the ninetieth (90th) day and no earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made by the Corporation. In no event shall any adjournment, recess, postponement, continuation or rescheduling of an annual meeting, or announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii)   To be in proper written form, a Proposing Stockholder’s notice must set forth the following information:

(A)      As to each matter that the Proposing Stockholder seeks to bring before the annual meeting:

(1)      a brief description of the business desired to be brought before the annual meeting;

(2)      the text of any proposal relating to such business, including the complete text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the Certificate or these Bylaws, the language of the proposed amendment;

(3)      the reasons for conducting such business at the annual meeting (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the Securities and Exchange Commission (the “SEC”));

(4)      a complete and accurate description of any material interest of the Proposing Stockholder and any Stockholder Associated Person, individually or in the aggregate, in such business, including any anticipated material benefit to the Proposing Stockholder and any Stockholder Associated Person therefrom; and

(5)      any other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Proposing Stockholder in connection with the solicitation of proxies in support of such proposed business pursuant to Section 14(a) under the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

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(B)      As to the Proposing Stockholder and any Stockholder Associated Person, if any, on whose behalf the proposal is being made:

(1)      whether such person(s) is/are providing the notice at the request of a beneficial holder of Corporation Securities;

(2)      the name and address of such Proposing Stockholder and Stockholder Associated Person (including, if applicable, the name and address that appear on the Corporation’s stock ledger);

(3)      (i) the class and series and number of shares of Corporation Securities that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Stockholder or any Stockholder Associated Person (specifying the type of ownership), (ii) the nominee holder for, and number of, any Corporation Securities owned beneficially but not of record by such Proposing Stockholder or any Stockholder Associated Person, the number of such shares of stock of the Corporation held by each such nominee holder, and any pledge with respect to any of such stock, (iii) the dates such Corporation Securities were acquired, (iv) the investment intent of such acquisition as would be required to be disclosed on Item 4 of Schedule 13D and (v) evidence of such beneficial or record ownership;

(4)      a complete description of all Derivative Instruments or Short Interests owned, held or entered into by such Proposing Stockholder or any Stockholder Associated Persons;

(5)      a complete and accurate description of any agreement, arrangement or understanding that has been made, the effect or intent of which is to increase or decrease the voting power of such Proposing Stockholder or any Stockholder Associated Person with respect to any Corporation Securities, without regard to whether such transaction is required to be reported on a Schedule 13D in accordance with the Exchange Act;

(6)      a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such Proposing Stockholder or any Stockholder Associated Persons may be entitled as a result of any increase or decrease in the value of any Corporation Securities, Derivative Instruments or Short Interest;

(7)      a complete and accurate description of all agreements, arrangements and understandings between or among such Proposing Stockholder, any Stockholder Associated Persons, and/or any other person (naming each such person) in connection with or related to the proposed nomination or other business to be brought at the meeting, including without limitation (i) any proxy, contract, arrangement, understanding or relationship pursuant to which such person has the right to vote any Corporation Securities and (ii) any other agreements that would be required to be disclosed by such person or any other person pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Proposing Stockholder, the Stockholder Associated Person or other person);

(8)      the names and addresses of any other beneficial or record owners of Corporation Securities known by such proposing Stockholder to be financially supporting the proposed business;

(9)      a complete and accurate description of any pending or to such Proposing Stockholder’s knowledge, threatened legal proceeding in which such stockholder or any Stockholder Associated Person is a party or participant involving the Corporation or any officer, director, affiliate or associate of the Corporation;

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(10)    a representation from such Proposing Stockholder as to whether such stockholder or any beneficial owner on whose behalf such stockholder is acting intends, or is part of a group (providing the name and address of each participant) that intends to (i) deliver a proxy statement to and/or form of proxy with holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal, (ii) otherwise solicit proxies from stockholders in support of the proposal, and/or (iii) to solicit the holders of the Corporation’s shares in accordance with Rule 14a-19 under the Exchange Act; and

(11)    a representation from such Proposing Stockholder that such stockholder (i) is, and will at the time of such meeting, be a holder of record of Corporation Securities entitled to vote at such meeting (ii) intends to vote such Corporation Securities at such meeting, and (iii) intends to appear in person at, or send a Qualified Representative to, such meeting to make such proposed nomination or present such other proposed business, as applicable, before such meeting.

(iv)    Any Proposing Stockholder shall update the notice delivered and information previously provided to the Corporation pursuant to this Section 2.03(c), if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct as of (A) the record date for the meeting of stockholders and (B) the date that is ten (10) business days prior to such meeting (or any adjournment or postponement thereof). Such update shall be delivered in accordance with an Acceptable Delivery Method not later than five (5) business days after such record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight (8) business days prior to the date of the meeting (in the case of an update required to be made as of the date that is ten (10) business days prior to such meeting or any adjournment or postponement thereof). A Proposing Stockholder may not, after the last day on which a notice would be timely under this Section 2.03(c), cure in any way any defect preventing the submission of a proposal.

(v)     No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting of stockholders in accordance with the procedures set forth in this Section 2.03(c); provided, however, that, once business has been properly brought before the annual meeting of stockholders in accordance with such procedures, nothing in this Section 2.03(c) shall be deemed to preclude discussion by any stockholder of any such business. Except as otherwise provided by law, the Certificate, or these Bylaws, the chairperson of an annual meeting of stockholders shall have the power and duty to determine whether any business was properly brought before the annual meeting of stockholders in accordance with the foregoing procedures and, if such proposed business is deemed not to have been properly made, to declare to the meeting that the business was not properly brought before the meeting, in which case such business shall be disregarded and declared to be out of order, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.03(c), unless otherwise required by law, if the Proposing Stockholder (or a qualified representative of such stockholder) proposing any business to be conducted at the annual meeting of stockholders does not appear at the annual meeting of stockholders to propose such business, such proposed business shall not be transacted, and no vote shall be taken with respect to such proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

(vi)    Notwithstanding the foregoing provisions of this Section 2.03(c), a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.03(c). This Section 2.03(c) is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders, other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing contained in this Section 2.03(c) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(d)      Advance Notice Provisions for Nomination of Directors.

(i)      No nominations of persons for election to the Board may be made at the annual meeting of the stockholders or at any special meeting of stockholders called for the purpose of electing Directors, other than nominations that are (A) specified in the notice of meeting (or any supplement thereto) given by

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or at the direction of the Board (or any duly authorized committee thereof), (B) properly brought before the annual meeting or special meeting of stockholders by or at the direction of the Board (or any duly authorized committee thereof), or (C) otherwise properly brought before the annual meeting or special meeting by any stockholder of the Corporation who (x) is a stockholder of record on the date of the giving of the notice provided for in this Section 2.03(d) and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting or special meeting of stockholders and (y) complies with all the notice procedures set forth in this Section 2.03(d).

(ii)     In addition to any other applicable requirements, for a nomination to be made by a stockholder pursuant to this Section 2.03(d), such Proposing Stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be considered timely, such notice must be delivered in accordance with an Acceptable Delivery Method and received at the principal executive offices of the Corporation: (A) in the case of an annual meeting of stockholders, no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such public announcement of the date of such annual meeting was first made by the Corporation; and (B) in the case of a special meeting of stockholders called for the purpose of electing Directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such special meeting was first made by the Corporation. In no event shall the adjournment, recess, postponement, continuation, or rescheduling of an annual meeting of stockholders or a special meeting of stockholders called for the purpose of electing Directors, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii)   To be in proper written form, a Proposing Stockholder’s notice to the Secretary pursuant to this Section 2.03(d) must be in writing and set forth the following information:

(A)      as to each person whom the Proposing Stockholder proposes to nominate for election or re-election as a Director;

(1)      the name, age, business address and residence address of the Proposed Nominee;

(2)      the principal occupation or employment of such Proposed Nominee;

(3)      (A) the class and series and number of Corporation Securities which are, directly or indirectly, owned beneficially or of record by such Proposed Nominee, (B) the nominee holder for, and number of, any Corporation Securities owned beneficially but not of record by such Proposed Nominee, the number of such shares of stock of the Corporation held by each such nominee holder, and any pledge with respect to any of such stock (C) the dates such Corporation Securities were acquired, (D) the investment intent of such acquisition as would be required to be disclosed on Item 4 of Schedule 13D, (E) evidence of such beneficial or record ownership, and (F) any Derivative Instruments or Short Interests owned, held or entered into by such Proposed Nominee;

(4)      a Questionnaire with respect to the background and qualification of such person, completed and executed by such Proposed Nominee in the form required by the Corporation (which form such Proposing Stockholder shall request in writing from the Secretary of the Corporation prior to submitting notice and which the Secretary of the Corporation shall provide within ten (10) days after receiving such request);

(5)      a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation providing that such Proposed Nominee (which form such stockholder shall request in writing from the Secretary of the Corporation prior to submitting notice and which the Secretary shall provide within ten (10) days after receiving such request): (A) is not and will not become a party to any agreement, arrangement

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or understanding with, and any commitment or assurance to, any person or entity as to how a person, if elected as a Director, will act or vote on any issue or question that has not been disclosed to the Corporation or that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director or a Director nominee that has not been disclosed to the Corporation; (C) will, if elected as a Director, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to Directors (which other guidelines and policies will be provided to such person within five (5) business days after the Secretary receives any written request therefor from such person), and all applicable fiduciary duties under state law; (D) intends to serve a full term as a Director, if elected; and (E) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(6)      whether such Proposed Nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K adopted by the SEC and the relevant listing standards of any exchange where the Corporation’s equity securities are listed;

(7)      details of any relationship between such Proposed Nominee and any person that would require disclosure on Schedule 13D as if such Proposed Nominee was required to file a Schedule 13D with respect to the Corporation;

(8)      details of any position where such Proposed Nominee has served as an officer or director of any Competitor within the three (3) years preceding the submission of the stockholder notice; and

(9)      a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Proposing Stockholder (including the beneficial owner, if any, on whose behalf the nomination is being made) and any Stockholder Associated Person, on the one hand, and each such Proposed Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Stockholder (including the beneficial owner, if any, on whose behalf the nomination is being made) and any Stockholder Associated Person were the “registrant” for purposes of such rule and such Proposed Nominee were a Director or executive officer of such registrant.

(B)      as to the Proposing Stockholder and any Stockholder Associated Person, if any, on whose behalf the nomination is being made, the information called for pursuant to Section 2.03(c)(iii)(B).

(iv)    Any Proposing Stockholder shall update the notice delivered and information previously provided to the Corporation pursuant to this Section 2.03(d), if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct as of (i) the record date for the meeting of stockholders and (ii) the date that is ten (10) business days prior to the meeting (or any adjournment or postponement thereof). Such update shall be received by the Secretary in accordance with an Acceptable Delivery Method not later than five (5) business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight (8) business days prior to the date of such meeting (in the case of an update required to be made as of the date that is ten (10)

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business days prior to such meeting or any adjournment or postponement thereof). A Proposing Stockholder may not, after the last day on which a notice would be timely under this Section 2.03(d), cure, in any way, any defect preventing the submission of a proposal.

(v)     No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 2.03(d). Except as otherwise provided by law, the Certificate, or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with all of the procedures set forth in these Bylaws. If such proposed nomination is deemed not to have been properly made, the chairperson of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded and declared to be out of order, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.03(d), unless otherwise required by law, if the Proposing Stockholder (or a qualified representative of such stockholder) does not appear at the meeting of stockholders to present such nomination, such nomination shall be disregarded, and no vote shall be taken with respect to such proposed nomination, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

(vi)    If any person provides notice pursuant to Rule 14a-19(b) under the Exchange Act in connection with a stockholder’s notice provided under this Section 2.03(d) and such person subsequently either (x) notifies the Corporation that such person no longer intends to solicit proxies in support of the election of such Proposed Nominee in accordance with Rule 14a-19(b) under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act; and no other person that has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such Proposed Nominee (x) intends to solicit proxies in support of the election of such Proposed Nominee in accordance with Rule 14a-19(b) under the Exchange Act and (y) has complied with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, then the nomination of such Proposed Nominee shall be disregarded and no vote on the election of such Proposed Nominee shall occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation). Upon request by the Corporation, if any person provides notice pursuant to Rule 14a-19(b) under the Exchange Act in connection with a stockholder’s notice provided under this Section 2.03(d), such stockholder shall deliver, in accordance with an Acceptable Delivery Method no later than five (5) business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

Section 2.04     Adjournments. Whenever a meeting of stockholders, annual or special, is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting thereof are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication, or (c) set forth in the notice of the meeting given in accordance with these Bylaws. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. Notwithstanding anything in these Bylaws to the contrary, the chairperson of any meeting of stockholders shall have the right, acting in his or her sole discretion, whether or not a quorum is present, to adjourn such meeting to another time and place (if any).

Section 2.05     Quorum. At each meeting of stockholders, except where otherwise required by law, the Certificate or these Bylaws, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the issued and outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two (2) or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the meeting of such class may be adjourned from time to time in the manner provided by these Bylaws until a quorum of such class shall be so present or represented. Shares of its own capital stock belonging on the record date for the meeting to the

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Corporation or to another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.06     Organization. The Chair shall act as chairperson at all meetings of stockholders at which he or she is present, and as such chairperson shall call such meetings of stockholders to order and preside thereat. If the Chair shall be absent from any meeting of stockholders, the duties otherwise provided in this Section 2.06 to be performed by him or her at such meeting, shall be performed at such meeting by the Chief Executive Officer (if such office is held by a person other than the Chair) or by a chairperson designated by the Board. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders, but in his or her absence, the chairperson of the meeting may appoint any person present to act as secretary of the meeting.

Section 2.07     Inspectors of Elections. Prior to any meeting of stockholders, the Board, or a Chair of the Board designated by the Board, shall appoint one (1) or more inspectors to act at such meeting and make a written report thereof and may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to appear or act. If no inspector or alternate is able to act at the meeting of stockholders, such person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, ballots and the regular books and record of the Corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons that represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including such person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 2.08     Fixing of Record Date.

(a)       The Board may fix a date not more than sixty (60) days nor less than ten (10) days prior to the date of any meeting of stockholders, as a record date for the determination of the stockholders entitled to notice of and to vote at such meeting and any adjournment thereof, and in such case such stockholders and only such stockholders of record on the date so fixed shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid. No record date shall precede the date on which the Board establishes such record date. The Secretary or an Assistant Secretary shall prepare and make or cause to be prepared and made, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in the name of each such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (ii) during ordinary business hours, at the principal place of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders.

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(b)      If the Board shall not fix such a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting or for any other purpose shall be at the close of business on the day on which the Board shall adopt the resolution relating thereto. Determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 2.09     Voting; Proxies.

(a)       General. Unless otherwise provided in the Certificate, each stockholder entitled to vote at any meeting of stockholders, at which a quorum is present, shall be entitled to one (1) vote for each share of stock held by such stockholder that has voting power upon the matter in question. If the Certificate provides for more or less than one (1) vote for any share on any matter, every reference in these Bylaws to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with a Secretary. Voting at meetings of stockholders need not be by written ballot unless so directed by the chairperson of the meeting or the Board.

(b)      Election of Directors. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c)       Other Action by Stockholders. In all other matters, unless otherwise required by law, the Certificate or these Bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes, if any, will not count as a vote cast.

(d)      Separate Class Vote. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise required by law, the Certificate or these Bylaws.

(e)       Proxy Card. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 2.10     Action by Stockholders Without a Meeting. The stockholders may not take any action without a duly called meeting of the stockholders.

Section 2.11     Place of Meeting. In lieu of holding an annual or special meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any annual or special meeting of stockholders may be held by means of remote communication in accordance with the DGCL. The Board may postpone, reschedule, or cancel any annual or special meeting of stockholders in accordance with these Bylaws.

ARTICLE III
BOARD OF DIRECTORS

Section 3.01     Term. The Board of Directors shall be divided into three classes of directors, and each class of directors will serve for such terms, as are set forth in the Certificate.

Section 3.02     Number. Subject to the provisions of Article 5 of the Certificate, the number of Directors may be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board, but shall not be less than three (3) nor more than fifteen (15).

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Section 3.03     General Powers. The business, properties and affairs of the Corporation shall be managed by, or under the direction of, the Board, which, without limiting the generality of the foregoing, shall have power to elect and appoint officers of the Corporation, to appoint and direct agents, to grant general or limited authority to officers, employees and agents of the Corporation to make, execute and deliver contracts and other instruments and documents in the name and on behalf of the Corporation and over its seal, without specific authority in each case, and, by resolution adopted by a majority of the whole Board, to appoint committees of the Board, the membership of which may consist of one (1) or more Directors, and which may advise the Board with respect to any matters relating to the conduct of the Corporation’s business. The Board may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In addition, the Board may exercise all the powers of the Corporation and do all lawful acts and things that are not reserved to the stockholders by law or by the Certificate.

Section 3.04     Place of Meetings. Meetings of the Board may be held at any place, within or without the State of Delaware, from time to time as designated by the Board. Directors may participate in any regular or special meeting of the Board by means of conference telephone or other communications equipment pursuant to which all persons participating in the meeting of the Board can hear each other and such participation shall constitute presence in person at such meeting.

Section 3.05     Organization Meeting. A newly-elected Board shall meet and organize, and also may transact any other business that might be transacted at a regular meeting thereof, as soon as practicable after each annual meeting of stockholders, at the place (if any) or in the manner which such meeting of stockholders took place, without notice of such meeting, provided a majority of the whole Board is present. If such a majority is not present, such organizational meeting may be held at any other time or place that may be specified in a notice given in the manner provided in Section 3.07 for special meetings of the Board, or in a waiver of notice thereof.

Section 3.06     Regular Meetings. Regular meetings of the Board shall be held at such times as may be determined by resolution adopted by the affirmative vote of a majority of the Board and no notice shall be required for any regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting of the Board.

Section 3.07     Special Meetings; Notice and Waiver of Notice. Special meetings of the Board shall be called by the Secretary or an Assistant Secretary upon the request of the Chair, or the President, or upon the request in writing a majority of the Directors stating the purpose or purposes of such meeting. Notice of any special meeting of the Board shall be mailed to each Director at his or her business or residence not later than three (3) days before the day on which such meeting is to be held or shall be sent to either of such places by facsimile or other electronic transmission, or be communicated to each Director personally or by telephone, not later than twelve (12) hours before the commencement of such meeting or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. A meeting may be held at any time without notice if all the Directors are present (except as otherwise provided by applicable law) or if those who are not present waive notice of the meeting, either before or after such meeting, or as otherwise provided by applicable law. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in any notice or written waiver of notice unless so required by the Certificate or these Bylaws. Unless limited by law, by the Certificate or these Bylaws, any and all business may be transacted at any special meeting.

Section 3.08     Organization of Meetings. The Chair shall preside at all meetings of the Board at which he or she is present. If the Chair shall be absent from any meeting of the Board, the duties otherwise provided in this Section 3.08 to be performed by him or her at such meeting shall be performed at such meeting by a Director chosen by a majority of the other Directors who are present at the meeting. The Secretary of the Corporation shall act as the secretary at all meetings of the Board, and in his or her absence a temporary secretary shall be appointed by the chairperson of the meeting.

Section 3.09     Quorum and Manner of Acting. Except as otherwise provided by Section 3.05, at every meeting of the Board a majority of the total number of Directors constituting the whole Board shall constitute a quorum; provided, however, that in no event shall a quorum be constituted by less than two (2) Directors. Except as otherwise provided by law or by the Certificate, or by Section 3.12 or ARTICLE VII, the act of a majority of the Directors present at any such meeting, at which a quorum is present, shall be the act of the Board. In the absence of a quorum, a majority of the Directors present may adjourn any meeting, from time to time, until a quorum is present. No notice of any adjourned meeting need be given other than by announcement at the meeting that is being adjourned.

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Members of the Board or any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by a member of the Board in a meeting pursuant to this Section 3.09 shall constitute his or her presence in person at such meeting.

Section 3.10     Action Without a Meeting. Except as otherwise provided by law or by the Certificate, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if prior to such action all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or the committee.

Section 3.11     Resignations. Any Director may resign at any time upon written notice of resignation or notice by electronic transmission to the Chair or the Secretary of the Corporation. Any resignation shall be effective immediately unless a certain date is specified for it to take effect, in which event it shall be effective upon such date, and acceptance of any resignation shall not be necessary to make it effective, irrespective of whether the resignation is tendered subject to such acceptance.

Section 3.12     Vacancies. Subject to the rights of the holders of any series of preferred stock or any other class of capital stock of the Corporation (other than the common stock of the Corporation) then outstanding, any vacancies in the Board for any reason, including by reason of death, resignation, removal, newly-created directorships resulting from an increase in the number of Directors, the failure of the stockholders to elect the whole authorized number of directors, or any other reason, shall be filled only by the Board, acting by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum, and any Directors so elected shall hold office until the next election of Directors and until their successors are duly elected and qualified.

ARTICLE IV
OFFICERS

Section 4.01     Officers; Election or Appointment. The Board shall take such action as may be necessary from time to time to ensure that the Corporation has such officers as are necessary, under this Section 4.01 and the DGCL as currently in effect or as the same may hereafter be amended, to enable it to conduct the affairs of the Corporation.

Section 4.02     Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board electing or authorizing the appointment of any officer, each officer shall hold office until his or her successor is elected or appointed and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice or notice by electronic transmission to the Board, the Chief Executive Officer, or to such person or persons as the Board may designate. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective, irrespective of whether the resignation is tendered subject to such acceptance. The Board may remove any officer with or without cause at any time. Any officer authorized by the Board to appoint a person to hold an office of the Corporation may also remove such person from such office with or without cause at any time, unless otherwise provided in the resolution of the Board providing such authorization. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election or appointment of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal, disqualification or otherwise may be filled by the Board at any regular or special meeting or by an officer authorized by the Board to appoint a person to hold such office.

Section 4.03    Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board that is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. A Secretary or such other officer appointed to do so by the Board shall have the duty to record the proceedings of the meetings of the stockholders, the Board and any committees in a book to be kept for that purpose. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

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ARTICLE V
SHARES AND TRANSFERS OF SHARES

Section 5.01     Stock Certificates; Uncertificated Shares.

(a)       The shares of stock in the Corporation shall be represented by certificates or uncertificated, provided that the Board of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Any such resolution shall not apply to any such shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution or resolutions by the Board of the Corporation, each certificate shall be signed by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of certificated shares owned by such stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issuance. Certificates representing shares of stock of the Corporation may bear such legends regarding restrictions on transfer or other matters as any officer or officers of the Corporation may determine to be appropriate and lawful. Without limiting the foregoing, the Lock-Up Securities shall carry appropriate legends indicating the restrictions on Transfer imposed by Section 5.05, including any legends or notices required by applicable law.

(b)      If the Corporation is authorized to issue more than one (1) class of stock or more than one (1) series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise required by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated shares of any class or series of stock, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series and the qualifications, limitations or restrictions of such preferences and/or rights.

(c)       Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 5.02     Transfers of Stock. Subject to Section 5.05 and any restrictions on transfer and unless otherwise provided by the Board, shares of stock may be transferred only on the books of the Corporation, if such shares are certificated, by the surrender to the Corporation or its transfer agent of the certificate therefore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or upon proper instructions from the holder of uncertificated shares, in each case with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

Section 5.03     Lost Certificates. In case any certificate of stock shall be lost, stolen or destroyed, the Board, in its discretion, or any officer or officers thereunto duly authorized by the Board, may authorize the issue of a substitute certificate of stock or uncertificated shares in place of the certificate so lost, stolen or destroyed; provided, however, that, in each such case, the applicant for a substitute certificate or uncertificated shares shall furnish evidence to the Corporation, which it determines in its discretion is satisfactory, of the loss, theft or destruction of such certificate and of the ownership thereof, and also such security or indemnity as may be required by it.

Section 5.04     Determination of Holders of Record for Certain Purposes. In order to determine the stockholders or other holders of securities entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of capital stock or

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other securities or for the purpose of any other lawful action, the Board may fix, in advance, a record date, not more than sixty (60) days prior to the date of payment of such dividend or other distribution or allotment of such rights or the date when any such rights in respect of any change, conversion or exchange of stock or securities may be exercised, and in such case only holders of record on the date so fixed shall be entitled to receive payment of such dividend or other distribution or to receive such allotment of rights, or to exercise such rights, notwithstanding any transfer of any stock or other securities on the books of the Corporation after any such record date fixed as aforesaid. No record date shall precede the date on which the Board establishes such record date.

Section 5.05     Lock-Up.

(a)       Subject to Section 5.05(b), the Locked-Up Holders may not Transfer any Lock-Up Securities until the end of the Lock-Up Period.

(b)      Notwithstanding Section 5.05(a), the Locked-Up Holders or their respective Permitted Transferees may Transfer Lock-Up Securities during the Lock-Up Period (i) to a Permitted Transferee, (ii) by will or other testamentary document or intestate succession upon the death of such Locked-Up Holder, (iii) pursuant to a court order or settlement agreement or other domestic order related to the distribution of assets in connection with the dissolution of marriage or civil union, (iv) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, (v) to the Corporation in connection with the “net” or “cashless” exercise of options, warrants or other rights to purchase shares of Common Stock held by such Locked-up Holder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement, or (vi) to the Corporation pursuant to any contractual arrangement in effect on the date of the adoption of these Bylaws that provides for the repurchase of shares of Common Stock in connection with the termination of such Locked-Up Holder’s employment with or services to the Corporation; provided, however, that, in the case of each of clauses (i), (ii) and (iii), (x) any such transfer shall not involve a disposition for value, (y) each applicable transferee shall enter into a written agreement with the Corporation agreeing to be bound by the transfer restrictions set forth in this Section 5.05; and (z) there shall be no further Transfer of such Lock-Up Securities except in accordance with these Bylaws.

ARTICLE VI
CORPORATE SEAL

Section 6.01     Seal. The Board may provide a suitable seal containing the name of the Corporation.

Section 6.02     Affixing and Attesting. The seal of the Corporation shall be in the custody of the Secretary, who shall have power to affix it to the proper corporate instruments and documents, and who shall attest it. In his or her absence, it may be affixed and attested by an Assistant Secretary, or by the Treasurer or an Assistant Treasurer or by any other person or persons as may be designated by the Board.

ARTICLE VII
EMERGENCY BYLAWS

Section 7.01     Emergency Bylaws. This Article VII shall be operative during any Emergency, notwithstanding any different or conflicting provision of the preceding Sections of these Bylaws or in the Certificate. To the extent not inconsistent with the provisions of this Article VII, the preceding Sections of these Bylaws and the provisions of the Certificate shall remain in effect during such Emergency, and upon termination of such Emergency, the provisions of this Article VII shall cease to be operative unless and until another Emergency shall occur.

Section 7.02     Meetings; Notice. During any Emergency, a meeting of the Board or any committee thereof may be called by any member of the Board, or such committee, or by the Chair, the Chief Executive Officer, the President or the Secretary of the Corporation. Notice of the place, date and time of the meeting shall be given by any available means of communication by the person calling the meeting to such of the Directors or committee members and Designated Officers as, in the judgment of the person calling the meeting, it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

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Section 7.03     Quorum. At any meeting of the Board called in accordance with Section 7.02, the presence or participation of one Director shall constitute a quorum for the transaction of business. In the event that no directors are able to attend a meeting of the Board or any committee thereof, then the Designated Officers in attendance shall serve as Directors, or committee members, as the case may be, for the meeting, without any additional quorum requirement and will have full powers to act as Directors, or committee members, as the case may be, of the Corporation.

Section 7.04     Liability. No officer, Director or employee of the Corporation acting in accordance with the provisions of this Article VII shall be liable except for willful misconduct.

ARTICLE VIII
MISCELLANEOUS

Section 8.01     Fiscal Year. The fiscal year of the Corporation shall end on the last day of each calendar year (i.e., December 31), unless changed by resolution of the Board.

Section 8.02     Signatures on Negotiable Instruments. All bills, notes, checks or other instruments for the payment of money shall be signed or countersigned by such officers or agents and in such manner as, from time to time, may be prescribed by resolution (whether general or special) of the Board, or may be prescribed by any officer or officers, or any officer and agent jointly, thereunto duly authorized by the Board.

Section 8.03     Execution of Proxies. The President, or, in his or her absence or his or her disability, any Vice President, may authorize, from time to time, the execution and issuance of proxies to vote shares of stock or other securities of other corporations held of record by the Corporation and the execution of consents to action taken or to be taken by any such corporation. All such proxies and consents, unless otherwise authorized by the Board, shall be signed in the name of the Corporation by the Chair, the President or any Vice President.

Section 8.04     References to Article and Section Numbers and to the Bylaws and the Certificate. Whenever in these Bylaws reference is made to an Article or Section number, such reference is to the number of an Article or Section of these Bylaws. Whenever in these Bylaws reference is made to the Bylaws, such reference is to these Bylaws of the Corporation, as amended, and whenever reference is made to the Certificate, such reference is to the Certificate of the Corporation, as amended, including all documents deemed by the DGCL to constitute a part thereof.

Section 8.05     References to the DGCL and Exchange Act. Whenever in the Bylaws reference is made to the DGCL and any Section thereunder, the Exchange Act and the rules and regulations promulgated thereunder, as well as any Section or schedule thereunder, such references include any corresponding successor law, section, rule, form, item, instructions, regulation, provision or schedule.

ARTICLE IX
AMENDMENTS

Section 9.01     Amendments. These Bylaws may be adopted, altered, amended or repealed, at any annual or special meeting of stockholders, duly called and upon proper notice thereof, by the affirmative vote of a majority of the votes cast for and against the adoption, alteration, amendment or repeal by the holders of shares of stock present in person or represented by proxy at the meeting and entitled to vote on the adoption, alteration, amendment or repeal, or by the Board at any valid meeting by the affirmative vote of a majority of the whole Board; provided that in the case of a special meeting of stockholders, notice of such proposed adoption, alteration, amendment or repeal must be included in the notice of meeting.

ARTICLE X
DEFINITIONS

As used in these Bylaws, the following terms have the meanings specified in this ARTICLE X:

“Acceptable Delivery Method” means delivery in writing to the Secretary of the Corporation by registered mail addressed to the Secretary at the principal executive offices of the Corporation, return receipt requested.

An “Affiliate” of a person shall mean another person that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such person.

“affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

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“associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“beneficially owned” (and its correlative terms) has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act.

“Chair” means the Chair of the Corporation’s Board of Directors.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Competitor” means any entity that is engaged in the design, development, commercialization, marketing, distribution or sale of small modular reactors, or other products or services that compete with or are alternatives to the services provided by the Corporation or any subsidiary thereof.

“Corporation Securities” means any capital stock or other securities (including stock options and warrants) of the Corporation.

“Derivative Instrument” means any derivative instruments, profit interests, options, warrants, convertible securities, stock appreciation or other rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Corporation Securities or the voting rights thereof or with a value derived in whole or in part from the value of any Corporation Securities or any other contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any Corporation Securities, in each case, whether or not such instrument, contract or right shall be subject to settlement in the underlying Corporation Security.

“Designated Officer” means an officer identified on a numbered list of officers of the Corporation who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, Directors, or members of a committee of the Board, as the case may be, for purposes of obtaining a quorum during an Emergency, if a quorum of Directors or committee members, as the case may be, cannot otherwise be obtained during such Emergency, which officers have been designated by the Board from time to time but in any event prior to such time or times as an Emergency may have occurred.

“DGCL” means the General Corporation Law of the State of Delaware.

“electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information).

“electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique username or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

“electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one (1) or more electronic networks or databases (including one (1) or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Emergency” means any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL or other similar emergency condition (including a pandemic), as a result of which a quorum of the Board or a committee thereof cannot readily be convened for action.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“immediate family” means with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and stepchildren and parents) of such person and his or her spouse and siblings.

“Locked-Up Holders” means the holders of Lock-Up Securities.

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“Lock-Up Period” means the period beginning on the closing date of the Transaction and ending on the date that (i) is one hundred eighty (180) days after the closing date of the Transaction, or (ii) if, subsequent to the closing date of the Transaction, the closing price of Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, share consolidations, rights issuances, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the closing date of the Transaction, or (iii) subsequent to the closing date of the Transaction, the date on which the Corporation completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Corporation’s stockholders having the right to exchange their shares for cash, securities or other property.

“Lock-Up Securities” means (i) the shares of Common Stock received by the stockholders of the Transaction Counterparty after the date of adoption of these Bylaws as a result of the merger contemplated by the Transaction, (ii) the other Corporation Securities received by the stockholders of the Transaction Counterparty after the date of adoption of these Bylaws as a result of the merger contemplated by the Transaction, and (iii) the shares of Common Stock subject to such other Corporation Securities. (For the avoidance of doubt, shares of Common Stock deemed issued in connection with the Domestication (as defined in the Transaction Agreement) shall not constitute Lock-Up Securities.

“Permitted Transferee” means, with respect to a transfer of shares made pursuant to Section 5.05, (i) the members of a Locked-Up Holder’s immediate family, (ii) any trust for the direct or indirect benefit of such Locked-Up Holder or the immediate family of such Locked-Up Holder, (iii) if such Locked-Up Holder is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, (iv) if such Locked-Up Holder is an entity, a distribution to limited partners, stockholders, members or owners of similar equity interests in such Locked-Up Holder (x) pro rata in accordance with its charter documents or (y) upon the liquidation and dissolution of such Locked-Up Holder, or (v) any Affiliate of such Locked-Up Holder.

“Proposed Nominee” means any and each person whom the Proposing Stockholder proposes to nominate for election or re-election as a director.

“Proposing Stockholder” means any stockholder proposing nominations pursuant to Section 2.03(d).

“Qualified Representative” of a stockholder means a person who is duly authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to the Secretary to act for such stockholder as proxy at a specified meeting of stockholders. The Qualified Representative must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

“Questionnaire” means, as to each person whom a Proposing Stockholder proposes to nominate for election or reelection to the Board, a director’s and officers’ questionnaire in the form provided by the Corporation pursuant to Section 2.03(d)(iii)(A)(4) and signed by such Proposed Nominee.

“Short Interest” shall mean any agreement, arrangement, understanding or relationship (including any repurchase or so called “stock borrowing” agreement or arrangement) the effect or intent of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any Corporation Securities or manage risk with respect to any Corporation Securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Corporation Securities.

A “Stockholder Associated Person” means, as to any Proposing Stockholder (i) any person who is a member of a “group” (as such term is used in Rule 13d-5 of the Exchange Act) with such stockholder, (ii) any beneficial owner of shares of capital stock of the Corporation on whose behalf the request, proposal or nomination is being made (other than a stockholder that is a depositary), (iii) any affiliate or associate of such stockholder or any such beneficial owner, and (iv) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder, beneficial owner or any Stockholder Associated Person in respect of any requests, proposals or nominations, as applicable.

“Target Security Holders” means each of the holders of “Company Securities” (as such term is defined in the Transaction Agreement at the time of the closing of the Transaction.

“Transfer” means to (a) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to

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purchase, or otherwise transfer or dispose of, directly or indirectly, any Lock-Up Securities, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities, whether any such transaction is to be settled by delivery of such Lock-Up Securities or other securities, in cash or otherwise, or (c) publicly disclose the intention to do any of the foregoing.

“Transaction” means the consummation of the merger of Tesseract Merger Sub Inc., a Delaware corporation and a subsidiary of the Corporation, with and into NuCube Energy, Inc., a Delaware corporation, with NuCube Energy, Inc. surviving, pursuant to and as contemplated by the Transaction Agreement.

“Transaction Agreement” means that certain Business Combination Agreement dated June 25, 2026, by and among the Corporation, Tesseract Merger Sub Inc., a Delaware corporation, the Transaction Counterparty, and the other persons party thereto, as amended from time to time.

“Transaction Counterparty” means NuCube Energy, Inc., a Delaware corporation.

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Annex E

NuCube Holdings, Inc.
2026 Equity Incentive Plan

Section 1.            Effectiveness and Purpose. This NuCube Holdings, Inc. 2026 Equity Incentive Plan (as may be amended from time to time, this “Plan”) is hereby established effective as of the Effective Date (as defined below). The purpose of this Plan is to provide the opportunity to receive grants of equity awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, and other stock-based awards to (i) employees of NuCube Holdings, Inc., a Delaware corporation formerly known as Launch Two Acquisition Corp. (together with its successors, the “Company”), and its Subsidiaries (as defined below), (ii) non-employee members of the Board of Directors of the Company, and (iii) certain consultants and advisors who perform services for the Company or its Subsidiaries. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Plan replaces the Prior Plan for awards granted on or after the Effective Date. Awards may not be granted under the Prior Plan beginning on the Effective Date[, but the adoption and effectiveness of this Plan will not affect the terms or conditions of any outstanding awards granted under the Prior Plan or any other plan prior to the Effective Date.]

Section 2.            Definitions. The following terms shall have the meanings set forth below for purposes of this Plan:

(a)         “Award” means an Option, SAR, Stock Award, Stock Unit or Other Stock-Based Award granted under the Plan.

(b)         “Award Agreement” means the written agreement that sets forth the terms and conditions of an Award, including all amendments thereto.

(c)         “Board” means the Board of Directors of the Company.

(d)         “Cause” has the meaning given to that term, “just cause” or any similar term in any written employment agreement, offer letter or severance agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Award Agreement, Cause means a finding by the Committee that the Participant (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to Persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Employer, (v) has violated the code of conduct or any other applicable policies of the Employer or the Company or (vi) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(e)         “CEO” means the Chief Executive Officer of the Company.

(f)          “Change in Control” means, unless otherwise set forth in an Award Agreement, the occurrence of any of the following:

(i)          any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than [fifty percent (50%)] of the voting power of the then-outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect Subsidiary of another Person and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than fifty percent (50%) of the voting power of the then-outstanding securities of such other Person;

(ii)         the consummation of (A) a merger or consolidation of the Company with another Person where, immediately after the merger or consolidation, the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than fifty percent (50%) of all votes to which all stockholders of the surviving Person would be entitled in the election of

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directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company;

(iii)        a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(iv)        the consummation of a complete dissolution or liquidation of the Company.

The Committee may modify the definition of Change in Control for a particular Award as the Committee deems appropriate to comply with Section 409A of the Code or otherwise. Notwithstanding the foregoing, if an Award constitutes deferred compensation subject to Section 409A of the Code and the Award provides for payment upon a Change in Control, then, for purposes of such payment provisions, no Change in Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

(g)         “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h)         “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. The Committee shall consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Company Stock is at the time primarily traded.

(i)          “Company Stock” means common stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for Company Stock pursuant to Section 5(c).

(j)          “Disability” or “Disabled” means, unless otherwise set forth in the Award Agreement, a Participant’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Participant and if the Employer does not have a long-term disability plan, a Participant becoming disabled within the meaning of Section 22(e)(3) of the Code.

(k)         “Dividend Equivalent” means an amount determined by multiplying the number of shares of Company Stock subject to a Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Company Stock in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(l)          “Effective Date” means the date the Plan is approved by the Company’s stockholders.

(m)        “Employed by, or providing service to, the Employer” means employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units, and Other Stock-Based Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a Subsidiary of the Company and that entity ceases to be a Subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a Subsidiary of the Company, unless the Participant transfers employment or service to an Employer. If a Participant has military, sick leave or other bona fide leave, the Participant will not be deemed to cease employment or service solely as a result of such leave; provided that such leave does not exceed the longer of 90 days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or contract. To the extent consistent with applicable law, the Committee may provide that Awards continue to vest for all or a portion of the period of such leave, or that vesting shall be tolled during such leave and only re-commence upon the Participant’s return from such leave.

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(n)         “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(o)         “Employer” means the Company and each of its Subsidiaries that acts as the employer or service recipient for a Participant.

(p)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)         “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(r)          “Fair Market Value” means:

(i)          If the Company Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.

(ii)         If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method authorized under the Code.

(s)          “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(t)          “Key Advisor” means a consultant or advisor of the Employer.

(u)         “Non-Employee Director” means a member of the Board who is not an Employee.

(v)         “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under Section 422 of the Code.

(w)        “Option” means an option to purchase shares of Company Stock, as described in Section 7.

(x)         “Other Stock-Based Award” means any Award based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award, or SAR), as described in Section 11.

(y)         “Participant” means an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.

(z)         “Performance Goals” means the business criteria selected by the Company to measure the level of performance of the Company or a Subsidiary during a performance period, which may include, but are not limited to, one or more of the following criteria: (i) revenue, organic revenue, net sales, or new-product revenue or net sales, (ii) achievement of specified milestones in the discovery and development of the Company’s technology or of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, (xx) working capital targets, (xxi) achievement of specified

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milestones relating to corporate partnerships, collaborations, license transactions, distribution arrangements, mergers, acquisitions, dispositions or similar business transactions, (xxii) employee retention and recruiting and human resources management, (xxiii) strategic goals or objectives; and (xxiv) other applicable criteria as determined by the Committee.

(aa)        “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(bb)       “Prior Plan” means the NuCube Energy, Inc. 2023 Equity Incentive Plan.

(cc)        “SAR” means a stock appreciation right, as described in Section 10.

(dd)       “Stock Award” means an award of Company Stock, as described in Section 8.

(ee)        “Stock Unit” means an award of a contractual right to receive one or more shares of Company Stock, cash or combination thereof, as described in Section 9, and denominated in a number of shares of Company Stock specified in an Award Agreement.

(ff)         “Subsidiary” means any entity that directly or indirectly is controlled by the Company (the term “control” for this purpose means the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managing member or the majority of the managers, as applicable, of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the voting equity interests in the specified Person). With respect to the requirements applicable to Incentive Stock Options in Section 7, “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of the Company.

(gg)       “Substitute Awards” means shares issued or transferred under Grants made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction.

Section 3.            Administration.

(a)         Committee. The Plan shall be administered and interpreted by the Committee; provided, however, that any Awards to members of the Board must be authorized by a majority of the Board. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, the Committee, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board, the Committee, or such subcommittee or the CEO.

(b)         Delegation. The Committee in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Grants to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of this Plan and the Committee’s prior delegation. Any delegation by the Committee pursuant to this Section shall be subject to such conditions and limitations as may be determined by the Committee and shall be subject to and limited by applicable law or regulation, including without limitation any applicable rules under the Delaware General Corporation Law (or any successor provision), the rules and regulations of the [Nasdaq Capital Market] or such other securities exchange on which the Company Stock is then listed.

(c)         Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Awards to be made to each such individual, (iii) determine the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, which may be based on the attainment of Performance Goals, (iv) determine the amounts payable based on attainment of Performance Goals, including discretion to make such adjustments (positive or negative) to

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the amounts payable as the Committee deems appropriate and in the best interests of the Company, (v) amend the terms of any previously issued Award, subject to the provisions of Section 18 below, (vi) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside of the United States who receive Awards under the Plan, and (vii) deal with any other matters arising under the Plan.

(d)         Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of this Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of this Plan and need not be uniform as to similarly situated individuals.

(e)         Indemnification. No member of the Committee or the Board, and no employee of the Company or any Subsidiary shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a Subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of this Plan, except in circumstances involving such person’s bad faith or willful misconduct.

Section 4.            Awards.

(a)         General. Awards under the Plan may consist of Options as described in Section 7, Stock Awards as described in Section 8, Stock Units as described in Section 9, SARs as described in Section 10, and Other Stock-Based Awards as described in Section 11. All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Award Agreement. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, such Participant’s beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of this Plan need not be uniform as among the Participants.

(b)         Dividends and Dividend Equivalents. Notwithstanding anything to the contrary herein, any dividends or Dividend Equivalents granted in connection with Awards under the Plan shall vest and be paid only if and to the extent the underlying Awards vest and are paid.

Section 5.            Shares Subject to the Plan.

(a)         Shares Authorized.

(i)          Subject to adjustment as described below in Sections 5(b) and 5(e) below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be [•]1 shares of Company Stock; plus any shares of Company Stock reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan as of the Effective Date, plus any shares of Company Stock subject to any outstanding awards under the Prior Plan that, following the Effective Date, expire, or are terminated, surrendered, cancelled or forfeited for any reason without issuance of such shares of Company Stock.

(ii)         Subject to adjustment as described below in Sections 5(b) and 5(e) below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed the number of shares of Company Stock set forth in Section 5(a)(i).

____________

1        Note to draft: Number to be inserted equal to 12% of the fully diluted capitalization of the Company after giving effect to the closing of the business combination between the Company and NuCube Energy, Inc.

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(iii)        The total number of shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to the lesser of (i) 2.5% of outstanding shares on the last day of the immediately preceding fiscal year and (ii) such number of shares as determined by the Committee in its discretion.

(iv)        Shares underlying Substitute Awards and shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise, appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of shares remaining available for grant hereunder.

(b)         Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of this Plan. If and to the extent Options or SARs granted under the Plan, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Awards shall again be available for purposes of this Plan. If shares of Company Stock otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of shares of Company Stock available for issuance under the Plan shall be reduced only by the net number of shares actually issued by the Company upon such exercise and not by the gross number of shares as to which such Option is exercised. Upon the exercise of any SAR under the Plan, the number of shares of Company Stock available for issuance under the Plan shall be reduced by only by the net number of shares actually issued by the Company upon such exercise. If shares of Company Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Award or the issuance of Company Stock thereunder, then the number of shares of Company Stock available for issuance under the Plan shall be reduced by the net number of shares issued, vested or exercised under such Award, calculated in each instance after payment of such share withholding. To the extent any Awards are paid in cash, and not in shares of Company Stock, any shares previously subject to such Awards shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.

(c)         Substitute Awards. Substitute Awards shall not reduce the number of shares of Company Stock available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements). Additionally, in the event that a company acquired by the Company or any Subsidiary with which the Company or any Subsidiary combined has shares available under a preexisting plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Company Stock authorized for grant under the Plan (and shares of Company Stock subject to such Awards shall not be added to the shares of Company Stock available for Awards under the Plan as provided in Section 5(a)); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the preexisting plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition or combination. Notwithstanding the foregoing, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended be an Incentive Stock Option within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Company Stock available for the grant of Incentive Stock Options under the Plan.

(d)         Individual Limits for Non-Employee Directors. Subject to adjustment as described below in Section 5(e), the maximum aggregate grant date value of shares of Company Stock subject to Awards granted to any Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director for services rendered during the calendar year, shall not exceed $750,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

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(e)         Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Company Stock available for issuance under the Plan, the maximum number and kind of shares of Company Stock that may be issued pursuant to Incentive Stock Options granted under the Plan, the maximum amount of Awards which a Non-Employee Director may receive in any year, the number and kind of shares covered by outstanding Awards, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. In addition, in the event of a Change in Control, the provisions of Section 13 of this Plan shall apply. Any adjustments to outstanding Awards shall be consistent with Section 409A or 424 of the Code, to the extent applicable. Subject to Section 18(b), the adjustments of Awards under this Section 5(e) shall include adjustment of shares, Exercise Price of Options, base amount of SARs, Performance Goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

Section 6.            Eligibility for Participation.

(a)         Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)         Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Awards and shall determine the number of shares of Company Stock subject to a particular Award in such manner as the Committee determines.

Section 7.            Options. The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)         Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Award of Options to Employees, Non-Employee Directors and Key Advisors.

(b)         Type of Option and Exercise Price.

(i)          The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or Subsidiary corporations, as defined in Section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)         The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

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(c)         Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(d)         Exercisability of Options. Subject to Section 4(b), Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Award Agreement. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)         Awards to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(f)          Termination of Employment or Service. Except as provided in the Award Agreement, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer. The Committee shall determine in the Award Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g)         Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash or by check, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, by withholding shares of Company Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)         Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Section 8.            Stock Awards. The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)         General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. Subject to Section 4(b), the Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based on the achievement of specific Performance Goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Award Agreement as the “Restriction Period.”

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(b)         Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)         Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)         Restrictions on Transfer. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 16 below. Each certificate, or electronic book-entry equivalent, for a share subject to a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Award. The Participant shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Administrator may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)         Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right: (i) to vote shares of Stock Awards and (ii) subject to Section 4(b), to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals.

(f)          Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 9.            Stock Units. The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)         Crediting of Units. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of this Plan.

(b)         Terms of Stock Units. Subject to Section 4(b), the Committee may grant Stock Units that vest and are payable if specified Performance Goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee may accelerate vesting or payment, as to any or all Stock Units at any time for any reason; provided such acceleration complies with Section 409A of the Code. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)         Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Participant’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)         Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 10.          Stock Appreciation Rights. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)         General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at

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the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(b)         Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)         Exercisability. Subject to Section 4(b), a SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)         Awards to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(e)         Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Section 10(a).

(f)          Form of Payment. The appreciation in a SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 11.          Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 7, 8, 9 and 10) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Subject to Section 4(b), Other Stock-Based Awards may be awarded subject to the achievement of Performance Goals or other criteria or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 12.          Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units or Other Stock-Based Awards in an applicable Award Agreement or at any point following the grant of such Award. Dividend Equivalents, subject to Section 4(c), may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms and conditions as the Committee shall determine. For the avoidance of doubt, dividends or Dividend Equivalents shall not be granted in connection with Options or SARs.

Section 13.          Consequences of a Change in Control.

(a)         Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with grants (which may be in respect to cash, securities, or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change

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in Control, references to the “Company” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law. For purposes of the foregoing, an Award under the Plan shall not be treated as continued, assumed, or replaced on comparable terms unless it is continued, assumed, or replaced with substantially equivalent terms, including, without limitation, the same vesting terms.

(b)         Vesting Upon Certain Terminations of Employment. Unless the Committee determines otherwise or the applicable Award Agreement provides otherwise, if a Participant’s employment or services with the Employer is terminated by the Employer without Cause upon or within twelve (12) months following a Change in Control, the Participant’s outstanding Awards shall become fully vested as of the date of such termination; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award Agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 13(b) shall be calculated.

(c)         Other Alternatives. In the event of a Change in Control, if any outstanding Awards are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or Subsidiary of the surviving corporation), the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding Awards, including, without limitation, taking any of the following actions (or combination thereof) with respect to any or all outstanding Awards, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Stock Units, Other Stock-Based Awards or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock does not exceed the per share Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR.

Section 14.          Deferrals. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Award. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of Section 409A of the Code.

Section 15.          Withholding of Taxes.

(a)         Required Withholding. All Awards under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Awards or exercising Awards pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Awards, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Awards, or the Employer may take such other action as the Committee may deem advisable to enable the Employer to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(b)         Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Awards paid in Company Stock to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

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Section 16.          Transferability of Awards.

(a)         Nontransferability of Awards. Except as described in Section 16(b), only the Participant may exercise rights under an Award during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of such sucecesor’s right to receive the Award under the Participant’s will or under the applicable laws of descent and distribution.

(b)         Transfer of Nonqualified Stock Options and Stock Awards. Notwithstanding the foregoing, the Committee may provide, in an Award Agreement or at such other time after the grant of an award, that a Participant may transfer Nonqualified Stock Options or Stock Awards to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option or Stock Award and the transferred Option or Stock Award shall continue to be subject to the same terms and conditions as were applicable to the Option or Stock Award immediately before the transfer.

Section 17.          Requirements for Issuance or Transfer of Shares. No Company Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award on the Participant’s undertaking in writing to comply with such restrictions on such Participant’s subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates, or electronic book entry equivalents, representing such shares may be legended to reflect any such restrictions. Certificates, or electronic book entry equivalents, representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 18.          Amendment and Termination of this Plan.

(a)         Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)         No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Company Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Company Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or base price of such SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.

(c)         Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d)         Termination and Amendment of Outstanding Awards. A termination or amendment of this Plan that occurs after an Award is made shall not materially impair the rights of a Participant with respect to such Award unless the Participant consents or unless the Committee acts under Section 19(f) below. The termination of this Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Participant consistent with the Plan.

Annex E-12

Section 19.          Miscellaneous.

(a)         Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Awards under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. The Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Awards as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.

(b)         Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)         Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under the Plan.

(d)         Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)         No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Award. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)          Compliance with Law.

(i)          The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Awards shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that, to the extent applicable, Awards comply with the requirements of Section 409A of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Section 422 or 409A of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii)         The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of Section 409A of the Code or (B) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.

Annex E-13

(iii)        Any Award that is subject to Section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination and identification of “Key Employees”, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(iv)        Notwithstanding anything in the Plan or any Award agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company or any Subsidiary or Subsidiary of the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

(g)         Awards in Foreign Countries; Establishment of Subplans. The Committee has the authority to award Awards to Participants who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy, or custom, while furthering the purposes of this Plan. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of this Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected. Notwithstanding the foregoing, the Committee may not approve any sub-plan inconsistent with the terms or share limits in the Plan or which would otherwise cause the Plan to cease to satisfy any conditions under Rule 16b-3 under the 1934 Act.

(h)         Company Policies and Clawback Rights.

(i)          All Awards under the Plan shall be subject to any applicable share trading policies and other policies that may be approved or implemented by the Board or the Committee from time to time, whether or not approved before or after the Effective Date.

(ii)         All Awards and amounts payable under the Plan are additionally subject to the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the date of grant of an Award (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of this Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under this Plan).

(iii)        Subject to the requirements of applicable law, the Committee may provide in any Award Agreement that, if a Participant breaches any restrictive covenant obligation or agreement between the Participant and the Employer (which may be set forth in any Award Agreement) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within a specified period of time thereafter, all Awards held by the Participant shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Award and delivery of shares upon such exercise or vesting (including pursuant to dividends and Dividend Equivalents), as applicable

Annex E-14

on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Participant shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Award (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant agreement (including a Participant’s Award Agreement containing restrictive covenants) or activity constituting Cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer.

(i)          Governing Law; Jurisdiction. The validity, construction, interpretation and effect of this Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of Delaware, without giving effect to the conflict of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Plan and Awards made hereunder shall be brought only in Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.

/// end

Annex E-15

ANNEX F

Execution Copy

AMENDMENT TO LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into as of June 25, 2026 (the “Execution Date”), by and among (i) Launch Two Acquisition Corp., a Cayman Islands exempted company (together with its successors, the “Company”), (ii) Launch Two Sponsor LLC, a Delaware limited liability company (the “Sponsor”), (iii) NuCube Energy, Inc., a Delaware corporation (the “Target”), and (iv) the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team and who is referred to as an “Insider” pursuant to the terms of the Letter Agreement (as defined below). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Letter Agreement (as defined below) (and if such term is not defined in the Original Letter Agreement, then in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, Company, the Sponsor and the undersigned Insiders are parties to that certain Letter Agreement, dated as of October 7, 2024 (the “Original Letter Agreement” and, as amended by this Amendment, the “Letter Agreement”), pursuant to which the Sponsor and the undersigned Insiders agreed, among other matters, to (i) waive their redemption rights with respect to their Class A Ordinary Shares that they may have in connection with the consummation of the proposed Business Combination, (ii) waive their rights to liquidating distributions from the trust account with respect to their Founder Shares (although they will be entitled to liquidating distributions from the trust account with respect to any Offering Shares), (iii) vote any Ordinary Shares owned by it, him or her in favor of any proposed Business Combination for which the Company seeks approval, and (iv) comply with certain transfer restrictions with respect to the Founder Shares (or the Class A Ordinary Shares issuable upon conversion of the Founder Shares) and the Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants);

WHEREAS, on or about the date hereof, the Company, Tesseract Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), the Target and certain other persons party thereto entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions (the “Transactions”) contemplated by the Business Combination Agreement (the “Closing”), (a) prior to the Merger (as defined below), the Company will continue out of the Cayman Islands and become domesticated as a corporation in the State of Delaware (the “Domestication”); and (b) Merger Sub will merge with and into the Target, with the Target continuing as the surviving entity (the “Merger”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable Law;

WHEREAS, the parties hereto desire to amend the Original Letter Agreement to amend the Lock-up applicable to the Founder Shares and to conform certain references therein to reflect the Domestication, all as provided herein; and

WHEREAS, pursuant to Section 12 of the Original Letter Agreement, the Original Letter Agreement may be amended with the written consent of all parties thereto.

Annex F-1

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Amendments to the Letter Agreement.    Effective upon the Closing, the Original Letter Agreement is hereby amended as follows:

(a)         The defined terms in this Amendment, including without limitation in the preamble and recitals hereto, and the definitions incorporated herein by reference from the Business Combination Agreement, are hereby added to the Letter Agreement as if they were set forth therein.

(b)         Section 8(a) of the Original Letter Agreement is hereby deleted in its entirety and replaced with the following:

“(a)Subject to the exceptions set forth herein, the Sponsor and each Insider agree not to Transfer the shares of Common Stock issuable in exchange for the Founder Shares held by it, him or her until the earlier of (i) the date that is 180 days after the completion of a Business Combination or earlier if the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share consolidations, share capitalizations, stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the completion of a Business Combination and (ii) the date on which the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up”).”

(c)         References to Ordinary Shares. The terms “Offering Shares,” “Class A Ordinary Shares,” “Class B Ordinary Shares,” “Ordinary Shares,” and “Founder Shares”, as used in the Letter Agreement shall include without limitation any and all shares of SPAC Common Stock into which any such securities will convert in the Domestication.

2.           Termination.    In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

3.           Intended Third Party Beneficiary.    From and after the Execution Date and continuing until the earlier of (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) Closing Date, the Target shall be an intended third-party beneficiary of Section 8 of the Letter Agreement and shall be entitled to enforce such Section 8 as an actual party thereto. Each of the parties to the Letter Agreement agrees that Section 8 of the Letter Agreement shall not be modified or amended and no waiver shall be granted without the express prior written consent of the Target.

4.           Miscellaneous.    Except as expressly provided in this Amendment, all of the terms and provisions in the Original Letter Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Letter Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Letter Agreement in the Original Letter Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Letter Agreement, as amended by this Amendment (or as the Letter Agreement may be further amended or modified in accordance with the terms thereof and hereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Letter Agreement, including without limitation Section 12 thereof.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

Annex F-2

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Amendment to Letter Agreement as of the Execution Date.

Sincerely,
LAUNCH TWO SPONSOR LLC
By:	/s/ Ryan Gilbert
Name:	Ryan Gilbert
Title:	Managing Member
LAUNCH TWO ACQUISITION CORP.
By:	/s/ Jurgen Van de Vyver
Name:	Jurgen Van de Vyver
Title:	CFO
NUCUBE ENERGY, Inc.
By:	/s/ Cristian Rabiti
Name:	Cristian Rabiti
Title:	Chief Executive Officer

{Signature Page to Amendment to Letter Agreement}

Annex F-3

/s/ James J. McEntee, III
Name:	James J. McEntee, III
/s/ Jurgen Van de Vyver
Name:	Jurgen Van de Vyver
/s/ Lynn Eisenhart
Name:	Lynn Eisenhart
/s/ Jeffrey M. Shanahan
Name:	Jeffery M. Shanahan
/s/ Alfred J. Pierce III
Name:	Alfred J. Pierce III

{Signature Page to Amendment to Letter Agreement}

Annex F-4

CONSENT TO AMENDMENT

The undersigned, Cantor Fitzgerald & Co., acknowledges (i) receipt of the Amendment to Letter Agreement to which this Consent to Amendment is attached, and (ii) the third party beneficiary rights granted to the Target in respect of Section 8 of the Letter Agreement, and hereby (a) consents, pursuant to Section 7.3 of the Underwriting Agreement between the Company and the undersigned dated October 7, 2024 (the “Underwriting Agreement”), to the amendments to the Letter Agreement effected by such Amendment to Letter Agreement, and (b) agrees for the benefit of the Target to, from and after the date of this Consent to Amendment and continuing until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, (x) enforce the Underwriting Agreement in accordance with its terms, including in respect of Sections 3.6.2 (“Compensation to Insiders”) and 7.3 (“Insider Letters”) thereof, and (y) not amend, modify or waive any provision of the Underwriting Agreement without the prior written consent of the Target.

Capitalized terms used in this Consent to Amendment that are not defined herein have the meanings assigned to such terms in the Amendment to Letter Agreement to which this Consent to Amendment is attached.

CANTOR FITZGERALD & CO.
By:	/s/ David Batalion
Name:	David Batalion
Title:	Senior Managing Director

{Signature Page to Amendment to Letter Agreement}

Annex F-5

Annex G

June 18, 2026

Board of Directors
Launch Two Acquisition Corp.
180 Grand Avenue, Suite 1530
Oakland, CA 94612

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Launch Two Acquisition Corp. (the “Client”, “LPBB” or “SPAC”) intends to pursue a business combination transaction (the “Transaction”) with NuCube Energy, Inc. a Delaware corporation, together with its affiliates (“NuCube” or the “Company”), pursuant to a non-binding letter of intent (“LOI”) between the SPAC and the Company dated as of March 31, 2026. The LOI contemplates a $500 million pre-money valuation of the Company’s equity, plus additional consideration to be paid in the form of up to 12,575,000 restricted earnout shares (“Earnout Shares”) of common stock (collectively, “Purchase Price”). At the closing of the Transaction (“Closing”), all outstanding equity and equity equivalents of the Company will be converted into the surviving entity (“PubCo”) common shares, options and warrants that will represent an aggregate number of newly issued PubCo common shares equal to the Purchase Price divided by the LPBB trust redemption price. This Opinion is conditioned upon the terms of the final Transaction being consistent in all material respects with this definition of the Transaction.

Pursuant to an engagement letter dated April 20, 2026, the Board of Directors of the SPAC (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion (the “Opinion”), whether or not favorable, as to whether, as of the date of such Opinion, (i) the consideration to be issued or paid in the Transaction is fair, from a financial point of view to the SPAC and its shareholders and (ii) the Company has an aggregate fair market value equal to at least 80 percent of the balance of the funds in SPAC’s trust account (excluding deferred underwriting commissions and taxes payable).

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•     Held discussions with certain members of SPAC management (“SPAC Management”) and Company management (“Company Management”) regarding the Transaction, the business of NuCube, and the future outlook for the Company;

•     Review of information provided by Client and the Company including, but not limited to:

•        Non-binding letter of intent between LPBB and NuCube, dated March 31, 2026;

•        NuCube unaudited financial statements from inception through March 31, 2026;

•        The LPBB trust statement, dated March 31, 2026;

•        Various NuCube Technology and IP information;

•        NuCube investor presentations; and

•        Company’s SEC filings;

200 West Madison Suite 2150 Chicago, IL 60606

Tel: 312.450.8600        Fax: 312.277.7599

www.houlihan.com

Annex G-1

Board of Directors of Launch Two Acquisition Corp.
June 18, 2026
Fairness Opinion — Confidential

•     Reviewed the industry in which the Company operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•     Developed indications of value for the Company using generally accepted valuation methodologies; and

•     Reviewed certain other relevant, publicly available information, including economic, industry, and Company specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its equity holders with respect to the adoption of the Transaction or how any equity holder of the SPAC should vote with respect to such adoption or the statutory or other method by which the SPAC is seeking such vote in accordance with the terms of the Transaction, applicable law, and the SPAC’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from SPAC Management and Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. Houlihan Capital had reasonable opportunity to ask questions of Company Management with regard to the information provided to Houlihan Capital in connection with the preparation of the Opinion. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

Annex G-2

Board of Directors of Launch Two Acquisition Corp.
June 18, 2026
Fairness Opinion — Confidential

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date hereof, (i) the consideration to be issued or paid in the Transaction is fair from a financial point of view to the SPAC and its shareholders, and (ii) the Company has an aggregate fair market value equal to at least 80% of the balance of the funds in the SPAC’s trust account (excluding deferred underwriting commissions and taxes payable). The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of the SPAC, its equity holders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the SPAC, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the SPAC, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the SPAC, its equity holders, or any other party.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion.

Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion. Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Transaction or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Transaction or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital was engaged on a fixed fee basis, and its compensation is not contingent upon the completion of the Transaction.

In an engagement letter dated April 20, 2026, the SPAC has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that (i) the consideration to be issued or paid in the Transaction is fair, from a financial point of view to the SPAC and its shareholders and (ii) the Company has an aggregate fair market value equal to at least 80 percent of the balance of funds in SPAC’s trust account (excluding deferred underwriting commissions and taxes payable). The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

/s/ Houlihan Capital, LLC

Houlihan Capital, LLC

Annex G-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Combined Company’s amended and restated certificate of incorporation will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by DGCL, and the Combined Company’s bylaws will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, the Combined Company will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require Launch Two, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statements Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1#

Business Combination Agreement, dated as of June 25 2026, by and among Launch Two, NuCube, and Merger Sub (incorporated herein by reference to Exhibit 2.1 to Launch Two’s Current Report on Form 8-K filed on June 30 2026, and also included in Annex A-1)

2.2

Amendment No. 1 to the Business Combination Agreement, dated as of October 19, 2026, by and among Launch Two, NuCube, and Merger Sub (incorporated herein by reference to Exhibit 2.1 to Launch Two’s Current Report on Form 8-K filed with the SEC on October 20, 2026, and also included in Annex A-2).

3.1	Amended and Restated Memorandum and Articles of Association of Launch Two, as currently in effect.(2)
3.2***	Form of Certificate of Incorporation of Launch Two to become effective upon the Domestication (included in Annex B)
3.3***	Form of Amended and Restated Certificate of Incorporation of the Combined Company, to become effective upon consummation of the Business Combination (included in Annex C)
3.4***	Form of Amended and Restated Bylaws of the Combined Company, to become effective upon the consummation of the Business Combination (included in Annex D)
3.5

Amendment to the Amended and Restated Memorandum and Articles of Association of Launch Two, adopted on October 8, 2026 (incorporated herein by reference to Exhibit 3.1 to Launch Two’s Current Report on Form 8-K filed with the SEC on October 9, 2026).

4.1	Form of Specimen Unit Certificate(1)
4.2	Form of Specimen Class A Ordinary Share Certificate(1)
4.3	Form of Specimen Public Warrant Certificate(1)
4.4	Warrant Agreement, dated October 7, 2024, by and between the Company and Continental, as warrant agent.(2)
5.1**	Opinion of Ellenoff Grossman & Schole LLP
8.1*	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. federal income tax matters
10.1	Promissory Note, dated as of May 13, 2024, issued to the Sponsor.(1)
10.2	Securities Subscription Agreement, dated May 13, 2024, by and between the Company and the Sponsor.(1)
10.3	Investment Management Trust Account Agreement, dated October 7, 2024, by and between the Company and Continental, as trustee.(2)
10.4	Registration Rights Agreement, dated October 7, 2024, by and among the Company, the Sponsor and the holders party thereto.(2)
10.5	Warrant Subscription Agreement, dated October 7, 2024, by and between the Company and the Sponsor.(2)

Exhibit No.	Description
10.6	Warrant Subscription Agreement, dated October 7, 2024, by and between the Company and Cantor.(2)
10.7	Letter Agreement, dated October 7, 2024, by and among the Company, its officers, directors and the Sponsor.(2)
10.8	Administrative Services Agreement, dated October 7, 2024, by and between the Company and Launchpad Capital Management Company LLC, an affiliate of the Sponsor.(2)
10.9***†	2026 Incentive Plan (included in Annex E)
10.10

Sponsor Support Agreement, dated as of June 25, 2026, by and among Launch Two, NuCube and the Sponsor (incorporated herein by reference to Exhibit 10.3 to Launch Two’s Current Report on Form 8-K filed on June 30, 2026)

10.11

Form of Lock-Up Agreement, dated as of June 25, 2026, by and among Launch Two and certain NuCube Stockholders (incorporated herein by reference to Exhibit 10.2 to Launch Two’s Current Report on Form 8-K filed on June 30, 2026)

10.12

Form of Company Support Agreement, dated as of June 25, 2026, by and among Launch Two, the Sponsor and certain NuCube Stockholders (incorporated herein by reference to Exhibit 10.1 to Launch Two’s Current Report on Form 8-K filed on June 30, 2026)

10.13

Form of Amended and Restated Registration Rights Agreement, by and among Launch Two, the Sponsor, and certain NuCube Stockholders (incorporated herein by reference to Exhibit 10.6 to Launch Two’s Current Report on Form 8-K filed on June 30, 2026)

10.14

Form of Amendment to the Insider Letter Agreement, dated as of June 25, 2026 by and among Launch Two, the Sponsor, and certain NuCube Stockholders (incorporated herein by reference to Exhibit 10.5 to Launch Two’s Current Report on Form 8-K filed on June 30, 2026)

10.15***	Sponsor Purchase Agreement, dated as of June 25, 2026 by and between the Sponsor and HCG Opportunity III, LLC.
10.16**	Form of Combined Company Indemnification Agreement
10.17	Working Capital Note dated as of August 17, 2026 by and between the Sponsor and Launch Two.(4)
10.18

Form of Non-Redemption Agreement, by and among Launch Two, the Sponsor and the investors party thereto (incorporated herein by reference to Exhibit 10.1 to Launch Two’s Current Report on Form 8-K filed with the SEC on October 9, 2026).

21.1**	List of Subsidiaries
23.1*	Consent of WithumSmith+Brown, independent registered public accounting firm of Launch Two.
23.2*	Consent of WithumSmith+Brown, independent registered public accounting firm of NuCube.
23.3**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1)
24.1***	Power of Attorney (included on the signature page of this registration statement)
99.1***	Consent of Cristian Rabiti
99.2***	Consent of Allen Morgan
99.3***	Consent of Thomas D. Hennessy
99.4***	Consent of Marin Katusa
99.5***	Consent of Tom McGovern
99.6***	Consent of John Schreiber
99.7**	Consent of [ ]
99.10**	Preliminary Proxy Card
101.INS	Inline XBRL Instance Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107***	Filing Fee Table

____________

†        Indicates management contract or compensatory plan or arrangement.

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*        Filed herewith.

**      To be filed by amendment.

***    Previously filed.

(1)      Incorporated by reference to Launch Two’s Registration Statement on Form S-1 (File No. 333-280965) initially filed with the SEC on July 24, 2024.

(2)      Incorporated by reference to Launch Two’s Current Report on Form 8-K, filed with the SEC on October 9, 2024.

(3)      Incorporated by reference to Launch Two’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 25, 2025.

(4)      Incorporated by reference to Launch Two’s Current Report on Form 8-K filed with the SEC on August 18, 2026.

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or

(ii)    that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Oakland, California on the day of November 12, 2026.

Launch Two Acquisition Corp.
By:	/s/ James J. McEntee
	Name:	James J. McEntee
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ James J. McEntee	Chief Executive Officer and Chairman	November 12, 2026
James J. McEntee	(Principal Executive Officer)
/s/ Jurgen van de Vyver	Chief Financial Officer	November 12, 2026
Jurgen van de Vyver	(Principal Financial and Accounting Officer)
/s/ *	Director	November 12, 2026
Lynn Eisenhart
/s/ *	Director	November 12, 2026
Jeffrey M. Shanahan
/s/ *	Director	November 12, 2026
Alfred J. Pierce III
/s/ *	Director	November 12, 2026
Thomas D. Hennessy
* By:	/s/ James J. McEntee
James J. McEntee, Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Idaho Falls, Idaho on the day of November 12, 2026.

NuCube Energy, Inc.
By:	/s/ Cristian Rabiti
	Name:	Cristian Rabiti
	Title:	Co-Founder, Chief Executive Officer, President, and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Cristian Rabiti	Co-Founder, Chief Executive Officer, President, and Director	November 12, 2026
Cristian Rabiti	(Principal Executive Officer)
/s/ John Faieta	Senior Director of Finance and Treasury	November 12, 2026
John Faieta	(Principal Financial and Accounting Officer)
/s/ Allen Morgan	Executive Chairman and Director	November 12, 2026
Allen Morgan
/s/ *	Director	November 12, 2026
Marin Katusa
/s/ *	Director	November 12, 2026
Tom McGovern
/s/ *	Director	November 12, 2026
John Schreiber
* By:	/s/ Cristian Rabiti
Cristian Rabiti, Attorney-In-Fact